As filed with the Securities and Exchange Commission on August 11, 2026

Registration No. 333-297215

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prologium Holding Inc.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	3690	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Prologium Holding Inc.

No. 6-1, Ziqiang 7th Road

Zhongli District

Taoyuan City, 320023

Taiwan

+886-3452-1991

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

United States

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ching-Yang Lin, Esq. Sullivan & Cromwell LLP 20th Floor, Alexandra House 18 Chater Road, Central Hong Kong +852-2826-8688	William N. Haddad, Esq. Arif Soto, Esq. Venable LLP 151 W. 42nd Street, 49th Floor New York, New York 10036 (212) 307-5500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards1 provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[1]	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY, SUBJECT TO COMPLETION, DATED AUGUST 11, 2026

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

(A CAYMAN ISLANDS EXEMPTED COMPANY)

PROSPECTUS FOR

UP TO 21,907,500 CLASS A ORDINARY SHARES,

UP TO 15,700,000 WARRANTS TO PURCHASE CLASS A ORDINARY SHARES, AND

UP TO 15,700,000 CLASS A ORDINARY SHARES UNDERLYING WARRANTS,

IN EACH CASE, OF

Prologium Holding Inc.

The board of directors of Translational Development Acquisition Corp., a Cayman Islands exempted company with limited liability (“TDAC”), has approved the Agreement and Plan of Merger, dated as of May 27, 2026, by and among TDAC, Prologium Holding Inc., a Cayman Islands exempted company with limited liability (the “Company” or “ProLogium”), PLG Merger Sub 1, a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of ProLogium (the “Merger Sub 1”), and PLG Merger Sub 2, a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of ProLogium (the “Merger Sub 2”), as it may be amended and/or restated from time to time, by and among TDAC, ProLogium, Merger Sub 1 and Merger Sub 2 (the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, (i) Merger Sub 1 will merge with and into TDAC (the “First Merger”), with TDAC surviving the First Merger as a wholly owned subsidiary of ProLogium (TDAC, as the surviving company of the First Merger, the “First Merger Surviving Company”), and (ii) immediately following the First Merger and as part of the same overall transaction, the First Merger Surviving Company will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of ProLogium (Merger Sub 2, as the surviving company of the Second Merger, the “Second Merger Surviving Company”). As a result of the Mergers, and upon consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement (the “Business Combination” and, together with transactions contemplated by agreements, instruments and documents contemplated by the Business Combination Agreement, the “Proposed Transactions”), the shareholders of TDAC will become shareholders of ProLogium. The respective times at which the First Merger and the Second Merger become effective are referred to as the “First Merger Effective Time” and “Second Merger Effective Time,” respectively. The consummation of the Mergers is referred to as the “Closing.”

On June 12, 2026, TDAC issued an aggregate of 4,657,499 TDAC Class A Ordinary Shares to TDAC Partners LLC (the “Sponsor”) upon the conversion of an equal number of Class B ordinary shares of TDAC, par value $0.0001 per share (the “TDAC Class B Ordinary Shares” and, together with the TDAC Class A Ordinary Shares, the “TDAC Ordinary Shares”), held by the Sponsor. The TDAC Class A Ordinary Shares issued in connection with such conversion are subject to the same restrictions applicable to the TDAC Class B Ordinary Shares prior to such conversion, including certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination. Following such conversion, there were 21,907,499 TDAC Class A Ordinary Shares and one TDAC Class B Ordinary Share issued and outstanding.

TDAC’s Sponsor, its affiliates and TDAC’s promoters have interests in the Business Combination that differ from, and may conflict with, the interests of TDAC’s public shareholders.

At the Closing, the Sponsor’s 4,657,500 TDAC founder shares will be exchanged for 4,657,500 ProLogium Class A Ordinary Shares. The Sponsor acquired the founder shares from TDAC’s former sponsor for total consideration of $1.00; the former sponsor had acquired the founder shares for an aggregate purchase price of $25,000. Based on an assumed value of $10.00 per ProLogium Class A Ordinary Share, the ProLogium Class A Ordinary Shares to be received by the Sponsor would have an illustrative aggregate value of approximately $46.6 million. Accordingly, the Sponsor could realize a substantial return on its founder shares even if the trading price of the ProLogium Class A Ordinary Shares following the Business Combination is materially below the price initially paid by TDAC’s public shareholders.

The Sponsor also holds 4,850,000 private placement warrants, which it purchased for an aggregate purchase price of $4.85 million. At the Closing, those warrants will become warrants to purchase 4,850,000 ProLogium Class A Ordinary Shares on substantially the same terms. The value of those warrants will depend on the market price of the ProLogium Class A Ordinary Shares following the Business Combination and could be zero if the warrants expire unexercised.

As of August 11, 2026, TDAC owed the Sponsor approximately $1,825,000 for administrative and support services and $1,825,000 under a non-interest-bearing promissory note. TDAC also owed the Sponsor and its affiliates approximately $186,762 for reimbursable expenses. These amounts are expected to be paid or reimbursed in connection with or following the Closing. Neither the Sponsor nor any of its affiliates or promoters will receive a cash transaction fee, financing fee or other compensation specifically for completing the Business Combination or the related financing.

The issuance or retention of these securities, together with the securities to be issued in the related financing and the effect of redemptions by TDAC’s public shareholders, may result in material dilution to TDAC public shareholders who do not exercise their redemption rights. See “Summary of the Proxy Statement/Prospectus—Interests of the Sponsor and TDAC’s Directors and Officers,” “Risk Factors—Risks Related to TDAC and the Business Combination” and “Dilution.”

On July 27, 2026, TDAC and ProLogium entered into a subscription agreement with Naetas Holding Limited (the “Subscriber”), an existing shareholder of ProLogium acting as part of a consortium of existing ProLogium shareholders that has committed an aggregate $50 million primary capital investment to support the Business Combination, pursuant to which the Subscriber agreed to purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares (the “Subscribed Shares”) at $10.00 per share, for an aggregate purchase price of $50.0 million (secured as part of an overall capital raise tied to the Proposed Transaction). For no additional consideration, TDAC will also issue the Subscriber one warrant for each Subscribed Share (the “Subscribed Warrants”), with terms substantially identical to TDAC’s warrants included in the units sold in its initial public offering, including an $11.50 exercise price, an $18.00 redemption trigger and a $0.01 redemption price. At the First Merger Effective Time, each Subscribed Share will be exchanged for one ProLogium Class A Ordinary Share and each outstanding and unexercised Subscribed Warrant will convert into the right to receive one warrant of ProLogium. The closing of the subscription is expected to occur one business day before the First Merger and is subject to customary conditions, including the accuracy of the parties’ representations and warranties, material covenant compliance, the absence of legal restraints, satisfaction or waiver of the applicable conditions to the Business Combination and the Mergers being scheduled for the immediately following business day. The Subscriber will fund the purchase price into escrow before the Closing; if the Business Combination is not consummated within the specified period, the funds will be returned and any issued Subscribed Shares and Subscribed Warrants will be cancelled. ProLogium will use commercially reasonable efforts to file a resale registration statement within 45 calendar days after the Business Combination closes and to cause it to become effective by the earlier of 90 calendar days after the filing deadline (120 calendar days if reviewed by the SEC) and 10 business days after notice that the SEC will not review, or further review, the filing. Subject to specified exceptions, TDAC and ProLogium must also extend to the Subscriber any materially more favorable price or terms granted under another subscription agreement before Closing.

Pursuant to the Business Combination Agreement, on the Closing Date, immediately prior to the First Merger Effective Time, any TDAC Class B Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time will be repurchased and cancelled by TDAC in exchange for the issuance of TDAC Class A Ordinary Shares in accordance with the conversion ratio provided under Article 17.2 of the

Amended and Restated Memorandum and Articles of Association of TDAC (“TDAC’s Articles”). Pursuant to the Sponsor Letter Agreement, the Sponsor has waived, solely in connection with the transactions contemplated by the Business Combination Agreement, any anti-dilution adjustment to the conversion ratio set forth in Article 17.3 of TDAC’s Articles.

At the First Merger Effective Time, (i) each issued and outstanding TDAC Class A Ordinary Share, including any TDAC Class A Ordinary Shares issued upon conversion of TDAC Class B Ordinary Shares and other than TDAC Dissenting Shares (as defined below), will be cancelled in exchange for the right to receive one Class A ordinary share of ProLogium, par value $0.0001 per share (each, a “ProLogium Class A Ordinary Share”), and (ii) each TDAC Class A Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and held by a person who has validly exercised and perfected and not effectively withdrawn or lost such person’s rights to dissent from the First Merger in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) (each, a “TDAC Dissenting Share”) will be cancelled and cease to exist and will carry no right other than the right to receive the payment of the fair value of such TDAC Dissenting Share determined in accordance with Section 238 of the Companies Act.

Pursuant to the Business Combination Agreement, (i) at the First Merger Effective Time and as a result of the First Merger, each ordinary share of Merger Sub 1, par value $1.00 per share, issued and outstanding immediately prior to the First Merger Effective Time will be automatically converted into one ordinary share of the First Merger Surviving Company, par value $0.0001 per share, and (ii) at the Second Merger Effective Time and as a result of the Second Merger, each ordinary share of the First Merger Surviving Company, par value $0.0001 per share, and each ordinary share of Merger Sub 2, par value $1.00 per share, issued and outstanding immediately prior to the Second Merger Effective Time will be automatically converted into one ordinary share of the Second Merger Surviving Company, par value $1.00 per share.

As a result of the Business Combination, assuming that no shareholders of TDAC elect to redeem their TDAC Class A Ordinary Shares issued as part of the Units sold in TDAC’s Initial Public Offering for cash in connection therewith as permitted by TDAC’s Articles and that none of TDAC’s shareholders exercise their dissenters’ rights, the shareholders of ProLogium immediately prior to the First Merger Effective Time and the shareholders of TDAC immediately prior to the First Merger Effective Time (including the PIPE Investors) will own approximately [ ]% and [ ]%, respectively, of ProLogium Class A Ordinary Shares to be outstanding immediately after the Business Combination, which do not include the ProLogium Class A Ordinary Shares reserved for issuance under the ProLogium New Incentive Plan, Class B ordinary shares of ProLogium with a par value of $0.0001 per share (the “ProLogium Class B Ordinary Shares”), and Class C ordinary shares of ProLogium with a par value of $0.0001 per share (the “ProLogium Class C Ordinary Shares”).

Immediately prior to the First Merger Effective Time, ProLogium’s outstanding share capital will be recapitalized to consist of ProLogium Class A Ordinary Shares, ProLogium Class B Ordinary Shares, and ProLogium Class C Ordinary Shares. Szu-Nan (Vincent) Yang, the Founder, Chairman, Chief Executive Officer and Chief Technology Officer of ProLogium, together with certain entities wholly owned by him, will beneficially own all issued and outstanding ProLogium Class B Ordinary Shares. Immediately following the consummation of the Business Combination, those ProLogium Class B Ordinary Shares will constitute [ ]% of ProLogium’s total issued and outstanding ordinary shares and [ ]% of the aggregate voting power of ProLogium’s total issued and outstanding ordinary shares, and those ProLogium Class C Ordinary Shares will constitute [ ]% of ProLogium’s total issued and outstanding ordinary shares and [ ]% of the aggregate voting power of ProLogium’s total issued and outstanding ordinary shares, assuming that none of TDAC’s existing Public Shareholders elect to have their TDAC Class A Ordinary Shares redeemed for cash in connection with the Business Combination as permitted by TDAC’s Articles and that none of TDAC shareholders exercise their dissenters’ rights. Such percentages would be even larger if any Public Shareholders exercise their redemption rights or dissenters’ rights. Holders of ProLogium Class A Ordinary Shares, ProLogium Class B Ordinary Shares and ProLogium Class C Ordinary Shares have the same rights except for voting and conversion rights. Each ProLogium Class A Ordinary Share is entitled to one vote, and is not convertible into ProLogium Class B Ordinary Shares under any circumstances. Each ProLogium Class B Ordinary Share is entitled to 12 votes and is convertible into one ProLogium Class A Ordinary Share at any time by the holder thereof. Each ProLogium Class C Ordinary Share is entitled to two votes and is convertible into one ProLogium Class A Ordinary Share at any time by the holder thereof.

Due to the multiple-class structure described above, ProLogium expects to be a “controlled company” within the meaning of the corporate governance rules of the Nasdaq Global Market (“Nasdaq”) immediately after the Business Combination. See “Beneficial Ownership of Securities.”

Under the Business Combination Agreement, the Closing therein is subject to a number of conditions, including that (i) TDAC shareholders approve all proposals relating to the Proposed Transactions to be presented at the Meeting (as defined below) and (ii) cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all TDAC Share Redemptions) greater than or equal to $250 million (the “Minimum Available Cash Condition”). If any of the conditions to TDAC’s or ProLogium’s obligation to consummate the Business Combination are not satisfied (or waived by the party entitled to waive), then the parties to the Business Combination Agreement will not be required to consummate the Business Combination. If ProLogium waives the Minimum Available Cash Condition and the Business Combination closes with less cash than anticipated, the Combined Company may have less cash available to fund its business plan and may need to seek additional financing sooner than expected.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of TDAC scheduled to be held on [   ] (the “Meeting”).

The Units, the TDAC Class A Ordinary Shares and the TDAC Warrants are currently listed on the Nasdaq under the symbols “TDACU,” “TDAC” and “TDACW,” respectively. Although ProLogium is not currently a public reporting company, following the effectiveness of the registration statement of which this proxy statement/prospectus is a part and the Closing, ProLogium will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). ProLogium intends to apply for listing of the ProLogium Class A Ordinary Shares and ProLogium Warrants on Nasdaq under the proposed symbols “PRLG” and “PRLGW” to be effective at the consummation of the Business Combination. It is a condition of the consummation of the Business Combination that the ProLogium Class A Ordinary Shares and ProLogium Warrants are approved for listing on Nasdaq (subject to official notice of issuance thereof). While trading on Nasdaq is expected to begin on the first business day following the date of completion of the Business Combination, there can be no assurance that ProLogium Securities will be listed on Nasdaq or that another viable and active trading market will develop. See “Risk Factors” beginning on page 59 for more information.

As a holding company, ProLogium may rely on dividends and other distributions on equity paid by its subsidiaries for its cash and financing requirements. If any of ProLogium’s subsidiaries incur debt on their own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to ProLogium. As of the date of this proxy statement/prospectus, neither ProLogium nor any of its subsidiaries have ever paid dividends or made distributions.

Each of TDAC and ProLogium is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

ProLogium is also a “foreign private issuer,” as defined in the Exchange Act, and will be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, ProLogium’s officers, directors and principal shareholders may be exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, ProLogium will not be required to file periodic reports and financial statements with the U.S. Securities and Exchange Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This proxy statement/prospectus provides you with detailed information about the Proposed Transactions and other matters to be considered at the Extraordinary General Meeting of TDAC. We encourage you to carefully read this entire document and the documents incorporated by reference.

You should also carefully consider the risk factors described in “Risk Factors” beginning on page 59 of the accompanying proxy statement/prospectus.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions described in this proxy statement/prospectus or any of the securities to be issued in the Proposed Transactions described in this proxy statement/prospectus, passed upon the merits or fairness of the Proposed Transactions described in this proxy statement/prospectus or related transactions or passed upon the adequacy or accuracy of the disclosures in this proxy statement/prospectus. Any representation to the contrary constitutes a criminal offense.

This proxy statement/prospectus is dated [     ], 2026, and is first being mailed to TDAC shareholders on or about [  ], 2026.

PROXY STATEMENT/PROSPECTUS

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

52 E. 83rd Street,

New York, New York 10028

NOTICE OF EXTRAORDINARY GENERAL MEETING OF TDAC

TO BE HELD ON [     ], 2026

TO THE SHAREHOLDERS OF TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Meeting”) of Translational Development Acquisition Corp., a Cayman Islands exempted company with limited liability (“TDAC” “we,” “us” or “our”), will be held on [    ], 2026, at [[  ] a.m.], [Taiwan] time, at the offices of Venable LLP located at 151 W. 42nd Street, 49th Floor, New York, New York 10036, and virtually with live webcast at [    ]]. For the purposes of Cayman Islands law and the Amended and Restated Memorandum and Articles of Association of TDAC (“TDAC’s Articles”), the physical location of the Meeting shall be at the offices of Venable LLP located at 151 W. 42nd Street, 49th Floor, New York, New York 10036. You are cordially invited to attend the Meeting, which will be held for the purposes of considering and voting upon, and if thought fit passing and approving, the following resolutions:

(1)

The Business Combination Proposal: as an ordinary resolution, that the Agreement and Plan of Merger, dated as of May 27, 2026, by and among TDAC, Prologium Holding Inc., a Cayman Islands exempted company with limited liability (the “Company” or “ProLogium”), PLG Merger Sub 1, a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of ProLogium (the “Merger Sub 1”), and PLG Merger Sub 2, a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of ProLogium (the “Merger Sub 2”), as it may be amended and/or restated from time to time (the “Business Combination Agreement”), copies of which are attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1, and the transactions contemplated thereunder (the “Business Combination” and, together with transactions contemplated by agreements, instruments and documents contemplated by the Business Combination Agreement, the “Proposed Transactions”), including the mergers whereby Merger Sub 1 will merge with and into TDAC (the “First Merger”), with TDAC surviving the First Merger as a wholly owned subsidiary of ProLogium (the “First Merger Surviving Company”), and immediately thereafter and as part of the same overall transaction, the First Merger Surviving Company will merge with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of ProLogium, be approved and authorized in all respects—we refer to this proposal as the “Business Combination Proposal”;

(2)

The Merger Proposal: as a special resolution, that the First Plan of Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C and will be produced and made available for inspection at the Meeting, and any and all transactions provided for in the First Plan of Merger, including, without limitation, (a) the First Merger, (b) from the effective time of the First Merger (the “First Merger Effective Time”), the amendment and restatement of the existing memorandum and articles of association of TDAC by deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of TDAC (as the First Merger Surviving Company) in the form attached as Appendix II to the First Plan of Merger, being the memorandum and articles of association of Merger Sub 1, and (c) at the First Merger Effective Time, (i) the redesignation of all authorized shares of TDAC (as the First Merger Surviving Company) as ordinary shares, such that the authorized share capital of the First Merger Surviving Company will become $11,100 divided into 111,000,000 ordinary shares of a par value of $0.0001 each (the “First Merger Surviving Company Share Redesignation”), (ii) upon the First Merger Surviving Company Share Redesignation becoming effective, the consolidation of the authorized share capital of the First

Merger Surviving Company such that the authorized share capital of the First Merger Surviving Company will become $11,100 divided into 111,000,000 ordinary shares of a par value of $0.0001 each (the “First Merger Surviving Company Share Consolidation”), and (iii) upon the First Merger Surviving Company Share Consolidation becoming effective, the increase of authorized share capital of the First Merger Surviving Company from $[ ] divided into [ ] ordinary shares of a par value of $[ ] each to $[ ] divided into [ ] ordinary shares of a par value of $[ ] each, be approved and authorized in all respects—we refer to this proposal as the “Merger Proposal”;

(3)

The Share Issuance Proposal: as an ordinary resolution, that, for purposes of complying with applicable Nasdaq Listing Rules, the issuance or potential issuance by TDAC of the PIPE Subscribed Shares, the PIPE Subscribed Warrants and the TDAC Class A Ordinary Shares potentially issuable upon exercise of the PIPE Subscribed Warrants pursuant to the PIPE Subscription Agreement, including to the extent such issuance or potential issuance may equal or exceed 20% of the TDAC Ordinary Shares or voting power outstanding immediately before such issuance, be approved and authorized in all respects—we refer to this proposal as the “Share Issuance Proposal”; and

(4)

The Adjournment Proposal: as an ordinary resolution, that the Meeting be adjourned to a later date or dates to be determined by the chairman of the Meeting, (a) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve any of the other proposals presented to shareholders for vote, (b) to the extent necessary, to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to TDAC shareholders or (c) if as of the time for which the Meeting is scheduled, there are insufficient TDAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Meeting—we refer to this proposal as the “Adjournment Proposal.”

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of TDAC Ordinary Shares at the close of business on [   ], 2026 (being the Record Date) are entitled to notice of the Meeting and to vote at the Meeting and any adjournments of the Meeting. A complete list of our shareholders of record entitled to vote at the Meeting will be available for [ten] days before the Meeting at our principal executive offices for inspection by shareholders during ordinary business hours for any purpose germane to the Meeting.

After careful consideration, our board of directors has determined that the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of TDAC and its shareholders, and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, and “FOR” the Adjournment Proposal, if presented. When you consider the board of directors’ recommendation of these proposals, you should keep in mind that our directors and our officers have interests in the Proposed Transactions that may conflict with your interests as a shareholder. See the section entitled “Proposal No. 1—The Business Combination Proposal—Interests of TDAC’s Directors and Officers in the Business Combination” in the accompanying proxy statement/prospectus.

The approval of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the TDAC Ordinary Shares being present in person or by proxy and entitled to vote thereon and who vote at the Meeting, and the Merger Proposal requires the affirmative vote of holders of a majority of at least two-thirds of the TDAC Ordinary Shares being present in person or by proxy and entitled to vote thereon and who vote at the Meeting. If any of the Business Combination Proposal, the Merger Proposal or the Share Issuance Proposal is not approved or any of the applicable closing conditions in the Business Combination Agreement is not satisfied or waived, the Proposed Transactions will not be consummated. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

All TDAC shareholders are cordially invited to attend the Meeting. To ensure your representation at the Meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a shareholder of record of TDAC Ordinary Shares, you may also cast your vote in person at the Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote in person, obtain a proxy from your broker or bank.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Sodali & Co., at (800) 662-5200; banks and brokers may reach (203) 658-9400, or at TDAC.info@investor.sodali.com.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Proposed Transactions.

By Order of the Board of Directors

Michael B. Hoffman

Chairman

IF YOU RETURN YOUR PROXY CARD(S) WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST ELECT THAT TDAC REDEEM YOUR SHARES FOR CASH NO LATER THAN 5:00 P.M. EASTERN TIME ON [    ], 2026 (TWO BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING) BY (A) DELIVERING A REDEMPTION NOTICE TO TDAC’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO TDAC’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARE CERTIFICATE AND REDEMPTION NOTICE ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON THE BUSINESS COMBINATION PROPOSAL OR ANY OTHER PROPOSAL WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE EXTRAORDINARY GENERAL MEETING OF TDAC SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

This proxy statement/prospectus is dated [    ], 2026 and is first being mailed to TDAC shareholders on or about that date.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by ProLogium, constitutes a prospectus of ProLogium under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to ProLogium Class A Ordinary Shares and the ProLogium Warrants to be issued to TDAC Shareholders and the holders of TDAC Warrants, and the ProLogium Class A Ordinary Shares underlying such ProLogium Warrants, in connection with the Business Combination. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Extraordinary General Meeting of TDAC at which TDAC shareholders will be asked to consider and vote upon the proposals to adopt the Business Combination Agreement, to adopt the Plan of Merger, to approve the issuance of more than 20% of TDAC’s issued and outstanding ordinary shares in financing transactions in connection with the Proposed Transactions, and to adjourn the Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to adopt the Business Combination Agreement.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to TDAC Shareholders nor the issuance by ProLogium of ProLogium Ordinary Shares in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding TDAC has been provided by TDAC and information contained in this proxy statement/prospectus regarding ProLogium has been provided by ProLogium, each of which is responsible for the disclosure contained in this proxy statement/prospectus. In this proxy statement/prospectus, TDAC and ProLogium rely on, refer to and from time to time note industry data, information and statistics regarding the industry and markets in which ProLogium competes from publicly available information, industry and general publications and research and studies conducted by third parties that TDAC and ProLogium believe to be reliable, and each of TDAC and ProLogium has taken such care as it considers reasonable in the extraction, reproduction and use of this information from such data from third-party sources.

Neither TDAC nor ProLogium, however, can guarantee that such information is accurate and complete, and this information has not been independently verified by either TDAC or ProLogium. Additionally, the content of these third-party sources, except to the extent specifically set forth in this proxy statement/prospectus, does not constitute a portion of this proxy statement/prospectus and is not incorporated herein.

The industry in which ProLogium operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors—Risks Related to ProLogium—Risks Related to the Development and Commercialization of Our Product and Technology” and elsewhere in this proxy statement/prospectus, which could cause these estimates and information to materially differ from those expressed in this proxy statement/prospectus.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The accompanying proxy statement/prospectus incorporates important information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus or other information concerning TDAC, without charge, by written request directed to:

Translational Development Acquisition Corp.

52 E. 83rd Street

New York, New York 10028

Tel: (917) 979-3072

or:

[   ]

In order for you to receive timely delivery of the documents in advance of the extraordinary general meeting of TDAC to be held on [   ], 2026, you must request the information no later than five (5) business days prior to the date of the extraordinary general meeting.

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “ProLogium” and the “Company” refer to Prologium Holding Inc. together with its subsidiaries and consolidated entities. All references in this proxy statement/prospectus to “TDAC” refer to Translational Development Acquisition Corp.

References to “U.S. Dollars,” “USD,” “US$” and “$” in this proxy statement/prospectus are to United States dollars, the legal currency of the United States. Discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular, and without limitation, amounts expressed in millions contained in this proxy statement/prospectus have been rounded to a single decimal place for the convenience of readers. In addition, period on period percentage changes with respect to ProLogium’s IFRS measures and operating metrics have been calculated using actual figures derived from ProLogium’s internal accounting records and not the rounded numbers contained in this proxy statement/prospectus, and as a result, such percentages may differ from those calculated based on the numbers contained in this proxy statement/prospectus.

FINANCIAL STATEMENT PRESENTATION

TDAC

The historical financial statements of TDAC included in this proxy statement/prospectus have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) with its presentation currency of U.S. dollars.

PROLOGIUM

ProLogium’s audited consolidated financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025 and 2024 included in this proxy statement/prospectus have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and are reported in U.S. Dollars.

v

INDUSTRY AND MARKET DATA

This proxy statement/prospectus contains estimates, projections and other information concerning ProLogium’s industry, including market size, market position and growth of the market in which it participates, that are based on industry publications and reports and forecasts prepared by its management. In some cases, ProLogium does not expressly refer to the sources from which these estimates and information are derived. This information and any estimates provided herein involve a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates.

Certain estimates of market opportunity, including internal estimates of the addressable market for ProLogium and forecasts of market growth included in this proxy statement/prospectus may prove inaccurate. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. The estimates and forecasts in this proxy statement/prospectus relating to the size of ProLogium’s target market, market demand and adoption, capacity to address this demand, and pricing may prove to be inaccurate. The addressable market ProLogium estimates may not materialize for many years, if ever, and even if the markets in which it competes meet the size estimates in this proxy statement/prospectus, ProLogium’s business could fail to successfully address or compete in such markets, if at all.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Although TDAC and ProLogium have not independently verified the accuracy or completeness of third-party information, TDAC and ProLogium believe the industry and market information included in this proxy statement/prospectus is reliable. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, all references to “ProLogium” or the “Company” refer to Prologium Holding Inc., a Cayman Islands exempted company with limited liability, together with its subsidiaries, and all references to “TDAC” refer to Translational Development Acquisition Corp., a Cayman Islands exempted company with limited liability.

In this document:

“25% Redemptions Scenario” means a redemptions scenario that assumes that, after the June Redemptions, 3,662,826 Public Shares, or 25% of the outstanding Public Shares subject to redemption, are redeemed by Public Shareholders in connection with the Business Combination.

“50% Redemptions Scenario” means a redemptions scenario that assumes that, after the June Redemptions, 7,325,652 Public Shares, or 50% of the outstanding Public Shares subject to redemption, are redeemed by Public Shareholders in connection with the Business Combination.

“75% Redemptions Scenario” means a redemptions scenario that assumes that, after the June Redemptions, 10,988,477 Public Shares, or 75% of the outstanding Public Shares subject to redemption, are redeemed by Public Shareholders in connection with the Business Combination.

“100% Redemptions Scenario” means a redemptions scenario that assumes that, after the June Redemptions, 14,651,303 Public Shares, or 100% of the outstanding Public Shares subject to redemption, are redeemed by Public Shareholders in connection with the Business Combination.

“Acquisition Entities” means Merger Sub 1 and Merger Sub 2.

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates to be determined by the chairman of the Meeting, (i) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve any of the other proposals presented to shareholders for vote, (ii) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to TDAC shareholders or (iii) if, as of the time for which the Meeting is scheduled, there are insufficient TDAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Meeting.

“AI” means artificial intelligence.

“Ancillary Agreements” means the ProLogium Shareholder Voting Agreement, the Sponsor Letter Agreement, the New Registration Rights Agreement, the ProLogium Shareholder Lock-Up Agreement, and the other agreements, instruments and documents expressly contemplated by the Business Combination Agreement.

“ASM” means active safety mechanism.

“Assignment, Assumption and Amendment Agreement” means an assignment, assumption and amendment agreement to be entered into prior to the Closing by and among TDAC, ProLogium and Continental Stock Transfer & Trust Company (the “Transfer Agent”), pursuant to which TDAC will assign to ProLogium all of its rights, title, interests, and liabilities and obligations in and under the Warrant Agreement, dated December 23, 2024, by and between TDAC and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agreement”).

“Available Cash” means, as of immediately prior to the Closing, an amount equal to the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all TDAC Share Redemptions).

“BBUs” means battery backup units.

“Board” means the board of directors of TDAC or ProLogium, as required by the context.

“Broker non-vote” means the failure of a TDAC shareholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the Mergers, and any other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Agreement and Plan of Merger, dated as of May 27, 2026, by and among TDAC, ProLogium, Merger Sub 1 and Merger Sub 2, and attached hereto as Annex A, as may be amended and/or restated from time to time.

“Business Combination Proposal” means the proposal to approve and adopt the Business Combination Agreement and the transactions contemplated thereby.

“CAC” means the customer acquisition cost, which measures how much an organization spends to acquire new customers.

“CAGR” means compound annual growth rate.

“Closing” means the consummation of the Mergers.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Prologium Holding Inc., after the consummation of the Business Combination.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced.

“Condition Precedent Proposals” means the Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal.

“Constitutional documents” means the formation documents of any of the entities listed herein, including the memorandum and articles of association, as they may be amended.

“DIR” means the Department of Investment Review.

“Disqualifying Event” means, with respect to the SBCVC Shareholder, New Epoch, or a New Horizon Shareholder, the occurrence of any of the following: (a) a change of control of such shareholder; or (b) such shareholder, or any person that controls such shareholder, becoming a person in respect of whom the Combined Company would be required, or would reasonably be expected to be required, to make disclosures in accordance with or responsive to the SEC’s Sample Letter to Companies Regarding China-Specific Disclosures, June 2023 (as may be updated from time to time), and related SEC rules and regulations.

“DTC” means The Depository Trust Company.

“ESS” means energy storage systems.

“EVs” means electric vehicles.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FID” means first industrial deployment.

“First Merger” means the merger of Merger Sub 1 with and into TDAC, with TDAC surviving such merger.

“First Merger Effective Time” means the effective time of the First Merger.

“First Merger Surviving Company” means TDAC, being the surviving entity of the First Merger.

“First Plan of Merger” means the plan of merger for the First Merger.

“Founder” or “Mr. Yang” means Szu-Nan (Vincent) Yang.

“Founder Parties” means the Founder and New Zone Corporation.

“Founder Shares” means the TDAC Class B Ordinary Shares originally issued to the Sponsor prior to the IPO and any TDAC Class A Ordinary Shares issued upon conversion thereof, including the 4,657,499 TDAC Class A Ordinary Shares issued to the Sponsor on June 12, 2026 and the one remaining TDAC Class B Ordinary Share.

“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

“Initial Public Offering” or “IPO” means the initial public offering of Units of TDAC, consummated on December 24, 2024.

“Interim Period” means the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement and the Closing Date.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IRS” means the U.S. Internal Revenue Service.

“ITAR” means International Traffic in Arms Regulations.

“JOBS Act” means the Jumpstart Our Business Startups Act.

“Meeting” means the extraordinary general meeting of TDAC, to be held on [   ], 2026, at [[   ] a.m.], [Taiwan] time, at the offices of Venable LLP located at 151 W. 42nd Street, 49th Floor, New York, New York 10036.

“Merger Proposal” means a proposal to approve the First Plan of Merger and any and all transactions provided for in the First Plan of Merger.

“Merger Sub 1” means PLG Merger Sub 1, a Cayman Islands exempted company with limited liability.

“Merger Sub 2” means PLG Merger Sub 2, a Cayman Islands exempted company with limited liability.

“Mergers” means the First Merger and the Second Merger.

“Minimum Available Cash Condition” means the condition to the obligations of ProLogium and Acquisition Entities to consummate the Mergers under the Business Combination Agreement in which the Available Cash is required to be greater than or equal to $250,000,000.

“Nasdaq” means the Nasdaq Global Market.

“New Epoch” means New Epoch Capital LP.

“New Horizon Shareholders” means each of New Horizon I Holding Company Limited and New Horizon II Holding Company Limited.

“New Registration Rights Agreement” means the registration rights agreement to be entered into by ProLogium, the Sponsor, and certain ProLogium shareholders at the Closing Date in connection with the Business Combination.

“New Taiwan Dollar,” “NT Dollar” and “NTD” mean the legal currency of Taiwan.

“No Additional Redemptions Scenario” means a redemptions scenario that, after the June Redemptions, assumes that none of the 14,651,303 Public Shares, or 0% of the outstanding Public Shares subject to redemption, are redeemed in connection with the Business Combination.

“NYSE” means The New York Stock Exchange.

“Ordinary resolution” means a resolution passed by a simple majority of the votes of the issued and outstanding TDAC Ordinary Shares that are cast by those shareholders who, being entitled to do so, vote in person or by proxy at a general meeting of the company.

“PCAOB” means the Public Company Accounting Oversight Board.

“PFIC” means passive foreign investment company.

“PIPE” or “PIPE Investment” means contemplated sale of TDAC Class A Ordinary Shares to the PIPE Investors in connection with a private placement and/or backstop arrangements.

“PIPE Investors” means potential investors of the PIPE Investment.

“Pre-Recapitalization ProLogium Ordinary Shares” means the ordinary shares of ProLogium, par value $0.0001 per share

“Pre-Recapitalization ProLogium Shares” means the Pre-Recapitalization ProLogium Ordinary Shares and ProLogium Preferred Shares.

“Private Warrants” means the warrants sold by TDAC privately to the Sponsor and BTIG, LLC simultaneously with the consummation of the Initial Public Offering (including the underwriters’ partial exercise of their over-allotment option).

“ProLogium Class A Ordinary Share” means an ordinary share of a par value of $0.0001 in the capital of the Combined Company, designated as a Class A Ordinary Share and having the rights provided for in these Articles.

“ProLogium Class B Ordinary Share” means an ordinary share of a par value of $0.0001 in the capital of the Combined Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles.

“ProLogium Class C Ordinary Share” means an ordinary share of a par value of $0.0001 in the capital of the Combined Company, designated as a Class C Ordinary Share and having the rights provided for in these Articles.

“ProLogium New Incentive Plan” means the new equity incentive plan to be approved and adopted by ProLogium prior to the Closing Date.

“ProLogium Ordinary Shares” means, collectively, the ProLogium Class A Ordinary Shares, the ProLogium Class B Ordinary Shares, the ProLogium Class C Ordinary Shares and any other class or series of ordinary shares the Combined Company may issue from time to time.

“ProLogium Preferred Shares” means (i) the series A preferred shares of ProLogium, par value $0.0001 per share, (ii) the series B preferred shares of ProLogium, par value $0.0001 per share, (iii) the series C preferred shares of ProLogium, par value $0.0001 per share, (iv) the series D preferred shares of ProLogium, par value $0.0001 per share, (v) the series E preferred shares of ProLogium, par value $0.0001 per share, and (vi) the series E+ preferred shares of ProLogium, par value $0.0001 per share.

“ProLogium Securities” means ProLogium Class A Ordinary Shares and ProLogium Warrants.

“ProLogium Shareholder Lock-Up Agreement” means the Lock-Up Agreement to be entered into by TDAC, ProLogium and certain ProLogium shareholders prior to or concurrently with the Closing.

“ProLogium Shareholder Voting Agreement” means the voting agreement dated May 27, 2026, entered into by certain shareholders of ProLogium, ProLogium and TDAC.

“ProLogium Warrants” means the warrants into which the TDAC Warrants convert at the First Merger Effective Time, each entitling its holder to purchase one ProLogium Class A Ordinary Share pursuant to the terms of the Warrant Agreement as amended by the Assignment, Assumption and Amendment Agreement.

“ProLogium’s Articles” means the Amended and Restated Memorandum and Articles of Association of the Combined Company to be adopted prior to the First Merger Effective Time and is substantially in the form set out in Annex B hereto.

“ProLogium’s Board” means the board of directors of ProLogium.

“Proposals” means the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal.

“Proposed Transactions” means the transactions contemplated by the Business Combination Agreement and the Ancillary Agreements.

“Proxy statement/prospectus” means this proxy statement/prospectus included in this registration statement on Form F-4 filed with the SEC in connection with the Proposed Transactions.

“Public Shareholders” means the holders of the Public Shares.

“Public Shares” means TDAC Class A Ordinary Shares issued as part of the Units sold in the Initial Public Offering.

“Public Warrants” means the warrants included in the Units sold in the Initial Public Offering (including the underwriters’ partial exercise of their over-allotment option), each of which is exercisable for one TDAC Class A Ordinary Share, in accordance with its terms.

“Recapitalization” has the meaning given to that term in the Business Combination Agreement.

“Record Date” means [   ], 2026.

“Registration Rights Agreement” means the registration rights agreement dated December 23, 2024, entered into by TDAC, the Sponsor, and BTIG, LLC.

“Reserved ProLogium Shares” means certain shares that were previously reserved, but not issued, by ProLogium for potential share issuance under its employee share incentive plans, which were treated as issued and outstanding for purposes of calculating the Consolidation Factor under the Business Combination Agreement.

“SBCVC Shareholder” means SBCVC FUND IV, L.P.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Merger” means the merger of the First Merger Surviving Company with and into Merger Sub 2, with Merger Sub 2 surviving such as a wholly owned subsidiary of ProLogium.

“Second Merger Effective Time” means the effective time of the Second Merger.

“Second Merger Surviving Company” means Merger Sub 2, being the surviving entity of the Second Merger.

“Second Plan of Merger” means the plan of merger for the Second Merger.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Series E+ Warrants” means certain warrants issued by ProLogium to an investor in connection with ProLogium’s prior series E+ financing.

“Share Issuance Proposal” means a proposal to issue 20% or more of TDAC Ordinary Shares in connection with the Business Combination and other Proposed Transactions for purposes of complying with applicable Nasdaq listing rules.

“SHTC” means Strategic High-Tech Commodities.

“Special resolution” means a special resolution under the Companies Act, being a resolution passed by at least a two-thirds majority of the votes of the issued and outstanding TDAC Ordinary Shares that are cast by those shareholders who, being entitled to do so, vote in person or by proxy at a general meeting of the company.

“Sponsor” means TDAC Partners LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” means the sponsor letter agreement dated May 27, 2026, entered into by ProLogium, TDAC and Sponsor.

“TDAC Board” means the board of directors of TDAC.

“TDAC Class A Ordinary Shares” means the Class A ordinary shares of TDAC, par value $0.0001 per share.

“TDAC Class B Ordinary Shares” means the Class B ordinary shares of TDAC, par value $0.0001 per share.

“TDAC Ordinary Shares” means the TDAC Class A Ordinary Shares and the TDAC Class B Ordinary Shares.

“TDAC Securities” means TDAC Ordinary Shares and TDAC Warrants.

“TDAC Share Redemption” means the redemption by TDAC of Public Shares pursuant to TDAC’s Articles in connection with the consummation of the Business Combination.

“TDAC Warrants” means the Private Warrants and Public Warrants.

“TDAC’s Articles” means the amended and restated memorandum and articles of association of TDAC adopted by special resolution passed on December 20, 2024, as amended by the amendment thereto adopted by special resolution and filed with the Registrar of Companies of the Cayman Islands on June 17, 2026, and as may be further amended, restated or otherwise modified from time to time, a copy of which is attached to this proxy statement/prospectus as Annex D.

“TDAC’s Board” means the board of directors of TDAC.

“Termination Date” means March 31, 2027.

“T-IFRS” means the Regulations Governing the Preparation of Financial Reports by Securities Issuers and the International Financial Reporting Standards, International Accounting Standards, IFRIC Interpretations, and SIC Interpretations endorsed and issued into effect by R.O.C. Financial Supervisory Commission.

“Trust Account” means the account established by TDAC for the benefit of its Public Shareholders pursuant to the Investment Management Trust Account Agreement, dated as of December 23, 2024, by and between TDAC and Continental Stock Transfer & Trust Company, a New York corporation.

“UFLPA” means Uyghur Forced Labor Prevention Act.

“Unit(s)” means a unit or the units issued in the Initial Public Offering, each consisting of one TDAC Class A Ordinary Share and one-half of one redeemable Public Warrant.

“U.S.” means the United States of America.

“U.S. dollar,” “US$,” “USD” and “$” mean the legal currency of the United States.

“U.S. GAAP” means United States generally accepted accounting principles.

“Working Capital Loans” means the loans which may be offered by the Sponsor or certain of its officers and directors and their respective affiliates to TDAC to fund working capital deficiencies.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTIONS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting of shareholders, including with respect to the Proposed Transactions. The following questions and answers may not include all the information that is important to TDAC’s shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the financial statements and annexes attached hereto.

Questions and Answers About the Extraordinary General Meeting of TDAC’s Shareholders and the Related Proposals

Q.	Why am I receiving this proxy statement/prospectus?

A.

TDAC is proposing to consummate the Business Combination with ProLogium pursuant to the Business Combination Agreement, entered into among TDAC, ProLogium, Merger Sub 1 and Merger Sub 2. The terms of the Business Combination Agreement are described in this proxy statement/prospectus. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and TDAC encourages its shareholders to read it in its entirety.

The Business Combination Agreement must be adopted by the TDAC shareholders in accordance with Cayman Islands law and TDAC’s Articles. TDAC is holding the Meeting to obtain that approval. TDAC shareholders will be asked to consider and vote upon a proposal to approve the Business Combination Agreement, which, among other things, provides for Merger Sub 1 to be merged with and into TDAC, with TDAC as the First Merger Surviving Company, and immediately thereafter and as part of the same overall transaction, the First Merger Surviving Company to be merged with and into Merger Sub 2, with Merger Sub 2 as the Second Merger Surviving Company, and certain other matters related to the Business Combination, which are described in this proxy statement/prospectus. See “Proposal No. 1—The Business Combination Proposal.” This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. TDAC shareholders should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q.	What matters will shareholders consider at the extraordinary general meeting?

A.	TDAC shareholders are being asked to consider and vote on the following proposals:

1.	a proposal to approve the Business Combination Agreement and the transactions contemplated thereby, including the Mergers (see the section entitled “Proposal No. 1—The Business Combination Proposal”);

2.	a proposal to approve the First Plan of Merger and the transactions contemplated thereby (see the section entitled “Proposal No. 2—The Merger Proposal”);

3.

a proposal to approve for purposes of complying with applicable Nasdaq listing rules, the issuance of 20% or more of the issued and outstanding TDAC Ordinary Shares in connection with the proposed Business Combination and related financing (see the section entitled “Proposal No. 3—The Share Issuance Proposal”); and

4.

a proposal to approve that the Meeting be adjourned to a later date or dates to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, TDAC would not have been authorized to consummate the Business Combination (see the section entitled “Proposal No. 4—The Adjournment Proposal”).

TDAC will hold the Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. TDAC’s shareholders should read it carefully.

The vote of shareholders is important. TDAC’s shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Are any of the proposals conditioned on one another?

A.

The approval of each of the Business Combination Proposal, the Merger Proposal, and the Share Issuance Proposal (together, the “Condition Precedent Proposals”) is conditioned on the approval of each of the other Condition Precedent Proposals. The Adjournment Proposal does not require the approval of any Condition Precedent Proposal. It is important for you to note that in the event that any of the Condition Precedent Proposals is not approved, TDAC will not consummate the Business Combination.

Q.	What will happen upon the Closing?

A.

Pursuant to the Business Combination Agreement, (i) Merger Sub 1 will merge with and into TDAC with TDAC surviving the First Merger as the First Merger Surviving Company and a wholly owned subsidiary of ProLogium, and (ii) immediately following the First Merger and as part of the same overall transaction, the First Merger Surviving Company will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as the Second Merger Surviving Company and a wholly owned subsidiary of ProLogium. As a result of the Business Combination, and upon consummation of the Business Combination, the shareholders of TDAC will become the shareholders of ProLogium.

The investments held in the Trust Account and the proceeds from the financing transactions in connection with the Business Combination will be used by ProLogium for working capital and general corporate purposes following the consummation of the Business Combination. In connection with the Closing, ProLogium’s Board and shareholders of ProLogium will adopt ProLogium’s Articles.

In addition, prior to the date of the First Merger Effective Time, it is contemplated that certain PIPE Investors will subscribe for TDAC Class A Ordinary Shares pursuant to the PIPE Investments.

At the Closing, the ProLogium Shareholder Lock-Up Agreement and the New Registration Rights Agreement will be entered into, and the Registration Rights Agreement, dated as of December 23, 2024, among TDAC, the Sponsor, and BTIG, LLC, will terminate.

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For ProLogium’s organizational structure chart upon consummation of the Business Combination, please see the section entitled “Proposal No. 1—The Business Combination Proposal—Organizational Structure.”

Q.	Why is TDAC proposing the Business Combination Proposal?

A.

TDAC was organized for the purpose of effecting a merger, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. TDAC is not limited to any particular industry or sector, but intended to focus in the industries that complement TDAC’s management team’s background.

TDAC received $174,225,000 from its IPO (including net proceeds from the exercise in full by the underwriters of their over-allotment option) and sale of the Private Warrants, which was placed into the Trust Account immediately following the IPO. In accordance with the TDAC Governing Document, the funds held in the Trust Account will be released upon the Closing. See the question entitled “What happens to the funds held in the Trust Account upon the Closing?”

There currently are 19,308,803 TDAC Ordinary Shares outstanding, consisting of 14,651,303 Public Shares and 4,657,500 Founder Shares. Of the Founder Shares, 4,657,499 are TDAC Class A Ordinary Shares issued to the Sponsor upon conversion of an equal number of TDAC Class B Ordinary Shares on June 12, 2026, and one is a TDAC Class B Ordinary Share that remains issued and outstanding. In addition, there currently are 15,700,000 TDAC Warrants outstanding, consisting of 8,625,000 Public Warrants and

7,075,000 Private Warrants. Each whole TDAC Warrant entitles the holder thereof to purchase one share of TDAC Class A Ordinary Shares at a price of $11.50 per share. The TDAC Warrants will become exercisable 30 days after the Closing and will expire at 5:00 p.m., New York City time, five years after the Closing or earlier upon redemption or liquidation. The Private Warrants, however, are non-redeemable so long as they are held by the Sponsor or its permitted transferees, except as otherwise described.

Under the TDAC Governing Document, TDAC must generally provide the holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of TDAC’s initial business combination in conjunction with a shareholder vote.

Q.	What is ProLogium’s business, and what have its recent operating results been?

A.

ProLogium is a Taiwan-based next-generation battery technology and manufacturing company focused on the development, commercialization and scale-up of next-generation lithium ceramic battery technology for use in EVs, aerospace, robotics, ESS (including BBUs for AI data centers), maritime and other applications. ProLogium remains in the early stages of commercialization of its next-generation battery products and has generated only limited revenue. ProLogium generated revenue of $2.9 million in 2025 and $6.2 million in 2024, and incurred an operating loss of $78.5 million in 2025 and a net loss of $640.9 million in 2025. Since inception, ProLogium has not achieved profitable operations or positive cash flows, and it expects to continue to incur operating and net losses. For additional information, TDAC shareholders should review the sections entitled “Risk Factors—Risks Related to ProLogium,” “ProLogium’s Business” and “ProLogium’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Q.	What stage of commercialization has ProLogium reached, and how does ProLogium currently use its production facilities?

A.

Although ProLogium has existing manufacturing operations in Taiwan and has delivered products and samples to a small number of customers and collaboration partners, it remains in the commercialization and manufacturing scale-up stage for its next-generation battery technologies. ProLogium’s current product sales consist primarily of battery sales to an automotive audio technology company for use in automotive audio systems, and its revenue in 2024 and 2025 was generated from purchase orders and development projects with a limited number of customers.

Because ProLogium remains in the early stages of commercialization, a significant portion of its production facilities is currently used for research and development activities, including materials research, cell design, process engineering, prototype production, testing, validation and customer-specific product development. In 2025 and 2024, ProLogium’s production facilities operated below planned commercial-scale utilization, and unallocated production overhead associated with idle capacity was recognized in cost of revenue. ProLogium’s manufacturing facilities may continue to operate below planned commercial-scale utilization in the near term, which may result in continued idle-capacity costs and negatively affect its gross margins.

ProLogium is also developing a second gigafactory in Dunkirk, France. Groundbreaking for the Phase 1 facility took place in February 2026, and the project is now proceeding through the detailed design and construction stages. ProLogium is preparing its Gen 4 technology for planned mass production at its Taiwan facilities in early 2027, subject to successful technical validation, supply chain readiness, manufacturing scale-up and customer qualification.

Q.	How does ProLogium’s ability to transition its production facilities to commercial-scale production affect its results of operations?

A.

ProLogium’s results of operations depend significantly on its ability to transition and utilize its existing production facilities for commercial-scale production of its next-generation lithium ceramic battery technologies. ProLogium’s ability to improve utilization of its existing facilities and absorb fixed manufacturing costs over a larger volume of commercial production will be an important factor affecting its gross margins, cost structure and path to profitability. If ProLogium is unable to transition its existing facilities from research, development and validation activities to commercial-scale production, if production yields or utilization do not improve as expected, or if ProLogium expands capacity materially ahead of demand, it may continue to incur idle-capacity costs and negative gross margins, and its cost structure may not improve as planned.

Q.	Are there material uncertainties regarding ProLogium’s ability to continue as a going concern?

A.

Yes. ProLogium’s management has concluded that material uncertainties exist that may cast significant doubt on ProLogium’s ability to continue as a going concern, and the report of ProLogium’s independent registered public accounting firm on its consolidated financial statements contains an explanatory paragraph to the same effect. In 2025, ProLogium incurred an operating loss of $78.5 million, a net loss of $640.9 million and net cash used in operating activities of $20.0 million. As of December 31, 2025, ProLogium had negative working capital of $1,894.1 million, an accumulated deficit of $1,846.9 million and current liabilities of $2.2 billion, which primarily related to convertible and redeemable preference shares issued to its preferred shareholders in connection with prior equity financing activities, the redemption liabilities of which could be triggered within one year. The redemption right of those preferred shareholders had become exercisable, and ProLogium had not obtained sufficient consents from the relevant preferred shareholders to extend the redemption date.

ProLogium’s ability to continue as a going concern depends on its ability to strengthen its liquidity position through the successful completion of the Business Combination or other financing transactions, and if ProLogium is unable to consummate the Business Combination or if the relevant preferred shareholders exercise their redemption rights, ProLogium may not have sufficient liquidity to settle the redemption obligations as they become due. ProLogium’s management plans to address these conditions by obtaining extensions of redemption rights, pursuing additional financing (including the Business Combination) and implementing measures to improve operating efficiency and manage working capital. However, there can be no assurance that this plan will be successfully implemented or sufficient to alleviate the material uncertainties described above. ProLogium’s financial statements do not include any adjustments that might result from the outcome of this uncertainty, and if ProLogium is unable to continue as a going concern, investors are likely to lose all or a part of their investment.

Q.	What equity stake will current TDAC Shareholders and ProLogium Shareholders hold in the Combined Company immediately after the consummation of the Business Combination?

A.

The following tables illustrate estimated ownership levels in the Combined Company, immediately following the consummation of the Business Combination, based on varying levels of redemptions by Public Shareholders. Each redemption scenario assumes that the Minimum Available Cash Condition is met through assumed illustrative PIPE Financing.

The following table illustrates varying ownership levels of the Combined Company immediately following the Business Combination:

	No Additional Redemptions Scenario					25% Redemptions Scenario					50% Redemptions Scenario
Pro Forma Ownership	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)
Public Shareholders(2)	14,651,303	—	—	3.7%	1.2%	10,988,477	—	—	2.8%	0.9%	7,325,652	—	—	1.8%	0.6%
Sponsor	4,657,500	—	—	1.2%	0.4%	4,657,500	—	—	1.2%	0.4%	4,657,500	—	—	1.2%	0.4%
ProLogium Shareholders other than Founder Parties, SBCVC Shareholder, New Epoch, and New Horizon Shareholders(3)	175,981,734	—	—	44.3%	14.8%	175,981,734	—	—	44.3%	14.8%	175,981,734	—	—	44.3%	14.8%
Founder Parties(3)	—	60,052,532	—	15.1%	60.6%	—	60,052,532	—	15.1%	60.6%	—	60,052,532	—	15.1%	60.5%
SBCVC Shareholder, New Epoch, and New Horizon Shareholders(3)	—	—	132,164,371	33.3%	22.2%	—	—	132,164,371	33.3%	22.2%	—	—	132,164,371	33.2%	22.2%
PIPE Investors(4)	5,000,000	—	—	1.3%	0.4%	5,000,000	—	—	1.3%	0.4%	5,000,000	—	—	1.3%	0.4%
Assumed PIPE Investors(5)	4,616,000	—	—	1.1%	0.4%	8,462,000	—	—	2.0%	0.7%	12,308,000	—	—	3.1%	1.1%

Total	204,906,537	60,052,532	132,164,371	100.0%	100.0%	205,089,711	60,052,532	132,164,371	100.0%	100.0%	205,272,886	60,052,532	132,164,371	100.0%	100.0%

	75% Redemptions Scenario					100% Redemptions Scenario
Pro Forma Ownership	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)
Public Shareholders(2)	3,662,826	—	—	0.9%	0.3%	—	—	—	0.0%	0.0%
Sponsor	4,657,500	—	—	1.2%	0.4%	4,657,500	—	—	1.2%	0.4%
ProLogium Shareholders other than Founder Parties, SBCVC Shareholder, New Epoch, and New Horizon Shareholders(3)	175,981,734	—	—	44.3%	14.8%	175,981,734	—	—	44.2%	14.8%
Founder Parties(3)	—	60,052,532	—	15.1%	60.5%	—	60,052,532	—	15.1%	60.5%
SBCVC Shareholder, New Epoch, and New Horizon Shareholders(3)	—	—	132,164,371	33.2%	22.2%	—	—	132,164,371	33.2%	22.2%
PIPE Investors(4)	5,000,000	—	—	1.3%	0.4%	5,000,000	—	—	1.3%	0.4%
Assumed PIPE Investors(5)	16,154,000	—	—	4.0%	1.4%	20,000,000	—	—	5.0%	1.7%

Total	205,456,060	60,052,532	132,164,371	100.0%	100.0%	205,639,234	60,052,532	132,164,371	100.0%	100.0%

(1)

Each ProLogium Class A Ordinary Share will entitle the holder thereof to one (1) vote per share on all matters on which the ProLogium Class A Ordinary Shares are entitled to vote, each ProLogium Class B Ordinary Share will entitle the holder thereof to twelve (12) votes per share on all matters on which the ProLogium Class B Ordinary Shares are entitled to vote, and each ProLogium Class C Ordinary Share will entitle the holder thereof to two (2) votes per share on all matters on which the ProLogium Class C Ordinary Shares are entitled to vote.

(2)

Amount comprises the unredeemed Public Shares in a variety of redemption scenarios. This amount reflects the assumed redemption of (i) 0 shares under the No Additional Redemptions Scenario, (ii) 3,662,826 shares under the 25% Redemptions Scenario, (iii) 7,325,652 shares under the 50% Redemptions Scenario, (iv) 10,988,477 shares under the 75% Redemptions Scenario, and (v) 14,651,303 shares under the 100% Redemptions Scenario.

(3)

The number of shares immediately following the Business Combination is calculated by applying the Consolidation Factor to the number of shares held by each relevant shareholder of ProLogium immediately prior to the Closing of the Business Combination. The Consolidation Factor is applied consistently to all shares, including the Company Common Shares and ProLogium Preferred Shares, and does not vary by holder, class, series or security type. The number of shares held by each ProLogium shareholder immediately prior to the Closing of the Business Combination is presented based on the capitalization table of ProLogium as of the date of the Business Combination Agreement. Pursuant to the Business Combination Agreement, the Consolidation Factor is the quotient obtained by dividing (i) the per share equity value by (ii) the reference price of $10 per share. The per share equity value means the quotient obtained by dividing (a) the equity value by (b) the aggregate shares of ProLogium pre-transaction. The illustrative Consolidation Factor set forth in the Business Combination Agreement and in the illustrative calculation of the Consolidation Factor set forth in the confidential disclosure schedule delivered by ProLogium to TDAC concurrently with the execution and delivery of the Business Combination Agreement, is 4.12, which is calculated based on (x) ProLogium’s capitalization table as of the date of the Business Combination Agreement on a fully diluted basis, reflecting all issued shares, treating shares underlying outstanding warrants as issued and outstanding, and treating certain shares that were previously reserved, but not issued, by ProLogium for potential share issuance under its employee share incentive plans as issued and outstanding, and (y) certain assumptions, including an equity value of $3.9 billion and a reference price of $10 per share.

The Consolidation Factor is subject to further changes and adjustment prior to the Closing of the Business Combination and will be finally determined immediately prior to the Closing based on ProLogium’s capitalization at that time. Accordingly, the final Consolidation Factor and the resulting number of shares and ownership percentages immediately following the Business Combination may differ from those presented herein.

(4)

On July 27, 2026, TDAC and Prologium entered into the Subscription Agreement with the Subscriber pursuant to which the Subscriber has agreed to subscribe for and purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares, par value $0.0001 per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $50.0 million. In connection with the purchase of the shares, TDAC has also agreed to issue to the Subscriber, for no additional consideration, 5,000,000 warrants (“PIPE Warrants”), which will have terms substantially identical to TDAC Public Warrants.

(5)

Amount reflects the ProLogium Class A Ordinary Shares that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Available Cash Condition at each assumed level of redemption and assumes no additional financing or other financing. These amounts reflect approximately (i) $46.2 million of PIPE Investment in the No Additional Redemptions Scenario, (ii) $84.6 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $123.1 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $161.5 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $200.0 million of PIPE Investment in the 100% Redemptions Scenario.

The following table illustrates varying ownership levels of the Combined Company immediately following the Business Combination on a fully diluted basis:(1)

	No Additional Redemptions Scenario					25% Redemptions Scenario					50% Redemptions Scenario
Pro Forma Ownership	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power
Public Shareholders(2)	23,276,303	—	—	5.3%	1.7%	19,613,477	—	—	4.5%	1.5%	15,950,652	—	—	3.6%	1.2%
Sponsor(3)	11,732,500	—	—	2.7%	0.9%	11,732,500	—	—	2.7%	0.9%	11,732,500	—	—	2.7%	0.9%
ProLogium Shareholders other than Founder Parties, SBCVC Shareholder, New Epoch, and New Horizon Shareholders(4)(5)	188,369,152	—	—	42.8%	14.1%	188,369,152	—	—	42.8%	14.1%	188,369,152	—	—	42.8%	14.1%
Founder Parties(4)(6)	—	69,466,477	—	15.8%	62.4%	—	69,466,477	—	15.8%	62.4%	—	69,466,477	—	15.8%	62.4%
SBCVC Shareholder, New Epoch, and New Horizon Shareholders(4)	—	—	132,164,371	30.1%	19.8%	—	—	132,164,371	30.1%	19.8%	—	—	132,164,371	30.0%	19.8%
PIPE Investors(7)	10,000,000	—	—	2.3%	0.7%	10,000,000	—	—	2.3%	0.7%	10,000,000	—	—	2.3%	0.7%
Assumed PIPE Investors	4,616,000	—	—	1.0%	0.4%	8,462,000	—	—	1.8%	0.6%	12,308,000	—	—	2.8%	0.9%

Total	237,993,955	69,466,477	132,164,371	100.0%	100.0%	238,177,129	69,466,477	132,164,371	100.0%	100.0%	238,360,304	69,466,477	132,164,371	100.0%	100.0%

	75% Redemptions Scenario					100% Redemptions Scenario
Pro Forma Ownership	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power
Public Shareholders(2)	12,287,826	—	—	2.8%	0.9%	8,625,000	—	—	2.0%	0.6%
Sponsor(3)	11,732,500	—	—	2.7%	0.9%	11,732,500	—	—	2.7%	0.9%
ProLogium Shareholders other than Founder Parties, SBCVC Shareholder, New Epoch, and New Horizon Shareholders(4)(5)	188,369,152	—	—	42.8%	14.1%	188,369,152	—	—	42.8%	14.1%
Founder Parties(4)(6)	—	69,466,477	—	15.8%	62.4%	—	69,466,477	—	15.8%	62.4%
SBCVC Shareholder, New Epoch, and New Horizon Shareholders(4)	—	—	132,164,371	30.0%	19.8%	—	—	132,164,371	30.0%	19.8%
PIPE Investors(7)	10,000,000	—	—	2.3%	0.7| %	10,000,000	—	—	2.3%	0.7%
Assumed PIPE Investors	16,154,000	—	—	3.6%	1.2%	20,000,000	—	—	4.4%	1.5%

Total	238,543,478	69,466,477	132,164,371	100.0%	100.0%	238,726,652	69,466,477	132,164,371	100.0%	100.0%

(1)

This table makes the same assumptions as in the preceding ownership table, except that this table reflects the 8,625,000 TDAC Class A Ordinary Shares underlying the Public Warrants, the 7,075,000 TDAC Class A Ordinary Shares underlying the Private Warrants, the 5,000,000 TDAC Class A Ordinary Shares underlying the PIPE Warrants, the 11,171,816 shares representing the Reserved ProLogium Shares, the 1,215,601 shares underlying certain warrants issued by ProLogium to an investor in connection with ProLogium’s prior series E+ financing (“Series E+ Warrants”) and the 9,413,945 shares underlying the ProLogium Founder Warrants.

(2)	Includes the 8,625,000 shares underlying the Public Warrants.
(3)	Includes the 7,075,000 shares underlying the Private Warrants.
(4)

The number of shares immediately following the Business Combination is calculated by applying the Consolidation Factor to the number of shares, warrants and Reserved ProLogium Shares, as applicable, held by each relevant shareholder of ProLogium immediately prior to the Closing of the Business Combination. The Consolidation Factor is applied consistently to all shares, including the Company Common Shares and ProLogium Preferred Shares, warrants and Reserved ProLogium Shares, and does not vary by holder, class, series or security type. The number of shares, warrants and Reserved ProLogium Shares held by each ProLogium shareholder immediately prior to the Closing of the Business Combination is presented based on the capitalization table of ProLogium and the number of relevant outstanding warrants and Reserved ProLogium Shares as of the date of the Business Combination Agreement. Pursuant to the Business Combination Agreement, the Consolidation Factor is the quotient obtained by dividing (i) the per share equity value by (ii) the reference price of $10 per share. The per share equity value means the quotient obtained by dividing (a) the equity value by (b) the aggregate shares of ProLogium pre-transaction. The illustrative Consolidation Factor set forth in the Business Combination Agreement and in the illustrative calculation of the Consolidation Factor set forth in the confidential disclosure schedule delivered by ProLogium to TDAC concurrently with the execution and delivery of the Business Combination Agreement, is 4.12, which is calculated based on (x) ProLogium’s capitalization table as of the date of the Business Combination Agreement on a fully diluted basis, reflecting all issued shares, treating shares underlying outstanding warrants as issued and outstanding, and treating certain shares that were previously reserved, but not issued, by ProLogium for potential share issuance under its employee share incentive plans as issued and outstanding, and (y) certain assumptions, including an equity value of $3.9 billion and a reference price of $10 per share.

The Consolidation Factor is subject to further changes and adjustment prior to the Closing of the Business Combination and will be finally determined immediately prior to the Closing based on ProLogium’s capitalization at that time. Accordingly, the final Consolidation Factor and the resulting number of shares and ownership percentages immediately following the Business Combination may differ from those presented herein.

(5)	Includes: (i) 11,171,816 shares representing the Reserved ProLogium Shares and (ii) the 1,215,601 shares underlying the Series E+ Warrants.
(6)	Includes 9,413,945 shares underlying the ProLogium Founder Warrants.
(7)	Includes the 5,000,000 shares underlying the PIPE Warrants.

In addition to the changes in percentage ownership depicted above, variation in the levels of redemptions will impact the dilutive effect of certain equity issuances related to the Business Combination, which would not otherwise be present in an underwritten public offering. Increasing levels of redemptions will increase the dilutive effect of these issuances on non-redeeming holders of the Public Shares. If the amount of PIPE Investment or additional financing is greater than the assumptions above, such financing would further increase dilution to Public Shareholders, and the amount of such potential additional dilution will not be calculable until definitive agreements for a PIPE Investment and/or additional financing are entered into, if any.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Frequently Used Terms” and, with respect to the determination of the “100% Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q.	What are the material differences in the rights of securityholders as a result of the multiple-class structure?

A.

Shares of ProLogium Class B Ordinary Shares will have 12 votes per share and shares of ProLogium Class C shares will have two votes per share, while shares of ProLogium Class A Ordinary Shares will have one vote per share. The holders of the ProLogium Class B Ordinary Shares will control approximately [  ]% of the voting power of the Combined Company’s share capital, and the holders of ProLogium Class C Ordinary Shares will control approximately [  ]% of the voting power of the Combined Company’s share capital, and will collectively be able to control matters submitted to its shareholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of Combined Company’s assets or other major corporate transactions. Even though these holders are not party to any agreement that requires them to vote together, they may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.

Additionally, the Combined Company cannot predict whether its multiple-class structure will result in a lower or more volatile market price of ProLogium Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of ordinary shares are excluded.

See the sections entitled “Description of ProLogium Securities” and “Risk Factors.”

Q.	Who will be the officers and directors of the Combined Company if the Business Combination is consummated?

A.

ProLogium and TDAC also anticipate that, immediately following the Closing, the Combined Company Board shall consist of Szu-Nan (Vincent) Yang, Michael B. Hoffman, Dirk Jacobus Coetzee, Leo Tong Chen, Roger Cameron Kennedy, Antony Michael Sheriff and Chia-Chen (Jonathan) Lin. ProLogium and TDAC also anticipate that one additional non-executive directors and one additional independent non-executive director will join the Combined Company Board upon consummation of the Proposed Transactions.

Immediately following the Closing, we expect that the following will be the officers of the Combined Company: Szu-Nan (Vincent) Yang is expected to serve as Chief Executive Officer and Chief Technology Officer, Pan-Yun (Ben) Lee is expected to serve as Head of Finance and Accounting, Dmitry Belov is expected to serve as Chief Scientist and Head of European R&D, Wen-Kai (Calvin) Hsieh is expected to serve as Head of Manufacturing, Chia-Chi (Rachel) Huang is expected to serve as Head of Global Quality Assurance, Meng-Hung (Simon) Wu is expected to serve as Head of Product & Business Development, and Yi-Ming Wang is expected to serve as Head of Supply Chain. See the section entitled “Management of ProLogium Following the Business Combination.”

Q.	What happens if I sell my TDAC Ordinary Shares before the extraordinary general meeting of shareholders?

A.

The Record Date for the extraordinary general meeting of shareholders is earlier than the expected Closing Date. If you transfer your TDAC Ordinary Shares after the Record Date, but before the extraordinary general meeting of shareholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the extraordinary general meeting of shareholders. However, you will not be entitled to receive any ProLogium Ordinary Shares following the Closing because only TDAC’s shareholders and ProLogium’s shareholders on the date of the Closing will be entitled to receive ProLogium Ordinary Shares in connection with the Closing.

Q.	What vote is required to approve the proposals presented at the extraordinary general meeting of shareholders?

A.

The approval of the Business Combination Proposal, Share Issuance Proposal, and Adjournment Proposal requires an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of a majority of TDAC Ordinary Shares who being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. Abstentions and broker non-votes, while counted as present for the purposes of establishing a quorum, do not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal. Our Sponsor, officers, directors and independent directors have agreed to vote any TDAC Ordinary Shares held by them in favor of the Business Combination. TDAC expects that the Sponsor, officers, directors and independent directors (and their permitted transferees) will own at least approximately 20% of the outstanding shares of TDAC Ordinary Shares at the time of any such shareholder vote.

The approval of the Merger Proposal will require a “special resolution” as a matter of Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds of TDAC Ordinary Shares who, being entitled to do so, attend in person or represented by proxy and vote thereon at the Meeting. Abstentions and broker non-votes, while counted as present for the purposes of establishing a quorum, do not count as votes cast at the extraordinary general meeting and otherwise will have no effect on a particular proposal.

Together, the Business Combination Proposal, Share Issuance Proposal and Merger Proposal constitute the Condition Precedent Proposals.

The Adjournment Proposal does not require the approval of the Condition Precedent Proposals to be effective. It is important for you to note that in the event that any Condition Precedent Proposal is not approved, TDAC will not consummate the Business Combination.

Q.	Did the Sponsor or any other TDAC shareholder receive any consideration for agreeing to vote in favor of the Business Combination?

A.

No. Neither the Sponsor nor any other TDAC shareholder that has agreed to vote in favor of the Business Combination received or will receive any cash, securities, fee, reimbursement or other consideration specifically in exchange for making that voting commitment.

The Sponsor has pre-existing economic interests in the Business Combination, including its ownership of 4,657,500 founder shares and 4,850,000 Private Warrants and its rights to receive payment of accrued administrative fees, repayment of amounts advanced to TDAC and reimbursement of certain expenses. These interests were not granted as consideration for the Sponsor’s agreement to vote in favor of the Business Combination. For additional information, see “Interests of the Sponsor and TDAC’s Directors and Officers in the Business Combination.”

Q.	What voting agreements have been entered into in connection with the Business Combination, and is approval by a majority of TDAC’s unaffiliated shareholders required?

A.

Concurrently with the execution of the Business Combination Agreement, ProLogium, TDAC and TDAC Partners LLC, TDAC’s Sponsor, entered into the Sponsor Letter Agreement. Under the Sponsor Letter Agreement, the Sponsor agreed, among other things, to:

•	attend meetings of TDAC shareholders for purposes of establishing a quorum;

•	vote all TDAC Ordinary Shares and other voting securities held by it in favor of the Business Combination and the related proposals;

•	vote in favor of any proposal to extend the period in which TDAC may complete its initial business combination;

•	refrain from transferring its TDAC shares and warrants, subject to specified permitted transfers;

•	waive its dissenters’, appraisal and similar rights in connection with the Business Combination;

•	refrain from redeeming any TDAC Ordinary Shares held by it in connection with the Business Combination or an extension; and

•	waive specified anti-dilution adjustments applicable to its Founder Shares.

As of [record date], the Sponsor held 4,657,500 TDAC Ordinary Shares, representing approximately [  ]% of TDAC’s outstanding voting power. Based on the shares outstanding immediately following the June 17, 2026 extension redemptions, the Sponsor’s shares represented approximately 24.1% of TDAC’s outstanding voting power.

No other TDAC shareholder has entered into a transaction-specific agreement to vote in favor of the Business Combination. Under the IPO Letter Agreement, TDAC’s officers and directors also agreed to vote any Founder Shares and Public Shares held by them in favor of TDAC’s initial business combination.

The Business Combination is not structured to require approval by at least a majority of TDAC’s unaffiliated security holders. The Sponsor’s shares will be counted in determining whether the Business Combination Proposal and the other applicable proposals are approved. As a result, the Sponsor’s voting commitment increases the likelihood that the Business Combination Proposal will be approved.

Q.	Have any ProLogium shareholders entered into agreements with TDAC to vote in favor of the Business Combination?

A.

Yes. The Business Combination needs to be approved by the ProLogium shareholders. Concurrently with the execution of the Business Combination Agreement, ProLogium, TDAC and certain shareholders of ProLogium (the “ProLogium Voting Shareholders”) entered into a voting agreement (the “ProLogium

Shareholder Voting Agreement”), pursuant to which each ProLogium Voting Shareholder agreed to, among other things, (i) attend any ProLogium shareholder meeting to establish a quorum for the purpose of approving the Business Combination, and (ii) vote the ProLogium securities held by such ProLogium Voting Shareholder in favor of approving the transactions contemplated by the Business Combination Agreement.

For further information, please see the section entitled “Summary of the Proxy Statement/Prospectus—ProLogium Shareholder Voting Agreement.”

Q.	May TDAC or TDAC’s directors, officers or advisors, or their affiliates, purchase shares in connection with the Business Combination?

A.

In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor and TDAC’s directors, officers, advisors or their affiliates may privately negotiate transactions to purchase shares or warrants or a combination thereof prior to the Closing from shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account without the prior written consent of ProLogium. None of the Sponsor, directors, officers or advisors, or their respective affiliates, will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such shares. Such a purchase would include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise his or her redemption rights. In the event that the Sponsor, directors, officers or advisors, or their affiliates, purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per share pro rata portion of the Trust Account. The purpose of these purchases would be to increase the amount of cash available to TDAC for use in the Business Combination.

Q.	How many votes do I have at the extraordinary general meeting of shareholders?

A.

TDAC’s shareholders are entitled to one vote at the extraordinary general meeting for each share of TDAC Ordinary Shares held of record as of the Record Date. As of the close of business on the Record Date, there were [   ] outstanding shares of TDAC Ordinary Shares.

Q.	What interests do TDAC’s current officers and directors have in the Business Combination?

A.	TDAC’s executive officers and directors may have interests in the Business Combination that are different from, in addition to, or in conflict with yours. These interests include:

•

The Sponsors and TDAC’s officers and directors, and their respective affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TDAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TDAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TDAC may not be able to reimburse these expenses if the Business Combination with ProLogium or another business combination is not completed by March 31, 2027 (or a later date approved by TDAC’s shareholders pursuant to TDAC’s Articles). As of the date of this proxy statement/prospectus, there are no unpaid reimbursable expenses.

•	The current directors and officers of TDAC will continue to be indemnified by TDAC and will continue to be covered by the directors’ and officers’ liability insurance after the Business Combination.

•

Michael B. Hoffman, director and Chief Executive Officer of TDAC and a managing member of the Sponsor, will be a member of ProLogium’s Board following the Closing and, therefore, in the future, Mr. Hoffman may be entitled to receive such compensation, if any, as may be determined by ProLogium’s Board from time to time, which may include cash fees, share options or share-based awards.

•

TDAC’s Articles contain a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with TDAC but not offered due to a TDAC director’s duties to another entity. TDAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in TDAC’s Articles impacted its search for an acquisition target and TDAC was not prevented from reviewing any opportunities as a result of such waiver.

These interests may influence TDAC’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus.

Q.	Did the TDAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.

The TDAC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. The TDAC Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. The TDAC Board also determined, without seeking a valuation from a financial advisor, that ProLogium’s fair market value was at least [   ]% of TDAC’s net assets, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the TDAC Board as described above in valuing ProLogium’s business and assuming the risk that the TDAC Board may not have properly valued such business.

Q.	What factors did the TDAC Board consider in determining whether or not to proceed with the Business Combination?

A.

The TDAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to: (i) the due diligence conducted by TDAC’s management and the TDAC Board; (ii) ProLogium’s outlook, financial plan, cash position, absence of indebtedness, customer contracts and capital expenditure plan; (iii) the public trading market valuation of comparable pure-play EV/component companies; (iv) ProLogium’s management team, which is expected to remain with the Combined Company to seek to execute the strategic and growth goals of the combined business; (v) other business combination opportunities reasonably available to TDAC; and (vi) the financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between TDAC and ProLogium.

The TDAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to: (i) ProLogium’s status as a pre-revenue company, and the risk that it may not be able to execute on its business plan; (ii) macroeconomic uncertainty and the effects it could have on the revenues of the combined business; (iii) the potential that a significant number of TDAC shareholders elect to redeem their shares prior to the Closing and pursuant to TDAC’s existing charter; (iv) the risk that TDAC’s or ProLogium’s shareholders may fail to provide the respective votes and written consents, respectively, necessary to effect the Business Combination; (v) the fact that the Closing is conditioned on the satisfaction of certain closing conditions that are not within TDAC’s control; (vi) the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the Closing; (vii) the risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe; (viii) the risk that TDAC did not obtain a third-party valuation or fairness opinion in connection with the Business Combination; (ix) the fact that TDAC shareholders will hold a minority position in the Combined Company; (x) the interests of the TDAC Board and officers in the Business Combination (see “—Interests of TDAC’s Directors and Officers in the Business Combination”); and (xi) various other risk factors associated with ProLogium’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

See the sections entitled “The Business Combination—TDAC’s Reasons for the Approval of the Business Combination.”

Q.	What happens if the Business Combination Proposal is not approved?

A.

If the Business Combination Proposal is not approved, TDAC will look for other opportunities to consummate an initial business combination by June 24, 2027, pursuant to its amended and restated memorandum and articles of association, as then in effect. If TDAC does not consummate an initial business combination by such date, TDAC will either amend its amended and restated memorandum and articles of association to extend the date by which TDAC must consummate an initial business combination, or TDAC will be required to dissolve and liquidate the Trust Account.

Q.	Do I have redemption rights?

A.

If you are a holder of Public Shares, you may redeem your Public Shares for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the funds held in the Trust Account and not previously released to TDAC to pay TDAC’s taxes, net of taxes payable, upon the Closing. The per share amount TDAC will distribute to holders who properly redeem their shares will not be reduced by the deferred underwriting commissions TDAC will pay to the underwriters of its IPO if the Business Combination is consummated. Holders of the outstanding Public Warrants do not have redemption rights with respect to such warrants in connection with the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per share redemption price. For illustrative purposes, based on funds in the Trust Account of $[   ] million on [   ], the per share redemption price would have been $[10.00]. Additionally, Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account, including interest (which interest shall be net of taxes payable by TDAC and up to $[   ] of interest to pay dissolution expenses), in connection with the liquidation of the Trust Account.

The Sponsor has waived its redemption rights with respect to its Founder Shares and any Public Shares it holds in connection with the Business Combination. The Sponsor did not receive, and will not receive, any cash payment, securities, fee, reimbursement or other consideration specifically in exchange for this redemption waiver. The Sponsor’s pre-existing ownership of Founder Shares and Private Warrants and its rights to receive payment of accrued administrative fees, repayment of amounts advanced to TDAC and reimbursement of certain expenses were not granted as consideration for the redemption waiver.

Q.	Is there a limit on the number of shares I may redeem?

A.

A Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act) will be restricted from redeeming his or her shares with respect to more than an aggregate of 15% of the Public Shares without TDAC’s prior consent. Accordingly, all shares in excess of 15% of the Public Shares owned by a holder will not be redeemed. On the other hand, a Public Shareholder who holds 15% or less of the Public Shares may redeem all of the Public Shares held by him or her for cash.

Q.	Will my ability to exercise redemption rights be affected by how I vote?

A.

No. You may exercise your redemption rights whether you vote your Public Shares for or against the Business Combination Proposal or do not vote your shares. As a result, the Business Combination Proposal can be approved by shareholders who will redeem their Public Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their Public Shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of the Nasdaq.

Q.	How do I exercise my redemption rights?

A.

In order to exercise your redemption rights, you must, prior to [   ] on [   ], 2026 (two business days before the Meeting), (i) submit a written request to TDAC’s transfer agent that TDAC redeem your Public Shares for cash, and (ii) deliver your shares to TDAC’s transfer agent physically or electronically through The Depository Trust Company (“DTC”). The address of Continental Stock Transfer & Trust Company, TDAC’s transfer agent, is listed under the question “Who can help answer my questions?” below. TDAC requests that any requests for redemption include the identity as to the beneficial owner making such request. Electronic delivery of your shares generally will be faster than delivery of physical share certificates.

A physical share certificate will not be needed if your shares are delivered to TDAC’s transfer agent electronically. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and TDAC’s transfer agent will need to act to facilitate the request. It is TDAC’s understanding that shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because TDAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical share certificate. If it takes longer than anticipated to obtain a physical certificate, shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with TDAC’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to TDAC’s transfer agent and decide within the required time frame not to exercise your redemption rights, you may request that TDAC’s transfer agent return the shares (physically or electronically). You may make such request by contacting TDAC’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

A.

TDAC shareholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their Public Shares generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of TDAC Class A Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A shareholder’s tax basis in his or her shares of TDAC Class A Ordinary Shares generally will equal the cost of such shares. A shareholder who purchased TDAC Units will have to allocate the cost between the shares of TDAC Class A Ordinary Shares or TDAC Warrants comprising the TDAC Units based on their relative fair market values at the time of the purchase. See the sections entitled “Description of ProLogium Securities” and “Risk Factors.”

Q.	If I hold TDAC Warrants, can I exercise redemption rights with respect to my warrants?

A.	No. There are no redemption rights with respect to the TDAC Warrants.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A.	No. There are no appraisal rights available to holders of TDAC Ordinary Shares in connection with the Business Combination.

Q.	What happens to the funds held in the Trust Account upon Closing?

A.

If the Business Combination is consummated, the funds held in the Trust Account will be released to pay (i) Public Shareholders who properly exercise their redemption rights and (ii) expenses incurred by ProLogium and TDAC in connection with the Proposed Transactions, to the extent not otherwise paid prior to the Closing. Any additional funds available for release from the Trust Account will be used for general corporate purposes of the Combined Company following the Business Combination.

The table below presents the Trust Account value per share to a Public Shareholder that elects not to redeem its shares across a range of varying redemption scenarios. This Trust Account value per share includes the per share cost of the deferred underwriting fee.

(In thousands, except share and per share data)	As of December 31, 2025
Trust Account Value, less the June Redemptions	$153,840
Total Public Shares	14,651,303

Total Account Value per Public Share	$10.50

	No Additional Redemptions Scenario(1)	25% Redemptions Scenario(2)	50% Redemptions Scenario(3)	75% Redemptions Scenario(4)	100% Redemptions Scenario(5)
Redemptions	$—	$(38,460)	$(76,920)	$(115,380)		$(153,840)
Redemptions, shares	—	(3,662,826)	(7,325,652)	(10,988,477)		(14,651,303)
Deferred underwriting fee	$(6,038)	$(6,038)	$(6,038)	$(6,038)		$(6,038)
Cash left in Trust Account post redemptions less deferred underwriting fee	$147,802	$109,342	$70,882	$32,422		$(6,038)
Public Shares post-redemptions	14,651,303	10,988,477	7,325,652	3,662,826		—
Remaining trust proceeds per Public Share	$10.09	$9.95	$9.68	$8.85	$	N/A

(1)

This scenario assumes that, after the June Redemptions, no Public Shares are redeemed. This scenario also assumes payment of the deferred underwriting fee of approximately $6.0 million using the funds in the Trust Account.

(2)

This scenario assumes that, after the June Redemptions, 3,662,826 Public Shares, or approximately 25% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $38.5 million (based on the estimated per-share redemption price of approximately $10.50 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, less the June Redemptions, which is a redemptions scenario that could occur. This scenario also assumes payment of the deferred underwriting fee of approximately $6.0 million using the funds in the Trust Account.

(3)

This scenario assumes that, after the June Redemptions, 7,325,652 Public Shares, or approximately 50% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $76.9 million (based on the estimated per-share redemption price of approximately $10.50 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, less the June Redemptions, which is a redemptions scenario that could occur. This scenario also assumes payment of the deferred underwriting fee of approximately $6.0 million using the funds in the Trust Account.

(4)

This scenario assumes that, after the June Redemptions, 10,988,477 Public Shares, or 75% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $115.4 million (based on the estimated per-share redemption price of approximately $10.50 per share) from the Trust

Account based on funds in the Trust Account as of December 31, 2025, less the June Redemptions, which is a redemptions scenario that could occur. This scenario also assumes payment of the deferred underwriting fee of approximately $6.0 million using the funds in the Trust Account.
(5)

This scenario assumes that, after the June Redemptions, 14,651,303 Public Shares, or 100% of the Public Shares subject to redemption, are redeemed for an aggregate payment of approximately $153.8 million (based on the estimated per-share redemption price of approximately $10.50 per share) from the Trust Account based on funds in the Trust Account as of December 31, 2025, less the June Redemptions, which is a redemptions scenario that could occur. This scenario also assumes payment of the deferred underwriting fee of approximately $6.0 million using the funds in the Trust Account.

Q.	What happens if the Business Combination is not consummated?

A.

There are certain circumstances under which the Business Combination Agreement may be terminated. If, as a result of the termination of the Business Combination Agreement or otherwise, the Business Combination is not consummated, TDAC will look for other opportunities to consummate an initial business combination by June 24, 2027, pursuant to its amended and restated memorandum and articles of association, as then in effect. If TDAC does not consummate an initial business combination by then, TDAC will either amend its amended and restated memorandum and articles of association to extend the date by which TDAC must consummate an initial business combination, or TDAC will be required to dissolve and liquidate the Trust Account. See the section entitled “The Business Combination Agreement” for information regarding the parties’ specific termination rights.

Q.	When is the Business Combination expected to be consummated?

A.

It is currently anticipated that the Business Combination will be consummated promptly following the extraordinary general meeting of shareholders, provided that all other conditions to the Closing have been satisfied or waived.

Q.	What conditions must be satisfied to complete the Business Combination?

A.

There are a number of closing conditions to the Business Combination, including, but not limited to: (i) receipt of the required approval by the TDAC shareholders; (ii) receipt of the required approval by the ProLogium shareholders; (iii) after giving effect to the TDAC Share Redemption, Merger Sub 2 (as the surviving company of the Mergers) having at least $5,000,001 of net tangible assets immediately after the consummation of the Business Combination; (iv) the Minimum Available Cash Condition; (v) the absence of any law or governmental order enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Business Combination; (vi) the approval for listing of ProLogium Class A Ordinary Shares and ProLogium Warrants to be issued in connection with the Business Combination on the Nasdaq immediately following the Closing; (vii) effectiveness of this registration statement in accordance with the Securities Act and the absence of any stop order issued by the SEC with respect to this registration statement; and (viii) completion of the Recapitalization in accordance with the terms of the Business Combination Agreement.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—Business Combination Agreement.”

Q.	If TDAC does not satisfy the Minimum Available Cash Condition, may ProLogium waive it?

A.

Yes. ProLogium may waive the Minimum Available Cash Condition. However, if ProLogium waives the Minimum Available Cash Condition and the Business Combination closes with less cash than anticipated, the combined company may have less cash available to fund its business plan and may need to seek additional financing sooner than expected.

Q.	Will TDAC obtain new financing in connection with the Business Combination?

A.

Yes. On July 27, 2026, TDAC and ProLogium entered into a subscription agreement with Naetas Holding Limited (the “Subscriber”), an existing shareholder of ProLogium acting as part of a consortium of existing ProLogium shareholders that has committed an aggregate $50 million primary capital investment to support the Business Combination, pursuant to which the Subscriber agreed to purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares (the “Subscribed Shares”) at $10.00 per share, for an aggregate purchase price of $50.0 million (secured as part of an overall capital raise tied to the Proposed Transaction). For no additional consideration, TDAC will also issue the Subscriber one warrant for each Subscribed Share (the “Subscribed Warrants”), with terms substantially identical to TDAC’s warrants included in the units sold in its initial public offering, including an $11.50 exercise price, an $18.00 redemption trigger and a $0.01 redemption price. At the First Merger Effective Time, each Subscribed Share will be exchanged for one ProLogium Class A Ordinary Share and each outstanding and unexercised Subscribed Warrant will convert into the right to receive one warrant of ProLogium. The closing of the subscription is expected to occur one business day before the First Merger and is subject to customary conditions, including the accuracy of the parties’ representations and warranties, material covenant compliance, the absence of legal restraints, satisfaction or waiver of the applicable conditions to the Business Combination and the Mergers being scheduled for the immediately following business day. The Subscriber will fund the purchase price into escrow before the Closing; if the Business Combination is not consummated within the specified period, the funds will be returned and any issued Subscribed Shares and Subscribed Warrants will be cancelled. ProLogium will use commercially reasonable efforts to file a resale registration statement within 45 calendar days after the Business Combination closes and to cause it to become effective by the earlier of 90 calendar days after the filing deadline (120 calendar days if reviewed by the SEC) and 10 business days after notice that the SEC will not review, or further review, the filing. Subject to specified exceptions, TDAC and ProLogium must also extend to the Subscriber any materially more favorable price or terms granted under another subscription agreement before Closing.

Q.	What do I need to do now?

A.

You are urged to carefully read and consider the information contained in this proxy statement/prospectus, including the financial statements and annexes attached hereto, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q.	How do I vote?

A.

If you were a holder of record of TDAC Ordinary Shares on [   ], 2026, the Record Date for the extraordinary general meeting of shareholders, you may vote with respect to the applicable proposals in any of the following ways, if available:

1.	Vote by Mail: by signing, dating and returning the enclosed proxy card in the accompanying postage-paid envelope;

2.	Vote by Internet: visit the website shown on your proxy card to vote via the internet, 24 hours a day, seven days a week, until 11:59 p.m., Eastern Time, on [ ], 2026;

3.	Vote by Phone: by calling the toll-free number on your proxy card (within the United States or Canada); or

4.	Vote at the Extraordinary General Meeting: by attending the extraordinary general meeting and voting in person. You will be given a ballot when you arrive.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. Simply complete, sign and date your voting instruction card and return it in the postage-paid envelope provided to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker, bank or other nominee. If you wish to attend the extraordinary general meeting of shareholders and vote in person, you must obtain a proxy from your broker, bank or other nominee.

Q.	What will happen if I abstain from voting or fail to vote at the extraordinary general meeting?

A.

At the extraordinary general meeting of shareholders, TDAC will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote against each of the Business Combination Proposal and the Proposals, and will have no effect on any of the other proposals.

Q.	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A.	Signed and dated proxies received by TDAC without an indication of how the shareholder intends to vote on a proposal will be voted in favor of each proposal presented to the shareholders.

Q.	Do I need to attend the extraordinary general meeting of shareholders to vote my shares?

A.

No. You are invited to attend the extraordinary general meeting to vote on the proposals described in this proxy statement/prospectus. However, you do not need to attend the extraordinary general meeting of shareholders to vote your shares. Instead, you may submit your proxy by signing, dating and returning the applicable enclosed proxy card(s) in the pre-addressed postage-paid envelope or vote via the internet or by phone as described above. Your vote is important. TDAC encourages you to vote as soon as possible after carefully reading this proxy statement/prospectus.

Q.	If I am not going to attend the extraordinary general meeting of shareholders in person, should I return my proxy card instead?

A.

Yes. After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxy, as applicable, by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q.	If my shares are held in “street name,” will my broker, bank or other nominee automatically vote my shares for me?

A.

No. If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on any of the Proposals. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes will be counted for purposes of determining the presence of a quorum at the extraordinary general meeting of shareholders. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide. In addition, in no event will a broker non-vote have the effect of exercising your redemption rights for a pro rata portion of the Trust Account, and therefore no shares as to which a broker non-vote occurs will be redeemed in connection with the proposed Business Combination.

Q.	May I change my vote after I have mailed my signed proxy card?

A.

Yes. You may change your vote by sending a later-dated, signed proxy card to TDAC’s secretary at the address listed below prior to the vote at the extraordinary general meeting of shareholders, or by attending the extraordinary general meeting and voting in person. You may also revoke your proxy by sending a notice of revocation to TDAC’s secretary, provided such revocation is received prior to the vote at the extraordinary general meeting. If your shares are held in street name by a broker or other nominee, you must contact the broker or other nominee to change your vote.

Q.	What should I do if I receive more than one set of voting materials?

A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q.	What is the quorum requirement for the extraordinary general meeting of shareholders?

A.

A quorum will be present at the extraordinary general meeting of shareholders if a majority of the TDAC Ordinary Shares outstanding and entitled to vote at the Meeting is represented in person or by proxy. In the absence of a quorum, a majority of TDAC’s shareholders, present in person or represented by proxy, and voting thereon will have the power to adjourn the extraordinary general meeting.

As of the Record Date for the extraordinary general meeting, [   ] TDAC Ordinary Shares would be required to achieve a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or your broker, bank or other nominee submits one on your behalf) or if you vote in person at the extraordinary general meeting of shareholders. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the shares represented by shareholders present at the extraordinary general meeting or by proxy may authorize adjournment of the extraordinary general meeting to another date.

Q.	What happens to the TDAC Warrants I hold if I vote my shares of TDAC Class A Ordinary Shares against approval of the Business Combination Proposal and validly exercise my redemption rights?

A.

A holder voting his or her TDAC Class A Ordinary Shares against the Business Combination Proposal and/or exercising his or her redemption rights will not affect any TDAC Warrants held by such holder, which will be converted into ProLogium Warrants following the Closing.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.

TDAC will pay the cost of soliciting proxies for the extraordinary general meeting. TDAC has engaged Sodali & Co. (“Sodali”) to assist in the solicitation of proxies for the extraordinary general meeting. TDAC has agreed to pay Sodali a fee of $17,500. TDAC will reimburse $[   ] for reasonable out-of-pocket expenses and will indemnify Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. TDAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of TDAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of TDAC Ordinary Shares and in obtaining voting instructions from those owners. TDAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person; however, they will not be paid any additional amounts for soliciting proxies.

Q.	Who can help answer my questions?

A.

If you have questions about the shareholder proposals, or if you need additional copies of this proxy statement/prospectus, the proxy card or the consent card, you should contact our proxy solicitor at:

Sodali & Co.

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

(banks and brokers can call collect at (203) 658-9400)

Email: TDAC.info@investor.sodali.com

You may also contact TDAC at:

Translational Development Acquisition Corp.

52 E. 83rd Street

New York, New York 10028

Tel: (917) 979-3072

To obtain timely delivery, TDAC’s shareholders and warrant holders must request the materials no later than five business days prior to the extraordinary general meeting.

You may also obtain additional information about TDAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to TDAC’s transfer agent prior to 5:00 p.m., Eastern Time, on the second business day prior to the extraordinary general meeting of shareholders. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Mr. Mark Zimkind

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus. The Business Combination Agreement is the legal document that governs the Merger and the other transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Agreement.”

The Parties to the Proposed Transactions

Translational Development Acquisition Corp.

Translational Development Acquisition Corp. (“TDAC”) is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. TDAC was incorporated under the laws of the Cayman Islands on April 19, 2022.

On December 24, 2024, TDAC closed its Initial Public Offering of 17,250,000 units, including 2,250,000 units issued pursuant to the full exercise of the underwriter’s over-allotment option, with each unit consisting of one TDAC Class A Ordinary Share and one-half of one redeemable warrant, with each whole warrant exercisable for one TDAC Class A Ordinary Share at a price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $172,500,000. Simultaneously with the consummation of the Initial Public Offering, TDAC consummated the private sale of an aggregate of 7,075,000 Private Warrants to TDAC Partners LLC, TDAC’s sponsor, and BTIG, LLC, in each case at $1.00 per private warrant, generating total gross proceeds of $7,075,000. A total of $174,225,000 was deposited into a U.S.-based trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee. The registration statement for TDAC’s Initial Public Offering, File No. 333-282763, was declared effective on December 20, 2024. As of March 31, 2026, TDAC had $183,271,269 of marketable securities held in the Trust Account and had not withdrawn any interest earned from the Trust Account.

In connection with the consummation of the Business Combination, the funds in the Trust Account will be released in accordance with TDAC’s governing documents and the Business Combination Agreement, including to provide TDAC shareholders with the opportunity to redeem their TDAC Class A Ordinary Shares. TDAC intends to use substantially all of the funds held in the Trust Account, including amounts representing dividends and interest earned on the Trust Account, less income taxes payable, if any, to complete its Business Combination. The remaining proceeds held in the Trust Account after redemptions and payment of taxes from any interest income earned in the Trust Account will be used as working capital to finance the operations of ProLogium, make other acquisitions and pursue growth strategies. TDAC’s deferred underwriting fee is $6,037,500 in the aggregate, which will become payable to the underwriters or other FINRA members that assist TDAC in consummating an initial business combination at TDAC’s and the sponsor’s discretion from amounts held in the Trust Account solely if TDAC completes a business combination. In addition, on August 8, 2025, TDAC entered into a non-interest bearing promissory note with the sponsor for a principal amount of up to $2,000,000, which is due upon the closing of a business combination; as of March 31, 2026, $500,000 was outstanding under such promissory note and TDAC owed the sponsor $136,762 for administrative fees.

On May 27, 2026, TDAC entered into an Agreement and Plan of Merger with ProLogium, Merger Sub 1 and Merger Sub 2. Pursuant to the Business Combination Agreement, among other transactions and subject to the terms and conditions set forth therein, Merger Sub 1 will merge with and into TDAC, with TDAC surviving as a wholly owned subsidiary of ProLogium, and immediately thereafter TDAC will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of ProLogium. At the effective time of the First Merger, each issued and outstanding TDAC Class A Ordinary Share, other than shares held by holders validly exercising and not effectively withdrawing or losing dissenters’ rights under Section 238 of the Cayman Islands Companies Act, will be cancelled in exchange for the right to receive one ProLogium Class A Ordinary share, and each outstanding and unexercised TDAC Warrant will be converted into a warrant of ProLogium on the same terms and conditions as the applicable TDAC Warrant. Following the Closing, ProLogium is expected to be listed on Nasdaq under the ticker symbol “PRLG.”

The Business Combination Agreement includes covenants regarding the preparation and filing by ProLogium of a registration statement on Form F-4, or such other appropriate form as determined by the parties, that will include a proxy statement for the solicitation of proxies from TDAC shareholders and a prospectus for the ProLogium securities to be issued in the Business Combination. The Business Combination Agreement also includes covenants regarding the convening of an extraordinary general meeting of TDAC shareholders to approve the Business Combination and related proposals and to provide TDAC shareholders with the opportunity to redeem their TDAC Class A Ordinary Shares in accordance with TDAC’s governing documents, the release of funds from TDAC’s Trust Account, and the parties’ commercially reasonable efforts to enter into and consummate subscription agreements or backstop arrangements in connection with a private equity investment in TDAC to purchase TDAC Class A Ordinary Shares on terms mutually agreeable to the parties. The obligations of ProLogium and the Acquisition Entities to consummate the Business Combination are also conditioned, among other things, upon Available Cash, as defined in the Business Combination Agreement, being greater than or equal to $250,000,000.

The transaction values ProLogium at approximately $3.8 billion on a pre-money, net cash-free basis. ProLogium expects to seek funding through a combination of TDAC’s cash in trust and proceeds from a targeted common equity PIPE, and the transaction is expected to fund the scaling of production of ProLogium’s fourth-generation batteries and the construction of ProLogium’s new gigafactory in Dunkirk, France.

ProLogium and TDAC agreed to a pre-money enterprise value for ProLogium of approximately $3.8 billion on a net cash-free basis. This means that the parties attributed approximately $3.8 billion of value to ProLogium’s business without including the value of ProLogium’s net cash in that amount.

Under the Business Combination Agreement, ProLogium represented that it and its subsidiaries had aggregate net cash of $100 million as of May 27, 2026. Accordingly, under conventional valuation terminology, the negotiated $3.8 billion pre-money enterprise value, together with the $100 million of existing net cash, results in an implied pre-money equity value of approximately $3.9 billion.

The Business Combination Agreement separately defines the capitalized term “Equity Value” as $3.8 billion for purposes of calculating the recapitalization of ProLogium’s shares. The use of that defined term in the Business Combination Agreement should not be understood to mean that the parties calculated ProLogium’s conventional equity value as $3.8 billion after taking into account its $100 million of net cash.

Neither ProLogium nor TDAC obtained an independent third-party appraisal or fairness opinion supporting the $3.8 billion negotiated enterprise value or the resulting $3.9 billion implied equity value.

BTIG, LLC is acting as the exclusive financial advisor, lead capital markets advisor and placement agent to TDAC, and Venable LLP is serving as legal advisor to TDAC. Cohen & Company Capital Markets, a Division of Cohen & Company Securities, LLC, is acting as the exclusive financial advisor, lead capital markets advisor and placement agent to ProLogium. Credit Agricole Securities (USA) Inc. (and its affiliates, including Crédit Agricole Corporate and Investment Bank) is acting as placement agent to ProLogium, and Sullivan & Cromwell

LLP and LCS & Partners are serving as legal advisors to ProLogium. DLA Piper LLP (US) is serving as legal advisor to Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Credit Agricole Securities (USA) Inc., and BTIG, LLC.

The units, TDAC Class A Ordinary Shares and Public Warrants are listed on Nasdaq under the symbols “TDACU,” “TDAC” and “TDACW,” respectively.

The mailing address of TDAC’s principal executive office is 52 E. 83rd Street, New York, New York 10028, and its telephone number is (917) 979-3072.

Prologium Holding Inc.

Prologium Holding Inc. is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of Prologium Holding Inc. is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104. Following the consummation of the Business Combination, Prologium Holding Inc. will serve as the publicly traded holding company of ProLogium Technology Co., Ltd. and other subsidiaries.

Through ProLogium Technology Co., Ltd. and other subsidiaries, ProLogium focuses on the development, commercialization and scale-up of next-generation lithium ceramic battery technology for use in target markets across EVs, aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other applications. Although ProLogium has existing manufacturing operations in Taiwan and has delivered products and samples to a small number of customers and collaboration partners, it remains in the early stages of commercialization of its next-generation battery products and in the commercialization and manufacturing scale-up stage for its next-generation battery technologies. ProLogium’s current product sales consist primarily of battery sales to an automotive audio technology company for use in automotive audio systems, and its revenue in 2024 and 2025 was generated from purchase orders and development projects with a limited number of customers. ProLogium is preparing its Gen 4 technology for planned mass production in early 2027, subject to successful technical validation, supply chain readiness, manufacturing scale-up and customer qualification.

ProLogium’s existing production facilities consist of four facilities in Taoyuan, Taiwan, and it is developing a second gigafactory in Dunkirk, France. Because ProLogium remains in the early stages of commercialization, a significant portion of its production facilities is currently used for research and development activities. In 2025 and 2024, its facilities operated below planned commercial-scale utilization, and unallocated production overhead associated with idle capacity was recognized in cost of revenue. These facilities may continue to operate below planned commercial-scale utilization in the near term, which may continue to result in idle-capacity costs and negatively affect gross margins. Accordingly, ProLogium’s results of operations depend significantly on its ability to transition and utilize its existing production facilities for commercial-scale production of its next-generation lithium ceramic battery technologies, and its ability to improve utilization of those facilities and absorb fixed manufacturing costs over a larger volume of commercial production will be an important factor affecting its gross margins, cost structure and path to profitability. If ProLogium is unable to do so, or if production yields or utilization do not improve as expected, its cost structure may not improve as planned.

In 2025, ProLogium incurred an operating loss of $78.5 million, a net loss of $640.9 million and net cash used in operating activities of $20.0 million. As of December 31, 2025, ProLogium had negative working capital of $1,894.1 million, an accumulated deficit of $1,846.9 million and current liabilities of $2.2 billion, which primarily related to convertible and redeemable preference shares issued to its preferred shareholders in connection with prior equity financing activities, the redemption liabilities of which could be triggered within one year. The redemption right of those preferred shareholders had become exercisable, and ProLogium had not obtained sufficient consents from the relevant preferred shareholders to extend the redemption date. Material uncertainties exist that may cast significant doubt on ProLogium’s ability to continue as a going concern, and the report of ProLogium’s independent registered public accounting firm on its consolidated financial statements contains an explanatory paragraph to the same effect. ProLogium’s ability to continue as a going concern depends on its ability to strengthen its liquidity position through the successful completion of the Business Combination or other financing transactions, and if it is unable to consummate the Business Combination or if the relevant preferred shareholders exercise their redemption rights, ProLogium may not have sufficient liquidity to settle the redemption obligations as they become due. ProLogium’s management plans to address these conditions by obtaining extensions of redemption rights, pursuing additional financing (including the Business Combination) and implementing measures to improve operating efficiency and manage working capital; however, there can be no assurance that this plan will be successfully implemented or sufficient to alleviate the material uncertainties described above.

For additional information, please refer to the sections entitled “Risk Factors—Risks Related to ProLogium,” “ProLogium’s Business” and “ProLogium’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Merger Sub 1

Merger Sub 1 (“Merger Sub 1”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of ProLogium. Merger Sub 1 was incorporated solely for the purpose of effectuating the Business Combination and has not engaged in any business or conducted any operations other than those in connection with the Business Combination. The registered office of Merger Sub 1 is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. As of the date hereof, Merger Sub 1 has no assets or liabilities other than those incidental to its incorporation and the transactions contemplated by the Business Combination Agreement.

Merger Sub 2

Merger Sub 2 (“Merger Sub 2” and, together with Merger Sub 1, “Merger Subs”) is a Cayman Islands exempted company and a direct wholly owned subsidiary of ProLogium. Merger Sub 2 was incorporated solely for the purpose of effectuating the Business Combination and has not engaged in any business or conducted any operations other than those in connection with the Business Combination. The registered office of Merger Sub 2 is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. As of the date hereof, Merger Sub 2 has no assets or liabilities other than those incidental to its incorporation and the transactions contemplated by the Business Combination Agreement.

Controlled Company

Upon consummation of the Business Combination, ProLogium expects to be a “controlled company” as defined under the rules of the Nasdaq since Yang Szu-Nan, ProLogium’s founder and Chief Executive Officer, will beneficially own more than 50% of ProLogium’s total voting power. For so long as ProLogium remains a controlled company under this definition, ProLogium is permitted to elect to rely, and currently intends to rely, on certain exemptions from corporate governance rules, including the exemption from the rule that a majority of its board of directors must be independent directors.

Emerging Growth Company

Each of TDAC and ProLogium is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, each is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find ProLogium securities less attractive as a result, there may be a less active trading market for ProLogium securities and the prices of ProLogium securities may be more volatile.

ProLogium will remain an emerging growth company under the JOBS Act until the earliest of: (i) the last day of the fiscal year (a) following the fifth anniversary of the date on which ProLogium Class A Ordinary Shares were offered in connection with the Proposed Transactions, (b) in which it has total annual gross revenues of at least $1.235 billion, or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (ii) the date on which it has issued more than $1 billion in non-convertible debt during the prior three-year period.

Foreign Private Issuer Status

ProLogium is an exempted company limited by shares incorporated in 2012 under the laws of the Cayman Islands. After the consummation of the Business Combination, ProLogium will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to ProLogium on June 30, 2027. Even after ProLogium no longer qualifies as an emerging growth company, for so long as ProLogium qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring principal shareholders (but not officers and directors) to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

ProLogium will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information ProLogium is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, ProLogium shareholders will receive less or different information about ProLogium than a shareholder of a U.S. domestic public company would receive.

After the consummation of the Business Combination, ProLogium expects to be listed on Nasdaq. Nasdaq rules permit a foreign private issuer such as ProLogium to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is ProLogium’s home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, ProLogium is not required to have:

•	a majority of the Board consisting of independent directors;

•	a compensation committee;

•	a nominating committee; or

•	regularly scheduled executive sessions with only independent directors each year.

ProLogium intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq applicable to U.S. domestic public companies. ProLogium would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents; (ii) more than 50% of its assets are located in the United States; or (iii) its business is administered principally in the United States.

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if ProLogium no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

If at any time ProLogium ceases to be a foreign private issuer, we will take all action necessary to comply with the applicable rules of the SEC and Nasdaq.

The Proposed Transactions

The terms of the Business Combination Agreement and the Ancillary Agreements are the result of extensive negotiations between TDAC, ProLogium and their respective representatives. The following is a brief summarized description of the background of TDAC’s search for an initial business combination, its negotiations with and evaluation of ProLogium, and the Business Combination Agreement, the Business Combination and the related transactions. The following is not intended to be a list of all opportunities initially evaluated or explored or discussions held by TDAC, but rather to summarize the key meetings and events that led to the signing of the Business Combination Agreement with ProLogium. All dates and times referred to in the following chronology are New York City time unless otherwise indicated. For more detailed background of the Business Combination and other information that TDAC and ProLogium consider material regarding the negotiation of the Business Combination, see “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination.”

Background of the Proposed Transactions

On December 24, 2024, TDAC consummated its Initial Public Offering, generating gross proceeds of $172,500,000, together with a concurrent private placement of Private Warrants for aggregate gross proceeds of $7,075,000. Following the Initial Public Offering, TDAC commenced an active search for potential targets, reviewing more than 100 potential targets across a range of industries and engaging in preliminary discussions with approximately 15 of them. TDAC did not pursue those other opportunities further, principally because of excessive valuation expectations, the absence of a clear competitive advantage or an insufficient track record. ProLogium, for its part, had considered alternative means of accessing the public capital markets, including a traditional initial public offering, and its management believed that a business combination with a special purpose acquisition company would allow the listing process, valuation negotiations and financing arrangements to be addressed within a single transaction structure and on a more certain timeline as ProLogium entered an important commercialization and manufacturing expansion phase. Cohen & Company Capital Markets, a Division of Cohen & Company Securities, LLC (“Cohen & Company”), introduced ProLogium to TDAC in early December 2025, and on December 11, 2025 the parties held an introductory video call at which ProLogium’s management presented its business and indicated that ProLogium was conducting a competitive process among multiple special purpose acquisition companies. The parties executed a non-disclosure agreement on December 19, 2025. TDAC was granted access to ProLogium’s virtual data room beginning on January 26, 2026. On February 16, 2026, TDAC was informed that it was one of three finalists in ProLogium’s process, and on February 20, 2026 TDAC delivered a further revised indicative letter of intent proposing a pre-money valuation of $3.8 billion with a potential earn-out that could bring the valuation to $4.0 billion, together with proposed equity incentive plan sizing and lock-up terms. Following further negotiations in March 2026 regarding ProLogium’s post-closing capital requirements, including the milestone-based nature of ProLogium’s approved government subsidies of up to approximately €1.375 billion from the Government of the French Republic for its new factory in Dunkirk, France, the parties agreed on a Minimum Available Cash Condition of no less than $250,000,000, and on April 2, 2026 ProLogium informed TDAC that ProLogium’s board of directors had unanimously approved TDAC as ProLogium’s selected partner.

Following TDAC’s selection, the parties and their advisors held a kick-off organizational meeting on April 8, 2026 and a further working session on April 15, 2026 in New York, and between April 16, 2026 and May 26, 2026 representatives of TDAC conducted multiple diligence meetings and calls with ProLogium’s senior management covering ProLogium’s total addressable market, products and technological and manufacturing advantages, historical operations, business plan and financial model, and the French subsidy package for ProLogium’s Dunkirk factory, alongside independent channel checks by TDAC regarding the market for advanced batteries. On April 27, 2026, TDAC engaged Benchmark Mineral Intelligence, an independent consulting firm, to review ProLogium’s product specifications and testing data, and that firm delivered its final report to TDAC on May 8, 2026. Concurrently, TDAC’s legal advisors conducted legal due diligence and the parties negotiated the terms of the Business Combination Agreement and the Ancillary Agreements. On May 21, 2026, the TDAC Board met to discuss the investment merits and risks of the proposed transaction and approved the transaction, subject to approval by ProLogium’s board of directors, and ProLogium’s board of directors approved the proposed transaction on May 25, 2026. On May 27, 2026, TDAC, ProLogium, Merger Sub 1 and Merger Sub 2 entered into the Business Combination Agreement, the applicable parties entered into the Sponsor Letter Agreement and the ProLogium Shareholder Voting Agreement, and TDAC and ProLogium issued a joint press release announcing the Business Combination. For a more detailed description of the background of the Proposed Transactions, see the section entitled “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination.”

The Business Combination Agreement

On May 27, 2026, TDAC entered into the Business Combination Agreement with ProLogium, Merger Sub 1 and Merger Sub 2.

Pursuant to the terms of the Business Combination Agreement: (i) Merger Sub 1 will merge with and into TDAC (the “First Merger”), with TDAC surviving the First Merger as a wholly owned subsidiary of ProLogium (such company, as the surviving entity of the First Merger, the “First Merger Surviving Company”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Merger Surviving Company will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of ProLogium (such company, as the surviving entity of the Second Merger, the “Second Merger Surviving Company”). As a result of the Mergers, and upon consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement (the “Business Combination” and, together with transactions contemplated by agreements, instruments and documents contemplated by the Business Combination Agreement, the “Proposed Transactions”), the shareholders of TDAC will become shareholders of ProLogium. The times at which the First Merger and the Second Merger become effective are sometimes referred to as the “First Merger Effective Time” and “Second Merger Effective Time,” respectively. The closing of the Mergers is herein referred to as the “Closing.”

Merger Consideration

At the First Merger Effective Time, (i) each issued and outstanding TDAC Class A Ordinary Share, including any TDAC Class A Ordinary Shares issued upon conversion of TDAC Class B Ordinary Shares and other than TDAC Dissenting Shares, will be cancelled in exchange for the right to receive one ProLogium Class A Ordinary Share, and (ii) each TDAC Dissenting Share will be cancelled and cease to exist and will carry no right other than the right to receive the payment of the fair value of such TDAC Dissenting Share determined in accordance with Section 238 of the Companies Act.

Immediately prior to the First Merger Effective Time, (i) ProLogium’s Articles will be adopted and become effective, and (ii) ProLogium will effect a share consolidation such that each Pre-Recapitalization ProLogium Ordinary Share and each ProLogium Preferred Share (collectively, the “Pre-Recapitalization ProLogium Shares”) (whether issued and outstanding or authorized but unissued) immediately prior to the First Merger Effective Time, will be consolidated into a number of shares calculated through a formula which represents an adjustment ratio used to give effect to the recapitalization contemplated by the Business Combination (the “Consolidation Factor”), and upon such share consolidation, each resulting share will be repurchased and cancelled by ProLogium in exchange for the issuance of (a) one ProLogium Class A Ordinary Share, if such resulting share is held by any person other than the Founder Parties and the ProLogium Class C Holders, (b) one ProLogium Class B Ordinary Share, if such resulting share is held by the Founder Parties, or (c) one ProLogium Class C Ordinary Share, if such resulting share is held by the SBCVC Shareholder, New Epoch, or the New Horizon Shareholders (collectively, the “ProLogium Class C Holders”) (items (i) through (ii), the “Recapitalization”). Pursuant to ProLogium’s Articles, each ProLogium Class A Ordinary Share will have one vote, each ProLogium Class B Ordinary Share will have 12 votes, and each ProLogium Class C Ordinary Share will have two votes.

The “Consolidation Factor” means the quotient obtained from dividing (i) the Per Share Equity Value by (ii) the Reference Price.

For a detailed discussion on calculation of the number of ProLogium Ordinary Shares to be received by holders of ProLogium securities in connection with the Business Combination, please see the sections entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement” and “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements.”

In connection with the consummation of the Proposed Transactions, the following will occur:

•	ProLogium will amend its currently effective memorandum and articles of association to be substantially in the form attached to this proxy statement/prospectus as Annex B;

•	Prior to the date of the First Merger Effective Time, it is contemplated that certain PIPE Investors will subscribe for TDAC Class A Ordinary Shares pursuant to the PIPE Investments;

•

At the Closing, the ProLogium Shareholder Lock-Up Agreement and the New Registration Rights Agreement will be entered into, and the Registration Rights Agreement, dated as of December 23, 2024, among TDAC, the Sponsor and BTIG, LLC will terminate.

Conditions to Closing

The obligations of TDAC, ProLogium, Merger Sub 1 and Merger Sub 2 to consummate the Business Combination are conditioned upon, among other things: (i) receipt of the required approval by the TDAC Shareholders; (ii) receipt of the required approval by the ProLogium Shareholders; (iii) after giving effect to the TDAC Share Redemption, Merger Sub 2 (as the surviving company of the Mergers) having at least $5,000,001 of net tangible assets immediately after the consummation of the Business Combination; (iv) the absence of any law or governmental order enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Business Combination; (v) the approval for listing of ProLogium Class A Ordinary Shares and ProLogium Warrants to be issued in connection with the Business Combination on the Nasdaq immediately following the Closing; (vi) effectiveness of this registration statement in accordance with the Securities Act and the absence of any stop order issued by the SEC with respect to this registration statement; and (vii) completion of the Recapitalization in accordance with the terms of the Business Combination Agreement.

The obligations of ProLogium, Merger Sub 1 and Merger Sub 2 to consummate the Business Combination are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of TDAC (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) material compliance by TDAC with its pre-closing covenants; (iii) the Minimum Available Cash Condition; and (iv) the absence of any event since the date of the Business Combination Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of TDAC to timely consummate the Business Combination.

The obligations of TDAC to consummate the Business Combination are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of ProLogium (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) material compliance by ProLogium with its pre-Closing covenants; and (iii) the absence of any event since the date of the Business Combination Agreement that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of ProLogium and its subsidiaries, taken as a whole (subject to certain exceptions set forth in the Business Combination Agreement).

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1—The Business Combination Proposal—Business Combination Agreement.”

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among other reasons:

•	by mutual written consent of all parties to the Business Combination Agreement;

•	by either TDAC or ProLogium if the Closing has not occurred on or before March 31, 2027 (the “Termination Date”);

•	by either TDAC or ProLogium if the consummation of the Mergers is permanently enjoined, prohibited, deemed illegal or prevented by a final, non-appealable governmental order;

•

by ProLogium, upon a breach of any representation, warranty, covenant or agreement on the part of TDAC set forth in the Business Combination Agreement if such breach gives rise to a failure of certain closing conditions to be satisfied and cannot be or has not been cured within thirty (30) days following the receipt of notice from ProLogium (or any shorter period of the time that remains of such notice and the Termination Date);

•

by TDAC upon a breach of any representation, warranty, covenant or agreement on the part of ProLogium set forth in the Business Combination Agreement if such breach gives rise to a failure of certain closing conditions to be satisfied and cannot be or has not been cured within thirty (30) days following the receipt of notice from TDAC (or any shorter period of the time that remains between the delivery of such notice and the Termination Date); or

•	by either TDAC or ProLogium if the Business Combination Proposal is not approved by TDAC’s shareholders.

For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Termination.”

Ancillary Agreements Related to the Business Combination

Sponsor Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, TDAC, the Company and the Sponsor entered into the Sponsor Letter Agreement, pursuant to which the Sponsor agreed, among other things, to (i) attend any meeting of TDAC Shareholders for purposes of establishing a quorum and vote all TDAC Ordinary Shares and other voting securities held by it in favor of approving the transactions contemplated by the Business Combination Agreement, including any proposal to extend the time by which TDAC must consummate an initial business combination; (ii) not transfer any TDAC Ordinary Shares, TDAC Warrants or other equity securities held by it, except for transfers permitted under the Sponsor Letter Agreement; (iii) waive any dissenters’, appraisal or similar rights with respect to its TDAC Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement; (iv) not redeem any TDAC Ordinary Shares held by it in connection with such business combination or any proposal to extend the time by which TDAC must consummate an initial business combination; and (v) waive any anti-dilution adjustment to the conversion ratio between TDAC Class B Ordinary Shares and TDAC Class A Ordinary Shares set forth in Article 17.3 of TDAC’s amended and restated memorandum and articles of association, in each case on the terms set forth in the Sponsor Letter Agreement.

The Sponsor also agreed, subject to specified exceptions, not to transfer, for twelve (12) months following the consummation of the Business Combination, any ProLogium Class A Ordinary Shares and ProLogium Warrants held by it immediately after the First Merger Effective Time, or any ProLogium Class A Ordinary Shares acquired upon conversion, exercise or exchange of such ProLogium Warrants.

See the section entitled “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—Sponsor Letter Agreement.”

ProLogium Shareholder Lock-Up Agreement

At the Closing, ProLogium, TDAC and certain ProLogium shareholders (the “ProLogium Lock-Up Shareholders”) will enter into a Lock-Up Agreement (the “ProLogium Shareholder Lock-Up Agreement”), pursuant to which each ProLogium Lock-Up Shareholder will agree not to transfer (i) any ProLogium Ordinary Shares held by such ProLogium Lock-Up Shareholder immediately after the Second Merger Effective Time, (ii) any ProLogium Ordinary Shares issuable upon the exercise of options or warrants to purchase ProLogium Ordinary Shares held by such ProLogium Lock-Up Shareholder immediately after the Second Merger Effective Time (along with such options or warrants themselves), and (iii) any ProLogium Ordinary Shares acquirable upon the conversion, exercise or exchange of any other securities convertible into or exercisable or exchangeable for ProLogium Ordinary Shares held by such ProLogium Lock-Up Shareholder immediately after the Second Merger Effective Time (along with such securities themselves) ((i) through (iii), collectively, the “ProLogium

Shareholder Lock-Up Shares”) during the applicable lock-up period, subject to customary exceptions. The applicable lock-up period (a) for Founder and his wholly-owned company, New Zone Corporation, will be eighteen (18) months from and after the Closing Date, (b) for certain employees of ProLogium, will be twelve (12) months from and after the Closing Date, (c) for each of the SBCVC Shareholder, Ningbo Meishan Bonded Port Area Yuepu Investment Limited Partnership, and SBCVC Navitas Limited, will be six (6) months from and after the Closing Date, (d) for New Epoch Capital LP, New Horizon I Holding Company Limited and New Horizon II Holding Company Limited, will be six (6) months from and after the Closing Date, and (e) for certain other shareholders of ProLogium, will be six (6) months from and after the Closing Date.

ProLogium Shareholder Voting Agreement

Concurrently with the execution of the Business Combination Agreement, ProLogium, TDAC and certain ProLogium shareholders (the “ProLogium Voting Shareholders”) entered into a voting agreement (the “ProLogium Shareholder Voting Agreement”), pursuant to which each ProLogium Voting Shareholder agreed to, among other things, (i) attend any ProLogium shareholder meeting to establish a quorum for the purpose of approving the Business Combination, and (ii) vote the Pre-Recapitalization ProLogium Shares and any other ProLogium securities acquired by such ProLogium Voting Shareholder in favor of approving the transactions contemplated by the Business Combination Agreement. See the section entitled “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—ProLogium Shareholder Voting Agreement.”

New Registration Rights Agreement

At the Closing, ProLogium, the Sponsor and certain shareholders of ProLogium will enter into a Registration Rights Agreement (the “New Registration Rights Agreement”) containing customary registration rights for Sponsor and the shareholders of ProLogium who are parties thereto. See the section entitled “Proposal No. 1—The Business Combination Proposal—Ancillary Agreements—New Registration Rights Agreement.”

Assignment, Assumption and Amendment Agreement

Immediately prior to the Closing, ProLogium, TDAC, and [    ] will enter into an assignment, assumption and amendment agreement. Pursuant to such assignment, assumption and amendment agreement, TDAC will assign to ProLogium all of its rights, interests, and obligations in and under the Warrant Agreement, dated [    ], by and between TDAC and [    ], and the terms and conditions of such Warrant Agreement shall be amended to reflect the assumption of the TDAC Warrants by ProLogium.

Subscription Agreement

On July 27, 2026, TDAC and ProLogium entered into a subscription agreement with Naetas Holding Limited (the “Subscriber”), an existing shareholder of ProLogium acting as part of a consortium of existing ProLogium shareholders that has committed an aggregate $50 million primary capital investment to support the Business Combination, pursuant to which the Subscriber agreed to purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares (the “Subscribed Shares”) at $10.00 per share, for an aggregate purchase price of $50.0 million (secured as part of an overall capital raise tied to the Proposed Transaction). For no additional consideration, TDAC will also issue the Subscriber one warrant for each Subscribed Share (the “Subscribed Warrants”), with terms substantially identical to TDAC’s warrants included in the units sold in its initial public offering, including an $11.50 exercise price, an $18.00 redemption trigger and a $0.01 redemption price. At the First Merger Effective Time, each Subscribed Share will be exchanged for one ProLogium Class A Ordinary Share and each outstanding and unexercised Subscribed Warrant will convert into the right to receive one warrant of ProLogium. The closing of the subscription is expected to occur one business day before the First

Merger and is subject to customary conditions, including the accuracy of the parties’ representations and warranties, material covenant compliance, the absence of legal restraints, satisfaction or waiver of the applicable conditions to the Business Combination and the Mergers being scheduled for the immediately following business day. The Subscriber will fund the purchase price into escrow before the Closing; if the Business Combination is not consummated within the specified period, the funds will be returned and any issued Subscribed Shares and Subscribed Warrants will be cancelled. ProLogium will use commercially reasonable efforts to file a resale registration statement within 45 calendar days after the Business Combination closes and to cause it to become effective by the earlier of 90 calendar days after the filing deadline (120 calendar days if reviewed by the SEC) and 10 business days after notice that the SEC will not review, or further review, the filing. Subject to specified exceptions, TDAC and ProLogium must also extend to the Subscriber any materially more favorable price or terms granted under another subscription agreement before Closing.

See the section entitled “Proposal No. 1—The Business Combination Proposal—Ancillary Documents—Subscription Agreement.”

The Merger Proposal

As part of the Business Combination, the shareholders of TDAC will vote on the First Merger of TDAC with Merger Sub 1, with TDAC being the surviving company and all the undertaking, property and liabilities of Merger Sub 1 vesting in TDAC by virtue of such Merger pursuant to the Companies Act and the First Plan of Merger attached to this proxy statement/prospectus as Annex C. Please see the section entitled “The Merger Proposal.”

The Share Issuance Proposal

Nasdaq listing rules require that Nasdaq listed companies obtain shareholder approval for issuances of securities in excess of 20% of its issued and outstanding shares prior to the issuance. In connection with the approval of the Business Combination Proposal, TDAC’s shareholders will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in excess of 20% of TDAC’s issued and outstanding ordinary shares in connection with the Business Combination and related financing. Please see the section entitled “The Share Issuance Proposal.”

The Adjournment Proposal

If, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve any of the other Proposals presented to shareholders for a vote, or, if as of the time for which the Meeting is scheduled, there are insufficient TDAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Meeting, the chairman of the Meeting may submit a proposal to adjourn the Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. The chairman of the Meeting may also submit a proposal to adjourn the Meeting to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to TDAC shareholders. Please see the section entitled “The Adjournment Proposal.”

TDAC’s Sponsor

As of [   ], 2026, the Record Date for the Meeting, TDAC’s Sponsor beneficially owned and is entitled to vote an aggregate of 4,657,500 Founder Shares that were issued prior to TDAC’s Initial Public Offering. The Sponsor also purchased an aggregate of 4,850,000 Private Warrants simultaneously with the consummation of the Initial Public Offering and over-allotment exercise. The Founder Shares currently constitute approximately 21.26% of the outstanding TDAC Ordinary Shares.

In connection with the Initial Public Offering, each of TDAC’s Sponsor, officers and directors agreed to vote the Founder Shares as well as any ordinary shares acquired in the aftermarket, in favor of the Business Combination Proposal. TDAC’s Sponsor, officers and directors have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Sponsor Letter Agreement, amongst other things, reaffirms this commitment. The Founder Shares, the Private Warrants and shares issuable upon exercise of the Private Warrants have no redemption rights in the event of a business combination and the Private Warrants will be worthless if no business combination is effected by TDAC.

Date, Time and Place of the Extraordinary General Meeting of TDAC

The Meeting will be held on [    ], 2026, at [[   ] a.m.], [Taiwan] time, at the offices of Venable LLP located at 151 W. 42nd Street, 49th Floor, New York, New York 10036, or such other date, time and place to which such meetings may be adjourned or postponed, to consider and vote upon the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal, and/or, if submitted, the Adjournment Proposal to permit further solicitation and vote of proxies if, among other aspects, based upon the tabulated vote at the time of the Meeting, TDAC is not authorized to consummate the Business Combination.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned TDAC Ordinary Shares at the close of business on [    ], 2026, which is the Record Date for the Meeting. Shareholders will have one vote on each of the proposals at the Meeting for each TDAC Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Holders of Public Warrants do not have voting rights. Holders of Units will only have voting rights with respect to the TDAC Ordinary Shares to be issued upon separation of such Units. On the Record Date, there were [    ] TDAC Ordinary Shares outstanding, of which [    ] were Public Shares and 4,657,500 were Founder Shares.

Quorum and Vote of TDAC Shareholders

A quorum of TDAC shareholders is necessary to hold a valid meeting. A quorum will be present at the TDAC meeting if the holders of one third of the outstanding shares entitled to vote at the Meeting are represented in person or by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals. The Sponsor holds approximately of the outstanding TDAC Ordinary Shares. Such shares, as well as any ordinary shares acquired in the aftermarket by the Sponsor, have agreed to vote in favor of the Business Combination Proposal and the Merger Proposal presented at the Meeting. The proposals presented at the Meeting will require the following votes:

•

Pursuant to TDAC’s Articles, the approval of the Business Combination Proposal will require an “ordinary resolution.” There currently are 19,308,803 TDAC Ordinary Shares outstanding, consisting of 14,651,303 Public Shares and 4,657,500 Founder Shares. Of the Founder Shares, 4,657,499 are TDAC Class A Ordinary Shares issued to the Sponsor upon conversion of an equal number of TDAC Class B Ordinary Shares on June 12, 2026, and one is a TDAC Class B Ordinary Share that remains issued and outstanding. In addition, there currently are 15,700,000 TDAC Warrants outstanding, consisting of 8,625,000 Public Warrants and 7,075,000 Private Placement Warrants.

•	Pursuant to TDAC’s Articles, the approval of the Merger Proposal will require a “special resolution” as a matter of Cayman Islands law.

•	The Share Issuance Proposal will be proposed for approval as an “ordinary resolution.”

•	The approval of the Adjournment Proposal will require an “ordinary resolution” under TDAC’s Articles.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal (if presented).

If any of the Business Combination Proposal, the Merger Proposal or the Share Issuance Proposal is not approved or any of the applicable closing conditions in the Business Combination Agreement are not satisfied or waived, the Proposed Transactions shall not be consummated.

Redemption Rights

Pursuant to TDAC’s Articles, a holder of the Public Shares may demand that TDAC redeem such shares into cash if the Business Combination is consummated. Holders of the Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that TDAC redeem their shares for cash no later than 5:00 p.m., Eastern Time, on [    ], 2026 (two business days prior to the vote at the Meeting) by (A) submitting their request in writing to [    ] of [    ] and (B) delivering their shares to TDAC’s transfer agent physically or electronically using DTC’s DWAC (Deposit Withdrawal at Custodian) system. If the Business Combination is not completed, these shares will not be redeemed for cash. In such case, TDAC will promptly return any shares delivered by public holders for redemption and such holders may only share in the assets of the Trust Account upon the liquidation of TDAC. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their redemption rights in connection therewith due to potential claims of creditors. If a holder of the Public Shares properly demands redemption, TDAC will redeem each Public Share for a full pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [   ], 2026, the Record Date, this would amount to approximately $[   ] per share. If a holder of the Public Shares exercises its redemption rights, then it will be exchanging its ordinary shares of TDAC for cash and will no longer own the shares. See the section entitled “The Extraordinary General Meeting of TDAC Shareholders—Redemption Rights” for a detailed description of the procedures to be followed if you wish to convert your shares into cash.

The Business Combination will not be consummated if Merger Sub 2 (as the surviving company of the Mergers) will have net tangible assets of less than $[   ] after taking into account holders that have properly demanded redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement.

Holders of Public Warrants will not have redemption rights with respect to such securities. Holders of Units must separate the underlying Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

Appraisal or Dissenters’ Rights

Holders of Public Warrants or Units do not have appraisal rights in connection with the Business Combination under the Companies Act. TDAC shareholders are entitled to give written notice to TDAC prior to the Meeting that they wish to dissent to the Business Combination and to receive payment of fair value for his or her shares of TDAC if they follow the procedures set out in the Companies Act. A failure to vote against the Business Combination at the Meeting having given a written notice to dissent will not constitute a waiver of appraisal rights as a matter of Cayman Islands law. It is TDAC’s view that such fair value would be equal to or less than the amount which TDAC shareholders would obtain if they exercise their redemption rights as described herein.

Proxy Solicitation

Proxies may be solicited by mail, telephone, on the internet or in person. TDAC has engaged Sodali & Co. to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “The Extraordinary General Meeting of TDAC Shareholders—Revoking Your Proxy.”

Interests of Certain Persons in the Proposed Transactions

When you consider the recommendation of TDAC’s Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor has interests in such proposal that are different from, or in addition to, your interests as a shareholder or warrant holder. These interests include, among other things:

•

If the Business Combination or another business combination is not consummated by June 24, 2027 (or a later date approved by TDAC’s shareholders pursuant to TDAC’s Articles), TDAC will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and TDAC’s Board, dissolve and liquidate. On the other hand, if the Business Combination is consummated, each outstanding TDAC Ordinary Share will be converted into one ProLogium Class A Ordinary Share, subject to adjustment described herein.

•

If TDAC is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TDAC for services rendered or contracted for or for products sold to TDAC, but only if such a vendor or target business has not executed a waiver. If TDAC consummates a business combination, on the other hand, TDAC will be liable for all such claims.

•

Prior to the consummation of the Initial Public Offering, in May 2022, the Sponsor purchased an aggregate of 4,312,500 Founder Shares for $25,000, or $0.005 per share (later increased to 4,657,500 for no additional consideration). Such Founder Shares would become worthless if TDAC does not complete a business combination within the required time period, as the Sponsor waived any right to redemption with respect to these shares without receiving any consideration for such waiver. On June 12, 2026, TDAC issued an aggregate of 4,657,499 TDAC Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of the TDAC Class B Ordinary Shares held by the Sponsor. The TDAC Class A Ordinary Shares issued in connection with such conversion are subject to the same restrictions applicable to the TDAC Class B Ordinary Shares prior to such conversion, including certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination. Following such conversion, there were 21,907,499 TDAC Class A Ordinary Shares and one TDAC Class B Ordinary Share issued and outstanding. The Founder Shares have an aggregate market value of approximately $[   ] based on the closing price of the TDAC Class A Ordinary Shares of $[   ] on the Nasdaq on [   ], 2026. On the Closing Date, immediately prior to the First Merger Effective Time, any TDAC Class B Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time will be repurchased and cancelled by TDAC in exchange for the issuance of TDAC Class A Ordinary Shares in accordance with the conversion ratio provided under Article 17.2 of TDAC’s Articles, and each issued and outstanding TDAC Class A Ordinary Share, including any TDAC Class A Ordinary Shares issued upon conversion of TDAC Class B Ordinary Shares, will be cancelled and in exchange thereof entitle their holders to receive up to 21,907,500 ProLogium Class A Ordinary Shares in connection with the Business

Combination and have an aggregate value of $[ ], based upon the per share value implied in the Business Combination of $[10.00] per ProLogium Class A Ordinary Share.

•

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,850,000 Private Warrants in a private placement of TDAC, generating gross proceeds to TDAC of $4,850,000. The Private Warrants would become worthless if TDAC does not complete a business combination within the required time period. The Private Warrants had no intrinsic value as of June 26, 2026 because the exercise price of $11.50 per share exceeded the closing price of the TDAC Class A Ordinary Shares on Nasdaq on such date; however, based on the closing price of the Public Warrants of $1.27 on Nasdaq on June 26, 2026, the 6,477,482 Private Warrants had an aggregate implied option value of approximately $8.2 million.

•

TDAC’s Sponsor and its affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TDAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TDAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TDAC may not be able to reimburse these expenses if the Business Combination with ProLogium or another business combination is not completed by June 24, 2027 (or a later date approved by TDAC’s shareholders pursuant to TDAC’s Articles). As of the date of this proxy statement/prospectus, there are no unpaid reimbursable expenses.

•

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

•

Given the difference between the purchase price that the Sponsor paid for the Founder Shares and the price of the Public Shares and considering that the Sponsor would receive a substantial amount of ProLogium Class A Ordinary Shares in connection with the Proposed Transactions, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the Combined Company.

•	The current directors and officers of TDAC will continue to be indemnified by TDAC and will continue to be covered by the directors’ and officers’ liability insurance after the Business Combination.

•

Since its inception, the Sponsor has made loans from time to time to TDAC to fund certain capital requirements. As of the date of this proxy statement/prospectus, the aggregate principal amount outstanding under these loans is $[   ].

•

Michael B. Hoffman, director and Chief Executive Officer of TDAC and a managing member of the Sponsor, will be a member of ProLogium’s Board following the Closing and, therefore, in the future, Mr. Hoffman may be entitled to receive such compensation, if any, as may be determined by ProLogium’s Board from time to time, which may include cash fees, share options or share-based awards.

•

TDAC’s Articles contain a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with TDAC but not offered due to a TDAC director’s duties to another entity. TDAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in TDAC’s Articles impacted its search for an acquisition target and TDAC was not prevented from reviewing any opportunities as a result of such waiver.

These interests may influence TDAC’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus.

Organizational Structure

Prior to the Proposed Transactions

The following diagram depicts the organizational structure of ProLogium and TDAC before the Proposed Transactions.

Following the Proposed Transactions

The following diagram depicts the organizational structure of ProLogium after the Proposed Transactions.

Prologium Holding Inc.
(Cayman)
ProLogium Technology Co., Ltd.
(Taiwan)
Prologium Innovation Pte. Ltd.
(Singapore)
Prologium Innovation (Beijing) Energy Technology Limited
(PRC)
Merger Sub 2 (with TDAC merged into it through the Mergers)
(Cayman)
ProLogium Technology Europe SAS
(France)
Prologium USA Inc.
(U.S.)
Prologium Innovation Europe
(France)
ProLogium Technology Dunkerque
(France)

Transactional Structure

The following diagrams depict the major steps of the Proposed Transactions.

(1)	Prior to the date of the First Merger Effective Time, it is contemplated that certain PIPE Investors will subscribe for TDAC Class A Ordinary Shares pursuant to the PIPE Investments.
(2)	At the First Merger Effective Time, Merger Sub 1 will be merged with and into TDAC, with TDAC surviving the First Merger as a wholly-owned subsidiary of ProLogium.

Sponsor
Public Shareholders
PIPE Investors
Pre-Business Combination Prologium Shareholders
1.2%*
2.2%*#
3.9%*§
92.7%*
Prologium Holding Inc.
(Cayman)
ProLogium Technology Co., Ltd.
(Taiwan)
Prologium Innovation Pte. Ltd.
(Singapore)
Prologium Innovation (Beijing) Energy Technology Limited
(PRC)
TDAC (with PLG Merger Sub 1 merged into it through the First Merger)
(Cayman)
(3)
PLG Merger Sub 2
(Cayman)
ProLogium Technology Europe SAS
(France)
Prologium USA Inc.
(U.S.)
Prologium Innovation Europe
(France)
ProLogium Technology Dunkerque
(France)

(3)

Immediately following the First Merger and as part of the same overall transaction, at the Second Merger Effective Time, TDAC, as the surviving company of the First Merger, will be merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of ProLogium.

*

The percentages illustrate estimated ownership levels in the total outstanding ordinary shares of Prologium Holding Inc. immediately following the consummation of the Business Combination under the 50% Redemptions Scenario. That scenario reflects the ProLogium Class A Ordinary Shares that would be issued in connection with the level of PIPE Investment required to satisfy the Minimum Available Cash Condition at the assumed 50% redemption level, and assumes no additional or other financing. Please refer to the section entitled “Questions and Answers about the Proposed Transactions - What equity stake will current TDAC Shareholders and ProLogium Shareholders hold in the Combined Company immediately after the consummation of the Business Combination?” for further information.

#	This percentage reflects the assumed redemption of 8,625,000 Public Shares under the 50% Redemptions Scenario.
§	This percentage reflects approximately $158.4 million of PIPE Investment assumed in the 50% Redemptions Scenario

Board of Directors of ProLogium Following the Proposed Transactions

Following the consummation of the Proposed Transactions, the directors of ProLogium will be Szu-Nan (Vincent) Yang, Michael B. Hoffman, Dirk Jacobus Coetzee, Leo Tong Chen, Roger Cameron Kennedy,

Antony Michael Sheriff and Chia-Chen (Jonathan) Lin. ProLogium and TDAC also anticipate that one additional non-executive directors and one additional independent non-executive director will join the Combined Company Board upon consummation of the Proposed Transactions.

TDAC’s Reasons for the Approval of the Proposed Transactions

After careful consideration, TDAC’s Board recommends that TDAC’s shareholders vote “FOR” each proposal being submitted to a vote of the TDAC shareholders at the Meeting. In considering the Proposed Transactions, TDAC’s Board gave considerable weight to several positive factors, including, but not limited to, the following material factors (which covered each of TDAC’s search criteria as set forth in its IPO prospectus):

Before reaching their decision, the TDAC Board reviewed the results of the due diligence conducted by TDAC’s management, which included, among other things:

•	Meetings with ProLogium’s management team to understand and analyze ProLogium’s business and prospects;

•	Legal due diligence conducted by Venable;

•	Product and technical due diligence conducted by Benchmark Mineral Intelligence; and

•	Review of the proposed structure of the Business Combination and drafts of the Business Combination Agreement and ancillary agreements.

The factors considered by the TDAC Board included, but were not limited to, the following (which are not weighted or in any order of significance):

•

Competitive Advantage in Target Markets. The TDAC Board believes that ProLogium is well positioned as a technical and technological leader in the development, commercialization and scale-up of next-generation lithium ceramic battery technology for a range of target markets, including electric vehicles, aerospace, robotics, energy storage systems (including battery backup units for AI data centers), maritime and other applications. The TDAC Board also views ProLogium’s existing and in-development manufacturing capabilities as an advantage for ProLogium.

•	Experienced Management Team that is Public Company Ready. The TDAC Board believes that ProLogium has an experienced management team that is prepared to lead a U.S.-listed public company.

•

Public Equity Market Receptivity. The TDAC Board believes that ProLogium will be well positioned within the U.S. public markets as a pure-play advanced battery company, a sector that already includes multiple public companies and a broad research following.

•

Significant Growth Opportunities. The TDAC Board believes that ProLogium is well positioned to grow given the development of ProLogium’s battery technologies, manufacturing capabilities and expected demand from emerging end-use cases for advanced batteries.

•

Unrecognized Value. The TDAC Board believes that ProLogium’s position in Taiwan has historically contributed to less public-market visibility relative to certain U.S. battery companies. The TDAC Board believes that a U.S. listing, coupled with ProLogium’s planned manufacturing facility in France, could reposition ProLogium as a global player.

•

Government Endorsement and Non-Dilutive Capital Support. The TDAC Board believes that the approved subsidy package of up to approximately €1.375 billion from the Government of the French Republic for ProLogium’s planned gigafactory in Dunkirk, France, shows a strong degree of confidence in ProLogium and its centrality to France’s future as an advanced manufacturing hub.

•

Compelling Technological Capabilities. The TDAC Board believes that ProLogium’s technologies position it to be a leading advanced battery company, with its next-generation lithium ceramic battery platform designed to address the trade-offs in the current liquid-state and solid-state battery technologies by providing a balanced technology and manufacturing framework.

•

Intellectual Property Portfolio. The TDAC Board believes that ProLogium’s portfolio of 1,100+ patents and patent applications, and trade secret intellectual property, provides ProLogium with significant technological and manufacturing advantages.

•

Reasonableness of Valuation Consideration. The TDAC Board believes that the aggregate consideration to be allocated to ProLogium’s existing shareholders in the Business Combination is reasonable and would provide attractive risk-adjusted returns to TDAC shareholders.

•

Terms of the Business Combination Agreement and Ancillary Agreements. The TDAC Board reviewed the financial and other terms of the Business Combination Agreement and Ancillary Agreements and determined that they were the product of arm’s-length negotiations among the parties and fair to and in the best interests of TDAC and its shareholders.

TDAC’s Reasons for the Structure of the Business Combination

In determining to approve the Business Combination Agreement, the TDAC Board separately considered the proposed structure of the Business Combination. The TDAC Board determined that the agreed two-step merger structure, pursuant to which ProLogium will remain the publicly listed parent company, was appropriate for the following reasons:

•

Continuation of ProLogium as the public parent. The structure permits ProLogium, the existing parent of the operating group, to remain the public parent following the Closing. The TDAC Board believed this would preserve ProLogium’s existing corporate and operating organization and avoid the need to transfer ProLogium’s operating assets, intellectual property, employees and material contracts to TDAC.

•

Direct issuance of ProLogium securities to TDAC shareholders. Through the First Merger, each eligible TDAC Class A Ordinary Share will be exchanged directly for a ProLogium Class A Ordinary Share. The structure also permits outstanding TDAC Warrants to become ProLogium Warrants in connection with the Business Combination.

•

Efficient post-Closing organizational structure. Immediately following the First Merger, TDAC will merge into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of ProLogium. The TDAC Board believed that eliminating TDAC as a separate intermediate entity would result in a more streamlined post-closing organizational structure.

•

Common jurisdiction of incorporation. TDAC, ProLogium and both merger subsidiaries are Cayman Islands exempted companies. The TDAC Board understood that using Cayman Islands statutory mergers would provide an established mechanism for effecting the exchanges of securities and combining the parties while maintaining ProLogium as the listed parent.

Accommodation of the recapitalization and Nasdaq listing. The structure facilitates the recapitalization of ProLogium immediately prior to the First Merger, the one-for-one exchange of TDAC Ordinary Shares for ProLogium Class A Ordinary Shares and the application to list ProLogium Class A Ordinary Shares and ProLogium Warrants on Nasdaq.

TDAC’s Reasons for the Timing of the Business Combination

The TDAC Board also considered the timing of the Business Combination and determined that entering into the Business Combination Agreement on May 27, 2026 was appropriate for the following reasons:

•

Completion of due diligence and negotiations. By May 27, 2026, TDAC and its advisers had completed sufficient business, financial, legal, technical and other due diligence to permit the TDAC Board to evaluate ProLogium and the proposed transaction. The parties had also negotiated the material economic, governance, financing and closing terms of the Business Combination Agreement.

•

ProLogium’s capital requirements and development plans. The TDAC Board understood that ProLogium was seeking additional capital to scale its next-generation battery production, continue the development and construction of its planned Dunkirk gigafactory and pursue growth opportunities in additional markets. The Board believed that delaying the transaction could increase execution risk and adversely affect ProLogium’s ability to implement those plans.

•

Access to the public capital markets. The TDAC Board believed that the Business Combination could provide ProLogium with access to the cash remaining in TDAC’s trust account, the proceeds of the related financing and future access to the public capital markets. The Board considered the transaction to be a potentially more timely and certain route to the public markets than requiring ProLogium to pursue a traditional initial public offering in then-existing market conditions.

•

Time required to complete the transaction. The TDAC Board recognized that completion of the Business Combination would require preparation and SEC review of the registration statement, TDAC and ProLogium shareholder approvals, Nasdaq listing approval, completion of the related financing and satisfaction of the other closing conditions. Entering into the Business Combination Agreement when it did was intended to provide the parties with sufficient time to complete those steps.

•

TDAC’s completion deadline. The TDAC Board considered TDAC’s then-applicable deadline for completing an initial business combination and the consequences to TDAC and its security holders if no business combination were completed. The Business Combination Agreement required TDAC to obtain an extension of that deadline, and TDAC’s shareholders subsequently approved the extension. The Board considered the completion deadline as one factor affecting transaction timing, but did not approve the Business Combination solely to avoid TDAC’s liquidation or the loss of the Sponsor’s investment.

•

Transaction and financing certainty. The Business Combination Agreement includes a condition that Available Cash equals or exceeds $250 million and obligates the parties to use commercially reasonable efforts to obtain PIPE or backstop financing on mutually acceptable terms. The TDAC Board believed that pursuing the related financing contemporaneously with the Business Combination could reduce the risks associated with shareholder redemptions, support satisfaction of the minimum-cash condition and provide ProLogium with capital to implement its business plan.

•

Market conditions. The TDAC Board considered then-current market conditions and believed that proceeding at that time provided an appropriate opportunity to seek the necessary financing and complete the transaction.

•

Alternatives to proceeding at that time. The TDAC Board considered continuing to search for another business combination target, delaying execution while conducting additional diligence or financing discussions, and allowing TDAC to liquidate. Based on the Board’s assessment of ProLogium, the negotiated valuation and other transaction terms, the status of the parties’ diligence, the potential benefits of the Business Combination and the risks associated with delay, the Board determined that entering into the Business Combination Agreement at that time was preferable to those alternatives.

After considering these factors, including the risks and potentially negative factors described elsewhere in this proxy statement/prospectus, the TDAC Board determined that the structure and timing of the Business Combination were appropriate and that the Business Combination Agreement and the transactions contemplated thereby were advisable and in the best interests of TDAC and its shareholders.

TDAC’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Proposed Transactions, including, but not limited to, the following:

•

Scale Up Risk. The fact that ProLogium’s advanced battery technology has not yet been commercialized at scale. The TDAC Board considered the complexity of delivering advanced batteries into nascent but growing end markets, the possibility that partnership timelines may be longer than anticipated, and the risks that ProLogium’s batteries may not ultimately achieve the performance, safety, or cost targets necessary for successful scale commercialization.

•

Commercialization Risk. The fact that ProLogium has not yet generated significant revenue from commercial sales of its latest battery technology and its long-term business model remains dependent on the successful development, manufacturing, and commercialization of its products. The TDAC Board considered the extent to which ProLogium’s strategic and commercial partnerships with a variety of companies across many end markets mitigate some of the risks associated with limited current revenue.

•

Manufacturing and Scaling Risk. The risks associated with ProLogium’s ability to scale manufacturing of its battery technology, including the need to successfully design, engineer, build and operate manufacturing facilities and the possibility that ProLogium may not achieve cost-effective production or economies of scale.

•

Capital Requirements and Financial Risk. The chance that ProLogium will require additional capital to fund continued research and development, manufacturing scale-up, commercialization efforts, and the risk that such capital may not be available on acceptable terms, which could delay or prevent the execution of ProLogium’s business plan.

•	Regulatory Risks. If ProLogium is unable to comply with regulations in the markets in which it operates globally, ProLogium’s business may be materially impacted.

•	Geopolitical Risks. If major geopolitical events impact ProLogium’s operations and headquarters located in Taiwan, it could have a materially harmful effect on ProLogium.

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within a reasonable timeframe.

•

Liquidation of TDAC. The risks and costs to TDAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TDAC being unable to effect a business combination by the applicable completion deadline and force TDAC to liquidate.

•

Exclusivity. The fact that the Business Combination Agreement includes provisions that generally restrict TDAC from soliciting other Business Combination Proposals, which limits TDAC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations. In addition, subject to the terms and conditions of the Business Combination Agreement and applicable law, the TDAC Board may not change or withdraw its recommendation to the TDAC shareholders to vote in favor of the Business Combination Proposal and any other proposals required to consummate the transactions contemplated by the Business Combination Agreement that are submitted to, and require the vote of, the TDAC shareholders.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction or waiver of certain closing conditions that are not within TDAC’s control, including the

Minimum Available Cash Condition, approval by TDAC shareholders and ProLogium shareholders of the applicable transaction proposals, the effectiveness of the registration statement on Form F-4, and approval by Nasdaq of the initial listing application in connection with the Business Combination.

•

Minimum Cash. The fact that the obligations of ProLogium and the Acquisition Entities to consummate the Business Combination are conditioned on Available Cash being greater than or equal to $250 million, and such amount is not currently committed. TDAC and ProLogium are planning to seek additional capital through a PIPE Investment or other backstop arrangements, but such capital has not yet been committed.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	External Risks. Economic downturns and political and market conditions beyond ProLogium’s control could adversely affect its business, financial condition, results of operations and prospects.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Interests of Certain Persons. The TDAC Board was also aware that the Sponsor and TDAC’s officers and directors may have interests in the Business Combination that are in addition to, and that may be different from, the interests of unaffiliated TDAC shareholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders.

•

Public Shareholders Will Have a Minority Ownership Interest in ProLogium. The fact that current Public Shareholders will no longer be the majority holders of the post-Closing company following the issuance of ProLogium Class A Ordinary Shares as consideration in the Business Combination and, as a result, such Public Shareholders will collectively own a minority interest in ProLogium after the Closing. As redemptions increase, the overall percentage ownership and voting percentage held by ProLogium shareholders will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. Having a minority ownership interest may reduce the influence that current Public Shareholders have on the management of ProLogium. For more information, see “The Business Combination—Equity Ownership Upon Closing” and “Dilution.”

•

Absence of Certain Possible Structural Protections for Minority Shareholders. The TDAC Board did not obtain a fairness opinion, require approval of a majority of unaffiliated security holders or retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or to prepare a report concerning the approval of the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of TDAC and the business of ProLogium described under the section entitled “Risk Factors.”

For more information on TDAC’s reasons for the approval of the Proposed Transactions and the recommendation of TDAC’s Board, see the section entitled “Proposal No. 1—The Business Combination Proposal—TDAC’s Reasons for the Approval of the Proposed Transactions.”

ProLogium’s Reasons for Engaging in the Business Combination

In approving the Business Combination, ProLogium’s Board consulted with ProLogium’s management and its legal and other advisors and considered the following principal factors supporting the Business Combination:

•

Optimal Path to Support Growth. The Business Combination is expected to support ProLogium’s capital-intensive growth plans, including research and development, manufacturing scale-up, customer qualification and commercialization, as well as the construction and ramp-up of the Dunkirk factory.

•	Access to Capital. Becoming a public company is expected to provide ProLogium with improved access to long-term capital to fund its growth and commercialization plans.

•

More Efficient Route to Becoming a Public Company. Compared with remaining privately held, raising additional private capital or pursuing a traditional initial public offering or another listing, the Business Combination could provide a more timely path to the public markets and greater certainty as to transaction size and valuation.

•

Global Platform and Visibility. The expected Nasdaq listing could increase ProLogium’s brand awareness and international visibility, support research coverage and provide access to a broader pool of institutional investors.

•

Negotiated Transaction and Competitive SPAC Process. ProLogium’s Board considered the negotiated terms of the Business Combination Agreement, the experience and commitment of TDAC’s Board and management, and ProLogium’s competitive process in selecting TDAC from three finalists.

•

Potential Liquidity Opportunity for Long-Term Holders. The expected Nasdaq listing could provide ProLogium’s shareholders with a future opportunity, subject to applicable lock-up and transfer restrictions, to sell a portion of their holdings and diversify their investments.

ProLogium’s Board also considered the following principal risks and potentially negative factors:

•

Potential Inability to Complete the Business Combination. The Business Combination may not be completed in a timely manner or at all, including because required approvals or closing conditions may not be obtained or satisfied.

•	Redemption Risk. Redemptions by TDAC Public Shareholders may reduce the cash available to ProLogium or prevent satisfaction of the Minimum Available Cash Condition.

•	Fees and Expenses. ProLogium will incur significant fees and expenses in connection with the Business Combination and becoming a public company.

•

Diversion of Management and Employee Attention. The transaction process may divert management and employee attention and resources from ProLogium’s business, manufacturing scale-up and the Dunkirk factory.

•

Additional Public Company Obligations. Following the Business Combination, ProLogium will incur additional legal, accounting, insurance, compliance and reporting costs and obligations as a public company.

After considering these factors, ProLogium’s Board concluded that the expected benefits of the Business Combination outweighed its potential risks and that the Business Combination is in the best interests of ProLogium and its shareholders.

For more information, see the section entitled “Proposal No. 1—The Business Combination Proposal—ProLogium’s Reasons for Engaging in the Business Combination.”

Recommendation to Shareholders

The TDAC Board believes that the Business Combination Proposal and the other Proposals to be presented at the Meeting are fair to and in the best interests of TDAC and its shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal, “FOR” each other proposal described in this proxy statement/prospectus and, if presented, “FOR” the Adjournment Proposal.

Anticipated Accounting Treatment

The Business Combination is anticipated to be accounted for as a capital transaction of ProLogium equivalent to the issuance of shares by ProLogium in exchange for the net monetary assets of TDAC. The Business Combination does not constitute a business combination as defined in IFRS 3, Business Combinations, as TDAC is a non-operating entity and does not meet the definition of a business under IFRS 3. The most significant changes in the successor’s future reported financial position and results are expected to be an increase in cash of $208.7 million (as compared to ProLogium’s consolidated statement of financial position as of December 31, 2025), under both the No Additional Redemptions Scenario and the 100% Redemptions Scenario, after giving effect to estimated transaction expenses, TDAC’s deferred underwriting fee and the settlement of TDAC’s related-party payables. Total non-recurring transaction expenses are estimated at approximately $35.0 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Material U.S. Federal Income Tax Considerations

For a description of the material U.S. federal income tax considerations of (i) the exercise of redemption rights by U.S. Holders of TDAC Class A Ordinary Shares, (ii) the Mergers and (iii) the ownership and disposition of ProLogium Securities received by holders of TDAC Securities in the Mergers, please see the section entitled “Material U.S. Federal Income Tax Considerations”.

Comparison of Corporate Governance and Shareholder Rights

If the Business Combination is successfully completed, holders of TDAC Ordinary Shares will become holders of ProLogium Class A Ordinary Shares and their rights as shareholders will be governed by ProLogium’s constitutional documents. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights”.

Regulatory Approvals

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings of the First Plan of Merger (and related documents) with the Registrar of Companies in the Cayman Islands to effectuate the First Merger.

Summary of Risk Factors

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors”. These risks include, but are not limited to, the following:

•

The pace of battery technology development and commercialization is inherently uncertain and difficult to predict. Delays in, or failure to achieve, our development objectives could delay, limit or prevent our ability to generate revenue from our next-generation lithium ceramic battery technology. Expectations for when we will achieve various technical and production-level performance objectives depend in large part upon assumptions, estimates, measurements, testing, analyses and data developed and performed by us, which may be incorrect or flawed.

•

The development and commercialization of our next-generation lithium ceramic battery technologies are complex, and delays in product development, customer validation or manufacturing scale-up could adversely affect our business and prospects.

•

We face significant challenges in manufacturing our battery products at volumes with acceptable performance, yields and costs. We may encounter delays or operational difficulties in scaling production, improving yields and throughput, and expanding manufacturing capacity, which could delay commercialization and adversely affect our business and prospects.

•

We may be unable to adequately control the costs associated with our operations and the materials, components and equipment necessary to develop, manufacture and commercialize our next-generation lithium ceramic battery technologies.

•

Business collaboration with partners is subject to risks, and if our existing customers or collaboration partners with whom we have collaboration agreements do not make purchases from us, we will not receive revenue from such customers, and our results of operations would be adversely impacted.

•	If we are unable to integrate our battery cells and inlays into customer applications on commercially reasonable terms, or at all, our results of operations could be impaired.

•

If the cost, performance characteristics or other specifications of the battery fall short of our targets or our customers’ or collaboration partners’ requirements, our ability to market and sell our batteries could be harmed.

•

We may not be able to establish new, or maintain existing, supply relationships for necessary raw materials, components or equipment on commercially acceptable terms, which could delay commercialization and adversely affect our business.

•

Our future success depends in part on our ability to increase our production capacity, and we may not be able to do so in a cost-effective manner. If we elect to expand our production capacity by constructing or leasing one or more new manufacturing facilities, we may encounter challenges relating to the construction, management and operation of such facilities.

•	Our incentives from various governments are conditional upon achieving or maintaining certain performance obligations and are subject to reduction, termination, or clawback.

•

Our business depends substantially on the continuing efforts of our senior executives and other key personnel as well as the ability to attract, train, and retain highly skilled employees and key personnel.

•

Our expansion into aerospace, robotics, energy storage systems (including battery backup units for AI data centers) and maritime may require us to satisfy lengthy qualification processes, stringent performance and safety requirements and additional regulatory and compliance obligations.

•

We may not be able to estimate accurately the future supply and demand for our batteries, or battery materials, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to predict accurately our manufacturing requirements, we could incur additional costs or experience delays.

•

If customers require batteries to be manufactured or assembled in their local or preferred jurisdictions, we may need to establish additional localized manufacturing capabilities, which could increase our costs, delay commercialization and adversely affect our prospects.

•

If the products or systems into which our batteries are incorporated do not meet applicable safety, regulatory, certification or customer standards, our business, results of operations and prospects could be adversely affected.

•	The other matters described in the section entitled “Risk Factors” beginning on page 59.

Sources and Uses of Proceeds

The following tables summarize the anticipated sources and uses of funds in the Business Combination, in various redemption scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

Assuming No Additional Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$—
PIPE Proceeds(2)	50.0	Transaction expenses	35.0
Assumed PIPE Proceeds(3)	46.2	Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.7

Total Sources	$250.0	Total Uses	$250.0

Assuming 25% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$38.5
PIPE Proceeds(2)	50.0
Assumed PIPE Proceeds(3)	84.6	Transaction expenses	35.0
		Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.6

Total Sources	$288.4	Total Uses	$288.4

Assuming 50% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$76.9
PIPE Proceeds(2) .	50.0
Assumed PIPE Proceeds(3)	123.1	Transaction expenses	35.0
		Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.7

Total Sources	$326.9	Total Uses	$326.9

Assuming 75% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$115.4
PIPE Proceeds(2)	50.0
Assumed PIPE Proceeds(3)	161.5	Transaction expenses	35.0
		Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.6

Total Sources	$365.3	Total Uses	$365.3

Assuming 100% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$153.8
PIPE Proceeds(2)	50.0
Assumed PIPE Proceeds(3)	200.0	Transaction expenses	35.0
		Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.7

Total Sources	$403.8	Total Uses	$403.8

(1)	Amount reflects cash in the Trust Account as of December 31, 2025, less the redemption payments of $27.8 million in June 2026.
(2)

On July 27, 2026, TDAC and Prologium entered into the Subscription Agreement with the Subscriber pursuant to which the Subscriber has agreed to subscribe for and purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares, par value $0.0001 per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $50.0 million. In connection with the purchase of the shares, TDAC has also agreed to issue to the Subscriber, for no additional consideration, 5,000,000 PIPE Warrants, which will have terms substantially identical to TDAC Public Warrants.

(3)

Amount reflects the ProLogium Class A Ordinary Shares that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Available Cash Condition at each assumed level of redemptions and assumes no additional financing or other financing. These amounts reflect approximately (i) $46.2 million of PIPE Investment in the No Additional Redemptions Scenario, (ii) $84.6 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $123.1 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $161.5 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $200.0 million of PIPE Investment in the 100% Redemptions Scenario.

RISK FACTORS

Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The value of your investment in ProLogium following consummation of the Business Combination will be subject to the significant risks affecting ProLogium and inherent in the industry in which ProLogium operates. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus. If any of the events described below occur, the post-acquisition business and financial results could be adversely affected in a material way. This could cause the trading price of ProLogium Class A Ordinary Shares to decline, perhaps significantly, and you therefore may lose all or part of your investment.

RISKS RELATED TO PROLOGIUM

Unless the context otherwise requires, references in this subsection “Risks Related to ProLogium” to “we,” “us,” and “our” generally refer to ProLogium in the present tense or the Combined Company from and after the Business Combination.

Risks Related to the Development and Commercialization of Our Product and Technology

The pace of battery technology development and commercialization is inherently uncertain and difficult to predict. Delays in, or failure to achieve, our development objectives could delay, limit or prevent our ability to generate revenue from our next-generation lithium ceramic battery technology. Expectations for when we will achieve various technical and production-level performance objectives depend in large part upon assumptions, estimates, measurements, testing, analyses and data developed and performed by us, which may be incorrect or flawed.

Our expectations regarding the timing of achieving various technical, manufacturing and commercialization milestones are based on our current estimates and assumptions. The achievement and timing of these milestones are subject to numerous risks and uncertainties, many of which are beyond our control, including:

•	the success and timing of our development activities, including our ability to develop our next generation lithium ceramic technologies with desired qualities and performance metrics;

•

the success and timing of commercialization of our battery technology across electric vehicles (“EVs”), aerospace, robotics, energy storage systems (“ESS”), including battery backup units (“BBUs”) for AI data centers, maritime and other high-performance applications;

•

our ability to successfully complete customer qualification and validation processes and convert customer development, testing and validation programs into commercial production arrangements and meaningful revenue;

•	the extent of customer and market acceptance of our battery technology and products incorporating our technology;

•

our ability to construct, commission and ramp up our planned manufacturing facilities, including the Dunkirk plant project, on the expected timeline and within budget, and to align capacity expansion with customer demand and commercialization progress;

•	our ability to satisfy the conditions associated with milestone-based government subsidies for the Dunkirk site, including eligible expenditures and production capacity milestones;

•

our ability to obtain, maintain, protect and enforce our intellectual property rights, including patents, trade secrets and proprietary manufacturing know-how, and the risk that intellectual property ownership, licensing, compensation arrangements, infringement claims or other disputes may adversely affect our business, technology development, commercialization efforts or competitive position;

•	our ability to establish, qualify and maintain reliable, scalable and traceable supply chains for raw materials, components, equipment and manufacturing services;

•	our ability to manage growth, expand our operating and financial reporting infrastructure, and maintain effective internal controls as we transition to being a public company;

•

competition from established battery manufacturers, automotive OEMs with internal battery programs, battery suppliers and other companies developing solid-state, semi-solid-state, lithium-metal, silicon-anode or other next-generation battery technologies;

•	our ability to retain key management and technical personnel and attract, integrate and retain scientists, engineers, manufacturing personnel and other qualified employees; and

•

general macroeconomic, geopolitical, trade policy, tariff, interest rate, foreign exchange and capital market conditions, including conditions affecting customer purchasing decisions, supply chains and financing availability.

Unfavorable changes in any of these or other factors beyond our control have impeded, and could continue to impede, our ability to achieve our objectives when planned. We may continue to experience unfavorable changes in factors beyond our control, and such unfavorable changes could have a material adverse effect on our business, prospects, results of operations, and financial condition. Additionally, we cannot predict market reaction or the impact on the price of our Class A Ordinary Shares and ProLogium Warrants as we make announcements regarding our achievement, or failure to achieve, our objectives and publicly-disclosed milestones. Negative market reactions could result in volatility of the price of our Class A Ordinary Shares and Warrants.

The development and commercialization of our next-generation lithium ceramic battery technologies are complex, and delays in product development, customer validation or manufacturing scale-up could adversely affect our business and prospects.

We are continuing to develop and commercialize next-generation lithium ceramic battery technologies for EVs, aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other applications requiring high energy density, fast-charging capability, enhanced safety and reliability. Although we commercialized solid-state batteries in 2013 for use in extended battery cases for smartphones and have delivered products and samples to collaborative partners and customers since then, the broader commercialization of our next-generation battery technologies remains subject to significant technical, manufacturing and commercial uncertainties.

Our “Gen 4” or “Next Generation Battery 2.0” or “Superfluidized Inorganic Lithium Ceramic Battery” platform and future technology roadmap require continued development, optimization and validation of product performance, manufacturability, quality consistency and cost efficiency. To achieve broader commercial adoption, we must also satisfy customer-specific qualification and validation requirements, which may involve extensive testing and evaluation processes and may not result in commercial adoption or purchase orders. In addition, commercialization of our products depends on our ability to scale manufacturing operations in a timely and cost-effective manner. This requires us to improve production yields and throughput, optimize manufacturing processes and equipment utilization, expand production capacity and maintain product quality and consistency as production volumes increase.

Any delay or failure in technology or product development, customer validation or qualification, manufacturing scale-up, production yield improvement or cost reduction could delay the commercialization of our products, increase our operating and capital requirements, adversely affect customer relationships and materially adversely affect our business, financial condition, results of operations and prospects.

We face significant challenges in manufacturing our battery products at volumes with acceptable performance, yields and costs. We may encounter delays or operational difficulties in scaling production, improving yields and throughput, and expanding manufacturing capacity, which could delay commercialization and adversely affect our business and prospects.

Developing and commercializing next-generation lithium ceramic battery products that meet the requirements for wide adoption by automotive OEMs and customers in aerospace, robotics, energy storage systems, maritime and other applications is a difficult undertaking. Although we have existing manufacturing operations in Taiwan and have delivered products and samples to our potential customers, we remain in the commercialization and manufacturing scale-up stage for our next-generation battery technologies.

Our existing production facilities consist of our Taoke facility, Zhongli facilities and Nanyuan facility, each located in Taoyuan, Taiwan. In January 2024, our Taoke facility announced that it was the first commercial next-generation lithium ceramic battery gigafactory to publicly display the production line. We define designed production capacity as the estimated annual battery cell production capacity based on engineering design specifications. Designed capacity represents the annual production capability expected to be achieved once all planned production lines have been fully installed, qualified and commissioned, and are operating under normal operating conditions at targeted throughput and yield levels. The Taoke facility currently adopts Gen 3 technology and has achieved a designed production capacity of 1.0 GWh for cathode and anode electrodes and 0.5 GWh for cells, which we plan to further increase to 1.0 GWh by 2030. Our second gigafactory is located in Dunkirk, France. Groundbreaking for the Phase 1 facility took place in February 2026, and the project is now proceeding through the detailed design and construction stages. The Phase 1 facility will have a designed production capacity of 4.0 GWh when complete, which we expect to achieve gradually by 2030. The Dunkirk site will have a maximum designed production capacity of 44.0 GWh. In North America, we have initiated discussions with U.S. government agencies, are conducting site selection across multiple U.S. states and are evaluating a model under which inlays, a semi-finished cell comprising the anode, cathode, ceramic separator and electrolyte, would be supplied by our production facilities in Asia or Europe and assembled by potential customers in the United States.

Our manufacturing expansion plans are subject to a number of factors, some of which are outside our control, including customer demand and qualification timelines, availability and timing of financing, government support, permitting and regulatory approvals, construction progress, equipment procurement, installation and commissioning, supplier readiness, availability of qualified personnel, utility and infrastructure readiness, production yields and broader market conditions. If we are unable to execute our manufacturing scale-up plans in a timely and cost-effective manner, or if our production facilities do not achieve the expected capacity, yield, throughput, quality or cost targets, we may experience delays in customer deliveries, lower production utilization, higher unit costs, additional capital requirements, loss of commercial opportunities and adverse effects on customer relationships. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and prospects.

Our historical shipment record may not be indicative for our future commercial-scale production, recurring material revenue or broad market adoption of our current Gen 3 or Gen 4 products in our target markets.

We commercialized solid-state batteries in 2013, primarily for use in smartphones charging cases and since then, we have delivered in the aggregate more than 2.4 million battery products to our collaboration partners and customers, including cells used in automotive audio systems and approximately 10,000 samples for automotive applications. However, this historical shipment record reflects cumulative deliveries over more than a decade across multiple product generations, form factors and use cases, and includes smaller-format cells, samples and products that differ from the large-format, next-generation lithium ceramic batteries that we are developing for EVs and other high-performance applications. Accordingly, our historical shipment record does not necessarily indicate that our current or future products will achieve commercial adoption, that customers will place recurring or high-volume orders, or that we will be able to manufacture large-format, next-generation lithium ceramic batteries at commercial scale, or at acceptable cost, quality, yield or timing.

Our current revenue remains limited and is concentrated in a small number of customers and programs. For the years ended December 31, 2025 and 2024, we generated revenue of $2.9 million and $6.2 million, respectively, primarily from limited sales of battery products and technical services. Our target markets, including EVs and other high-performance applications, require extensive customer validation, qualification, product integration, safety testing and certification before commercial adoption. These processes may take longer than expected, may require substantial additional capital and resources, may be delayed or terminated by customers, and may not result in purchase orders, recurring revenue or commercial adoption. If we are unable to convert customer validation, development and collaboration programs into recurring purchase orders, or if we are unable to scale production at acceptable cost, quality and yield, our business, results of operations, financial condition, liquidity and prospects could be materially and adversely affected.

We may be unable to adequately control the costs associated with our operations and the materials, components and equipment necessary to develop, manufacture and commercialize our next-generation lithium ceramic battery technologies.

We require significant capital to develop and commercialize our next-generation lithium ceramic battery technologies and products and expect to continue incurring significant expenses, including costs relating to research and development, raw material procurement, leases, sales and marketing and general and administrative functions as we scale our operations. Our ability to achieve profitability in the future will depend not only on our ability to successfully commercialize our products and technologies, but also on our ability to control our costs and achieve our target cost structure. In particular, we must improve manufacturing yield and throughput, increase equipment utilization, manage raw material and component costs and scale production in a cost-efficient manner.

We may be unable to achieve these objectives on our expected timeline or at all. Prices for raw materials, components, equipment, utilities, labor, logistics and other inputs may fluctuate significantly due to market conditions, supply chain constraints, inflation, tariffs, trade restrictions, geopolitical developments or other factors outside our control. In addition, because we remain in the commercialization and manufacturing scale-up stage for our next-generation battery technologies, our production costs may be higher than anticipated. If we are unable to achieve the production volumes, yields and manufacturing efficiencies necessary to reduce costs, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Business collaboration with partners is subject to risks, and if our existing customers or collaboration partners with whom we have collaboration agreements do not make purchases from us, we will not receive revenue from such customers, and our results of operations would be adversely impacted.

Increasing the size and number of the deployments of our existing customers and collaboration partners is an important part of our growth strategy. Negotiating and obtaining customer orders from the parties with whom we currently have collaboration agreements for the development of our batteries will be important to our ability to expand and diversify our revenue base. We may not be effective in executing this or any other aspect of our growth strategy. It is not possible for us to predict the future level of demand from our existing customers or collaboration partners for our battery products, and there can be no assurance that our existing customers and collaboration partners will continue to purchase from us.

Achieving renewal or expansion of deployments may require us to increasingly engage in sophisticated and costly sales efforts that may not result in additional sales. In addition, our existing customers’ and collaborative partners’ decisions to expand the use of our battery products depends on a number of factors, including general economic conditions, the functioning of our batteries, and our existing customers’ and collaboration partners’ satisfaction with our battery products. If our efforts to expand within our customer base are not successful, our business may suffer.

Our collaboration with these third parties is subject to a number of risks. For example, our agreements with customers and collaboration partners have in the past contained, and may in the future contain, exclusivity provisions and rights of first refusal that restrict our ability to enter into arrangements with other potential customers. In January 2022, we entered into a Common Development Agreement with an OEM that is a shareholder of ProLogium and has significant market presence, in respect of solid-state batteries for electric and hybrid vehicles (the “CDA”). Pursuant to the CDA, we were prohibited, until December 31, 2024, from entering into any development, investment or supply agreement, or any other agreement similar in nature to the CDA, with certain major automotive OEMs specified in the CDA. As a company at an early stage of commercialization that is seeking to expand its customer base, such restrictions could materially limit our ability to pursue opportunities with other potential customers or collaboration partners and could adversely affect our competitive position in the market.

If we are unable to integrate our battery cells and inlays into customer applications on commercially reasonable terms, or at all, our results of operations could be impaired.

Our battery cells and inlays are expected to be integrated into customer-specific cell, module, pack or system architectures, including for EVs, aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other applications. Customers, including automotive OEMs and other collaboration partners, often require application-specific configurations, performance targets and integration requirements. To the extent we enter into or expand commercial supply arrangements with such customers, we may need to tailor the design, specifications or manufacturing processes of our battery cells or inlays to meet the requirements of the relevant customer product, module, pack or system architecture.

This development and integration process may require substantial lead time, customer cooperation, technical validation, testing, qualification and commercial negotiation. Technical issues may arise during product design, sample testing, module or pack integration, system-level validation or manufacturing scale-up, and such issues could affect customer acceptance of our products. In addition, if customers or partners complete downstream cell, module or pack assembly, we may have limited control over certain aspects of integration, testing, quality control and end-use performance.

If we are unable to design, develop, validate or integrate our battery cells and inlays in a manner that satisfies customer requirements, or if we are unable to do so on commercially reasonable terms or within expected timelines, we may lose opportunities to obtain commercial orders or long-term supply arrangements. Any such failure could damage our customer relationships, reputation and prospects and materially and adversely affect our business, financial condition and results of operations.

Our products remain subject to further testing, validation and certification, and tests conducted by third-party testing service providers do not constitute product certification, regulatory approval, customer qualification or conformity assessment.

Certain tests of our battery cells have been conducted by third-party testing service providers, including TÜV Rheinland Taiwan Ltd., in accordance with our proprietary test procedures and specified test conditions provided by us. See section entitled “ProLogium’s Business—Current Battery Technology.” These tests are intended to generate data under the specified conditions and do not constitute product certification, regulatory approval, customer qualification or conformity assessment, and should not be interpreted as confirmation that our products satisfy any applicable customer, regulatory or commercial requirements. Test results may vary depending on procedures, equipment, sample characteristics, environmental and operating conditions and other factors, and may not be replicated in customer testing, regulatory testing, mass-production conditions or commercial use. If our batteries fail to satisfy applicable testing, validation, certification or conformity assessment requirements, our development timeline, commercialization plans, business, financial condition and results of operations could be materially and adversely affected.

If the cost, performance characteristics or other specifications of the battery fall short of our targets or our customers’ or collaboration partners’ requirements, our ability to market and sell our batteries could be harmed.

Our battery cells must simultaneously satisfy all the commercial and safety requirements of our customers and collaboration partners. Although certain of our cells tested passed automotive performance and safety test levels, these performance and safety test results for our prototype cells are not necessarily representative of those of subsequent generations of our cells since performance and safety are a function of the composition of a cell’s materials, which may change from one generation of cells to another and depend on the final design of the battery package. Additional safety tests, with much larger samplings of cells, need to be performed as our materials and processes evolve to ensure efficacy and statistical significance.

As we continue and expand commercial production of our batteries, they may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls, and design changes. Our batteries are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our next-generation lithium ceramic batteries in large-scale automotive and other high-volume commercial applications. There can be no assurance that we will be able to detect and fix any defects in our next-generation lithium ceramic batteries prior to the sale to potential customers, collaboration partners or other end users. If our batteries fail to perform as expected, we could lose design wins and customers or collaboration partners may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations.

We may not be able to establish new, or maintain existing, supply relationships for necessary raw materials, components or equipment on commercially acceptable terms, which could delay commercialization and adversely affect our business.

We rely, and expect to continue to rely, on third-party suppliers for raw materials, components, production equipment, testing equipment and other inputs necessary to develop, manufacture and commercialize our battery cells, inlays and related products. As we continue to commercialize our next-generation lithium ceramic battery technologies and scale our manufacturing operations, including through our Taiwan operations and planned Dunkirk manufacturing expansion, we may need to qualify additional suppliers, negotiate long-term supply arrangements and secure materials, components and equipment in sufficient quantities and at acceptable cost.

We may be unable to enter into or maintain supply arrangements with current or future suppliers on commercially reasonable terms, or such suppliers may be unable to meet our quality, quantity, cost, timing, traceability or customer-specific requirements. If we are required to seek alternative suppliers, localize portions of our supply chain, produce certain materials or components in-house, or redesign our products or manufacturing processes to accommodate available substitutes, we may incur additional costs and delays. The qualification of new suppliers, materials, components or equipment may also require significant testing, customer approval and manufacturing process adjustments.

The prices and availability of raw materials, components and equipment may fluctuate significantly due to supplier capacity constraints, changes in market demand, inflation, tariffs, trade restrictions, export controls, geopolitical developments, transportation disruptions, energy costs or other factors outside our control. Any shortage, delay, quality issue or price increase affecting key materials, components or equipment could disrupt our research and development activities, customer validation programs, production ramp-up or commercial deliveries.

If we are unable to secure necessary raw materials, components or equipment on acceptable terms and in a timely manner, our commercialization timeline, manufacturing scale-up, customer relationships, margins, liquidity and results of operations could be materially and adversely affected.

Our future success depends in part on our ability to increase our production capacity, and we may not be able to do so in a cost-effective manner. If we elect to expand our production capacity by constructing or leasing one or more new manufacturing facilities, we may encounter challenges relating to the construction, management and operation of such facilities.

In order to grow our business, we may need to increase and optimize our production capacity as customer demand develops and our commercialization progresses. For example, our current manufacturing capacity may not be sufficient to meet our expected future production targets, and we are currently seeking to expand our capacity, including through our existing operations in Taiwan and our planned manufacturing expansion in Dunkirk, France. Our ability to plan, develop and equip additional manufacturing capacity is subject to significant risks and uncertainties, including but not limited to the following:

•

The expansion or construction of any manufacturing facilities will be subject to risks inherent in the development and construction of new facilities, including delays and cost overruns as a result of factors outside our control, such as delays in government approvals, burdensome permitting conditions, utility or infrastructure constraints, and delays in the delivery, installation or commissioning of manufacturing equipment and subsystems that we obtain from suppliers or develop with equipment vendors.

•	We may be unable to achieve the production throughput necessary to achieve our target annualized production run rate at our current and future manufacturing facilities.

•	Manufacturing equipment may take longer and cost more to engineer, build, install, qualify and optimize than expected and may not operate as required to meet our production plans.

•

We may depend on third-party relationships in the development, construction, equipment supply, installation or commissioning of additional production capacity, which may subject us to the risk that such third parties do not fulfill their obligations to us under our arrangements with them.

•	We may be unable to obtain financing needed to build out our current and future manufacturing facilities.

•	We may be unable to attract or retain qualified personnel.

•

In order for us to expand internationally, including in Europe and potentially North America, we may enter into strategic partnerships, licensing arrangements, partner assembly arrangements or other commercial arrangements that allow us to add manufacturing or assembly capability outside Taiwan. Adding manufacturing capacity in any international location will subject us to new laws and regulations, including those relating to labor and employment, environmental protection, export and import controls, trade, customs, product safety, government incentives and local content requirements. In addition, any such expansion brings risks associated with managing larger-scale foreign operations.

If we are unable to expand our manufacturing facilities, we may be unable to further scale our business, which would negatively affect our results of operations and financial condition. We cannot provide any assurances that we would be able to successfully establish or operate an additional manufacturing facility in a timely or profitable manner, or at all, or within any expected budget for such a project. The construction of any such facility would require significant capital expenditure and result in significantly increased fixed costs. If we are unable to transition manufacturing operations to any such new facility in a cost-efficient and timely manner, then we may experience disruptions in operations, which could negatively impact our business and financial results. Further, if the demand for our products decreases or if we do not produce the expected output after any such new facility is operational, we may not be able to spread a significant amount of our fixed costs over the production volume, thereby increasing our per product fixed cost, which would have a negative impact on our business, financial condition and results of operations.

In addition, if any of our suppliers, construction partners or equipment vendors suffer from capacity constraints, delays, work stoppages or any other reduction in output, we may be unable to meet our production or delivery schedule, which could result in lost revenue, damages, customer delays and harm to our customer relationships.

If demand for our next-generation lithium ceramic batteries or our production output decreases or does not rise as expected, we may not be able to spread a significant amount of our fixed costs over sufficient production volume, resulting in a greater than expected per-unit fixed cost, which would have a negative impact on our financial condition and results of operations.

Our ability to expand our manufacturing capacity also depends on our ability to hire, train and retain an adequate number of manufacturing employees, particularly employees with the appropriate level of technical knowledge, manufacturing experience and operational skills. If we are unable to hire, train or retain such employees, our business and financial results could be negatively impacted.

Our incentives from various governments are conditional upon achieving or maintaining certain performance obligations and are subject to reduction, termination, or clawback.

We have received, and may continue to seek or receive, government grants, subsidies, tax incentives and other economic incentives in jurisdictions in which we operate or plan to operate. These incentives are intended to support investment, research and development, job creation, local manufacturing capacity and production, and typically require us to satisfy specified conditions relating to capital expenditures, employment, technology deployment, production capacity, reporting and compliance.

In particular, our planned Dunkirk site in France is expected to benefit from subsidies granted by French government. The total maximum aid amount is expected to be approximately €1.375 billion, including an advance payment of approximately €275 million. The actual amount, timing and availability of such subsidies remain subject to the final terms of the applicable agreements and our satisfaction of applicable milestones, eligible expenditure requirements, capacity installation requirements, reporting obligations and other contractual or regulatory conditions. The French subsidy also includes capacity-related conditions tied to the Dunkirk ramp-up plan and provide for repayment and clawback in certain circumstances. If we fail to satisfy applicable conditions, achieve required capacity targets or other milestones, or if the Dunkirk plant project is reduced, delayed or discontinued, we may receive less funding than expected, receive funding later than expected, lose entitlement to certain subsidy amounts or be required to repay all or part of the subsidies previously received. In addition, the advance payment was deposited into an escrow account in November 2024 and forms part of the applicable security package. Pursuant to the subsidy agreement, our ability to draw down funds from the escrow account is subject to the satisfaction of specified release conditions, including: (i) demonstrating eligible project expenditures, such as equipment purchases and engineering costs; (ii) compliance with a financial ratio requirement under which, as of each payment of aid (including each debit from the escrow account but excluding the deposit of the advance payment into the escrow account), the aggregate cumulative amount of aid paid to us, divided by the aggregate amount of equity of ProLogium Technology Europe SAS and its authorized entities incorporated in France, may not exceed 2:1. As of the date of this proxy statement/prospectus, we were in compliance with the financial ratio requirement, and the ratio of cumulative aid to equity was 1.42:1, calculated using cumulative aid of €15.2 million and equity of €10.7 million; and (iii) compliance with periodic reporting obligations and the provision of certificates evidencing good standing with applicable tax and social security authorities. The relevant governmental authorities may also modify, suspend, reduce, terminate or seek repayment of subsidies as a result of changes in law, policy, budgetary priorities or non-compliance with applicable requirements.

If we are unable to obtain, access, retain or benefit from expected government incentives, including the French subsidies associated with the Dunkirk plant project, or if such incentives are delayed, reduced, terminated or subject to repayment or clawback, our liquidity, capital expenditure plans, manufacturing expansion, commercialization timeline, business, financial condition, results of operations and prospects could be materially and adversely affected.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel as well as the ability to attract, train, and retain highly skilled employees and key personnel.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and our operations may be severely disrupted if we lost their services. As we build our brand and become better known, there is increased risk that competitors or other companies will seek to hire our personnel. Most of our executives and engineering staff are subject to non-competition and non-solicitation restrictions, but we may face challenges in enforcing these non-competition and non-solicitation restrictions, particularly in jurisdictions that disfavor or outlaw such restrictions. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects, especially if our non-competition and/or non-solicitation restrictions are found to be invalid and/or unenforceable.

To execute our business plan, we must attract and retain highly qualified personnel in research and development, artificial intelligence and machine learning, sales and marketing, production and other leadership roles. Competition for these employees is intense, and we may not be successful in attracting and retaining qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications in relevant industries. Many of the companies with which we compete for experienced personnel have greater resources than we have. In addition, in making employment decisions, particularly in high-technology industries, job candidates often consider the value of the equity they are to receive in connection with their employment. Employees may be more likely to leave us if the shares they own or the shares underlying their equity incentive awards have significantly appreciated or significantly reduced in value.

In addition, we are highly dependent on the services of Szu-Nan (Vincent) Yang, our Founder, Chairman, Chief Executive Officer and Chief Technology Officer, Dmitry Belov, our Chief Scientist and Head of European R&D, Wen-Kai (Calvin) Hsieh, our Head of Manufacturing, Chia-Chi (Rachel) Huang, our Head of Global Quality Assurance, and other senior technical and management personnel, including our executive officers, who may take significant amounts of time to replace. If Vincent, Dmitry, Calvin, Rachel or other key personnel were to depart, we may not be able to successfully attract and retain the senior leadership necessary to grow our business.

If we do not maintain and continue to develop our corporate culture as we grow and evolve, it could also harm our ability to foster innovation, creativity and teamwork we believe we need to support our growth. Additions of executive-level management, significant numbers of new employees, our workforce reduction and higher employee turnover could significantly and adversely impact our culture.

Our expansion into aerospace, data center and energy infrastructure and maritime applications, may require us to satisfy lengthy qualification processes, stringent performance and safety requirements and additional regulatory and compliance obligations.

Our commercialization strategy includes targeting aerospace, data center and energy infrastructure, and maritime applications. Customers in these applications may impose more stringent requirements than those in many commercial applications with respect to product safety, reliability, quality consistency, energy density, thermal stability, low-temperature performance, cycle life, fast-charging capability, manufacturing traceability, supplier qualification, documentation and long-term product support.

These applications may involve lengthy and demanding customer validation, qualification and certification processes. Customers may require extensive testing under application-specific or abuse-case conditions before incorporating our battery cells, inlays or related products into commercial or operational platforms. Even if our products perform well in sample testing or development programs, we may not satisfy all customer-specific requirements or obtain required approvals on the timeline or at the cost expected.

In addition, aerospace, data center and energy infrastructure, and maritime applications may subject us to additional regulatory, contractual and compliance requirements, including export controls, sanctions, end-use and end-user restrictions, cybersecurity requirements, controlled technical information requirements, supply chain traceability, domestic sourcing or localization requirements, procurement rules, audit rights and other customer-specific obligations. Compliance with these requirements may be costly, time-consuming and operationally burdensome, and may require us to modify our supply chain, manufacturing processes, documentation controls or customer support procedures.

If we are unable to satisfy applicable qualification, safety, performance, regulatory or customer-specific requirements, our customer validation programs may be delayed or discontinued, our products may be less attractive to customers in these applications, and our ability to commercialize our products in aerospace, data center and energy infrastructure, and maritime applications could be adversely affected. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and prospects.

We may not be able to estimate accurately the future supply and demand for our batteries, or battery materials, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to predict accurately our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. If we overestimate our requirements, our suppliers may have excess inventory, which may increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and product revenue or potential liability for late delivery. In addition, lead times for raw materials, components and manufacturing equipment may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each raw material, component or manufacturing equipment at a given time. Any of the foregoing could result in delays in the delivery of batteries or battery materials to our potential customers, which would harm our business, financial condition, operating results and prospects.

If customers require batteries to be manufactured or assembled in their local or preferred jurisdictions, we may need to establish additional localized manufacturing capabilities, which could increase our costs, delay commercialization and adversely affect our prospects.

We currently manufacture our battery cells and inlays primarily in Taiwan, where our Taiwan facilities represent substantially all of our current production capacity, and we are constructing our first manufacturing facility outside Taiwan in Dunkirk, France. We are also evaluating potential future expansion opportunities in North America, including a model under which inlays would be supplied by our production facilities in Asia or Europe and assembled by potential customers or partners in the United States.

If customers choose to avoid sourcing batteries manufactured outside their local or their preferred sourcing jurisdictions, whether due to regulatory requirements, incentive eligibility, supply chain considerations, or customer preferences, we may be required to establish manufacturing facilities within those jurisdictions. Establishing additional manufacturing capabilities would require additional capital and time to design, construct, equip, and qualify such facilities. During this period, our revenues could decline, our cost structure could increase, and our ability to meet customer demand or execute our business strategy could be adversely affected. As a result, our business, financial condition, results of operations, and prospects may be materially and adversely affected.

If the products or systems into which our batteries are incorporated do not meet applicable safety, regulatory, certification or customer standards, our business, results of operations and prospects could be adversely affected.

Our products are expected to be used as components in EVs and other battery-powered products and systems, including aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other high-performance applications. Such products and systems are subject to a variety of safety, performance, transportation, certification and regulatory requirements, which may vary by jurisdiction, industry and application. In many cases, extensive testing, customer qualification, regulatory approvals or third-party certifications may be required before products incorporating our batteries can be commercialized or deployed.

Failure by our customers, collaboration partners or other downstream users to satisfy applicable requirements or obtain required approvals and certifications could delay or prevent the commercialization, sale or deployment of products incorporating our batteries, which could adversely affect demand for our products and our results of operations. In addition, because our products may be incorporated into applications with heightened safety and reliability requirements, any actual or perceived failure to satisfy applicable standards could adversely affect customer acceptance of our products and damage our reputation.

We may also incur significant costs to comply with laws, regulations, testing requirements and customer-specific standards applicable to our products and the applications into which they are incorporated. Applicable requirements relating to EVs, batteries, battery transportation, aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other electrification applications continue to evolve. Compliance with new or changing requirements may require additional testing, design modifications, certification efforts or manufacturing process changes and could be time-consuming and costly. Any regulatory, certification or compliance obstacles affecting our products or the products into which they are incorporated could materially and adversely affect our business, financial condition, results of operations and prospects.

Our ability to commercialize our products may depend on our ability to establish and maintain qualified, traceable and reliable supply chains.

Our products may be used in EVs, aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other applications that require high safety, reliability and supply chain transparency. Customers in these markets may require our products, components, materials, manufacturing processes, suppliers and assembly partners to satisfy stringent sourcing, traceability, quality, documentation, regulatory and audit requirements.

Satisfying these requirements may require us to qualify alternative suppliers, localize or duplicate portions of our supply chain, implement additional traceability and compliance controls, modify product designs or manufacturing processes, or incur higher costs. If we are unable to establish and maintain supply chains that satisfy applicable customer, regulatory or compliance requirements, customer validation programs may be delayed or discontinued, customer adoption may be limited, and our commercialization plans, revenue growth and results of operations could be materially and adversely affected.

The EV and other battery markets continue to evolve and are highly competitive, and certain other battery manufacturers have significantly greater resources, experience and scale than we do and have technologies that may be superior to ours. As a result, we may not be able to produce our products at cost-competitive prices.

The EV and other advanced battery markets are rapidly evolving and highly competitive. For more information, see “Information about ProLogium — Competitive Landscape.” Lithium-ion battery technology has been widely adopted, and our current competitors have, and future competitors may have, greater resources, manufacturing scale, commercialization experience and customer relationships than we do. These competitors may also be able to devote greater resources to the development of current and future technologies and establish strategic relationships with OEMs, battery manufacturers, materials suppliers or other industry participants that may enhance their competitive position. In addition, battery manufacturers may continue to reduce costs and expand the supply of conventional batteries, which could reduce the commercial attractiveness of our products or negatively impact our ability to sell our products at market-competitive prices while maintaining sufficient margins.

A number of companies are also seeking to develop next-generation battery technologies, including technologies relating to cathodes, anodes, electrolytes, separators and cell architectures. Some of these companies have established relationships with OEMs and are in varying stages of development, validation and commercialization. Additionally, many OEMs are researching and investing in conventional batteries and/or next-generation battery technologies and, in some cases, in battery development and production. We expect competition in battery technology markets to intensify as demand grows for EVs, aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other applications requiring advanced battery technologies. Developments in competing technologies or improvements in conventional battery technologies may materially adversely affect the sales, pricing and gross margins of our batteries. If a competing technology achieves superior performance, cost, manufacturability or commercial adoption, or if we fail to address customers’ and collaboration partners’ changing needs or emerging technological trends, our business, financial condition, results of operations and prospects could be materially adversely affected.

Developments in alternative battery technology or other power and energy alternatives may adversely affect the demand for our battery products.

Significant developments in existing or alternative technologies, including conventional lithium-ion batteries and other next-generation battery technologies, may materially and adversely affect our business, financial condition, results of operations and prospects in ways that we may not currently anticipate. Existing and other battery technologies, fuels or sources of energy may emerge as customers’ preferred alternatives to our battery products. Any failure by us to develop new or enhanced technologies or manufacturing processes, or to respond to changes in existing or competing battery technologies, could delay the development, validation and commercialization of our products and may result in decreased revenue, reduced customer adoption or loss of market share to competitors.

Our research and development efforts may not be sufficient to adapt to changes in battery technology or customer requirements. As technologies evolve, we expect to continue developing and improving our next-generation lithium ceramic battery technologies, including product performance, safety, energy density, fast-charging capability, manufacturability and cost efficiency. However, we may not compete effectively if we are unable to develop, source, integrate and commercialize technologies that meet customer requirements on a timely and cost-effective basis.

We rely on, and will continue to rely on, complex equipment for our operations. This equipment, and manufacturing generally, creates a significant degree of risk and uncertainty in terms of operational performance and costs.

We rely heavily on, and will continue to rely heavily on, complex equipment for our operations and the production of our batteries, which involves a significant degree of uncertainty and risk in terms of operational performance and costs. Our manufacturing equipment consists of many components, which may suffer unexpected malfunctions from time to time and may depend on repairs and spare parts to resume operations, which may not be available when needed. Problems with our manufacturing processes could result in the loss of manufacturing equipment, damage to manufacturing facilities, monetary losses, delays, unanticipated fluctuations in production and personal injury to or death of workers. Should our precautions be inadequate or an event be larger than expected, we could have significant equipment or facility damage that would impact our ability to deliver our battery products and require additional resources to recover. In addition, in some cases, operational problems may result in environmental damage, administrative fines, increased insurance costs and potential legal liabilities. Any of these operational problems, or a combination of them could have a material adverse effect on our cash flows, business, financial condition, results of operations or prospects.

Furthermore, manufacturing technology may evolve rapidly, and we may decide to update our manufacturing processes more quickly than expected. Moreover, as we scale the commercial production of our batteries, our experience may cause us to discontinue the use of already modified or installed equipment in favor of different or additional equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to accelerate, as well as requiring us to make substantial capital expenditures for the improvement or replacement of such equipment, and our results of operations could be negatively impacted.

We have pursued and may continue to pursue customer development arrangements, validation programs, commercial arrangements and other strategic partnerships, which could have an adverse impact on our business if they are unsuccessful or entered into on terms that are disadvantageous to us.

We have entered into development arrangements, validation programs and commercial arrangements with certain of our customers or collaboration partners, and may in the future enter into similar arrangements with potential customers, automotive OEMs, battery manufacturers, industrial partners, suppliers and other industry participants. While offering potential benefits, these arrangements could subject us to a number of risks, including risks associated with sharing proprietary information, product specifications, testing data or manufacturing know-how, non-performance by our counterparties and costs of establishing and maintaining such arrangements, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of our customers or partners and, to the extent any of them suffers negative publicity or harm to its reputation from events relating to its business, we may also suffer negative publicity or reputational harm by virtue of our association with it.

In addition, our customers, Tier 1 suppliers, module integrators or other solution partners may modify their business operations, experience financial difficulties, reduce production volumes, discontinue product lines or change their product strategies, which could result in delays, cancellations or end-of-life (“EOL”) designations for products incorporating our battery cells for reasons unrelated to the performance of our products. Because our battery products are often integrated into broader modules, systems or end products, their overall performance may depend in part on the performance, compatibility and reliability of components, software or systems supplied by our customers, partners or other third parties. Performance issues relating to such third-party components or systems could adversely affect the overall performance or market acceptance of end products incorporating our battery cells and may result in product discontinuations, EOL decisions or warranty claims, even where our battery cells are not the cause of such issues. In addition, if customers, partners or other participants in the supply chain initiate recalls of end products incorporating our battery products, we may incur costs, business disruptions or reputational harm. To the extent such recalls are attributable, or alleged to be attributable, to defects, failures or performance issues in our products, we may be required to bear recall-related costs, indemnification obligations, warranty claims or other losses, which may not be fully covered by insurance. Any such developments could reduce demand for our products and adversely affect our business, financial condition, results of operations and reputation.

To the extent we rely on customers, suppliers, equipment vendors, construction partners or assembly partners for product integration, equipment, manufacturing support, supply chain localization or downstream assembly, those activities may be outside of our direct control. We could experience delays if such counterparties do not meet agreed-upon timelines, fail to satisfy applicable technical or quality requirements or experience capacity constraints, which could adversely affect our customer relationships, commercialization timeline and reputation.

Certain components of our batteries pose safety risks that may cause injury or death. We may be subject to financial and reputational risks due to product recalls and product liability claims, and we could face substantial liabilities that exceed our resources.

Due to the high energy density inherent in lithium-based batteries, our battery products may pose certain safety risks, including risks of overheating, fire, thermal runaway or other failures. These risks may arise from, among other things, manufacturing defects, improper handling, integration, testing, use, storage, transportation or charging, exposure to extreme temperatures or other conditions outside intended or normal operating parameters, misuse or other factors. Although we incorporate safety procedures in the research, development, manufacture and transportation of our battery products and design our technologies to enhance safety, no high-energy-density battery technology can eliminate all safety risks. As a result, accidents causing death, personal injury or property damage may occur.

Our battery products are subject to extensive testing and qualification procedures, including testing under customer-specific and abuse-case conditions. However, such testing may not identify all potential defects, failure modes or safety issues, particularly as our products are deployed in new applications or operating environments. If safety issues are identified, we may be required to modify product designs, manufacturing processes or quality control procedures, which could delay customer qualification, commercialization or production.

Any actual or alleged safety issue involving our battery products, whether occurring during manufacturing, transportation, testing, customer qualification, integration into end products or end use, could result in production interruptions, recalls, warranty claims, product liability claims, litigation, regulatory scrutiny or substantial damages. If customers or other participants in the supply chain initiate recalls of end products incorporating our battery products and such recalls are attributable to defects, failures or performance issues in our products, we may be required to bear recall-related costs, indemnification obligations, warranty claims and other losses, which may not be fully covered by insurance. Product liability claims, even those without merit or those that do not involve our products, could generate negative publicity and adversely affect customer acceptance of our products. Any such claims, recalls or safety-related incidents could materially and adversely affect our reputation, business, financial condition, results of operations and prospects.

We are currently, and may in the future be, involved in legal proceedings, commercial disputes, regulatory actions or government investigations, and our Founder, Mr. Yang, is currently involved in a civil litigation, any of which could result in significant costs, disrupt our operations, divert management attention and harm our reputation.

From time to time, we may become involved in legal proceedings, claims, commercial or contractual disputes, regulatory actions or government investigations and inquiries arising in the ordinary course of business. These matters may include disputes with suppliers, equipment vendors, construction contractors, customers, employees or other counterparties; indemnity or warranty claims; intellectual property matters; personal injury claims; environmental, health and safety matters; tax matters; employment matters; and matters relating to our manufacturing operations, customer programs, commercialization activities or public company reporting obligations.

For example, we are currently involved in certain legal proceedings initiated by counterparties relating to equipment and construction work performed for one of our subsidiaries. These proceedings involve claims for alleged unpaid amounts arising from disputes regarding whether the relevant equipment and construction work satisfied the applicable acceptance specifications. The aggregate amount currently claimed in these proceedings is approximately $2.1 million, consisting of approximately $0.7 million relating to equipment and approximately $1.4 million relating to construction work. As of the date of our consolidated financial statements, the outcomes of these proceedings cannot be reasonably estimated. See Note 29 to the audited consolidated financial statements of ProLogium included elsewhere in this proxy statement/prospectus for more information.

Mr. Yang is involved in a civil litigation in Taiwan relating to a claim for ProLogium ordinary shares. In 2021, Henry JF Hsu (“Henry Hsu”), a current shareholder of ProLogium, initiated a civil lawsuit against Mr. Yang in the Taiwan Shilin District Court. The amount in controversy stated in the complaint submitted by Henry Hsu is NTD 10 million. Henry Hsu seeks an order requiring Mr. Yang to transfer 500,000 ordinary shares to Henry Hsu. The alleged basis for Mr. Hsu’s demand were certain 2012 emails whereby Henry Hsu informed Mr. Yang via email that Chauncey Shey (the “Series A Managing Director”), the managing director of SBCVC Fund IV, L.P. (the “Series A Investor”) proposed an investment from the Series A Investor, and requested the investment target to grant 500,000 free shares each to the Series A Managing Director and Henry Hsu (totaling 1,000,000 shares) as a gift to ensure Series A Managing Director and Henry Hsu’s full commitment to accelerating the investment target’s success. All of the proceeds of such Series A investment were subsequently received by ProLogium. Because the proceeding relates to alleged rights to ordinary shares of ProLogium owned by Mr. Yang and past fundraising-related communications involving ProLogium, it could divert Mr. Yang’s attention from our business, require us to devote management time and resources to related disclosure, information or reputational matters, result in negative publicity or reputational harm, and create uncertainty regarding Mr. Yang’s beneficial ownership of ProLogium securities, voting power and related governance considerations. The litigation is currently ongoing, and we cannot predict the outcome, timing or impact of this proceeding. Mr. Yang has provided written confirmation that, ProLogium is not involved in such litigation, and, regardless of the outcome of the litigation, he will assume full and sole responsibility for all economic expenses and losses as determined by the final court judgment, and that the Company will be held harmless from and against any and all such economic expenses and losses.

Separately, in 2022, Johnson Yang, who at the time served as an Assistant Vice President of the Company’s Accounting Department, and was also responsible for the Company’s investor relations and investment affairs, allegedly assisted Henry Hsu in the sale of Henry Hsu’s shares under the name of Comrex International Co., Ltd. controlled by Henry Hsu for a total consideration of US$20,000,000, in exchange for a commission of approximately US$76,000. In connection with such transaction, Johnson Yang allegedly provided to Henry Hsu and a Shanghai-based buyer with certain of the Company’s proprietary information. Upon discovering the potential unauthorized disclosure of confidential information by said employee, the Company immediately engaged an independent third party to assist in the investigation and preservation of evidence. The Company subsequently filed a criminal complaint. In mid-July of 2026, the Company received an indictment from the Taiwan Taoyuan District Prosecutors Office, formally charging Johnson Yang with violating the Taiwan Trade Secrets Act. The Company has retained external legal counsel to handle the subsequent criminal proceedings and matters pertaining to seeking damages. The criminal case regarding the violation of the Taiwan Trade Secrets Act must proceed through three instances of court trials. Given that each trial instance is estimated to take at least one and a half to two years, it may take approximately four to five years, or even longer, before a final and unappealable judgment is rendered. As the Company is the criminal complainant and is prepared to file a claim for damages, this matter currently does not have any material adverse effect on the Company’s business, financial condition, or results of operations.

The defense of lawsuits, regulatory actions, or government investigations and inquiries, including proceedings involving us or our directors, officers or key personnel that relate to our business operations, may divert our management’s attention, and we may incur significant expenses in addressing these matters. In the future, we may be required to pay damages or settlements or become subject to injunctions or other equitable remedies, and such claims or liabilities may not be covered by our insurance or by any rights of indemnity or contribution that we have against others. Although we maintain insurance in amounts we believe to be adequate, we may incur claims or liabilities for which we are not insured or that exceed the amount of our insurance coverage. The outcome of litigation, regulatory actions, and government investigations and inquiries is often difficult to predict, and future litigation, regulatory actions, or government investigations and inquiries could have a material adverse effect on our business, prospects, results of operations, and financial condition. Additionally, even if unsuccessful, a lawsuit, regulatory action, or government investigation could generate substantial negative publicity about our technology, management, ownership structure and business, inhibit commercialization of our products, and impede our ability to secure additional insurance coverage on commercially acceptable terms or at reasonable costs, any one of which could have a material adverse effect on our business, prospects, results of operations, and financial condition.

We are subject to environmental and safety risks and requirements relating to environmental and safety regulations and environmental remediation matters which could adversely affect our business and results of operations.

Battery technology development and manufacturing involve certain inherent environmental and safety risks. Some of our employees handle hazardous materials, including chemicals, such as materials containing lithium and sulfide, that pose specific challenges. We have engineering and administrative controls in place for handling these materials along with any hazardous substances and the employees who handle such materials are required to follow certain safety procedures, including the use of personal protective equipment such as respirators where needed, chemical goggles, and other protective clothing. In addition to exposure, materials with lithium and sulfides have the propensity to start fires. While we believe we have taken precautionary measures which include engineering controls, personal protective equipment, procedures and training to prevent human exposures and fires, including annual safety training for our employees, we cannot ensure that human or environmental exposure to hazardous materials used in our development activities and prototype products will not occur. Any such exposure could result in future third-party claims against us, damage to our reputation, and heightened regulatory scrutiny, remedial and corrective action obligations or the incurrence of capital expenditures, any of which could limit or impair our ability to attract customers or collaboration partners. The occurrence of future events such as these could have a material adverse effect on our business, financial condition and results of operations.

We utilize new manufacturing equipment, techniques and processes, including specialized automated manufacturing equipment within our separator, cathode, and cell assembly process areas. These equipment and processes pose hazards typical to manufacturing such as, but not limited to, hazardous materials, moving parts, and high voltage and/or high current electrical systems typical of large manufacturing equipment and related safety incidents. Although we conduct equipment and process reviews before use, we may not be able to prevent the occurrence of safety incidents that damage machinery or our products, slow or stop production, or harm employees. Consequences to such safety incidents may include litigation, regulation, fines, increased insurance premiums, personal injury to or death of our employees, mandates to temporarily halt production, workers’ compensation claims, damage to our facilities, or other actions that impact our company brand, finances, or ability to operate.

In addition to the risks listed above, we are subject to numerous federal, state and local environmental laws and regulations governing, among other things, solid and hazardous waste storage, treatment and disposal, and remediation of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations, including used battery recycling, recovery and reuse, are cost-intensive activities that we support. Federal, state and local authorities also regulate a variety of matters, including, but not limited to, health, safety and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant increases in the cost of production.

Risks Related to Our Financial Position

We expect to continue to incur losses for the foreseeable future. While we expect to become profitable eventually, our projections are based on internal assumptions that may prove incorrect, and we may never achieve or maintain profitability.

We incurred net losses of $640.9 million and $606.7 million for the years ended December 31, 2025 and 2024, respectively, and had an accumulated deficit of $1,846.9 million and $1,206.0 million from our inception through December 31, 2025 and 2024, respectively. Since inception, we have not achieved profitable operations or positive cash flows from our operations.

We believe that we will continue to incur operating and net losses as we continue to incur significant expenses in connection with our research and development efforts. As discussed in other risk factors in this section, factors that could impact the timing and levels of our profitability include, but are not limited to: our ability to overcome the technical, engineering, manufacturing and commercialization challenges associated with our battery technologies and products; customer acceptance of our products and technologies; the performance, safety, reliability and cost competitiveness of our products; the availability and cost of raw materials, components and manufacturing equipment; our ability to successfully scale manufacturing operations and improve production yields and efficiency; demand for EVs, aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other applications requiring high-performance batteries; pricing of our products and battery technologies; the projected production capacity and utilization of our manufacturing facilities; our ability to convert customer validation and qualification programs into commercial orders and maintain relationships with our existing customers and collaboration partners; the gross margins achievable on our products; and the extent to which market adoption of next-generation battery technologies develops in line with our expectations.

Material uncertainties exist that may cast significant doubt on our ability to continue as a going concern.

We incurred an operating loss of $78.5 million, a net loss of $640.9 million and net cash used in operating activities of $20.0 million in 2025. As of December 31, 2025, we had negative working capital of $1,894.1 million and an accumulated deficit of $1,846.9 million. Our current liabilities as of December 31, 2025 amounted to $2.2 billion, which primarily related to the convertible and redeemable preference shares issued to our preferred shareholders in connection with our prior equity financing activities, the redemption liabilities of which could be triggered within one year. As of December 31, 2025 and through the date of authorization of the consolidated financial statements, the redemption right of our preferred shareholders had become exercisable. However, we had not obtained sufficient consents from the relevant preferred shareholders to extend the redemption date for specific series of convertible and redeemable preferred shares. In addition, our ability to continue as a going concern depends on our ability to strengthen our liquidity position through the successful completion of the Business Combination or other financing transactions. If we are unable to successfully consummate the Business Combination or if the relevant preferred shareholders exercise their redemption rights, we may not have sufficient liquidity to settle the redemption obligations as they become due. As a result of these factors, our management concluded that material uncertainties exist that may cast significant doubt on our ability to continue as a going concern.

Our management’s plans to address these conditions include (i) obtaining extensions of redemption rights from the remaining preferred shareholders, (ii) pursuing additional sources of liquidity through equity financings, debt financings and other capital markets transactions, including the Business Combination, and (iii) implementing measures to improve operating efficiency and manage working capital. If the Business Combination or other financing activities are not completed on the expected timeline, we intend to continue discussions with preferred shareholders to seek further extensions of redemption rights in order to manage our liquidity position. However, there can be no assurance that this plan will be successfully implemented or that it will be sufficient to alleviate the conditions giving rise to the material uncertainties that may cast significant doubt on our ability to continue as a going concern. The perception that we might be unable to continue as a going concern may also make it more difficult to obtain financing for the continuation of our operations on terms that are favorable to us, or at all, and could result in the loss of confidence by investors and employees. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and it is likely that our investors will lose all or a part of their investment.

We are not yet cash flow positive, and any failure to effectively manage our cash resources or generate future cash flows could adversely affect our business.

We are not currently cash flow positive, and the development, scaling, and commercialization of battery technology is capital intensive. Our business requires ongoing investment in research and development, manufacturing scale-up, supply chain development, and commercialization activities, which may result in significant cash outflows before we generate sufficient operating cash flows.

Our future success depends, in part, on our ability to effectively manage our cash resources, control operating expenses, and generate cash flows from commercial activities in a timely manner. Any misalignment between our cash expenditures and cash inflows, delays in customer adoption or revenue generation, cost overruns, or inefficiencies in cash management could require us to seek additional financing sooner than expected or on less favorable terms.

If we are unable to obtain additional capital when needed, or if we are unable to generate sufficient cash flows to support our operations, our ability to execute our business strategy, continue operations, or pursue growth opportunities could be materially and adversely affected.

Our business plan for large-scale automotive and other high-volume commercial applications has yet to be tested, and we may not succeed in executing on our strategic plans, including commercialization.

As a company commercializing next-generation battery technology, we face a number of difficulties normally encountered by new enterprises, including substantial risks and expenses in the course of establishing or entering new markets, organizing operations, and undertaking marketing activities. The likelihood of our success must be considered in light of these difficulties and the competitive environment in which we operate. There is nothing at this time upon which to base an assumption that our business plan will prove successful, and we may not be able to generate significant revenue, raise additional capital, or operate profitably. We will continue to encounter challenges frequently experienced by companies in the early stages of large-scale commercialization, including scaling up our infrastructure and managing our headcount, and may encounter unforeseen expenses, difficulties, or delays in connection with our growth. In addition to the extensive capital requirements of our business, we can be expected to continue to sustain substantial operating expenses without generating sufficient revenue to cover expenditures. Any investment in our company is therefore highly speculative and could result in loss of your entire investment.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. If actual results differ from our estimates or we adjust our estimates in future periods, our business, prospects, results of operations, and financial condition could be materially and adversely affected. Furthermore, our financial performance in one period may not be indicative of financial performance in future periods.

We will need substantial additional capital in the future to fund our business and may be unable to meet our future capital requirements, impairing our financial position and results of operations.

The development, design, manufacture and sale of batteries is a capital-intensive business. We expect to sustain substantial operating expenses, without generating sufficient revenues to cover expenditures, for a number of years. To date, we have funded our operations through the issuance of convertible redeemable preference shares as well as bank borrowings. These funds are expected to finance our principal sources of liquidity and ongoing costs, such as research and development relating to our batteries and the construction of additional manufacturing facilities. In the future, if we are not able to fund our operations from cash flows generated from anticipated product sales, we expect that we will need to raise additional funds through a variety of possible methods, including, but not limited to, entry into joint ventures or other strategic arrangements, issuance of equity (including through at-the-market sales), equity-related or debt securities or through obtaining credit from financial institutions, as well as anticipated future revenue from product sales. Any such issuances may be highly dilutive and/or may result in the imposition of covenants that significantly restrict our ability to conduct our business and operations as we may otherwise deem appropriate.

We believe that our cash on hand and marketable securities will be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of the most recent financial statements included in this proxy statement / prospectus and also sufficient to fund us through commercialization. However, additional funding may be required for a variety of reasons, including opportunities to expand our manufacturing capabilities and delays in expected development of our battery cells. Our ability to successfully develop our products, commence commercial operations and expand our business will depend on many factors, including our working capital needs, the availability of equity and/or debt financing and, over time, our ability to generate positive cash flows from operations.

We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to shareholders. We may be forced to decrease our level of investment in product development or scale back our operations, which could have an adverse impact on our business and financial prospects. Furthermore, the cost of debt could be higher than anticipated, which could negatively affect our earnings.

Incorrect estimates or assumptions by management in the preparation of our consolidated financial statements could adversely impact our reported assets, liabilities, income, revenue, or expenses.

The preparation of our consolidated financial statements requires management to make critical accounting estimates and assumptions that affect the reported amounts of assets, liabilities, shareholders’ equity, revenue, income, and expenses during the reporting periods. Incorrect estimates and assumptions by management could result in reported amounts that are overstated or understated and have a material adverse effect on our business, prospects, results of operations, and financial condition.

Our cash could be adversely affected if the financial institutions in which we hold our cash fail.

We deposit and maintain our cash with third party financial institutions. A failure of these financial institutions to return our cash deposits, or if a depository institution is subject to other adverse conditions in the financial or credit markets, could impact our access to our cash and could adversely impact our operating liquidity and financial performance.

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we otherwise fail to establish and maintain proper and effective internal control over financial reporting and disclosure controls and procedures, our ability to accurately and timely report our financial results could be impaired, which could adversely affect our business, results of operations, investor confidence, the market price of our Class A Ordinary Shares and our access to the capital markets.

Prior to the Business Combination, we have been a private company with limited accounting, financial reporting and internal audit resources, and we have not been required to design, implement, maintain or test internal control over financial reporting in the manner required of a public company. Following the Business Combination, we will be required to comply with the rules and regulations of the SEC and Nasdaq, including requirements relating to internal control over financial reporting. In addition, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting in our annual reports on Form 20-F when required under applicable SEC rules regarding compliance with Section 404 of the Sarbanes-Oxley Act.

In connection with the audit of our consolidated financial statements included elsewhere in this proxy statement/prospectus, we identified material weaknesses in our internal control over financial reporting. The material weaknesses identified relate to: (i) our lack of sufficient accounting and financial reporting personnel with appropriate knowledge, experience and training in IFRS and SEC financial reporting requirements to ensure the timely identification, evaluation and resolution of complex accounting and financial reporting matters; and (ii) our lack of an internal audit function with sufficient resources to establish a formal risk assessment process and design, implement, document, operate and monitor a comprehensive internal control framework. These material weaknesses increase the risk that errors, including errors relating to complex accounting matters, period-end financial reporting, consolidation, disclosures or other financial statement matters, may not be prevented, or detected and corrected, on a timely basis. As a result of these material weaknesses, we determined that our internal control over financial reporting was not effective as of December 31, 2025.

We are developing and implementing a remediation plan, which is expected to include hiring additional accounting, financial reporting, internal control and internal audit personnel with IFRS and SEC reporting experience; providing additional training to our finance and accounting personnel; engaging external advisors and consultants to supplement our internal resources; establishing an internal audit function and formal risk assessment process; designing and implementing additional policies, procedures and controls relating to financial statement close, consolidation, complex accounting matters, disclosure preparation, and management review; and enhancing oversight by our audit committee after the Business Combination. As of the date of this proxy statement/prospectus, management plans to begin remediation actions in 2026 and expects to complete the remediation actions during 2027 and to incur approximately $1.3 million in associated costs.

However, the remediation process is ongoing, and we cannot assure that it will be completed within this timeframe or that additional remediation costs will not be incurred. In addition, we could in the future identify additional internal control deficiencies that could rise to the level of a material weakness or uncover other errors in financial reporting. The remediation of such deficiencies or material weaknesses may require significant costs and devotion of a substantial amount of management’s attention, diverting financial resources or management’s time from operating our business. During the course of our evaluation, we may identify areas requiring improvement and may be required to design additional enhanced processes and controls to address issues identified through this review. In addition, there can be no assurance that such remediation efforts will be successful, that our internal control over financial reporting will be effective as a result of these efforts or that any such future deficiencies identified may not be material weaknesses that would be required to be reported in future periods.

If we fail to remediate these material weaknesses or otherwise fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may be unable to prepare and disclose, in a timely and accurate manner, our financial statements or other required disclosures, or comply with existing or new SEC reporting requirements. Any such failure could result in material misstatements in our financial statements, restatements of previously issued financial statements, delays in filing our annual reports or other required reports, an adverse report from our independent registered public accounting firm if and when auditor attestation becomes required, limitations on our ability to access equity or debt capital markets, or a loss of investor confidence in the accuracy and completeness of our financial reports. We could also become subject to litigation, regulatory investigations, sanctions or other proceedings by Nasdaq, the SEC or other regulatory authorities, and our securities could be subject to delisting. Any of the foregoing could materially and adversely affect our business, results of operations, financial condition, liquidity, prospects and the market price of our Class A Ordinary Shares.

Risks Related to Our Intellectual Property

We rely heavily on our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

We rely upon a combination of various intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the jurisdictions where we operate, as well as contractual protections afforded by license agreements and other agreements, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties. However, these agreements may be insufficient or breached, or may not effectively prevent unauthorized access to or unauthorized use, disclosure, misappropriation or reverse engineering of our confidential information, intellectual property, or technology. Moreover, these agreements may not provide an adequate remedy for breaches or in the event of unauthorized use or disclosure of our confidential information or technology, or infringement of our intellectual property. Despite our efforts to protect our proprietary rights, third parties may, without proper authorization, attempt to copy or otherwise obtain and use our intellectual property or be able to design around our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be adequate, sufficient, or effective. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition.

While certain of our proprietary works may be protected under copyright law, we have chosen not to register any copyrights in these works and instead primarily rely on protecting our software as a trade secret. In order to bring a copyright infringement lawsuit in applicable jurisdictions, the copyright must be registered. Accordingly, the remedies and damages available to us for unauthorized use of our works of authorship may be limited.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

Certain of our key technological innovations, including innovations that are currently commercialized in our products and innovations that we plan to deploy in the future, are described in our issued patents and pending patent applications, as well as patent applications that we plan to file in the future. For more information, see “Information about ProLogium—Intellectual Property.” The process of applying for and obtaining a patent is expensive, time-consuming and does not always result in patent claims as expected or needed. We may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we financially may not be able to protect our proprietary rights at all. There is also no assurance that the pending applications will result in issued patents.

In addition, third parties may have blocking patents that could prevent us from marketing our products or practicing our technology. Alternatively, third parties may seek to develop or market their products similar to or otherwise competitive with our products. In these circumstances, we may need to defend and/or assert our patents, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or agency with jurisdiction may find our patents invalid and/or unenforceable. Even if our patents are determined to be valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives. Under the terms of certain agreements with our development partners, we may file patent applications jointly with third parties and end up co-owning certain patents. As a result, we may not have exclusive rights to such patents and co-ownership of a patent may require us to enter into license agreements with third parties, which are less favorable than if we were the sole owner of the patent. Furthermore, if the other owners are unwilling to join us in an enforcement action, we may be unable to enforce our jointly owned patent rights against infringers. Such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. If one or more of our patents are held to be invalid or unenforceable, if claims of those patents are interpreted narrowly, or if patents fail to issue from our pending applications, our competitiveness and value may also be undermined. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

While we have been issued patents for certain aspects of our technology and have additional patent applications pending, we have not applied for patent protection for all aspects of our technology. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, and our competitive position would be materially and adversely harmed.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs or limit our ability to use certain technology.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, distribute, or sell our battery products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of patents or trademarks inquiring whether we are infringing their proprietary rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Companies holding patents or other intellectual property rights relating to batteries, electric motors or electronic power management systems may bring suits alleging infringement by our battery products of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•	cease selling, incorporating or using products that incorporate the challenged intellectual property;

•	pay substantial damages;

•	obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all; or

•	redesign our batteries.

We may be subject to additional infringement claims in the future, and even if we believe such claims are without merit, such claims are time-consuming, expensive to litigate or settle and can divert management’s resources and attention. An adverse determination could require that we pay damages, which could be substantial, or that we stop using technologies found to be in violation of a third party’s rights and could prevent us from selling our batteries. In order to avoid these restrictions, we may have to seek a license for the technology. Any such license may not be available on reasonable terms or at all, could require us to pay significant royalties and may significantly increase our operating expenses or otherwise seriously harm our business or results of operations.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, financial condition, results of operations and prospects could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s attention.

If we fail to comply with our obligations under license or technology agreements with third parties or are unable to license rights to use technologies on reasonable terms, we may be required to pay damages and could potentially lose license rights that are critical to our business.

We license certain intellectual property, including technologies, data, content and software from third parties, that is important to our business, and in the future, we may enter into additional agreements that provide us with licenses to valuable intellectual property or technology. These licenses typically limit our use of the licensed intellectual property or technology to specific uses and include other contractual obligations with which we must comply. If we fail to comply with any such obligations, we may be required to pay damages and the licensor may have the right to terminate the license. Termination by the licensor would cause us to lose valuable rights, and could prevent us from selling our products, or inhibit our ability to commercialize future products. Moreover, our licensors may infringe the intellectual property rights of others or our licensors may not have sufficient rights to the intellectual property to grant us the applicable rights. Although we seek to secure indemnification protection from our vendors to protect us against potential third-party infringement claims in connection with our use of the applicable licensed intellectual property, not all of our vendors agree to provide us with sufficient indemnification protection, and in the instances where we do secure indemnification protection from our vendors, it is possible such vendors may not honor such indemnification obligations. If any of our licenses terminate, if we or the licensors fail to abide by the terms of the license, if the licensed intellectual property rights are found to be invalid or unenforceable or if the licensed technology is alleged to be infringing, our business, financial results and reputation could be harmed.

In the future, we may identify additional third-party intellectual property we may need to license in order to engage in our business. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more- established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. In addition, companies that perceive us to be a competitor may be unwilling to license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on sales of our products. Such royalties are a component of the cost of our products or services and may affect the margins on our products. In addition, such licenses may be nonexclusive, which could give our competitors access to the same intellectual property licensed to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial condition and results of operations.

We may obtain licenses on technology that has not been commercialized or has been commercialized only to a limited extent, and the success of our business may be adversely affected if such technology does not perform as expected.

From time to time, we may license from third parties, technologies that have not been commercialized or which have been commercialized only to a limited extent. These technologies may not perform as expected within our lithium ceramic battery cells, including silicon-anode or silicon-composite-anode battery cells and related products. If the cost, performance characteristics, manufacturing process or other specifications of these licensed technologies fall short of our targets, our expected sales, costs, time to market, competitive advantage, future product pricing and potential operating margins may be adversely affected.

We may face risks relating to protecting our intellectual property in various countries resulting from our international business operations.

Patent, trademark and trade secret laws vary significantly throughout the world. Filing, prosecuting, and defending patents in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection or licenses, but enforcement is not as strong as that in the United States.

A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States, and efforts to protect against the unauthorized use of our intellectual property rights, technology, and other proprietary rights may be more expensive and difficult outside of the United States. Some courts inside and outside the United States may be less willing or unwilling to protect trade secrets and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Doing Business in Taiwan

Any lack of requisite approvals, licenses, permits or filings or failure to comply with any requirements of Taiwan laws, regulations and policies may materially and adversely affect our daily operations.

In accordance with the relevant Taiwan laws and regulations, our Taiwan subsidiary is required to maintain various approvals, licenses, permits and filings to operate its business. Whether such approvals, licenses, permits and filings are obtained is subject to satisfactory compliance with, among other things, the applicable laws and regulations. If our Taiwan subsidiary is unable to obtain any of such licenses and permits or extend or renew any of its current licenses or permits upon their expirations, or if it is required to incur significant additional costs to obtain or renew these licenses, permits and approvals, our daily operations could be materially and adversely affected.

Cross-Straits relationship imposes macroeconomic risks which could negatively affect our business.

We maintain our principal executive offices and a substantial amount of our assets in Taiwan, and most of our technical and product development expertise is derived from operations in Taiwan. Our business, financial condition and results of operations may be affected by potential economic and/or military issues in Taiwan.

Taiwan has a unique international political status due to historical reasons. Although significant economic and cultural relations have been established during recent years between Taiwan and the PRC, the PRC government has refused to renounce the possibility that it may at some point use force to gain control over Taiwan. Sanctions against Taiwan entities or persons, and military blockade or actions from the PRC, may significantly harm Taiwan’s economy. Cross-Straits relations between Taiwan and the PRC have been strained in recent years for a variety of reasons, including tensions concerning arms sales to Taiwan by the United States government and visits to Taiwan by United States government officials. The financial markets have viewed certain past developments in relations between Taiwan and the PRC as occasions to depress general market prices of the securities of Taiwan companies. Any tension between Taiwan and the PRC, or between the United States and the PRC, could materially and adversely affect our business, financial condition and results of operations.

In addition, Taiwan has officially included certain solid-state battery technologies with specified functions in its National Core Key Technologies List. Any individual who obtains trade secrets through improper means, such as theft, embezzlement or fraud, and subsequently uses or discloses such trade secrets, or any person who, despite having authorized access, reproduces, uses or discloses trade secrets without authorization or beyond the scope of such authorization, may be subject to criminal penalties. Such conduct may violate not only the Trade Secrets Act but also the National Security Act. Certain of the Company’s battery technologies and products may fall within the scope of Taiwan’s National Core Key Technologies List. Taiwan imposes stringent restrictions on PRC investment in industries involving such technologies and applies rigorous regulatory review mechanisms, as well as potential criminal penalties, to enforce these restrictions. National Core Key Technologies cover a wide range of sectors, including, but not limited to, secondary batteries, aerospace, national defense, and information and communications security. The scope of these technologies is subject to periodic review and adjustment, and there has been a trend toward expanding the categories of technologies included in official designations.

Our Taiwan subsidiary is subject to certain restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy the liquidity requirements.

As an exempted company with limited liability incorporated under the laws of the Cayman Islands structured as a holding company, we may need dividends and other distributions on equity from our Taiwan subsidiary to satisfy our liquidity requirements. Current Taiwan regulations permit our Taiwan subsidiary to pay dividends to its respective shareholders only out of its accumulated profits, if any, which shall first make up previous losses and set aside at least 10% of its accumulated profits each year. These reserves are not distributable as cash dividends. Furthermore, if our Taiwan subsidiary incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our Taiwan subsidiary to distribute dividends or to make payments to us may restrict our ability to satisfy our liquidity requirements. In addition, the dividend payments by our Taiwan subsidiary to us shall be subject to a withholding tax of 21%.

Our Taiwan subsidiary is subject to foreign exchange control imposed by Taiwan authorities, which may affect paying dividends, repatriating the interest or making other payments to us.

Currently Taiwan regulates only those foreign exchange transactions that involve currency conversion from New Taiwan Dollar to foreign currency or from foreign currency to New Taiwan Dollar (collectively, “Regulated Transactions”). In general, Regulated Transactions involving NT$500,000 or more shall be declared to the Central Bank of Taiwan. Further, for Regulated Transactions involving New Taiwan Dollar equivalent to over $1 million, relevant documents shall be verified by banks before such transactions can be processed. In addition, if annual accumulated settlement amount of Regulated Transactions exceeds $100 million, such foreign exchange settlement is subject to the approval of the Central Bank of Taiwan. The Taiwan government may impose further foreign exchange restrictions in certain emergency situations, where the Taiwan government experiences extreme difficulty in stabilizing the balance of payments or where there are substantial disturbances in the financial and capital markets in Taiwan. If the dividend payments or other payments by our Taiwan subsidiary to us involves the currency conversion from New Taiwan Dollar to United States Dollar, such conversion would be subject to the foregoing foreign exchange control.

Any amendments to existing tax regulations or the implementation of any new tax laws in Taiwan, the United States or other jurisdictions in which we operate our business may have an adverse effect on our business and profitability.

While we are subject to tax laws and regulations in various jurisdictions in which we operate or conduct business, our principal operations are in Taiwan, and we are exposed primarily to taxes levied by the Taiwan government. Any unfavorable changes of tax laws and regulations in this jurisdiction could increase our effective tax rate and have an adverse effect on our operating results.

Taiwan’s energy supply constraints, power infrastructure limitations and increasing competition for renewable energy resources could disrupt our operations, increase our costs and adversely affect our business, financial condition and results of operations.

Our manufacturing operations require a continuous and reliable power supply. Even short-term power interruptions or voltage fluctuations may result in production losses, reduced yields, equipment damage, delayed deliveries and increased operating costs. Although we are expanding our global manufacturing operations, our principal manufacturing facilities are currently located in Taiwan. Taiwan experienced increasing electricity demand driven by industrial growth and technological advancement, which may place pressure on the adequacy and reliability of its electricity supply. In addition, Taiwan has experienced several large-scale power outages in recent years, highlighting potential vulnerabilities in its power infrastructure. Any material interruption, shortage or instability in Taiwan’s electricity supply could adversely affect our operations, ability to meet customer demand, financial condition and results of operations.

Increasing demand for renewable energy, driven by sustainability initiatives and customer expectations, may also intensify competition for limited renewable energy resources in Taiwan and increase our energy procurement costs. If we are unable to secure sufficient and reliable energy supplies at commercially reasonable prices, our operating costs may increase and our business, financial condition and results of operations could be adversely affected.

Other General Risks Related to ProLogium

Our Chief Executive Officer has control over key decision-making as a result of his control of a majority of the voting rights of our outstanding Pre-Recapitalization ProLogium Shares.

Assuming that none of TDAC’s existing Public Shareholders exercises their redemption rights, Szu-Nan (Vincent) Yang, our Founder, Chairman, Chief Executive Officer and Chief Technology Officer, is able to exercise voting rights with respect to [  ]% of the voting power of our outstanding shares through his direct and indirect holding of [    ] ProLogium Class B Ordinary Shares immediately after the Business Combination and therefore has the ability to control the outcome of matters submitted to our shareholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. This concentrated control could discourage, delay or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that our other shareholders support, or conversely this concentrated control could result in the consummation of such a transaction that our other shareholders do not support. This concentrated control could also discourage a potential investor from acquiring ProLogium Class A Ordinary Shares, each of which has one vote compared to each ProLogium Class B Ordinary Share with twelve (12) votes, and might harm the trading price of ProLogium Class A Ordinary Shares.

In addition, as our Chief Executive Officer, Mr. Yang has control over the day-to-day management and major strategic investments of our company, subject to authorization and oversight by our Board. As a Board member and officer, Mr. Yang owes a fiduciary duty to our shareholders and must act in good faith in a manner he reasonably believes to be in the best interests of our shareholders. As a shareholder, even a controlling shareholder, Mr. Yang is entitled to vote his Ordinary Shares in his own interests, which may not always be in the interests of our shareholders generally.

Changes in French government policies and support programs could adversely affect our operations in France.

Our planned Dunkirk site is expected to benefit from French government support and is subject to various regulatory approvals, permitting requirements and governmental policies. Future elections, changes in government leadership or shifts in political, economic or industrial policy priorities in France or the European Union could result in modifications to existing subsidy programs, eligibility requirements, regulatory conditions, permitting processes, implementation timelines or other forms of governmental support. Such changes could delay, reduce, suspend or eliminate expected government assistance or increase the costs and administrative burdens associated with the development and operation of our Dunkirk site.

In addition, changes in environmental, labor, energy, tax, trade, industrial or State aid policies could affect the construction schedule, operating costs, competitiveness or long-term viability of our operations in France. Any such developments could delay the construction or ramp-up of the Dunkirk site, reduce the economic benefits expected from the project and adversely affect our business, financial condition, results of operations and prospects.

The issuance of Founder IP Compensation Shares after the Business Combination will dilute existing shareholders and may increase our Founder’s influence over us.

In connection with the prior contribution, transfer or development of certain intellectual property used in our business, we expect to issue ProLogium Class B Ordinary Shares to our Founder and/or a founder-affiliated entity following the Business Combination, which we refer to as the Founder IP Compensation Shares. The number of Founder IP Compensation Shares to be issued will be determined following an independent valuation of the relevant intellectual property, subject to the cap set forth in the Business Combination Agreement.

The issuance of the Founder IP Compensation Shares will increase the number of ProLogium Ordinary Shares outstanding and dilute the ownership percentage, voting power and economic interests of existing shareholders, including TDAC Public Shareholders and existing ProLogium shareholders who do not receive such shares. The dilutive effect may be more significant depending on the number of Founder IP Compensation Shares issued, the number of Public Shares redeemed in connection with the Business Combination, the size of any PIPE or other financing, the number of shares issued under our equity incentive plans and the total number of ProLogium Ordinary Shares outstanding immediately following the Closing.

Because the Founder IP Compensation Shares are expected to consist of ProLogium Class B Ordinary Shares, which carry greater voting rights than ProLogium Class A Ordinary Shares and ProLogium Class C Ordinary Shares, their issuance may increase the voting power and influence of our Founder and/or founder-affiliated entities over matters requiring shareholder approval, including the election of directors, amendments to our organizational documents, issuances of additional equity securities and approval of significant corporate transactions. This concentration of voting power may limit the ability of other shareholders to influence corporate matters and may delay or prevent a change in control or other transaction that other shareholders may view as favorable.

Governmental trade controls, including export and import controls, sanctions, customs requirements and related regimes, could limit our ability to sell our products, transfer technology, source materials or equipment, hire qualified personnel or participate in certain markets.

Our battery products, inlays, components, samples, technical data, engineering support, manufacturing know-how, production equipment and related technologies may be subject to export control, import, customs, sanctions and other trade control laws and regulations in Taiwan, France, the European Union and other jurisdictions in which we operate, source materials or equipment, or sell or provide products and services. These regimes may restrict or prohibit the shipment, transfer, release or provision of certain products, technologies, technical data or services to sanctioned or embargoed countries, restricted parties, prohibited end users or prohibited end uses, including certain military, aerospace, defense, dual-use or other sensitive applications.

Compliance with these requirements may be time-consuming and costly and may require product and technology classification, license applications, end-use and end-user diligence, customer and supplier screening, customs compliance, technology control procedures, recordkeeping and other internal controls. Obtaining any required license, authorization or approval may be delayed, denied or conditioned, and in some cases the relevant transaction may be prohibited altogether. Any such delay, denial or restriction could limit our ability to provide products, samples, technical support, customer validation services or manufacturing know-how to certain customers, partners, suppliers or jurisdictions.

Because our commercialization strategy includes applications such as EVs, aerospace, robotics, ESS, including BBUs for AI data centers and maritime, we may also become subject to additional customer-specific or government-related requirements, including procurement rules, controlled technical information requirements, supply chain traceability requirements, local content requirements, cybersecurity requirements and audit rights. These requirements could increase our compliance costs, limit our ability to work with certain customers or partners, or affect our eligibility to participate in certain commercial or government-related programs.

Changes in export control, import, customs, sanctions, tariff or trade laws, or changes in the enforcement or interpretation of such laws, could also restrict our ability to import materials, components or equipment needed for our manufacturing operations or to export our products and technologies to customers. Such changes could increase costs, delay customer programs, disrupt supply chains or require us to modify our sourcing, manufacturing or commercialization strategy.

In addition, our ability to recruit and retain qualified technical, engineering and manufacturing personnel may be affected by export control, immigration, work authorization or other regulatory requirements, particularly where employees or candidates are nationals of jurisdictions subject to heightened controls or where their roles involve access to controlled technology or technical data. If required approvals are delayed or denied, we may be unable to employ such individuals in the intended roles or may need to implement additional technology access restrictions.

If we fail to comply with applicable trade control laws and regulations, we and certain of our employees, officers or managers could be subject to civil or criminal penalties, fines, loss of export or import privileges, loss of contracting opportunities, reputational harm or other enforcement actions. Any limitation on our ability to sell our products, transfer technology, provide technical support, source critical materials or equipment, or hire qualified personnel could materially and adversely affect our business, financial condition, results of operations and prospects.

Changes in Taiwan, U.S. and foreign government policy, including the imposition of or increases in tariffs and changes to existing trade agreements, could have a material adverse effect on global economic conditions and our business, financial condition, results of operations and prospects.

As a result of changes to Taiwan, U.S. and foreign government policy, there may be changes to existing trade agreements, greater restrictions on free trade generally, the imposition of or significant increases in tariffs or other trade restrictions on goods imported into the United States, particularly those manufactured in China, or minerals imported into the United States, and adverse responses by foreign governments to U.S. trade policies, among other possible changes. China is currently a leading global source of supplies for use in the battery industry, including some products that we use. As the implementation of tariffs is ongoing, more tariffs may be added in the future. These tariffs could have an adverse impact on our business, results of operations, prospects and financial condition, and if we are unable to pass through such price increases to our customers, it would likely increase our cost of sales and, as a result, decrease our gross margins, operating income and net income. For example, in February 2025, the United States imposed additional tariffs on imports from China and significantly increased those tariffs in April 2025, and announced plans for “reciprocal” tariffs on several countries (including China) in late July 2025. As of the date of this proxy statement/prospectus, discussions remain ongoing in respect of certain trade restrictions and tariffs on imports from numerous countries, including China, as well as retaliatory tariffs enacted in response to such actions. In light of these events, there continues to exist significant uncertainty about the future relationship between the United States and other countries with respect to such trade policies, treaties, and tariffs, and we can make no assurance regarding the eventual impact on our results of operations and business. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and, in particular, trade between the impacted nations and the United States. Any of these factors could depress economic activity and restrict our access to suppliers, customers or collaboration partners and, in turn, could have a material adverse effect on the business and financial condition of such suppliers, customers, collaboration partners or other counterparties we do business with, which in turn would negatively impact us.

We are subject to U.S. and foreign anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and other anti-corruption laws and regulations in countries in which we conduct activities. Anti-corruption laws prohibit us and our officers, directors, employees, contractors and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing, directly or indirectly, anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. These laws also require companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. These laws also prohibit non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of any of these laws or regulations could result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences and adversely affect our business, financial condition, results of operations and reputation. Our policies and procedures designed to ensure compliance with these laws and regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

As we increase our international cross-border business and expand our operations abroad, we may continue to engage with business partners, suppliers and third-party intermediaries to market our products and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. There can be no assurance that our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international business, our risks under these laws may increase.

Detecting, investigating and resolving actual or alleged violations of anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws can require a significant diversion of time, resources and attention from management. Non-compliance with these laws could subject us to whistleblower complaints, adverse media coverage, investigations, subpoenas received, enforcement actions, prosecution and severe fines, damages and administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, financial condition, results of operations and reputation. In addition, changes in these laws in the future could adversely impact our business and investments in our securities.

Our insurance coverage may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from product liability, recalls, cyberattacks, accidents, acts of God, and other claims against us, for which we may have no or inadequate insurance coverage. As a general matter, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which could adversely affect our financial condition and results of operations.

From time to time, we may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our financial condition and results of operations.

We may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant. These are typically claims that arise in the normal course of business, including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with potential customers, suppliers and collaboration partners, intellectual property matters, personal injury claims, environmental issues, tax matters and employment matters.

Furthermore, ProLogium is seeking to become a public company through the consummation of the Business Combination. Newly public companies following the completion of business combinations with special purpose acquisition companies have been subject to increased regulatory oversight and scrutiny, including from the SEC. Any governmental or regulatory investigation or inquiry related to the Business Combination or otherwise could have a material adverse effect on our business and negatively affect our reputation.

It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurance that any such exposure will not be material. Such claims may also negatively affect our reputation.

We believe that our technology enables a variety of business models, including, but not limited to, sole manufacturing, joint ventures, and licensing, each of which may involve certain risks and tradeoffs.

We believe that our technology enables a variety of business models and presents opportunities with a variety of potential customers, such as OEMs, cell makers, end-users and licensees, as applicable. We may operate our own manufacturing facilities, enter into joint venture arrangements, or license technology to other manufacturers, among other approaches, each with potential risks and tradeoffs.

Operating wholly-owned manufacturing facilities would allow us full control over production and quality, helping us to protect proprietary processes and to maintain consistency. However, this approach would require significant capital investment in infrastructure, equipment, and workforce, leading to increased operational expenses and financial exposure, and the capital required for such investment may not be available on attractive terms, if at all. Managing manufacturing operations also exposes us to risks such as supply chain disruptions, production delays, cost overruns, equipment failures, and scaling challenges, which may hinder our ability to meet demand or maintain competitive pricing. Without third-party manufacturers to rely on, any inefficiency or failure in our facilities could have a materially adverse effect on our business, profitability, and reputation.

In a joint venture arrangement, we would collaborate with third parties to commercialize and manufacture our battery technology, sharing both risks and resources. This could provide access to additional capital, markets, and expertise, but would also introduce risks related to control and management. Disagreements with partners over operational decisions, strategy, or investments could disrupt our business plans, while our reliance on their performance could pose additional risks. If a joint venture partner fails to fulfill its obligations or experiences financial or operational issues, it could lead to inefficiencies, delays, or disruptions that harm our business and reputation.

Under a licensing model, we can leverage our battery technology by licensing it to third parties for commercialization and manufacturing. This approach could reduce capital requirements by limiting investments in infrastructure and operations and potentially enable faster market penetration. However, licensing could lead to lower revenue, reduced control over production, and distribution challenges. Licensing agreements may also pose risks of third-party noncompliance, inconsistent execution, quality issues, or competitive disadvantages. Additionally, relying on third-party licensees could result in missed market opportunities or reputational damage due to negative association with certain third parties, which could adversely affect our profitability and growth.

Aside from the business models described above, if we pursue other types of arrangements or business models, we potentially face other risks and tradeoffs that could have a materially adverse effect on our business, profitability, and reputation.

Changes in Taiwan, European, U.S. and other foreign tax laws could have a material adverse effect on our business, financial condition or results of operations.

We (as well as certain of our subsidiaries) may be subject to tax in Taiwan, France, other foreign jurisdictions and, to the extent applicable, the United States. Changes to Taiwanese, French, European Union, U.S. tax laws, including to the extent applicable limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. federal income tax laws, such as the IRA, and others that may be enacted in the future (the uncertainty of all of which is heightened by recent changes in governmental administration in the United States), could impact the tax treatment of our foreign earnings. Due to our international business activities, any changes in the taxation of such activities may increase our worldwide effective tax rate and adversely affect our financial position and results of operations.

Significant judgment is required in evaluating our tax positions and our worldwide provision for taxes. During the ordinary course of business, there are many activities and transactions for which the ultimate tax determination is uncertain. In addition, our tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, if our earnings are lower than anticipated in jurisdictions where we have lower statutory rates and higher than anticipated in jurisdictions where we have higher statutory rates, by changes in foreign currency exchange rates, or by changes in the valuation of its deferred tax assets and liabilities. We may be audited in various jurisdictions, and such jurisdictions may assess additional taxes against us. Although we believe our tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from our historical tax provisions and accruals, which could have a material adverse effect on our results of operations or cash flows in the period or periods for which a determination is made.

Additionally, changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings, and the deductibility of expenses under future tax reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges in the current or future taxable years, and could increase our future tax expense, which could have a material adverse effect on our business, financial condition, results of operations, and prospects.

We are exposed to risks related to the use of artificial intelligence by us, our suppliers, partners and competitors.

We are increasingly incorporating artificial intelligence capabilities into our business operations. Artificial intelligence technology is complex and rapidly evolving and presents risks and challenges that may impact our business, including subjecting us to significant competitive, legal, regulatory, operational and other risks. There is no guarantee that use of artificial intelligence will enhance our technologies, benefit our business operations, or produce products that are preferred by our partners and customers. Additionally, artificial intelligence algorithms or training methodologies may be flawed, and datasets may contain irrelevant, insufficient, biased or proprietary information, including the intellectual property of others, which can result in output errors and inadvertent infringement, misappropriation or other violations of others’ intellectual property rights, and may give rise to legal liability and materially harm our business. Our competitors may also be more successful in their artificial intelligence strategy and develop competitive products with the aid of artificial intelligence technology. As a result, any issues arising from the development and use of artificial intelligence by us or our suppliers, partners or competitors, combined with an evolving and uncertain regulatory environment, may result in reputational harm, liability, or other adverse consequences to our business operations.

We are subject to foreign currency risks.

We operate internationally and are exposed to risks associated with fluctuations in foreign exchange rates, particularly with regards to the New Taiwan Dollar (TWD), the Euro (EUR) and the U.S. Dollar (USD). Fluctuations in such exchange rates could significantly impact our financial results. This risk arises primarily from the operations and cash flows generated by our Taiwanese operations and our activities and planned investments in France and Europe. Any adverse movements in exchange rates could negatively affect our expenses, and future profitability, as well as lead to potential volatility in our reported financial results. Additionally, sustained changes in exchange rates could impact the value of our assets and liabilities denominated in TWD, EUR, USD or other relevant currencies, further increasing our financial exposure to currency risk. As of December 31, 2025, we have not entered into any hedging transactions in an effort to reduce exposure to foreign exchange risk.

Evolving scrutiny and changing expectations from global regulators and our stakeholders regarding our environmental, social and governance (ESG) practices and value proposition could adversely affect our business, brand and reputation.

There is evolving focus, including from global regulators and stakeholders, such as our investors, customers and partners, on ESG matters, including climate change, environmental stewardship, diversity and inclusion, and sustainability strategy. In particular, increasing public awareness and concern over climate change may result in new or increased legal and regulatory requirements to reduce or mitigate the effects of climate change on the environment. Increased costs of energy or compliance with emissions standards due to increased legal or regulatory requirements may cause disruptions in, or increased costs associated with, our development and manufacturing operations. It is also possible that requirements or guidance in one jurisdiction, such as the United States, may contradict or diverge from requirements or guidance in other jurisdictions, such as the European Union. Agreements with customers and partners may include obligations related to sustainability targets. There can be no certainty that we will manage such matters successfully, or that we will successfully meet the (at times contradictory) expectations of stakeholders as to our proper role with respect to ESG matters. Any failure or perceived failure to timely manage, respond to, or meet ESG-related contractual, legal or regulatory requirements, expectations or targets, including with respect to reducing our or our partners’ impact on the environment, or addressing climate change-related impacts or other sustainability concerns, could subject us to significant costs and liabilities and adversely affect our business and reputation.

We may be negatively impacted by epidemics, pandemics, and other outbreaks.

We face various risks related to epidemics, pandemics, and other outbreaks. For example, the COVID-19 pandemic resulted in changes in consumer and business behavior, a severe market downturn, and restrictions on business and individual activities, as well as in significant volatility in the global economy and reduced economic activity. The spread of COVID-19 also impacted our potential customers, our suppliers and collaboration partners by disrupting the manufacturing, delivery and overall supply chain of battery, EV and equipment manufacturers and suppliers and led to a global decrease in battery and EV sales in markets around the world. In response to the pandemic, government authorities implemented numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns, which affected our operations and the operations of our suppliers, vendors and business partners.

In the event of a further epidemic, pandemic or other outbreak, we may face similar adverse effects as experienced during the COVID-19 pandemic. For example, we may be required to take a variety of measures as may be required by government authorities or that we determine are in the best interests of our employees, suppliers, vendors and business partners, and any such measures may adversely affect our future manufacturing plans, supply chain, sales and marketing activities, business and results of operations.

The extent to which any such epidemic, pandemic or other outbreak would impact our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the duration and spread of any such epidemic, pandemic or other outbreak, the actions to contain the outbreak or treat its impact, including the development, distribution and administration of effective vaccines, a waning immunity among persons already vaccinated, an increase in fatigue or skepticism with respect to initial or booster vaccinations, the severity of breakthrough cases and variants, including potentially vaccine-resistant variants, and how quickly and to what extent normal economic and operating activities can resume. Even after any such epidemic, pandemic or other outbreak has subsided, we may continue to experience an adverse impact to our business as a result of the global economic impact, including any recession that has occurred or that may occur in the future, or due to changes in consumer behavior, for example an increase in remote work leading to a decrease in demand for automobiles.

Our facilities or operations could be damaged or adversely affected by natural disasters and other catastrophic events outside of our control.

Our facilities or operations could be adversely affected by events outside of our control, such as natural disasters, wars, epidemics, pandemics, and other calamities. We cannot assure you that any backup systems will be adequate to protect us from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events. Any of the foregoing events may give rise to interruptions, breakdowns, system failures, technology platform failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to conduct our operations and manufacture, deliver or support our products.

Any economic, financial or banking crisis, or perceived threat of such a crisis, including a significant decrease in consumer confidence, may materially and adversely affect our business, financial condition and results of operations.

In recent years, the global economies suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis, as well as a variety of other factors, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining valuations of others, and volatility in the capital and credit markets and uncertainty with respect to the health of the U.S. banking system. The U.S. and certain foreign governments have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets. If in future crises governments refuse to take such actions or if the actions taken by these governments are not successful, and/or if the uncertainty in the macroeconomic environment, including elevated inflation concerns, elevated interest rates, tighter credit, currency fluctuations, changes in tariffs and trade restrictions, or concerns or speculation about similar banking disruption events or risks, continues, the resulting adverse economic conditions could lead to market-wide liquidity problems and other disruptions, which may negatively impact the demand for our battery cells and may negatively impact our liquidity and ability to raise capital, if needed, on a timely basis and on acceptable terms or at all.

Inflation and increased interest rates may adversely affect our financial condition and results of operations.

Our operations could be adversely impacted by inflation, primarily due to higher material, labor, and construction costs. To date, we do not believe that inflation has had a material impact on our results of operations, capital resources or liquidity; however, we have experienced increases in prices of materials, components and labor costs. Our future mitigation strategies may include considering alternative vendors, vertically integrating certain aspects of our supply chain and redesigning our product or production process. It is difficult to determine what impact inflationary pressures will have on our long-term growth strategies, as there is uncertainty regarding how long higher levels of inflation may persist, and to what level these increased costs will affect commercialization of our product. If we are not able to fully offset higher costs through price increases or other corrective measures, this may adversely affect our business, financial condition and results of operations.

Our business may be adversely affected by any disruptions caused by union activities and/or works council obligations.

As we expand our operations, including in France and other European jurisdictions, we may become subject to labor laws, collective bargaining arrangements, works council or employee representative body obligations and employee consultation requirements. These requirements may apply to matters such as workforce planning, compensation and benefits, working conditions, health and safety, facility expansion, changes in operations, restructurings, transfers of activities and other business decisions.

In France, for example, employee representative bodies may have information and consultation rights with respect to certain company decisions. Compliance with these requirements may increase our administrative burden, limit our operational flexibility, delay implementation of business decisions or require us to engage in consultation or negotiation processes before taking certain actions. These obligations may become more significant as we increase headcount and ramp up our planned Dunkirk site.

Although we seek to maintain good relationships with our employees, our employees may decide to join or seek representation by labor unions or employee representative bodies, and we may become subject to collective bargaining arrangements or other employee consultation obligations. Any union organizing activity, labor dispute, work stoppage, strike, slowdown or failure to complete required consultation processes in a timely manner could disrupt our operations, delay manufacturing ramp-up, increase labor costs or adversely affect our relationships with employees.

In addition, we may depend on suppliers, construction partners, equipment vendors or other counterparties whose workforces are unionized or subject to similar employee representation requirements. Any labor disruption affecting these counterparties could delay construction, equipment installation, commissioning, supply chain activities or production. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and prospects.

Disruptions to our information technology, manufacturing, operational and data systems, or security incidents involving such systems, could adversely affect our business, operations and reputation.

We depend on information technology, manufacturing, operational and communications systems to support our business, including research and development, manufacturing operations, supply chain management, quality control, customer programs, finance, accounting and reporting. These systems, as well as systems used by our service providers, suppliers, customers and other third parties, may be vulnerable to telecommunications or network failures, cyberattacks, ransomware, viruses or other malware, physical or electronic break-ins, corporate sabotage, employee or third-party error, failure to implement security patches or other intentional or inadvertent disruptions.

The data we maintain includes intellectual property, trade secrets, manufacturing know-how, technical data, customer qualification data, supplier information, employee information and other confidential or proprietary information. Any actual or perceived compromise, unauthorized access, loss, theft, alteration, disclosure or unavailability of such data could disrupt our research and development, manufacturing, quality control, customer validation or business operations, harm our competitive position, damage customer and supplier relationships and require us to incur significant costs to investigate, remediate and prevent future incidents.

We may also be subject to laws, regulations and contractual obligations relating to cybersecurity, privacy, data protection and data handling in the jurisdictions in which we operate. Any failure or perceived failure by us or our third-party service providers to comply with such requirements could result in claims, litigation, regulatory investigations, fines, penalties, reputational harm or other liabilities.

As we prepare to operate as a public company, disruptions to our information systems could also impair our internal controls, financial reporting processes and ability to satisfy SEC reporting obligations. In particular, if our enterprise resource planning, financial reporting or other implemented systems do not operate as intended, we may be unable to maintain accurate books and records, process transactions or produce timely and accurate financial reports. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Operating as a Public Company Following the Business Combination

Following the Business Combination, the Combined Company will incur significant additional costs and obligations as a public company, and management will be required to devote substantial time to public company compliance.

Following the Business Combination, the Combined Company will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, Nasdaq listing requirements and other applicable securities rules and regulations. Compliance with these rules and regulations will increase the Combined Company’s legal, accounting, investor relations, insurance, compliance and other expenses, and such expenses may increase further after the Combined Company is no longer eligible for any exemptions available to emerging growth companies or foreign private issuers. These requirements will also place significant demands on management, finance, accounting, legal, investor relations and information technology personnel and other resources.

The Combined Company’s management and other personnel may not have significant experience operating a company that is listed on a U.S. national securities exchange and subject to U.S. public company reporting requirements. The Combined Company may need to hire additional personnel, engage additional outside advisors, implement new systems and processes and develop additional policies and procedures to satisfy its obligations as a public company. If the Combined Company fails to comply with these requirements in a timely and effective manner, it could be subject to regulatory action, litigation, investor claims or reputational harm, and the trading price of the ProLogium Class A Ordinary Shares and ProLogium Warrants could be materially adversely affected.

If the Combined Company fails to establish and maintain effective internal control over financial reporting, its ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in its financial reporting and the trading price of its securities could decline.

As a public company, the Combined Company will be required to maintain internal control over financial reporting and to evaluate and report on the effectiveness of such controls. The Combined Company’s internal control over financial reporting may not prevent or detect all errors, misstatements or fraud. In addition, as the Combined Company expands its operations, increases manufacturing activity, develops new commercial arrangements, enters new jurisdictions and implements new systems, its internal controls may become more complex and more difficult to design, implement and maintain.

If the Combined Company identifies material weaknesses or significant deficiencies in its internal control over financial reporting, is unable to timely remediate any such weaknesses or deficiencies, or fails to maintain effective disclosure controls and procedures, it may be unable to accurately report its financial results, file required reports on a timely basis, comply with applicable laws and regulations or prevent fraud. Any such failure could result in restatements, regulatory investigations, litigation, a loss of investor confidence, restrictions on access to capital markets, delisting from Nasdaq or a decline in the trading price of the ProLogium Class A Ordinary Shares and ProLogium Warrants.

The Combined Company may qualify as an emerging growth company and may take advantage of reduced disclosure and governance requirements, which could make its securities less attractive to investors.

The Combined Company may qualify as an “emerging growth company” under the JOBS Act. For so long as it qualifies as an emerging growth company, it may take advantage of exemptions from certain reporting and governance requirements that otherwise apply to public companies, including exemptions from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from certain shareholder advisory vote requirements. The Combined Company may also elect to use the extended transition period for complying with new or revised accounting standards, which could make its financial statements less comparable to those of companies that comply with public company effective dates.

The availability and use of these exemptions may make the Combined Company’s securities less attractive to investors. If some investors find the Combined Company’s securities less attractive as a result, there may be a less active trading market for those securities, and the trading price of those securities may be more volatile.

As a foreign private issuer, the Combined Company will be permitted to follow certain home country corporate governance practices and will be subject to less extensive reporting requirements than U.S. domestic issuers, which may provide investors with less information and fewer investor protections.

As a foreign private issuer, the Combined Company will be exempt from certain rules under the Exchange Act that apply to U.S. domestic issuers, including the proxy rules and the rules requiring insiders to file public reports of their share ownership and trading activities under Section 16 of the Exchange Act. The Combined Company will also not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K in the same manner as U.S. domestic issuers, and it will be permitted to provide certain information to the SEC on Form 6-K.

In addition, Nasdaq rules permit foreign private issuers to follow certain home country corporate governance practices in lieu of certain Nasdaq corporate governance requirements. To the extent the Combined Company relies on these exemptions, holders of ProLogium Securities may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements applicable to U.S. domestic issuers. As a result, investors may receive less information, or receive information on a less frequent basis, than they would receive from a U.S. domestic issuer, and may have fewer governance protections.

If the Combined Company loses its foreign private issuer status, it would be required to comply with additional U.S. securities law requirements, which could significantly increase its costs and expenses.

The Combined Company’s foreign private issuer status will be assessed annually. If the Combined Company ceases to qualify as a foreign private issuer, it would become subject to the same reporting and disclosure requirements as a U.S. domestic issuer, including the requirement to file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements under Section 14 of the Exchange Act and beneficial ownership and short-swing profit reporting under Section 16 of the Exchange Act.

Compliance with these additional requirements would increase the Combined Company’s legal, accounting, reporting and compliance expenses and would require management to devote additional time and resources to compliance matters. The Combined Company may also be required to modify its corporate governance practices, accounting systems and internal controls. Any failure to comply with these requirements could result in regulatory action, investor claims, reputational harm or a decline in the trading price of its securities.

The Combined Company’s ability to comply with Nasdaq’s continued listing standards may be affected by its operating results, financial condition, public float, share price and other factors, and any failure to maintain listing could adversely affect the liquidity and value of its securities.

Following the Business Combination, the ProLogium Class A Ordinary Shares and ProLogium Warrants are expected to be listed on Nasdaq. The Combined Company must satisfy Nasdaq’s continued listing standards, including requirements relating to minimum bid price, market value, public float, number of shareholders, corporate governance and timely filing of periodic reports. The Combined Company’s ability to satisfy these standards may be affected by factors outside its control, including redemptions by TDAC shareholders, market volatility, the number of public holders of ProLogium Securities, the trading price of the ProLogium Class A Ordinary Shares and ProLogium Warrants and the Combined Company’s financial performance.

If Nasdaq delists the ProLogium Class A Ordinary Shares or ProLogium Warrants, the Combined Company and its shareholders could face significant adverse consequences, including reduced liquidity, reduced analyst coverage, reduced ability to raise capital, loss of investor confidence and a decreased ability to issue additional securities or obtain financing. Any such delisting could materially adversely affect the trading price of the ProLogium Securities.

The trading price of the ProLogium Securities may be volatile following the Business Combination.

The trading price of the ProLogium Class A Ordinary Shares and ProLogium Warrants may fluctuate significantly following the Business Combination in response to a number of factors, many of which are beyond the Combined Company’s control. These factors may include actual or anticipated fluctuations in financial condition or results of operations, changes in financial projections or guidance, announcements of technological developments, manufacturing milestones, customer relationships or strategic partnerships, delays in the construction or ramp-up of manufacturing facilities, developments affecting the battery industry, changes in laws or regulations, changes in investor perception of companies that completed business combinations with SPACs, market volatility, changes in general economic conditions, sales of substantial amounts of ProLogium Securities and the availability of public information about the Combined Company.

Broad market and industry factors may also materially harm the market price of the ProLogium Securities regardless of the Combined Company’s actual operating performance. In addition, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Any such litigation could result in substantial costs and divert management’s attention and resources.

The Combined Company may not receive significant analyst coverage, and negative analyst reports or a lack of analyst coverage could adversely affect the trading price and liquidity of its securities.

The trading market for the ProLogium Securities will depend in part on the research and reports that securities or industry analysts publish about the Combined Company and its business. The Combined Company may be unable to attract or maintain significant research coverage. If few analysts commence coverage, or if analysts cease coverage, the trading price and volume of the ProLogium Securities could be negatively affected.

If analysts publish negative reports, downgrade the ProLogium Securities, reduce their price targets, publish inaccurate or unfavorable research or cease coverage, the trading price of the ProLogium Securities could decline. In addition, if the Combined Company fails to meet the expectations of analysts or investors, the trading price of its securities could decline significantly.

The issuance of additional ProLogium Securities, including pursuant to warrants, the ProLogium New Incentive Plan or future financings, may dilute holders of ProLogium Class A Ordinary Shares and may adversely affect the trading price of the ProLogium Securities.

Following the Business Combination, the Combined Company will have outstanding warrants to purchase ProLogium Class A Ordinary Shares, may issue shares pursuant to the ProLogium New Incentive Plan or 2026 ESOP, may issue Founder IP Compensation Shares and may issue additional equity or equity-linked securities in connection with PIPE Investments, backstop arrangements, acquisitions, strategic partnerships, financing transactions or employee compensation arrangements. Any such issuances would dilute the ownership interests of existing holders of ProLogium Class A Ordinary Shares and could adversely affect the trading price of the ProLogium Securities.

In addition, the perception that additional issuances or sales may occur could adversely affect the market price of the ProLogium Class A Ordinary Shares and ProLogium Warrants and make it more difficult for the Combined Company to raise capital in the future on acceptable terms, or at all.

Provisions in ProLogium’s Articles, including a staggered board structure, the authority of ProLogium’s Board to issue preferred shares and director appointment rights granted to certain shareholders, may discourage takeover attempts, entrench management, limit public shareholders’ ability to influence the composition and governance of the Combined Company and adversely affect the market price of ProLogium Class A Ordinary Shares.

Following the Business Combination, ProLogium’s Articles will contain provisions, including a staggered board structure, that may discourage unsolicited takeover proposals that ProLogium’s shareholders might consider to be in their best interests. These provisions may make it more difficult to remove any of the directors or effect a change in control over ProLogium’s Board and may discourage transactions that otherwise could involve the payment of a premium over the prevailing market price of ProLogium Class A Ordinary Shares.

In addition, ProLogium’s Articles will grant certain shareholders director nomination rights following the Business Combination, subject to specified conditions. See “Management of ProLogium Following the Business Combination—Composition of the Board of Directors of ProLogium Following Consummation of the Business Combination.” These director nomination rights may enable those shareholders to influence the composition of the ProLogium’s Board and the governance of the Combined Company and may limit the ability of public shareholders to influence those matters.

Risks Related to TDAC and the Business Combination

Because the securities being issued in the Business Combination are not being offered in an underwritten public offering, investors will not receive the benefit of an underwriter’s due diligence review of ProLogium or this proxy statement/prospectus.

The ProLogium securities being registered and issued in connection with the Business Combination are not being sold through an underwritten public offering. In a traditional underwritten initial public offering, one or more underwriters typically conduct an independent due diligence investigation of the issuer’s business, operations, financial condition, management and disclosure and review the registration statement and prospectus in connection with assuming their responsibilities and potential liability under the federal securities laws.

No underwriter is acting as an underwriter with respect to the ProLogium securities covered by this proxy statement/prospectus. Accordingly, no underwriter has conducted the type of independent due diligence investigation of ProLogium or review of the disclosure in this proxy statement/prospectus that would customarily be conducted in connection with a traditional underwritten initial public offering.

ProLogium, TDAC, their respective boards of directors and their legal, accounting and financial advisers have conducted due diligence and reviewed the disclosure in this proxy statement/prospectus in connection with their respective responsibilities. However, those activities do not provide investors with the additional independent review and gatekeeping function that an underwriter would ordinarily provide in an underwritten public offering. Any review performed by a placement agent or financial adviser in connection with a related financing was performed in its separate capacity and should not be viewed as underwriting due diligence with respect to the securities covered by this proxy statement/prospectus.

As a result, there may be a greater risk that material misstatements or omissions in ProLogium’s disclosure, or material issues concerning its business, operations or financial condition, will not be identified before completion of the Business Combination than might be the case in a traditional underwritten initial public offering.

Because ProLogium and certain persons and entities involved in the Business Combination have substantial ties with non-U.S. persons, the Business Combination could be reviewed, delayed, conditioned or prohibited by CFIUS or another U.S. governmental authority, which could prevent TDAC from completing the Business Combination and require TDAC to liquidate.

ProLogium is a Cayman Islands exempted company with its principal executive offices and substantial operations outside the United States. Certain of ProLogium’s directors, executive officers, shareholders and financing investors are non-U.S. persons. In addition, the Sponsor has 12 additional members. Four of the Sponsor’s members are U.S. persons, and the remaining members are investment vehicles that may be considered non-U.S. persons. Collectively, these members hold approximately 58% of the Sponsor’s economic interests. These members are passive, non-managing investors and do not have any management, voting, veto, consent, removal, or similar rights that would enable them to direct, control, or influence the Sponsor or TDAC. Accordingly, no non-U.S. person, directly or indirectly, controls, or has the power to control, the Sponsor. Accordingly, ProLogium, the Sponsor and other persons and entities involved in the Business Combination have substantial ties with non-U.S. persons.

The Committee on Foreign Investment in the United States (“CFIUS”) has authority to review certain transactions involving foreign investment in a U.S. business. To the extent ProLogium or one or more of its subsidiaries is determined to constitute a U.S. business for CFIUS purposes, or the Business Combination is otherwise determined to constitute a transaction subject to CFIUS jurisdiction, CFIUS could review the Business Combination. CFIUS may impose mitigation measures or other conditions, suspend a transaction, recommend that the President of the United States prohibit a transaction or, in certain circumstances, review and require the unwinding of a transaction after it has been completed. Other U.S. governmental authorities could also review the Business Combination under applicable national security, export control, sanctions, antitrust or other laws.

The parties presently believe that the Business Combination is not subject to a mandatory CFIUS filing and have not submitted a voluntary notice or declaration to CFIUS. However, there can be no assurance that CFIUS or another governmental authority will agree with the parties’ assessment, will not request or initiate a review, or will permit the Business Combination to be completed without delay or conditions. If a governmental review is initiated, the parties may be required to provide substantial information, incur significant costs, agree to mitigation measures, modify the terms of the Business Combination or abandon the Business Combination.

The time required to obtain any governmental clearance, or a decision by a governmental authority to delay, condition or prohibit the Business Combination, could prevent the parties from completing the Business Combination before the termination date under the Business Combination Agreement or before the deadline by which TDAC must complete an initial business combination. In that event, TDAC may be required to liquidate.

If TDAC liquidates, its public shareholders would receive only their pro rata portion of the funds then held in the trust account, subject to applicable law and the terms of TDAC’s organizational documents. Public shareholders would lose the opportunity to invest in ProLogium through the Business Combination and to participate in any future increase in the value of the combined company. TDAC’s outstanding warrants would expire worthless, and warrant holders would receive no distribution from the trust account with respect to those warrants.

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination may not be completed.

The obligations of TDAC, ProLogium and the Acquisition Entities to consummate the Business Combination are subject to a number of conditions, including approval by TDAC shareholders, approval by ProLogium shareholders, the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, the absence of any stop order or proceeding seeking a stop order, approval for listing on Nasdaq of the ProLogium Class A Ordinary Shares and ProLogium Warrants contemplated to be listed pursuant to the Business Combination Agreement, the absence of any governmental order enjoining or prohibiting the Business Combination, TDAC having at least $5,000,001 of net tangible assets following redemptions and after giving effect to the Mergers, completion of the Recapitalization and other customary closing conditions.

The obligations of ProLogium and the Acquisition Entities is also conditioned on, among others, Available Cash being greater than or equal to $250,000,000. These conditions may not be satisfied or waived. If the conditions to the Business Combination are not satisfied or waived, the Business Combination may not be completed, or completion may be delayed. Any delay in completing the Business Combination could materially adversely affect TDAC, ProLogium, the trading price of TDAC Securities and, if the Business Combination is completed, the business, financial condition and results of operations of the Combined Company.

There can be no assurance that TDAC will complete the Business Combination within the required time period, and if TDAC does not complete a business combination within the required time period, TDAC will be required to liquidate.

TDAC is a blank check company and is required to complete an initial business combination within the time period specified in its governing documents, as such period may be extended. Although TDAC has entered into the Business Combination Agreement, there can be no assurance that TDAC will complete the Business Combination within the applicable completion window. If TDAC does not complete the Business Combination or another initial business combination within the applicable completion window, TDAC will be required to cease all operations except for the purpose of winding up, redeem 100% of the Public Shares and, subject to approval of TDAC’s remaining shareholders and board of directors and its obligations under Cayman Islands law, dissolve and liquidate.

In such event, TDAC’s Public Shareholders may receive only their pro rata portion of the funds held in the Trust Account, and the Public Warrants and Private Warrants will expire worthless. If third-party claims reduce the amount available for distribution from the Trust Account, Public Shareholders may receive less than the amount then held in the Trust Account per Public Share.

Redemptions by TDAC shareholders could reduce the cash available to the Combined Company and may prevent the satisfaction of the Minimum Available Cash Condition.

TDAC shareholders will have the right to redeem their TDAC Class A Ordinary Shares in connection with the shareholder vote to approve the Business Combination. TDAC shareholders have also been provided redemption rights in connection with the TDAC Extension. Redemptions may reduce the amount of cash available to the Combined Company following the Closing. If redemptions are significant, TDAC may be unable to satisfy the Minimum Available Cash Condition under the Business Combination Agreement, and ProLogium and the Acquisition Entities may not be required to consummate the Business Combination.

Even if the Minimum Available Cash Condition is waived and the Business Combination is consummated with less cash than expected, the Combined Company may have less cash available to fund operations, scale production, construct manufacturing facilities, satisfy working capital needs, invest in research and development, pursue growth opportunities or respond to competitive pressures. In that case, the Combined Company may need to obtain additional financing sooner than expected, and such financing may not be available on acceptable terms, or at all.

TDAC and ProLogium may not be able to obtain PIPE financing, backstop financing or other financing on acceptable terms, or at all.

The Business Combination Agreement provides that the parties will use commercially reasonable efforts to enter into and consummate subscription agreements or backstop arrangements in connection with a private equity investment in TDAC to purchase TDAC Class A Ordinary Shares on terms mutually agreeable to the parties. As of the date of this proxy statement/prospectus, the aggregate number of TDAC Class A Ordinary Shares subscribed is 5,000,000, for an aggregate purchase price of $50,000,000.

There can be no assurance that TDAC or ProLogium will be able to obtain PIPE financing, backstop financing or other financing on acceptable terms, or in the expected amount. Potential investors may be unwilling to invest due to market conditions, the terms of the Business Combination, the level of redemptions, the valuation of ProLogium, the risks associated with ProLogium’s business, the performance of SPAC-related securities generally or other factors.

If TDAC and ProLogium are unable to obtain sufficient financing, the Minimum Available Cash Condition may not be satisfied and the Business Combination may not be completed. Even if financing is obtained, the terms may be dilutive to existing holders of TDAC Securities or ProLogium Securities, may impose restrictive covenants or may otherwise adversely affect the Combined Company’s financial condition or results of operations.

The Business Combination Agreement may be terminated in accordance with its terms, including if the Business Combination is not completed by the outside date.

The Business Combination Agreement may be terminated under certain circumstances, including by mutual written consent, by either TDAC or ProLogium if the Closing has not occurred on or before March 31, 2027, by either party if the Mergers are permanently enjoined or prohibited by a final non-appealable governmental order, or by either party if TDAC shareholder approval is not obtained, in each case subject to the terms and limitations set forth in the Business Combination Agreement.

If the Business Combination Agreement is terminated and TDAC does not consummate another initial business combination within the applicable completion window, TDAC will be required to liquidate. In addition, if the Business Combination Agreement is terminated, TDAC may not have sufficient time or resources to identify, negotiate and complete another initial business combination before the applicable deadline, and the costs incurred in connection with the Business Combination may not be recoverable.

TDAC’s Sponsor is not obligated to fund extensions of TDAC’s deadline to complete a business combination, and failure to fund any required extension payment could result in TDAC’s liquidation or the termination of the Business Combination Agreement.

TDAC sought shareholder approval to permit it to extend the date by which it must consummate an initial business combination by up to twelve one-month periods, from June 24, 2026 to June 24, 2027. Any such extension requires the deposit into the Trust Account of the lesser of $200,000 or $0.03 per outstanding Public Share for each one-month extension, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination. TDAC’s Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for TDAC to complete a business combination.

If any required extension payment is not funded, TDAC may be unable to extend its deadline to complete a business combination and may be required to liquidate. In addition, failure to obtain or maintain the TDAC Extension may give ProLogium termination rights under the Business Combination Agreement. Any such failure would prevent TDAC shareholders from realizing the anticipated benefits of the Business Combination.

TDAC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about TDAC’s ability to continue as a “going concern.”

TDAC’s independent registered public accounting firm has included in its report to TDAC’s financial statements as of and for the year ended December 31, 2025 an explanatory paragraph expressing substantial doubt about its ability to continue as a going concern. TDAC may not have sufficient liquidity to meet its anticipated obligations over the next year from the issuance of such financial statements.

The Sponsor, TDAC’s directors and officers and their affiliates have interests in the Business Combination that are different from, or in addition to, the interests of TDAC Public Shareholders, which may create conflicts of interest.

The Sponsor, TDAC’s directors and officers and their affiliates have interests in the Business Combination that may be different from, or in addition to, the interests of TDAC Public Shareholders. These interests include, among others, the Sponsor’s ownership of Founder Shares and Private Warrants, the possibility that such securities may become worthless if TDAC does not complete an initial business combination, the Sponsor’s waiver of redemption rights with respect to the TDAC Ordinary Shares held by it, the Sponsor’s agreement to vote in favor of the Business Combination and extension proposals, potential repayment of loans or reimbursement of expenses and the continued indemnification of TDAC’s directors and officers.

These interests may have influenced TDAC’s directors and officers in making their recommendation that TDAC shareholders vote in favor of the Business Combination and related proposals. TDAC shareholders should consider these interests when evaluating the Business Combination and the recommendation of TDAC’s board of directors.

The Sponsor’s conversion of Founder Shares into TDAC Class A Ordinary Shares may affect voting power, public float and the ownership profile of TDAC before the Closing and the Combined Company after the Closing.

On June 12, 2026, TDAC issued an aggregate of 4,657,499 TDAC Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of TDAC Class B Ordinary Shares held by the Sponsor. The Class A Ordinary Shares issued in connection with the conversion are subject to the same restrictions applicable to the Class B Ordinary Shares prior to the conversion, including certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination. Following the conversion, TDAC had 21,907,499 Class A Ordinary Shares and one Class B Ordinary Share issued and outstanding.

Because the Sponsor is obligated to vote its TDAC Ordinary Shares in favor of the Business Combination and has waived redemption rights with respect to those shares, the Sponsor’s ownership may make it more likely that the Business Combination will be approved, even if a substantial number of Public Shareholders vote against the Business Combination or elect to redeem their shares. The Sponsor’s ownership and post-closing lock-up arrangements may also affect the public float and liquidity of the ProLogium Securities following the Closing.

TDAC’s Sponsor, directors, officers or their affiliates may purchase Public Shares or Public Warrants, which could influence the vote on the Business Combination and reduce the public float of the Combined Company.

TDAC’s Sponsor, directors, officers or their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market before the shareholder vote on the Business Combination, subject to applicable law and any limitations described in this proxy statement/prospectus. Any such purchases could increase the likelihood that the Business Combination is approved and could reduce the number of Public Shares that are redeemed. Such purchases could also reduce the public float of the ProLogium Class A Ordinary Shares following the Closing and may make it more difficult for the Combined Company to satisfy Nasdaq’s continued listing requirements.

These purchases may also result in the completion of the Business Combination in circumstances in which the Business Combination might not otherwise have been approved. TDAC Public Shareholders should consider the potential effects of any such purchases when deciding whether to vote for the Business Combination and whether to exercise redemption rights.

The Business Combination may be completed even though a substantial number of TDAC Public Shareholders vote against the Business Combination or redeem their shares.

The Sponsor has agreed to vote all TDAC Ordinary Shares and other voting securities held by it in favor of the Business Combination and related proposals and has agreed not to redeem any TDAC Ordinary Shares held by it in connection with the Business Combination or any proposal to extend the deadline by which TDAC must consummate an initial business combination. As a result, the Business Combination may be approved even if a substantial number of TDAC Public Shareholders vote against it.

In addition, TDAC Public Shareholders may exercise redemption rights regardless of whether they vote for or against the Business Combination. Accordingly, the Business Combination may be completed even if the Public Shareholders who elect not to redeem represent a small portion of the TDAC public shareholder base. In that case, the Combined Company may have a smaller public float and less cash than anticipated, which could adversely affect liquidity, trading prices and the Combined Company’s ability to fund its business plan.

The Business Combination with a non-U.S. operating company may be subject to regulatory review, political scrutiny and other cross-border risks that could delay or prevent completion of the Business Combination or adversely affect the Combined Company.

ProLogium is a Cayman Islands company with operations and planned operations in multiple jurisdictions, including Taiwan and France. The Business Combination and the Combined Company’s business may be subject to U.S. and non-U.S. regulatory review, national security review, antitrust or competition review, foreign investment restrictions, export control and sanctions regulations, tax rules, securities laws, listing rules and other laws and regulations. Regulators may impose conditions on the Business Combination or on the Combined Company’s operations, or may delay, prohibit or otherwise adversely affect the Business Combination.

Any such review, delay, condition or prohibition could prevent the Business Combination from being completed, increase costs, require changes to the transaction structure, limit the Combined Company’s operations or commercial strategy or adversely affect the value of the ProLogium Securities.

Changes in laws, regulations or SEC guidance applicable to SPACs could increase the costs and time required to complete the Business Combination and may constrain the circumstances under which TDAC can complete the Business Combination.

The SEC has adopted rules relating to business combination transactions involving SPACs and private operating companies, including rules relating to disclosures, financial statement requirements, projections, potential liability and the circumstances in which SPACs could be subject to regulation under the Investment Company Act. Compliance with these rules and related SEC guidance may increase the costs and time required to complete the Business Combination and may require additional disclosure, diligence, financial statements, consents, procedures or other actions.

These requirements could delay the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, delay the shareholder vote or Closing, increase transaction expenses, increase litigation or enforcement risk or otherwise constrain the circumstances under which TDAC can complete the Business Combination. If TDAC is unable to complete the Business Combination within the applicable completion window, it will be required to liquidate.

If TDAC were deemed to be an investment company under the Investment Company Act, TDAC might be required to institute burdensome compliance requirements and its activities could be restricted, which could make it difficult or impossible to complete the Business Combination.

TDAC is a blank check company that holds the proceeds of its Initial Public Offering and private placement in the Trust Account pending consummation of a business combination, redemption or liquidation. If TDAC were deemed to be an investment company under the Investment Company Act, it could be subject to burdensome regulatory requirements, including registration as an investment company, restrictions on the nature of its investments, restrictions on issuance of securities and additional reporting, recordkeeping, voting, proxy and disclosure requirements.

Compliance with these requirements would require additional expenses and could hinder TDAC’s ability to complete the Business Combination. If TDAC were required to register as an investment company or if TDAC determined that it should take steps to avoid being deemed an investment company, TDAC may be required to liquidate the Trust Account earlier than anticipated, forego certain interest income or liquidate TDAC. Any such event could prevent TDAC from completing the Business Combination.

Legal proceedings in connection with the Business Combination, the registration statement or related matters could delay or prevent completion of the Business Combination or adversely affect the Combined Company.

Transactions involving SPACs and public companies frequently are subject to litigation, demands, complaints or other legal proceedings. TDAC, ProLogium, members of their respective boards of directors, officers or other parties may become subject to legal proceedings challenging the Business Combination, the adequacy of disclosures in this proxy statement/prospectus, the process by which the Business Combination was negotiated or approved, conflicts of interest, fiduciary duties, securities law compliance or other matters.

Any such proceeding could delay or prevent the Business Combination, result in substantial costs, divert management’s attention and resources, require amended or supplemental disclosures, result in the payment of damages or settlement amounts or adversely affect the reputation, business or financial condition of TDAC, ProLogium or the Combined Company.

If the benefits of the Business Combination do not meet the expectations of investors, shareholders or financial analysts, the market price of the ProLogium Securities may decline.

The market price of the ProLogium Securities may decline if the Combined Company does not achieve the perceived benefits of the Business Combination as rapidly as, or to the extent, anticipated by investors, shareholders or financial analysts. These benefits include, among others, access to public capital markets, additional cash to fund ProLogium’s growth strategy, enhanced public profile and the ability to scale production and advance ProLogium’s planned manufacturing facilities.

The Combined Company’s ability to realize these benefits will depend on a variety of factors, including the amount of cash available at Closing, the level of redemptions, the availability of PIPE or other financing, market conditions, the Combined Company’s ability to execute its business plan, customer acceptance, manufacturing scale-up, regulatory approvals, supply chain availability and general economic conditions. If the Combined Company fails to realize the anticipated benefits of the Business Combination, the trading price of the ProLogium Securities could decline.

Risks Related to the Combined Company

ProLogium’s business is capital-intensive, and the Combined Company may require substantial additional capital to scale production, construct manufacturing facilities and execute its growth strategy.

ProLogium’s business plan requires substantial capital expenditures, including expenditures relating to research and development, manufacturing scale-up, equipment purchases, facility construction, qualification and validation activities, working capital, customer support, personnel and commercialization. The transaction is expected to provide capital through a combination of TDAC’s cash in the Trust Account and proceeds from a targeted common equity PIPE; however, the amount of cash available to the Combined Company will depend on redemptions, the availability and amount of PIPE or backstop financing, transaction expenses and other factors.

If the Combined Company does not receive sufficient cash from the Business Combination or otherwise requires additional capital, it may need to obtain equity, equity-linked or debt financing. Such financing may not be available on acceptable terms, or at all. If financing is obtained, it may be dilutive to existing shareholders, impose restrictive covenants, require the issuance of securities with rights senior to existing shareholders or adversely affect the Combined Company’s financial condition. If the Combined Company is unable to obtain sufficient capital, it may be required to delay, scale back or abandon planned manufacturing expansion, research and development activities, commercialization efforts or growth initiatives.

ProLogium may be unable to successfully scale its manufacturing operations from existing production to the larger-scale production contemplated by its business plan.

Although ProLogium has reported a history of manufacturing solid-state battery cells and shipments to customers, scaling production to the volumes contemplated by its business plan will involve significant operational, technical, financial and execution risks. The Combined Company will need to design, procure, install, validate, operate and maintain complex manufacturing equipment and processes, increase yields, reduce costs, manage quality, train personnel, qualify suppliers, satisfy customer requirements and comply with regulatory and safety requirements.

Manufacturing scale-up may take longer and cost more than expected. The Combined Company may encounter equipment failures, process variability, yield losses, quality issues, supply shortages, delays in supplier performance, construction delays, cost overruns or difficulties replicating results achieved at smaller scale. If the Combined Company is unable to scale production efficiently and reliably, it may fail to meet customer expectations, delay revenue generation, incur higher costs, damage customer relationships and materially adversely affect its business, financial condition and results of operations.

ProLogium’s fourth-generation battery technology may not achieve the performance, safety, cost, manufacturability or customer acceptance required for commercial success.

ProLogium’s business depends substantially on the successful development, validation, manufacture and commercialization of its next-generation lithium ceramic battery technology. Although ProLogium has described performance and safety advantages, including energy density, fast charging, low-temperature performance, cost competitiveness and thermal safety, these attributes may not be achieved consistently in commercial production or in all customer use cases. Battery performance can vary based on cell design, materials, manufacturing quality, operating conditions, integration into modules or packs, customer applications and end-use environments.

If ProLogium’s products do not achieve expected performance, safety, reliability, useful life, cost, energy density, charge time or manufacturability, customers may delay or cancel orders, require additional testing or validation, demand price concessions or choose competing products. Even if ProLogium’s technology performs as expected in testing or early production, there can be no assurance that it will be accepted by customers at commercial scale or that ProLogium will be able to produce products at costs that enable attractive margins.

ProLogium’s planned Dunkirk, France gigafactory is subject to construction, financing, permitting, subsidy, regulatory and ramp-up risks.

ProLogium’s business plan contemplates the construction and ramp-up of a new gigafactory in Dunkirk, France. Construction and ramp-up of a large-scale battery manufacturing facility is complex, expensive and subject to numerous risks, including delays or cost overruns relating to permitting, engineering, construction, equipment procurement, utility interconnection, labor availability, supplier performance, environmental requirements, regulatory approvals, financing availability and macroeconomic conditions.

France is expected to serve as the principal site for our next phase of global capacity expansion. Groundbreaking for the Phase 1 facility of the Dunkirk site took place in February 2026, and the project is now proceeding through the detailed design and construction stages. The Phase 1 facility will have a designed production capacity of 4.0 GWh when complete, which we expect to achieve gradually by 2030. These timelines are subject to significant uncertainty and may change. Any delay or failure in constructing, financing, equipping, staffing or ramping the Dunkirk site could materially delay ProLogium’s growth plans, increase costs, impair customer relationships, reduce revenue opportunities and materially adversely affect the Combined Company’s business, financial condition and results of operations.

ProLogium may not receive the full amount of expected government subsidies or incentives, and any failure to receive, retain or comply with the terms of such subsidies or incentives could adversely affect its business plan.

ProLogium has disclosed that its Dunkirk gigafactory is supported by an approved subsidy package of up to approximately €1.375 billion from the Government of the French Republic. The availability, timing and amount of government subsidies and incentives may be subject to conditions, milestones, documentation requirements, clawback rights, budgetary constraints, policy changes, regulatory approvals, compliance requirements and other factors outside ProLogium’s control.

If ProLogium does not receive the full amount of expected subsidies or incentives, receives them later than expected, becomes subject to repayment or clawback obligations, or is unable to comply with applicable conditions or requirements, the Combined Company may need to obtain additional financing or may be required to delay, reduce or restructure planned capital expenditures. Any such development could materially adversely affect the Combined Company’s liquidity, business plan and results of operations.

ProLogium’s customer commitments, memoranda of understanding, letters of intent, purchase orders, development agreements and other commercial arrangements may not result in binding orders, revenue or profitable sales.

ProLogium has described customer traction across multiple markets and has referenced customer commitments, including memoranda of understanding, letters of intent, purchase orders and development agreements. These arrangements may be non-binding, subject to conditions, limited in scope, dependent on additional development, validation or qualification milestones, subject to termination or modification, or otherwise may not result in binding purchase commitments, revenue or profitable sales.

Customers in the battery, electric vehicle, aerospace, maritime, robotics and data center markets often require lengthy testing, certification, qualification and integration processes before placing large commercial orders. These processes may be delayed or unsuccessful, and customers may ultimately choose competing products, develop alternative technologies internally or reduce their demand due to market, regulatory, economic or operational factors. If ProLogium’s customer relationships do not result in significant commercial orders or if commercial orders are delayed, reduced or cancelled, the Combined Company’s business, financial condition and results of operations could be materially adversely affected.

ProLogium’s target markets are emerging, competitive and subject to uncertain demand, and market adoption of its next-generation lithium ceramic batteries may not develop as expected.

ProLogium is targeting growth markets including electric vehicles, AI data centers, aerospace, robotics, maritime and other applications. Demand in these markets is subject to uncertainty and may be affected by customer adoption, product performance, charging infrastructure, safety requirements, regulatory developments, energy prices, competing technologies, macroeconomic conditions, customer budgets, government policy and end-market demand. Its next-generation lithium ceramic batteries may not achieve broad commercial adoption on the timing or at the scale ProLogium anticipates.

If the markets for ProLogium’s products develop more slowly than expected, if customers delay adoption of its next-generation lithium ceramic batteries, if competing technologies are preferred or if ProLogium’s products do not address customer requirements at acceptable cost and performance levels, the Combined Company may not achieve its projected growth, revenue or profitability.

The battery industry is highly competitive, and ProLogium may be unable to compete successfully.

ProLogium competes in the battery industry against established battery manufacturers, automotive OEMs with internal battery programs, battery suppliers and other companies developing solid-state, semi-solid-state, lithium-metal, silicon-anode or other next-generation battery technologies. Many competitors have greater financial, manufacturing, technical, customer, supply chain, personnel and marketing resources than ProLogium. Competitors may develop products that are safer, less expensive, higher performing, easier to manufacture, more reliable or more widely accepted by customers.

ProLogium’s competitors may also benefit from established customer relationships, economies of scale, lower-cost manufacturing, greater purchasing power, broader product portfolios, stronger brand recognition and access to government incentives. If ProLogium is unable to compete effectively, reduce costs, scale production, secure customer commitments or differentiate its technology, the Combined Company’s business, financial condition and results of operations could be materially adversely affected.

ProLogium’s financial projections, manufacturing capacity targets, cost estimates and market opportunity estimates are subject to significant uncertainty and may not be achieved.

ProLogium’s financial projections, capacity targets, cost estimates, capital expenditure assumptions, market opportunity estimates and other forward-looking information are based on assumptions about future events that are inherently uncertain. These assumptions include assumptions regarding available financing, redemptions, PIPE proceeds, construction timelines, manufacturing yields, equipment availability, supplier performance, labor availability, customer demand, pricing, material costs, regulatory approvals, government subsidies, macroeconomic conditions and competitive developments.

Actual results may differ materially from projections and estimates. In particular, anticipated costs may change due to permitting, available financing, suppliers and other factors outside ProLogium’s control. Investors should not place undue reliance on projections, estimates, capacity targets or market opportunity information. If ProLogium fails to achieve its projections or milestones, the trading price of the ProLogium Securities could decline significantly.

ProLogium’s products may experience defects, performance failures, safety incidents or recalls, which could harm its reputation and business.

Battery products involve inherent safety and performance risks, including risks relating to overheating, fire, thermal events, short circuits, swelling, degradation, manufacturing defects, contamination, improper integration, misuse, charging failures and performance variability. Even if ProLogium’s technology is designed to improve safety and reduce thermal runaway risk, no battery technology can eliminate all product, manufacturing, integration or end-use risks.

If ProLogium’s products experience defects, performance failures, safety incidents, field failures, recalls or warranty claims, the Combined Company may incur significant costs, face product-liability claims, regulatory investigations or customer disputes, suffer reputational harm and lose customer confidence. Such events could also delay customer qualification or commercial adoption, increase insurance costs and materially adversely affect the Combined Company’s business, financial condition and results of operations.

ProLogium depends on its intellectual property and proprietary technology, and it may be unable to protect its intellectual property or may be subject to intellectual property claims by third parties.

ProLogium’s success depends in part on its ability to protect its intellectual property, proprietary technology, trade secrets, manufacturing know-how and other confidential information. ProLogium may be unable to obtain, maintain, enforce or defend patents and other intellectual property rights in all jurisdictions in which it operates or plans to operate. ProLogium’s patents may be challenged, invalidated, circumvented or found unenforceable, and competitors may independently develop similar or superior technology.

ProLogium may also be subject to claims that its products, processes or technology infringe, misappropriate or otherwise violate the intellectual property rights of third parties. Any such claims could result in litigation, significant costs, damages, injunctions, royalty obligations, licensing requirements, delays in commercialization or the need to redesign products or processes. Any failure to protect ProLogium’s intellectual property or any adverse outcome in intellectual property litigation could materially adversely affect the Combined Company’s business, financial condition and results of operations.

ProLogium relies on suppliers, equipment vendors, raw materials and manufacturing inputs, and supply chain disruptions or cost increases could adversely affect its business.

ProLogium’s manufacturing operations depend on the availability, quality and cost of raw materials, components, equipment, machinery, tooling, chemicals, utilities, logistics services and other manufacturing inputs. Supply chain disruptions, shortages, quality issues, vendor delays, price increases, transportation disruptions, trade restrictions, geopolitical developments, natural disasters, labor shortages or other events could delay production, increase costs or impair ProLogium’s ability to satisfy customer requirements.

ProLogium may be required to qualify alternative suppliers or redesign products or processes if suppliers are unable or unwilling to meet its requirements. Supplier qualification can be time-consuming and costly, and alternative suppliers may not be available on acceptable terms, or at all. Any failure to secure adequate supply of materials, equipment or services could materially adversely affect the Combined Company’s manufacturing plans, customer relationships, financial condition and results of operations.

ProLogium’s international operations expose it to political, regulatory, currency, trade, tax, sanctions, export control and geopolitical risks.

ProLogium’s operations and growth strategy involve multiple jurisdictions, including Taiwan, France and potentially other markets. International operations expose the Combined Company to risks relating to political and economic instability, changes in laws and regulations, trade restrictions, tariffs, sanctions, export controls, foreign investment rules, exchange rate fluctuations, tax rules, labor and employment laws, environmental regulation, data protection requirements, supply chain localization requirements and difficulties enforcing contracts or intellectual property rights.

Geopolitical tensions, including tensions affecting Taiwan, China, Europe or the United States, could disrupt supply chains, customer relationships, financing, manufacturing, logistics, regulatory approvals or market access. Any of these risks could materially adversely affect the Combined Company’s business, financial condition and results of operations.

ProLogium may be subject to extensive environmental, health and safety laws and regulations, and compliance or remediation obligations could be costly.

Battery development and manufacturing involve the use, storage, handling, generation and disposal of chemicals, hazardous materials and other regulated substances. ProLogium’s operations are subject to environmental, health and safety laws and regulations, including laws relating to air emissions, wastewater, hazardous materials, waste disposal, worker health and safety, product safety, facility permitting and environmental impact assessments. These requirements may become more stringent over time and may vary by jurisdiction.

If ProLogium fails to comply with environmental, health and safety requirements, it may face fines, penalties, enforcement actions, permit revocations, shutdowns, remediation obligations, litigation, reputational harm or delays in construction and operations. Compliance with these requirements may require significant capital and operating expenditures, and any failure to obtain, maintain or comply with required permits or approvals could materially adversely affect the Combined Company’s business and growth plans.

ProLogium’s success depends on attracting and retaining key personnel, including technical, manufacturing, commercial and executive talent.

ProLogium’s success depends on the continued service of its senior management, technical personnel, manufacturing personnel, research and development teams, commercial teams and other key employees. ProLogium’s business requires specialized expertise in battery chemistry, materials science, manufacturing engineering, equipment design, quality control, safety, supply chain, customer qualification, project management and public company operations.

Competition for qualified personnel in the battery, energy storage, automotive, technology and advanced manufacturing industries is intense. If the Combined Company is unable to attract, retain and motivate key employees or replace departing personnel in a timely manner, it may be unable to execute its business plan, meet customer requirements, scale production, develop new products or comply with public company obligations. The loss of key personnel, including ProLogium’s founder and senior technical leaders, could materially adversely affect the Combined Company’s business, financial condition and results of operations.

ProLogium’s founder and other significant shareholders may have substantial influence over the Combined Company following the Business Combination, and their interests may differ from those of Public Shareholders.

Following the Business Combination, ProLogium’s founder, existing shareholders, management, the Sponsor and other significant shareholders may own a substantial percentage of the outstanding ProLogium Securities. In addition, the Business Combination Agreement contemplates the issuance of Founder IP Compensation Shares representing up to 2.5% of the Combined Company’s total share capital on a fully diluted basis as of the Closing, subject to the valuation and issuance mechanics described in the Business Combination Agreement.

As a result, these shareholders may have significant influence over matters requiring shareholder approval, including the election of directors, amendments to organizational documents, issuance of additional securities, mergers or other strategic transactions and corporate governance matters. Their interests may differ from, or conflict with, the interests of other shareholders. This concentration of ownership may also delay, deter or prevent a change in control or other transaction that shareholders may consider favorable.

Future resales of ProLogium Securities, including following the expiration of lock-up restrictions or pursuant to registration rights, may cause the market price of ProLogium Securities to decline.

In connection with the Business Combination, certain ProLogium shareholders and the Sponsor will be subject to lock-up restrictions for specified periods following the Closing. The Business Combination Agreement also contemplates a registration rights agreement under which the Combined Company will be required to file a shelf registration statement covering the resale of registrable securities held by the Sponsor and certain ProLogium shareholders and to provide certain underwritten takedown, piggyback registration, block trade and other rights.

Sales of substantial amounts of ProLogium Securities in the public market, or the perception that such sales may occur, could adversely affect the market price of the ProLogium Securities. These sales may also make it more difficult for the Combined Company to raise capital through future issuances of equity or equity-linked securities.

The Combined Company may not pay dividends for the foreseeable future.

The Combined Company currently expects to retain earnings, if any, to finance the development and growth of its business and does not expect to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of the Combined Company’s board of directors and will depend on its financial condition, results of operations, capital requirements, contractual restrictions, business prospects and other factors that the board of directors deems relevant.

As a result, investors may need to rely on sales of ProLogium Securities after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve one or more Condition Precedent Proposals, the TDAC Board will not have the ability to adjourn the Extraordinary General Meeting to a later date in circumstances where such adjournment is necessary or desirable.

If, at the Extraordinary General Meeting, the TDAC Board determines that it would be necessary or desirable to adjourn the Extraordinary General Meeting to give TDAC more time to consummate the Business Combination for whatever reason (such as if a Condition Precedent Proposal is not approved, or if additional time is needed to fulfill other closing conditions), the TDAC Board will seek approval to adjourn the Extraordinary General Meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present, the TDAC Board will not have the ability to adjourn the Extraordinary General Meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied, for example. In such event, the Business Combination would not be completed.

General Risk Factors

We are an “emerging growth company,” and we cannot be certain if the reduced reporting and disclosure requirements applicable to emerging growth companies will make ProLogium Class A Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which ProLogium Class A Ordinary Shares were offered in connection with the Proposed Transactions, (b) in which it has total annual gross revenues of at least $1.235 billion, or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which it has issued more than $1 billion in non-convertible debt during the prior three-year period.

We cannot predict if investors will find our ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares, and our share price may be more volatile.

We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

Upon the Closing, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring principal shareholders (but not officers and directors) to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant event.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

As we are a “foreign private issuer” and intend to follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.

As a foreign private issuer, we have the option to follow certain home country practices, those of the Cayman Islands, for certain governance matters which may differ significantly from corporate governance listing standards for U.S. domestic issuers. Among other things, we are not required to have: (i) a majority of the board of directors consisting of independent directors; (ii) a compensation committee consisting of independent directors; (iii) a nominating committee consisting of independent directors; or (iv) regularly scheduled executive sessions with only independent directors each year. We intend to rely on the exemptions listed above. We may in the future elect to follow home country practices with regard to other matters. As a result, you may not be provided with the benefits of certain corporate governance requirements of Nasdaq applicable to U.S. domestic public companies. See section entitled “Management of ProLogium Following the Business Combination”.

ProLogium may become, or otherwise be treated as, a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders of TDAC Securities receiving ProLogium Securities pursuant to the Mergers.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the average value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

Based on the expected composition of ProLogium’s income and assets and the estimated value of ProLogium’s assets, including goodwill, ProLogium currently does not expect to be a PFIC for its taxable year ending December 31, 2026 or any future year. However, because ProLogium’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of ProLogium’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of ProLogium’s Class A Ordinary Shares from time to time, which could be volatile), there can be no assurances that ProLogium will not be a PFIC for its current or any future taxable year.

If, as expected, TDAC is a PFIC with respect to a U.S. Holder who exchanges TDAC Securities for ProLogium Securities in connection with the Mergers, the U.S. Holder did not make any of the PFIC Elections discussed further below under “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Tax Treatment of the Mergers—Application of the PFIC Rules to the Mergers,” and the U.S. Holder is not subject to tax on the receipt of the ProLogium Securities under Section 1291(f) of the Code or otherwise, then, although not free from doubt, ProLogium may also be treated as a PFIC as to such U.S. Holder, even if ProLogium is not a PFIC in its own right.

If ProLogium is, or is treated as, a PFIC for any taxable year during a U.S. Holder’s holding period for ProLogium Securities, the U.S. Holder generally will be subject to adverse U.S. federal income tax consequences, including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. As discussed below, ProLogium does not intend to prepare or provide the information necessary for a U.S. Holder to make a qualified electing fund election with respect to ProLogium Class A Ordinary Shares in the event that it is (or is treated as) a PFIC in a future taxable year.

U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to ProLogium and the risks of owning equity securities in a company that may be, or may be treated as, a PFIC. See section entitled “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules”.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2027. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S.-listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, which we expect to further increase after we are no longer an “emerging growth company”. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. We cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

ProLogium is a holding company with no operations of its own and, as such, it depends on its subsidiaries for cash to fund its operations and expenses, including future dividend payments, if any.

As a holding company, our principal source of cash flow will be distributions or payments from our operating subsidiaries. Therefore, our ability to fund and conduct our business, service our debt and pay dividends, if any, in the future will depend on the ability of our subsidiaries to make upstream cash distributions or payments to us, which may be impacted, for example, by their ability to generate sufficient cash flow or limitations on the ability to repatriate funds whether as a result of currency liquidity restrictions, monetary or exchange controls or otherwise. Our operating subsidiaries are separate legal entities, and although they are directly or indirectly wholly owned and controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends or otherwise. To the extent the ability of any of our subsidiaries to distribute dividends or other payments to us is limited in any way, our ability to fund and conduct our business, service our debt and pay dividends, if any, could be harmed.

We are an exempted company incorporated under the laws of the Cayman Islands and our executive offices are located in Taiwan. As a result, it may be difficult for investors to effect service of process within the United States on us, our executive officers and directors, or enforce judgments obtained in the United States courts against us, or our executive officers and directors.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Cayman Companies Act and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to the Company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States. In addition, shareholders of Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by Maples and Calder (Hong Kong) LLP, our Cayman counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the

Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as Public Shareholders of a United States company.

Forum selection provisions in ProLogium’s Articles could limit the ability of holders of ProLogium Class A Ordinary Shares or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers and potentially others.

ProLogium’s Articles provide that, unless ProLogium consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York shall be the exclusive forum (or, if such court lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, regardless of whether such legal suit, action, or proceeding also involves parties other than us. However, the enforceability of similar federal court choice of forum provisions has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits. If a court were to find the federal choice of forum provision contained in ProLogium’s Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in ProLogium’s Articles may limit a securityholder’s ability to bring a claim against us, our directors and officers and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. In addition, the Securities Act provides that both federal and state courts have jurisdiction over suits brought to enforce any duty or liability under the Securities Act or the rules and regulations thereunder. Accepting or consenting to this forum selection provision does not constitute a waiver by you of compliance with federal securities laws and the rules and regulations thereunder. You may not waive compliance with federal securities laws and the rules and regulations thereunder. The exclusive forum provision in ProLogium’s Articles will not operate so as to deprive the courts of the Cayman Islands from having jurisdiction over matters relating to our internal affairs.

U.S. Holders of TDAC Class A Ordinary Shares and Public Warrants may be required to recognize gain for U.S. federal income tax purposes regardless of whether the Mergers qualify as a Reorganization for U.S. federal income tax purposes.

As discussed in more detail below under “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Tax Treatment of the Mergers,” TDAC and ProLogium intend to treat the Mergers, taken together, as a Reorganization. If this treatment applies, U.S. Holders will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of TDAC Securities for ProLogium Securities pursuant to the Mergers, subject to the discussion contained herein regarding U.S. Holders that receive cash in connection with the exercise of their redemption rights and the application of the PFIC rules. However, there are significant factual and legal uncertainties as to whether the Mergers will qualify as a Reorganization, including with respect to facts which will not be known until or following the closing of the Business Combination.

Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Mergers qualify as a Reorganization, and neither ProLogium nor TDAC intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Mergers. Therefore no assurance can be given that the IRS will not assert that the Mergers do not qualify as a Reorganization or that a court will not sustain a challenge by the IRS.

If the Mergers do not qualify as a Reorganization, then a U.S. Holder that exchanges its TDAC Securities for ProLogium Securities pursuant to the Mergers will be required to recognize gain or loss equal to the difference between (i) the fair market value of ProLogium Securities received in the Mergers and (ii) the U.S. Holder’s adjusted tax basis in the TDAC Securities exchanged in the Mergers. The character of such gain will depend on the application of the PFIC rules discussed below and whether the U.S. Holder has made a PFIC Election (as defined below) with respect to its TDAC Class A Ordinary Shares.

In addition, even if the Mergers do qualify as a Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code (which have a retroactive effective date) generally require that, unless certain elections have been made by a U.S. Holder, a U.S. Holder who disposes of stock of a PFIC must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. TDAC believes that it will be considered a PFIC for its current taxable year, which will end as a result of the Mergers. As a result, if these proposed Treasury Regulations are finalized in their current form, or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of TDAC Class A Ordinary Shares may be required to recognize gain under the PFIC rules on the exchange of TDAC Class A Ordinary Shares for ProLogium Class A Ordinary Shares pursuant to the Mergers unless such U.S. Holder makes (or has made) the PFIC Elections discussed further below under “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations — Tax Treatment of the Mergers—Application of the PFIC Rules to the Mergers”. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. It is difficult to predict whether such proposed regulations will be finalized and whether, in what form, and with what effective date, other final Treasury Regulations under Section 1291(f) of the Code may be adopted. Further, it is not clear whether any such regulations would apply to the Public Warrants. If Section 1291(f) were to apply to the Public Warrants, then a U.S. Holder may recognize gain that is subject to the PFIC rules described above upon an exchange of Public Warrants for ProLogium Warrants. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Mergers, see the section entitled “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Tax Treatment of the Mergers—Application of the PFIC Rules to the Mergers”.

Lastly, Section 367 of the Code and the Treasury Regulations promulgated thereunder, in certain circumstances described below, impose additional requirements for a U.S. Holder to qualify for tax-deferred treatment under Section 368 of the Code with respect to the exchange of TDAC Securities in the Mergers. Specifically, a U.S. Holder that is a “five-percent transferee shareholder” with respect to ProLogium may be required to enter into a gain recognition agreement with respect to the transfer of its TDAC Securities in order to obtain non-recognition treatment in the Mergers.

In general, a “five-percent transferee shareholder” is a U.S. Holder who holds TDAC Securities and will own directly, indirectly or constructively through attribution rules, at least five percent of either the total voting power or total value of ProLogium Ordinary Shares immediately after the Business Combination. The attribution rules for determining ownership are complex, and neither TDAC nor ProLogium can offer any assurance that a U.S. Holder will not be a five-percent transferee shareholder based on its particular facts and circumstances. If you believe you could become a five-percent transferee shareholder of ProLogium, you may be subject to U.S. federal income tax rules that cause income to be recognized as a result of the Mergers and you are urged to consult your tax advisor about the special rules and time-sensitive tax procedures, including a requirement to file a gain recognition agreement under Section 367 of the Code and an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) with respect to the Business Combination, that may be required to obtain non-recognition treatment in the Mergers.

U.S. Holders of TDAC Securities are urged to consult their own tax advisors to determine the tax consequences of the Business Combination, including the consequences if the Mergers do not qualify as a Reorganization, the application of the PFIC rules and the application of Section 367 of the Code to their specific situation in connection with the Business Combination.

TDAC believes that it will be a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. investors who exercise their right to redeem the Public Shares.

TDAC believes that it will be a PFIC with respect to its current taxable year. In that case, the U.S. federal income tax treatment of any income or gain recognized by a U.S. Holder that exercises its redemption rights will depend on the application of the PFIC rules discussed below and whether the U.S. Holder has made a PFIC Election (as defined below) with respect to its TDAC Class A Ordinary Shares. In addition, it is possible that the redemption of TDAC Class A Ordinary Shares could be integrated with the Mergers for U.S. federal income tax purposes, in which case the redemption would be treated in the manner described below under “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Tax Treatment of the Mergers—Consequences of the Mergers Being Treated as a Reorganization”. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights by a U.S. Holder, see the sections entitled “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Redemption of TDAC Ordinary Shares” and “Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, ProLogium and ProLogium’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “future”, “intend”, “may”, “might”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project”, “seem”, “seek”, “should”, “will”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity;

•	expectations and timing related to the success, cost and timing of product development activities;

•	financing and other business milestones;

•	our ability to consummate the Business Combination;

•	expectations relating to the Business Combination, including expected benefits, proceeds, financing, ProLogium’s expected cash runway and the timing of the Closing of the Business Combination;

•	Combined Company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	changes in Combined Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of Combined Company’s business model;

•	Combined Company’s ability to scale in a cost-effective manner;

•	developments and projections relating to ProLogium’s competitors and industry;

•	ProLogium’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which ProLogium will be an emerging growth company under the JOBS Act;

•	ProLogium’s future capital requirements and sources and uses of cash;

•	ProLogium’s ability to obtain funding for its operations;

•	ProLogium’s business, expansion plans and opportunities;

•	the outcome of any known and unknown litigation and regulatory proceedings; and

•	ProLogium’s relationship with global collaborative partnerships for the development and validation of the commercial applications of ProLogium’s lithium ceramic battery technology.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, many of which are beyond the control of ProLogium and TDAC, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some risks and uncertainties that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay, impede or prevent the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against TDAC or Combined Company following announcement of the proposed Business Combination and transactions contemplated thereby;

•

the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of TDAC or of the parties to satisfy other conditions to the Closing in the Business Combination Agreement;

•	the amount of redemption requests made by TDAC Public Shareholders;

•	the ability to obtain or maintain the listing of ProLogium Class A Ordinary Shares on the Nasdaq following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations of ProLogium as a result of the announcement and consummation of the transactions described herein;

•

our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Combined Company to grow and manage growth profitably following the Business Combination;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	international trade disputes, including threatened or implemented tariffs by the U.S. and threatened or implemented tariffs by foreign countries in retaliation;

•	the ability of ProLogium to execute its business model, including market acceptance of its planned products and services;

•	Combined Company’s ability to raise capital;

•	future financial performance of Combined Company following the Business Combination;

•	the possibility that TDAC or Combined Company may be adversely affected by other economic, business, and/or competitive factors; and

•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

Additional risks and uncertainties related to ProLogium’s business include, but are not limited to:

•	risks associated with ProLogium’s efforts to commercialize its products;

•	ProLogium’s ability to maintain its existing agreements with third parties and to negotiate and enter into new definitive agreements on favorable terms, if at all;

•	the impact of competing products on ProLogium’s business;

•	intellectual property-related claims;

•	ProLogium’s dependence upon its key personnel and ability to attract and retain such personnel and additional qualified personnel; and

•	ProLogium’s ability to source the raw materials for its products.

THE EXTRAORDINARY GENERAL MEETING OF TDAC SHAREHOLDERS

The Extraordinary General Meeting of TDAC

TDAC is furnishing this proxy statement/prospectus to TDAC’s shareholders as part of the solicitation of proxies by TDAC’s Board for use at the Meeting to be held on [    ], 2026, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to TDAC’s shareholders on or about [    ], 2026. This proxy statement/prospectus provides TDAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place of the Extraordinary General Meeting of TDAC

The Meeting will be held on [    ], 2026, at [[   ] a.m.], [Taiwan] time, at the offices of Venable LLP located at 151 W. 42nd Street, 49th Floor, New York, New York 10036, or such other date, time and place to which such meetings may be adjourned or postponed, for the purpose of considering and voting upon the Proposals.

Purpose of the Extraordinary General Meeting of TDAC

At the Meeting, TDAC will ask the TDAC shareholders to vote in favor of the following Proposals:

•

Proposal No. 1—The Business Combination Proposal—to consider and vote upon, as an ordinary resolution, a proposal to adopt in all respects the Business Combination Agreement, copies of which are attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1, and approve and authorize in all respects the Business Combination including the Mergers (the “Business Combination Proposal”);

•

Proposal No. 2—The Merger Proposal—to consider and vote upon, as a special resolution, a proposal to approve and authorize in all respects the First Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex C and will be produced and made available for inspection at the Meeting, and any and all transactions provided for in the First Plan of Merger, including without limitation (a) the First Merger, (b) from the effective time of the First Merger (the “First Merger Effective Time”), the amendment and restatement of the existing memorandum and articles of association of TDAC by deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of TDAC (as the First Merger Surviving Company) in the form attached as Appendix II to the First Plan of Merger, being the memorandum and articles of association of Merger Sub 1, and (c) at the First Merger Effective Time, (i) the redesignation of all authorized shares of TDAC (as the First Merger Surviving Company) as ordinary shares, such that the authorized share capital of the First Merger Surviving Company will become $[   ] divided into [   ] ordinary shares of a par value of $[   ] each (the “First Merger Surviving Company Share Redesignation”), (ii) upon the First Merger Surviving Company Share Redesignation becoming effective, the consolidation of the authorized share capital of the First Merger Surviving Company such that the authorized share capital of the First Merger Surviving Company will become $[   ] divided into [   ] ordinary shares of a par value of $[   ] each (the “First Merger Surviving Company Share Consolidation”), and (iii) upon the First Merger Surviving Company Share Consolidation becoming effective, the increase of the authorized share capital of the First Merger Surviving Company from $[   ] divided into [   ] ordinary shares of a par value of $[   ] each to $[   ] divided into [   ] ordinary shares of a par value of $[   ] each, (the “Merger Proposal”). The Second Plan of Merger will be approved by ProLogium as the sole shareholder of both the First Merger Surviving Company and Merger Sub 2 following the First Merger Effective Time;

•

Proposal No. 3—The Share Issuance Proposal—to consider and vote upon, as an ordinary resolution, that, for purposes of complying with applicable Nasdaq Listing Rules, the issuance or potential issuance by TDAC of the PIPE Subscribed Shares, the PIPE Subscribed Warrants and the TDAC Class A Ordinary Shares potentially issuable upon exercise of the PIPE Subscribed Warrants pursuant to the PIPE Subscription Agreement, including to the extent such issuance or potential issuance may equal or exceed 20% of the TDAC Ordinary Shares or voting power outstanding immediately before such issuance, be approved and authorized in all respects—we refer to this proposal as the “Share Issuance Proposal”; and

•

Proposal No. 4—The Adjournment Proposal—to consider and vote upon, as an ordinary resolution, a proposal to adjourn the Meeting to a later date or dates to be determined by the chairman of the Meeting, (a) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve any of the other Proposals presented to shareholders for vote, (b) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to TDAC shareholders or (c) if as of the time for which the Meeting is scheduled, there are insufficient TDAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Meeting (the “Adjournment Proposal”).

Recommendation of TDAC’s Board

TDAC’s Board has unanimously determined that the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal are fair to and in the best interests of TDAC and its shareholders; has unanimously approved the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Share Issuance Proposal and “FOR” an Adjournment Proposal if one is presented to the Meeting.

The Adjournment Proposal will only be presented to TDAC’s shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Meeting to approve the Business Combination Proposal, the Merger Proposal or the Share Issuance Proposal at the Meeting or TDAC’s existing Public Shareholders have elected to redeem an amount of Public Shares such that the Minimum Available Cash Condition would not be satisfied. If the Adjournment Proposal is presented at the Meeting, TDAC’s Board believes that the Adjournment Proposal is in the best interests of TDAC and its shareholders, and TDAC’s Board unanimously recommends that its shareholders vote “FOR” the Adjournment Proposal.

When you consider the recommendation of TDAC’s Board in favor of approval of the Proposals, you should keep in mind that TDAC’s Sponsor has interests in the Proposals, that are different from, or in addition to, your interests as a shareholder or warrant holder. These interests include, among other things:

•

If the Business Combination or another business combination is not consummated by June 24, 2027 (or a later date approved by TDAC’s shareholders pursuant to TDAC’s Articles), TDAC will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and TDAC’s Board, dissolve and liquidate. On the other hand, if the Business Combination is consummated, each outstanding TDAC Ordinary Share will be converted into one ProLogium Class A Ordinary Share, subject to adjustment described herein.

•

If TDAC is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TDAC for services rendered or contracted for or for products sold to TDAC, but only if such a vendor or target business has not executed a waiver. If TDAC consummates a business combination, on the other hand, TDAC will be liable for all such claims.

•

Prior to the consummation of the Initial Public Offering, in May 2022 and August 2022, TDAC’s Former Sponsor purchased an aggregate of 4,657,500 Former Sponsor for $25,000, or $0.005 per share. On October 15, 2024, TDAC’s Former Sponsor transferred all 4,657,500 Founder Shares to the Sponsor for a total consideration of $1.00. The Founder Shares would become worthless if TDAC does not complete a business combination within the required time period, as the Sponsor waived any right to redemption with respect to these shares without receiving any consideration for such waiver. On June 12, 2026, TDAC issued an aggregate of 4,657,499 TDAC Class A Ordinary Shares to the Sponsor

upon the conversion of an equal number of the TDAC Class B Ordinary Shares held by the Sponsor. The TDAC Class A Ordinary Shares issued in connection with such conversion are subject to the same restrictions applicable to the TDAC Class B Ordinary Shares prior to such conversion, including certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination. Following such conversion, there were 21,907,499 TDAC Class A Ordinary Shares and one TDAC Class B Ordinary Share issued and outstanding. The Founder Shares have an aggregate market value of approximately $[   ] based on the closing price of the TDAC Class A Ordinary Shares of $[   ] on the Nasdaq on [   ], 2026. On the Closing Date, immediately prior to the First Merger Effective Time, any TDAC Class B Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time will be repurchased and cancelled by TDAC in exchange for the issuance of TDAC Class A Ordinary Shares in accordance with the conversion ratio provided under Article 17.2 of the TDAC’s Articles, and each issued and outstanding TDAC Class A Ordinary Share, including any TDAC Class A Ordinary Shares issued upon conversion of TDAC Class B Ordinary Shares, will be cancelled and in exchange thereof entitle their holders to receive in aggregate [   ] ProLogium Class A Ordinary Shares in connection with the Business Combination and have an aggregate value of $[   ], based upon the per share value implied in the Business Combination of $[10.00] per ProLogium Class A Ordinary Share.

•

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,850,000 Private Warrants in a private placement of TDAC, generating gross proceeds to TDAC of $4,850,000. The Private Warrants would become worthless if TDAC does not complete a business combination within the required time period. Such warrants have an aggregate market value of approximately $[   ] based on the closing price of the Public Warrants of $[   ] on the Nasdaq on [   ], 2026.

•

TDAC’s Sponsor and its affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TDAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TDAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TDAC may not be able to reimburse these expenses if the Business Combination with ProLogium or another business combination is not completed by June 24, 2027 (or a later date approved by TDAC’s shareholders pursuant to TDAC’s Articles). As of the date of this proxy statement/prospectus, there are no unpaid reimbursable expenses.

•

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

•

Given the difference between the purchase price that the Sponsor paid for the Founder Shares and the price of the Public Shares and considering that the Sponsor would receive a substantial amount of ProLogium Class A Ordinary Shares in connection with the Proposed Transactions, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the Combined Company.

•	The current directors and officers of TDAC will continue to be indemnified by TDAC and will continue to be covered by the directors’ and officers’ liability insurance after the Business Combination.

•

Since its inception, the Sponsor and/or the Former Sponsor have made loans from time to time to TDAC to fund certain capital requirements. As of the date of this proxy statement/prospectus, the aggregate principal amount outstanding under these loans is $1.1 million.

•

Michael B. Hoffman, director and Chief Executive Officer of TDAC, will be a member of ProLogium’s Board following the Closing and, therefore, in the future, he could receive cash fees, share options or share-based awards that ProLogium’s Board determines to pay to its non-executive directors.

•

TDAC’s Articles contain a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with TDAC but not offered due to a TDAC director’s duties to another entity. TDAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in TDAC’s Articles impacted its search for an acquisition target and TDAC was not prevented from reviewing any opportunities as a result of such waiver.

These interests may influence TDAC’s directors in making their recommendation to vote in favor of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus. You should also read the section entitled “Summary of the Proxy Statement/Prospectus—The Proposed Transactions”.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

TDAC has fixed the close of business on [   ], 2026, as the “Record Date” for determining TDAC shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were [   ] TDAC Ordinary Shares outstanding and entitled to vote. Each TDAC Ordinary Share is entitled to one vote on each of the Proposals at the Meeting.

Pursuant to the Sponsor Letter Agreement among ProLogium, TDAC and the Sponsor, the Sponsor has agreed to vote all the TDAC Ordinary Shares owned by the Sponsor, and any additional TDAC Ordinary Shares acquired in the aftermarket by such shareholders in favor of the Proposals.

Quorum

The presence, in person or by proxy, of the holders of a majority of all the outstanding TDAC Ordinary Shares entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to TDAC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal, the Merger Proposal and the Share Issuance Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the Proposals.

Vote Required

The approval of each of the Business Combination Proposal, the Share Issuance Proposal and the Adjournment Proposal (if presented) is an “ordinary resolution” as a matter of Cayman Islands law, and, therefore, each of the aforementioned proposals requires the affirmative vote of a majority of TDAC Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting. The approval of the Merger Proposal is a “special resolution” as a matter of Cayman Islands law, which requires the affirmative vote of a majority of not less than two-thirds of TDAC Ordinary Shares who, being entitled to do so, attend in person or by proxy and vote thereon at the extraordinary general meeting.

Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. Abstentions and broker non-votes will not count as votes cast at the Meeting and, therefore, will not have any impact on the proposals presented at the Meeting. If any of the Business Combination Proposal, the Merger Proposal, or the Share Issuance Proposal (collectively, the “Condition Precedent Proposals”) is not approved, then only the Adjournment Proposal will be presented to the shareholders for a vote. Approval of each of the Condition Precedent Proposals is cross-conditioned on the approval of the other Condition Precedent Proposals. Approval of the Adjournment Proposal is not conditioned on the approval of any other Proposal.

Voting Your Shares

Each TDAC Ordinary Share that you own in your name as of the Record Date entitles you to one vote. Your one or more proxy cards show the number of TDAC Ordinary Shares that you own.

There are two ways to vote your TDAC Ordinary Shares at the Meeting:

You Can Vote by Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by TDAC’s Board “FOR” the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal, if presented. Votes received after a matter has been voted upon at the Meeting will not be counted.

You Can Virtually Attend the Meeting and Vote in Person online. If you choose to attend the Meeting electronically, you will need to visit https://www.cstproxy.com/tdac/2026, and enter the control number found on your proxy card, voting instruction form or notice you previously received. You may vote during the Meeting by following instructions available on the meeting website during the Meeting.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the Meeting and vote in person and your shares are held in “street name,” you must obtain a legal proxy from your broker, bank or nominee. That is the only way TDAC can be sure that the broker, bank or nominee has not already voted your shares.

Share Ownership of and Voting by Sponsor and TDAC Directors and Officers

The Sponsor beneficially owns an aggregate of 4,657,499 TDAC Class A Ordinary Shares and one TDAC Class B Ordinary Share. The Sponsor has agreed to vote its TDAC Ordinary Shares in favor of the Business Combination Proposal and the Merger Proposal and have indicated that its intends to vote its TDAC Ordinary Shares in favor of the other proposals presented at the Meeting.

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	timely delivering a written revocation letter to TDAC;

•	signing and returning by mail a proxy card with a later date and make sure that it is received prior to the Meeting; or

•

attending the Meeting and voting in person, including electronically by visiting the website established for that purpose at https://www.cstproxy.com/tdac/2026 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) TDAC shareholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of TDAC Ordinary Shares, you may call Avi Das of TDAC at (917) 979-3072 or email at info@translational-development.com, or TDAC’s proxy solicitor of Sodali & Co. at (800) 662-5200 or email at TDAC.info@investor.sodali.com.

Redemption Rights

Holders of the Public Shares may seek to redeem their shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on [   ], 2026 (two business days prior to the Meeting). Any shareholder holding the Public Shares may demand that TDAC redeem such shares for a full pro rata portion of the cash in the Trust Account (which was approximately $[   ] per share as of [   ], 2026, the Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, TDAC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

TDAC’s Sponsor, officers and directors will not have redemption rights with respect to any TDAC Ordinary Shares owned by them, directly or indirectly.

TDAC shareholders who seek to redeem their Public Shares are required to (i) either (A) check the applicable box on their proxy card or (B) submit their request in writing to [   ], TDAC’s transfer agent and (ii) deliver their shares, either physically or electronically using DTC’s DWAC system, to TDAC’s transfer agent no later than 5:00 p.m. Eastern Time on [   ], 2026 (two business days prior to the Meeting). Shareholders who hold their shares in “street name” will have to coordinate with their respective bank, broker or other nominee to have the respective shares and redemption forms delivered electronically in order to exercise their respective redemption rights. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of delivering the shares through the DWAC system. The transfer agent will typically charge the tendering broker $[100] and it would be up to the broker whether or not to pass this cost onto the redeeming shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.

Any request to redeem such shares, once made, may be withdrawn at any time up to the start time of the Meeting. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then TDAC’s Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the cash in the Trust Account, as applicable. TDAC will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of TDAC. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised redemption rights in connection therewith due to potential claims of creditors. If Merger Sub 2 (as the surviving company of the Mergers) would be left with less than $[   ] of net tangible assets as a result of the holders of the Public Shares properly demanding redemption of their shares, TDAC will not be able to consummate the Business Combination.

The closing price of the TDAC Class A Ordinary Shares on the Record Date was $[   ]. The Investments held in the Trust Account on such date was approximately $[   ] million (approximately $[10.00] per Public Share). Prior to exercising redemption rights, shareholders should verify the market price of the TDAC Class A Ordinary Shares as they may receive higher proceeds from the sale of such shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. TDAC cannot assure its shareholders that they will be able to sell their TDAC Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of the Public Shares exercises its redemption rights, then it will be exchanging TDAC Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if (i) you properly demand redemption and deliver your share certificate (either physically or electronically) to TDAC’s transfer agent no later than 5:00 p.m. Eastern Time on [   ] , 2026 (two business days prior to the Meeting), and (ii) the Business Combination is consummated.

If a holder of the Public Shares exercises its redemption rights, it will not result in the loss of any Public Warrants that it may hold and, upon consummation of the Business Combination, each Public Warrant will become exercisable to purchase one ProLogium Class A Ordinary Share in lieu of one TDAC Class A Ordinary Share for a purchase price of $[    ].

Appraisal or Dissenters’ Rights

Holders of Public Warrants or Units do not have appraisal rights in connection with the Business Combination under the Companies Act. TDAC shareholders are entitled to give written notice to TDAC prior to the Meeting that they wish to dissent to the Business Combination and to receive payment of fair value for their shares of TDAC if they follow the procedures set out in the Companies Act. A failure to vote against the Business Combination at the Meeting having given a written notice to dissent will not constitute a waiver of appraisal rights as a matter of Cayman Islands law. It is TDAC’s view that such fair value would be equal to or less than the amount which TDAC shareholders would obtain if they exercise their redemption rights as described herein.

Proxy Solicitation Costs

TDAC is soliciting proxies on behalf of TDAC’s Board. This solicitation is being made by mail but also may be made by telephone, on the internet or in person by TDAC and its directors, officers and employees TDAC will bear the cost of the solicitation.

TDAC will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy solicitation materials to the beneficial owners of TDAC Ordinary Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.

TDAC engaged a professional proxy solicitation firm, Sodali & Co., to assist in soliciting proxies for the Meeting. TDAC has agreed to pay Sodali a fee of $17,500 plus disbursements for such services. TDAC will reimburse [    ] for reasonable out-of-pocket expenses and will indemnify [    ] and its affiliates against certain claims, liabilities, losses, damages and expenses. TDAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of TDAC Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of TDAC Ordinary Shares and in obtaining voting instructions from those owners. TDAC’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Meeting, please contact Sodali & Co., the proxy solicitation agent for TDAC, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400 or by emailing.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

General

Holders of ordinary shares of TDAC are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. TDAC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because TDAC is holding a shareholder vote on the Business Combination, TDAC may consummate the Business Combination only if it is approved by an ordinary resolution.

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which may be updated prior to the closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

The Business Combination Agreement

On May 27, 2026, TDAC entered into the Business Combination Agreement with ProLogium, Merger Sub 1 and Merger Sub 2.

Pursuant to the terms of the Business Combination Agreement: (i) Merger Sub 1 will merge with and into TDAC (the “First Merger”), with TDAC surviving the First Merger as a wholly owned subsidiary of ProLogium (such company, as the surviving entity of the First Merger, the “First Merger Surviving Company”), and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the First Merger Surviving Company will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of ProLogium (such company, as the surviving entity of the Second Merger, the “Second Merger Surviving Company”). As a result of the Mergers, and upon consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement (the “Business Combination” and, together with transactions contemplated by agreements, instruments and documents contemplated by the Business Combination Agreement, the “Proposed Transactions”), the shareholders of TDAC will become shareholders of

ProLogium. The times at which the First Merger and the Second Merger become effective are sometimes referred to as the “First Merger Effective Time” and “Second Merger Effective Time,” respectively. The closing of the Mergers is herein referred to as the “Closing.”

Merger Consideration

At the First Merger Effective Time, (i) each issued and outstanding TDAC Class A Ordinary Share, including any TDAC Class A Ordinary Shares issued upon conversion of TDAC Class B Ordinary Shares and other than TDAC Dissenting Shares, will be cancelled in exchange for the right to receive one ProLogium Class A Ordinary Share, and (ii) each TDAC Dissenting Share will be cancelled and cease to exist and will carry no right other than the right to receive the payment of the fair value of such TDAC Dissenting Share determined in accordance with Section 238 of the Companies Act.

Immediately prior to the First Merger Effective Time, (i) ProLogium’s Articles will be adopted and become effective, and (ii) ProLogium will effect a share consolidation such that each Pre-Recapitalization ProLogium Ordinary Share and each ProLogium Preferred Share (collectively, the “Pre-Recapitalization ProLogium Shares”) (whether issued and outstanding or authorized but unissued) immediately prior to the First Merger Effective Time, will be consolidated into a number of shares calculated through a formula which represents an adjustment ratio used to give effect to the recapitalization contemplated by the Business Combination (the “Consolidation Factor”), and upon such share consolidation, each resulting share will be repurchased and cancelled by ProLogium in exchange for the issuance of (a) one ProLogium Class A Ordinary Share, if such resulting share is held by any person other than the Founder Parties and the ProLogium Class C Holders, (b) one ProLogium Class B Ordinary Share, if such resulting share is held by the Founder Parties, or (c) one ProLogium Class C Ordinary Share, if such resulting share is held by the SBCVC Shareholder, New Epoch, or the New Horizon Shareholders (collectively, the “ProLogium Class C Holders”) (items (i) through (ii), the “Recapitalization”). Pursuant to ProLogium’s Articles, each ProLogium Class A Ordinary Share will have one vote, each ProLogium Class B Ordinary Share will have 12 votes, and each ProLogium Class C Ordinary Share will have two votes.

The “Consolidation Factor” means the quotient obtained from dividing (i) the Per Share Equity Value by (ii) the Reference Price.

In connection with the consummation of the Proposed Transactions, the following will occur:

•	ProLogium will amend its currently effective memorandum and articles of association to be substantially in the form attached to this proxy statement/prospectus as Annex B;

•	Prior to the date of the First Merger Effective Time, it is contemplated that certain PIPE Investors will subscribe for TDAC Class A Ordinary Shares pursuant to the PIPE Investments;

•

At the Closing, the ProLogium Shareholder Lock-Up Agreement and the New Registration Rights Agreement will be entered into, and the Registration Rights Agreement, dated as of December 23, 2024, among TDAC, the Sponsor and BTIG, LLC will terminate.

Conditions to Closing

The obligations of TDAC, ProLogium, Merger Sub 1 and Merger Sub 2 to consummate the Business Combination are conditioned upon, among other things: (i) receipt of the required approval by the TDAC Shareholders; (ii) receipt of the required approval by the ProLogium Shareholders; (iii) after giving effect to the TDAC Share Redemption, Merger Sub 2 (as the surviving company of the Mergers) having at least $5,000,001 of net tangible assets immediately after the consummation of the Business Combination; (iv) the absence of any law or governmental order enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Business Combination; (v) the approval for listing of ProLogium Class A Ordinary Shares and ProLogium

Warrants to be issued in connection with the Business Combination on the Nasdaq immediately following the Closing; (vi) effectiveness of this registration statement in accordance with the Securities Act and the absence of any stop order issued by the SEC with respect to this registration statement; and (vii) completion of the Recapitalization in accordance with the terms of the Business Combination Agreement.

The obligations of ProLogium, Merger Sub 1 and Merger Sub 2 to consummate the Business Combination are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of TDAC (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) material compliance by TDAC with its pre-closing covenants; (iii) the Minimum Available Cash Condition; and (iv) the absence of any event since the date of the Business Combination Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of TDAC to timely consummate the Business Combination.

The obligations of TDAC to consummate the Business Combination are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of ProLogium (subject to certain materiality standards set forth in the Business Combination Agreement); (ii) material compliance by ProLogium with its pre-Closing covenants; and (iii) the absence of any event since the date of the Business Combination Agreement that has had, or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of ProLogium and its subsidiaries, taken as a whole (subject to certain exceptions set forth in the Business Combination Agreement).

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among other reasons:

•	by mutual written consent of all parties to the Business Combination Agreement;

•	by either TDAC or ProLogium if the Closing has not occurred on or before March 31, 2027 (the “Termination Date”);

•	by either TDAC or ProLogium if the consummation of the Mergers is permanently enjoined, prohibited, deemed illegal or prevented by a final, non-appealable governmental order;

•

by ProLogium, upon a breach of any representation, warranty, covenant or agreement on the part of TDAC set forth in the Business Combination Agreement if such breach gives rise to a failure of certain closing conditions to be satisfied and cannot be or has not been cured within thirty (30) days following the receipt of notice from ProLogium (or any shorter period of the time that remains of such notice and the Termination Date);

•

by TDAC upon a breach of any representation, warranty, covenant or agreement on the part of ProLogium set forth in the Business Combination Agreement if such breach gives rise to a failure of certain closing conditions to be satisfied and cannot be or has not been cured within thirty (30) days following the receipt of notice from TDAC (or any shorter period of the time that remains between the delivery of such notice and the Termination Date); or

•	by either TDAC or ProLogium if the Business Combination Proposal is not approved by TDAC’s shareholders.

Ancillary Documents

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the ancillary documents, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to this proxy statement/prospectus of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. TDAC shareholders and other interested parties are urged to read such ancillary documents in their entirety prior to voting on the proposals presented at the general meeting.

Sponsor Letter Agreement

Concurrently with the execution and delivery of the Business Combination Agreement, TDAC, the Company and the Sponsor entered into the Sponsor Letter Agreement, pursuant to which the Sponsor agreed, among other things, to (i) attend any meeting of TDAC Shareholders for purposes of establishing a quorum and vote all TDAC Ordinary Shares and other voting securities held by it in favor of approving the transactions contemplated by the Business Combination Agreement, including any proposal to extend the time by which TDAC must consummate an initial business combination; (ii) not transfer any TDAC Ordinary Shares, TDAC Warrants or other equity securities held by it, except for transfers permitted under the Sponsor Letter Agreement; (iii) waive any dissenters’, appraisal or similar rights with respect to its TDAC Ordinary Shares in connection with the transactions contemplated by the Business Combination Agreement; (iv) not redeem any TDAC Ordinary Shares held by it in connection with such business combination or any proposal to extend the time by which TDAC must consummate an initial business combination; and (v) waive any anti-dilution adjustment to the conversion ratio between TDAC Class B Ordinary Shares and TDAC Class A Ordinary Shares set forth in Article 17.3 of TDAC’s amended and restated memorandum and articles of association, in each case on the terms set forth in the Sponsor Letter Agreement.

The Sponsor also agreed, subject to specified exceptions, not to transfer, for twelve (12) months following the consummation of the Business Combination, any ProLogium Class A Ordinary Shares and ProLogium Warrants held by it immediately after the First Merger Effective Time, or any ProLogium Class A Ordinary Shares acquired upon conversion, exercise or exchange of such ProLogium Warrants.

ProLogium Shareholder Lock-Up Agreement

At the Closing, ProLogium, TDAC and certain ProLogium shareholders (the “ProLogium Lock-Up Shareholders”) will enter into a Lock-Up Agreement (the “ProLogium Shareholder Lock-Up Agreement”), pursuant to which each ProLogium Lock-Up Shareholder will agree not to transfer (i) any ProLogium Ordinary Shares held by such ProLogium Lock-Up Shareholder immediately after the Second Merger Effective Time, (ii) any ProLogium Ordinary Shares issuable upon the exercise of options or warrants to purchase ProLogium Ordinary Shares held by such ProLogium Lock-Up Shareholder immediately after the Second Merger Effective Time (along with such options or warrants themselves), and (iii) any ProLogium Ordinary Shares acquirable upon the conversion, exercise or exchange of any other securities convertible into or exercisable or exchangeable for ProLogium Ordinary Shares held by such ProLogium Lock-Up Shareholder immediately after the Second Merger Effective Time (along with such securities themselves) ((i) through (iii), collectively, the “ProLogium Shareholder Lock-Up Shares”) during the applicable lock-up period, subject to customary exceptions. The applicable lock-up period (a) for Founder and his wholly-owned company, New Zone Corporation, will be eighteen (18) months from and after the Closing Date, (b) for certain employees of ProLogium, will be twelve (12) months from and after the Closing Date, (c) for each of the SBCVC Shareholder, Ningbo Meishan Bonded Port Area Yuepu Investment Limited Partnership, and SBCVC Navitas Limited, will be six (6) months from and after the Closing Date, (d) for New Epoch Capital LP, New Horizon I Holding Company Limited and New Horizon II Holding Company Limited, will be six (6) months from and after the Closing Date, and (e) for certain other shareholders of ProLogium, will be six (6) months from and after the Closing Date.

ProLogium Shareholder Voting Agreement

Concurrently with the execution of the Business Combination Agreement, ProLogium, TDAC and certain ProLogium shareholders (the “ProLogium Voting Shareholders”) entered into a voting agreement (the “ProLogium Shareholder Voting Agreement”), pursuant to which each ProLogium Voting Shareholder agreed to, among other things, (i) attend any ProLogium shareholder meeting to establish a quorum for the purpose of approving the Business Combination, and (ii) vote the Pre-Recapitalization ProLogium Shares and any other ProLogium securities acquired by such ProLogium Voting Shareholder in favor of approving the transactions contemplated by the Business Combination Agreement.

New Registration Rights Agreement

At the Closing, ProLogium, the Sponsor and certain shareholders of ProLogium will enter into a Registration Rights Agreement (the “New Registration Rights Agreement”) containing customary registration rights for Sponsor and the shareholders of ProLogium who are parties thereto.

Assignment, Assumption and Amendment Agreement

Immediately prior to the Closing, ProLogium, TDAC, and [ ] will enter into an assignment, assumption and amendment agreement. Pursuant to such assignment, assumption and amendment agreement, TDAC will assign to ProLogium all of its rights, interests, and obligations in and under the Warrant Agreement, dated [    ], by and between TDAC and [    ], and the terms and conditions of such Warrant Agreement shall be amended to reflect the assumption of the TDAC Warrants by ProLogium.

Subscription Agreement

On July 27, 2026, TDAC and ProLogium entered into a subscription agreement (the “Subscription Agreement”) with Naetas Holding Limited (the “Subscriber”), an existing shareholder of ProLogium acting as part of a consortium of existing ProLogium shareholders that has committed an aggregate $50 million primary capital investment to support the Business Combination.

Pursuant to the Subscription Agreement, and subject to the terms and conditions set forth therein, the Subscriber has agreed to subscribe for and purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares, par value $0.0001 per share (the “Subscribed Shares”), at a purchase price of $10.00 per Subscribed Share, for an aggregate purchase price of $50,000,000 (the “Purchase Price”).

In connection with the purchase of the Subscribed Shares, TDAC has also agreed to issue to the Subscriber, for no additional consideration, a number of warrants equal to the number of Subscribed Shares (the “Subscribed Warrants” and, together with the Subscribed Shares, the “Subscribed Securities”). Accordingly, the Subscriber may receive 5,000,000 Subscribed Warrants. The Subscribed Warrants will be issued pursuant to, and subject to the terms of, the warrant agreement applicable to TDAC’s public warrants (or such other warrant agreement or supplement in form and substance reasonably acceptable to TDAC and ProLogium) and will have terms substantially identical to TDAC’s Public Warrants, including an exercise price of $11.50 per share, a redemption trigger threshold of $18.00 per share and a redemption price of $0.01 per warrant. The Subscribed Warrants will not include any downward reset, ratchet, price protection, additional warrant, reset warrant or similar holder-favorable adjustment, other than customary anti-dilution adjustments expressly provided in the applicable warrant agreement. The issuance of the Subscribed Warrants is subject to receipt of all approvals, consents, amendments or supplements required under the Business Combination Agreement, the applicable warrant agreement and applicable law.

The closing of the subscription (the “Subscription Closing”) is expected to occur one business day prior to the consummation of the first merger contemplated by the Business Combination Agreement. At the First Merger Effective Time, each Subscribed Share will be cancelled in exchange for the right to receive one ProLogium Class A Ordinary Share, par value $0.0001 per share, and each Subscribed Warrant outstanding and unexercised immediately prior to such effective time will be converted into and become the right to receive one ProLogium Warrant in accordance with the Business Combination Agreement.

The obligations of the parties to consummate the Subscription Closing are subject to customary closing conditions, including, among others, the accuracy of the parties’ representations and warranties, material compliance with covenants, the absence of any law or order prohibiting the subscription, the satisfaction or waiver of the conditions to the closing of the Business Combination (other than conditions that by their nature are to be satisfied at the closing), and the mergers being scheduled to occur on the business day immediately following the Subscription Closing. The Subscriber will fund the Purchase Price into escrow before the anticipated closing of the Business Combination. If the Business Combination is not consummated within the period specified in the Subscription Agreement, the Purchase Price will be returned and any Subscribed Securities that have been issued will be cancelled. The consummation of the subscription is contingent upon the subsequent consummation of the Business Combination.

ProLogium has agreed, subject to the terms and conditions of the Subscription Agreement, to use commercially reasonable efforts to file a registration statement registering the resale of the ProLogium Class A Ordinary Shares and ProLogium Warrants received in respect of the Subscribed Securities, and the shares issuable upon exercise of such warrants, as promptly as reasonably practicable and in any event within 45 calendar days following the closing of the Business Combination, but not before the registration statement on Form F-4 relating to the Business Combination is declared effective. ProLogium has also agreed to use commercially reasonable efforts to cause the resale registration statement to be declared effective no later than the earlier of (i) the 90th calendar day (or the 120th calendar day if the U.S. Securities and Exchange Commission notifies ProLogium that it will review the resale registration statement) following the filing deadline and (ii) the 10th business day after ProLogium is notified that the resale registration statement will not be reviewed or will not be subject to further review, in each case subject to the terms and extensions set forth in the Subscription Agreement. To the extent the Form F-4 includes an effective resale prospectus covering all registrable securities as of the closing of the Business Combination, the separate filing obligation will be deemed satisfied for the securities so covered.

Subject to specified exceptions, TDAC and ProLogium also agreed not to enter into, amend, modify or waive another subscription agreement before the Closing in a manner that provides a lower purchase price or other terms that are more favorable in any material respect without offering the Subscriber the benefit of such lower price or more favorable terms on substantially the same basis.

Organizational Structure

Prior to the Proposed Transactions

The following diagram depicts the organizational structure of ProLogium and TDAC before the Proposed Transactions.

Following the Proposed Transactions

The following diagram depicts the organizational structure of ProLogium after the Proposed Transactions.

Prologium Holding Inc.
(Cayman)
ProLogium Technology Co., Ltd.
(Taiwan)
Prologium Innovation Pte. Ltd.
(Singapore)
Prologium Innovation (Beijing) Energy Technology Limited
(PRC)
Merger Sub 2 (with TDAC merged into it through the Mergers)
(Cayman)
ProLogium Technology Europe SAS
(France)
Prologium USA Inc.
(U.S.)
Prologium Innovation Europe
(France)
ProLogium Technology Dunkerque
(France)

Transactional Structure

The following diagrams depict the major steps of the Proposed Transactions.

(1)	Prior to the date of the First Merger Effective Time, it is contemplated that certain PIPE Investors will subscribe for TDAC Class A Ordinary Shares pursuant to the PIPE Investments.
(2)	At the First Merger Effective Time, Merger Sub 1 will be merged with and into TDAC, with TDAC surviving the First Merger as a wholly-owned subsidiary of ProLogium.

(3)

Immediately following the First Merger and as part of the same overall transaction, at the Second Merger Effective Time, TDAC, as the surviving company of the First Merger, will be merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly-owned subsidiary of ProLogium.

*

The percentages illustrate estimated ownership levels in the total outstanding ordinary shares of Prologium Holding Inc. immediately following the consummation of the Business Combination under the 50% Redemptions Scenario. That scenario reflects the ProLogium Class A Ordinary Shares that would be issued in connection with the level of PIPE Investment required to satisfy the Minimum Available Cash Condition at the assumed 50% redemption level, and assumes no additional or other financing. Please refer to the section entitled “Questions and Answers about the Proposed Transactions—What equity stake will current TDAC Shareholders and ProLogium Shareholders hold in the Combined Company immediately after the consummation of the Business Combination?” for further information.

#	This percentage reflects the assumed redemption of 8,625,000 Public Shares under the 50% Redemptions Scenario.
§	This percentage reflects approximately $158.4 million of PIPE Investment assumed in the 50% Redemptions Scenario.

Charter Documents of ProLogium Following the Business Combination

Pursuant to the Business Combination Agreement, immediately prior to the closing date of the Business Combination, ProLogium’s memorandum and articles of association will be amended and restated promptly to:

•

reflect necessary changes and to be consistent with the proposed ProLogium Articles (for a full description of the proposed amendments to ProLogium’s memorandum and articles of association see the section entitled “The Business Combination Proposal—ProLogium’s Amended and Restated Memorandum and Articles of Association”); and

•	make certain other changes that ProLogium’s Board deems appropriate for a public company.

Headquarters; Stock Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•

the corporate headquarters and principal executive offices of ProLogium will be located at Zhongli Factory, Zhongli Second Factory, Taoke Factory, Nanyuan Factory, and Huayake Office in Taoyuan, Taiwan; and

•	if ProLogium’s applications for listing are approved, ProLogium Class A Ordinary Shares are expect to be traded on the Nasdaq under the symbol “PRLG”.

Background of the Business Combination

TDAC is a blank check company incorporated in the Cayman Islands on April 19, 2022 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Proposed Transactions contemplated by the Business Combination Agreement and the Ancillary Agreements, including the Business Combination, are the result of an extensive search and negotiation process for a potential business combination utilizing the substantial deal sourcing, investing and operating expertise of TDAC’s management team and the TDAC Board.

On December 24, 2024, TDAC consummated its Initial Public Offering of 17,250,000 Units, with each Unit consisting of one TDAC Class A Ordinary Share and one-half of one Public Warrant, with each whole Public Warrant exercisable for one TDAC Class A Ordinary Share at a price of $11.50 per share. The Units from the Initial Public Offering (including the full exercise of the underwriters’ over-allotment option) were sold at an offering price of $10.00 per Unit, generating total gross proceeds of $172,500,000. Simultaneously with the closing of the Initial Public Offering, TDAC consummated the private sale of an aggregate of 7,075,000 Private Warrants to the Sponsor and BTIG, LLC, the representative of the underwriters, in each case at $1.00 per Private Warrant for aggregate gross proceeds of $7,075,000.

Prior to the completion of the Initial Public Offering, neither TDAC, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any potential target with respect to an initial business combination with TDAC.

As described in the prospectus for the Initial Public Offering, TDAC’s business strategy was to focus on effecting a business combination with target businesses operating on a global scale in any industry.

Following the Initial Public Offering, TDAC commenced an active search for potential targets. Through the networks and relationships of its management team and directors, TDAC contacted, and was contacted by, a significant number of individuals including financial advisors, consultants and others who offered to present business combination opportunities. TDAC discussed with those parties its general, non-exclusive criteria and guidelines that it believed were important in evaluating potential targets for the initial business combination, including, but not limited to:

•	have a competitive advantage in the markets in which they operate and can benefit from access to additional capital as well as TDAC’s industry relationships and expertise;

•	are ready to be public, with strong management, corporate governance and reporting policies in place;

•	will likely be well received by public investors and are expected to have good access to the public capital markets;

•	have significant embedded and/or underexploited growth opportunities;

•	exhibit unrecognized value or other characteristics that TDAC believes have been mis-evaluated by the market based on TDAC’s rigorous analysis and business due diligence review; and

•	offer attractive risk-adjusted equity returns for TDAC shareholders.

During that search process, TDAC reviewed more than 100 potential targets in a wide range of industries, including energy, technology, healthcare and biotech, and engaged in preliminary discussions with respect to potential business combination opportunities with approximately 15 potential targets.

TDAC did not pursue further a potential business combination with the other potential targets with which it engaged in discussions for a variety of reasons, including, but not limited to, one or more of the following reasons:

•	the target communicated a valuation expectation that TDAC believed to be excessive;

•	the target was operating in a highly competitive market with no clear advantage; and

•	insufficient track record or assets (tangible or intangible) to validate projected financial performance or the viability of the business model.

Before engaging with any SPACs and related advisors, ProLogium had considered its options in raising capital including pursuing a regular way initial public offering as an alternative means of accessing the public capital markets. A regular-way initial public offering would generally require a longer preparation and execution period and would be more dependent on the availability of a suitable market window. By contrast, ProLogium’s management believed a business combination with a special purpose acquisition company would allow the listing process, valuation negotiations and financing arrangements to be addressed within a single transaction structure. ProLogium was entering an important commercialization and manufacturing expansion phase and sought to establish a public trading market platform while securing growth capital on a more certain timeline. Although ProLogium has secured French government support, the application and disbursement process requires time, and ProLogium generally must first incur qualifying expenditures or achieve relevant milestones before receiving the corresponding subsidy payments; therefore, sufficient upfront capital remained necessary. TDAC’s experience in the energy sector, public capital markets, and SPAC and de-SPAC execution and capital formation was also an important factor in ProLogium’s decision to proceed with the business combination.

TDAC began its initial discussions regarding a potential business combination with ProLogium in December 2025 after being introduced to ProLogium by Cohen & Company Capital Markets, a Division of Cohen & Company Securities, LLC (“Cohen & Company”).

On December 4, 2025, Cohen & Company sent an email to TDAC regarding TDAC’s potential interest in speaking with ProLogium.

On December 11, 2025, ProLogium and TDAC held an introductory video call. In attendance were Szu-Nan (Vincent) Yang (Chief Executive Officer of ProLogium), Althea Hsu, Shipo Weng and Jacky Chen from ProLogium, Michael B. Hoffman and Avanindra C. Das from TDAC, and members of the banking team at Cohen & Company. On this call, the ProLogium team gave a formal business presentation regarding the company, the technology and the market landscape. In addition, Szu-Nan (Vincent) Yang discussed ProLogium’s reasons for considering entering into a business combination, including the amount of proceeds ProLogium was seeking to receive from such proposed transaction and anticipated uses for capital. Further, ProLogium indicated that it was running a SPAC process and that an indicative letter of intent would be helpful to gauge TDAC’s interest level.

On December 12, 2025, TDAC received a form non-disclosure agreement from ProLogium and discussed with the team at Cohen & Company the expected transaction process.

On December 15, 2025, TDAC shared with ProLogium an indicative letter of intent. which proposed a Minimum Available Cash Condition of $100,000,000 in gross proceeds raised as part of the transaction, together with an indicative pre-money valuation of ProLogium of $3.0 billion to $4.0 billion on a fully diluted basis. The letter also contemplated an equity incentive plan and lock-up provisions for key parties, but did not specify sizing, thresholds, or lock-up duration, and did not contemplate an earnout or a dual class voting share structure.

On December 19, 2025, TDAC and ProLogium executed a non-disclosure agreement governing the sharing of confidential information.

On January 7, 2026, TDAC attended the Consumer Electronics Show in Las Vegas and was a guest of ProLogium at its booth. TDAC, ProLogium, Cohen & Company and McKinsey held discussions at the booth at CES and also had dinner together that evening.

On January 19, 2026, TDAC shared with ProLogium an updated indicative letter of intent. The proposed valuation remained unchanged at $3.0 billion to $4.0 billion pre-money on a fully diluted basis, while the letter added a proposed dual class voting structure whereby Vincent Yang would receive a special class of super voting stock carrying ten votes per share, intended to provide him more control over key business decisions as the Founder and Chief Executive Officer. The equity incentive plan and lock-up provisions remained unspecified as to sizing, thresholds, and duration.

Beginning on January 26, 2026, TDAC was given access to a virtual data room maintained by ProLogium (the “VDR”), which included financial information of ProLogium for TDAC to use in conducting its financial analysis of ProLogium. TDAC reviewed certain key information included in the VDR, including technical specifications and testing for ProLogium’s products as well as a business plan presentation.

From February 2 through February 6, 2026, Michael B. Hoffman (Chairman and Chief Executive Officer of TDAC) visited Taiwan to spend time with the ProLogium team, tour ProLogium’s manufacturing facilities, and develop a better understanding of ProLogium and its products.

On February 16, 2026, TDAC was informed by ProLogium that TDAC was one of three finalists in ProLogium’s SPAC process and was provided some additional information on the process.

On February 20, 2026, TDAC shared with ProLogium an updated indicative letter of intent which proposed a more specific valuation of $3.8 billion pre-money with a potential earn-out for existing investors, management, and employees that could bring the valuation to $4.0 billion, and proposed a new equity incentive plan sized at an initial 12.5% pool with a 5% evergreen provision, along with lock-up terms of 6 months for existing shareholders and management and 12 months for the SPAC Sponsor, with openness to early-unlock provisions tied to stock price performance. These changes were made after preliminary due diligence was concluded and to remain competitive with other proposals. As a follow-up, TDAC provided some additional information clarifying parts of the indicative letter of intent on February 23, 2026.

On March 14, 2026, TDAC shared with ProLogium further discussion materials relating to questions ProLogium had regarding TDAC’s indicative letter of intent.

On March 23, 2026, TDAC had a virtual discussion with ProLogium regarding ProLogium’s decision process for selecting a SPAC. During this discussion, the parties also continued to negotiate the amount of the Minimum Available Cash Condition, taking into account ProLogium’s anticipated capital needs to fund the continued commercialization of its technology, the expansion of its manufacturing capacity, customer qualification activities and general working capital following the closing of the Business Combination, as well as the fact that, although ProLogium has secured approved government subsidies of up to approximately €1.375 billion from the Government of the French Republic, such subsidies are milestone-based and subject to eligible expenditures, application procedures and disbursement requirements, such that ProLogium generally must incur qualifying expenditures, raise matching equity dollars or / and achieve relevant development milestones before receiving the corresponding subsidy payments. Therefore, TDAC was informed that ProLogium required sufficient upfront capital to execute towards the Dunkirk project and needs a more substantive minimum cash condition. Following this discussion, later that day, TDAC provided an updated letter of intent, which reflected the parties’ agreement that Minimum Available Cash Condition be no less than $250,000,000, representing the negotiated outcome between TDAC’s initial proposal and ProLogium’s assessment of its post-closing capital requirements, and additional clarification materials to ProLogium.

On March 27, 2026, TDAC held a meeting of its board of directors where one of the main topics of discussion was the progress and process for ProLogium.

On April 2, 2026, TDAC was informed by ProLogium that ProLogium’s board of directors had unanimously approved TDAC as the selected SPAC partner for ProLogium.

On April 8, 2026, there was a kick-off organizational meeting for TDAC, ProLogium and their respective advisors regarding the process for due diligence, drafting of legal agreements, including the Business Combination Agreement, and the overall process for a successful de-SPAC transaction.

On April 14, 2026, senior members of the ProLogium team and the TDAC principals had dinner in New York.

On April 15, 2026, TDAC, ProLogium and their advisors held a broad business discussion focused on timeline, due diligence and communications at the New York offices of Weber Shandwick (ProLogium’s communications advisor), where members of both banking teams, Venable, ProLogium and TDAC attended. After the working session, the attendees had dinner.

Members and representatives of TDAC attended multiple virtual meetings and calls with senior management of ProLogium between April 16, 2026 and May 26, 2026 in order to conduct due diligence, during which the senior management of ProLogium (i) discussed ProLogium’s total addressable market, highlighting the growth potential of ProLogium’s business; (ii) provided detailed explanations of ProLogium’s products, highlighting ProLogium’s competitive technological and manufacturing advantages and the key reasons that these advantages would be attractive to end customers; (iii) discussed historical business operations; and (iv) discussed the approved subsidy package of up to approximately €1.375 billion from the Government of the French Republic for ProLogium’s new factory in Dunkirk, France. In addition to discussing ProLogium’s products and business strategies, representatives of TDAC and senior management of ProLogium also reviewed ProLogium’s business plan and financial model built on the historical and projected financial performance of ProLogium’s business. During the same period, TDAC also conducted independent channel checks through its own relationships and networks regarding the market for advanced batteries.

On April 27, 2026, TDAC engaged an independent consulting firm, Benchmark Mineral Intelligence, to conduct a review of ProLogium’s product specifications and testing data to confirm the technical and technological claims made by ProLogium. A final report of the findings was made to TDAC on May 8, 2026.

On May 21, 2026, TDAC held a meeting of its board of directors at which the TDAC Board discussed the investment merits and risks of the proposed transaction with ProLogium and ultimately approved the transaction subject to ProLogium’s board of directors also approving the transaction.

On May 25, 2026, ProLogium held a meeting of its board of directors where ProLogium’s board of directors approved the proposed transaction with TDAC.

On May 27, 2026, TDAC, ProLogium, Merger Sub 1 and Merger Sub 2 entered into the Business Combination Agreement, and the applicable parties entered into the Sponsor Letter Agreement and the ProLogium Shareholder Voting Agreement. After execution of these agreements, TDAC and ProLogium issued a joint press release announcing the Business Combination.

Preliminary Proposals and Letters of Intent

From December 2025 through April 2026, TDAC and ProLogium considered a series of preliminary proposals concerning a potential business combination. These proposals reflected the evolution of the parties’ negotiations concerning the transaction structure, valuation, financing, minimum-cash condition, governance, equity incentive arrangements, lock-ups and other material transaction terms. Except for their exclusivity provisions and certain specified miscellaneous provisions, the proposals were non-binding and did not obligate either TDAC or ProLogium to enter into a definitive agreement or complete a business combination.

A draft non-binding proposal dated December 15, 2025 stated that it was based on TDAC’s preliminary diligence from public sources and TDAC’s discussions with ProLogium management. The proposed form of the merger had not yet been determined. The draft generally contemplated that ProLogium’s existing shareholders would become shareholders of TDAC following the business combination, while recognizing that an alternative structure could be necessary depending on the results of legal and structural due diligence, including the treatment of particular intellectual property or land rights.

The December draft proposed a preliminary pre-money value range for ProLogium of $3.0 billion to $4.0 billion on a fully diluted basis. The draft characterized this as the value of ProLogium’s current equity, based on the simplifying assumption that ProLogium had no debt and no cash. The draft stated that TDAC expected the proposed enterprise value and equity value to be adjusted, upward or downward, based on the results of TDAC’s continuing due diligence, ProLogium’s expected net-cash position and the market values of comparable companies.

The December draft stated that TDAC’s trust account held approximately $180 million and contemplated a $100 million minimum-cash condition, to be satisfied through a combination of cash remaining in the trust account following redemptions, pre-de-SPAC private placements and PIPE financing. The draft contemplated that all cash available from the trust account, after payment of transaction expenses, would be contributed to ProLogium’s balance sheet for working capital and that no transaction proceeds would be used to purchase shares from existing ProLogium shareholders.

The December draft contemplated that the post-closing board would consist of nine directors: Vincent Yang, five additional directors selected by ProLogium and three directors selected by TDAC. ProLogium’s existing management team would continue to manage the combined company. The draft also contemplated that ProLogium’s existing equity incentive plan would be included within the proposed pre-money value, that a new post-closing equity incentive plan would be adopted, that ProLogium shareholders would receive customary registration rights and that appropriate lock-up arrangements would be negotiated.

A revised draft dated January 19, 2026 retained the proposed $3.0 billion to $4.0 billion value range, the $100 million minimum-cash condition, the proposed use of all available proceeds for ProLogium’s balance sheet and the proposed board composition reflected in the December draft. The January draft additionally contemplated the possible issuance solely to Mr. Yang of a separate class of shares having ten votes per share, which was intended to permit Mr. Yang to maintain a stronger voting position and continue +pursuing ProLogium’s long-term strategic vision.

On February 20, 2026, TDAC provided ProLogium with a revised non-binding proposal. Although the proposed form of the merger remained subject to further legal and structural analysis, the February proposal replaced the prior preliminary valuation range with a $3.8 billion base value and a potential earn-out for existing ProLogium investors, management and employees that could increase the total value to $4.0 billion. The potential earn-out therefore represented additional contingent consideration having a nominal value of up to $200 million. The proposal did not specify the performance conditions, measurement period or other operative terms of the potential earn-out.

The February proposal retained the proposed $100 million minimum-cash condition. It also stated TDAC’s preliminary expectation that a strategic anchor investor could invest approximately $200 million to $300 million in a PIPE financing and that TDAC could seek to place an additional $100 million to $200 million of PIPE capital with investors associated with TDAC and other long-term investors. These amounts reflected preliminary expectations and did not represent committed financing.

The February proposal revised the proposed composition of the nine-member post-closing board to consist of Mr. Yang, seven additional directors selected by ProLogium and one director selected by TDAC. The proposal retained the potential ten-vote class of shares for Mr. Yang and proposed a new equity incentive plan equal to 12.5% of the combined company’s equity, together with a 5% evergreen provision. It also proposed that ProLogium’s existing shareholders, including management, be subject to a six-month lock-up and that the Sponsor be subject to an at least 12-month lock-up, in each case subject to possible early release based on the performance of the post-closing share price.

On March 23, 2026, TDAC provided ProLogium with a further revised non-binding proposal. The March proposal retained the $3.8 billion base value but increased the potential earn-out for existing investors, management and employees from $200 million to $500 million, resulting in a stated maximum value of $4.3 billion. The March proposal did not specify the performance conditions, measurement period or other operative terms of the potential earn-out.

The March proposal increased the proposed minimum-cash condition from $100 million to $250 million. It contemplated that a strategic anchor investor could invest approximately $200 million to $300 million in a PIPE financing and that TDAC could seek to place more than $200 million of additional PIPE capital with investors associated with TDAC and other long-term investors. As with the February proposal, these amounts reflected preliminary expectations and did not constitute financing commitments.

The March proposal retained the proposed nine-member board consisting of Mr. Yang, seven additional ProLogium designees and one TDAC designee, the potential ten-vote class of shares for Mr. Yang and a new equity incentive plan equal to 12.5% of the combined company’s equity. The March proposal did not retain the 5% evergreen provision included in the February proposal. It proposed an at least six-month lock-up for ProLogium’s existing shareholders and management and an at least 12-month lock-up for the Sponsor, with potential early release provisions tied to post-closing share-price performance.

On April 10, 2026, TDAC provided ProLogium with a further proposal that referenced and incorporated the March 23, 2026 memorandum. The April proposal reflected ProLogium’s preferred transaction structure and contemplated a two-step merger involving two newly formed ProLogium merger subsidiaries. Under the contemplated structure, TDAC would merge with and into the merger subsidiaries and TDAC shareholders would become shareholders of ProLogium, with ProLogium remaining the public parent following completion of the transaction.

The April proposal retained the $3.8 billion base value and the potential $500 million earn-out, resulting in a stated maximum value of $4.3 billion. It also retained the $250 million minimum-cash condition; the contemplated strategic PIPE investment of approximately $200 million to $300 million and additional PIPE financing of more than $200 million; the use of all available proceeds, after expenses, for ProLogium’s balance sheet rather than purchases from existing shareholders; the proposed nine-member board consisting of Mr. Yang, seven additional ProLogium designees and one TDAC designee; the potential ten-vote class of shares for Mr. Yang; the proposed 12.5% new equity incentive plan; and the proposed lock-up arrangements.

The April proposal provided for a 60-day exclusivity period, subject to earlier termination by mutual agreement. During that period, ProLogium and its representatives generally would not solicit, negotiate or enter into a competing financing, equity investment, asset sale, merger or other business combination without TDAC’s consent. The proposal contemplated that the parties would work to substantially complete due diligence within approximately two weeks and seek to negotiate and execute definitive agreements within approximately 60 days, subject to the availability of information and the cooperation of ProLogium and its representatives.

Each of the proposals was subject to completion of legal, regulatory, business, financial, accounting and tax due diligence; negotiation and execution of mutually acceptable definitive agreements; further approval by the TDAC Board; receipt of required regulatory, governmental and shareholder approvals; the absence of a material adverse change; and satisfaction of the applicable minimum-cash condition. The proposals generally provided that each party would bear its own transaction expenses, with those expenses to be paid from the capital of the combined company if a transaction were completed, and included ProLogium’s waiver of any claim against the funds held in TDAC’s trust account.

Basis for the Proposed Valuations

The proposed valuations included in the preliminary proposals were not the conclusions of an independent appraisal or fairness opinion. Neither ProLogium nor TDAC obtained an independent third-party valuation or fairness opinion in connection with the proposals or the Business Combination, and the TDAC Board did not conduct a standalone formal quantitative analysis that independently derived the proposed values.

The December and January drafts state that TDAC developed the preliminary $3.0 billion to $4.0 billion range based on desktop diligence from public sources and discussions with ProLogium management. The drafts characterized the range as the value of ProLogium’s current equity on a pre-money and fully diluted basis, based on the simplifying assumption that ProLogium had no debt and no cash. The drafts also contemplated that the proposed value could be revised upward or downward following additional due diligence and after taking into account ProLogium’s expected net-cash position and the market values of comparable companies.

The preliminary proposals did not identify specific comparable companies, the financial metrics or trading multiples of such companies or a discounted cash flow or other formal valuation analysis. TDAC’s reference to comparable companies was qualitative, and TDAC did not select a formal peer group or apply specified trading multiples in determining the preliminary range. Accordingly, the preliminary range represented a negotiating position rather than the result of a mathematical valuation formula.

The $3.8 billion base value first included in the February proposal was within the initial $3.0 billion to $4.0 billion range and was selected through negotiations between TDAC and ProLogium after considering TDAC’s preliminary diligence, discussions with ProLogium management, ProLogium’s business and technology, its expected net-cash position, then-current public-market conditions and the other matters described above. The parties also considered ProLogium’s existing preferred-share provisions, under which a de-SPAC transaction qualifying as a qualified public offering generally was required to result in an implied pre-completion valuation of at least the higher of $3.8 billion and the applicable amount required to provide the Series E+ preferred shareholders with a 12% compounded annualized return. That contractual condition was a material consideration in the negotiations but was not an independent appraisal or determination of ProLogium’s fair market value.

The stated $4.0 billion value in the February proposal consisted of the $3.8 billion base value plus potential earn-out consideration having a nominal value of $200 million. The stated $4.3 billion value in the March and April proposals consisted of the same $3.8 billion base value plus potential earn-out consideration having a nominal value of $500 million. These upper amounts were not separate upfront valuations and were not derived from separate independent valuation analyses. The proposals did not specify performance conditions, measurement periods, issuance thresholds or other operative terms for the potential earn-out. The potential earn-out was proposed as contingent consideration intended to bridge the parties’ remaining valuation expectations and align the interests of ProLogium’s existing investors, management and employees with the post-closing performance of the combined company. The increase from $200 million to $500 million resulted from the parties’ negotiations and was not based on a separate quantitative valuation analysis.

Following further due diligence and negotiations, TDAC, ProLogium and the merger subsidiaries entered into the Business Combination Agreement on May 27, 2026. The Business Combination Agreement retained the $3.8 billion base amount, the $250 million minimum-cash condition and the two-step merger structure contemplated by the April proposal. The Business Combination Agreement did not include the general potential earn-out for existing ProLogium investors, management and employees contemplated by the February, March and April proposals. The Founder IP Compensation Shares described elsewhere in this proxy statement/prospectus are a separate arrangement and are not the earn-out contemplated in those proposals.

TDAC’s Reasons for the Approval of the Proposed Transactions

After careful consideration, TDAC’s Board recommends that TDAC’s shareholders vote “FOR” each proposal being submitted to a vote of the TDAC shareholders at the Meeting. In considering the Proposed Transactions, TDAC’s Board gave considerable weight to several positive factors, including, but not limited to, the following material factors (which covered each of TDAC’s search criteria as set forth in its IPO prospectus):

Before reaching their decision, the TDAC Board reviewed the results of the due diligence conducted by TDAC’s management, which included, among other things:

•	Meetings with ProLogium’s management team to understand and analyze ProLogium’s business and prospects;

•	Legal due diligence conducted by Venable;

•	Product and technical due diligence conducted by Benchmark Mineral Intelligence;

•	Review of the proposed structure of the Business Combination and drafts of the Business Combination Agreement and Ancillary Agreements.

The factors considered by the TDAC Board included, but were not limited to, the following (which are not weighted or in any order of significance):

•

Competitive Advantage in Target Markets. The TDAC Board believes that ProLogium is well positioned as a technical and technological leader in the development, commercialization and scale-up of next-generation lithium ceramic battery technology for a range of target markets, including electric vehicles, aerospace, robotics, energy storage systems (including battery backup units for AI data centers), maritime and other applications. The TDAC Board also views ProLogium’s existing and in-development manufacturing capabilities as an advantage for ProLogium.

•	Experienced Management Team that is Public Company-Ready. The TDAC Board believes that ProLogium has an experienced management team that is prepared to lead a U.S.-listed public company.

•

Public Equity Market Receptivity. The TDAC Board believes that ProLogium will be well positioned within the U.S. public markets as a pure-play advanced battery company, a sector that already includes multiple public companies and a broad research following.

•

Significant Growth Opportunities. The TDAC Board believes that ProLogium is well positioned to grow given the development of ProLogium’s battery technologies, manufacturing capabilities and expected demand from emerging end-use cases for advanced batteries.

•

Unrecognized Value. The TDAC Board believes that ProLogium’s position in Taiwan has historically contributed to less public-market visibility relative to certain U.S. battery companies. The TDAC Board believes that a U.S. listing, coupled with ProLogium’s planned manufacturing facility in France, could reposition ProLogium as a global player.

•

Government Endorsement and Non-Dilutive Capital Support. The TDAC Board believes that the approved subsidy package of up to approximately €1.375 billion from the Government of the French Republic for ProLogium’s planned gigafactory in Dunkirk, France, shows a strong degree of confidence in ProLogium and its centrality to France’s future as an advanced manufacturing hub.

•

Compelling Technological Capabilities. The TDAC Board believes that ProLogium’s technologies position it to be a leading advanced battery company, with its next-generation lithium ceramic battery platform designed to address the trade-offs in the current liquid-state and solid-state battery technologies by providing a balanced technology and manufacturing framework.

•

Intellectual Property Portfolio. The TDAC Board believes that ProLogium’s portfolio of 1,100+ patents and patent applications, and trade secret intellectual property provides ProLogium with significant technological and manufacturing advantages.

•

Reasonableness of Valuation Consideration. The TDAC Board believes that the aggregate consideration to be allocated to ProLogium’s existing shareholders in the Business Combination is reasonable and would provide attractive risk-adjusted returns to TDAC shareholders.

•

Terms of the Business Combination Agreement and Ancillary Agreements. The TDAC Board reviewed the financial and other terms of the Business Combination Agreement and Ancillary Agreements and determined that they were the product of arm’s-length negotiations among the parties and fair to and in the best interests of TDAC and its shareholders.

TDAC’s Reasons for the Structure of the Business Combination

In determining to approve the Business Combination Agreement, the TDAC Board separately considered the proposed structure of the Business Combination. The TDAC Board determined that the agreed two-step merger structure, pursuant to which ProLogium will remain the publicly listed parent company, was appropriate for the following reasons:

•

Continuation of ProLogium as the public parent. The structure permits ProLogium, the existing parent of the operating group, to remain the public parent following the Closing. The TDAC Board believed this would preserve ProLogium’s existing corporate and operating organization and avoid the need to transfer ProLogium’s operating assets, intellectual property, employees and material contracts to TDAC.

•

Direct issuance of ProLogium securities to TDAC shareholders. Through the First Merger, each eligible TDAC Class A ordinary share will be exchanged directly for a ProLogium Class A Ordinary Share. The structure also permits TDAC’s outstanding warrants to become ProLogium warrants in connection with the Business Combination.

•

Efficient post-closing organizational structure. Immediately following the First Merger, TDAC will merge into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of ProLogium. The TDAC Board believed that eliminating TDAC as a separate intermediate entity would result in a more streamlined post-closing organizational structure.

•

Common jurisdiction of incorporation. TDAC, ProLogium and both merger subsidiaries are Cayman Islands exempted companies. The TDAC Board understood that using Cayman Islands statutory mergers would provide an established mechanism for effecting the exchanges of securities and combining the parties while maintaining ProLogium as the listed parent.

•

Accommodation of the recapitalization and Nasdaq listing. The structure facilitates the recapitalization of ProLogium immediately prior to the First Merger, the one-for-one exchange of TDAC ordinary shares for ProLogium Class A Ordinary Shares and the application to list ProLogium’s Class A Ordinary Shares and warrants on Nasdaq.

•

Reduction of operational disruption and third-party consent requirements. Based on the advice of counsel and management, the TDAC Board understood that maintaining ProLogium as the parent of its existing operating subsidiaries could reduce the number of asset transfers, contract assignments and third-party consents that might otherwise be required under an alternative structure.

TDAC’s Reasons for the Timing of the Business Combination

The TDAC Board also considered the timing of the Business Combination and determined that entering into the Business Combination Agreement on May 27, 2026 was appropriate for the following reasons:

•

Completion of due diligence and negotiations. By May 27, 2026, TDAC and its advisers had completed sufficient business, financial, legal, technical and other due diligence to permit the TDAC Board to evaluate ProLogium and the proposed transaction. The parties had also negotiated the material economic, governance, financing and closing terms of the Business Combination Agreement.

•

ProLogium’s capital requirements and development plans. The TDAC Board understood that ProLogium was seeking additional capital to scale its next-generation battery production, continue the development and construction of its planned Dunkirk gigafactory and pursue growth opportunities in additional markets. The Board believed that delaying the transaction could increase execution risk and adversely affect ProLogium’s ability to implement those plans.

•

Access to the public capital markets. The TDAC Board believed that the Business Combination could provide ProLogium with access to the cash remaining in TDAC’s trust account, the proceeds of the related financing and future access to the public capital markets. The Board considered the transaction to be a potentially more timely and certain route to the public markets than requiring ProLogium to pursue a traditional initial public offering in then-existing market conditions.

•

Time required to complete the transaction. The TDAC Board recognized that completion of the Business Combination would require preparation and SEC review of the registration statement, TDAC and ProLogium shareholder approvals, Nasdaq listing approval, completion of the related financing and satisfaction of the other closing conditions. Entering into the Business Combination Agreement when it did was intended to provide the parties with sufficient time to complete those steps.

•

TDAC’s completion deadline. The TDAC Board considered TDAC’s then-applicable deadline for completing an initial business combination and the consequences to TDAC and its security holders if no business combination were completed. The Business Combination Agreement required TDAC to obtain an extension of that deadline, and TDAC’s shareholders subsequently approved the extension. The Board considered the completion deadline as one factor affecting transaction timing, but did not approve the Business Combination solely to avoid TDAC’s liquidation or the loss of the Sponsor’s investment.

•

Transaction and financing certainty. The Business Combination Agreement includes a condition that Available Cash equal or exceed $250 million and obligates the parties to use commercially reasonable efforts to obtain PIPE or backstop financing on mutually acceptable terms. The TDAC Board believed that pursuing the related financing contemporaneously with the Business Combination could reduce the risks associated with shareholder redemptions, support satisfaction of the minimum-cash condition and provide ProLogium with capital to implement its business plan.

•

Market conditions. The TDAC Board considered then-current market conditions and believed that proceeding at that time provided an appropriate opportunity to seek the necessary financing and complete the transaction.

•

Alternatives to proceeding at that time. The TDAC Board considered continuing to search for another business combination target, delaying execution while conducting additional diligence or financing discussions, and allowing TDAC to liquidate. Based on the Board’s assessment of ProLogium, the negotiated valuation and other transaction terms, the status of the parties’ diligence, the potential benefits of the Business Combination and the risks associated with delay, the Board determined that entering into the Business Combination Agreement at that time was preferable to those alternatives.

After considering these factors, including the risks and potentially negative factors described elsewhere in this proxy statement/prospectus, the TDAC Board determined that the structure and timing of the Business Combination were appropriate and that the Business Combination Agreement and the transactions contemplated thereby were advisable and in the best interests of TDAC and its shareholders.

TDAC’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Proposed Transactions, including, but not limited to, the following:

•

Scale-Up Risk. The fact that ProLogium’s advanced battery technology has not yet been commercialized at scale. The TDAC Board considered the complexity of delivering advanced batteries into nascent but growing end markets, the possibility that partnership timelines may be longer than anticipated, and the risks that ProLogium’s batteries may not ultimately achieve the performance, safety, or cost targets necessary for successful scale commercialization.

•

Commercialization Risk. The fact that ProLogium has not yet generated significant revenue from commercial sales of its latest battery technology and its long-term business model remains dependent on the successful development, manufacturing, and commercialization of its products. The TDAC Board considered the extent to which ProLogium’s strategic and commercial partnerships with a variety of companies across many end markets mitigate some of the risks associated with limited current revenue.

•

Manufacturing and Scaling Risk. The risks associated with ProLogium’s ability to scale manufacturing of its battery technology, including the need to successfully design, engineer, build and operate manufacturing facilities and the possibility that ProLogium may not achieve cost-effective production or economies of scale.

•

Capital Requirements and Financial Risk. The chance that ProLogium will require additional capital to fund continued research and development, manufacturing scale-up, commercialization efforts, and the risk that such capital may not be available on acceptable terms, which could delay or prevent the execution of ProLogium’s business plan.

•	Regulatory Risks. If ProLogium is unable to comply with regulations in the markets in which it operates globally, ProLogium’s business may be materially impacted.

•	Geopolitical Risks. If major geopolitical events impact ProLogium’s operations and headquarters located in Taiwan, it could have a materially harmful effect on ProLogium.

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within a reasonable timeframe.

•

Liquidation of TDAC. The risks and costs to TDAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in TDAC being unable to effect a business combination by the applicable completion deadline and force TDAC to liquidate.

•

Exclusivity. The fact that the Business Combination Agreement includes provisions that generally restrict TDAC from soliciting other Business Combination Proposals, which limits TDAC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations. In addition, subject to the terms and conditions of the Business Combination Agreement and applicable law, the TDAC Board may not change or withdraw its recommendation to the TDAC shareholders to vote in favor of the Business Combination Proposal and any other proposals required to consummate the transactions contemplated by the Business Combination Agreement that are submitted to, and require the vote of, the TDAC shareholders.

•

Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction or waiver of certain closing conditions that are not within TDAC’s control, including the Minimum Available Cash Condition, approval by TDAC shareholders and ProLogium shareholders of the applicable transaction proposals, the effectiveness of the registration statement on Form F-4, and approval by Nasdaq of the initial listing application in connection with the Business Combination.

•

Minimum Cash. The fact that the obligations of ProLogium and the Acquisition Entities to consummate the Business Combination are conditioned on Available Cash being greater than or equal to $250 million, and such amount is not currently committed. TDAC and ProLogium are planning to seek additional capital through a PIPE Investment or other backstop arrangements, but such capital had not yet been committed as of the date the Business Combination Agreement was entered into.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	External Risks. Economic downturns and political and market conditions beyond ProLogium’s control could adversely affect its business, financial condition, results of operations and prospects.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Interests of Certain Persons. The TDAC Board was also aware that the Sponsor and TDAC’s officers and directors may have interests in the Business Combination that are in addition to, and that may be different from, the interests of unaffiliated TDAC shareholders. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders.

•

Public Shareholders Will Have a Minority Ownership Interest in ProLogium. The fact that current Public Shareholders will no longer be the majority holders of the post-Closing company following the issuance of ProLogium Class A Ordinary Shares as consideration in the Business Combination and, as a result, such Public Shareholders will collectively own a minority interest in ProLogium after the Closing. As redemptions increase, the overall percentage ownership and voting percentage held by ProLogium shareholders will increase as compared to the overall percentage ownership and voting percentage held by Public Shareholders, thereby increasing dilution to Public Shareholders. Having a minority ownership interest may reduce the influence that current Public Shareholders have on the management of ProLogium. For more information, see “The Proposed Transaction—The Business Combination—Equity Ownership Upon Closing” and “Dilution.”

•

Absence of Certain Possible Structural Protections for Minority Shareholders. The TDAC Board did not obtain a fairness opinion, require approval of a majority of unaffiliated security holders or retain an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the Business Combination or to prepare a report concerning the approval of the Business Combination.

•	Other Risks. Various other risks associated with the Business Combination, the business of TDAC and the business of ProLogium described under the section entitled “Risk Factors.”

ProLogium’s Reasons for Engaging in the Business Combination

In reaching its decision to engage in the Business Combination, ProLogium’s Board consulted with ProLogium’s management team, as well as its legal counsel and other advisors. ProLogium’s Board considered a variety of factors in connection with its evaluation and approval of the Business Combination and the transactions contemplated thereby, including the advantages and disadvantages of going public through a de-SPAC transaction compared to a traditional underwritten initial public offering, a direct listing, a listing on the Taiwan Stock Exchange or another non-U.S. exchange, additional private financing rounds, debt and project-level financing, and continuing to operate as a privately held company. For the reasons discussed further below, ProLogium’s Board determined that going public will provide ProLogium greater access to resources and capital to support its long-term growth than continuing to operate as a private company, and that the Business Combination will provide greater flexibility, greater certainty as to transaction size, timing and valuation, and more favorable terms than a traditional IPO or the other alternatives ProLogium’s Board considered.

ProLogium’s Board’s evaluation was informed by the capital-intensive nature of ProLogium’s business and the stage of its commercialization plans. ProLogium’s Board recognized that executing this plan will require substantial additional capital over a multi-year period to fund continued research and development, manufacturing scale-up and commercialization efforts, and that securing a durable and repeatable source of public-market capital was therefore central to ProLogium’s strategy. Against that backdrop, ProLogium’s Board evaluated which transaction structure was most likely to deliver capital in the amount, and on the timeline, that ProLogium’s business plan requires.

In light of the number and variety of factors considered in connection with its evaluation of a proposed de-SPAC Transaction generally and the Business Combination specifically, ProLogium’s Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. ProLogium’s Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors in their evaluation of the Business Combination. ProLogium’s Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•

Optimal Path to Support Growth. ProLogium’s Board determined, after a thorough review of other strategic alternatives potentially available to the ProLogium, that the proposed Business Combination represents a better opportunity for ProLogium to support its long-term growth and create value for its shareholders, as compared to other potential strategic alternatives with other partners and the possibility of, and benefits and risks associated with, continuing to operate the ProLogium as a privately held company, which ProLogium’s Board believed would not deliver comparable benefits to those that could be achieved by becoming a public company in the proposed Business Combination. In particular, ProLogium’s Board believed that public company status would allow ProLogium to align its capital structure with the multi-year, capital-intensive build-out of its manufacturing footprint, including the Dunkirk plant project, and to pursue capacity expansion, customer qualification programs and further development of its next-generation lithium ceramic battery platform without being constrained by the periodic and dilutive private financing rounds on which it has historically relied.

•

Access to Capital. ProLogium’s Board considered the current economic, industry and market conditions affecting ProLogium, ProLogium’s projected financial results and cash flows, ProLogium’s prospects as a private entity and the needs of ProLogium to obtain substantial additional financing in the future and the cost of alternative means of raising capital, and it determined that becoming a public company would be the best way for ProLogium to have access to long-term sources of available capital and would aid ProLogium in executing its long-term growth plans, including scaling production of its fourth-generation lithium ceramic batteries, constructing and ramping up the Dunkirk plant project, and supporting customer qualification and commercialization activities. ProLogium’s Board considered potential alternatives to becoming a publicly traded company through a de-SPAC Transaction, and the potential advantages the Business Combination affords, including the expected cost to becoming a publicly traded company from a de-SPAC Transaction compared to other ways of becoming a publicly traded company. ProLogium’s Board expected that the proposed Business Combination would be a more time- and cost-effective means to access capital than other options considered.

•

More Efficient Route to Becoming a Public Company. As compared to a traditional IPO, a de-SPAC Transaction typically allows for a quicker transition to being a publicly traded entity. ProLogium believes that this accelerated timeline will enable ProLogium to fast-track its manufacturing scale-up and commercialization plans, including qualifying its Gen 4 lithium ceramic battery platform with automotive and other customers and progressing the construction and ramp-up of the Dunkirk plant project on the timeline contemplated. Furthermore, in a de-SPAC Transaction, the transaction terms and valuation are negotiated directly with a SPAC, offering enhanced pricing certainty for ProLogium, as compared with a traditional IPO in which valuation is set at pricing based on then-prevailing market conditions and investor demand.

•

Global Platform Visibility. After the consummation of the Business Combination, ProLogium is expected to become a public company, with the ProLogium Class A Ordinary Shares and ProLogium Warrants listed on Nasdaq under the proposed symbols “PRLG” and “PRLGW,” providing ProLogium’s shareholders with enhanced visibility in the capital markets. In its evaluation of the Business Combination with TDAC, ProLogium’s Board determined that listing on a U.S. stock exchange would provide more brand awareness, international visibility and opportunities than becoming a public company on a European, Taiwanese or other regional stock exchange, which will be a benefit to executing ProLogium’s long-term growth and manufacturing expansion plans. ProLogium’s Board also considered that a Nasdaq listing would position ProLogium alongside other

U.S.-listed advanced battery and electric vehicle supply chain companies, which ProLogium’s Board believed would support research coverage and access to a deeper pool of institutional investors than would be available on a regional exchange.

•

Negotiated Transaction and Competitive SPAC Porcess. ProLogium’s Board considered the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions. ProLogium’s Board also considered the experience and qualifications of TDAC’s Board and management team, as well as the strong commitment by both the Company and TDAC to consummate the transactions contemplated by the Business Combination Agreement. ProLogium’s Board further considered that ProLogium conducted a competitive process among multiple SPACs before selecting TDAC, that ProLogium narrowed that process to three finalists and engaged with each of them regarding transaction terms and their respective ability to support a transaction of the contemplated size, and that on April 2, 2026 ProLogium’s Board unanimously approved TDAC as ProLogium’s selected SPAC partner. ProLogium’s Board believed that this process allowed ProLogium to test the terms available in the SPAC market and to select the counterparty offering the most favorable combination of valuation, capital certainty, sponsor commitment and post-closing support.

•

Potential Liquidity Opportunity for Long Term Holders. ProLogium’s Board also considered the fact that ProLogium is a private company with limited opportunities for liquidity for its holders outside of a sale of ProLogium. ProLogium’s Board believed that the Business Combination, and the potential listing of the ProLogium Class A Ordinary Shares on Nasdaq, provides ProLogium’s shareholders with an opportunity, subject to the expiration of any applicable lockup and transfer restrictions, to sell all or a portion of their resulting ProLogium Ordinary Shares and thus diversify their holdings.

ProLogium’s Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus), including, but not limited to, the following:

•

Potential Inability to Complete the Business Combination. ProLogium’s Board considered the risk that the Business Combination might not be consummated in a timely manner, or at all, due to a lack of shareholder approval or failure to satisfy various other conditions, including without limitation, the Minimum Available Cash Condition and receipt of approval for listing on Nasdaq of ProLogium Class A Ordinary Shares and ProLogium Warrants to be issued in connection with the Business Combination.

•

Redemption Risk. The potential that a significant number of TDAC Public Shareholders elect to redeem their TDAC Class A Ordinary Shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult to complete and reduce the cash available to ProLogium to fund its business plan including satisfaction of the Minimum Available Cash Condition.

•	Fees and Expenses. ProLogium’s Board considered the fees and expenses associated with completing the Business Combination and becoming a public company through a de-SPAC Transaction.

•

Diversion of Management and Employee Attention. ProLogium’s Board considered the potential for diversion of ProLogium’s management and employee attention and resources during the period prior to the completion of the Business Combination and the potential negative effects thereof on ProLogium’s business, including its manufacturing scale-up and the Dunkirk plant project.

•

Additional Obligations for Public Companies. ProLogium’s Board considered the compliance and reporting obligations of operating as a public company that are not applicable to private companies and the associated legal, insurance and accounting expenses connected to such compliance.

ProLogium’s Board ultimately concluded that, in the aggregate, (i) the potential benefits of becoming a public company would provide enhanced brand awareness and greater access to capital and resources than continuing to operate as a private company, which would better support ProLogium’s long-term growth, manufacturing scale-up and commercialization plans; (ii) becoming a public company through a de-SPAC Transaction was more advantageous than a traditional IPO and the other alternatives considered, particularly regarding speed to market, certainty as to transaction size and valuation, and the ability to communicate ProLogium’s long-term business plan; and (iii) the potential benefits and advantages of engaging in the Business Combination noted above, as well as access to the expertise and support provided by TDAC, outweighed the potential risks or negative consequences of the Business Combination. For all the reasons above, ProLogium’s Board and management team believe that the Business Combination is in the best interests of ProLogium and its shareholders.

Benefits and Detriments of the Business Combination

The following describe the potential benefits and detriments to certain groups of shareholders in connection with the Business Combination:

•

TDAC: The TDAC Board determined that the Business Combination presents an attractive business opportunity in light of certain factors, including, among others, ProLogium’s operational track record, its experienced management team, and its access to approved government subsidies from the Government of the French Republic, as compared with other opportunities for potential business combinations reasonably available to TDAC. The TDAC Board also considered the potential detriments of the Business Combination to TDAC, including, among others, the uncertainty with respect to the potential benefits of the Business Combination, the risks and costs to TDAC if the Business Combination is not consummated, and various other risks associated with ProLogium’s business, operations and applicable regulations.

•

Sponsor and its Affiliates: The Sponsor and its affiliates expect to receive substantial consideration in the Business Combination. Immediately following the Closing, the Sponsor and its affiliates are expected to hold an aggregate of at least 4,657,500 ProLogium Class A Ordinary Shares on an as-converted basis, consisting of the exchange of the Sponsor’s 4,657,500 TDAC Class B Ordinary Shares (Founder Shares, representing 100% of that class), and (ii) up to an additional 4,850,000 ProLogium Class A Ordinary Shares underlying the Private Warrants held by the Sponsor (excluding the 2,225,000 of the 7,075,000 Private Warrants held by BTIG, LLC), each entitling the holder to purchase one ProLogium Class A Ordinary Share at a price of $11.50 per share following the Closing. In addition, the Sponsor faces potential detriments from the Business Combination, including the risk that if the Business Combination is not consummated, TDAC will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding TDAC Public Shares for cash and, subject to Cayman Islands law and the approval of its remaining shareholders and the TDAC Board, liquidating and dissolving. In such event, the Founder Shares held by the Sponsor and TDAC’s independent directors, and the 4,850,000 Private Warrants held by the Sponsor (for which the Sponsor paid an aggregate of $4,850,000), would retain no value, as neither is entitled to any distribution from the Trust Account upon TDAC’s liquidation.

•

ProLogium and its Affiliates: ProLogium’s Board determined that the Business Combination presents an attractive business opportunity due to several factors, including, but not limited to, that (i) the Business Combination will expand the access to capital for ProLogium, taking into account ProLogium’s need for additional capital to fund its manufacturing scale-up and the Dunkirk plant project, (ii) after the consummation of the Business Combination, ProLogium Class A Ordinary Shares are expected to be listed on Nasdaq and ProLogium will become a public company, (iii) ProLogium and its shareholders will enjoy enhanced visibility in the capital markets, which could help amplify the brand awareness of ProLogium, and (iv) ProLogium will have access to the U.S. capital market, which will be beneficial to ProLogium in its execution of expansion and growth strategies. There are also potential detriments of the Business Combination to ProLogium, including, among other factors, (i) the possibility that the Business Combination might not be completed in a timely manner or at all, (ii) the uncertainty of the potential benefits of the Business Combination being achieved, (iii) the costs involved in connection with completing the Business Combination, and (iv) the time and effort of ProLogium’s management required to complete the Business Combination. For more information, see “ProLogium’s Reasons for Engaging in the Business Combination” and various risks described under the section entitled “Risk Factors.”

•

Unaffiliates SPAC Public Shareholder: The unaffiliated Public Shareholders have the opportunity to evaluate and consider whether or not to redeem their Public Shares in connection with the consummation of the Business Combination. Non-redeeming Public Shareholders will have the opportunity to participate in the potential future growth of ProLogium, but may face a number of potential detriments in connection with their continued investment, including the uncertainties and risks identified by the TDAC Board, the various other risks associated with the Business Combination, the business of TDAC and the business of ProLogium, as described further under the section entitled “Risk Factors,” the potential conflicts of interest described under “— Interests of TDAC’s Directors and Officers in the Business Combination,” and the potential material dilution they may experience as described more fully in the section entitled “Dilution to TDAC’s Shareholders.” Redeeming Public Shareholders have the opportunity to receive their pro rata share of the aggregate amount on deposit in the Trust Account, less taxes paid and payable, calculated as of two business days prior to the consummation of the Business Combination. However, redeeming Public Shareholders face the potential of not realizing any future growth in value of ProLogium following the Business Combination.

Certain Financial, Valuation And Due Diligence Considerations Reviewed By TDAC’s Board

In reaching its determination that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of TDAC and its shareholders, and in recommending that TDAC shareholders vote in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, TDAC’s Board considered a number of financial, valuation, financing, dilution and due diligence considerations, together with the other positive and negative factors described in this section. TDAC’s Board did not assign relative weights to the factors considered, and individual directors may have given different weight to different factors.

No Fairness Opinion or Financial Advisor Financial Analysis

TDAC’s Board did not request or obtain a fairness opinion or any opinion from any financial advisor, investment banker or other firm or person performing a similar function as to whether the consideration to be issued in the Business Combination or the Business Combination is fair, from a financial point of view, to TDAC, TDAC shareholders or any other person. TDAC’s Board also did not receive a formal valuation opinion or appraisal of ProLogium, and no financial advisor, investment banker or other firm or person performing a similar function recommended to TDAC’s Board the amount of consideration to be issued in the Business Combination or the valuation of ProLogium. Accordingly, this proxy statement/prospectus does not include a financial advisor financial analysis of the type customarily included where a financial advisor delivers a fairness opinion.

BTIG acted as the lead underwriter in TDAC’s IPO and is acting as TDAC’s exclusive financial advisor and lead capital markets advisor in connection with the Business Combination. BTIG was not requested to, and did not, render a fairness opinion, valuation opinion or appraisal, and BTIG did not recommend that TDAC’s Board approve or reject the Business Combination or that any TDAC shareholder vote for or against, or redeem or not redeem its shares in connection with, the Business Combination.

TDAC’s Board determined not to obtain a fairness opinion based on, among other things, the experience of TDAC’s management team and Board in evaluating potential business combination targets, the diligence conducted by TDAC and its advisors, the terms negotiated with ProLogium, the fact that ProLogium’s existing shareholders are rolling their equity interests into ProLogium and are not receiving cash consideration in the Business Combination, and the other factors described in this section. TDAC’s Board understood that the absence of a fairness opinion or independent valuation opinion meant that TDAC shareholders would not have the benefit of such an opinion in evaluating the Business Combination.

Valuation and Consideration

The Business Combination Agreement implies an equity value of ProLogium of $3.8 billion. TDAC’s Board considered this valuation in light of, among other things, ProLogium’s business plan, ProLogium’s management-prepared financial model, ProLogium’s existing and planned manufacturing capabilities, ProLogium’s intellectual property portfolio, ProLogium’s commercial relationships and potential customer pipeline, the markets in which ProLogium operates or expects to operate, including EVs, aerospace, robotics, ESS, including BBUs for AI data centers and maritime, the expected use of proceeds from the Business Combination, ProLogium’s expected capital requirements, the risks associated with scaling ProLogium’s battery technology and manufacturing capacity, and the other factors described in this section.

TDAC’s Board also considered that the consideration payable in the Business Combination will be paid in equity of ProLogium rather than cash. As a result, ProLogium’s existing shareholders will continue to have a significant equity interest in the Combined Company and will participate in the potential future upside and downside of the Combined Company. TDAC’s Board viewed this rollover ownership as aligning ProLogium’s existing shareholders with TDAC’s public shareholders who do not redeem their TDAC Class A Ordinary Shares.

TDAC’s Board did not view the implied valuation as establishing that ProLogium would trade at or above such valuation following the Closing. TDAC’s Board understood that the trading price of ProLogium Class A Ordinary Shares following the Closing will depend on a number of factors, including the amount of cash available to the Combined Company at Closing, redemption levels, PIPE or backstop financing, ProLogium’s ability to execute its business plan, market conditions, investor perception of ProLogium and the battery sector, and other factors described under “Risk Factors.”

The $3.8 billion pre-money enterprise value was the result of negotiations between ProLogium and TDAC. TDAC did not obtain a fairness opinion, independent appraisal or other third-party valuation of ProLogium. In addition, the TDAC Board did not conduct a standalone quantitative valuation analysis that independently derived the $3.8 billion amount or a separate valuation range for ProLogium.

In evaluating the negotiated transaction value, the TDAC Board considered the factors actually reflected in the contemporaneous Board record. The Board considered these factors in determining whether the overall terms of the Business Combination were advisable and in the best interests of TDAC and its shareholders, but the Board’s consideration of these matters did not constitute an independent appraisal of ProLogium’s equity value.

The TDAC Board also considered the terms of ProLogium’s outstanding convertible and redeemable preferred shares. Under ProLogium’s governing documents and shareholders agreement, a QPO, which may include a de-SPAC transaction, generally must result in an implied pre-completion valuation of ProLogium of no less than the higher of (i) $3.8 billion and (ii) an amount per Series E+ preferred share reflecting a compounded annualized return of 12% on the applicable Series E+ issue price.

These preferred shareholder provisions constituted a material contractual consideration in determining the structure and valuation of the Business Combination. The TDAC Board did not, however, regard the $3.8 billion contractual threshold as independent evidence that ProLogium had an intrinsic or fair market value of $3.8 billion. Rather, the Board evaluated the negotiated transaction value in light of the totality of the information available to it and the other factors described above.

ProLogium Management-Prepared Business Plan and Financial Model

In evaluating the Business Combination, TDAC and its advisors reviewed financial information and business plan materials provided by ProLogium, including a management-prepared financial model reflecting ProLogium’s projected financial performance. The financial model was prepared by ProLogium’s management and was not prepared by TDAC, BTIG or any other financial advisor. TDAC’s Board considered the financial model as one of several factors in evaluating ProLogium and the Business Combination, and not as a guarantee of future performance.

The principal assumptions underlying the ProLogium financial model reviewed by TDAC’s Board included assumptions regarding, among other things, customer demand for ProLogium’s battery products, commercial adoption of its next-generation lithium ceramic battery technology, ProLogium’s ability to scale manufacturing, expected timing and cost of manufacturing expansion, expected production yields and utilization, expected product pricing, expected material and manufacturing costs, capital expenditures, availability and timing of government subsidies and incentives, availability of financing, redemption levels, and the expected proceeds available to the Combined Company following the Closing.

TDAC’s Board considered the ProLogium financial model in light of the significant risks and uncertainties inherent in ProLogium’s business, including the risks associated with scaling manufacturing operations, developing and commercializing its next-generation lithium ceramic battery technology, constructing and ramping new manufacturing capacity, obtaining sufficient capital, satisfying customer qualification requirements, competing with existing and emerging battery technologies, and operating in multiple jurisdictions. TDAC’s Board understood that the ProLogium financial model was based on assumptions that are inherently uncertain, that actual results may differ materially from the model, and that ProLogium may not achieve the financial results, production targets, timing assumptions or other assumptions reflected in the model.

Financing and Minimum Cash Considerations

TDAC’s Board considered the expected sources and uses of cash in the Business Combination, including cash held in TDAC’s Trust Account, the potential impact of redemptions by TDAC public shareholders, and the parties’ expectation that TDAC and ProLogium would seek to obtain PIPE financing and/or backstop arrangements. The Business Combination Agreement provides that each of TDAC and ProLogium will use commercially reasonable efforts to enter into and consummate subscription agreements and/or backstop arrangements with investors on terms mutually agreeable to the parties.

TDAC’s Board also considered that the obligations of ProLogium and the acquisition entities to consummate the Business Combination are subject to the condition that Available Cash be at least $250 million. TDAC’s Board understood that the PIPE financing and any backstop arrangements had not been committed as of the date the Business Combination Agreement was executed, and that if TDAC shareholder redemptions are significant and sufficient PIPE or backstop financing is not obtained, the Available Cash condition may not be satisfied unless waived by ProLogium. TDAC’s Board also considered that, even if ProLogium waives the Available Cash condition and the Business Combination closes with less cash than anticipated, the Combined Company may have less cash available to fund its business plan and may need to seek additional financing sooner than expected.

Dilution Considerations

TDAC’s Board considered the potential dilution to TDAC shareholders who do not redeem their TDAC Class A Ordinary Shares in connection with the Business Combination. TDAC’s Board considered, among other things, dilution resulting from the issuance of ProLogium Class A Ordinary Shares to existing ProLogium shareholders in the Business Combination, the Sponsor’s Founder Shares and Private Warrants, the Public Warrants, any PIPE financing or backstop arrangements, the New Equity Incentive Plan, the Founder IP Compensation Shares and any future issuances of equity or equity-linked securities by the Combined Company.

TDAC’s Board also considered that the percentage ownership of non-redeeming TDAC public shareholders in the Combined Company will be reduced as redemptions increase, because the number of ProLogium Class A Ordinary Shares issued to existing ProLogium shareholders will not be reduced as a result of redemptions by TDAC public shareholders. TDAC’s Board considered the potential impact of such dilution in light of the expected benefits of the Business Combination and the risks described under “Risk Factors,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Equity Ownership Upon Closing” and “Dilution.”

Technical and Product Due Diligence

TDAC engaged Benchmark Mineral Intelligence (“Benchmark”) to conduct a technical and product diligence review of ProLogium’s product specifications and testing data. Benchmark was selected based on its experience and expertise in battery supply chains, battery materials, battery technology and related market analysis. Benchmark was instructed to review certain product specifications, test data, technical materials and other materials provided by ProLogium and to provide TDAC with findings regarding ProLogium’s product specifications and technical claims. Benchmark was not instructed to provide, and did not provide, a valuation, appraisal, financial projection, fairness opinion or recommendation as to whether TDAC’s Board should approve or reject the Business Combination or whether any TDAC shareholder should vote for or against, or redeem or not redeem its shares in connection with, the Business Combination.

Benchmark’s review was subject to limitations, including that Benchmark relied on information provided by ProLogium and did not independently verify all information provided by ProLogium, Benchmark did not conduct independent laboratory testing of ProLogium’s battery cells, and Benchmark’s review was limited to the scope of work requested by TDAC. TDAC’s Board considered Benchmark’s findings as one diligence input in assessing ProLogium’s technology, product claims and ability to execute its business plan, but did not treat Benchmark’s review as a valuation analysis, financial analysis or fairness opinion.

Procedural Considerations

TDAC’s Board also considered that the Business Combination is not structured to require approval of a majority of unaffiliated TDAC shareholders. TDAC’s Board did not retain an unaffiliated representative to act solely on behalf of unaffiliated TDAC shareholders for purposes of negotiating the terms of the Business Combination or preparing a report concerning the approval of the Business Combination. TDAC’s Board considered these factors, together with the fact that TDAC shareholders will have redemption rights in connection with the Business Combination and the other factors described in this section.

After considering the foregoing and the other factors described in this section, TDAC’s Board approved the Business Combination Agreement and the transactions contemplated thereby and determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, are advisable and in the best interests of TDAC and its shareholders.

Interests of TDAC’s Directors and Officers in the Business Combination

When you consider the recommendation of TDAC’s Board in favor of approval of the Business Combination Proposal, you should keep in mind that TDAC’s Sponsor has interests in such proposal that are different from, or in addition to, your interests as a shareholder or warrant holder. These interests include, among other things:

•

If the Business Combination or another business combination is not consummated by June 24, 2027 (or a later date approved by TDAC’s shareholders pursuant to TDAC’s Articles), TDAC will cease all operations except for the purpose of winding up, redeem 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and TDAC’s Board, dissolve and liquidate. On the other hand, if the Business Combination is consummated, each outstanding TDAC Ordinary Share will be converted into one ProLogium Class A Ordinary Share, subject to adjustment described herein.

•

If TDAC is unable to complete a business combination within the required time period, the Sponsor will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by TDAC for services rendered or contracted for or for products sold to TDAC, but only if such a vendor or target business has not executed a waiver. If TDAC consummates a business combination, on the other hand, TDAC will be liable for all such claims.

•

Prior to the consummation of the Initial Public Offering, in May 2022, the Sponsor purchased an aggregate of 4,657,500 Founder Shares for $25,000, or $0.005 per share. Such Founder Shares would become worthless if TDAC does not complete a business combination within the required time period, as the Sponsor waived any right to redemption with respect to these shares without receiving any consideration for such waiver. On June 12, 2026, TDAC issued an aggregate of 4,657,499 TDAC Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of the TDAC Class B Ordinary Shares held by the Sponsor. The TDAC Class A Ordinary Shares issued in connection with such conversion are subject to the same restrictions applicable to the TDAC Class B Ordinary Shares prior to such conversion, including certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination. Following such conversion, there were 21,907,499 TDAC Class A Ordinary Shares and one TDAC Class B Ordinary Share issued and outstanding. The Founder Shares have an aggregate market value of approximately $[   ] based on the closing price of the TDAC Class A Ordinary Shares of $[   ] on the Nasdaq on [   ], 2026. On the Closing Date, immediately prior to the First Merger Effective Time, any TDAC Class B Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time will be repurchased and cancelled by TDAC in exchange for the issuance of TDAC Class A Ordinary Shares in accordance with the conversion ratio provided under Article 17.2 of the TDAC’s Articles, and each issued and outstanding TDAC Class A Ordinary Share, including any TDAC Class A Ordinary Shares issued upon conversion of TDAC Class B Ordinary Shares, will be cancelled and in exchange thereof entitle their holders to receive in aggregate [   ] ProLogium Class A Ordinary Shares in connection with the Business Combination and have an aggregate value of $[   ], based upon the per share value implied in the Business Combination of $[10.00] per ProLogium Class A Ordinary Share.

•

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,850,000 Private Warrants in a private placement of TDAC, generating gross proceeds to TDAC of $4,850,000. The Private Warrants would become worthless if TDAC does not complete a business combination within the required time period. Such warrants have an aggregate market value of approximately $[   ] based on the closing price of the Public Warrants of $[   ] on the Nasdaq on [   ], 2026.

•

TDAC’s Sponsor and its affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on TDAC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if TDAC fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, TDAC may not be able to reimburse these expenses if the Business Combination with ProLogium or another business combination is not completed by June 24, 2027 (or a later date approved by TDAC’s shareholders pursuant to TDAC’s Articles). As of the date of this proxy statement/prospectus, there are no unpaid reimbursable expenses.

•

The Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate.

•

Given the difference between the purchase price that the Sponsor paid for the Founder Shares and the price of the Public Shares and considering that the Sponsor would receive a substantial amount of ProLogium Class A Ordinary Shares in connection with the Proposed Transactions, the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other shareholders experience a negative rate of return in the Combined Company.

•	The current directors and officers of TDAC will continue to be indemnified by TDAC and will continue to be covered by the directors’ and officers’ liability insurance after the Business Combination.

•

Since its inception, the Sponsor and/or the Former Sponsor have made loans from time to time to TDAC to fund certain capital requirements. As of the date of this proxy statement/prospectus, the aggregate principal amount outstanding under these loans is $1.1 million.

•

Michael B. Hoffman, director and Chief Executive Officer of TDAC and a managing member of the Sponsor, will be a member of ProLogium’s Board following the Closing and, therefore, in the future, Mr. Hoffman may be entitled to receive such compensation, if any, as may be determined by ProLogium’s Board from time to time, which may include cash fees, share options or share-based awards.

•

TDAC’s Articles contain a waiver of the corporate opportunity doctrine. With such waiver, there could be business combination targets that may be suitable or worth consideration for a combination with TDAC but not offered due to a TDAC director’s duties to another entity. TDAC does not believe that the potential conflict of interest relating to the waiver of the corporate opportunities doctrine in TDAC’s Articles impacted its search for an acquisition target and TDAC was not prevented from reviewing any opportunities as a result of such waiver.

These interests may influence TDAC’s directors in making their recommendation to vote in favor of the approval of the Business Combination Proposal and the other Proposals described in this proxy statement/prospectus.

Recommendation of TDAC’s Board of Directors

After careful consideration of the matters described above, particularly ProLogium’s potential for growth, the experience of ProLogium’s management, ProLogium’s competitive positioning and technical skills, TDAC’s Board unanimously determined that each of the Business Combination Proposal, the Merger Proposal, the Share Issuance Proposal and the Adjournment Proposal is fair to and in the best interests of TDAC and its shareholders; and unanimously recommends that shareholders vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by TDAC’s Board is not meant to be exhaustive but includes the material information and factors considered by TDAC’s Board.

ProLogium’s Amended and Restated Memorandum and Articles of Association

Pursuant to the Business Combination Agreement, immediately prior to the First Merger Effective Time, the shareholders of ProLogium will amend and restate ProLogium’s memorandum and articles of association. ProLogium’s Articles will reflect the following material differences from TDAC’s current amended and restated memorandum and articles of association. This summary is qualified in its entirety by reference to the full text of ProLogium’s Articles, a copy of which is attached to this proxy statement/prospectus as Annex B:

•	the name of the new public entity will be “Prologium Holding Inc.” as opposed to “Translational Development Acquisition Corp.”;

•

ProLogium will have [   ] authorized Ordinary Shares, comprised of (i) [   ] ProLogium Class A Ordinary Shares, (ii) [   ] ProLogium Class B Ordinary Shares, and (iii) [   ] ProLogium Class C Ordinary Shares, as opposed to TDAC having [   ] authorized TDAC Class A Ordinary Shares, [   ] authorized TDAC Class B Ordinary Shares and [   ] authorized preferred shares;

•

ProLogium’s corporate existence will be perpetual (until wound up, liquidated, or dissolved in accordance with the laws of the Cayman Islands) as opposed to TDAC’s corporate existence which terminates if TDAC is unable to consummate a business combination within the required time period; and

•	ProLogium’s Articles will not include the various provisions applicable only to special purpose acquisition companies that TDAC’s Articles contain.

As noted above, certain provisions of TDAC’s Articles will not be included in ProLogium’s Articles. The following provisions are proposed to be deleted as they apply only during the period that will terminate upon the consummation of the Business Combination:

•	The authorized share capital of TDAC will be eliminated and replaced with ProLogium’s authorized share capital.

•	Article 17.1, which outlines the rights attaching to the TDAC Class A Ordinary Shares and TDAC Class B Ordinary Shares.

•	Articles 17.2 to 17.8, which outline the terms applicable to the automatic conversion of TDAC Class B Ordinary Shares into TDAC Class A Ordinary Shares on the Closing Date.

•	Within Article 1.1, the definitions of “Business Combination,” “Class A Share,” “Class B Share,” “Equity-linked Securities,” “IPO” and “Trust Account.”

•	Eliminate certain provisions specific to TDAC’s status as a blank check company.

Some provisions of ProLogium’s Articles may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including a provision that authorizes ProLogium’s Board to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by ProLogium’s shareholders.

Such shares could be issued quickly with terms calculated to delay or prevent a change in control of ProLogium or make removal of management more difficult. If ProLogium’s Board decides to issue these preference shares, the price of ProLogium Class A Ordinary Shares may fall, and the voting and other rights of the holders of ProLogium Class A Ordinary Shares may be materially adversely affected.

However, under Cayman Islands law, the directors may only exercise the rights and powers granted to them under ProLogium’s Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Material U.S. Federal Income Tax Considerations

In the opinion of Venable LLP, the following are the material U.S. federal income tax considerations to U.S. Holders (defined below) of (i) the exercise of redemption rights by U.S. Holders of TDAC Class A Ordinary Shares, (ii) the Mergers and (iii) the ownership and disposition of ProLogium Securities received by holders of TDAC Securities in the Mergers.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold TDAC Securities and, after the completion of the Business Combination, will hold ProLogium Securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or status, including:

•	the Sponsor or any member thereof;

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of TDAC’s shares, by vote or value, or will hold 5% or more of the shares of ProLogium, by vote or value;

•	persons that acquired TDAC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold TDAC Securities, or will hold ProLogium Securities, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds TDAC Securities or ProLogium Securities, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding any TDAC Securities or ProLogium Securities and their partners should consult their tax advisors as to the particular U.S. federal income tax consequences of the Mergers, ownership and disposition of ProLogium Securities, or the exercise of redemption rights with respect to the TDAC Class A Ordinary Shares.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation.

We have not and do not intend to seek any ruling from the IRS regarding any aspect of the Business Combination (including the Mergers) or the exercise of redemption rights. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of TDAC Securities or ProLogium Securities, as the case may be, who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. HOLDERS OF TDAC SECURITIES SHOULD CONSULT THEIR OWN TAX

ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ANY ASPECT OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PROLOGIUM SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Redemption of TDAC Class A Ordinary Shares

The tax treatment of a redemption of TDAC Class A Ordinary Shares may depend upon whether the redemption is integrated with the Mergers for U.S. federal income tax purposes. The discussion in this subsection assumes that the redemption will not be so integrated. See the discussion below under “—Tax Treatment of the Mergers—Consequences of the Mergers Being Treated as a Reorganization” for a discussion of the tax consequences if the redemption is integrated with the Mergers for U.S. federal income tax purposes.

Subject to the discussions below under “Passive Foreign Investment Company Rules,” in the event that a U.S. Holder’s TDAC Class A Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Extraordinary General Meeting of TDAC Shareholders—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the TDAC Class A Ordinary Shares under Section 302 of the Code (in which case such redemption would be treated as described below under the heading “—Consequences of Ownership and Disposition of ProLogium Securities—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ProLogium Securities”) or rather as a distribution, in which case such redemption would be treated as described in “—Consequences of Ownership and Disposition of ProLogium Securities—Taxation of Distributions.” As discussed in more detail below under “Passive Foreign Investment Company Rules,” TDAC believes that it will be a PFIC with respect to its current taxable year. In that case, the U.S. federal income tax treatment of any income or gain recognized by a U.S. Holder that exercises its redemption rights will depend on the application of the PFIC rules discussed below and whether the U.S. Holder has made a PFIC Election (as defined below) with respect to its TDAC Class A Ordinary Shares.

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of TDAC Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all TDAC Ordinary Shares outstanding both before and after such redemption. For this purpose, it is not clear whether (i) the redemption should be treated as occurring before the Mergers, in which case a U.S. Holder would be deemed to hold subsequent to the redemption any TDAC Securities that it exchanges in the Mergers or (ii) the redemption should be treated as occurring simultaneously with the Mergers, in which case a U.S. Holder would not be treated as holding any TDAC Securities after the redemption.

The redemption of TDAC Class A Ordinary Shares generally will be treated as a sale of the TDAC Class A Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in TDAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below (each, a “Section 302 Test”).

In determining whether any of the Section 302 Tests are satisfied, a U.S. Holder generally takes into account not only TDAC Ordinary Shares actually owned by the U.S. Holder, but also any TDAC Ordinary Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include TDAC Class A Ordinary Shares that could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, the percentage of TDAC’s outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of TDAC Class A Ordinary Shares must, among other requirements, be less than 80% of the percentage of TDAC’s outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Mergers, the TDAC Class A Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all TDAC Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all TDAC Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of TDAC. The redemption of TDAC Class A Ordinary Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in TDAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in TDAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing Section 302 Tests is satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described below under “The Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Tax Consequences—Consequences of Ownership and Disposition of ProLogium Securities—Taxation of Distributions” and “Passive Foreign Investment Company Rules.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed TDAC Class A Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining TDAC Class A Ordinary Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder.

U.S. HOLDERS OF TDAC CLASS A ORDINARY SHARES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.

Tax Treatment of the Mergers

Qualification as a Reorganization for U.S. Federal Income Tax Purposes

TDAC and ProLogium intend to treat the Mergers, taken together, as a “reorganization” within the meaning of Section 368 of the Code (that is, a Reorganization). However, there are significant factual and legal uncertainties as to whether the Mergers will qualify as a Reorganization. For example, under Section 368 of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance directly on point as to how the provisions of Section 368 of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as TDAC. Accordingly, there are significant factual and legal uncertainties concerning the determination of this requirement.

In addition, in order for the Mergers to qualify as a Reorganization, it is necessary that a substantial part of the value of the proprietary interests in TDAC be preserved in the Mergers (the “continuity of interest requirement”). If the redemption of TDAC Class A Ordinary Shares is integrated with the Mergers for U.S. federal income tax purposes (as described in more detail below), then it is possible that the continuity of interest requirement will not be satisfied if a substantial portion of the TDAC Class A Ordinary Shares are redeemed in connection with the Mergers. If the continuity of interest requirement is not satisfied, then the Merger will not qualify as a Reorganization.

For the reasons discussed above, qualification of the Mergers as a Reorganization is subject to significant factual and legal uncertainties, including with respect to facts which will not be known until or following the closing of the Business Combination. Because of these uncertainties, Venable LLP is unable to render an opinion regarding the qualification of the Mergers as a Reorganization. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Mergers qualify as a Reorganization, and neither TDAC nor ProLogium intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Mergers. Accordingly, no assurance can be given that the IRS will not assert that the Mergers do not qualify as a Reorganization or that a court will not sustain a challenge by the IRS.

Consequences if the Mergers Are Treated as a Reorganization

Subject to the discussion in the following paragraph and the discussion under the heading “— Application of the PFIC Rules to the Mergers,” assuming that the Mergers qualify as a Reorganization, U.S. Holders will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of TDAC Securities for ProLogium Securities pursuant to the Mergers. In such a case, the aggregate tax basis of the ProLogium Securities received by a U.S. Holder in the Mergers should be equal to the aggregate adjusted tax basis of the TDAC Securities surrendered in exchange therefor. The holding period of the ProLogium Securities received by a U.S. Holder in the Mergers should include the holding period during which the TDAC Securities exchanged therefor were held by such U.S. Holder. It is unclear whether, for certain purposes, the redemption rights with respect to the TDAC Class A Ordinary Shares may prevent the holding period for such shares and therefore the ProLogium Class A Ordinary Shares from commencing prior to the Closing Date.

Notwithstanding the foregoing, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its TDAC Class A Ordinary Shares, such redemption may be treated as integrated with the Mergers rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in the Reorganization. Under this characterization, such U.S. Holder may be required to recognize more gain or income than if the redemption of TDAC Class A Ordinary Shares was treated as a separate transaction from the exchange pursuant to the Mergers, and would not be entitled to recognize any loss with respect to its redeemed shares. In addition, in such case, whether any of the Section 302 Tests described above in “—Redemption of TDAC Class A Ordinary Shares” generally would be determined by treating the U.S. Holder as having exchanged all of its TDAC Class A Ordinary Shares in the Mergers for ProLogium Class A Ordinary Shares and treating a portion of such ProLogium Class A Ordinary Shares as having been redeemed immediately thereafter.

In addition, if a U.S. Holder exercises its redemption rights with respect to all of its TDAC Class A Ordinary Shares but also receives ProLogium Warrants in exchange for Public Warrants in connection with the Mergers, such redemption also may be treated as integrated with the Mergers rather than as a separate transaction. In such case, cash received by such U.S. Holder in a redemption may also be treated as taxable boot received in the Reorganization. Under this characterization, such U.S. Holder generally is expected to recognize gain (but not loss) on such exchange in an amount equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the TDAC Class A Ordinary Shares exchanged therefor. The character of such gain will depend on the application of the PFIC rules and whether a PFIC Election (as defined below) has been made with respect to TDAC Securities.

Application of the PFIC Rules to the Mergers

Because TDAC is a blank check company with no current active business (as determined for purposes of the PFIC rules), based upon the composition of its income and assets, TDAC believes that, if the Business Combination occurs, TDAC will have been a PFIC in its 2025 taxable year and will be a PFIC for the current taxable year (which will end as a result of the Mergers).

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of TDAC Class A Ordinary Shares may recognize gain in connection with the Mergers if: (i) such U.S. Holder did not make a timely qualified electing fund (“QEF”) election or mark-to-market election for TDAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) TDAC Class A Ordinary Shares, or a QEF election along with an applicable purging election (collectively, “PFIC Elections”); and (ii) ProLogium is not a PFIC in the taxable year that includes the day after the Mergers. Any such gain generally would be subject to the rules described below in “—Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations. Therefore, U.S. Holders of TDAC Class A Ordinary Shares that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Mergers to the extent their TDAC Class A Ordinary Shares have a fair market value in excess of their tax basis therein.

The application of the PFIC rules to the Public Warrants is unclear. A proposed regulation issued under the PFIC rules (that has a 1992 effective date) generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled to make a QEF election with respect to the option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of Public Warrants for ProLogium Warrants pursuant to the Mergers.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE MERGERS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Consequences if the Mergers Are Not Treated as a Reorganization

If the Mergers fail to qualify as a Reorganization, a U.S. Holder of TDAC Securities will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the ProLogium Securities received by such U.S. Holder in the Mergers and (ii) such U.S. Holder’s tax basis in the TDAC Securities surrendered by such U.S. Holder in the Mergers. As discussed in more detail below under “Passive Foreign Investment Company Rules,” TDAC believes that it will be a PFIC with respect to its current taxable year. In that case, the U.S. federal income tax treatment of any income or gain recognized by a U.S. Holder will depend on the application of the PFIC rules discussed below and whether the U.S. Holder has made a PFIC Election with respect to its TDAC Class A Ordinary Shares.

Subject to application of such PFIC rules, any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the TDAC Securities for more than one year (or short-term capital gain or loss otherwise). It is possible, however, that the redemption rights with respect to the TDAC Class A Ordinary Shares may prevent the holding period for such shares from commencing prior to the termination of such rights, in which case a U.S. Holder may not be eligible for long-term capital gain rates. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to certain limitations. In the case of a U.S. Holder that holds TDAC Securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of TDAC Securities.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to ProLogium Securities, subject to certain exceptions, by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold ProLogium Securities. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of ProLogium Securities.

Consequences of Ownership and Disposition of ProLogium Securities

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on ProLogium Class A Ordinary Shares to the extent the distribution is paid out of ProLogium’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its ProLogium Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ProLogium Class A Ordinary Shares. Because ProLogium may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by ProLogium generally will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules, dividends generally will be taxed at the lower applicable long-term capital gains rate (see the section entitled “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ProLogium Securities” below) only if the ProLogium Class A Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the ProLogium Class A Ordinary Shares, including with respect to the possibility that the redemption rights with respect to the TDAC Class A Ordinary Shares may prevent the holding period for ProLogium Class A Ordinary Shares received in the Mergers from commencing prior to the termination of such rights.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ProLogium Securities

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the ProLogium Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such ProLogium Securities exceeds one year at the time of such disposition.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its ProLogium Securities so disposed. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “—Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s basis in a ProLogium Class A Ordinary Share acquired pursuant to the exercise of a ProLogium Warrant. The deductibility of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a ProLogium Warrant

Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a ProLogium Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a ProLogium Class A Ordinary Share on the exercise of a ProLogium Warrant for cash. A U.S. Holder’s tax basis in a ProLogium Class A Ordinary Share received upon exercise of the ProLogium Warrant generally will equal the sum of the U.S. Holder’s tax basis in the ProLogium Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the ProLogium Class A Ordinary Share will commence on the date of exercise of the ProLogium Warrant or the day following the date of exercise of the ProLogium Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the ProLogium Warrant. If a ProLogium Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the ProLogium Warrant.

The tax consequences of a cashless exercise of a ProLogium Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the ProLogium Class A Ordinary Share received generally would equal the U.S. Holder’s tax basis in the ProLogium Warrants. If the cashless exercise was not treated as a recapitalization, it is unclear whether a U.S. Holder’s holding period for the ProLogium Class A Ordinary Share would commence on the date of exercise of the ProLogium Warrant or the day following the date of exercise of the ProLogium Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the ProLogium Class A Ordinary Share would include the holding period of the ProLogium Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the ProLogium Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining ProLogium Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered ProLogium Warrants with an aggregate value equal to the exercise price for the total number of ProLogium Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the ProLogium Warrants deemed surrendered and the U.S. Holder’s tax basis in such ProLogium Warrants. In this case, a U.S. Holder’s tax basis in the ProLogium Class A Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the ProLogium Warrants deemed exercised and the exercise price of such ProLogium Warrants. It is unclear whether a U.S. Holder’s holding period for the ProLogium Class A Ordinary Shares would commence on the date of exercise of the ProLogium Warrant or the day following the date of exercise of the ProLogium Warrant.

Due to the absence of authority on the United States federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each ProLogium Warrant provide for an adjustment to the number of ProLogium Class A Ordinary Shares for which the ProLogium Warrant may be exercised or to the exercise price of the ProLogium Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. U.S. Holders of ProLogium Warrants would, however, be treated as receiving a constructive distribution from ProLogium if, for example, the adjustment increases the warrantholders’ proportionate interest in ProLogium’s assets or earnings and profits (e.g., through an increase in the number of ProLogium Class A Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of ProLogium Class A Ordinary Shares which is taxable to the U.S. Holders of such ProLogium Class A Ordinary Shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the ProLogium Warrants received a cash distribution from ProLogium equal to the fair market value of the increase in the interest. For certain information reporting purposes, ProLogium may be required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which ProLogium may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of TDAC Securities and ProLogium Securities could be materially different from that described above if TDAC or ProLogium is or was treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets. The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

ProLogium Securities

Based on the expected composition of ProLogium’s income and assets and the estimated value of ProLogium’s assets, including goodwill, ProLogium currently does not expect to be a PFIC for its taxable year ending December 31, 2026. However, because ProLogium’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of ProLogium’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the ProLogium Class A Ordinary Shares from time to time, which could be volatile), there can be no assurances that ProLogium will not be a PFIC for its taxable year ending December 31, 2026 or any future taxable year.

If TDAC is determined to be a PFIC with respect to any U.S. Holder who exchanges TDAC Securities for ProLogium Securities in connection with the Mergers, the U.S. Holder did not make any of the PFIC Elections, and the U.S. Holder is not subject to tax on the receipt of the ProLogium Securities under Section 1291(f) of the Code or otherwise, then, although not free from doubt, ProLogium may also be treated as a PFIC as to ProLogium Class A Ordinary Shares received by such U.S. Holder in the Mergers, even if ProLogium is not a PFIC in its own right. In addition, it is possible that proposed Treasury Regulations could be finalized in a manner that would treat any ProLogium Warrants that are received in the Mergers as subject to the PFIC rules.

If ProLogium is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns ProLogium Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described below on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

If ProLogium is, or is treated as, a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of ProLogium Class A Ordinary Shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its ProLogium Class A Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such shares. The amounts allocated to the taxable year of the sale or disposition and to any year before ProLogium became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its ProLogium Class A Ordinary Shares exceed 125% of the average of the annual distributions on the ProLogium Class A Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. Dividends paid by ProLogium will not be eligible for taxation at the favorable rates described above in “—Taxation of Distributions” if ProLogium is a PFIC in the taxable year the dividends are paid or in the preceding taxable year.

In general, a U.S. Holder of shares in a PFIC may avoid the adverse PFIC tax consequences described above in respect of such shares by making and maintaining a timely and valid QEF election to include in income its pro rata share of the PFIC’s net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which the PFIC’s taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the PFIC. ProLogium does not intend to prepare or provide the information necessary for a U.S. Holder to make a QEF election with respect to ProLogium Class A Ordinary Shares.

A U.S. Holder may not make a QEF election with respect to its warrants to acquire ProLogium Class A Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and ProLogium was, or was treated as, a PFIC at any time during the U.S. Holder’s holding period of such warrants, proposed Treasury Regulations that have not been finalized could be interpreted as providing that any gain generally will be treated as an excess distribution, taxed as described above. As described above, ProLogium does not intend to prepare or provide the information necessary for a U.S. Holder to make a QEF election with respect to ProLogium Class A Ordinary Shares acquired, including those acquired on an exercise of warrants to acquire ProLogium Class A Ordinary Shares. Accordingly, if ProLogium was, or was treated as, a PFIC at any time during the U.S. Holder’s holding period of such warrants, it is possible that the adverse tax consequences relating to PFIC shares may apply with respect to such newly acquired ProLogium Class A Ordinary Shares, unless ProLogium ceases to be (or to be treated as) a PFIC and the U.S. Holder makes a purging election. A purging election creates a deemed sale of the U.S. Holder’s ProLogium Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. If a purging election is made, the U.S. Holder will have a new basis and holding period in the ProLogium Class A Ordinary Shares to which the purging election relates.

Alternatively, if ProLogium is a PFIC and if the ProLogium Class A Ordinary Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. ProLogium Class A Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ProLogium Class A Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. Nasdaq, where the ProLogium Class A Ordinary Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of ProLogium Class A Ordinary Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ProLogium Class A Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ProLogium Class A Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the ProLogium Class A Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ProLogium Class A Ordinary Shares in a year in which ProLogium is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). U.S. Holders should consult their tax advisors regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury Regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of ProLogium, even if the U.S. Holder made a mark-to-market election with respect to the ProLogium Class A Ordinary Shares. Currently, a mark-to-market election may not be made with respect to the warrants.

If ProLogium is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any ProLogium Class A Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury Regulations, the U.S. Holder will be required to file annual reports with the IRS with respect to ProLogium and any Lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the determination of whether ProLogium is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ProLogium Class A Ordinary Shares.

TDAC Securities

As discussed above, TDAC is a blank check company with no current active business (as determined for purposes of the PFIC rules). Based upon the composition of its income and assets, if the Business Combination occurs, TDAC believes that it will have been a PFIC in its 2024 and 2025 taxable years and will be a PFIC for the current taxable year (which will end as a result of the Mergers).

The impact of the PFIC rules on a U.S. Holder of TDAC Class A Ordinary Shares will depend on whether the U.S. Holder has made one of the PFIC Elections described above, which may mitigate the adverse consequences under the PFIC rules. Although ProLogium does not intend to prepare or provide the information necessary for a U.S. Holder to make a QEF election with respect to ProLogium Class A Ordinary Shares, ProLogium has agreed to make available information that is reasonably required for a U.S. Holder to make a QEF election with respect to TDAC’s current taxable year (which will end as a result of the Mergers). In addition, TDAC has agreed to make available the information that is reasonably required for a U.S. Holder to make a QEF election with respect to TDAC’s 2024 and 2025 taxable years.

Assuming TDAC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of TDAC Class A Ordinary Shares and that the U.S. Holder did not make an applicable PFIC Election, such U.S. Holder generally will be subject to the special and adverse rules discussed above with respect to (i) any gain recognized by the U.S. Holder on the redemption or other disposition of its TDAC Class A Ordinary Shares (including in the event that the Mergers do not qualify as a Reorganization) and (ii) any “excess distribution” made to the U.S. Holder. For this purpose, a U.S. Holder of TDAC Shares will be treated as receiving an “excess distribution” only if (a) the U.S. Holder held the TDAC Class A Ordinary Shares for more than one of its taxable years and (b) the amount a U.S. Holder receives upon a redemption of TDAC Class A Ordinary Shares is treated as a distribution because the redemption does not satisfy the Section 302 Tests described above under “Redemption of TDAC Class A Ordinary Shares”. In that case, all of the redemption proceeds would be treated as an “excess distribution” that is subject to the rules set forth below.

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the TDAC Class A Ordinary Shares;

•	the amount allocated to the U.S. Holder’s current taxable year will be taxed as ordinary income; and

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year and an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In addition, as discussed above under “Application of the PFIC Rules to the Mergers,” it is possible that proposed Treasury Regulations could be finalized in a manner that would treat the Public Warrants as subject to the PFIC rules. If that is the case, as discussed above, a U.S. Holder could be subject to adverse tax consequences under the PFIC rules with respect to the Mergers and with respect to ProLogium Warrants that it receives in the Mergers.

The rules dealing with PFICs and with PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of TDAC Securities and ProLogium Securities should consult their own tax advisors concerning the application of the PFIC rules under their particular circumstances.

Information Reporting and Backup Withholding

Dividend payments with respect to TDAC Class A Ordinary Shares or ProLogium Class A Ordinary Shares and proceeds from the sale, exchange or redemption of TDAC Class A Ordinary Shares or ProLogium Class A Ordinary Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. U.S. Holders are urged to consult their tax advisors with respect to the tax consequences to them of exercising the Mergers, ownership and disposition of ProLogium Securities and the exercise of their redemption rights, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

Taiwan Tax Considerations

According to the Proposed Transactions under the Business Combination Agreement, Taiwan shareholders who directly or indirectly own ProLogium Ordinary Shares do not anticipate any Taiwan income tax implication under the current applicable laws of Taiwan.

Cayman Islands Tax Considerations

Under the current laws of the Cayman Islands, entities incorporated in the Cayman Islands are not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

U.S. Tax Considerations relating to U.S. Operations

Under current U.S. federal tax laws, U.S. corporations are generally subject to U.S. federal income tax on their taxable income and may also be subject to applicable state and local income taxes. ProLogium’s management has considered the potential impact of Public Law 119-21, commonly referred to as the One Big Beautiful Bill Act, which includes the changes to certain U.S. federal tax provisions. Based on the current scope of ProLogium’s U.S. operations, ProLogium’s management has not identified any material U.S. tax impact on the historical or pro forma financial information presented.

Sources and Uses of Proceeds

The following tables summarize the anticipated sources and uses of funds in the Business Combination, in various redemption scenarios. Such tables are for illustrative purposes only. Where actual amounts are not known or knowable, the figures below represent good faith estimates of such amounts.

Assuming No Additional Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$—
PIPE Proceeds(2)	50.0	Transaction expenses	35.0
Assumed PIPE Proceeds(3)	46.2	Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.7

Total Sources	$250.0	Total Uses	$250.0

Assuming 25% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$38.5
PIPE Proceeds(2)	50.0	Transaction expenses	35.0
Assumed PIPE Proceeds(3)	84.6	Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.6

Total Sources	$288.4	Total Uses	$288.4

Assuming 50% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$76.9
PIPE Proceeds(2)	50.0	Transaction expenses	35.0
Assumed PIPE Proceeds(3)	123.1	Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.7

Total Sources	$326.9	Total Uses	$326.9

Assuming 75% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$115.4
PIPE Proceeds(2)	50.0	Transaction expenses	35.0
Assumed PIPE Proceeds(3)	161.5
		Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.6

Total Sources	$365.3	Total Uses	$365.3

Assuming 100% Redemptions
Sources (in millions)		Uses (in millions)
Cash in the Trust Account(1)	$153.8	Redemptions	$153.8
PIPE Proceeds(2)	50.0	Transaction expenses	35.0
Assumed PIPE Proceeds(3)	200.0
		Deferred underwriting fee	6.0
		Related party payable	0.3
		Cash	208.7

Total Sources	$403.8	Total Uses	$403.8

(1)	Amount reflects cash in the Trust Account as of December 31, 2025, less the redemption payments of $27.8 million in June 2026.
(2)

On July 27, 2026, TDAC and Prologium entered into the Subscription Agreement with the Subscriber pursuant to which the Subscriber has agreed to subscribe for and purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares, par value $0.0001 per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $50.0 million. In connection with the purchase of the shares, TDAC has also agreed to issue to the Subscriber, for no additional consideration, 5,000,000 PIPE Warrants, which will have terms substantially identical to TDAC Public Warrants.

(3)

Amount reflects the ProLogium Class A Ordinary Shares that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Available Cash Condition at each assumed level of redemptions and assumes no additional financing or other financing. These amounts reflect approximately (i) $46.2 million of PIPE Investment in the No Additional Redemptions Scenario, (ii) $84.6 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $123.1 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $161.5 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $200.0 million of PIPE Investment in the 100% Redemptions Scenario.

Anticipated Accounting Treatment

The Business Combination is anticipated to be accounted for as a capital transaction of ProLogium equivalent to the issuance of shares by ProLogium in exchange for the net monetary assets of TDAC. The Business Combination does not constitute a business combination as defined in IFRS 3, Business Combinations, as TDAC is a non-operating entity and does not meet the definition of a business under IFRS 3. The most significant change in the successor’s future reported financial position and results are expected to be an increase in cash of $208.7 million (as compared to ProLogium’s consolidated statement of financial position as of December 31, 2025), under both the No Additional Redemptions Scenario and the 100% Redemptions Scenario, after giving effect to estimated transaction expenses, TDAC’s deferred underwriting fee and the settlement of TDAC’s related-party payables. Total non-recurring transaction expenses are estimated at approximately $35.0 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Regulatory Approvals

The Business Combination is not subject to any federal or state regulatory requirement or approval, except for the filings of the First Plan of Merger (and related documents) with the Registrar of Companies in the Cayman Islands to effectuate the First Merger.

PROPOSAL NO. 2 — THE MERGER PROPOSAL

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the Closing, TDAC will merge with Merger Sub 1, with TDAC continuing as the surviving entity. See the section entitled “Proposal No. 1—The Business Combination Proposal” for a description of the merger and its structure as it relates to the Business Combination.

The Merger Proposal, if approved, will authorize the First Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex C.

For reference, the Second Plan of Merger will be approved by ProLogium as the sole shareholder of both the First Merger Surviving Company and Merger Sub 2 following the First Merger Effective Time.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the First Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex C and will be produced and made available for inspection at the Meeting, and any and all transactions provided for in the First Plan of Merger, including without limitation (a) the First Merger, (b) from the effective time of the First Merger (the “First Merger Effective Time”), the amendment and restatement of the existing memorandum and articles of association of TDAC by deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of TDAC (as the First Merger Surviving Company) in the form attached as Annexure 2 to the First Plan of Merger, and (c) at the First Merger Effective Time, the redesignation of all authorized issued and unissued shares of TDAC (as the First Merger Surviving Company) as ordinary shares, such that the authorized share capital of the First Merger Surviving Company will become $11,100 divided into 111,000,000 ordinary shares of a par value of $0.0001 each (the “First Merger Surviving Company Share Redesignation”), be approved and authorized in all respects”—we refer to this proposal as the “Merger Proposal”.

Required Vote and Recommendation of the Board

The approval of the Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of holders of at least two-thirds of TDAC Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Brokers are not entitled to vote on the Merger Proposal absent voting instructions from the beneficial holder. Abstentions and broker non-votes will not have an effect on the Merger Proposal. The Merger Proposal will not be submitted if the Business Combination Proposal is not approved.

THE TDAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TDAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 3 — THE SHARE ISSUANCE PROPOSAL

At the Meeting, TDAC may ask its shareholders to vote upon and approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of securities in connection with the Business Combination and related financing that exceed 20% of the issued and outstanding TDAC Ordinary Shares.

Nasdaq Listing Rule 5635(a) requires shareholder approval where, among other things, the issuance of securities in connection with an acquisition exceeds 20% of the number of TDAC Ordinary Shares or the voting power of TDAC outstanding before the transaction. There currently are 19,308,803 TDAC Ordinary Shares outstanding, consisting of 14,651,303 Public Shares and 4,657,500 Founder Shares. Of the Founder Shares, 4,657,499 are TDAC Class A Ordinary Shares issued to the Sponsor upon conversion of an equal number of TDAC Class B Ordinary Shares on June 12, 2026, and one is a TDAC Class B Ordinary Share that remains issued and outstanding. In addition, there currently are 15,700,000 TDAC Warrants outstanding, consisting of 8,625,000 Public Warrants and 7,075,000 Private Placement Warrants.

If the issuance of securities in connection with the Business Combination or related financing exceeds 20% of the currently outstanding TDAC Ordinary Shares, TDAC will be required to obtain approval of its shareholders under Nasdaq listing rules.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that, for the purposes of complying with applicable Nasdaq listing rules, the issuance of 20% or more of TDAC’s issued and outstanding ordinary shares in connection with the Business Combination and related financing be approved and authorized in all respects”.

Required Vote and Recommendation of the Board

The approval of the Share Issuance Proposal will require the affirmative vote of holders of at least a majority of TDAC Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes will not have an effect on the Share Issuance Proposal. The Share Issuance Proposal will not be submitted if the Business Combination Proposal or the Merger Proposal is not approved and will also not be submitted unless required under Nasdaq rules.

THE TDAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TDAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

PROPOSAL NO. 4 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if approved, will authorize the chairman of the Meeting to submit a proposal to adjourn the Meeting to a later date or dates (a) if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve any of the other Proposals presented to shareholders for a vote, (b) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to TDAC shareholders, or (c) if, as of the time for which the Meeting is scheduled, there are insufficient TDAC Ordinary Shares present (either in person or by proxy) to constitute a quorum necessary to conduct business at the Meeting.

In no event will TDAC adjourn the Meeting or solicit proxies to consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the Sponsor, ProLogium and ProLogium shareholders to seek additional support of the proposed Business Combination from TDAC’s shareholders in order to increase the likelihood of obtaining a favorable vote on the Business Combination Proposal and the other Proposals and to meet the requirements that are necessary to consummate the Business Combination.

Consequences if the Adjournment Proposal is Not Approved

If an Adjournment Proposal is presented to the Meeting and is not approved by TDAC’s shareholders, the chairman of the Meeting may not be able to adjourn the Meeting to a later date in the event, that based on the tabulated votes, there are insufficient TDAC Ordinary Shares present to constitute a quorum or there are insufficient votes at the time of the Meeting to approve the consummation of the Business Combination (because either the Business Combination Proposal is not approved or the conditions to consummating the Business Combination have not been met). In such event, the Business Combination would not be completed.

Resolution to Be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the Meeting be adjourned to a later date or dates to be determined by the chairman of the Meeting, (a) if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve any of the other proposals presented to shareholders for vote, (b) to the extent necessary, to ensure that any required supplement or amendment to this proxy statement/prospectus is provided to TDAC shareholders or (c) if as of the time for which the Meeting is scheduled, there are insufficient TDAC Ordinary Shares present (either in person or by proxy) to constitute a quorum necessary to conduct business at the Meeting”.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require the affirmative vote of the holders of at least a majority of TDAC Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes will not have an effect on the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

THE TDAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TDAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination and related transactions. The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, TDAC would be expected to be treated as the “acquired” company for financial reporting purposes, and ProLogium will be the accounting “acquirer”. The summary unaudited pro forma condensed combined statement of financial position data as of December 31, 2025 gives effect to the Business Combination and related transactions as if they had occurred on December 31, 2025. The summary unaudited pro forma condensed combined statement of profit or loss data for the year ended December 31, 2025 give effect to the Business Combination and related transactions as if they had occurred on January 1, 2025, the beginning of the earliest period presented.

The Summary Pro Forma Information has been derived from, should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of TDAC and ProLogium for the applicable period included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the Combined Company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the Combined Company following the capital recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•

Assuming No Additional Redemptions Scenario: This presentation assumes that, after the redemptions of 2,598,697 Public Shares in June 2026 (the “June Redemptions”), no Public Shareholders exercise their rights to redeem any of their Public Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination. It also reflects $46.2 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Available Cash Condition and assumes no additional financing or other financing.

•

Assuming 100% Redemptions Scenario: This presentation assumes that, after the June Redemptions, Public Shareholders holding 14,651,303 Public Shares will exercise their redemption rights for $153.8 million upon consummation of the Business Combination at a redemption price of $10.50 per share. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions. It also reflects $200.0 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Available Cash Condition and assumes no additional financing or other financing.

(In thousands, except share and per share data)	No Additional Redemptions Scenario	100% Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Profit or Loss Data for the year ended December 31, 2025
Net loss	$(265,183)	$(273,140
Weighted average shares outstanding – basic and diluted	397,123,440	397,856,137
Basic and diluted net loss per share	$(0.67)	$(0.69)

(In thousands)	No Additional Redemptions Scenario	100% Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Financial Position Data as of December 31, 2025
Total assets	$668,554	$668,554
Total liabilities	$280,321	$280,321
Total shareholders’ equity	$388,233	$388,233

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of TDAC and ProLogium, adjusted to give effect to the Business Combination and related transactions.

Therefore, the following unaudited pro forma condensed combined statement of financial position as of December 31, 2025 combines the historical audited consolidated statement of financial position of ProLogium as of December 31, 2025 and the historical audited balance sheet of TDAC as of December 31, 2025, giving pro forma effect to the Business Combination as if it had occurred as of December 31, 2025.

The following unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 includes the historical audited consolidated statement of profit or loss of ProLogium for the year ended December 31, 2025 and the historical audited statement of operations of TDAC for the year ended December 31, 2025 on a pro forma basis as if the Business Combination had occurred on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2025, has been derived from:

•	the historical audited financial statements of TDAC as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus;

•	the historical audited consolidated financial statements of ProLogium as of December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025, has been derived from:

•	the historical audited financial statements of TDAC for the year ended December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus;

•	the historical audited consolidated financial statements of ProLogium for the year ended December 31, 2025, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. ProLogium and TDAC have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of ProLogium and TDAC included in this proxy statement/prospectus, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ProLogium,” the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TDAC” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Business Combination

On May 27, 2026, TDAC entered into the Business Combination Agreement with ProLogium, Merger Sub 1, and Merger Sub 2. Pursuant to the Business Combination Agreement, among other transactions and subject to the terms and conditions set forth therein, immediately following the Recapitalization, (i) at the First Merger Effective Time, Merger Sub 1 will merge with and into TDAC, whereupon the separate corporate existence of Merger Sub 1 will cease and TDAC will be the surviving company and continue as a wholly-owned subsidiary of ProLogium, and (ii) immediately after the consummation of the First Merger, TDAC, as the surviving company of the First Merger, will merge with and into Merger Sub 2, whereupon the separate corporate existence of TDAC will cease and Merger Sub 2 will be the surviving company and continue as a wholly-owned subsidiary of ProLogium.

Pursuant to the Business Combination Agreement, on the Closing Date, immediately prior to the First Merger Effective Time, ProLogium will adopt the ProLogium’s Articles, which will become effective upon the Closing, and will implement the Recapitalization.

The Recapitalization will include a share consolidation pursuant to which the Pre-Recapitalization ProLogium Shares will be consolidated into a number of shares equal to the Consolidation Factor. Following such share consolidation, the resulting shares will be repurchased and cancelled by ProLogium in exchange for the issuance of ProLogium Ordinary Shares, with the class of ProLogium Ordinary Shares determined as set forth in the Business Combination Agreement and the ProLogium’s Articles.

At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of TDAC, ProLogium, Merger Sub 1 or the holders of TDAC Securities, each issued and outstanding TDAC Class A Ordinary Share, other than any TDAC Dissenting Shares, will be cancelled in exchange for the right to receive one (1) ProLogium Class A Ordinary Share. Each TDAC Dissenting Shares will be cancelled and will carry no rights other than the right to receive the fair value of such share determined in accordance with Section 238 of the Cayman Islands Companies Act.

At the First Merger Effective Time, each outstanding and unexercised TDAC Warrant will be converted into and become the right to receive a warrant of ProLogium on the same terms and conditions as the applicable TDAC Warrant.

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, TDAC would be expected to be treated as the “acquired” company for financial reporting purposes, and ProLogium will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•	ProLogium’s current shareholders will hold a majority of the voting power of the Combined Company post Business Combination;

•	ProLogium’s current shareholders will have the ability to control decisions regarding election and removal of directors and officers of the combined company;

•	ProLogium’s operations will substantially comprise the ongoing operations of the combined company; and

•	ProLogium’s senior management will comprise the senior management of the combined company.

Another determining factor was that TDAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of International Financial Reporting Standards 2, Share-Based Payments, (“IFRS 2”). The net assets of TDAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to TDAC over the fair value of TDAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

TDAC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Public Shares into cash as more fully described below:

•

Assuming No Additional Redemptions Scenario: This presentation assumes that, after the June Redemptions, no Public Shareholders exercise their rights to redeem any of their Public Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination. It also reflects $46.2 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Available Cash Condition and assumes no additional financing or other financing.

•

Assuming 100% Redemptions Scenario: This presentation assumes that, after the June Redemptions, Public Shareholders holding 14,651,303 Public Shares will exercise their redemption rights for $153.8 million upon consummation of the Business Combination at a redemption price of $10.50 per share. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions. It also reflects $200.0 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Available Cash Condition and assumes no additional financing or other financing.

Ownership

The following table sets out share ownership of the Combined Company immediately following the Business Combination on a pro forma basis assuming the No Additional Redemptions Scenario and 100% Redemptions Scenario:

	No Additional Redemptions Scenario					100% Redemptions Scenario
Pro Forma Ownership	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)
Public Shareholders	14,651,303	—	—	3.7%	1.2%	—	—	—	0.0%	0.0%
Sponsor	4,657,500	—	—	1.2%	0.4%	4,657,500	—	—	1.2%	0.4%
ProLogium Shareholders other than Founder Parties, SBCVC Shareholder, New Epoch, and New Horizon Shareholders(2)	175,981,734	—	—	44.3%	14.8%	175,981,734	—	—	44.2%	14.8%
Founder Parties(2)	—	60,052,532	—	15.1%	60.6%	—	60,052,532	—	15.1%	60.5%
SBCVC Shareholder, New Epoch, and New Horizon Shareholders(2)	—	—	132,164,371	33.3%	22.2%	—	—	132,164,371	33.2%	22.2%
PIPE Investors(3)	5,000,000	—	—	1.3%	0.4%	5,000,000	—	—	1.3%	0.4%
Assumed PIPE Investors(4)	4,616,000	—	—	1.1%	0.4%	20,000,000	—	—	5.0%	1.7%

Total	204,906,537	60,052,532	132,164,371	100.0%	100.0%	205,639,234	60,052,532	132,164,371	100.0%	100.0%

(1)

Each ProLogium Class A Ordinary Share will entitle the holder thereof to one (1) vote per share on all matters on which the ProLogium Class A Ordinary Shares are entitled to vote, each ProLogium Class B Ordinary Share will entitle the holder thereof to twelve (12) votes per share on all matters on which the ProLogium Class B Ordinary Shares are entitled to vote, and each ProLogium Class C Ordinary Share will entitle the holder thereof to two (2) votes per share on all matters on which the ProLogium Class C Ordinary Shares are entitled to vote.

(2)

The number of shares immediately following the Business Combination is calculated by applying the Consolidation Factor to the number of shares held by each relevant shareholder of ProLogium immediately prior to the Closing of the Business Combination. The Consolidation Factor is applied consistently to all shares, including the Company Common Shares and ProLogium Preferred Shares, and does not vary by holder, class, series or security type. The number of shares held by each ProLogium shareholder immediately prior to the Closing of the Business Combination is presented based on the capitalization table of ProLogium as of the date of the Business Combination Agreement. Pursuant to the Business Combination Agreement, the Consolidation Factor is the quotient obtained by dividing (i) the per share equity value by (ii) the reference price of $10 per share. The per share equity value means the quotient obtained by dividing (a) the equity value by (b) the aggregate shares of ProLogium pre-transaction. The illustrative Consolidation Factor set forth in the Business Combination Agreement and in the illustrative calculation of the Consolidation Factor set forth in the confidential disclosure schedule delivered by ProLogium to TDAC concurrently with the execution and delivery of the Business Combination Agreement, is 4.12, which is calculated based on (x) ProLogium’s capitalization table as of the date of the Business Combination Agreement on a fully diluted basis, reflecting all issued shares, treating shares underlying outstanding warrants as issued and outstanding, and treating certain shares that were previously reserved, but not issued, by ProLogium for potential share issuance under its employee share incentive plans as issued and outstanding, and (y) certain assumptions, including an equity value of $3.9 billion and a reference price of $10 per share.

The Consolidation Factor is subject to further changes and adjustment prior to the Closing of the Business Combination and will be finally determined immediately prior to the Closing based on ProLogium’s capitalization at that time. Accordingly, the final Consolidation Factor and the resulting number of shares and ownership percentages immediately following the Business Combination may differ from those presented herein.

(3)

On July 27, 2026, TDAC and Prologium entered into the Subscription Agreement with the Subscriber pursuant to which the Subscriber has agreed to subscribe for and purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares, par value $0.0001 per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $50.0 million. In connection with the purchase of the shares, TDAC has also agreed to issue to the Subscriber, for no additional consideration, 5,000,000 PIPE Warrants, which will have terms substantially identical to TDAC Public Warrants.

(4)

Amount reflects the ProLogium Class A Ordinary Shares that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Available Cash Condition at each assumed level of redemptions and assumes no additional financing or other financing. These amounts reflect approximately (i) $46.2 million of PIPE Investment in the No Additional Redemptions Scenario, and (ii) $200.0 million of PIPE Investment in the 100% Redemptions Scenario.

The following unaudited pro forma condensed combined statement of financial position as of December 31, 2025 and the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 are based on (i) the audited consolidated financial statements of ProLogium for the year ended December 31, 2025, and (ii) the audited financial statements of TDAC for the year ended December 31, 2025. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements:

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

AS OF DECEMBER 31, 2025(1)

(In thousands, except share and per share data)

	Historical			Scenario 1: No Additional Redemptions Scenario			Scenario 2: 100% Redemptions Scenario
	ProLogium (IFRS)	TDAC (US GAAP)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$126,535	$30	$—	$153,840	C	$335,250	$(153,840)	I	$335,250
				(6,038)	D		153,840	L
				(34,970)	E
				(307)	F
				50,000	J
				46,160	L
Current financial assets at amortized cost	117,192	—	—	—		117,192	—		117,192
Trade receivables, net	926	—	—	—		926	—		926
Other receivables	3,628	—	—	—		3,628	—		3,628
Inventories	1,386	—	—	—		1,386	—		1,386
Prepayments	16,829	10	—	3,020	E	19,859	—		19,859
Other current assets	330	—	—	—		330	—		330

	266,826	40	—	211,705		478,571	—		478,571

Non-current assets
Property, plant and equipment, net	106,084	—	—	—		106,084	—		106,084
Right-of-use assets	54,506	—	—	—		54,506	—		54,506
Intangible assets	987	—	—	—		987	—		987
Other non-current assets	28,406	—	—	—		28,406	—		28,406
Marketable securities held in Trust Account	—	181,657	—	(27,817)	B	—	—		—
				(153,840)	C
	189,983	181,657	—	(181,657)		189,983	—		189,983

Total assets	$456,809	$181,697	$—	$30,048		$668,554	$—		$668,554

	Historical			Scenario 1: No Additional Redemptions Scenario			Scenario 2: 100% Redemptions Scenario
	ProLogium (IFRS)	TDAC (US GAAP)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Liabilities
Current liabilities
Short-term borrowings	$96,924	$—	$—	$—		$96,924	$—	$96,924
Convertible and redeemable preference shares	1,910,336	—	—	(1,910,336)	G	—	—	—
Warrant liabilities	137,869	—	—	(84,383)	N	53,486	—	53,486
Trade payables	490	162	—	—		652	—	652
Other payables	10,886	—	—	—		10,886	—	10,886
Current lease liabilities	4,220	—	—	—		4,220	—	4,220
Other current liabilities	164	—	—	—		164	—	164
Due to Sponsor	—	107	—	(107)	F	—	—	—
Promissory note—related party	—	200	—	(200)	F	—	—	—
Accrued offering costs	—	75	—	—		75	—	75

	2,160,889	544	—	(1,995,026)		166,407	—	166,407
Non-current liabilities
TDAC Class A Ordinary Shares subject to possible redemption	—	—	181,657	(27,817)	B	—	—	—
				(153,840)	I
Deferred underwriting fee	—	6,038	—	(6,038)	D	—	—	—
Warrant liabilities	—	—	29,830	9,500	J	39,330	—	39,330
Non-current lease liabilities	49,953	—	—	—		49,953	—	49,953
Deferred government grants	17,886	—	—	—		17,886	—	17,886
Other non-current liabilities	6,745	—	—	—		6,745	—	6,745

	74,584	6,038	211,487	(178,195)		113,914	—	113,914

Total liabilities	$2,235,473	$6,582	$211,487	$(2,173,221)		$280,321	$—	$280,321

	Historical			Scenario 1: No Additional Redemptions Scenario			Scenario 2: 100% Redemptions Scenario
	ProLogium (IFRS)	TDAC (US GAAP)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Commitments and Contingencies
TDAC Class A Ordinary Shares subject to possible redemption	—	181,657	(181,657)	—		—	—		—
(Deficit) Equity
TDAC preference shares, par value $0.0001, 1,000,000 shares authorized	—	—	—	—		—	—		—
TDAC Class A Ordinary Shares, par value $0.0001, 100,000,000 shares authorized	—	—	—	—	A	—	(1)	I	—
				1	I		(1)	K
				1	J		2	L
				(2)	K
				—	L
TDAC Class B Ordinary Shares, par value $0.0001, 10,000,000 shares authorized	—	—	—	—	A	—	—		—
ProLogium Ordinary Share	2	—	—	(2)	G	—	—		—
ProLogium capital surplus	33,406	—	—	(33,406)	G	—	—		—
ProLogium Class A Ordinary Shares, $0.0001 par value	—	—	—	18	G	20	1	K	21
				2	K
ProLogium Class B Ordinary Shares, $0.0001 par value	—	—	—	6	G	6	—		6
ProLogium Class C Ordinary Shares, $0.0001 par value	—	—	—	13	G	13	—		13
Additional paid-in capital	—	—	—	(26,600)	E	2,315,608	(153,839)	I	2,323,564
				1,943,707	G		153,838	L
				(41,722)	H		7,957	M
				153,839	I
				40,499	J
				46,160	L
				115,342	M
				84,383	N
Accumulated deficit	(1,846,912)	(6,542)	(29,830)	(5,350)	E	(1,962,254)	(7,957)	M	(1,970,211)
				41,722	H
				(115,342)	M
Other equity interest	34,840	—	—	—		34,840	—		34,840

Total (deficit) equity	(1,778,664)	(6,542)	(29,830)	2,203,269		388,233	—		388,233

Total liabilities and (deficit) equity	$456,809	$181,697	$—	$30,048		$668,554	$—		$668,554

(1)

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 combines the historical audited statement of profit or loss of ProLogium for the year ended December 31, 2025 and the historical audited statement of operations of TDAC for the year ended December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS

FOR THE YEAR ENDED DECEMBER 31, 2025(1)

(In thousands, except share and per share data)

	Historical			Scenario 1: No Additional Redemptions Scenario			Scenario 2: 100% Redemptions Scenario
	ProLogium (IFRS)	TDAC (US GAAP)	IFRS Conversion and Presentation Alignment (Note 4)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$2,943	$—	$—	$—		$2,943	$—		$2,943
Cost of revenue	(22,453)	—	—	—		(22,453)	—		(22,453)

Gross loss	(19,510)	—	—	—		(19,510)	—		(19,510)

Selling expenses	(2,005)	—	—	—		(2,005)	—		(2,005)
General and administrative expenses	(25,261)	(945)	—	(115,342)	BB	(141,548)	(7,957)	BB	(149,505)
Research and development expenses	(31,714)	—	—	—		(31,714)	—		(31,714)

Total operating expenses	(58,980)	(945)	—	(115,342)		(175,267)	(7,957)		(183,224)

Operating loss	(78,490)	(945)	—	(115,342)		(194,777)	(7,957)		(202,734)
Change in fair value of warrant liabilities	—	—	(25,861)	(8,236)	DD	(34,097)	—		(34,097)
Interest income	8,213	—	—	—		8,213	—		8,213
Other income	685	—	—	—		685	—		685
Foreign exchange gain	13,478	—	—	—		13,478	—		13,478
Other losses	(2,347)	—	—	—		(2,347)	—		(2,347)
Fair value change of convertible and redeemable preference shares	(526,094)	—	—	526,094	CC	—	—		—
Fair value change of warrant liabilities	(53,455)	—	—	—		(53,455)	—		(53,455)
Finance costs	(2,882)	—	—	—		(2,882)	—		(2,882)
Dividends earned on marketable securities held in Trust Account	—	7,307	—	(7,307)	AA	—	—		—

Total non-operating (expenses) income	(562,402)	7,307	(25,861)	510,551		(70,405)	—		(70,405)

(Loss) income before income tax	(640,892)	6,362	(25,861)	395,209		(265,182)	(7,957)		(273,139)
Income tax expense	(1)	—	—	—		(1)	—		(1)

(Loss) income for the year	$(640,893)	$6,362	$(25,861)	$395,209		$(265,183)	$(7,957)		$(273,140)

Loss per share – basic and diluted	$(44.75)

Basic and diluted net income per Class A ordinary share		$0.29

Basic and diluted net income per Class B ordinary share		$0.29

Pro forma weighted average number of shares outstanding – basic and diluted(2)							397,123,440		397,856,137

Pro forma loss per share – basic and diluted							$(0.67)		$(0.69)

(1)

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 combines the historical audited statement of profit or loss of ProLogium for the year ended December 31, 2025 and the historical audited statement of operations of TDAC for the year ended December 31, 2025.

(2)	Please refer to Note 7 — Net Loss per Share for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy statement/prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that TDAC will experience. ProLogium and TDAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. TDAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

TDAC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of ProLogium has been prepared in accordance with IFRS as issued by the IASB. The historical financial statements of TDAC have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by ProLogium. One adjustment required to convert TDAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify TDAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2. Another adjustment required to convert TDAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify TDAC Warrants to non-current financial liabilities under IAS 32.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align TDAC’s historical financial information in accordance with the presentation of ProLogium’s historical financial information.

TDAC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of Public Shares into cash as more fully described below:

•

Assuming No Additional Redemptions Scenario: This presentation assumes that, after the June Redemptions, no Public Shareholders exercise their rights to redeem any of their Public Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account is available for the Business Combination. It also reflects $46.2 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Available Cash Condition and assumes no additional financing or other financing.

•

Assuming 100% Redemptions Scenario: This presentation assumes that, after the June Redemptions, Public Shareholders holding 14,651,303 Public Shares will exercise their redemption rights for $153.8 million upon consummation of the Business Combination at a redemption price of $10.50 per share. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions. It also reflects $200.0 million of PIPE Investment, which is the estimated amount of PIPE Investment required to satisfy the Minimum Available Cash Condition and assumes no additional financing or other financing.

The following table sets out share ownership of the Combined Company immediately following the Business Combination on a pro forma basis assuming the No Additional Redemptions Scenario and 100% Redemptions Scenario:

	No Additional Redemptions Scenario					100% Redemptions Scenario
Pro Forma Ownership	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)
Public Shareholders	14,651,303	—	—	3.7%	1.2%	—	—	—	0.0%	0.0%
Sponsor	4,657,500	—	—	1.2%	0.4%	4,657,500	—	—	1.2%	0.4%
ProLogium Shareholders other than Founder Parties, SBCVC Shareholder, New Epoch, and New Horizon Shareholders(2)	175,981,734	—	—	44.3%	14.8%	175,981,734	—	—	44.2%	14.8%
Founder Parties(2)	—	60,052,532	—	15.1%	60.6%	—	60,052,532	—	15.1%	60.5%
SBCVC Shareholder, New Epoch, and New Horizon Shareholders{2}	—	—	132,164,371	33.3%	22.2%	—	—	132,164,371	33.2%	22.2%
PIPE Investors(3)	5,000,000	—	—	1.3%	0.4%	5,000,000	—	—	1.3%	0.4%
Assumed PIPE Investors(4)	4,616,000	—	—	1.1%	0.4%	20,000,000	—	—	5.0%	1.7%

Total	204,906,537	60,052,532	132,164,371	100.0%	100.0%	205,639,234	60,052,532	132,164,371	100.0%	100.0%

(1)

Each ProLogium Class A Ordinary Share will entitle the holder thereof to one (1) vote per share on all matters on which the ProLogium Class A Ordinary Shares are entitled to vote, each ProLogium Class B Ordinary Share will entitle the holder thereof to twelve (12) votes per share on all matters on which the ProLogium Class B Ordinary Shares are entitled to vote, and each ProLogium Class C Ordinary Share will entitle the holder thereof to two (2) votes per share on all matters on which the ProLogium Class C Ordinary Shares are entitled to vote.

(2)

The number of shares immediately following the Business Combination is calculated by applying the Consolidation Factor to the number of shares held by each relevant shareholder of ProLogium immediately prior to the Closing of the Business Combination. The Consolidation Factor is applied consistently to all shares, including the Company Common Shares and ProLogium Preferred Shares, and does not vary by holder, class, series or security type. The number of shares held by each ProLogium shareholder immediately prior to the Closing of the Business Combination is presented based on the capitalization table of ProLogium as of the date of the Business Combination Agreement. Pursuant to the Business Combination Agreement, the Consolidation Factor is the quotient obtained by dividing (i) the per share equity value by

(ii) the reference price of $10 per share. The per share equity value means the quotient obtained by dividing (a) the equity value by (b) the aggregate shares of ProLogium pre-transaction. The illustrative Consolidation Factor set forth in the Business Combination Agreement and in the illustrative calculation of the Consolidation Factor set forth in the confidential disclosure schedule delivered by ProLogium to TDAC concurrently with the execution and delivery of the Business Combination Agreement, is 4.12, which is calculated based on (x) ProLogium’s capitalization table as of the date of the Business Combination Agreement on a fully diluted basis, reflecting all issued shares, treating shares underlying outstanding warrants as issued and outstanding, and treating certain shares that were previously reserved, but not issued, by ProLogium for potential share issuance under its employee share incentive plans as issued and outstanding, and (y) certain assumptions, including an equity value of $3.9 billion and a reference price of $10 per share.

The Consolidation Factor is subject to further changes and adjustment prior to the Closing of the Business Combination and will be finally determined immediately prior to the Closing based on ProLogium’s capitalization at that time. Accordingly, the final Consolidation Factor and the resulting number of shares and ownership percentages immediately following the Business Combination may differ from those presented herein.

(3)

On July 27, 2026, TDAC and Prologium entered into the Subscription Agreement with the Subscriber pursuant to which the Subscriber has agreed to subscribe for and purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares, par value $0.0001 per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $50.0 million. In connection with the purchase of the shares, TDAC has also agreed to issue to the Subscriber, for no additional consideration, 5,000,000 PIPE Warrants, which will have terms substantially identical to TDAC Public Warrants.

(4)

Amount reflects the ProLogium Class A Ordinary Shares that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Available Cash Condition at each assumed level of redemptions and assumes no additional financing or other financing. These amounts reflect approximately (i) $46.2 million of PIPE Investment in the No Additional Redemptions Scenario, and (ii) $200.0 million of PIPE Investment in the 100% Redemptions Scenario.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Upon consummation of the Business Combination, management will perform a comprehensive review of the entity’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, TDAC would be expected to be treated as the “acquired” company for financial reporting purposes, and ProLogium will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•	ProLogium’s current shareholders will hold a majority of the voting power of the Combined Company post Business Combination;

•	ProLogium’s current shareholders will have the ability to control decisions regarding election and removal of directors and officers of the combined company;

•	ProLogium’s operations will substantially comprise the ongoing operations of the combined company; and

•	ProLogium’s senior management will comprise the senior management of the combined company.

Another determining factor was that TDAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of TDAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to TDAC over the fair value of TDAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial statements of ProLogium have been prepared in accordance with IFRS as issued by the IASB. The historical financial statements of TDAC have been prepared in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by ProLogium. One adjustment required to convert TDAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify TDAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2. Another adjustment required to convert TDAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify TDAC Warrants to non-current financial liabilities under IAS 32.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align TDAC’s historical financial information in accordance with the presentation of ProLogium’s historical financial information.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position as of December 31, 2025

The pro forma adjustments to the unaudited pro forma condensed combined statement of financial position as of December 31, 2025 are as follows:

A.	Reflects the conversion of 4,657,500 TDAC Class B Ordinary Shares into TDAC Class A Ordinary Shares on a one-for-one basis.

B.

Represents the redemption of 2,598,697 TDAC Class A Ordinary Shares at a redemption price of approximately $10.70 per share for an aggregate redemption amount of approximately $27.8 million in June 2026.

C.	Reflects the liquidation and reclassification of $153.8 million of marketable securities held in Trust Account to cash and cash equivalents that becomes available following the Business Combination.

D.	Reflects the settlement of deferred underwriting fee by cash upon the Closing of the Business Combination.

E.

Represents preliminary estimated transaction costs expected to be incurred by TDAC and ProLogium of $5.4 million and $29.6 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination.

For the TDAC transaction costs, none have been accrued or paid as of the pro forma statement of financial position date. The amount of $5.4 million is reflected as an adjustment to accumulated deficit. The TDAC transaction costs of $5.4 million excludes the deferred underwriting fee included in (D) above.

For the ProLogium transaction costs, none have been accrued or paid as of the pro forma statement of financial position date. $3.0 million of these costs related to the D&O insurance is included as an adjustment to prepayments. The remaining amount of $26.6 million is included as an adjustment to additional paid-in capital.

F.	Represents the cash settlement of related party loans and advances upon the Closing of the Business Combination.

G.

Represents the issuance of 175,981,734 ProLogium Class A Ordinary Shares, 60,052,532 ProLogium Class B Ordinary Shares, and 132,164,371 ProLogium Class C Ordinary Shares to ProLogium Shareholders. The gross amounts of the equity adjustments are as follows: (i) credits of $18 thousand, $6 thousand, and $13 thousand to ProLogium Class A, Class B, and Class C Ordinary Shares, respectively, calculated based on the issuance of 175,981,734 ProLogium Class A Ordinary Shares, 60,052,532 ProLogium Class B Ordinary Shares, and 132,164,371 ProLogium Class C Ordinary Shares, respectively, to ProLogium Shareholders, multiplied by the par value of $0.0001 per share; (ii) debits of $2 thousand, $33.4 million, and $1.9 billion to eliminate ProLogium’s historical share capital, historical share capital surplus, and historical convertible and redeemable preference shares, respectively; and (iii) a resulting credit of $1.9 billion to additional paid-in capital.

H.

Represents the elimination of TDAC’s accumulated losses. The gross amounts are as follows: (i) a credit of $6.5 million to accumulated losses to eliminate TDAC’s historical accumulated deficit; (ii) a credit of $29.8 million to accumulated losses related to the IFRS conversion adjustment for the recognition of warrant liabilities; and (iii) a credit of $5.4 million to accumulated losses related to Adjustment E for the recognition of TDAC transaction costs. The aggregate credit of $41.7 million to accumulated losses is offset by a corresponding debit of $41.7 million to additional paid-in capital.

I.

The No Additional Redemptions Scenario reflects, after the June Redemptions, no Public Shareholders exercise their rights to redeem any of their Public Shares for a pro rata portion of the funds in the Trust Account. Thus, the amount of funds held in the Trust Account as of closing is available for the Business Combination.

The 100% Redemptions Scenario reflects, after the June Redemptions, Public Shareholders holding 14,651,303 Public Shares will exercise their redemption rights for $153.8 million upon consummation of the Business Combination at a redemption price of $10.50 per share.

J.

On July 27, 2026, TDAC and Prologium entered into the Subscription Agreement with the Subscriber pursuant to which the Subscriber has agreed to subscribe for and purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares, par value $0.0001 per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $50.0 million. In connection with the purchase of the shares, TDAC has also agreed to issue to the Subscriber, for no additional consideration, 5,000,000 PIPE Warrants, which will have terms substantially identical to TDAC Public Warrants.

K.	The No Additional Redemptions Scenario reflects the exchange of 28,924,803 TDAC Class A Ordinary Shares into the same number of ProLogium Class A Ordinary Shares with a par value of $0.0001.

The 100% Redemptions Scenario reflects the exchange of 29,657,500 TDAC Class A Ordinary Shares into the same number of ProLogium Class A Ordinary Shares with a par value of $0.0001.

L.

The No Additional Redemptions Scenario reflects the recognition of assumed PIPE proceeds of $46.2 million to be received to meet the Minimum Available Cash Condition in the Business Combination Agreement that Available Cash shall be greater than or equal to $250.0 million.

The 100% Redemptions Scenario reflects the recognition of assumed PIPE proceeds of $200.0 million to be received to meet the Minimum Available Cash Condition in the Business Combination Agreement that Available Cash shall be greater than or equal to $250.0 million.

M.

In the No Additional Redemptions Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Company and the fair value of TDAC’s identifiable net assets at the date of the Business Combination, resulting in a $115.3 million increase to accumulated deficit. In the 100% Redemptions Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Company and the fair value of TDAC’s identifiable net assets at the date of the Business Combination, resulting in a $123.3 million increase to accumulated deficit. The fair value of shares issued was estimated based on a market price of $10.86 per share (as of August 7, 2026). The value is preliminary and will change based on fluctuations in the share price of TDAC Class A Ordinary Shares through the Closing Date. In the No Additional Redemptions Scenario, a one percent change in the market price per share would result in a change of $3.1 million in the estimated expense. In the 100% Redemptions Scenario, a one percent change in the market price per share would result in a change of $3.2 million in the estimated expense.

(In thousands, except share data)	No Additional Redemptions Scenario		100% Redemptions Scenario
	Shares	Amount	Shares	Amount
TDAC Shareholders	28,924,803		29,657,500
Deemed costs of shares to be issued to TDAC Shareholders		$314,120		$322,077
Net assets of TDAC as of December 31, 2025		(6,542)		(6,542)
Less: TDAC Warrant liabilities		(29,830)		(29,830)
Add: PIPE Investment		40,500		40,500
Add: Assumed PIPE Investment		46,160		200,000
Less: TDAC transaction costs		(5,350)		(5,350)
Add: Reclassification of shares subject to redemption to equity		153,840		—
Adjusted net assets of TDAC as of December 31, 2025		198,778		198,778
Difference – being IFRS 2 charge for listing services		$115,342		$123,299

N. Represents the exercise of the Series B warrants subsequent to December 31, 2025.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement Of Profit or Loss for the Year Ended December 31, 2025

The pro forma adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2025 are as follows:

AA.	Reflect the elimination of interest income generated from marketable securities held in Trust Account.

BB.

Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of shares issued by Company over the fair value of TDAC’s identifiable net assets at the date of the Business Combination.

CC.	Represents the elimination of the fair value change of convertible and redeemable preference shares after giving effect to the Business Combination as if it had occurred on January 1, 2025.

DD.	Represents the change in fair value of the PIPE Warrants after giving effect to the Business Combination as if it had occurred on January 1, 2025.

Note 7 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2025. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Public Shares:

	For the year ended December 31, 2025
Weighted average shares outstanding – basic and diluted	No Additional Redemptions Scenario	100% Redemptions Scenario
Public Shareholders	14,651,303	—
Sponsor	4,657,500	4,657,500
ProLogium Shareholders other than Founder Parties, SBCVC Shareholder, New Epoch, and New Horizon Shareholders	175,981,734	175,981,734
Founder Parties	60,052,532	60,052,532
SBCVC Shareholder, New Epoch, and New Horizon Shareholders	132,164,371	132,164,371
PIPE Investors(1)	5,000,000	5,000,000
Assumed PIPE Investors(2)	4,616,000	20,000,000

Total	397,123,440	397,856,137

(1)

On July 27, 2026, TDAC and Prologium entered into the Subscription Agreement with the Subscriber pursuant to which the Subscriber has agreed to subscribe for and purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares, par value $0.0001 per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $50.0 million. In connection with the purchase of the shares, TDAC has also agreed to issue to the Subscriber, for no additional consideration, 5,000,000 PIPE Warrants, which will have terms substantially identical to TDAC Public Warrants.

(2)

Amount reflects the ProLogium Class A Ordinary Shares that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Available Cash Condition at each assumed level of redemptions and assumes no additional financing or other financing. These amounts reflect approximately (i) $46.2 million of PIPE Investment in the No Additional Redemptions Scenario, and (ii) $200.0 million of PIPE Investment in the 100% Redemptions Scenario.

COMPARATIVE PER SHARE DATA

The following table sets forth the historical comparative share information for TDAC and ProLogium on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2025, after giving effect to the Business Combination and the June Redemptions, assuming (i) no Public Shareholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Public Shareholders exercise their redemption rights with respect to a maximum of 14,651,303 Public Shares, or $10.50 per share or $153.8 million. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the 100% redemptions.

This information is only a summary and should be read together with the selected historical financial information summary of TDAC and ProLogium and the historical financial statements and related notes of each of TDAC and ProLogium, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of TDAC and ProLogium is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had TDAC and ProLogium consummated a business combination during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of TDAC and ProLogium would have been had TDAC and ProLogium consummated a business combination during the period presented.

	ProLogium (Historical)	TDAC (Historical)	Pro Forma Combined (No Additional Redemptions Scenario)	Pro Forma Combined (100% Redemptions Scenario)
As of and for the Year Ended December 31, 2025
Book (deficit) value per share(1)	$(124.18)	$(0.30)	$0.98	$0.98
Weighted average shares outstanding – basic and diluted	14,322,700	17,250,000	397,123,440	397,856,137
Net (loss) income per share – basic and diluted	$(44.75)	$0.29	$(0.67)	$(0.69)
Weighted average shares outstanding – basic and diluted		4,657,500
Net income per share – basic and diluted		$0.29

(1)	The book (deficit) value per share is equal to the total (deficit) equity divided by the total number of outstanding shares.

DILUTION TO TDAC’S SHAREHOLDERS

TDAC’s net tangible book value as of March 31, 2026 was $(6,823) thousand, or $(0.31) per share, based on 21,907,500 TDAC Ordinary Shares outstanding as of that date.

The following table illustrates the changes in net tangible book value and dilution to existing shareholders at varying redemption levels (in thousands, except share and per share data).

	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
Offering Price of the Securities in the TDAC IPO per share	$10.00	$10.00	$10.00	$10.00	$10.00
TDAC’s net tangible book value as of March 31, 2026, as adjusted	$198,497	$198,497	$198,497	$198,497	$198,497
TDAC’s shares outstanding, as adjusted for redemptions	28,924,803	29,107,977	29,291,152	29,474,326	29,657,500

TDAC’s net tangible book value per share as of March 31, 2026, as adjusted	$6.86	$6.82	$6.78	$6.73	$6.69

Dilution per share to the existing TDAC’s Shareholders	$3.14	$3.18	$3.22	$3.27	$3.31

The following table illustrates the as adjusted net tangible book value to TDAC’s Shareholders and decrease in net tangible book value to TDAC’s Shareholders (in thousands, except share and per share data):

	No Additional Redemptions	25% Redemptions	50% Redemptions	75% Redemptions	100% Redemptions
As adjusted net tangible book value per share	$6.86	$6.82	$6.78	$6.73	$6.69

Numerator adjustments:
TDAC’s net tangible book value as of March 31, 2026	$(6,823)	$(6,823)	$(6,823)	$(6,823)	$(6,823)
Transaction costs attributed to TDAC	(5,350)	(5,350)	(5,350)	(5,350)	(5,350)
TDAC Warrant liabilities	(29,830)	(29,830)	(29,830)	(29,830)	(29,830)
PIPE Investment	40,500	40,500	40,500	40,500	40,500
Assumed PIPE Investment	46,160	84,620	123,080	161,540	200,000
Funds released from Trust	153,840	115,380	76,920	38,460	—

As adjusted net tangible book value	$198,497	$198,497	$198,497	$198,497	$198,497

Denominator adjustments:
TDAC Public Shares outstanding	14,651,303	10,988,477	7,325,652	3,662,826	—
TDAC Founder Shares outstanding	4,657,500	4,657,500	4,657,500	4,657,500	4,657,500
TDAC PIPE Shares outstanding	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000
TDAC Assumed PIPE Shares outstanding	4,616,000	8,462,000	12,308,000	16,154,000	20,000,000

As adjusted total shares outstanding	28,924,803	29,107,977	29,291,152	29,474,326	29,657,500

To the extent that additional shares are issued pursuant to the foregoing, TDAC’s Shareholders will experience further dilution. In addition, TDAC may enter into other transactions. To the extent it issues such securities, investors and TDAC’s Shareholders may experience further dilution. If the amount of PIPE Investment or additional financing is greater than the assumptions above, such financing would further increase dilution to Public Shareholders, and the amount of such potential additional dilution will not be calculable until definitive agreements for a PIPE Investment and/or additional financing are entered into, if any.

The following table presents all possible sources and the extent of dilution that TDAC Shareholders who elect not to redeem their shares may experience in connection with the business combination, including sources not included in the tables above with respect to the determination of net tangible book value per share.

	No Additional Redemptions Scenario					25% Redemptions Scenario					50% Redemptions Scenario
Pro Forma Ownership	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)
Public Shareholders(2)(3)	23,276,303	—	—	5.3%	1.7%	19,613,477	—	—	4.5%	1.5%	15,950,652	—	—	3.6%	1.2%
Sponsor(4)	11,732,500	—	—	2.7%	0.9%	11,732,500	—	—	2.7%	0.9%	11,732,500	—	—	2.7%	0.9%
ProLogium Shareholders other than Founder Parties, SBCVC Shareholder, New Epoch, and New Horizon Shareholders(5)(6)	188,369,152	—	—	42.8%	14.1%	188,369,152	—	—	42.8%	14.1%	188,369,152	—	—	42.8%	14.1%
Founder Parties(5)(7)	—	69,466,477	—	15.8%	62.4%	—	69,466,477	—	15.8%	62.4%	—	69,466,477	—	15.8%	62.4%
SBCVC Shareholder, New Epoch, and New Horizon Shareholders(5)	—	—	132,164,371	30.1%	19.8%	—	—	132,164,371	30.1%	19.8%	—	—	132,164,371	30.0%	19.8%
PIPE Investors(8)	10,000,000	—	—	2.3%	0.7%	10,000,000	—	—	2.3%	0.7%	10,000,000	—	—	2.3%	0.7%
Assumed PIPE Investors(9)	4,616,000	—	—	1.0%	0.4%	8,462,000	—	—	1.8%	0.6%	12,308,000	—	—	2.8%	0.9%

Total	237,993,955	69,466,477	132,164,371	100.0%	100.0%	238,177,129	69,466,477	132,164,371	100.0%	100.0%	238,360,304	69,466,477	132,164,371	100.0%	100.0%

	75% Redemptions Scenario					100% Redemptions Scenario
Pro Forma Ownership	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)	ProLogium Class A Ordinary Shares	ProLogium Class B Ordinary Shares	ProLogium Class C Ordinary Shares	Percent of Outstanding ProLogium Ordinary Shares	Percent of Voting Power(1)
Public Shareholders(2)(3)	12,287,826	—	—	2.8%	0.9%	8,625,000	—	—	2.0%	0.6%
Sponsor(4)	11,732,500	—	—	2.7%	0.9%	11,732,500	—	—	2.7%	0.9%
ProLogium Shareholders other than Founder Parties, SBCVC Shareholder, New Epoch, and New Horizon Shareholders(5)(6)	188,369,152	—	—	42.8%	14.1%	188,369,152	—	—	42.8%	14.1%
Founder Parties(5)(7)	—	69,466,477	—	15.8%	62.4%	—	69,466,477	—	15.8%	62.4%
SBCVC Shareholder, New Epoch, and New Horizon Shareholders(5)	—	—	132,164,371	30.0%	19.8%	—	—	132,164,371	30.0%	19.8%
PIPE Investors(8)	10,000,000	—	—	2.3%	0.7%	10,000,000	—	—	2.3%	0.7%
Assumed PIPE Investors(9)	16,154,000	—	—	3.6%	1.2%	20,000,000	—	—	4.5%	1.5%

Total	238,543,478	69,466,477	132,164,371	100.0%	100.0%	238,726,652	69,466,477	132,164,371	100.0%	100.0%

(1)

Each ProLogium Class A Ordinary Share will entitle the holder thereof to one (1) vote per share on all matters on which the ProLogium Class A Ordinary Shares are entitled to vote, each ProLogium Class B Ordinary Share will entitle the holder thereof to twelve (12) votes per share on all matters on which the ProLogium Class B Ordinary Shares are entitled to vote, and each ProLogium Class C Ordinary Share will entitle the holder thereof to two (2) votes per share on all matters on which the ProLogium Class C Ordinary Shares are entitled to vote.

(2)

Amount comprises the unredeemed Public Shares in a variety of redemption scenarios. This amount reflects the assumed redemption of (i) 0 shares under the No Additional Redemptions Scenario, (ii) 3,662,826 shares under the 25% Redemptions Scenario, (iii) 7,325,652 shares under the 50% Redemptions Scenario, (iv) 10,988,477 shares under the 75% Redemptions Scenario, and (v) 14,651,303 shares under the 100% Redemptions Scenario.

(3)	Includes the 8,625,000 shares underlying the Public Warrants.
(4)	Includes the 7,075,000 shares underlying the Private Warrants.
(5)

The number of shares immediately following the Business Combination is calculated by applying the Consolidation Factor to the number of shares, warrants and Reserved ProLogium Shares, as applicable, held by each relevant shareholder of ProLogium immediately prior to the Closing of the Business Combination. The Consolidation Factor is applied consistently to all shares, including the Company Common Shares and ProLogium Preferred Shares, warrants and Reserved ProLogium Shares, and does not vary by holder, class, series or security type. The number of shares, warrants and Reserved ProLogium Shares held by each ProLogium shareholder immediately prior to the Closing of the Business Combination is presented based on the capitalization table of ProLogium and the number of relevant outstanding warrants and Reserved ProLogium Shares as of the date of the Business Combination Agreement. Pursuant to the Business Combination Agreement, the Consolidation Factor is the quotient obtained by dividing (i) the per share equity value by (ii) the reference price of $10 per share. The per share equity value means the quotient obtained by dividing (a) the equity value by (b) the aggregate shares of ProLogium pre-transaction. The illustrative Consolidation Factor set forth in the Business Combination Agreement and in the illustrative calculation of the Consolidation Factor set forth in the confidential disclosure schedule delivered by ProLogium to TDAC concurrently with the execution and delivery of the Business Combination Agreement, is 4.12, which is calculated based on (x) ProLogium’s capitalization table as of the date of the Business Combination Agreement on a fully diluted basis, reflecting all issued shares, treating shares underlying outstanding warrants as issued and outstanding, and treating certain shares that were previously reserved, but not issued, by ProLogium for potential share issuance under its employee share incentive plans as issued and outstanding, and (y) certain assumptions, including an equity value of $3.9 billion and a reference price of $10 per share.

The Consolidation Factor is subject to further changes and adjustment prior to the Closing of the Business Combination and will be finally determined immediately prior to the Closing based on ProLogium’s capitalization at that time. Accordingly, the final Consolidation Factor and the resulting number of shares and ownership percentages immediately following the Business Combination may differ from those presented herein.

(6)	Includes: (i) 11,171,816 shares representing the Reserved ProLogium Shares and (ii) the 1,215,601 shares underlying the Series E+ Warrants.
(7)	Includes 9,413,945 ProLogium Class B Ordinary Shares underlying the Founder Warrants.
(8)

On July 27, 2026, TDAC and Prologium entered into the Subscription Agreement with the Subscriber pursuant to which the Subscriber has agreed to subscribe for and purchase from TDAC 5,000,000 TDAC Class A Ordinary Shares, par value $0.0001 per share, at a purchase price of $10.00 per share, for an aggregate purchase price of $50.0 million. In connection with the purchase of the shares, TDAC has also agreed to issue to the Subscriber, for no additional consideration, 5,000,000 PIPE Warrants, which will have terms substantially identical to TDAC Public Warrants.

(9)

Amount reflects the ProLogium Class A Ordinary Shares that would be issued assuming the levels of PIPE Investment required to satisfy the Minimum Available Cash Condition at each assumed level of redemptions and assumes no additional financing or other financing. These amounts reflect approximately (i) $46.2 million of PIPE Investment in the No Additional Redemptions Scenario, (ii) $84.6 million of PIPE Investment in the 25% Redemptions Scenario, (iii) $123.1 million of PIPE Investment in the 50% Redemptions Scenario, (iv) $161.5 million of PIPE Investment in the 75% Redemptions Scenario, and (v) $200.0 million of PIPE Investment in the 100% Redemptions Scenario.

TDAC issued shares in an initial registered offering at $10.00 per share. After giving effect to the IPO and the June Redemptions, the issued and outstanding Public Shares of TDAC are 14,651,303, assuming no additional redemptions. In connection with the de-SPAC transaction, an aggregate of 368,198,637 shares will be issued to ProLogium’s Shareholders, assuming no additional redemptions. Redemption levels of 0%, 25%, 50%, 75% and 100% have been disclosed in the table below as required by Item 1604(c).

For purposes of Item 1604(c)(1), the Combined Company would have 397,123,440 total shares after giving effect to the de-SPAC transaction under the No Additional Redemptions Scenario. Where there is no additional redemptions, the company valuation is based on TDAC offering price of the securities in the initial registered offering price per share of $10.00 is therefore calculated as: $10.00 (per share IPO price) times 397,123,440 shares, or $3,971 million. The following table illustrates the valuation at the offering price of the securities in the initial registered offering price of $10.00 per share for each redemption scenario (in thousands, except share and per share data):

	No Additional Redemptions Scenario	25% Redemptions Scenario	50% Redemptions Scenario	75% Redemptions Scenario	100% Redemptions Scenario
TDAC shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$289,248	$291,080	$292,912	$294,743	$296,575
TDAC shares outstanding post de-SPAC	28,924,803	29,107,977	29,291,152	29,474,326	29,657,500
ProLogium Ordinary Shares valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$3,681,986	$3,681,986	$3,681,986	$3,681,986	$3,681,986
ProLogium Ordinary Shares outstanding post de-SPAC	368,198,637	368,198,637	368,198,637	368,198,637	368,198,637
Total valuation based on offering price of the securities in the initial registered offering of $10.00 per share	$3,971,234	$3,973,066	$3,974,898	$3,976,729	$3,978,561
Total shares outstanding post de-SPAC	397,123,440	397,306,614	397,489,789	397,672,963	397,856,137

The required disclosure is not a guarantee that the trading price of the Combined Company will not be below the IPO offering price of TDAC, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

TDAC’s BUSINESS

General

TDAC is a blank check company incorporated in the Cayman Islands on April 19, 2022 as an exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

On December 24, 2024, TDAC consummated its initial public offering. Since the IPO, TDAC’s activities have consisted primarily of identifying and evaluating potential business combination targets, conducting due diligence and negotiating transaction documentation. On May 27, 2026, TDAC entered into an Agreement and Plan of Merger with ProLogium Holding Inc., PLG Merger Sub 1 and PLG Merger Sub 2, pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, TDAC and ProLogium intend to consummate the Business Combination.

TDAC has generated no operating revenues to date and does not expect to generate operating revenues unless and until it consummates a business combination. Although TDAC was permitted to pursue an acquisition opportunity in any business, industry, sector or geographic location, TDAC identified ProLogium as a business combination target that it believes is aligned with the background and experience of its management team.

Our Sponsor

The Sponsor is TDAC Partners LLC, a Delaware limited liability company. The managing members of the Sponsor are Michael B. Hoffman, TDAC’s Chairman and Chief Executive Officer, and Avanindra C. Das, TDAC’s Chief Financial Officer. Mr. Hoffman and Mr. Das control the management of the Sponsor, including the exercise of voting and investment discretion over securities of TDAC held by the Sponsor.

The Sponsor’s investment in TDAC includes Founder Shares and Private Warrants. On June 12, 2026, the Sponsor converted 4,657,499 TDAC Class B Ordinary Shares into an equal number of TDAC Class A Ordinary Shares. Following the conversion, TDAC had 21,907,499 TDAC Class A Ordinary Shares and one TDAC Class B Ordinary Share issued and outstanding. The TDAC Class A Ordinary Shares issued in the conversion remain subject to the same restrictions applicable to the TDAC Class B Ordinary Shares before conversion, including transfer restrictions, waiver of redemption rights and the obligation to vote in favor of TDAC’s initial business combination.

The following table sets forth the payments to be received by the Sponsor from us prior to or in connection with the completion of our initial business combination and the securities issued and to be issued by us to the Sponsor:

Entity / Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
TDAC Partners LLC	Administrative and support services fee of $10,000 per month, commencing upon the closing of the IPO and continuing until the earlier of consummation of the initial business combination and liquidation	Administrative and support services

TDAC Partners LLC	4,657,500 Founder Shares, of which 4,657,499 were converted into TDAC Class A Ordinary	Founder Shares were initially issued for an aggregate purchase

Entity / Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
	Shares on June 12, 2026 and one Class B TDAC Ordinary Share remains outstanding	price of $25,000 and subsequently transferred to the Sponsor

TDAC Partners LLC	4,850,000 Private Warrants	Purchased at $1.00 per warrant, or $4,850,000 in the aggregate

TDAC Partners LLC	Reimbursement for out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination	Expenses incurred in connection with the initial business combination

TDAC Partners LLC	Promissory note dated August 8, 2025 in the principal amount of up to $2,000,000, non-interest bearing and due upon closing of a business combination	Working capital and transaction expenses

TDAC Partners LLC or its affiliates; officers or directors	Working Capital Loans, if any, that may be repaid at closing or, at the lender’s discretion, converted into warrants of the post-business combination entity, subject to the applicable cap and terms	Working Capital Loans to finance transaction costs in connection with an initial business combination

Founder Shares and Private Warrants

Because the Founder Shares were acquired at a nominal price, TDAC’s Public Shareholders may experience dilution in connection with the Business Combination. The Founder Shares were originally issued as TDAC Class B Ordinary Shares and were generally convertible into TDAC Class A Ordinary Shares on a one-for-one basis, subject to adjustment. On June 12, 2026, the Sponsor converted 4,657,499 TDAC Class B Ordinary Shares into TDAC Class A Ordinary Shares, leaving one TDAC Class B Ordinary Share outstanding. The conversion did not result in cash proceeds to TDAC and did not affect the amount held in the Trust Account or the per-share redemption value of TDAC’s Public Shares.

The Sponsor purchased 4,850,000 Private Warrants in a private placement consummated in connection with the IPO. Each Private Warrant is exercisable for one TDAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment. The Private Warrants are subject to applicable transfer restrictions and will expire worthless if TDAC does not complete a business combination within the applicable combination period.

In connection with the Business Combination Agreement, the Sponsor entered into a Sponsor Letter Agreement pursuant to which it agreed, among other things, to vote its TDAC ordinary shares in favor of the Business Combination and related proposals, not redeem its TDAC Ordinary Shares, comply with transfer restrictions and waive any anti-dilution adjustment to the conversion ratio between TDAC’s Class B Ordinary shares and TDAC Class A Ordinary Shares.

Our Founders

Our Chief Executive Officer is a founder and managing member of our Sponsor and our Chief Financial Officer is a managing member of our Sponsor. TDAC has selected a business combination target. On May 27,

2026, TDAC entered into the Business Combination Agreement with ProLogium, Merger Sub 1 and Merger Sub 2. Accordingly, references to TDAC having not selected a target or having not engaged in substantive discussions with a target have been removed.

Our Board of Directors and Management

Michael B. Hoffman has been our Chief Executive Officer since August 2022 and Chairman of our Board since May 2022. Mr. Hoffman is an active senior business professional. Mr. Hoffman has served as the President of Northern Genesis Acquisition Corp. III from October 2020 until its liquidation and was previously the President of Northern Genesis Acquisition Corp. II and Northern Genesis Acquisition Corp. I from their formation until the closing of their de-SPAC transactions. He is the founder of Stone Capital Partners, a private financing firm focused on energy infrastructure in North America and globally. Prior to founding Stone Capital Partners in 2018, Mr. Hoffman was a partner at Riverstone Holdings, a private equity firm, from 2003 through 2018 where he was head of Riverstone’s Renewable Energy Funds and led the teams responsible for conventional power and energy investments. He has more than 30 years of experience in the origination and execution of global infrastructure investment and is committed to the concept of sustainable investing. From 1988 through 2003, Mr. Hoffman was Senior Managing Director and Head of the Mergers & Acquisitions advisory business of The Blackstone Group where he was a member of the Private Equity Investment Committee and the firm’s Executive Committee. Prior to Blackstone, Mr. Hoffman was Co-Head of Mergers & Acquisitions at Smith Barney & Co. Mr. Hoffman is Chairman of the Board of Annovis Bio, Inc., an Alzheimer’s development company. He also serves on the Board of Rockefeller University. He received a BA and an MA from Northwestern University and an MBA from Harvard Business School. He is a co-author of the book, “GREEN: Your Place in the New Energy Revolution.”

Avanindra C. Das has been our Chief Financial Officer since August 2022. Mr. Das has 10+ years’ experience in energy investment and finance. Mr. Das was previously a member of the investment team at Northern Genesis where he worked on three SPACs, Northern Genesis Acquisition Corp. I, II, and III. He has been an advisor of Stone Capital Partners since its founding in 2018. Prior to joining Stone Capital Partners, he ran an advisory firm, ACD Analytics, where he worked with investment funds and operating companies on investments, mergers & acquisitions and corporate finance. Prior to ACD Analytics, Avi was an Associate at Riverstone where he worked extensively on renewable energy investments. Prior to Riverstone, Avi was an Investment Banking Analyst at Goldman Sachs. Avi received a BA from Amherst College and an MBA from the NYU Stern School of Business.

E. Premkumar Reddy has served on our board of directors since the commencement of our listing on Nasdaq. Dr. E. Premkumar Reddy obtained his Ph.D. in 1971 and carried out his post-doctoral training at the UCLA School of Medicine from 1972-1974 and later at the National Cancer Institute from 1974-75. He worked at the National Cancer Institute first as an independent investigator and later as a section chief between 1975 and 1984. In 1984, he moved to Hoffmann La Roche and held appointments at Hoffmann La Roche and the Roche Institute of Molecular Biology as a Full Member. In 1986, he joined the Wistar Institute as a Professor and Deputy Director. From 1992 to 2010, he served as the Director of the Fels Institute for Cancer Research and Molecular Biology, Temple University School of Medicine, Philadelphia. He joined the Mount Sinai School of Medicine in March of 2010 as a Professor in the Departments of Oncological Sciences and the Department of Structural and Chemical Biology and as the Director of Experimental Cancer Therapeutics.

While working at the National Cancer Institute, he made a number of seminal discoveries that provided a clear understanding of the molecular basis of cancer. He cloned and sequenced a number of viral oncogenes which included abl, ras, fgr, mos, myb, myc and sis oncogenes and their cellular homologues which pinpointed the precise changes that cellular proto-oncogenes undergo to produce cancer-causing viral oncogenes. He extended this work to human cancers and was responsible for the seminal discovery that point mutations in the cellular ras genes result in their oncogenic activation. His work also showed the mechanisms associated with the activation of Abl and Myb oncogenes, which are associated with the development of human myelogenous leukemias. His recent work on cell cycle regulator, Cdk4 has shown that this gene is very critical for the development of ErbB2 and ras oncogene-induced tumors and inhibition of expression of Cdk4 causes ablation of breast cancers caused by ErbB2 and Ras oncogenes.

Dr. Reddy has pioneered the development of small molecule inhibitors targeted against oncogenes and cell cycle regulators for cancer therapy. One of the drugs developed by Dr. Reddy, ON01910 is currently in Phase III clinical trials and has shown profound clinical activity in MDS (Myelodysplastic Syndrome) patients as a single agent. In combination with Oxaliplatin and Gemcitabine, ON01910 was found to have remarkable efficacy in reducing the tumor burden of several metastatic cancers including breast, ovarian and pancreatic cancers. In addition to ON01910, Dr. Reddy has developed six different cancer drugs, two of which (ON013100, and ON01210) have entered clinical trials and the other three are expected to enter clinical trials in the next one year. Two of these drugs, a small molecule inhibitor of Plk2, ON1231320 and a second compounds ON123300 which is a dual inhibitor of Cdk4 and AKT pathways are currently undergoing pre-clinical evaluation.

Dr. Reddy founded the cancer journal Oncogene in 1986 and served as its Editor from 1986 to 2009. In 2010, he founded a second cancer journal, Genes & Cancer for which he currently serves as the Editor-in-Chief.

Curtis T. Keith has served on our board of directors since the commencement of our listing on Nasdaq. Curtis has led the Blavatnik Biomedical Accelerator (previously, Harvard Biomedical Accelerator Fund) since 2008. By providing financial and other strategic support, the Accelerator helps bridge the gap between early-stage innovations emerging from Harvard labs and validated, de-risked technologies that are ready for industry partnership. Prior to joining Harvard University, Curtis was Senior Vice President of Research at CombinatoRx, a Massachusetts-based biotechnology company he cofounded in 2000. Under his leadership, CombinatoRx created an integrated technology platform for the discovery of multi-target therapeutics, yielding a broad pipeline of preclinical and clinical drug candidates in areas including rheumatoid arthritis, psoriasis and neurodegenerative disease. Curtis earned his BSc in biochemistry from McGill University and received his AM and PhD in chemistry and chemical biology from Harvard University.

Matthew A. Kestenbaum has served on our board of directors since the commencement of our listing on Nasdaq. Mr. Kestenbaum is an active senior investment professional and has served as a Managing Director at EQT, an alternative asset management firm, where he specializes in Energy since October 2018. Mr. Kestenbaum is also a member of the Investment Committee for the EQT Foundation. Prior to joining EQT, from 2015 until 2018, he was an investment professional at American Infrastructure Funds, a private equity firm based in the San Francisco Bay Area, where Mr. Kestenbaum focused on investments across the Energy, Environmental, and Industrial sectors. Prior to that, Mr. Kestenbaum worked in the Energy Investment Banking Group at Raymond James in Houston. He holds a B.S.M. in Finance and Economics from Tulane University.

Christopher Jarratt has served on our board of directors since the commencement of our listing on Nasdaq. Mr. Jarratt served on the board of directors of Northern Genesis Acquisition II since November 2020 and on the board of directors of Northern Genesis Acquisition Corp. III since January 2021. Mr. Jarratt is an active senior business professional having co-founded Algonquin Power Corporation (the predecessor to Algonquin Power & Utilities Corp.) in 1988 and serving as Executive Vice Chair for Algonquin Power & Utilities Corp. from October 2009 through November 2020 and director from October 2009 through October 2020. Mr. Jarratt brings more than 30 years of experience in the origination, development and operations of global infrastructure investment initiatives and is committed to the concept of best of class governance and sustainable investing. Mr. Jarratt previously served on the board of directors of Atlantica Sustainable Infrastructure plc (NASDAQ: AY), a publicly listed affiliate of Algonquin traded on the NASDAQ exchange. Mr. Jarratt is a professional engineer and holds an engineering degree from the University of Guelph. In addition, Mr. Jarratt holds the designation of Chartered Director from McMaster University. We believe Mr. Jarratt is well-qualified to serve on our board of directors due to his business experience, contacts and relationships.

We believe the experience, capabilities and strong reputation of our management team will make us an attractive partner to potential target businesses, enhance our ability to complete a successful business combination and bring value to the business post-business combination. While we may pursue an acquisition opportunity in any business, industry, sector or geographical location, we intend to focus on industries that complement our management team’s background, and to capitalize on the ability of our management team to identify and acquire a business. We may pursue a transaction in which our shareholders immediately prior to the completion of our initial business combination would collectively own a minority interest in the post-business combination company.

Experience with Special Purpose Acquisition Vehicles

Our management team has previous experience in the execution of public acquisition vehicles. Mr. Hoffman, our Chief Executive Officer, was a founder and President of Northern Genesis Acquisition Corp. I (NYSE: NGA), a special purpose acquisition company that completed its initial public offering in August 2020, in which it sold 31,945,344 units, each consisting of one ordinary share and one-half of one warrant, with each whole warrant entitling the holder thereof to purchase one ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of approximately $320 million. On November 30, 2020, Northern Genesis Acquisition Corp. I announced the execution of a definitive agreement for its initial business combination with The Lion Electric Company. On May 6, 2021, The Lion Electric Company and Northern Genesis Acquisition Corp. I completed their previously announced merger. On May 7, 2021, The Lion Electric Company’s common stock began trading on the NYSE under the ticker symbol “LEV.”

Mr. Hoffman was also a founder and President of Northern Genesis Acquisition Corp. II (NYSE: NGAB), a special purpose acquisition company that completed its initial public offering in January 2021, in which it sold 41,400,000 units, each consisting of one ordinary share and one-third of one warrant, with each whole warrant entitling the holder thereof to purchase one ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of approximately $414 million. On November 10, 2021, Embark Technology, Inc. (then known as Northern Genesis Acquisition Corp. II) completed its merger with the pre-business combination company, Embark Trucks, Inc. Following the merger, Northern Genesis Acquisition Corp. II changed its name to Embark Technology, Inc., becoming the parent entity of Embark Trucks, Inc. On August 2, 2023, Applied Intuition, Inc. completed its acquisition of Embark Technology, Inc. in an all-cash transaction valued at approximately $71 million.

Mr. Hoffman has also served as a founder and President of Northern Genesis Acquisition Corp. III. On March 16, 2023, Northern Genesis Acquisition Corp. III issued a press release announcing the redemption of all outstanding shares of common stock included in the units from its initial public offering, effective at the close of business on March 27, 2023. This decision was made as Northern Genesis Acquisition Corp. III was not going to complete a merger within the timeframe required by its charter.

We believe that we will benefit from the valuable experience gained by our management team during the launch and operation of Northern Genesis Acquisition Corp. I and II, including the process of evaluating numerous target companies and industry sectors, selecting The Lion Electric Company and Embark Technology, Inc. as business combination partners and negotiating the terms of the business combination agreements and all of the related transactions.

TDAC believes it has benefited from the experience of its management team in the launch and operation of prior special purpose acquisition companies, including the process of evaluating target companies and industry sectors, negotiating business combination agreements and managing related public company processes.

Following the completion of its IPO, TDAC focused on identifying and evaluating potential business combination targets. On May 27, 2026, TDAC entered into the Business Combination Agreement with ProLogium. The past performance of members of TDAC’s management team or their affiliates is not a guarantee of the success of the Business Combination or any other transaction TDAC may consummate, and shareholders should not rely on the historical record or performance of TDAC’s management team or their affiliates as indicative of TDAC’s future performance.

Acquisition Strategy

Before entering into the Business Combination Agreement, TDAC evaluated potential business combination targets using criteria that included, among other things, competitive positioning, readiness to operate as a public company, potential reception by public investors, access to public capital markets, embedded growth opportunities, valuation and potential risk-adjusted returns for shareholders. TDAC considered these and other factors in evaluating ProLogium and entering into the Business Combination Agreement.

Initial Business Combination

TDAC’s initial business combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the net assets held in TDAC’s trust account, excluding interest earned on the trust account, at the time of signing the agreement for the initial business combination. On May 27, 2026, TDAC entered into the Business Combination Agreement with ProLogium, Merger Sub 1 and Merger Sub 2.

The Business Combination Agreement provides for a recapitalization of ProLogium’s share capital and a two-step merger structure. Subject to the satisfaction or waiver of the conditions set forth in the Business Combination Agreement, Merger Sub 1 will merge with and into TDAC, with TDAC surviving as a wholly owned subsidiary of ProLogium, and immediately thereafter TDAC will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly owned subsidiary of ProLogium. Upon the Closing of the transaction, the Combined Company is expected to be listed on Nasdaq under the ticker symbol “PRLG.”

The Closing of the Business Combination is subject to various conditions, including approval by TDAC shareholders, approval by ProLogium shareholders, effectiveness of the registration statement, Nasdaq listing approval, satisfaction of the net tangible assets condition and satisfaction of the Minimum Available Cash Condition. There can be no assurance that the Business Combination will be completed on the terms currently contemplated or at all.

Other Considerations

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, officers or directors, non-managing Sponsor investors, or completing the business combination through a joint venture or other form of shared ownership with our Sponsor, officers or directors or non-managing sponsor investors. In the event we seek to complete our initial business combination with a company that is affiliated (as defined in our amended and restated memorandum and articles of association) with our Sponsor, officers or directors, we, or a committee of independent directors, will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions, stating that the consideration to be paid by us in such an initial business combination is fair to our company from a financial point of view. We are not required to obtain such an opinion in any other context.

Affiliates of Sponsor and members of our board of directors directly or indirectly own Founder Shares and Private Warrants following this offering and, accordingly, may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination. Further, each of our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers or directors were to be included by a target business as a condition to any agreement with respect to our initial business combination.

The Sponsor may manage multiple investment vehicles and raise additional funds and/or successor funds in the future, which may be during the period in which we are seeking our initial business combination. These investment entities may be seeking acquisition opportunities and related financing at any time. We may compete with any one or more of them on any given acquisition opportunity.

The Sponsor, TDAC’s officers and directors and their respective affiliates may have interests in the Business Combination that differ from, or are in addition to, the interests of TDAC’s Public Shareholders. These interests include, among others, the Sponsor’s ownership of Founder Shares or TDAC Class A Ordinary Shares issued upon conversion of Founder Shares, the Sponsor’s ownership of Private Warrants, the Sponsor’s agreement to waive redemption rights with respect to shares held by it and the fact that the Private Warrants will expire worthless if TDAC does not consummate a business combination within the applicable combination period. In connection with the Business Combination Agreement, the Sponsor agreed to vote in favor of the Business Combination and related proposals, not redeem its TDAC Ordinary Shares and waive certain anti-dilution rights.

In addition, certain of our founders, officers and directors presently have, and any of them in the future may have additional, fiduciary and contractual duties to other entities, including without limitation, Northern Genesis Acquisition Corp. I, Northern Genesis Acquisition Corp. II and Northern Genesis Acquisition Corp. III and any future special purpose acquisition companies we expect they may be involved in and investment funds, accounts, co-investment vehicles and other entities managed by affiliates of our Sponsor and certain companies in which our Sponsor or such entities have invested. As a result, if any of our founders, officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he, she or it has then-current fiduciary or contractual obligations (including, without limitation, Northern Genesis and any future special purpose acquisition companies we expect they may be involved in and any sponsor funds or other investment vehicles), then, subject to their fiduciary duties under Cayman Islands law, he or she will need to honor such fiduciary or contractual obligations to present such business combination opportunity to such entity, before we can pursue such opportunity. If these funds or investment entities decide to pursue any such opportunity, we may be precluded from pursuing the same. In addition, investment ideas generated within or presented to our Sponsor or our founders may be suitable for both us and a current or future sponsor fund, portfolio company or other investment entity and, subject to applicable fiduciary duties, will first be directed to such fund, portfolio company or other entity before being directed, if at all, to us. None of Sponsor, our founders or any members of our board of directors who are also employed by our Sponsor or its affiliates have any obligation to present us with any opportunity for a potential business combination of which they become aware solely in their capacities as officers or executives of our Sponsor.

However, because the other entities to which our Sponsor, officers and directors owe fiduciary duties or contractual obligations are not themselves in the business of engaging in business combinations, we do not expect these duties to materially affect our ability to complete our initial business combination.

In addition, our founders, officers and directors, are not required to commit any specified amount of time to our affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including identifying potential business combinations and monitoring the related due diligence. We expect certain of our officers or directors may be officers and/or directors of other future special purpose acquisition companies. Moreover, our founders, officers and directors have, and will have in the future, time and attention requirements for current and future investment funds, accounts, co-investment vehicles and other entities managed by our Sponsor. To the extent any conflict of interest arises between, on the one hand, us and, on the other hand, investments funds, accounts, co-investment vehicles and other entities managed by our Sponsor (including, without limitation, arising as a result of certain of our founders, officers and directors being required to offer acquisition opportunities to such investment funds, accounts, co-investment vehicles and other entities), our Sponsor and its affiliates will resolve such conflicts of interest in their sole discretion in accordance with their then existing fiduciary, contractual and other duties and there can be no assurance that such conflict of interest will be resolved in our favor.

Status as a Public Company

TDAC’s status as a public company is a key component of the Business Combination. The Business Combination is intended to provide ProLogium with an alternative path to becoming a publicly listed company through a business combination with TDAC rather than through a traditional initial public offering. Upon the closing of the Business Combination, the Combined Company is expected to be named ProLogium and listed on Nasdaq under the ticker symbol “PRLG.”

Public company status may provide ProLogium with access to public capital markets, a public acquisition currency and enhanced visibility with customers, suppliers, employees and investors. However, the Business Combination remains subject to shareholder approvals, regulatory and listing approvals, the effectiveness of the registration statement and other closing conditions. In addition, TDAC’s outstanding warrants and any additional equity or equity-linked securities issued in connection with the Business Combination may result in dilution to shareholders.

Financial Position

Following the redemptions in connection with the June 17, 2026 extension vote, 14,651,303 Public Sharholders continued to hold their Public Shares, and approximately $156.8 million remained in the Trust Account. The amount of cash available to the Combined Company at the Closing of the Business Combination will depend on, among other things, any additional redemptions by TDAC Public Shareholders, amounts remaining in the Trust Account, any required extension deposits, transaction expenses and the amount of any PIPE Investment, backstop financing or other financing obtained in connection with the Business Combination.

The Business Combination Agreement includes a Minimum Available Cash Condition of at least $250,000,000. ProLogium expects to seek funding through a combination of TDAC’s cash in trust and proceeds from a targeted common equity PIPE. There can be no assurance that additional financing will be obtained on acceptable terms or at all, or that the Minimum Available Cash Condition will be satisfied or waived.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF TDAC

Unless the context otherwise requires, all references in this section to “TDAC,” “we,” “us” or “our” refer to the business of Translational Development Acquisition Corp. prior to the consummation of the Business Combination.

The following tables present TDAC’s summary historical financial data. We present our financial statements in accordance with U.S. GAAP. The summary historical statements of operations for the years ended December 31, 2025 and 2024 and the summary balance sheet data as of December 31, 2025 and 2024 have been derived from our audited financial statements, which are included elsewhere in this proxy statement/prospectus. The summary historical statements of operations for the three months ended March 31, 2026 and 2025 and the summary balance sheet data as of March 31, 2026 have been derived from our unaudited condensed financial statements, which are included elsewhere in this proxy statement/prospectus. Our unaudited condensed financial statements were prepared on a basis consistent with our audited financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair statement of the financial information set forth in those statements. The interim results for the three months ended March 31, 2026 are not necessarily indicative of the results that may be expected for the year ending December 31, 2026 or for any future period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “TDAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Statement of Operations Data

	For the Three Months Ended March 31, 2026	For the Three Months Ended March 31, 2025	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
	Amounts in U.S. dollars, except share and per share data
General and administrative costs	$281,161	$347,408	$944,538	$196,358
Loss from operations	(281,161)	(347,408)	(944,538)	(196,358)
Other income:
Dividends earned on marketable securities held in Trust Account	1,613,958	1,830,482	7,306,965	125,346
Total other income	1,613,958	1,830,482	7,306,965	125,346
Net income (loss)	$1,332,797	$1,483,074	$6,362,427	$(71,012)
Weighted average Class A ordinary shares outstanding — basic	17,250,000	17,250,000	17,250,000	330,822
Basic net income (loss) per Class A ordinary share	$0.06	$0.07	$0.29	$(0.02)
Weighted average Class A ordinary shares outstanding — diluted	17,250,000	17,250,000	17,250,000	330,822
Diluted net income (loss) per Class A ordinary share	$0.06	$0.07	$0.29	$(0.01)
Weighted average Class B ordinary shares outstanding — basic	4,657,500	4,657,500	4,657,500	4,061,651
Basic net income (loss) per Class B ordinary share	$0.06	$0.07	$0.29	$(0.02)
Weighted average Class B ordinary shares outstanding — diluted	4,657,500	4,657,500	4,657,500	4,657,500
Diluted net income (loss) per Class B ordinary share	$0.06	$0.07	$0.29	$(0.01)

Balance Sheet Data

	As of March 31, 2026	As of December 31, 2025	As of December 31, 2024
	Amounts in U.S. dollars
Assets
Current assets:
Cash	$24,630	$29,787	$438,174
Prepaid expenses	50,686	9,678	212,059
Total current assets	75,316	39,465	650,233
Marketable securities held in Trust Account	183,271,269	181,657,311	174,350,346
Total assets	$183,346,585	$181,696,776	$175,000,579
Liabilities, Class A ordinary shares subject to possible redemption and shareholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$224,323	$162,311	$16,189
Due to Sponsor	136,762	106,762	2,000
Promissory note — related party	500,000	200,000	—
Accrued offering costs	—	75,000	192,114
Total current liabilities	861,085	544,073	210,303
Deferred underwriting fee	6,037,500	6,037,500	6,037,500
Total liabilities	6,898,585	6,581,573	6,247,803
Commitments and contingencies
Class A ordinary shares subject to possible redemption, $0.0001 par value; 17,250,000 shares issued and outstanding at redemption value of $10.62, $10.53 and $10.11 per share as of March 31, 2026, December 31, 2025 and December 31, 2024, respectively	183,271,269	181,657,311	174,350,346
Shareholders’ deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 100,000,000 shares authorized; no shares issued or outstanding, excluding 17,250,000 shares subject to possible redemption	—	—	—
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 4,657,500 shares issued and outstanding	466	466	466
Additional paid-in capital	—	—	—
Accumulated deficit	(6,823,735)	(6,542,574)	(5,598,036)
Total shareholders’ deficit	(6,823,269)	(6,542,108)	(5,597,570)
Total liabilities, Class A ordinary shares subject to possible redemption and shareholders’ deficit	$183,346,585	$181,696,776	$175,000,579

TDAC’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

References in this section to “we”, “us” or the “Company” refer to TDAC. References to our “management” or our “management team” refer to TDAC’s officers and directors, and references to the “Sponsor” refer to TDAC Partners LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this section. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Cautionary Note Regarding Forward-Looking Statements

We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this proxy statement/prospectus. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission filings.

Overview

We are a blank check company incorporated in the Cayman Islands on April 19, 2022, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Private Warrants, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from April 19, 2022 (inception) through March 31, 2026, were organizational activities, those necessary to prepare for the Initial Public Offering, described below. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of dividends on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2026, we had a net income of $1,332,797, which consists of dividends earned on marketable securities held in Trust Account of $1,613,958 partially offset by general and administrative costs of $281,161.

For the three months ended March 31, 2025, we had a net income of $1,483,074, which consists of dividends earned on marketable securities held in Trust Account of $1,830,482 partially offset by general and administrative costs of $347,408.

Liquidity and Capital Resources

Until the consummation of the Initial Public Offering, our only source of liquidity was an initial purchase of our ordinary shares, par value $0.0001 per share, by the Former Sponsor and loans from the Sponsor.

On December 24, 2024, we consummated the Initial Public Offering of 17,250,000 Units which includes the full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 7,075,000 Private Warrants at a price of $1.00 per Private Warrant in a private placement to the Sponsor and BTIG, LLC, the representative of the underwriters (“BTIG”), generating gross proceeds of $7,075,000, which is described in Note 5.

Following the closing of the Initial Public Offering, on December 24, 2024, an amount of $174,225,000 ($10.10 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Warrants was placed in the trust account.

For the three months ended March 31, 2026, cash used in operating activities was $305,157. Net income of $1,332,797 was impacted by dividends earned on marketable securities held in Trust Account of $1,613,958. Changes in operating assets and liabilities used $23,996.

For the three months ended March 31, 2025, cash used in operating activities was $231,574. Net income of $1,483,074 was impacted by dividends earned on marketable securities held in Trust Account of $1,830,482. Changes in operating assets and liabilities provided $115,834.

As of March 31, 2026, we had marketable securities of $183,271,269 held in the Trust Account. Through March 31, 2026, we have not withdrawn any interest earned from the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing dividends and interest earned on the Trust Account (less income taxes payable, if any), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2026, we had $24,630 in cash. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Warrants. At March 31, 2026 and December 31, 2025, no amounts were borrowed under the Working Capital Loan program. On August 8, 2025, the Company entered into a non-interest bearing promissory note with the Sponsor for a principal amount of up to $2,000,000. The loan on the promissory note is due upon the closing of a Business Combination. As of March 31, 2026 and December 31, 2025, there were $500,000 and $200,000, respectively, borrowed under this promissory note.

We do not believe we will need to raise additional funds in excess of amounts available under the August 8, 2025 promissory note or amounts that may be available under any Working Capital Loans in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

Going Concern

As of March 31, 2026, the Company had cash of $24,630 and a working capital deficit of $785,769. If the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination is less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to completing a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because the Company becomes obligated to redeem a significant number of Public Shares upon consummation of a Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination.

The Company has until June 24, 2027, to consummate the initial Business Combination. If the Company does not complete a Business Combination within the Completion Window, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the amended and restated memorandum and articles of association. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements-Going Concern,” management has determined that the liquidity issues and mandatory liquidation and subsequent dissolution, should the Company be unable to complete a Business Combination by the end of the Completion Window, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 24, 2027.

The Company’s plan to deal with the uncertainty is to complete a Business Combination prior to June 24, 2027 and to receive working capital from its Sponsor. There is no assurance that the Company’s plans to consummate a Business Combination or to receive working capital from the Sponsor will be successful. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2026. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay its Sponsor a fee of approximately $10,000 per month for administrative and support services and the deferred underwriting fee.

The underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $6,037,500 in the aggregate. The deferred fee will become payable to the underwriters or other FINRA members that assist the Company in consummating an initial business combination at the Company’s and the Sponsor’s discretion from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Estimates

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements. Actual results could materially differ from those estimates.

Recent Accounting Standards

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, requiring public entities to disclose additional information about specific expense categories in the notes to the unaudited condensed financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

We do not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our unaudited condensed financial statements.

PROLOGIUM’S BUSINESS

Unless the context otherwise requires, references in this section to “ProLogium,” the “Company,” “we,” “us” and “our” refer to Prologium Holding Inc. and its subsidiaries. ProLogium Technology Co., Ltd., our principal operating subsidiary, was founded in 2006.

This section contains forward-looking statements about ProLogium’s business, technology development, manufacturing plans, customer relationships and markets. Actual results may differ materially from those currently anticipated as a result of many factors, including those described under “Risk Factors” and elsewhere in this prospectus. See also “Cautionary Note Regarding Forward-Looking Statements.”

Overview

ProLogium is a Taiwan-based next-generation battery technology and manufacturing company focused on the development, commercialization and scale-up of next-generation lithium ceramic battery technology for use in target markets across EVs, aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other applications that demand high energy density, fast charging, enhanced safety and manufacturability.

Batteries have become one of the most critical strategic assets underpinning the modern economy, as the world undergoes a once-in-a-generation transformation driven by electrification, energy transition and AI infrastructure expansion. The commercialization of lithium-ion batteries enabled modern portable electronics, EVs, drones, automated guided vehicles, robotics and energy storage applications. However, we believe conventional lithium-ion batteries remain constrained by the trade-offs inherent in liquid electrolyte systems and conventional cell architectures, including trade-offs involving energy density, safety, charging speed, low-temperature performance, repairability, cost and manufacturability. In particular, as conventional liquid or solid-state battery systems seek higher energy density, we believe they often increase thermal runaway risk, reduce electrical performance or require more complex pack-level cooling, pressure, heating and safety systems.

Founded in 2006, ProLogium has spent 20 years developing battery technology, and our products have progressed from smaller-format commercialized, solid-state batteries to high-capacity lithium ceramic battery designs for electric vehicles and emerging markets. We commercialized solid-state batteries in 2013, primarily for use in smartphones charging cases and since then, we have delivered in the aggregate more than 2.4 million battery products to our collaboration partners and customers, including cells used in automotive audio systems and approximately 10,000 samples for automotive applications. While large-format EV battery commercialization remains subject to customer validation, production ramp, financing, qualification and other risks, we believe our manufacturing history and shipment record differentiate us from many development-stage solid-state battery companies.

ProLogium’s current technology platform, which we refer to as “Gen 4,” “Next Generation Battery 2.0” or “Superfluidized Inorganic Lithium Ceramic Battery,” is our next-generation lithium ceramic battery platform designed to address the trade-offs in the current liquid-state and solid-state battery industries by providing a balanced technology and manufacturing framework. Our Gen 4 platform incorporates a superfluidized, inorganic, non-flammable electrolyte, a 100% ceramic separator and an active safety mechanism (“ASM”) embedded in the superfluidized inorganic electrolyte. We believe our battery architecture permits high-capacity anode and cathode materials, including high-nickel NCM955 cathode materials and 100% silicon-based anode materials in our current Gen 4 roadmap, as well as lithium-metal or anode-free designs in our future technology roadmap, while supporting fast charging, high discharge rates, low-temperature operation, extreme atmosphere environment and improved safety characteristics. Through our advanced technology platform, we aim to achieve reasonable cost, scalable manufacturability, high safety, strong electrical performance and high energy density.

We conduct our business operations in Taiwan and France and expect to expand our footprint to North America. Our existing production facilities consist of our Taoke facility, Zhongli facilities and Nanyuan facility, each located in Taoyuan, Taiwan. In January 2024, our Taoke facility announced that it was the first commercial next-generation lithium ceramic battery gigafactory to publicly display the production line. The Taoke facility currently adopts Gen 3 technology and has achieved a designed production capacity of 1.0 GWh for cathode and anode electrodes and 0.5 GWh for cells, which we plan to further increase to 1.0 GWh by 2030. Our designed production capacity is based on the rated throughput of manufacturing equipment and other production parameters. Our second battery gigafactory is located in Dunkirk, France. Groundbreaking for the Phase 1 facility took place in February 2026, and the project is now proceeding through the detailed design and construction stages. The Phase 1 facility will have a designed production capacity of 4.0 GWh when complete, which we expect to achieve gradually by 2030. The Dunkirk site will have a maximum designed production capacity of 44.0 GWh. We define designed production capacity as the estimated annual battery cell production capacity based on engineering design specifications. In North America, we have initiated discussions with U.S. government agencies, are conducting site selection across multiple U.S. states and are evaluating a model under which inlays, a semi-finished cell comprising the anode, cathode, ceramic separator and electrolyte, would be supplied by our production facilities in Asia or Europe and assembled by potential customers in the United States.

Our collaboration partners include multiple European, American, and Japanese original equipment manufacturers (“OEMs”), such as Mercedes-Benz, multiple automotive Tier-1 suppliers, aerospace and maritime manufacturers, as well as ESS providers, unmanned underwater vehicles (“UUVs”), unmanned aerial vehicles (“UAVs”) and robotics manufacturers in Europe, the United States, Japan and Taiwan. Our current product sales consist of battery sales to an automotive audio technology company for use in automotive audio systems. We have also continued to pursue product development and commercialization efforts to establish business relationships with global collaboration partners across the automotive, industrial, materials, engineering and energy sectors for the development of next-generation lithium ceramic batteries for a variety of applications.

As of July 31, 2026, we had 1,060 approved patents and 146 patent applications, representing a total of 1,206 patents and patent applications, which provide meaningful scale and broad coverage across our core technologies. We believe our technology platform, manufacturing capabilities, intellectual property portfolio and strategic partner network position us to commercialize next-generation batteries across EV and other applications that require high energy density, fast charging, enhanced safety and scalable manufacturability.

Current Battery Technology

Lithium-ion batteries have enabled modern electrification but face increasing limitations

Lithium-ion batteries have become a foundational technology of modern electrification, powering a wide range of applications, including consumer electronics, electric vehicles, ESS and industrial equipment. As the global energy transition accelerates, AI adoption expands and geopolitical dynamics continue to evolve, batteries are increasingly viewed not merely as components, but as strategic assets that are critical to national competitiveness, energy security and industrial sovereignty.

However, the fundamental architecture of today’s mainstream lithium-ion batteries has remained largely unchanged. Conventional lithium-ion batteries continue to rely primarily on carbonate-based, organic liquid electrolytes as the lithium-ion transport medium and polymer separators as the physical barrier between the cathode and anode components. Despite decades of efforts at optimization, lithium-ion batteries remain subject to a fundamental trade-off between energy density and safety. To extend driving range and improve system performance, the industry has continued to pursue higher energy density. However, as materials of higher utilization rate are adopted, the amount of stored energy within battery cells increases, while the safety margin of the conventional architecture, which relies on carbonate-based organic liquid electrolytes and polymer separators, becomes increasingly constrained, which may increase thermal runaway risk.

To mitigate thermal runaway risk while maintaining acceptable safety levels, the industry has increasingly adopted lithium iron phosphate (“LFP”) battery chemistries, which generally offer improved safety but lower energy density. In turn, to compensate for lower cell-level energy density, automakers have adopted highly integrated architectures, such as cell-to-pack (“CTP”) and cell-to-chassis (“CTC”), to enhance system-level energy density. At the same time, ultra-high-voltage platforms, including platforms above today’s mainstream 400V systems and emerging 800V and 1,200V architectures, have been introduced to shorten charging times and improve the user experience.

However, these approaches remain largely system-level attempts at optimization that are built on the conventional lithium-ion battery architecture. Vehicle weight, system cost and engineering complexity may increase when larger battery capacities, higher charging power and more complex system designs are introduced. We believe that these solutions represent trade-offs and compensatory measures among competing performance metrics, rather than a fundamental solution to the conflicts among cell safety, energy density and charging performance.

The growth of other high-performance electrification applications has also placed increased requirements on current battery technologies and demanded more fundamental battery solutions:

•

ESS (including BBUs for AI data centers). As global power demand increases and the intermittent and less controllable nature of solar and wind power, renewable energy paired with battery energy storage systems has become an increasingly important component of modern power grids and a key enabler for renewable energy to replace traditional coal- and gas-fired power generation and support baseload power needs. At the same time, AI data centers require energy storage solutions for increasing power demand. Accordingly, there is a growing need for battery systems with high energy density, fast charging and discharging capability and enhanced safety characteristics.

•

Aerospace and eVTOL. The electrification of aerospace applications, including electric aircraft and electric vertical take-off and landing aircraft (“eVTOLs”), as well as use of drones across a variety of applications, requires batteries with higher energy density, fast charging and discharging capability, enhanced safety and the ability to operate under low-temperature conditions.

•

Robotics. The increasing adoption of advanced robotics, including humanoid robots, across industrial and consumer applications requires batteries that can support longer operating times, smaller form factors, lightweight design, fast charging and superior safety.

•

Unmanned Vehicles. Demand for unmanned vehicles, such as UUVs or UAVs, has continued to increase due to growing demand for automation. In addition, as global geopolitical conflicts continue to evolve rapidly, unmanned vehicles have become increasingly important for applications such as military reconnaissance, border patrol and search-and-rescue missions in hazardous areas. These applications may require battery systems featuring high energy density, lightweight design, explosion-proof capabilities and fast-charging performance to accommodate higher payload requirements.

•

Maritime. In maritime applications, battery size directly affects cargo space and capacity, charging time affects vessel utilization and a single thermal runaway event may result in vessel loss, cargo damage, environmental liabilities and risks to human life. These applications require batteries that possess high energy density and stringent maritime safety characteristics, along with other performance and safety requirements.

Growing Need for Next-Generation Batteries

Future batteries must not only deliver higher energy density, but also simultaneously achieve the following characteristics:

THE PATH TOWARD NEXT-GENERATION BATTERIES

Balanced Chemical System Enabled by Scalable Manufacturability and Reasonable Unit Cost

CELL CHEMICAL SYSTEM
NO TRADE-OFF BETWEEN ELECTRICAL PERFORMANCE WITH HIGH ENERGY DENSITY
HIGH ENERGY DENSITY
5
Silicon Anode
Li Metal / Anode-Less
HIGH ELECTRICAL PERFORMANCE
4
Fast Charging: ≤5–8.5mins (5-80%) @ 400V
High Power: ≥10C–15C
Low temp: ≥90% RT Retention @ -20˚C
CREATE A RELIABLE CELL MANUFACTURING PLATFORM (NEW UNIVERSE) FOR THE NEW CELL CHEMICAL SYSTEM
INDUSTRY CHALLENGE: MAINTAINING SAFETY REQUIRED A PERFORMANCE VS DENSITY TRADE-OFF
HIGH SAFETY
3
No thermal runaway in ARC test from room temperature to above 300˚C
CELL ENGINEERING SYSTEM:
CELL MANUFACTURING PLATFORM (NEW UNIVERSE) THAT SUPPORTS THE COMMERCIALIZATION OF THE NEW CELL CHEMICAL SYSTEM
SCALABLE MANUFACTURABILITY
2
Process: Simple design
Facility Requirement: Low dry-room requirement
REASONABLE COST
1
Rare-metal-free BOM
+ Gigascale Manufacturing
+ Simplified Pack Design

•	High safety. Cell-level prevention or mitigation of thermal runaway.

•	Strong electrical performance. Fast charging and high-power discharging with minimal heat generation, good capacity retention at low temperature without additional high stack pressure.

•

High energy density. Adoption of high energy density electrode material and thick film to improve cell energy density without increasing thermal runaway risk, excessive heat generation or polarization side effects.

•	Scalable manufacturability. A simplified, high-speed manufacturing process that is comparable to conventional lithium-ion battery manufacturing, but with reduced dry room requirements.

•	Reasonable cost. A combination of lower-cost bill of materials, efficient manufacturing processes and simplified pack design.

As a result, the market is increasingly seeking next-generation battery technologies capable of addressing the fundamental limitations of conventional lithium-ion batteries described above.

The following graphic illustrates the evolutionary pathway of lithium battery technology. As shown, next generation lithium batteries have over time reduced the proportion of organic liquid electrolytes and replaced conventional polymer separators with materials that offer higher heat resistance and greater stability. These developments are intended to create safer and more stable battery architectures, support the adoption of high-energy electrode materials such as high-nickel cathodes, silicon anodes and lithium metal, and improve overall energy density.

Based on the proportion of organic liquid electrolyte in the battery, as well as differences among different generations of battery technology in key components such as the electrolyte, separator, cathode and anode, ProLogium classifies the lithium battery technologies currently being developed in the industry into the categories shown in the graphic. We believe this classification provides a clearer framework to help understand the diverse next-generation battery technologies currently available in the market, where no unified standard has yet been established.

Under our classification, Next Generation Battery 1.0 can be divided into three technical categories: Solid-liquid 1.0, Solid-liquid 2.0, and All solid-state. ProLogium’s Gen 3 lithium ceramic battery falls under the Solid-liquid 2.0 category, although it may also be classified as an all-solid-state battery under the testing criteria set forth in the China’s draft national standard, for which the Ministry of Industry and Information Technology is the competent authority.

The Gen 4 lithium ceramic battery adopts ProLogium’s innovative Superfluidized Inorganic Electrolyte, which is composed of inorganic materials and contains no organic liquid electrolyte. It also establishes a new dynamic coordination network ion transport mechanism, which differs from the ion transport mechanisms of conventional liquid and solid-state electrolytes. Through this innovative electrolyte architecture, Gen 4 is designed to overcome the longstanding safety and performance trade-offs between liquid and solid-state electrolytes and achieve a better balance among the five core requirements pursued by next-generation batteries: safety, energy density, electrical performance, scalable manufacturability and cost. While our Gen 4 ceramic lithium batteries may have some characteristics commonly associated with solid-state batteries, given the advantages of our batteries noted herein, we define them as Next Generation Battery 2.0.

ProLogium

THE PATH TOWARD NEXT GENERATION BATTERIES

NEXT GENERATION VERSION 2 (EVOLUTION VERSION) - SUPER-FLUIDIZED INORGANIC LITHIUM CERAMIC BATTERY

ORGANIC LIQUID CONTENT IN CELL (WEIGHT)	ORGANIC LIQUID 15~25%		HYBRID	0%	ProLogium
LI-ION BATTERY ARCHITYPE	CONVENTIONAL	NEXT Generation1.0			NEXT GENERATION 2.0 (EVOLUTION VERSION)
	Liquid	Solid-liquid 1	Solid-liquid 2	All Solid-State	
ELECTROLYTE	Organic liquid	Organic liquid + Solid state electrolyte (organic/inorganic)		All-solid-state electrolyte (inorganic)	SUPER-FLUIDIZED INORGANIC LITHIUM CERAMIC BATTERY
SEPARATOR	PP/PE separator		CERAMIC SEPARATOR		
CATHODE	LCO/ NMC / LFP/ LMO	High nickel NMC / LFP / LMO	High nickel NMC / Li-rich		
ANODE	Graphite / Graphite + low% silicon	Graphite + high % Silicon / Li-metal	100% Silicon / Li-metal / anode-less

“Next Generation Battery 1.0” has faced challenges in meeting market expectations

To address safety concerns, energy density limitations and performance constraints, the industry is actively exploring and developing solid-state battery technologies by partially or completely replacing conventional liquid electrolytes and polymer separator by solid-state electrolytes, which we define as “Next Generation Battery 1.0”. However, the “Next Generation Battery 1.0” is characterized by the major bottlenecks of the mainstream technical pathways, as outlined below:

•

Solid-Liquid Battery 1.0: This technology, also referred to as semi-solid-state, utilizes a solid-state electrolyte combined with a certain amount of organic liquid electrolyte while retaining conventional polymer separators. Semi-solid-state architectures are generally viewed as a lower-risk transitional pathway toward commercialization. Nevertheless, an industry report pointed out that the semi-solid-state batteries in electric vehicles are more of a marketing strategy rather than a practical breakthrough because they do not offer a meaningful improvement in terms of energy density over liquid batteries using the same cathode materials.

In recent years, several high-energy-density, semi-solid-state battery programs have been announced in China and promoted for vehicle applications. However, many of these announced vehicle programs have yet to enter large-scale commercial production. Instead, the products in this category that have been successfully commercialized typically utilize lower-energy-density configurations or reduced charging speed specifications compared with the originally announced performance targets, suggesting that these commercialized products have not demonstrated a significant breakthrough in overall performance.

We believe this suggests that semi-solid-state battery architectures have yet to fundamentally resolve the inherent trade-offs among safety, energy density and charging performance, and instead continue to operate within the limitations of the conventional lithium-ion battery framework.

In a third-party-witnessed test, a commercial liquid electrolyte was subjected to two seconds of blowtorch exposure. Combustion with visible flames was observed during the test.

•

Solid-Liquid Battery 2.0: This battery platform utilizes a high-content, solid-state electrolyte in combination with a highly stable ceramic separator. ProLogium’s Gen 3 lithium ceramic battery is one representative example of products in this category. Third-party testing conducted in accordance with T/CSAE 434-2025 demonstrated that ProLogium’s Gen 3 lithium ceramic battery achieved a vacuum weight loss rate of approximately 0.05 wt%, significantly below both the <1% criterion specified in T/CSAE 434-2025 and the <0.5 wt% criterion set forth in the testing criteria under China’s draft national standard for all-solid-state batteries, for which the Ministry of Industry and Information Technology is the competent authority.

Compared to conventional polymer separators, ceramic separators provide significantly higher thermal and mechanical stability, enhancing resistance to short circuits caused by elevated temperatures, internal stress or external impacts. However, conventional ceramic separators typically require ultra-high-temperature sintering processes, which can lead to material brittleness and limit the adoption of high-throughput roll-to-roll manufacturing, as well as the production of large-format cells.

We are among the first companies to successfully commercialize a high-efficiency roll-to-roll coated ceramic separator manufacturing process. Leveraging this technology, ProLogium has successfully developed a large-format 177.4 Ah Lithium Ceramic Battery cell that achieves an energy density of 356.3 Wh/kg and 860.6 Wh/L. The cell performance has been tested by TÜV Rheinland Taiwan Ltd. under test conditions and test procedures specified by ProLogium. Such testing constitutes a third-party testing service and does not constitute product certification or conformity assessment. The reported results represent the performance measured only under those specified test conditions.

•

In a third-party-witnessed test, three oxide solid-state electrolytes, one of which is incorporated in ProLogium’s Gen 3 battery, were subjected to a five-second blowtorch exposure. No visible reaction was observed across all three electrolytes.

However, due to the inherent material and manufacturing challenges associated with oxide solid-state electrolytes, current technologies have not yet enabled the production of large-format cells based on a fully inorganic, solid-state electrolyte architecture. As a result, a limited amount of organic liquid electrolyte remains necessary.

Notwithstanding the excellent thermal stability of oxide solid-state electrolytes, and notwithstanding that ProLogium’s Gen 3 battery contains only approximately 0.05% organic liquid electrolyte by weight and may be classified as an all-solid-state battery under China’s national standards, ProLogium continues to advance its Gen 4 battery platform with ASM-enabled cell-level thermal runaway prevention.

•

All Solid-State Battery: Sulfide all-solid-state batteries are considered one of the most promising solid-state battery technologies as their ionic conductivity may approach that of conventional liquid electrolytes, which generally exhibit higher ionic conductivity than solid-state electrolytes. However, academic studies have reported that sulfide-based solid-state batteries continue to face significant safety, cost, and scalability challenges. Sulfide electrolytes are flammable and may release hydrogen sulfide (H₂S), a highly toxic gas that can be lethal even at relatively low concentrations upon exposure to moisture. Studies have also reported that sulfide electrolytes may spontaneously ignite upon direct contact with fully charged ternary cathode materials even under inert atmosphere and may trigger or accelerate thermal runaway at temperature below 100°C through sulfur-sublimation-induced gas-phase crosstalk with lithium metal anodes. In addition, the high electrical performance frequently reported for sulfide electrolytes is often achieved under high fabrication and operating pressures, including fabrication isostatic pressures approaching approximately 600 MPa and stack pressures of up to 80 MPa. These pressure requirements may create cell-level challenges, including potential damage to active materials and electrode structures, and may limit the scalability of higher-energy-density designs as electrode thickness increases, resulting in an inherent engineering paradox. They may also create practical challenges for commercial deployment, as sulfide-based solid-state battery systems may require additional mechanical structures to maintain stack pressure during operation, increasing system weight, complexity and cost. High-pressure processing and stringent dry room requirements may also increase capital expenditures, production complexity and operating costs.

In third-party-witnessed test, three sulfide solid-state electrolytes were subjected to five seconds of blowtorch exposure. All three materials exhibited combustion behavior during the test, and a red-hot glow was observed on the surface of each electrolyte.

The following chart summarizes and reproduces reported thermal runaway behaviors from multiple published studies, covering conventional liquid lithium-ion batteries, solid-liquid batteries, and all-solid-state batteries. Based on the data reported in the original publications and our independent reproduction and analysis, the results suggest that cell-level thermal runaway risk remains a critical industry challenge. To date, this challenge has not been fully resolved by either conventional lithium-ion batteries or “Next-Generation Battery 1.0” technology mentioned above.

Our Batteries and Technology

Next Generation Battery 2.0: Superfluidized Inorganic Lithium Ceramic Battery by ProLogium

ProLogium has developed Next Generation Battery 2.0, the Superfluidized Inorganic Lithium Ceramic Battery, representing the Gen 4 of lithium ceramic battery technology, to eliminate the longstanding trade-offs that have constrained conventional lithium-ion batteries and Next Generation Battery 1.0 technology.

Our platform, which represents ProLogium’s Gen 4 lithium ceramic battery technology, is comprised of three main mechanisms: a superfluidized inorganic electrolyte, an all-ceramic separator (which uses our LogithiumTM cell architecture involving a frame-seal design intended to improve moisture isolation, edge short-circuit protection and manufacturability), and an ASM embedded within the electrolyte. We designed the platform to deliver strong electrochemical performance and enhanced safety without external stack pressure in applicable cell configurations, while remaining compatible with high-nickel NCM955 cathode materials and high-capacity anode materials, including 100% silicon-based anodes and, in future development programs, lithium-metal anodes. We believe our architecture enables a cell solution capable of simultaneously achieving critical battery performance metrics, while reducing the traditional trade-offs among performance, safety and manufacturability.

Triple Safety Mechanism

Our Gen 4 lithium ceramic battery is designed with a triple safety mechanism that addresses battery safety at the material, separator and cell-chemistry levels, with the objective of mitigating the risk of internal short circuits, gas generation and thermal runaway under extreme operating conditions.

•

Non-Flammable Electrolyte. Our Gen 4 inorganic electrolyte, a superfluidized inorganic electrolyte, is designed to remain stable under 750 to 900[o]C and high-voltage conditions without generating combustible or toxic gases, according to testing witnessed by a third party.

•

100% Ceramic Separator. Our all-ceramic separator is designed to provide high thermal stability and mechanical robustness. Its thermal stability helps maintain critical electrode separation under abusive operating conditions, reducing the risk of separator shrinkage and internal short circuits. Its mechanical robustness helps withstand stress induced by electrode volume changes and external mechanical impacts, while providing an additional physical barrier against lithium dendrite penetration.

•

Active Safety Mechanism (ASM). Our research indicates that within a temperature range of 125°C to 150°C, our Superfluidized Inorganic Electrolyte is designed to automatically release ASM, which stabilizes both cathode and anode active materials. By addressing key causes of thermal runaway, ASM is designed to interrupt the chain reactions that drive thermal propagation and help prevent the onset of thermal runaway.

At the nickel-cobalt-manganese cathode, ASM is designed to convert the high-voltage cathode active material into a more stable, lower-voltage metal oxide crystalline phase, thereby reducing cathode potential. This phase transformation is designed to stabilize the cathode crystal structure and suppress the release of highly reactive lattice oxygen that could otherwise trigger severe exothermic redox reactions and initiate thermal propagation. At the silicon anode, ASM is designed to convert the low-potential silicon-lithium alloy into a higher-potential silicon-lithium compound, thereby increasing anode potential.

Because ASM acts simultaneously on both the cathode and anode, it is designed to control the cell voltage reduction process. As cathode potential decreases and anode potential increases, the potential difference between the two electrodes progressively narrows, enabling the cell voltage to decrease in a stepwise and controlled manner from approximately 3V to 1V, and ultimately to 0V.

This voltage reduction mechanism differs from that of conventional lithium-ion batteries. In a conventional cell undergoing thermal runaway, an internal short circuit typically causes cell voltage to collapse abruptly from a high voltage directly to 0V. In contrast, the voltage decline observed in the ProLogium Gen 4 cell is driven by the ASM-induced electrochemical stabilization mechanism. The voltage reduction is therefore controlled and intentional, rather than a consequence of internal short-circuit failure.

The Gen 4 platform incorporates an embedded ASM that is designed to activate under elevated temperature and voltage conditions and stabilize active materials at the cathode and anode. In specified accelerated rate calorimetry heat-wait-seek testing of a Gen 4 cell configuration conducted by a third-party laboratory, no thermal runaway was observed from room temperature to above 300°C.

We believe this represents a meaningful breakthrough from the invention of the lithium battery since 1991, across battery chemistries and architectures, including systems using organic liquid electrolytes or solid-state electrolytes, LFP or nickel-cobalt-manganese (“NCM”) cathode active materials, and carbon, silicon-based or lithium-metal anode active materials. Rather than merely slowing the propagation of thermal runaway, ProLogium’s Gen 4 platform is designed to interrupt the thermal chain reaction before thermal runaway occurs. We believe this is one of the key features that differentiates ProLogium from other next-generation battery developers.

Self Discharge
ASM(4) Activating
Stable Phase
Voltage (V)
5.0
4.0
3.0
2.0
1.0
0.0
3V
1V
305
245
185
125
65
5
Temperature(°C)
0
1800
3600
5400
Time (Min)

$V(\text{Full Cell}) = V_{CAM} - V_{AAM} \approx$ ***3V***
CAM = CAM
Si-Li Alloy = Si-Li Alloy

$V(\text{Full Cell}) = V_{CAM'} - V_{AAM'} \approx$ ***1V***
CAM → CAM' (Different Crystalline)
Si-Li Alloy → Si-Li-X Compound

Electrical Performance

Unlike conventional liquid-state or solid-state electrolyte, the Superfluidized Inorganic Electrolyte exhibits non-Newtonian fluid behavior and forms a dynamic coordination network that facilitates highly efficient lithium-ion transport while maintaining homogeneous interface contact and minimal polarization.

This technology aims to designed to introduce a new third ionic transport paradigm that is neither a hybrid nor a compromise between liquid and solid electrolytes. Instead, it establishes a distinct transport mechanism designed to capture the strengths of both liquid and solid electrolytes while exceeding their performance limitations, thereby enabling fast and efficient lithium-ion transport.

Conventional liquid electrolytes rely on long-range solvent-assisted diffusion for lithium-ion transport. The fluid nature of the medium enables high ionic conductivity. However, the relatively low lithium-ion transference number can lead to cation-anion redistribution, generating concentration gradients and polarization losses, particularly under sustained current loads and high-rate charging conditions.

On the other hand, conventional solid-state electrolytes transport lithium ions through hopping mechanisms within a rigid lattice framework. The immobilization of anions contributes to higher lithium-ion transference numbers and improved structural stability. However, the rigid transport pathways can impose limitations on ionic conductivity. In addition, solid-solid interfacial resistance and the need to maintain intimate interfacial contact present significant challenges for practical implementation and large-scale commercialization.

ProLogium’s Gen 4 Superfluidized Inorganic Electrolyte represents a distinct electrolyte type that differs from both conventional liquid and solid-state systems. Rather than combining liquid and solid electrolytes through a conventional hybrid, composite or gel approach, the electrolyte exhibits non-Newtonian fluid characteristics and forms a dynamic coordination network through specially engineered ligands that generate differentiated interactions with cations and anions, strongly immobilizing anions while allowing lithium ions to hop and migrate rapidly through continuously evolving local coordination structures. As the coordination network reorganizes during transport, lithium ions can be efficiently relayed between neighboring coordination sites, enabling a distinct conduction mechanism characterized by short-range, high-efficiency ion transfer with reduced polarization losses.

This transport behavior is designed to exceed the ionic conductivity of conventional liquid electrolytes while delivering the high lithium-ion transference number typically associated with conventional solid-state electrolytes, thereby overcoming the limitations of both conventional liquid and solid-state electrolytes.

•	High lithium-ion transference number. Our research indicates that the Superfluidized Inorganic Electrolyte achieves a lithium-ion transference number of 0.7 to 0.9, approaching the theoretical advantage of sulfide-based solid-state electrolytes of approximately 1.0 and significantly exceeding conventional liquid electrolytes, which typically have a lithium-ion transference number of approximately 0.4. This enables more efficient ion transport, reduced concentration polarization and improved rate capability.

•

Ultra-high ionic conductivity. The Superfluidized Inorganic Electrolyte delivers ionic conductivity of 57 mS/cm at room temperature, according to testing witnessed by SGS. SGS also witnessed and reported ionic conductivity of 20.76 mS/cm at -5°C using the designated conductivity device, which has a temperature measurement limit of -5°C. During the same test, an external wide-range temperature probe employed by ProLogium indicated that the sample temperature had reached -20°C, while the conductivity device recorded ionic conductivity of 12 mS/cm. By comparison, conventional liquid electrolytes and sulfide solid-state electrolytes typically exhibit ionic conductivity of approximately 12 mS/cm at room temperature and approximately 2 mS/cm at -20°C, respectively. This high conductivity supports high-power charging and discharging, as well as strong low-temperature performance.

•

Homogeneous interfacial contact. Unlike sulfide-based solid-state batteries that suffer from solid-solid interfacial challenges and often require substantial isostatic pressure to maintain electrochemical performance, the Superfluidized Inorganic Electrolyte naturally forms homogeneous, self-adaptive interfaces that continuously accommodate electrode volume changes, maintaining intimate contact across material interfaces and support low resistance through its non-Newtonian fluid characteristics.

Enabled by unique characteristics of electrolyte, our research and testing indicate that our Gen 4 lithium ceramic battery technology has demonstrated performance metrics including charging from 5% to 80% in 6.4 minutes, more than 1,000 cycles under specified fast-charging conditions, more than 90% capacity retention at -20°C and high-rate discharge capability up to 15C in selected configurations and applications.

High Energy Density

The breakthrough in safety and electrical performance supports two key pathways toward higher energy density without the traditional trade-offs.

•

Adoption of higher-energy electrode materials. Our Gen 4 platform is designed to support higher-energy electrode materials, such as NCM955 cathode materials, 100% silicon-based anodes and lithium-metal anodes. While these materials typically increase thermal runaway risk in conventional lithium-ion batteries and Next-Generation Battery 1.0 technologies, we believe these risks are effectively mitigated by our proprietary triple cell-level safety mechanism, enabling significant energy density improvements without compromising safety.

•

Adoption of thicker electrode structures. While thick electrodes in conventional batteries often suffer from severe polarization and heat generation, these limitations are significantly alleviated by the high ionic conductivity and high lithium-ion transference number of the Superfluidized Inorganic Electrolyte.

Gen 4 cells using a 100% silicon-based anode configuration have demonstrated 360 to 400 Wh/kg and 860 to 940 Wh/L at the cell level. Our technology roadmap includes a lithium-metal or anode-free configuration that, if successfully developed and commercialized, is targeted to achieve 430 to 470 Wh/kg and 1,000 to 1,100 Wh/L. The lithium-metal configuration remains on our development roadmap and has not yet been commercialized at scale.

Scalable Manufacturability

Our lithium ceramic battery manufacturing flow is designed to reduce the number of process steps relative to conventional pouch cell manufacturing. We have reduced the number of major process steps from 17 to 11, including by streamlining or eliminating certain steps such as slitting, notching, Z-folding stacking, electrolyte injection, vacuum impregnation, degassing, resealing and second formation. We have also reduced dry room coverage ratio by 60% to 70% and shortened the dehydration period from eight hours to eight minutes.

We continue to improve manufacturing productivity through wider process widths, higher line speeds, longer material lengths and improved footprint utilization. By adopting our second-generation manufacturing technology (Gen 2, or G2 in chart below ) we have increased production efficiency by 103 times compared with our first-generation process (Gen 1, or G1 in chart below), which we developed since 2013. We are further advancing our third-generation (Gen3, or G3 in chart below) and fourth-generation (Gen 4 or G4 in chart below) manufacturing technologies to drive additional productivity improvements.

Furthermore, these continuous advancements could potentially reduce factory build-up capital expenditures and support cost competitiveness with conventional lithium-ion battery benchmarks in the United States and Europe, despite delivering a fundamentally differentiated battery technology.

Cost and Scalability

ProLogium’s Gen 4 lithium ceramic battery has the potential to achieve cost levels comparable to conventional nickel-cobalt-manganese lithium-ion batteries at scale. A key enabler is the Superfluidized Inorganic Electrolyte, which is free of rare metals and unstable precursors while allowing using lower-cost industrial-grade raw materials with 98.5% purity, rather than battery-grade materials with 99.9% purity. This is made possible by the purification effect inherent in the superfluidization process, which upgrades raw materials procured with approximately 98.5% purity to 99.9% purity during processing, thereby eliminating the need to procure significantly more expensive materials with 99.9% purity.

In contrast, many solid-state electrolyte technologies rely on rare elements, ultra-high-purity materials or chemically unstable precursors, which can result in higher material costs and limit opportunities for cost reduction through economies of scale.

At the battery pack level, Gen 4 technology may provide additional cost reduction opportunities. Its enhanced safety profile may allow simplified cooling system requirements, while higher cell energy density may enable the use of fewer cells and fewer pack-level components for a given energy target.

Based on the above, ProLogium’s Gen 4 lithium ceramic battery has the potential to reduce battery pack costs by approximately 5% to 10% compared with conventional lithium-ion battery systems.

Market Opportunity

Battery performance has become an increasingly important constraint in transportation electrification, robotics, aerospace, AI data centers and energy infrastructure. Conventional lithium-ion batteries enabled the development of smartphones, portable electronics and electric vehicles, but many high-performance applications continue to require upgrades in energy density, charging time, safety, cold-temperature performance, cycle life, cost and supply chain security.

Since commercializing its batteries in 2013, ProLogium has progressively expanded successive generations of its lithium ceramic battery platform across a broad range of applications, aligning manufacturing scale-up with evolving market requirements.

Early commercialization focused on portable accessories, wearable devices, semiconductor equipment, automated guided vehicles and automotive electronics, where ProLogium’s battery cells have been deployed in products supported by serial purchase orders.

Building on this foundation, ProLogium is planning to expand into the mobility market through its Gen 3 and Gen 4 platforms, including passenger vehicles, commercial vehicles and light electric vehicles. Beyond mobility, ProLogium’s technology is also positioned to address emerging high-growth markets, including AI data centers, aerospace, other ESS, unmanned vehicles and robotics.

DELIVERING SUPERIOR PERFORMANCE FOR CUSTOMERS

MARKET SEGMENT	OPPORTUNITY	ProLogium GEN 4 VS TRADITIONAL LI-ION	
Premium Segment EVs 	Premium passenger applications benefit from extended range, faster charging, and cold-weather performance	**+20~55%** DRIVING RANGE AT LOW TEMP.	**6 MIN** CHARGE TIME
Aerospace 	Stringent weight and volume constraints, and zero-tolerance safety standards. Next Generation Battery is the ideal option and critical enabler	**-30~50%** WEIGHT	**800+ KM** DISTANCE
Maritime 	Highest level of marine battery safety, great specific energy for weight-efficiency, and wide c-rate operational capability for charging and discharging	**ZERO** THERMAL RUNAWAY	**UP TO15C** C-RATE DISCHARGING CAPABILITY
Robotics 	Safety, wide use in extreme environments and longer operating time enabled by high energy density become gating factors to scale major use cases	**+40~55%** WORKING TIME	**-20 TO 60°C** OPERATING TEMPERATURE RANGE
Data Center ESS 	Space limits, fast-discharge, high-power needs, and elevated on-rack safety requirements in Data center applications boost Next Generation Battery adoption	**+2~5X** POWER DENSITY	**-10~20%** HEAT GENERATION

Note: Range includes Gen 4 and Gen 4+ expected performance versus traditional Li-ion.

1

ESS (including BBUs for AI data centers)

As global power demand increases and given the intermittent and less controllable nature of solar and wind power, renewable energy paired with battery energy storage systems has become an increasingly important component of modern power grids and a key enabler for renewable energy to replace traditional coal- and gas-fired power generation and support baseload power needs. At the same time, AI data centers require energy storage solutions for increasing power demand. Accordingly, there is a growing need for battery systems with high energy density, fast charging and discharging capability and enhanced safety characteristics.

AI data centers also require stringent data protection. In the event of an instantaneous power interruption, cached data stored in server memory may be lost immediately and permanently. BBUs are designed to provide immediate high-power output during critical power interruption events, helping ensure that the system has sufficient power to write cached data from memory to solid-state drive storage.

According to BloombergNEF2, average rack power density was only 8 kW per rack in 2024, while designed rack power density is expected to reach up to 1,000 kW per rack by 2028, reflecting a significant increase in power density requirements for AI computing. If all U.S. data centers adopt BBUs, annual battery demand for AI data center BBUs could reach 1.4 GWh by 2035.

As a result, the rapid growth of AI data centers is expected to drive significant demand for batteries used in BBUs and support rapid growth in the BBU market.

In addition, as high-performance chips are highly valuable and sensitive to heat, and BBUs are installed within server racks, BBUs are expected to require a high level of fire safety. As computing demand increases, power consumption and heat generation also increase significantly, while cooling systems occupy an increasing portion of rack space. As a result, BBUs are also expected to require low heat generation and high energy density.

ProLogium’s next-generation lithium ceramic battery is designed to provide strong safety and performance, including resistance to thermal runaway, up to 15C discharging rate, meaning the ability to deliver high power output over a short period of time, fast-charging ability from 5% to 80% within 6.4 minutes, low heat generation and high energy density. Based on these characteristics, ProLogium has begun discussing potential collaboration opportunities with an upstream supplier of a leading U.S. multinational semiconductor company and provide our products for testing.

Robotics and Automation

In an era of aging demographics, declining birth rates and labor shortages, humanoid robots are expected to be deployed across a broad range of daily-life and industrial scenarios, including manufacturing, logistics and healthcare.

Humanoid robots require high uptime and rapid turnaround, which in turn require batteries that can support ultra-fast charging or battery swapping. In steady-state operation, batteries used in humanoid robots must also be capable of stable continuous discharge, high-rate discharge and thermal stability. In addition, because certain humanoid robot applications involve close human interaction, including medical and household use, or may involve deep-tech or defense-related applications, safety requirements are particularly stringent in addition to performance requirements.

ProLogium’s next-generation lithium ceramic battery is designed with inherently safe materials, enabling resistance to thermal runaway while maintaining strong electrical performance. These characteristics are intended to meet the requirements of humanoid robot applications, including 5C continuous discharge, 10C pulse discharge and ultra-fast charging from 5% to 80% in 6.4 minutes.

Through our collaboration with an upstream supplier to leading global robotics brands, our battery cells have passed testing and been incorporated into a demonstration robot. We believe this demonstrates ProLogium’s ability to participate in the global robotics supply chain, and we expect to work with our collaboration partners to support the development of Industry 5.0.

Unmanned Vehicles

Demand for unmanned vehicles has continued to increase in recent years. These applications require high energy density and lightweight battery solutions, such as ProLogium’s next-generation lithium ceramic batteries. The performance characteristics of our products may also support applications with defense-grade technical requirements, including military drones and specialty equipment, which require high-safety batteries capable of operating in extreme temperature environments and providing puncture resistance and explosion resistance.

[2]	BloombergNEF, From Grid to Chip: Electrical Equipment in Data Centers - Key Numbers, accessed June 2026, https://www.bnef.com/insights/38131.

Our batteries are designed to provide enhanced safety. Our batteries could maintain substantially the same voltage of 16.7V after bullet hit, without thermal runaway or ignition, and continue to provide power. In addition, ProLogium’s next-generation lithium ceramic batteries retain more than 90% capacity at -20°C and can support high-rate discharge, making them suitable for applications such as UUVs, UAVs and military marine.

We believe our R&D centers and gigafactories in Taiwan and France position us to explore opportunities in this application area with collaboration partners in Europe and the United States.

Electric Vehicles

Following the first wave of large-scale EV market expansion, EVs are still on track for another record-breaking year. However, passenger EV markets face a significant setback amid slowing demand. According to BloombergNEF’s Electric Vehicle Outlook 20263, global passenger EV sales are expected to reach 35.6 million units in 2030, down from the 39 million units projected in BloombergNEF’s Electric Vehicle Outlook 2025 due to weaker momentum in major markets.

Based on our observations, we believe the limitations of conventional lithium-ion battery technologies have become increasingly apparent and may be a bottleneck to industry growth. When driving range improvements fall short of market expectations, charging convenience remains constrained and safety concerns continue to attract significant attention, the pace of EV adoption may be affected.

These limitations are reflected in several key market challenges:

•

Range anxiety. Rated driving range often differs significantly from real-world performance. Energy consumption can increase substantially in low-temperature environments or at high driving speeds, resulting in a rapid reduction in usable driving range.

•

Charging inconvenience. The deployment of charging infrastructure is constrained by electrical safety requirements, fire protection considerations, grid capacity limitations and regulatory requirements. At the same time, public charging stations typically face lower asset utilization due to long charging times and lower vehicle throughput, limiting operator returns and slowing adoption compared with conventional fuel stations. To improve charging convenience, the industry has increasingly adopted 800V and emerging 1,200V high-voltage platforms. However, these solutions are system-level compensatory measures that require more complex vehicle architectures, more expensive charging infrastructure and higher overall system costs.

•

Safety concerns. Thermal runaway may be triggered by external impacts, internal short circuits, overcharging, battery aging or extreme thermal conditions. Once initiated, thermal runaway can propagate rapidly through a battery system and vehicle, resulting in cascading failures. These events can be difficult to suppress and may increase the complexity of emergency response and occupant evacuation.

•

Lower residual value. To compensate for the lower energy density of LFP cells, the industry has widely adopted highly integrated architectures, such as CTP and CTC designs, to improve system-level energy density. However, as battery systems become increasingly integrated, inspection, repair and partial replacement become more difficult. In the event of battery pack damage, larger portions of the system may need to be replaced, increasing repair costs and potentially affecting insurance costs and vehicle residual values.

Beyond the near-term applications, EV is our longer-term target market and represents an important market opportunity given the overall addressable market size. EVs generally offer a lower marginal cost of ownership

[3]	BloombergNEF, Electric Vehicle Outlook 2026, June 16, 2026, https://about.bnef.com/insights/clean-transport/electric-vehicle-outlook than internal combustion engine vehicles, including lower operating and maintenance costs, making them an attractive choice for many drivers. ProLogium expects broader mass-market automotive adoption to occur after additional scale-up and cost reduction.

We believe ProLogium’s next-generation lithium ceramic batteries are designed to address the limitations described above, which can provide high energy density, strong electrical performance and enhanced safety. These characteristics may allow battery pack designs to be simplified by reducing reliance on external pressure systems, cooling and heating modules and ultra-high-voltage architectures that are used to compensate for insufficient fast-charging capability. As a result, our technology may improve the volumetric and weight efficiency of battery packs, reduce overall system costs and preserve better repairability and recyclability.

In addition, ProLogium’s next-generation lithium ceramic batteries are not only designed to deliver improved battery performance, but also to support commercially viable manufacturing and a clear cost-reduction pathway.

Since 2022, ProLogium has entered into collaborations with, and received strategic investments from, globally recognized automotive manufacturers, including Mercedes-Benz and VinFast.

Over the years, ProLogium has provided successive generations of battery cells incorporating increasingly advanced chemistry systems for Mercedes-Benz’s testing and evaluation. In addition to cell-level performance validation, the parties have also evaluated various cell formats, including pouch cells, prismatic cells and ProLogium’s proprietary Bi-Polar module architecture, to identify an automotive battery platform solution that can best leverage the advantages of ProLogium’s battery technology. As part of this long-term collaboration, ProLogium has also fulfilled key strategic commitments under the common development agreement, including establishment of its European manufacturing footprint through the Dunkirk gigafactory in France. The commencement of construction of ProLogium’s Dunkirk gigafactory represents an important milestone in supporting potential future commercialization in the European market.

In 2023, ProLogium obtained IATF 16949 certification, which we believe not only represents a key qualification for supplying OEMs, but also reflects investor confidence in ProLogium’s production capabilities and development potential, as well as its ability to participate in the automotive supply chain.

In 2025, ProLogium entered into a memorandum of understanding (“MoU”) with Rimac Technology, a globally recognized Tier-1 supplier to high-performance supercar manufacturers, to jointly develop a next-generation battery platform. The platform combines ProLogium’s Gen 4 lithium ceramic battery technology with Rimac Technology’s expertise in high-performance battery pack design and integrates advanced technologies to address the demanding requirements of the electric vehicle market.

In June 2026, we executed a MoU with OPmobility, a France-based global automotive component and technology Tier-1 supplier. The collaboration framework focuses on technical colloborations and joint development relating to the integration of our Gen 4 cells into electric vehicle battery modules and/or battery packs. This initiative is intended to support the development of high-performance, system-optimized and cost-competitive battery solutions for the global electric vehicle market.

In January 2026, ProLogium expanded its EV-related applications beyond passenger cars. Together with Kyushu Electric Power Co., Inc. and Nakayama Iron Works Co., Ltd., ProLogium debuted a 24V battery module powered by its next-generation battery technology at CES 2026. This collaboration, together with the existing module manufacturer and sales agent, forms an integrated value chain from cells to end products. We believe this collaboration model ensures quality, performance and cost optimization from technology development to market application and demonstrates our ability to build an efficient value chain.

Our Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and have contributed to our success:

Early Mover in Solid-State Battery Commercialization and Development

We are an early mover in the development and commercialization of next-generation solid-state battery technology. Founded in 2006, we have spent two decades developing battery technology and have progressively advanced our lithium ceramic battery platform from smaller-format commercial applications to larger-format cells designed for electric vehicles and other high-performance applications. We commercialized solid-state batteries in 2013, primarily for use in smartphones charging cases and since then, we have delivered in the aggregate more than 2.4 million battery products to our collaboration partners and customers, including cells used in automotive audio systems and approximately 10,000 samples for automotive applications. We believe this commercialization history provides us with practical operating know-how in cell design, materials selection, process engineering, quality control, customer testing and application-specific product development.

Building on this foundation, we introduced our Gen 4 lithium ceramic battery platform to address evolving market demand for higher safety, stronger electrical performance, higher energy density and scalable manufacturability. We believe our ability to translate core battery technology into commercial products and customer validation programs differentiates us from many development-stage battery companies and positions us to pursue broader commercialization across electric vehicles, aerospace, robotics, data center energy storage systems and other high-performance applications.

Expanding Collaboration Network and Ecosystem Relationships

We have established a broad network of relationships with customers, collaboration partners and ecosystem participants across EV, aerospace, robotics, ESS, maritime and other applications that demand high energy density, fast charging, enhanced safety and manufacturability. These relationships include purchase orders, MoUs, letters of intent, development agreements, technical evaluation programs, commercial discussions, strategic investments and other arrangements. They are intended to support product evaluation, technical validation, application-specific development, customer qualification and commercialization of our lithium ceramic battery technologies.

Our collaboration partners include multiple European, American, and Japanese OEMs, such as Mercedes-Benz, multiple automotive Tier-1 suppliers, aerospace and maritime manufacturers, as well as ESS providers, UUVs, UAVs and robotics manufacturers in Europe, the United States, Japan and Taiwan.

We believe these relationships reflect market interest in our technology platform and provide opportunities to align our product roadmap with the technical, safety, performance, integration, manufacturing and qualification requirements of customers across multiple end markets. In addition, our relationships with upstream materials, automation, energy management and recycling partners support our efforts to strengthen supply chain resilience, improve manufacturability, enhance cost competitiveness and develop a more integrated commercialization ecosystem for our lithium ceramic battery platform.

Technology Designed to Balance Energy Density, Safety and Performance

Our Gen 4 platform is designed to address multiple customer requirements simultaneously, including thermal safety, high energy density, fast charging, low-temperature performance and high-rate discharge capability. We believe these characteristics are important for all segments of EVs and other demanding applications, where customers require not only higher battery performance, but also safety, reliability and manufacturability. Our Gen 4 architecture is designed to support high-capacity cathode and anode materials while incorporating an inorganic, non-flammable electrolyte and ceramic separator, which are intended to improve thermal stability and reduce thermal runaway risk. Unlike certain solid-state approaches that require external pressure to maintain interface contact, our Gen 4 architecture is designed to operate without external pressure in applicable configurations. If validated at scale, this pressure-free design may simplify module and pack architecture, reduce the need for additional pressure-management components and support greater flexibility in vehicle and system-level design.

Global Manufacturing Footprint and Resilient Supply Chain

We operate manufacturing and R&D facilities in Taiwan and are developing our Dunkirk site in France, which is expected to serve as our European production base. Our French project is expected to benefit from subsidies of up to €1.375 billion, including amounts that are expected to be tied to project milestones. We believe our Taiwan-France manufacturing footprint, together with our potential North American expansion, positions us to serve customers across Asia, Europe and North America and may be attractive to customers seeking geographically diversified supply chain alternatives. This footprint may also help address customer requirements for localized or trusted supply chains, support compliance with regional sourcing and industrial policy objectives, and reduce exposure to uncertainties arising from evolving trade policies, tariffs, export controls and geopolitical tensions, including U.S.-China trade tensions from time to time. Over time, we expect this footprint to support customer qualification, regional supply continuity, supply chain resilience and the localization requirements of EV and other strategic end markets.

Extensive Intellectual Property Portfolio

As of July 31, 2026, we had 1,060 approved patents and 146 patent applications, representing a total of 1,206 patents and patent applications, reflecting a portfolio developed over nearly two decades of battery technology development. In addition, we focus on patent quality, rather than patent volume alone. Among the patents we have obtained, 1,040 are invention patents. Our patent portfolio covers key aspects of our technology platform, including cell architecture, ceramic separators, electrolyte systems, active safety features, anode materials, battery systems and manufacturing equipment. We believe this portfolio provides meaningful protection across our core technologies and may support future commercialization strategies, including product sales, strategic collaborations and potential licensing arrangements.

Our Growth Strategy

Technology Advancement and Phased Product Commercialization

We intend to continue advancing our lithium ceramic battery technology while commercializing our products in phases across markets where we believe our technology offers meaningful performance advantages.

We currently rely on our Gen 3 chemical system to serve existing customer demand, while advancing Gen 4 technology as our next-generation platform. We are preparing Gen 4 technology for planned mass production in early 2027, subject to successful technical validation, supply chain readiness, manufacturing scale-up and customer qualification.

Our production facilities are designed to support a rapid transition from Gen 3 to Gen 4 technology. Because Gen 3 and Gen 4 technologies share certain manufacturing foundations, including our lithium ceramic battery architecture, ceramic separator know-how and core process capabilities, we believe our existing manufacturing platform can be smoothly adapted to support Gen 4 production without requiring a complete replacement of our production infrastructure, as the transition from Gen 3 to Gen 4 production requires modifications to only one of our 11 manufacturing process steps. This design is intended to shorten the transition period from Gen 3 to Gen 4, reduce scale-up risk and allow us to leverage existing operating experience, equipment know-how and process control capabilities as we prepare Gen 4 technology for planned mass production.

Our commercialization strategy is based on staged market expansion. We began with small-scale batteries for consumer electronics and wearable devices in 2013 and expanded to large-format batteries samples for electric vehicles in 2016. We expect Gen 4 technology to serve as a core platform for our future product development and intend to continue broadening its applications over time. In the near term, we plan to prioritize premium and high-growth end markets where we believe Gen 4 lithium ceramic batteries have clear performance advantages, including premium automotive, aerospace, robotics and data center energy storage system applications. As our production capacity increases and our cost structure improves, we also expect to pursue broader mass-market automotive opportunities.

Global Manufacturing Capacity Expansion

We intend to expand our global manufacturing capacity through a geographically diversified production footprint across Taiwan, France, other Asia-Pacific markets and North America. Taiwan serves as our current production base and giga-scale demonstration platform. In the Asia-Pacific region, we are discussing additional opportunities with collaboration partners in South Asia and Japan.

France is expected to serve as the principal site for our next phase of global capacity expansion. Our second battery gigafactory is located in Dunkirk, France. Groundbreaking for the Phase 1 facility took place in February 2026, and the project is now proceeding through the detailed design and construction stages. The Phase 1 facility will have a designed production capacity of 4.0 GWh when complete, which we expect to achieve by gradually 2030. The Dunkirk site will have a maximum designed production capacity of 44.0 GWh. The planned Dunkirk site is expected to benefit from approximately €1.375 billion in financial subsidies from the French government, subject to the satisfaction of applicable conditions.

In North America, we have initiated discussions with U.S. government agencies, are conducting site selection across multiple U.S. states and are evaluating a model under which inlays, which are semi-finished cells comprising the anode, cathode, ceramic separator and electrolyte, would be supplied by our production facilities in Asia or Europe and assembled by potential customers in the United States.

We believe our geographically diversified manufacturing strategy and global supply chain will allow us to better address customer requirements regarding supply chain geography, localization and resilience. We expect the Dunkirk site to operate alongside our Paris-Saclay research and development center to provide localized technical support and help establish a more resilient and localized battery supply chain in Europe.

Flexible Commercial Model including Direct Sales and Licensing

We intend to further commercialize our technology through a flexible commercial model that includes direct cell or inlay sales, licensing arrangements and partner-enabled assembly. Our proprietary inlay structure provides us with flexibility to sell products directly, license our technology and build capacity with value chain partners, which we believe may help reduce cost, increase revenue opportunities and support broader market adoption.

Under our direct sales model, we intend to focus our capital and operating resources on high-value front-end inlay manufacturing, while selectively partnering with third-party battery manufacturers and original equipment manufacturers for back-end assembly and related downstream manufacturing activities. This approach is designed to allow us to retain control over our core technology, proprietary materials and critical process know-how while reducing the need to build all downstream cell assembly capacity ourselves.

Under our licensing model, which is intended to operate in a manner similar to the vertical disintegration model used in the semiconductor industry, we expect to produce the core inlay (single layer of cell) and supply it through direct sales or licensing arrangements to cell manufacturers, module integrators or original equipment manufacturers, which would then complete back-end cell assembly and integration into end-market products. We believe this model may help reduce the constraints of traditional closed lithium-ion battery supply chains, enhance integration efficiency across different industry sectors and promote value creation and benefit sharing across the ecosystem.

SUCCESSFUL STORY THROUGH THE STRATEGIC PARTNERSHIP

THE PROPRIETARY CELL STRUCTURE, INLAY, ENABLES A FLEXIBLE BUSINESS/PRODUCTION MODEL.

Producer

ProLogium

FRONT END PRODUCTION

Inlay is produced by ProLogium and delivered to each region for backend assembly.

Inlay Shipment →

KYUSHU ELECTRIC POWER CO.,INC.

BACK END PRODUCTION

Final battery cell will be assembled at Strategic Partner's site near the customer.

Finished product

INLAY

Proprietary single cell structure consist of electrodes , separator, electrolyte.

Anode Electrode
Ceramic Separator / Electrolyte
Cathode Electrode
Inlay

55 layers of Inlays ≈ 1 Cell

According to required capacity

POUCH / PRISMATIC CELL

Process Steps

Electrode Preparation	Electrode Attachment	Cell Assembly / Formation	
Slurry Mixing	Dehydration	Blanking	Packaging
Coating	Electrode attaching	Inlay Stacking	Sealing
Calendaring	Hot Lamination (Panel)	Tab Welding	Formation
Glue Sealing			

Cost down Drivers

ProLogium's **Inlay** architecture enables simplification of slitting and notching as well as less assembly steps.

Electrolyte filing, degassing, sealing are not required for next-generation battery formation process due to absence of solid-liquid interface.
No dry room required.

This flexible commercialization model is designed to allow us to address different customer requirements, production locations and regional supply chain needs without building all downstream cell assembly capacity ourselves, while enabling us to retain control over our core technology, proprietary materials and critical process know-how.

Cost Optimization and Margin Expansion

We intend to pursue cost optimization and margin expansion by improving manufacturing efficiency, reducing production complexity and increasing economies of scale. Our lithium ceramic battery manufacturing flow is designed to reduce the number of major process steps relative to conventional pouch cell manufacturing, including eliminating certain steps such as electrolyte injection, vacuum impregnation, degassing, resealing and second formation. We have also reduced dry room coverage and shortened key dehydration processes, which we believe may lower facility requirements, improve throughput and reduce manufacturing costs over time.

In addition, our Gen 4 lithium ceramic battery platform is designed to support cost reduction at both the cell and pack levels. At the cell level, our Superfluidized Inorganic Electrolyte is designed to use lower-cost industrial-grade raw materials rather than higher-purity battery-grade materials and purify it during our material production process, while our process improvements are intended to increase yield, line speed and footprint utilization. At the pack level, the higher energy density and enhanced safety profile of our technology may enable simplified pack designs, reduced cooling and safety system requirements and fewer pack-level components for a given energy target.

As we scale production across our Taiwan and France manufacturing footprint and continue to advance our next-generation manufacturing technologies, we expect improved capacity utilization, procurement scale, process automation and manufacturing learning curves to support lower unit costs. We believe these initiatives provide a pathway to improved gross margin and long-term cost competitiveness with conventional lithium-ion battery systems, subject to successful manufacturing scale-up, supply chain readiness, customer qualification and market adoption.

Research and Development

ProLogium’s research and development activities focus on improving battery safety, energy density, fast-charging capability, low-temperature performance, cycle life, manufacturability, cost efficiency, application-specific design and proprietary material development. We conduct our research and development activities primarily in Taiwan and France, including at our facilities in Taiwan and our Paris-Saclay R&D center in France. As of March 31, 2026, we had 195 employees on our research and development team.

Core R&D Areas

Our current R&D programs include: (i) optimization of the Superfluidized Inorganic Electrolyte and related configurations; (ii) ASM; (iii) further development of the all-ceramic separator and Logithium architecture; (iv) development and qualification of high-silicon and lithium-metal or anode-free anode configurations; (v) integration of high-nickel cathodes and other cathode systems; (vi) cell format, module and pack design for customer applications; and (vii) manufacturing process automation, yield improvement and quality control.

R&D and Product Development Control Process

We have established a comprehensive R&D and product development control process that covers the full product development and validation cycle, from the introduction of new materials, electrochemical system development and cell architecture design to product size scale-up and mass production introduction.

Each development stage is subject to clearly defined validation requirements, quality standards, stage-gate review mechanisms, checklist items that must be completed before progressing to the next stage and minimum validation batch quantity requirements. All new materials, new chemical systems and new product specifications must complete each stage of validation and pass the applicable reviews in accordance with established development control procedures before entering the next development stage.

As a result, before any new material system, chemical system or cell size is formally introduced into a mass production line, its technical feasibility, performance, reliability and manufacturability will have been confirmed through a stage-gate validation process.

Technology Roadmap

ProLogium’s earlier technology generations established its lithium ceramic architecture and manufacturing foundation. Its Gen 3 platform introduced high-silicon anode chemistry and fast-charging improvements. Its Gen 4 platform uses the Superfluidized Inorganic Electrolyte and is targeted at 360 to 400 Wh/kg with 100% silicon-based anodes. Future development work includes lithium-metal or anode-free configurations targeted at

430 to 470 Wh/kg, which remain subject to technical, manufacturing and commercialization risks. Through our advanced technology platform, we aim to achieve reasonable cost, scalable manufacturability, high safety, strong electrical performance and high energy density.

Intellectual Property

As of July 31, 2026, we had 1,060 approved patents and 146 patent applications, representing a total of 1,206 patents and patent applications, reflecting a portfolio developed over nearly two decades of battery technology development.

We focus on patent quality, rather than patent volume alone. Among the patents we have obtained, 1,040 were invention patents. ProLogium has established a comprehensive patent portfolio covering (i) cell architecture, (ii) cell platforms, (iii) chemical systems, (iv) electrolyte materials and related material treatment, (v) manufacturing processes and equipment, (vi) module design and (vii) recycling ecosystems. In addition, we have 41 registered trademarks to protect our brand names, product names, logos and other commercial identifiers associated with our business and technology platform.

Specifically, ProLogium’s core competitive advantage is anchored by its Logithium™ cell architecture, which was designed and established in 2010. We believe this cell architecture is not merely a cell architecture design, but also a foundational platform for our subsequent structural materials, cell manufacturing processes, related production equipment and bi-polar module packaging technologies. Based on the Logithium™ cell architecture, ProLogium has further developed a group of cell platform patents covering ceramic separators, composite solid-state electrolytes, active safety mechanisms and superfluidized inorganic electrolytes.

ProLogium’s patent portfolio is not tied to a single material, but is built on an evolving platform architecture capable of supporting multiple generations of chemical system development. On the basis of our existing cell platform, we believe we can flexibly introduce new anode technologies and materials engineering technologies without rebuilding our manufacturing platform. ProLogium has also accumulated more than a decade of production experience, which differentiates us from many competitors. Based on the Logithium™ cell architecture, we have developed a patent portfolio covering various cell manufacturing processes. These patents cover key process technologies developed through our progression from sheet-by-sheet production to roll-to-roll production and giga-level demonstration lines, as well as proprietary production equipment, automation systems and engineering integration technologies.

In addition, ProLogium has developed multiple module packaging technologies, including bi-polar technology, multi-axes bi-polar technology and repairable module designs. Because our lithium ceramic battery cells do not use conventional liquid electrolytes, they offer enhanced recyclability. Our related patent portfolio covers ceramic separator phase-preserving recycling, silicon-anode material reuse, electrolyte recovery technologies, cell disassembly technologies and battery circular utilization processes, which may help improve material recovery rates and reduce battery full lifecycle costs.

As a result, compared with many next-generation battery companies whose patent portfolios are concentrated on a single material, product or laboratory-stage technology, ProLogium’s patent strategy is built around a comprehensive technology platform spanning the entire battery value chain. We believe this vertically integrated patent portfolio establishes high technical barriers to entry. By protecting technologies across materials, architecture, chemical systems, process engineering and mass production manufacturing, competitors may face greater challenges in developing alternative technical approaches that avoid our proprietary technologies. We believe this comprehensive intellectual property strategy supports our efforts to maintain technology leadership, support future commercialization and profitability. In addition, our patent portfolio may provide opportunities for future licensing arrangements and other forms of intellectual property monetization.

Manufacturing and Supply

We have four facilities in Taoyuan, Taiwan, consisting of two facilities in Zhongli, one facility in Nanyuan and one gigafactory in Taoyuan Science Park. In addition, we are developing the planned Dunkirk site in France.

Production Facilities

Taoke facility is our primary production facility and gigafactory. This facility supports process validation, initial customer supply, cell and inlay (single layer of cell) production, manufacturing scale-up and serves as a precursor for our Dunkirk gigafactory in France. The Taoke facility currently adopts Gen 3 technology and has achieved a designed production capacity of 1.0 GWh for cathode and anode electrodes and 0.5 GWh for cells, which we plan to further increase to 1.0 GWh by 2030. Our designed production capacity is based on the rated throughput of manufacturing equipment and other production parameters.

We are developing a second gigafactory in Dunkirk, France. The project is intended to support European customer demand, provide a localized supply chain and work closely with our Paris-Saclay R&D center. Groundbreaking for the Phase 1 facility took place in February 2026, and the project is now proceeding through the detailed design and construction stages. The Phase 1 facility will have a designed production capacity of 4.0 GWh when complete, which we expect to achieve gradually by 2030. The Dunkirk site will have a maximum designed production capacity of 44.0 GWh. We define designed production capacity as the estimated annual battery cell production capacity based on engineering design specifications. Designed capacity represents the annual production capability expected to be achieved once all planned production lines have been fully installed, qualified and commissioned, and are operating under normal operating conditions at targeted throughput and yield levels.

A significant portion of our production facilities is currently used for research and development activities and product development in Taiwan. These facilities support materials research, cell design, process engineering, prototype production, testing, validation, battery pilot production samples and customer-specific product development. In addition, these production lines are designed as flexible production lines. Although we had unallocated production overhead associated with idle capacity in 2024 and 2025, once we enter into large-scale production in the future, we expect to be able to rapidly reconfigure such flexible production lines to meet significantly increased product demand.

Manufacturing Process

We have accumulated more than a decade of experience in manufacturing, progressing from early sheet-by-sheet production lines and roll-to-roll production lines to our current GWh-level demonstration factory.

In addition, our Taiwan manufacturing base obtained IATF 16949 certification for automotive quality management systems in 2021. Our quality management system is built in accordance with the six core tools of the automotive industry, including Advanced Product Quality Planning (APQP), Control Plan (CP), Failure Mode and Effects Analysis (FMEA), Measurement System Analysis (MSA), Statistical Process Control (SPC), and Production Part Approval Process (PPAP). These methodologies have been systematically incorporated into our product development, process validation, production control and customer qualification processes to support robust manufacuring process management.

To further ensure manufacturing consistency and product quality, we have established a comprehensive quality control engineering system covering raw material validation, process control, equipment monitoring, in-line inspection, finished product validation and reliability testing. We have incorporated quality control points throughout our manufacturing process and implemented a real-time statistical process control system that displays trend charts for key quality control points at each workstation. This system is designed to facilitate early detection of process deviations, systematically reduce quality risks and support continuous process improvement and product quality enhancement. We believe these capabilities demonstrate the depth of our process management and the discipline of our quality control system in a mass production environment designed to meet automotive-grade requirements.

Compared with many other next-generation battery companies that are still at an early stage of production, we have accumulated more than ten years of production experience, which we believe provides a solid foundation for future production scale-up.

Supply Chain and Partner Assembly

We source or expect to source key materials, equipment and services from established chemical, battery materials, equipment, industrial automation and recycling partners. We have mitigated key raw material supply risks, including lithium supply risk, by collaborating with multiple well-known cathode material manufacturers and lithium salt suppliers.

Under the inlay model, we expect to produce core inlay structures at centralized facilities and work with partners to complete downstream cell, module or pack assembly. This approach may allow us to expand in local markets without constructing all downstream capacity.

Government Subsidy

We expect the Dunkirk project to be eligible for French state aid of up to approximately €1.375 billion, subject to the terms and conditions of the applicable grant documents. The subsidy scheme consists of two main payment streams: an advance payment of approximately €275 million, which was deposited into an escrow account in November 2024, and milestone payments linked to specific conditions concerning research and development, industrialization, permitting, customer qualification, equipment installation and production capacity.

To withdraw funds from the escrow account, we must satisfy specific drawdown conditions, which primarily include: (1) proof of eligible expenditures, such as equipment invoices and engineering contracts; (2) compliance with a financial ratio requirement under which, as of each payment of aid (including each debit from the escrow account but excluding the deposit of the advance payment into the escrow account), the aggregate cumulative amount of aid paid to us, divided by the aggregate amount of equity of ProLogium Technology Europe SAS and its authorized entities incorporated in France, may not exceed 2:1. As of the date of this proxy statement/prospectus, we were in compliance with the financial ratio requirement, and the ratio of cumulative aid to equity was 1.42:1, calculated using cumulative aid of €15.2 million and equity of €10.7 million; and (3) statutory periodic reports and a certificate of no tax arrears. The remaining subsidy amount is expected to be disbursed in phases over the project implementation period through 2032, as nine key milestones are progressively achieved, covering research and development, site permitting, equipment installation and cumulative capacity targets.

Our final grant amount will depend on our ability to meet the applicable payment conditions, including financial ratios, monitoring and reporting requirements, intellectual property certification and the non-occurrence of specific termination events. Capacity-based payments will depend on the delivery of specified cumulative production capacity at the Dunkirk site, with ultimate targets of 44 GWh for inlays and 10 GWh for cells. If we fail to achieve certain capacity targets or fail to comply with the grant documents, the subsidy amount may be reduced, and we may be required to repay any previously received excess amounts.

Payment Stream	Amount	Condition
Stream 1 — Subsidy advance payment deposited in the escrow account	€274,952,137	Paid into the escrow account upon signing as part of the security package. This advance payment includes approximately €248.4 million related to First Industrial Deployment (“FID”) capacity expenditures and approximately €26.6 million related to non-FID research, development and innovation (“RDI”) expenditures.

Stream 2 — Milestone payments	Maximum amount after the advance payment: €1,099,808,550	To be disbursed across nine milestones between 2024 and 2032, subject to the satisfaction of general payment conditions and milestone-specific RDI or capacity conditions.

Facilities

Our principal offices and facilities are located in Taoyuan, Taiwan, including the Zhongli facility, Zhongli second facility, Taoke facility, Nanyuan facility and Huayake office. We also maintain operations in France, including our Paris-Saclay R&D facilities, Dunkirk offices, factory land and related facilities. These facilities are used for research and development, process engineering, manufacturing, administration and support functions.

Our leased facilities in Taiwan comprise approximately 803,737 square feet in the aggregate, consisting of approximately 68,759 square feet at the Zhongli facility, approximately 33,716 square feet at the Zhongli second facility and approximately 650,362 square feet at the Taoke facility, approximately 40,592 square feet at the Nanyuan facility, and approximately 10,308 square feet at the Huayake office. Our facilities and leased or controlled land in France comprise approximately 997,523 square meters in the aggregate, including the Paris-Saclay R&D lab, Dunkirk office space, Dunkirk factory land and related dormitory space. These facilities are primarily used for R&D and manufacturing activities. We believe our existing facilities are adequate to meet our current operating needs. To support our planned growth, we are constructing additional facilities in Dunkirk, France.

Sales Models

Product sales

We sell battery cells and battery packs through direct sales, distributor sales and agent sales.

Under our direct sales model, we sell solid-state battery products to customers. For certain battery pack sales, the legal form of the arrangement may involve an initial transfer of battery cells by us to a distributor, followed by a subsequent transfer of the battery cells from the distributor to a processor. However, in substance, the arrangement constitutes a single integrated production flow designed to facilitate the assembly of our battery cells into completed battery packs for ultimate sale by us to the end customer. The battery cells are transferred to the distributor and processor solely for the purposes of being incorporated into completed battery packs, and neither the distributor nor the processor has substantive rights to redirect the battery cells for independent use, unrelated sales or alternative uses. Accordingly, these intermediate transfers are not treated as separate sales by us. We recognize product sales only when the completed battery packs are ultimately sold to the end customer in accordance with the applicable contractual terms.

Under our distributor sales model, we sell battery cells or battery packs to distributors, which then resell the products to end customers.

Under our agent sales model, we sell battery cells or battery packs to customers through sales agents.

Service sales

We are also engaged in MoUs, development agreements and sample validation programs with other OEMs and Tier-1 suppliers, including Ford, OPmobility, Rimac Technology, FEV Group, and CEA, to assess the compatibility and adaptability of our battery platform across various vehicle architectures.

Partnerships

We have built global collaborative partnerships to develop and validate the commercial applications of our lithium ceramic battery technology across automotive, industrial, energy storage and emerging markets. We have received strategic investments from globally recognized automotive manufacturers, including Mercedes-Benz and Vinfast. We also entered into a common development agreement with Mercedes-Benz, completed its request-for-information (RFI) and are currently in discussions regarding our capabilities as series supplier of our next-generation lithium ceramic batteries. In addition, we entered into a development agreement and MoU with Vinfast and had advanced to C-sample validation process.

We are also engaged in MoUs, development agreements and sample validation programs with other OEMs and Tier-1 suppliers, including Ford, OPmobility, Rimac Technology, FEV Group, CEA and certain other parties that prefer to remain confidential, to assess the compatibility and adaptability of our battery platform across various vehicle architectures.

We intend to continue working closely with Mercedes-Benz and other OEM partners to advance prototype vehicle validation, full-vehicle testing and further product integration. We believe these relationships and development activities provide a basis for potential early-stage commercial revenue and market expansion. Our objective is to convert the technical collaboration results accumulated over the years into future commercial opportunities and mass production orders.

In addition to passenger vehicles, we have further expanded the potential application scope of our technology to light electric vehicles (“LEVs”). Collaborative technical evaluations are currently underway with leading brands from Europe, America and Japan, GWA Energy, Darfon Energy Technology and a Taiwan-based e-Mobility manufacturer regarding implementations in e-cargo bikes, e-bikes and smart electric scooters, respectively. We are also exploring off-highway vehicles as another potential application area as we continue to broaden the deployment of our technology.

We have also established collaborations with top-tier electronic component and module ODM companies in Taiwan to support next-generation battery module development, power integration platforms, automated systems and backup battery applications for AI data centers.

The following sets forth our relationships with our collaboration partners across North America, Asia and Europe:

Kyushu Electric Power and Nakayama Iron Works: We have entered into a tripartite collaboration with Kyushu Electric Power, a Japanese utility company, and Nakayama Iron Works, a Japanese manufacturer, specializing in the manufacturing of industrial machinery and equipment. Under this collaboration, Kyushu Electric Power is responsible for the design of the 24-volt direct current battery module and has established a new company in Japan dedicated to cell assembly. Through this collaboration, we have combined Kyushu Electric Power’s energy management expertise with Nakayama Iron Works’ industrial application capabilities to integrate our lithium ceramic battery technology into Nakayama Iron Works’ Electric Self-Propelled Soil Improvement Machine, NE100MG. This collaboration supports our potential future expansion into heavy industrial equipment and ESS applications, while allowing us to evaluate the performance of our technology in demanding operating environments and supporting our entry into the industrial market.

Elysian Aircraft: We have entered into a commercial alliance with Elysian Aircraft, a Dutch all-electric aviation pioneer backed by Panta Holdings and KLM and a partner of Dassault Systèmes, to bring our Gen 4 lithium ceramic battery technology to Elysian Aircraft’s aircraft with a target range of 1,000 kilometers.

Waaree Energies: We are in discussions with Waaree Energies, an Indian solar energy company regarding a potential collaboration to integrate our battery solutions to their AI data centers and premium EVs.

Darfon Energy Technology: We have established a strategic collaboration program with a Taiwan-based emobility and smart energy manufacturer, Darfon Energy Technology, to jointly develop potential applications, including light electric vehicles. This collaboration combines our Gen 4 lithium ceramic battery technology with its expertise in battery pack integration and power management.

Schneider Electric: We have entered into a MoU with a France-based specialist in automation and digitalization to support the construction and optimization of our French gigafactory. Under this collaboration framework, Schneider Electric provides advanced automation technologies, digital twin technologies and energy management software to support the scalability and high-yield production required for our commercial deployment.

Arkema Group: In 2024, we entered into a non-binding letter of intent with Arkema Group, a specialty materials company, relating to cooperation in the validation of certain material formulations for potential use in our battery technology. This collaboration focuses on evaluating and adapting certain polymer materials for potential applications in ProLogium platform and reflects a shared intent to explore future cooperation.

A South Korea-based steel and battery materials manufacturer: We received a strategic investment from a South Korea-based manufacturer, specializing in steel and battery materials such as lithium and battery active materials. Our collaboration strengthens our ecosystem, positioning them as a strategic shareholder and a key potential supplier of battery materials.

A France-based battery company: We executed a MoU with a France-based battery company to explore the integration of our next-generation lithium ceramic batteries into its battery systems using our proprietary inlay technology, with the aim of advancing the development of next-generation energy storage solutions.

Robotics sector: At CES 2026, we announced our collaboration with a Taiwan-based power and thermal management solutions provider that partners with leading global robotics companies. This joint collaboration aims to expand the potential application scope of our products beyond the automotive sector and leverages the complementary expertise of both parties to advance technology integration and innovation for next-generation battery solutions.

Energy management and storage sector: We are actively engaged in discussions regarding a potential collaboration with Schneider Electric in energy management for uninterruptible power supply, and battery energy storage system, products for data centers that require short-duration, high-power output.

Maritime sector: We are in discussions with maritime industry leaders, including Corvus Energy and a France-based energy transition solution provider, to evaluate the feasibility of integrating our battery technology into vessel propulsion and auxiliary energy storage systems, with a focus on meeting the stringent safety and thermal stability requirements of maritime operating environments.

Opportunities in emerging new markets: We have commenced technical discussions with a U.S. aerospace manufacturer and space technology company to evaluate the potential application and validation of our Gen 4 lithium ceramic battery technology under extreme operating conditions. In addition, we are engaged in commercial discussions with a leading U.S. e-commerce company to explore potential applications in cargo drones. Beyond package delivery, this collaborative development effort has further expanded into electric vertical take-off and landing technology, and we have also commenced discussions with a European manufacturer, invested in by AxL Motors, a U.S.-based mobility solution company.

Upstream and downstream partners: We have established close strategic relationships with upstream and downstream partners to support product evaluation, application-specific development and commercialization of our battery technologies. We believe engagement with these partners is important to aligning our product roadmap with application-specific requirements, including energy density, fast charging, safety, cycle life, battery pack integration, manufacturability and cost.

Competitive Landscape

The battery industry is highly competitive and rapidly evolving. We compete with conventional lithium-ion battery manufacturers, automotive OEMs with internal battery programs, diversified battery and materials companies, and development-stage companies pursuing solid-state, semi-solid-state, lithium-metal, silicon-anode and other next-generation technologies.

Large incumbent manufacturers have substantial manufacturing scale, customer relationships, supply chains and financial resources. Automotive OEMs and technology companies are also investing in next-generation battery development. Development-stage solid-state or quasi-solid-state companies have announced their own technologies, customer relationships and commercialization plans.

We believe that we compete based on energy density, safety, charging rate, low-temperature performance, cycle life, cost, manufacturability, production history, demonstrated production capability, commercial shipment history, third-party quality management system certifications, such as IATF 16949 and ISO 9001, customer validation, intellectual property and supply chain localization. We also believe that our Gen 4 platform, inlay model and global manufacturing footprint may differentiate us in all segments of automotive and high-performance applications.

Government Regulation and Compliance

Our business activities are global and are subject to various laws, rules, and regulations of the jurisdictions where we operate. There are government regulations, in Taiwan, France, the European Union and other applicable jurisdictions, pertaining to battery safety, transportation of batteries, use of batteries in cars, factory safety, worker health and safety, and disposal of hazardous materials. The license and sale of our batteries abroad is likely to be subject to export controls in the future, and we will ultimately have to comply with these regulations to sell our batteries into the market. There are also workplace health and safety regulations, which require that certain information be provided to employees.

In Taiwan, the Factory Management and Counseling Act requires factories to obtain registration and approval including, without limitation, a Factory Registration Certificate for each factory established in Taiwan, in order to determine whether their operations involve pollution or hazardous materials, and to receive guidance from the competent authorities regarding factory establishment, production, and registration. Pursuant to the Standard for Installation of Fire Safety Devices Based on Use and Occupancy and other applicable fire safety laws and regulations, factories established in Taiwan are required to install and maintain fire safety equipment and facilities in accordance with prescribed standards, conduct periodic fire safety inspections, and implement such other fire safety compliance measures as may be required by the competent authorities from time to time. In addition, the Occupational Safety and Health Act requires employers to plan and implement necessary safety measures.

Environmental laws and regulations, including the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act, and similar foreign and state laws, may control how battery cells and their components are stored, transported, used, recycled and disposed of. These laws may impose strict, joint, and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. The export of batteries and battery technology is subject to export controls and may also be subject to controls regarding military, aerospace, and communications technology. Taiwan’s Waste Disposal Act authorizes the central competent authority to designate items that may seriously pollute the environment and to prohibit or restrict their manufacture, import, sale, or use.

In many cases, our products, including our batteries and related technology, are or may in the future become subject to trade, import, and export controls laws of jurisdictions where we conduct business. Taiwan’s Foreign Trade Act provides that the export of Strategic High-Tech Commodities (the “SHTC”) is subject to prior licensing requirements. Furthermore, even if an item is not included on the SHTC list, an export license is still required if the end use or end user may involve the development or production of military weapons, including nuclear, chemical, biological, or missile technologies. In addition, Taiwan maintains an export control entity list; if a transaction involves a listed entity, all exports to such entity, regardless of the nature of the goods, are treated as the SHTC and require prior export authorization.

In particular, a license may be required to export or reexport our products or technology to certain countries, certain end users, or for certain end uses. The time it takes to obtain a license could lead to delay or lost market opportunities. And the export or reexport to certain countries, end users, or for certain end uses may be prohibited altogether. Additionally, certain sensitive technologies and data could require special handling and storage considerations, which increases compliance costs and risk. Similarly, at times, there may be tariffs, restrictions, or prohibitions on imports of materials from certain regions used for our products.

In addition, Taiwan’s investment regulatory regime distinguishes between foreign investors and PRC investors, and each category is subject to a different legal framework. Investments by foreign investors are mainly governed by the Act for Investment by Foreign Nationals, while investments by PRC investors are basically subject to the Act Governing Relations between the People of the Taiwan Area and the Mainland Area and the Regulations Governing Investment Permits to the Taiwan Area by Mainland Area Investors. The competent authority in Taiwan (i.e., the Department of Investment Review, the “DIR”) has the authority to require companies to make filings or may independently review or investigate a company’s upstream shareholding structure and the background of its ultimate beneficial owners and controlling shareholders. If PRC investors’ direct and indirect shareholding in any company exceeds 30%, or if PRC investors are otherwise deemed to have control over any company, such company may be determined to be a PRC investor, in which case the company would be subject to the regulatory requirements applicable to PRC investors, including the requirement to obtain prior approval from the DIR. Furthermore, Taiwan imposes stringent restrictions on business cooperation with PRC party, governmental, or military-affiliated entities or persons, and strictly limits PRC investment in industries involving technologies in Taiwan’s National Core Key Technologies List. Any such cooperation or investment is subject to case-by-case review and approval by the competent authorities, and PRC investment routed through third jurisdictions remains subject to the same regulatory scrutiny and approval requirements. There can be no assurance that such approval would be obtained in a timely manner, or at all. Failure to obtain the required approval may result in the imposition of fines by the DIR and may also subject such company to orders requiring remediation within a specified period, including reducing PRC shareholding ratios and/or control, or, in more severe cases, the revocation of the relevant investment. Any such actions could materially and adversely affect a company’s business, financial condition, and results of operations.

ProLogium’s existing and future legal entities in France and the European Union are, and will be, subject to a broad range of battery-related, environmental, product safety, transport, import/export, labor, health and safety, anti-corruption, sanctions, competition and supply chain regulations. These requirements may apply to the manufacture, placing on the market, sale, transport, import, export, recycling and end-of-life management of batteries, battery cells, battery packs and related components in France, the European Union and other jurisdictions in which we operate or sell our products.

In France and the European Union, our battery manufacturing and related activities may be subject to French and the European Union environmental laws, including the Environmental Code and regulations applicable to classified installations for environmental protection, or ICPE, as well as Regulation (EU) 2023/1542 concerning batteries and waste batteries. The EU Battery Regulation establishes requirements relating to sustainability, safety, labelling, marking, information, conformity assessment, CE marking, extended producer responsibility, waste battery collection and treatment, reporting and battery due diligence. The shipment of waste batteries within France, within the European Union and across EU borders is also subject to applicable waste shipment rules, including Regulation (EU) 2024/1157 as its provisions become applicable. Non-compliance with these requirements could result in investigations, corrective actions, restrictions on placing products on the market, fines or other administrative, civil or criminal sanctions.

French health and safety laws require employers to take measures to protect the physical and mental health and safety of workers, including through prevention measures, information and training, workplace risk assessment and appropriate organizational measures. Failure to comply with these obligations may result in civil or criminal liability for the relevant legal entity and, depending on the facts and applicable law, responsible officers, managers or validly appointed delegates. French entities commonly implement documented delegations of authority and internal compliance procedures to allocate operational responsibility, support effective health and safety management and mitigate the risk of non-compliance.

Our products may also be subject to EU and French product safety, market surveillance, customs, import/export and dangerous goods transport requirements. Batteries placed on the EU market must comply with applicable EU Battery Regulation requirements, including technical documentation, conformity assessment, CE marking, instructions and safety information, and labelling and marking requirements. Products imported from outside the EU may be subject to importer verification, traceability, customs and product safety documentation requirements. Non-compliance may result in shipment delays, storage costs, product holds, recalls, withdrawal from the market, fines or other enforcement measures.

Battery labelling and marking requirements are regulated under the EU Battery Regulation and related implementing measures. These requirements include, among other things, specified battery information, capacity information for certain batteries, separate collection symbols, chemical symbols for certain heavy metals where applicable and QR code requirements from specified dates. Incorrect, incomplete or misleading labelling may result in corrective action, market surveillance measures, fines or other enforcement proceedings under applicable EU and national laws.

We are also subject to EU and French competition laws. Violations of antitrust and competition rules, including price-fixing, market allocation, bid-rigging or improper exchanges of competitively sensitive information, could result in substantial fines, damages claims and reputational harm. Under EU competition law principles, liability may extend within a corporate group where entities form part of the same undertaking or where a parent company exercises decisive influence over a subsidiary.

In addition, if conflict minerals are necessary to the functionality or production of products that we manufacture or contract to manufacture, we may be required to conduct reasonable country-of-origin inquiries and supply chain due diligence and to make related disclosures, as applicable.

Failure to comply with applicable laws, regulations, or contractual provisions could result in damages, contractual remedies, civil or criminal penalties, contract termination or rescission, suspension or debarment from future government contracting, or other enforcement actions. Any such outcomes could materially adversely affect our business, financial condition, results of operations, reputation, and growth prospects.

Employees

As of March 31, 2026, ProLogium had 839 employees. The following table sets forth a breakdown of our employees categorized by function.

	Number of Employees	%
Research and development/Engineering	195	23.2%
Sales/Marketing/Customer service	18	2.1%
Manufacturing	441	52.6%
Administration and Management	185	22.1%
Total	839	100.0%

As of March 31, 2026, approximately 97.7% of our employees were based in Taiwan, and 2.3% of our employees were based in France. We enter into standard labor contracts with our employees. We also enter into standard confidentiality agreements with all of our employees.

Insurance

We have insurance coverage for our products and business operations. We maintain commercial property, commercial general liability, commercial automobile liability, product liability, employer’s liability, workers’ compensation, group insurance, which includes employer’s liability coverage, and directors’ and officers’ insurance policies. We believe that our insurance coverage is in line with industry standards, however, our insurance coverage may not be available in all circumstances or sufficient to cover all losses that may arise.

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings arising in the ordinary course of business. Litigation is inherently uncertain and may result in monetary damages, injunctive relief, settlement obligations, costs and diversion of management attention. Although we are currently involved in certain legal proceedings in the ordinary course of business, we do not believe that such proceedings would have a material adverse effect on our consolidated business prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF PROLOGIUM

Unless the context otherwise requires, all references in this section to “ProLogium,” the “Company,” “we,” “us,” or “our” refer to Prologium Holding Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination.

The following tables present our summary consolidated financial data. We prepare our consolidated financial statements in accordance with IFRS. The summary historical consolidated statement of operations for the years ended December 31, 2025 and 2024 and the summary consolidated balance sheet information as of December 31, 2025 and 2024 have been derived from our audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus. Our historical results for any prior period are not necessarily indicative of results expected in any future period.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “ProLogium’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	Year Ended December 31,
	2025	2024
($ in thousands, except per share amounts)
Revenue	2,943	6,186
Cost of revenue	(22,453)	(37,888)

Gross loss	(19,510)	(31,702)
Operating expenses
Selling expenses	(2,005)	(3,419)
General and administrative expenses	(25,261)	(31,106)
Research and development expenses	(31,714)	(37,817)

Total operating expenses	(58,980)	(72,342)

Operating loss	(78,490)	(104,044)
Non-operating income and expenses
Interest income	8,213	10,557
Other income	685	765
Foreign exchange gain (loss)	13,478	(13,115)
Other losses, net	(2,347)	(137)
Fair value change of convertible and redeemable preference shares	(526,094)	(460,883)
Fair value change of warrant liabilities	(53,455)	(38,561)
Finance costs	(2,882)	(1,287)

Total non-operating income and expenses	(562,402)	(502,661)

Loss before income tax	(640,892)	(606,705)
Income tax expense	(1)	(1)

Loss for the year	(640,893)	(606,706)
Loss per share
Basic loss per share	$(44.75)	$(42.36)
Diluted loss per share	$(44.75)	$(42.36)

	Year Ended December 31,
	2025	2024
($ in thousands)
Total Assets	456,809	443,086
Total Liabilities	2,235,473	1,581,398
Total Deficit	(1,778,664)	(1,138,312)
Total Liabilities and Deficit	456,809	443,086

PROLOGIUM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis provides information that ProLogium’s management believes is relevant to an assessment and understanding of ProLogium’s consolidated results of operations and financial condition. The discussion should be read together with the historical audited annual consolidated financial statements as of and for the years ended December 31, 2025 and 2024, and the related respective notes thereto, included elsewhere in this proxy statement/prospectus. The discussion and analysis should also be read together with ProLogium’s unaudited pro forma financial information as of and for the year ended December 31, 2025. See “Unaudited Pro Forma Condensed Combined Financial Information.” This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. ProLogium’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in this “ProLogium’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” under “Risk Factors” or in other parts of this proxy statement/prospectus. Unless the context otherwise requires, references in this “ProLogium’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “ProLogium,” “the Company,” “we,” “us” and “our” refer to the business and operations of Prologium Holding Inc. and its consolidated subsidiaries.

Overview

ProLogium is a Taiwan-based next-generation battery technology and manufacturing company focused on the development, commercialization and scale-up of next-generation lithium ceramic battery technology for EVs, aerospace, robotics, ESS, including BBUs for AI data centers, maritime and other applications that demand high energy density, fast charging, enhanced safety and manufacturability.

Founded in 2006, ProLogium has spent 20 years developing battery technology, and our products have progressed from smaller-format commercialized, solid-state batteries to high-capacity lithium ceramic battery designs for electronic vehicles and emerging markets. We commercialized solid-state batteries in 2013 for use in extended battery cases for smartphones and since then, we have delivered in the aggregate more than 2.4 million battery products to our collaborative partners and customers, including cells used in automotive audio systems and approximately 10,000 samples for automotive applications.

As we remain in the early stages of commercialization of our next-generation battery products, we generated limited revenue from battery sales and technical services, amounting to $2.9 million in 2025 and $6.2 million in 2024, respectively. We incurred net losses of $640.9 million in 2025 and $606.7 million in 2024, respectively.

The Business Combination

On May 27, 2026, ProLogium, Merger Sub 1, Merger Sub 2 and TDAC entered into the Business Combination Agreement, pursuant to which, among other transactions and on the terms and subject to the conditions set forth therein, (i) Merger Sub 1 will merge with and into TDAC, with TDAC surviving the First Merger as a wholly owned subsidiary of ProLogium, and (ii) immediately thereafter, TDAC will merge with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of ProLogium.

As a consequence of the Business Combination, ProLogium expects to be publicly listed on Nasdaq, which will require ProLogium to hire additional personnel and implement additional procedures and processes to address public company regulatory requirements and customary practices. ProLogium expects to incur additional annual expenses as a public company. See “—Components of Results of Operations—General and Administrative Expenses.”

Key Factors Affecting Our Results of Operations

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of this proxy statement/prospectus.

Our ability to continue developing our technology, product and manufacturing process.

As we remain in the early stages of commercialization, we generated limited revenue in 2024 and 2025. We continue to focus primarily on product development and commercialization efforts. Specifically, we are advancing our next-generation lithium ceramic battery technologies and products by enhancing battery performance, safety, manufacturability, and cost efficiency, with the goal of accelerating commercial adoption and achieving long-term profitability. Our major development efforts include, but are not limited to:

•

Gen-4 technology platform. We are continuing to advance our Gen-4 Superfluidized Inorganic Lithium Ceramic Battery platform, including improvements in safety, energy density, fast-charging capability, low-temperature performance, cycle life and reliability.

•	Safety materials and cell architecture. We are continuing to develop and validate our superfluidized inorganic solid electrolyte, ceramic separator and active safety mechanism materials.

•

Customer-specific product validation. We are working with collaborative partners to validate our battery cells and inlays for different applications, including EVs, aerospace, robotics, ESS, including BBUs for AI data centers and maritime. These efforts include sample cell testing, prototype development, battery validation programs and customer-specific performance optimization.

•

Cell, module and system integration. We are developing battery cells and inlays that can be integrated into module and pack designs for customer applications. Our development efforts include supporting customers in system-level design considerations, including fast charging, thermal management, low-temperature performance, safety and repairability.

•

Manufacturing process scale-up. We are continuing to improve our manufacturing processes for next generation lithium ceramic battery cells and inlays, including throughput, yield, automation, quality consistency, equipment utilization and production stability. Our manufacturing process development is intended to support the transition from current production and validation activities toward higher-volume commercial production.

•

Cost and scalability improvement. We are focused on reducing unit cost through process simplification, material optimization, improved equipment productivity, reduced dry-room requirements and more efficient production line design.

Our future results will depend significantly on our ability to make progress in these activities. Any delay in the completion of these tasks will require additional cash use and delay the commercialization of our products.

Our ability to achieve customer and market adoption of our products and technologies.

Our results of operations depend significantly on our ability to expand customer adoption of our next-generation lithium ceramic battery technologies and convert customer validation and qualification programs into commercial orders. The adoption of our products and technologies will depend on a number of factors, including product performance, safety, manufacturing readiness, cost competitiveness, integration into customer platforms and broader market demand for next-generation battery technologies. Our revenue in 2024 and 2025 was generated from purchase orders and development projects with a limited number of customers, and the timing, size and continuation of those purchases or development projects may vary significantly from period to period. In 2025, technical service revenue declined as certain development projects with collaboration partners substantially completed, and battery sales were affected by lower order volume from our primary customer for battery sales, reflecting the customer’s inventory planning and demand for the relevant application. Our future revenue growth will depend on our ability to convert validation and collaboration programs into recurring commercial orders, diversify our customer base and secure additional technical service, licensing or product sales arrangements.

Our future revenue growth and path to profitability will be affected by the rate at which customers incorporate our technologies into commercial applications. In addition, customer demand for higher-performance battery solutions, charging infrastructure development and the competitive positioning of next-generation battery technologies may influence the pace of commercialization of our products and technologies.

Our ability to transition our production facilities to commercial-scale production and to align manufacturing capacity with commercialization progress.

Our results of operations depend significantly on our ability to transition and utilize our existing production facilities for commercial-scale production as our next-generation lithium ceramic battery technologies progress through customer validation, qualification and commercialization. We currently have four facilities in Taoyuan, Taiwan, consisting of two facilities in Zhongli, one facility in Nanyuan and one gigafactory in Taoyuan Science Park. Because we remain in the early stages of commercialization, a significant portion of our production facilities is currently used for research and development activities and product development. In 2025 and 2024, our production facilities operated below planned commercial-scale utilization, and unallocated production overhead associated with idle capacity was recognized in cost of revenue. As a result, our ability to improve utilization of our existing facilities and absorb fixed manufacturing costs over a larger volume of commercial production will be an important factor affecting our gross margins, cost structure and path to profitability. To support commercialization, we will need to continue improving throughput, yield, automation, quality consistency, production stability and unit cost at our facilities, while coordinating production ramp-up with customer qualification schedules, product specifications, supply chain readiness and commercial order volumes.

We are also developing a second gigafactory in Dunkirk, France. The project is intended to support European customer demand, provide a localized supply chain and work closely with our Paris-Saclay R&D center. Our ability to execute this strategy will depend on, among other things, the demand across geographic markets, the timing and size of commercial orders, our ability to secure available financing, the availability and qualification of equipment and suppliers, permitting and construction progress, and the satisfaction of government-subsidy milestones.

If we are unable to transition our existing facilities from research, development and validation activities to commercial-scale production, if production yields or utilization do not improve as expected, or if we expand capacity materially ahead of demand, we may continue to incur idle-capacity costs and negative gross margins, and our cost structure may not improve as planned.

Our ability to attract and retain technical talent.

Our future success and commercialization efforts depend in part on our ability to attract, retain and develop qualified scientists, engineers, technicians and other skilled personnel. As we continue to advance our next-generation lithium ceramic battery technologies, support customer validation programs, expand manufacturing capabilities and execute our commercialization strategy, we expect to continue investing in technical and engineering talent. The availability and retention of experienced personnel will remain an important factor affecting our business operations and future results of operations.

Basis of Preparation

ProLogium’s consolidated financial statements have been prepared on a historical cost basis, except for financial instruments that have been measured at fair value. The preparation of financial statements in accordance with IFRS Accounting Standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements as well as reported amounts of expenses during the reporting periods. Estimates made by ProLogium include, but are not limited to, the fair value measurement of convertible and redeemable preference shares and warrant liabilities, impairment assessments of non-financial assets, and going concern assessment. ProLogium bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates.

ProLogium has prepared the consolidated financial statements on a going concern basis, which assumes that ProLogium will be able to realize its assets and discharge its liabilities in the normal course of business. In making this assessment, management has considered ProLogium’s liquidity position and projected cash flows associated with the redemption features of ProLogium’s convertible and redeemable preference shares. As of December 31, 2025 and through the date of authorization of the consolidated financial statements, ProLogium had not obtained sufficient consents from the relevant preferred shareholders to extend the redemption date for specific series of convertible and redeemable preference shares. If the relevant preferred shareholders exercise their redemption rights, ProLogium may not have sufficient liquidity to settle the redemption obligations as they become due. Further information on ProLogium’s liquidity risk management is set out in “—Liquidity and Capital Resources.”

Components of Results of Operations

We remain in the early stages of commercialization and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or projected results of operations.

Revenue

Our revenue was derived from (i) sales of batteries and (ii) technical services.

As we are still in the early stages of commercialization, our current product sales primarily consist of sales of battery packs based on our Gen 3 technology to an audio technology company for use in batteries for automotive audio systems. Revenue from sales of batteries is recognized when control of the products is transferred to the customer, which typically occurs upon delivery or shipment in accordance with the applicable contractual terms.

We also provide technical services to certain collaborative partners, primarily leading automotive OEMs, in connection with the development of next-generation batteries for electric vehicles. Such services include non-recurring engineering activities, battery validation programs, sample cell testing support, prototype development, and other research and development collaboration arrangements. These arrangements are generally structured with milestone-based payment schedules, and revenue is recognized at a point in time when the contractual deliverables are completed and accepted by the customer, where applicable. Payments received in advance are recorded as contract liabilities until the related services are provided.

Cost of Revenue

Our cost of revenue primarily includes: (i) raw material costs, (ii) labor costs, including production personnel-related expenses such as salaries and benefits, (iii) manufacturing overhead, including depreciation of production equipment, depreciation of right-of-use assets and utility expenses associated with production activities, (iv) engineering, testing, validation and prototype development costs incurred in connection with technical service projects, and (v) other direct costs related to the provision of our products and services. Our cost of revenue also includes unallocated production overhead associated with underutilized production capacity, as a significant portion of our production facilities is currently dedicated to product development activities, including pilot production, customer validation and qualification testing, prototype production and process optimization, rather than commercial production.

We expect cost of revenue in the near term to continue to be affected by the pace of commercialization, including the timing of customer qualification and validation programs, commercial order volumes, production utilization levels, inventory write-downs, depreciation of production equipment, personnel costs and utility expenses. Because we remain in the early stages of commercialization, our manufacturing facilities may continue to operate below planned commercial-scale utilization in the near term, which may result in continued idle-capacity costs and negatively affect our gross margins.

Selling Expenses

Selling expenses consist primarily of personnel-related expenses for our sales and business development personnel, together with marketing expenses incurred for business development activities.

We expect selling expenses to increase as we continue to expand our commercialization activities, strengthen relationships with collaborative partners, and increase our customer engagement efforts in connection with the commercialization of our products and technologies.

General and Administrative Expenses

Our general and administrative expenses consist primarily of personnel-related expenses for executive, finance, legal, human resources and other administrative personnel, share-based compensation, professional service fees, including legal, accounting, audit, consulting and other advisory fees, office and administrative expenses, insurance expenses and other corporate overhead expenses.

We expect general and administrative expenses to increase as we continue to support our commercialization and manufacturing expansion efforts, and incur additional costs associated with operating as a public company following the Business Combination, including costs related to compliance, corporate governance, financial reporting, internal controls and investor relations.

Research and Development Expenses

Research and development expenses consist primarily of (i) personnel-related expenses, including salaries and benefits and bonuses for our research and development personnel, (ii) expenses related to testing, validation and experimentation activities, (iii) depreciation of machinery and equipment used in research and development activities, and (iv) other research and development-related expenses. Research and development expenses are expensed as incurred.

We expect to continue incurring significant research and development expenses as we further develop our next-generation lithium ceramic battery technology, support customer qualification and validation programs, and continue process engineering activities to meet customer specifications.

Interest Income

Our interest income primarily consists of interest earned on bank deposits funded by proceeds from our prior financing activities.

Other Income

Our other income primarily consists of miscellaneous income including gains recognized upon the reversal of trade payable where the related creditor claims had expired under applicable law.

Foreign Exchange Gain (Loss)

Our foreign exchange gain (loss) primarily represents gains or losses arising from the remeasurement of foreign currency-denominated monetary assets and liabilities. Such gains or losses are affected by fluctuations in exchange rates between the relevant functional currencies and the currencies in which these monetary assets and liabilities are denominated, and may vary significantly from period to period.

Other Gains (Losses), Net

Our other net gains (losses) primarily consist of gains or losses from non-operating or non-recurring items that are not directly related to our core business operations. The amount of other gains (losses), net may fluctuate from period to period depending on the nature, timing and amount of such items.

Fair Value Changes of Financial Liabilities

Fair value changes of financial liabilities consist of fair value changes of financial liabilities measured at fair value through profit or loss (“FVTPL”). Financial liabilities measured at FVTPL primarily relate to our convertible and redeemable preference shares issued to our Series A, B, C, D, E and E+ preferred shareholders in connection with our prior equity financing activities, as well as derivative financial liabilities associated with warrants issued in connection with our Series B, C and E+ financing activities. The related fair value changes are non-cash in nature. Fair value changes associated with our convertible and redeemable preference shares are not expected to recur following the consummation of the Business Combination and the listing of the ProLogium Class A Ordinary Shares on Nasdaq, as such convertible and redeemable preference shares that remain outstanding are expected to be automatically converted into ProLogium Ordinary Shares in connection with the Recapitalization and the Business Combination. Fair value changes associated with warrant liabilities may continue to be recognized in profit or loss until such warrants are exercised, expired, settled or otherwise reclassified in accordance with applicable accounting standards.

Finance Costs

Our finance costs consist primarily of (i) interest expense on lease liabilities primarily arising from leases of the Taoke plant, Zhongli plant, Nanyuan plant and French offices, and (ii) interest expense on bank borrowings used to finance our operations.

Income Tax Expense

Our income tax expense consists of current income tax and deferred tax. As a global company, we are subject to income taxes in the jurisdictions in which we operate, and our effective tax rate may vary depending on the mix of income or loss across jurisdictions, the recognition and utilization of tax losses and deferred tax assets, available tax credits or incentives and changes in applicable tax laws. Our principal operating subsidiary in Taiwan is generally subject to Taiwan corporate income tax at a rate of 20% and Taiwan imposes a 5% surtax on undistributed earnings, where applicable. We have not recognized deferred tax assets for certain tax losses and temporary differences due to our historical losses and uncertainty regarding the availability of sufficient future taxable profits.

Results of Operations

Comparison of the Year Ended December 31, 2025 to the Year Ended December 31, 2024

The following table sets forth ProLogium’s historical operating results for the periods indicated:

	Year Ended December 31,
	2025	2024	Change	Change
	($’000)	($’000)	($’000)%
Revenue	2,943	6,186	(3,243)	(52.4)
Cost of revenue	(22,453)	(37,888)	15,435	(40.7)

Gross loss	(19,510)	(31,702)	12,192	(38.5)
Operating expenses
Selling expenses	(2,005)	(3,419)	1,414	(41.4)
General and administrative expenses	(25,261)	(31,106)	5,845	(18.8)
Research and development expenses	(31,714)	(37,817)	6,103	(16.1)

Total operating expenses	(58,980)	(72,342)	13,362	(18.5)
Operating loss	(78,490)	(104,044)	25,554	(24.6)
Non-operating income and expenses
Interest income	8,213	10,557	(2,344)	(22.2)
Other income	685	765	(80)	(10.5)
Foreign exchange gain (loss)	13,478	(13,115)	26,593	(202.8)
Other losses, net	(2,347)	(137)	(2,210)	1,613.1
Fair value changes of financial liabilities
Fait value change of convertible and redeemable preference shares	(526,094)	(460,883)	(65,211)	14.1
Fair value change of warrant liabilities	(53,455)	(38,561)	(14,894)	38.6
Finance costs	(2,882)	(1,287)	(1,595)	123.9
Total non-operating income and expenses	(562,402)	(502,661)	(59,741)	11.9
Loss before income tax	(640,892)	(606,705)	(34,187)	5.6
Income tax expense	(1)	(1)	—	—

Loss for the year	(640,893)	(606,706)	(34,187)	5.6

Revenue

The following table sets forth a breakdown of our revenue for the periods indicated:

	Year ended December 31,
	2025		2024
	($’000)%		($’000)%
Revenue
Sales of batteries	2,076	70.5	2,667	43.1
Technical service	826	28.1	3,507	56.7
Others	41	1.4	12	0.2

Total	2,943	100.0	6,186	100.0

Our revenue decreased by $3.2 million, or 52.4%, from $6.2 million in 2024 to $2.9 million in 2025. The decrease was primarily attributable to (i) a $2.7 million decline in technical service revenue, as certain major development projects with automotive collaborative partners and customers were substantially completed in the first quarter of 2025. Because our technical service revenue is recognized upon transfer of control of contractual deliverables under customer arrangements, the timing of project completion and customer acceptance may result in significant period-to-period fluctuations in revenue; and (ii) a $0.6 million decline in battery sales revenue, due to changes in the timing and volume of purchase orders from our primary customer for battery sales, reflecting the customer’s inventory planning and demand for the relevant application.

Cost of Revenue

Cost of revenue decreased by $15.4 million, or 40.7%, from $37.9 million in 2024 to $22.5 million in 2025. The decrease was primarily attributable to a reversal of inventory write-downs of $1.6 million recorded in 2025, compared to inventory write-downs of $12.0 million recorded in 2024. In 2024, we recorded a $12.0 million inventory write-down, which is primarily relating to materials procured in anticipation of customer validation programs, prototype development and sample production activities. As certain customer validation programs evolved and product specifications and technical requirements changed, a portion of these materials was no longer expected to be utilized in future production and was written down to its net realizable value. To a lesser extent, the decrease also reflected lower material and direct labor cost due to lower battery sales volume and reduced commercial production activity in 2025.

Gross Loss

Gross loss decreased by $12.2 million, or 38.5%, from $31.7 million in 2024 to $19.5 million in 2025. The decrease was primarily attributable to (i) a reversal of inventory write-downs of $1.6 million recorded in 2025, compared to inventory write-downs of $12.0 million recorded in 2024, and (ii) to a lesser extent, lower material and direct labor cost due to lower battery sales volume and reduced commercial production activity in 2025. The decrease in gross loss was partially offset by lower revenue from battery sales and technical service revenue in 2025.

Selling Expenses

Selling expenses decreased by $1.4 million, or 41.4%, from $3.4 million in 2024 to $2.0 million in 2025, primarily attributable to a $1.3 million reduction in personnel-related expenses, reflecting headcount optimization and cost-control initiatives we implemented during 2025.

General and Administrative Expenses

General and administrative expenses decreased by $5.8 million, or 18.8%, from $31.1 million in 2024 to $25.3 million in 2025, primarily due to (i) a $3.9 million decrease in professional service fees paid to external advisors, which incurred in 2024 in connection with our application for, and negotiations relating to, the French state aid for our Dunkirk project, and (ii) lower administrative expenses resulting from our ongoing cost-control initiatives.

Research and Development Expenses

Research and development expenses decreased by $6.1 million, or 16.1%, from $37.8 million in 2024 to $31.7 million in 2025, primarily due to decrease in validation and testing activity expenses in 2025 following key progress in the development of our Gen-4 technology platform achieved in the first half of 2025. A decrease in research and development expenses in any particular period does not necessarily indicate a reduction in our overall focus on the technology development, as such expenses may vary depending on the stage and timing of specific development and validation activities.

Interest Income

Interest income decreased by $2.3 million, or 22.2%, from $10.6 million in 2024 to $8.2 million in 2025, primarily due to lower bank deposit balances as we continue to utilize the proceeds from prior financing activities to support our business operations and capital expenditures.

Other Income

Other income remained relatively stable at $0.7 million in 2025 and $0.8 million in 2024, respectively.

Foreign exchange gain (loss)

We recognized a foreign exchange gain of $13.5 million in 2025, compared to a foreign exchange loss of $13.1 million in 2024. The change was primarily attributable to the remeasurement of foreign currency-denominated monetary assets and liabilities. Such fluctuations in the U.S. dollar against the New Taiwan dollar result in foreign exchange gains or losses from period to period.

Other Losses, Net

Other net losses were $2.3 million in 2025, compared to other net losses of $0.1 million in 2024. Other losses in 2025 were primarily attributable to the settlement of contractual penalties we paid related to certain purchase obligations under a procurement agreement.

Fair Value Changes of Financial Liabilities

Fair value losses on financial liabilities increased from $499.4 million in 2024 to $579.5 million in 2025. Such losses primarily consisted of fair value losses of $526.1 million and $460.9 million on our convertible and redeemable preference shares, and fair value losses of $53.5 million and $38.6 million on warrant liabilities in 2025 and 2024, respectively. The fair value of our convertible and redeemable preference shares and warrant liabilities is affected by our implied equity value and other valuation assumptions, including assumptions relating to our financing activities, technology development status, market conditions, comparable-company valuations and expected liquidity events. Changes in these assumptions may result in significant non-cash gains or losses. Following the consummation of the Business Combination and the listing of the ProLogium Class A Ordinary Shares on Nasdaq, the convertible and redeemable preference shares that remain outstanding are expected to be automatically converted into ProLogium Ordinary Shares, and we do not expect similar fair value changes related to those preference shares to recur after the listing. Warrant liabilities may continue to be remeasured until they are exercised, settled or otherwise reclassified.

Finance Costs

Finance costs increased by $1.6 million, or 123.9%, from $1.3 million in 2024 to $2.9 million in 2025, primarily due to higher interest expense on borrowings as a result of additional short-term bank borrowings incurred in 2025.

Income Tax Expense

Income tax expense remained relatively low in both periods, amounting to a total of $1,000 in 2024 and 2025, respectively.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from issuance of convertible redeemable preference shares as well as bank borrowings. Our principal sources of liquidity include cash and cash equivalents and financial assets at amortized cost. As of December 31, 2025, we had cash and cash equivalents of $126.5 million and financial assets measured at amortized cost of $117.2 million. Our cash and cash equivalents comprise cash on hand, bank deposits and short-term deposits with original maturities of three months or less. Our financial assets at amortized cost primarily comprise time deposits with original maturities of more than three months, including deposits pledged with banks as security for short-term borrowings. Our cash, cash equivalents and deposits are primarily denominated in U.S. dollars and New Taiwan dollars. As of December 31, 2025, we also had unused credit facilities of approximately $30.4 million.

We incurred an operating loss of $78.5 million, a net loss of $640.9 million and net cash used in operating activities of $20.0 million in 2025. As of December 31, 2025, we had negative working capital of $1,894.1 million and an accumulated deficit of $1,846.9 million. Our current liabilities as of December 31, 2025 amounted to $2.2 billion, primarily consisting of (i) financial liabilities at FVTPL of $2.0 billion, including (x) $1.9 billion of convertible and redeemable preference shares issued to our preferred shareholders in connection with our prior equity financing activities, the redemption liabilities of which could be triggered within one year and (y) $137.9 million of warrant liabilities, and (ii) short-term borrowings of $96.9 million. Upon the consummation of the Business Combination and the listing of the ProLogium Class A Ordinary Shares on Nasdaq, the convertible and redeemable preference shares that remain outstanding are expected to be automatically converted into ProLogium Ordinary Shares. Accordingly, we do not expect to recognize any liability component associated with such convertible and redeemable preference shares following the closing of the Business Combination.

As of December 31, 2025 and through the date of authorization of the consolidated financial statements, we had not obtained sufficient consents from the relevant preferred shareholders to extend the redemption date for specific series of convertible and redeemable preference shares. In addition, our ability to continue as a going concern depends on our ability to strengthen our liquidity position through the successful completion of the Business Combination or other financing transactions. If we are unable to successfully consummate the Business Combination or if the relevant preferred shareholders exercise their redemption rights, we may not have sufficient liquidity to settle the redemption obligations as they become due. As a result of these factors, our management concluded that material uncertainties exist that may cast significant doubt on our ability to continue as a going concern.

Our management’s plans to address these conditions include (i) obtaining extensions of redemption rights from the remaining preferred shareholders, (ii) pursuing additional sources of liquidity through equity financings, debt financings and other capital markets transactions, including the Business Combination, and (iii) implementing measures to improve operating efficiency and manage working capital. If the Business Combination or other financing activities are not completed on the expected timeline, we intend to continue discussions with preferred shareholders to seek further extensions of redemption rights in order to manage our liquidity position. However, there can be no assurance that this plan will be successfully implemented or that it will be sufficient to alleviate the conditions giving rise to the material uncertainties that may cast significant doubt on our ability to continue as a going concern.

Our future capital requirements will depend on many factors, including, among others, the pace of commercialization of our products and technologies, customer demand and validation timelines, manufacturing scale-up and general market conditions. Accordingly, we may seek additional financing through equity, debt or other financing arrangements. The issuance of additional equity securities could result in dilution to our shareholders, while the incurrence of indebtedness could result in increased fixed obligations and could subject us to operating or financial covenants that may restrict our operations. We also expect to continue pursuing available government grants and subsidies, including governmental subsidies associated with the Dunkirk plant project, to fund eligible research, development and manufacturing expansion activities.

Cash Flows Summary

The following table provides a summary of ProLogium’s cash flow data for the periods indicated:

	Year Ended December 31
	2025	2024	Change	Change
	($’000)	($’000)	($’000)%
Net cash used in operating activities	(19,950)	(93,750)	73,800	(78.7)
Net cash used in investing activities	(79,300)	(64,816)	(14,484)	22.3
Net cash generated from financing activities	62,201	26,125	36,076	138.1

Cash Flows Used in Operating Activities

In 2025, our net cash used in operating activities was $20.0 million and primarily consisted of a loss before income tax of $640.9 million, as adjusted for non-cash items and the effects of changes in working capital and other operating activities. Adjustments for non-cash items primarily included (i) a loss on fair value changes of financial liabilities at FVTPL of $579.5 million, which related to our convertible and redeemable preference shares and warrant liabilities issued to investors, and (ii) depreciation expenses of $18.7 million, primarily attributable to the depreciation of our production equipment and right-of-use assets associated with underutilized manufacturing facilities, partially offset by interest income of $8.2 million. Changes in working capital and other activities primarily consisted of (i) an increase in deferred government grants of $17.9 million, attributable to the receipt of a portion of the milestone-based subsidy for our Dunkirk plant project, and (ii) a decrease in inventories of $5.3 million, reflecting our lower raw material and inventory balances amid reduced battery product sales and customer order volumes in 2025.

In 2024, our net cash used in operating activities was $93.8 million and primarily consisted of a loss before income tax of $606.7 million, as adjusted for non-cash items and the effects of changes in working capital and other operating activities. Adjustments for non-cash items primarily included (i) a loss on fair value changes of financial liabilities at FVTPL of $499.4 million, which related to our convertible and redeemable preference shares and warrant liabilities issued to investors, (ii) depreciation expenses of $14.6 million, primarily attributable to the depreciation of our production equipment and right-of-use assets associated with underutilized manufacturing facilities, and (iii) loss on inventory write-downs of $12.0 million, primarily relating to materials procured for anticipated customer validation programs, prototype development and sample production activities. Because certain customer programs evolved and product specifications and technical requirements changed, a portion of these materials was no longer expected to be utilized in future production and was written down to its net realizable value. These non-cash adjustments were partially offset by interest income of $10.6 million. Changes in working capital and other activities primarily consisted of an increase of inventories of $12.9 million, primarily due to purchases of raw materials in response to anticipated customer orders.

Cash Flows Used in Investing Activities

In 2025, our net cash used in investing activities was $79.3 million and was primarily attributable to (i) $75.0 million used for the acquisition of financial assets measured at amortized cost, which related to time deposits pledged as collateral for our bank loans, and (ii) $4.3 million used for the acquisition of property, plant and equipment, primarily related to the purchase of production equipment for our Taoke plant, as we continued to build manufacturing capabilities to support customer development programs and future commercialization of our next-generation lithium ceramic battery technology.

In 2024, our net cash used in investing activities was $64.8 million and was primarily attributable to (i) $36.2 million used for the acquisition of financial assets measured at amortized cost, which related to time deposits pledged as collateral for our bank loans, (ii) a $14.3 million increase in prepayments for equipment, and (iii) $12.9 million used for the acquisition of property, plant and equipment, both primarily related to the purchase of production equipment for our Taoke plant.

Cash Flows Generated From Financing Activities

Net cash generated from financing activities was $62.2 million in 2025 and was primarily attributable to proceeds from short-term borrowings, reflecting additional bank loans of $140.8 million obtained in 2025, partially offset by (i) $73.6 million of repayments of short-term borrowings, and (ii) $5.0 million of cash payments for the principal portion of lease liabilities mainly related to the lease of Taoke and Zhongli plants.

Net cash provided by financing activities was $26.1 million in 2024 and was primarily attributable to proceeds from short-term borrowings, as we incurred additional bank loans of $29.6 million during the year, partially offset by cash payments of $3.5 million for the principal portion of lease liabilities mainly in connection with the lease of Taoke and Zhongli plants.

Contractual Obligations and Commitments

Our material cash requirements as of December 31, 2025 primarily include capital expenditures, purchase commitments, operating lease commitment and interest, and principal payments for our borrowings from banks.

Our capital expenditure commitments primarily relate to the purchase of production equipment and the construction and expansion of our manufacturing facilities in Dunkirk, France and Taoke, Taiwan.

Our purchase commitments primarily relate to the purchase of raw materials and equipment for operations and planned capacity expansion.

Our operating lease commitments primarily consist of lease agreements for our facilities and office premises.

We intend to fund our existing and future material cash requirements with our existing cash balance and additional financing. We will continue to make cash commitments, including capital expenditures, to support the growth of our business.

The following table sets forth our contractual obligations as of December 31, 2025.

		Payment Due by Period
	Total	Within One Year	More Than One Year
	($’000)	($’000)	($’000)
Capital expenditure commitment	15,112	3,409	11,703
Purchase commitment	5,661	2,690	2,971
Operating lease obligation	61,524	5,297	56,227
Short-term borrowings	99,022	99,022	—

Total	181,319	110,418	70,901

Other than as shown above, we did not have any other significant capital and other commitments, long-term obligations or guarantees as of December 31, 2025.

Off-Balance Sheet Arrangements

During the periods presented, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Estimates

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates and assumptions are based on the most recently available information, historical experience and various other assumptions that are believed to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. We believe that the following accounting estimates are critical to our business operations and understanding our consolidated financial results.

Convertible and Redeemable Preference Shares and Warrants Liabilities

We recognize our convertible and redeemable preference shares and warrants as financial liabilities measured at FVTPL. The fair value of these instruments is determined using valuation techniques that incorporate significant unobservable inputs and assumptions. The valuation requires substantial management judgment and is highly sensitive to changes in key assumptions, including our estimated equity value, the probability and expected timing of liquidity events, redemption, conversion or liquidation scenarios, expected volatility, risk-free interest rates, discount rates, and the rights and preferences associated with each class of shares. Because these instruments are not traded in an active market and contain complex contractual features, changes in these assumptions could materially affect the estimated fair value of these financial liabilities and result in significant non-cash fair value gains or losses recognized in profit or loss.

Impairment of Non-Financial Assets

We review property, plant and equipment, right-of-use assets and other non-financial assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The impairment assessment requires management to exercise significant judgment in identifying indicators of impairment, determining the appropriate cash-generating units, estimating future cash flows, assessing the timing and pace of commercialization and manufacturing scale-up, and selecting appropriate discount rates and other valuation assumptions.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, we are an emerging growth company. As such, we will be eligible for and intend to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

ProLogium will remain an emerging growth company under the JOBS Act until the earliest of: (1) the last day of the fiscal year (a) following the fifth anniversary of the date on which ProLogium Class A Ordinary Shares were offered in connection with the Business Combination, (b) in which it has total annual gross revenues of at least $1.235 billion, or (c) in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its ordinary shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which it has issued more than $1 billion in non-convertible debt during the prior three-year period.

Foreign Private Issuer Status

ProLogium is an exempted company with limited liability incorporated in 2012 under the laws of the Cayman Islands. After the consummation of the Business Combination, ProLogium will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and accordingly, the next determination will be made with respect to ProLogium on June 30, 2027. Even after ProLogium no longer qualifies as an emerging growth company, for so long as ProLogium qualifies as a foreign private issuer, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•

the sections of the Exchange Act requiring principal shareholders (but not officers and directors) to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•

the selective disclosure rules by issuers of material nonpublic information under Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

ProLogium will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information ProLogium is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. Accordingly, after the Business Combination, ProLogium shareholders will receive less or different information about ProLogium than a shareholder of a U.S. domestic public company would receive.

After the consummation of the Business Combination, ProLogium expects to be listed on Nasdaq. Nasdaq rules permit a foreign private issuer such as ProLogium to follow certain corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is ProLogium’s home country, may differ significantly from Nasdaq corporate governance listing standards. Among other things, ProLogium is not required to have:

•	a majority of the Board consisting of independent directors;

•	a nominating committee; or

•	regularly scheduled executive sessions with only independent directors each year.

ProLogium intends to rely on the exemptions listed above. As a result, you may not be provided with the benefits of certain corporate governance requirements of the Nasdaq applicable to U.S. domestic public companies. ProLogium would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of its executive officers or directors are U.S. citizens or residents, (ii) more than 50% of its assets are located in the United States or (iii) its business is administered principally in the United States.

Foreign private issuers, similar to emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if ProLogium no longer qualifies as an emerging growth company but remains a foreign private issuer, it will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither emerging growth companies nor foreign private issuers.

If at any time ProLogium ceases to be a foreign private issuer, we will take all action necessary to comply with the applicable rules of the SEC and the Nasdaq.

Recent Accounting Pronouncements

See Note 3 to the audited consolidated financial statements of ProLogium included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption, and ProLogium’s assessment, to the extent it has made one, of their potential impact on ProLogium’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various financial risks arising from our operations and financing activities, including foreign exchange risk, interest rate risk, credit risk and liquidity risk. Our financial risk management policies are designed to identify, measure and manage these risks. Our principal financial instruments include cash and cash equivalents, financial assets measured at amortized cost, trade receivables, short-term borrowings, lease liabilities and financial liabilities measured at fair value through profit or loss.

Foreign Exchange Risk

We are exposed to foreign exchange risk arising from transactions and operations denominated in currencies other than the respective functional currencies of our entities. Our principal operating entities use New Taiwan dollars, U.S. dollars, Euro and RMB as functional or operating currencies. Foreign exchange gains and losses primarily arise from monetary assets and liabilities denominated in foreign currencies and the translation of foreign operations. In 2025 and 2024, we recorded foreign exchange gains of $13.5 million and losses of $13.1 million, respectively.

A hypothetical 1% strengthening or weakening of the exchange rates affecting our significant foreign currency-denominated monetary items would have affected our profit or loss by approximately $0.3 million in 2025 and $0.2 million in 2024.

We currently do not maintain material foreign currency hedging arrangements and may evaluate hedging strategies in the future as our international operations expand.

Interest Rate Risk

We are exposed to interest rate risk primarily through our floating-rate short-term bank borrowings and interest-bearing deposits. As of December 31, 2025, we had $96.9 million of short-term borrowings outstanding, compared to $29.0 million as of December 31, 2024. The interest rates on these borrowings ranged from 2.08% to 2.22% as of December 31, 2025. Assuming a 100 basis point increase or decrease in the interest rates applicable to our floating-rate borrowings, our annual interest expense would have increased or decreased by approximately $0.3 million as of December 31, 2024 and $1.0 million as of December 31, 2025. Changes in interest rates may also affect the interest income we earn on our cash deposits and time deposits, including financial assets measured at amortized cost. This sensitivity analysis is for illustrative purposes only and does not reflect potential changes in borrowings, repayments, refinancing activities, deposit balances or other market conditions.

Credit Risk

Credit risk represents the risk of financial loss if customers, financial institutions or other counterparties fail to meet their contractual obligations. For the years ended December 31, 2025 and 2024, we had significant customer concentration. Revenue generated from our two largest customers accounted for 71% and 27%, respectively, of our total revenue in 2025, and 44% and 51%, respectively, of our total revenue in 2024. We monitor these customers’ credit risk by receiving its payment history, outstanding receivable balances, aging profile, contractual payment terms and subsequent collections. We also maintain regular communication with the customer regarding expected payment timing and monitor any changes in its financial condition or purchasing patterns. However, any delay in payment, deterioration in credit quality or reduction in purchases by these customers could adversely affect our cash flows and financial condition.

Liquidity Risk

We manage liquidity risk by maintaining adequate cash resources, monitoring projected and actual cash flows, managing working capital and maintaining available borrowing facilities. As of December 31, 2025, we had cash and cash equivalents of $126.5 million, financial assets measured at amortized cost of $117.2 million and available unused credit facilities of approximately $30.4 million.

We are exposed to liquidity risk due to our recurring losses and negative operating cash flows. We expect to continue to require cash resources to fund our operations, research and development activities, working capital needs and planned capacity expansion. Management manages liquidity risk by closely monitoring our cash position, projected and actual cash flows, working capital requirements and contractual obligations. We also seek to maintain available bank facilities, manage the timing of capital expenditures and purchase commitments, and pursue additional financing, including the Business Combination and other equity or debt financing transactions. If additional financing is delayed or unavailable, we may implement further cost-control measures, defer certain capital expenditures and prioritize expenditures necessary for core operations and customer validation activities.

MANAGEMENT OF PROLOGIUM FOLLOWING THE BUSINESS COMBINATION

Management and Board of Directors

The following is a list of the persons whom ProLogium and TDAC anticipate to serve as management and directors of ProLogium following the Business Combination. ProLogium and TDAC also anticipate that one additional non-executive directors and one additional independent non-executive director will join ProLogium’s Board upon consummation of the Business Combination.

Name	Age	Position	Class of Director(1)
Szu-Nan (Vincent) Yang	53	Chief Executive Officer, Chief Technology Officer and Chairman of the Board	III
Michael B. Hoffman	76	Non-executive Director Nominee	I
Dirk Jacobus Coetzee	37	Non-executive Director Nominee	I
Leo Tong Chen	52	Non-executive Director	I
Roger Cameron Kennedy	63	Non-executive Director Nominee	II
Antony Michael Sheriff	63	Independent Non-executive Director	III
Chia-Chen (Jonathan) Lin	53	Independent Non-executive Director Nominee	II
Pan-Yun (Ben) Lee	50	Head of Finance and Accounting	/
Dmitry Belov	61	Chief Scientist and Head of European R&D	/
Wen-Kai (Calvin) Hsieh	53	Head of Manufacturing	/
Chia-Chi (Rachel) Huang	53	Head of Global Quality Assurance	/
Meng-Hung (Simon) Wu	49	Head of Product & Business Development	/
Yi-Ming Wang	53	Head of Supply Chain	/

(1)	For details, see “Comparison of Corporate Governance and Shareholder Rights.”

Information about Anticipated Executive Officers of ProLogium Following Consummation of the Business Combination

Szu-Nan (Vincent) Yang is ProLogium’s founder and has served as the Chief Executive Officer, Chief Technology Officer and Chairman of the Board since 2022. Mr. Yang does not currently perform any principal business activities outside ProLogium or serve as a director of any other company. Mr. Yang has over 28 years of experience in the lithium battery industry. Prior to founding ProLogium, Mr. Yang served as Plant Director of the Dayuan Plant and Director of the R&D Department of Foxconn Advanced Technology from May 2005 to December 2006. He also served as Director of the Polymer Battery Division of Ultra-life Taiwan from March 2000 to November 2003.

Mr. Yang holds a B.S. and M.S. in Chemical Engineering & Materials Science and Engineering from the National Taiwan University.

Pan-Yun (Ben) Lee joined ProLogium in 2026 and has served as ProLogium’s Head of Finance and Accounting since 2026. Mr. Lee does not currently perform any principal business activities outside ProLogium or serve as a director of any other company. Mr. Lee has over 25 years of experience in global financial management, with extensive expertise across capital markets, corporate finance, M&A, financial planning, accounting and auditing, and digital transformation. Prior to joining ProLogium, Mr. Lee served in leadership roles in the renewable energy sector, as Chief Financial Officer at Asia Pacific Wire & Cable Corporation Limited from May 2025 to April 2026 and as Vice President of Finance at Canadian Solar, Inc. from April 2014 to August 2016. Mr. Lee also served as Chief Financial Officer at O’Neil Global Advisors, Inc. from May 2022 to January 2025, and as Vice President of Yum! Brands, Inc. from September 2016 to March 2021.

Mr. Lee holds a bachelor’s degree in Economics from the University of British Columbia. He is also a California-licensed CPA and a Chartered Global Management Accountant.

Dmitry Belov joined ProLogium in 2010 and has served as ProLogium’s Chief Scientist and Head of European R&D since 2013. Dr. Belov does not currently perform any principal business activities outside ProLogium or serve as a director of any other company. Prior to joining ProLogium, Dr. Belov was a researcher at Industrial Technology Research Institute (Taiwan) from January 2006 to March 2010, and Ultralife Taiwan, Inc. from July 2002 to December 2005, respectively. Dr. Belov has contributed to the mass production of solid-state batteries during his tenure of 15 years with ProLogium.

Dr. Belov holds a Ph.D. from the Semenov Institute of Chemical Physics.

Wen-Kai (Calvin) Hsieh joined ProLogium in 2023 and has served as ProLogium’s Head of Manufacturing since 2023. Mr. Hsieh has over 20 years of experience in the manufacturing industry. Mr. Hsieh does not currently perform any principal business activities outside ProLogium or serve as a director of any other company. Prior to joining ProLogium, Mr. Hsieh served as Director, Industrial SBU, of TPK from January 2020 to January 2023, COO of Ellipsiz Communications from August 2014 to November 2019, and Director, Fab Operation, of Wistron from May 2009 to July 2014.

Mr. Hsieh holds a bachelor’s degree from Tatung University.

Chia-Chi (Rachel) Huang joined ProLogium in 2021 and has served as ProLogium’s Head of Global Quality Assurance since 2025. Ms. Huang has over 25 years of experience in quality improvement and engineering, including 10 years with ProLogium. Ms. Huang does not currently perform any principal business activities outside ProLogium or serve as a director of any other company. Prior to joining ProLogium, Ms. Huang served as a manager at Optimax from November 2004 to May 2017.

Ms. Huang holds an M.S. in Statistics from the National Cheng Kung University.

Meng-Hung (Simon) Wu joined ProLogium in 2008 and has served as ProLogium’s Head of Product & Business Development since 2021. Mr. Wu has over 20 years of experience in chemical engineering R&D and over 10 years of experience in next-gen battery product development. Mr. Wu does not currently perform any principal business activities outside ProLogium or serve as a director of any other company. Prior to joining ProLogium, Mr. Wu served as Manager at Foxconn from August 2005 to May 2008.

Mr. Wu holds a master’s degree from National Taipei University of Technology.

Yi-Ming Wang joined ProLogium in 2023 and has served as ProLogium’s Head of Supply Chain since 2025. Mr. Wang has over 20 years of experience in R&D, supply chain and engineering, and has a proven expertise in the semiconductor and new energy industries. Mr. Wang does not currently perform any principal business activities outside ProLogium or serve as a director of any other company. Prior to joining ProLogium, Mr. Wang served as a Manager at United Renewable Energy from May 2010 to February 2023. He also served as Assistant Manager at Danan from July 2009 to March 2010 and as SQM Process Engineer at Taiwan Semiconductor Manufacturing Company from March 2000 to November 2008, respectively.

Mr. Wang holds a master’s degree from National Yang Ming Chiao Tung University.

Information about Anticipated Directors of ProLogium Following Consummation of the Business Combination

Szu-Nan (Vincent) Yang is ProLogium’s founder and has served as the Chief Executive Officer, Chief Technology Officer and Chairman of the Board since 2022. For details, please see “ —Information about Anticipated Executive Officers”.

Michael B. Hoffman will serve as our director upon the closing of the Business Combination. Mr. Hoffman is TDAC’s Chief Executive Officer since August 2022 and Chairman of TDAC’s Board since May 2022.

Mr. Hoffman is an active senior business professional. Mr. Hoffman served as the President of Northern Genesis Acquisition Corp. III from October 2020 until its liquidation and was previously the President of Northern Genesis Acquisition Corp. II and Northern Genesis Acquisition Corp. I from their formation until the closing of their de-SPAC transactions. He is the founder of Stone Capital Partners, a private financing firm focused on energy infrastructure in North America and globally. Prior to founding Stone Capital Partners in 2018, Mr. Hoffman was a partner at Riverstone Holdings, a private equity firm, from 2003 through 2018 where he was head of Riverstone’s Renewable Energy Funds and led the teams responsible for conventional power and energy investments. He has more than 30 years of experience in the origination and execution of global infrastructure investment and is committed to the concept of sustainable investing. From 1988 through 2003, Mr. Hoffman was Senior Managing Director and Head of the Mergers & Acquisitions advisory business of The Blackstone Group where he was a member of the Private Equity Investment Committee and the firm’s Executive Committee. Prior to Blackstone, Mr. Hoffman was Co-Head of Mergers & Acquisitions at Smith Barney & Co. Mr. Hoffman is Chairman of the Board of Annovis Bio, Inc., an Alzheimer’s development company. He also serves on the Board of Rockefeller University. He received a BA and an MA from Northwestern University and an MBA from Harvard Business School. He is a co-author of the book, “GREEN: Your Place in the New Energy Revolution.”

Dirk Jacobus Coetzee will serve as our director upon the closing of the Business Combination. Mr. Coetzee is the Chief Financial Officer and Board Member of Antifragile Equity Partners since November 2024 and Director of M&A at Parabellum Investments since August 2024. Mr. Coetzee previously served as an investment banking Vice President at Jefferies from April 2019 to May 2024. Prior to that, he worked at Deloitte & Touche from 2012 to 2019 in external audit and M&A advisory. Mr. Coetzee holds a Bachelor and Honours degree in Accounting from the University of Stellenbosch and is a CFA charterholder and a Chartered Accountant (SA).

Leo Tong Chen has served as our director since November 2016. He is the founder and has been serving as Chief Executive Officer of dGav Capital Limited, a venture capital firm focused on sustainable technology investment in the battery, fusion and artificial intelligence industries since July 2026. Mr. Chen is also a member of the University of Oxford’s Vice Chancellor’s Circle and an alumni advisory member of the university’s Saïd Business School. Mr. Chen received an MBA from the Saïd Business School, University of Oxford in 2002.

Roger Cameron Kennedy has served as our director since July 2023. Dr. Kennedy has more than 30 years of experience investing in the technology and energy sectors. Since 2026, he has served as an advisor to Naetas Holding Limited, which is focused on the development of new and disruptive technologies, including automation, batteries, renewable energy, industrial artificial intelligence (with applications in construction, logistics, and distribution), defense and security, and social media.

Dr. Kennedy’s professional expertise spans technology, natural resources, manufacturing, investment management, and strategic advisory services. Dr. Kennedy previously served as Group Head and/or Managing Director at each of Salomon Brothers Inc from April 1991 to December 1999 and J.P. Morgan from September 2009 to June 2012. Prior to that, Dr. Kennedy served as a commodities trader at Philipp Brothers from June 1989 to April 1991.

Dr. Kennedy holds a D.Phil. in Economics from the University of Oxford and a J.D. from New York University School of Law.

Antony Michael Sheriff has served as our director since November 2025. He has also served as the Chief Executive Officer of the Rimac Group engaged in the business of hypercars and advanced electrification technologies, and as the deputy Chief Executive Officer of Bugatti Rimac, a manufacturer of ultra luxury hypercars in Croatia and France, since October 2024. Mr. Sheriff previously served as Chairman and Chief Executive Officer at Princess Yachts Ltd in Plymouth, England, a producer of luxury yachts, from January 2016 until December 2023. Prior to that, Mr. Sheriff started McLaren Automotive in Woking, England, the road car sister company to McLaren Racing (which operates the Formula One team) and served as Chief Executive Officer from January 2003 until July 2013. Prior to that, Mr. Sheriff worked at Fiat Auto in Turin, Italy from

March 1995 until December 2002 where he covered several roles, most notably as Director of Product Development for all products and brands. Mr. Sheriff’s career began as a consultant for McKinsey & Company in New York where he served numerous automotive and other clients from October 1988 until January 1994. Mr. Sheriff has also served as Senior Independent Director at Aston Martin Lagonda Global Holdings (AML.L) where he was a member of the Nomination, Remuneration, Audit and Risk, Sustainability and Product Strategy committees from 2021-2023, Chairman of the Supervisory Board of Bugatti-Rimac in Croatia from 2021-2024, Chairman of the Supervisory Board of Rimac Group from 2023-2024. Independent Director and Chair of the Nomination and Remuneration committee of Pininfarina S.p.A. (PINF.MI) and Independent Director at Rivian Automotive Inc. (NASDAQ: RIVN) from 2016 until its initial public offering in 2021. Mr. Sheriff received his M.S. in Management from the M.I.T. Sloan School of Management, and his B.S. in Engineering and B.S. in Economics from Swarthmore College.

Chia-Chen (Jonathan) Lin will serve as our director upon the closing of the Business Combination. Mr. Lin currently serves as a Partner at Andra Capital and as an Adjunct Professor at National Taiwan University and National Taipei University of Technology. Mr. Lin currently holds several board and advisory positions, including serving as a director of Taishin Securities of Taishin Shin Kong Financial Holding Corp., a director of General Biologicals Corporation (4117.TW), an independent director of Chi Hua Corp., a director of the Commission Board of the Ministry of Economic Affairs of Taiwan, a commission member of the National Health Research Institute of Taiwan and a commission member of the Ministry of Digital Affairs of Taiwan.

Mr. Lin previously served as a director of Dubu Corp. from May 2018 to May 2026, as a director of Jhu Jian Corp. from May 2024 to September 2025, and as a director of the Taiwan Private Equity Association from January 2023 to January 2025. He also served as a director of Syntrend from May 2020 to May 2023 and as a Partner at Dawei Capital from May 2018 to March 2020. Mr. Lin co-founded Mobileye Taiwan in December 2016. Prior to that, he served as President of CoCo Corp. from June 2009 to September 2018, as a director of China Man-Made Fiber Corp. Ltd. from June 2009 to May 2011, and as Head of Taiwan Banking and Vice President of Asia Investment Banking at Deutsche Bank from May 2006 to June 2009. Mr. Lin also served as Chairman and President of Chou Chin Industrial Corp. from April 2003 to January 2006, as an Associate in Investment Banking at Credit Suisse Bank in the United States from July 2001 to January 2003, as Assistant Vice President of Technology Research at UBS from June 2000 to September 2000, and as Chief Financial Officer and Marketing Manager at AT&T Taiwan from July 1995 to July 1999.

Mr. Lin holds a BBA from National Taiwan University, with majors in Bio-Industrial Mechatronics Engineering and Finance, and an MBA from The Wharton School of the University of Pennsylvania, with majors in Technology and Strategic Management. Mr. Lin received the National Taiwan University Outstanding Teaching Award.

Family Relationships

There are no familial relationships among our directors and executive officers following the consummation of the Business Consummation.

Composition of Board of Directors of ProLogium Following Consummation of the Business Combination

We expect that our Board will consist of nine directors immediately after the consummation of the Business Combination. Of these nine directors, three will be independent.

Under the Articles, the SBCVC Shareholder shall be entitled to appoint (and remove and replace any director so appointed) one Class I director if it has legal title to or beneficial ownership of no less than 7% of the total issued and outstanding shares of ProLogium, and no Disqualifying Event has occurred in relation to the SBCVC Shareholder.

New Epoch shall be entitled to appoint (and remove and replace any director so appointed) one Class I director if it has legal title to or beneficial ownership of no less than 42% of the number of ProLogium Class C Ordinary Shares held by New Epoch as of the closing of the Business Combination, and no Disqualifying Event has occurred in relation to New Epoch.

The Sponsor shall be entitled to appoint (and remove and replace any director so appointed) one Class I director.

Mr. Yang shall be entitled to appoint (and remove and replace any director so appointed) three directors, one of whom shall be a Class II Director and the other two shall be Class III directors.

In addition, New Horizon I Holding Company Limited shall be entitled to recommend one candidate to be nominated by the Board as an independent director (who shall be a Class II director) if the New Horizon Shareholders collectively have legal title to or beneficial ownership of no less than 42% of the number of ProLogium Class C Ordinary Shares held by the New Horizon Shareholders as of the closing of the Business Combination, and no Disqualifying Event has occurred in relation to any of the New Horizon Shareholders.

Other than the director designation, appointment and recommendation rights described above and elsewhere in this proxy statement/prospectus, there are no arrangements or understandings with any major shareholder, customer, supplier or other person pursuant to which any person referred to in this section was selected as a director or member of senior management.

A director may vote in respect of any contract or transaction in which he/she is interested, provided that the nature of the interest of any director in any such contract or transaction is disclosed at or prior to its consideration and any vote thereon, and such director may be counted in the quorum at any meeting of directors at which any such contract or transaction is considered. A director who is interested in a contract or proposed contract with ProLogium must declare the nature of his/her interest at a meeting of the directors. Notwithstanding the director’s interest, such director may still vote in respect of such contracts or proposed contracts. No non-employee director has a service contract with ProLogium that provides for benefits upon termination of service.

Duties of Directors

Under the laws of the Cayman Islands, our directors owe fiduciary duties to our Company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our Company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our Company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder has the right to seek damages if a duty owed by the directors is breached.

Terms of Directors and Executive Officers

ProLogium’s Board will be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the consummation of the Business Combination, the Class I directors will include Michael B. Hoffman, Dirk Jacobus Coetzee and Leo Tong Chen; the Class II directors will include Chia-Chen (Jonathan) Lin, Roger Cameron Kennedy and another director; and the Class III directors will include Szu-Nan (Vincent) Yang, Antony Michael Sheriff and another director. The Class I directors shall stand appointed for a term expiring at our first annual general meeting, the Class II directors shall stand appointed for a term expiring at our second annual general meeting, and the Class III directors shall stand appointed for a term expiring at our third annual general meeting. Commencing at our first annual general meeting, and at each annual general meeting thereafter, directors appointed to replace those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment. If no replacement directors are appointed, the existing directors shall be automatically re-appointed for a further term of office to expire at the third succeeding annual general meeting after their re-appointment.

Our executive officers are elected by and serve at the discretion of ProLogium’s Board. Their terms shall be decided by ProLogium’s Board.

Board Committees

ProLogium’s Board will have an audit committee and compensation committee following the consummation of the Business Combination. Each committee’s members and functions are described below.

Audit Committee

The audit committee will consist of three directors, Chia-Chen (Jonathan) Lin, Antony Michael Sheriff and another director who will join ProLogium’s Board upon consummation of the Business Combination. Chia-Chen (Jonathan) Lin will be the chairperson of the audit committee. Chia-Chen (Jonathan) Lin satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC. Each of the audit committee members satisfies the requirements for an “independent director” within the criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The audit committee will oversee our accounting and financial reporting processes. The audit committee will be responsible for, among other things:

•	the quality and integrity of our financial statements;

•	internal control over financial reporting and disclosure controls and procedures;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function; and

•	the performance of our independent registered public accounting firm.

Compensation Committee

The compensation committee consists of three directors, Antony Michael Sheriff, Michael B. Hoffman and Dirk Jacobus Coetzee. Antony Michael Sheriff will be the chairperson of the compensation committee.

The compensation committee will be responsible for, among other things:

•

reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of our chief executive officer, and the chief executive officer may not be present during voting or deliberations on his or her compensation;

•	overseeing an evaluation of the performance of and reviewing and setting or making recommendations to the Board regarding the compensation of our other executive officers;

•	reviewing and approving or making recommendations to the Board regarding incentive compensation and equity-based plans, policies and programs;

•	reviewing and approving all employment agreement and severance arrangements for our executive officers;

•	making recommendations to the Board regarding the compensation of our directors; and

•	retaining and overseeing any compensation consultants.

Director Nominations

ProLogium’s Board will consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our Board should follow the procedures set forth in ProLogium’s Articles.

In general, in identifying and evaluating nominees for directors, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, character, and the ability to exercise sound judgement, and relevant skills and experience, including financial literacy, and experience in the context of the needs of our Board.

Code of Business Conduct and Ethics

We will adopt a new code of business conduct (the “code of business conduct”) that applies to all directors, executive officers and employees. It will be available on our website upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. Our code of business conduct is a “code of ethics” as defined in Item 406(b) of Regulation S-K. Copies of the code of business conduct and charters for each of our board committees will be provided without charge upon request from us and will be posted on our website. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Controlled Company

Upon consummation of the Business Combination, we expect to be a “controlled company” as defined under the rules of the Nasdaq since Szu-Nan (Vincent) Yang, our Founder and Chief Executive Officer, will beneficially own more than 50% of the total voting power of ProLogium. For so long as we remain a controlled company under this definition, we are permitted to elect to rely, and currently intend to rely, on certain exemptions from corporate governance rules, including the exemption from the rule that a majority of the Board must be independent directors.

Foreign Private Issuer Status

See “ProLogium’s Management’s Discussion and Analysis of Financial Condition and Results of Operations - Foreign Private Issuer Status”.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

TDAC’s Executive Officer and Director Compensation

None of TDAC’s officers or directors have received any cash compensation for services rendered to TDAC. Commencing on the date that our securities are first listed on Nasdaq through the earlier of consummation of TDAC’s initial business combination and our liquidation, TDAC will pay its Sponsor up to $10,000 per month for administrative support services. In addition, TDAC’s Sponsor or its affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on TDAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. TDAC’s audit committee will review on a quarterly basis all payments that were made to TDAC’s sponsor, officers or directors, or TDAC’s or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the trust account or funds withdrawn for any permitted withdrawals. Other than quarterly audit committee review of such reimbursements, TDAC does not expect to have any additional controls in place governing its reimbursement payments to its directors and officers for their out-of-pocket expenses incurred in connection with its activities on its behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the Company to TDAC’s sponsor, officers and directors, or any of their respective affiliates, prior to completion of TDAC’s initial business combination.

It is possible that some or all of TDAC’s officers and directors may negotiate employment or consulting arrangements with the post-transaction company after our initial business combination. Any such arrangements will be disclosed in the proxy solicitation or tender offer materials, as applicable, furnished to TDAC shareholders in connection with a proposed business combination, to the extent they are known at such time.

In July 2024, TDAC entered into a consulting agreement with the Chief Financial Officer for his services. For the year ended December 31, 2025, TDAC incurred $237,130 in related fees. For the year ended December 31, 2024, TDAC did not incur any related fees. At December 31, 2025 and 2024, no amounts were outstanding for these services.

The existence or terms of any such employment or consulting arrangements may influence TDAC management’s motivation in identifying or selecting a target business, but TDAC does not believe that such arrangements will be a determining factor in TDAC’s decision to proceed with any potential business combination.

ProLogium’s Aggregate Compensation of Executive Officers and Directors

For the year ended December 31, 2025, ProLogium paid an aggregate of $0.91 million in cash, retirement and benefits to our executive officers and directors. For the year ended December 31, 2025, no share option has been granted to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

ProLogium’s Executive Officer and Director Compensation

Other than certain warrants granted to Mr. Yang, our Founder, Chief Executive Officer and Chief Technology Officer, which are set forth in detail in “ —Founder-Specific Compensation”, the compensation of our executive officers has consisted of a combination of base salary, cash bonuses and long-term incentive compensation in the form of share options. ProLogium previously granted share options to its executive officers under the 2019 ESOP. For details, see “—2019 ESOP”. Our executive officers, like all full-time employees, are eligible to participate in ProLogium’s health, welfare and retirement benefit plans. Following the Business Combination, ProLogium intends to develop an executive compensation program to align compensation with

Combined Company’s business objectives and creation of shareholder value, while enabling the Combined Company to attract, motivate and retain executives and other key talents who contribute to the long-term success of ProLogium. For details, see “ —ProLogium New Incentive Plan”. No compensation of any kind have been paid to the directors of ProLogium for their services.

ProLogium’s Employment Agreements

ProLogium has also entered into employment agreements with each of the executive officers. Under these agreements, the employment of ProLogium’s executive officers continues for an indefinite term until terminated in accordance with the terms of the applicable agreement or the laws of the Republic of China. ProLogium may terminate employment for cause, at any time, without advance notice, where the executive officer acts in violation of the applicable employment agreement or the laws of the Republic of China. Executive officers may resign at any time by providing advance written notice as required under applicable local labor laws.

The executive officers have agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment, any of ProLogium’s confidential information, trade secrets or other intellectual property.

In addition, the executive officers have agreed to be bound by non-competition restrictions during the term of employment. Specifically, each executive officer has agreed that if he intends to engage in any form of secondary employment, he shall first provide written notice to ProLogium clearly stating the nature, scope, place and time of said work, identity of the third party, and the relevant industry or business involved. ProLogium has the right to determine, based on reasonable judgment, whether the proposed secondary employment would be in direct or indirect conflict with ProLogium’s business and operations, and ProLogium’s decision to approve such secondary employment would be final.

2026 ESOP

On May 8, 2026, ProLogium’s Board approved and adopted a revised employee stock options plan, or the 2026 ESOP, and approved the grant of a total of 1,660,000 share options under the 2026 ESOP, to attract and retain technical professionals needed for ProLogium’s future development, enhance employees’ sense of belonging and loyalty to ProLogium, and promote the common interests of ProLogium, its shareholders and employees.

The following sets forth a summary of material terms of the 2026 ESOP, which are qualified in their entirety by the 2026 ESOP filed as Exhibit 10.13.

Authorized Shares. Under the 2026 ESOP, ProLogium has reserved for issuance an aggregate of 1,660,000 ordinary shares. If an award of option should expire, or the holder thereof fails to exercise the option within the applicable exercise period, such options shall automatically become invalid without further notice.

Plan Administration. The 2026 ESOP is administered by directors designated and authorized by ProLogium’s Board. The head of each department shall consider the employee’s seniority, position level, work performance, future development potential and other management-related considerations, and make a recommendation to the authorized directors for determination of an award of options.

Types of Awards. The 2026 ESOP permits the award of options.

Eligibility. All full-time employees of ProLogium and its subsidiaries who have not been involved in any disputes are eligible to participate. Former full-time employees of ProLogium and its subsidiaries may also be considered for awards under the 2026 ESOP.

Exercise Price. The exercise price is determined by the ProLogium’s Board, which will be set forth in the share option agreement with the respective employee.

Exercise Period. Unless otherwise provided for ProLogium’s existing articles of association or a resolution of ProLogium’s Board, 50% of an option grant becomes exercisable two years after the grant date, 25% becomes exercisable three years after the grant date, and the remaining 25% becomes exercisable four years after the grant date. In all cases, the exercise of the options is conditioned upon the employee’s work performance evaluation, or the approval of the Chief Executive Officer.

Non-Transferability of Awards. The options granted under the 2026 ESOP are personal to the holder and generally may not be transferred, pledged, gifted, or otherwise disposed of or used to create any encumbrance. Unless otherwise provided for in the respective employee share option agreement, such options may also not be inherited by legal successors upon the death of the holder.

Following the closing of the Business Combination, each outstanding and unexercised option, whether vested or unvested, under the 2026 ESOP shall be adjusted into an option to purchase ProLogium Class A Ordinary Shares, or in the case of an option held by Mr. Yang, ProLogium Class B Ordinary Shares. The number of ordinary shares in the Combined Company issuable upon the exercise of each adjusted option and the applicable exercise price shall be adjusted by reference to the Consolidation Factor. The number of ProLogium Class A Ordinary Shares or ProLogium Class B Ordinary Shares issuable upon exercise of each adjusted option will be determined by multiplying the number of ordinary shares in ProLogium subject to the corresponding option immediately prior to the recapitalization by the Consolidation Factor, rounded down to the nearest whole share, and the applicable per share exercise price will be determined by dividing the pre-recapitalization per share exercise price by the Consolidation Factor, rounded up to the nearest whole cent.

2019 ESOP

Pursuant to board resolutions dated December 21, 2018 and May 24, 2019, ProLogium approved and adopted a share incentive plan, or the 2019 ESOP, and authorized the grant of up to 1,016,100 share options under the 2019 ESOP. Full-time employees of ProLogium and its subsidiaries who have not been involved in any disputes, as well as former full-time employees, may be considered for awards. As of the date of this proxy statement/prospectus, ProLogium has granted 980,500 share options under the 2019 ESOP, of which 800,100 have been exercised and 180,400 have been forfeited, expired or cancelled. No options under the 2019 ESOP remain outstanding and we do not intend to grant any additional share options under the 2019 ESOP.

Founder-Specific Compensation

ProLogium Founder Warrants

Pursuant to a warrant issued by ProLogium to New Zone Corporation (“New Zone”), a company wholly-owned by Mr. Yang, on November 8, 2016, as amended, New Zone is entitled to purchase up to 2,286,450 ordinary shares from ProLogium at an exercise price of $3.500188 per share (the “ProLogium Founder Warrants”). These ProLogium Founder Warrants can be exercised by New Zone at any time upon the occurrence of any one or more specified events, including the consummation of the transactions contemplated by the Business Combination resulting in the effectiveness of this registration statement. Upon the closing of the Business Combination, each ProLogium Founder Warrant, if unexercised, shall be adjusted into a warrant to purchase ProLogium’s Class B Ordinary Shares on the same terms and conditions of the contracts underlying such ProLogium Founder Warrants.

Founder Intellectual Property Compensation

On May 25, 2026, ProLogium’s Board approved that, in recognition of Mr. Yang’s contributions to and the development of key intellectual property rights for ProLogium (the “Founder IP”), ProLogium will reserve for issuance to Mr. Yang (or an affiliate designated by Mr. Yang) a number of ProLogium Class B Ordinary Shares, which would represent 2.5% of the total share capital of ProLogium on a fully diluted basis as of the closing of the Business Combination (the “Cap”).

Following the closing of the Business Combination, the actual number of ProLogium Class B Ordinary Shares to be issued to Mr. Yang will be determined based on an independent valuation of the Founder IP. We will engage an independent third-party valuation firm within 90 days from and after the closing of the Business Combination to conduct such independent valuation, and for such valuation firm to issue its final valuation report within two months of the engagement. Within one month after the date of said report, ProLogium’s Board following the closing of the Business Combination will instruct the compensation committee of ProLogium’s Board to review such report and to determine the number of ProLogium Class B Ordinary Shares equivalent to the fair valuation of the Founder IP to be issued to Mr. Yang, subject to the Cap.

ProLogium New Incentive Plan

On May 25, 2026, ProLogium’s Board approved that an equity incentive plan (the “ProLogium New Incentive Plan”) will be adopted by ProLogium prior to the closing of the Business Combination.

The ProLogium New Incentive Plan is intended to align the long-term interests of our employees and management team with our shareholders, promote talent retention and drive performance. The ProLogium New Incentive Plan will provide for the grant of awards to service providers of ProLogium and its subsidiaries following the closing of the Business Combination, with a total pool of awards not exceeding such number of ProLogium Class A Ordinary Shares equal to 12.5% of the share capital of ProLogium immediately after the closing of the Business Combination on a fully diluted basis. Notwithstanding the foregoing, until and prior to the initial closing of the PIPE Investments, the incentive shares approved to be granted pursuant to the ProLogium New Incentive Plan shall be no more than 6.0% of the share capital of ProLogium immediately after the closing of the Business Combination on a fully diluted basis.

Insurance and Indemnification

To the extent permitted under Cayman Islands law, ProLogium is empowered to indemnify its directors against any liability they incur by reason of their directorship. ProLogium plans to obtain directors’ and officers’ insurance to insure such persons against certain liabilities. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to the Board, executive officers or persons controlling us pursuant to the foregoing provisions, ProLogium has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of TDAC

The following table sets forth information regarding the beneficial ownership of Translational Development’s Ordinary Shares as of the Record Date based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Translational Development’s Ordinary Shares, by:

•	each person known by Translational Development to be the beneficial owner of more than 5% of Translational Development’s outstanding Ordinary Shares;

•	each of Translational Development’s executive officers and directors that beneficially owns Ordinary Shares; and

•	all Translational Development’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security, including options, rights, and warrants that are currently exercisable or exercisable within 60 days.

In the table below, percentage ownership is based on 21,907,500 outstanding shares (including 17,250,000 Public Shares and 4,657,500 Founder Shares) issued and outstanding as of the Record Date.

Voting power represents the combined voting power of Ordinary Shares owned beneficially by such person. On all matters to be voted upon, the holders of the Ordinary Shares vote together as a single class. The table below does not include the Ordinary Shares underlying the Private Warrants held or to be held by the Sponsor because these securities are not exercisable within 60 days of this proxy statement/prospectus.

Unless otherwise indicated, Translational Development believes that all persons named in the table have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them.

	Class A Ordinary Shares		Class B Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned(2)	Approximate Percentage of Class	Approximate Percentage of Total Outstanding Ordinary Shares
TDAC Partners LLC(2)(3)(4)	—	—	4,657,500	100%	21.26%
Michael B. Hoffman(3)	—	—	4,657,500	100%	21.26%
Avanindra C. Das(3)	—	—	4,657,500	100%	21.26%
E. Premkumar Reddy	—	—	—	—	—
Curtis T. Keith	—	—	—	—	—
Matthew A. Kestenbaum	—	—	—	—	—
Christopher Jarratt	—	—	—	—	—
All officers and directors as a group (six persons)	—	—	4,657,500	100%	21.26%
Other 5% Shareholders
Magnetar Financial LLC(5)	1,300,000	7.53%	—	—	5.93%
Wolverine Asset Management, LLC(6)	1,557,134	9.03%	—	—	7.10%
AQR Capital Management, LLC(7)	1,099,989	6.38%	—	—	5.02%

Notes:

(1)	Unless otherwise noted, the principal business address of each of the following entities or individuals is c/o Translational Development Acquisition Corp., 52 E. 83rd Street, New York, New York 10028.

(2)

Interests shown consist solely of Founder Shares, classified as Class B Ordinary Shares, and will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of our initial Business Combination, and may be converted at any time prior to our initial Business Combination, at the option of the holder, on a one-for-one basis, subject to adjustment.

(3)

TDAC Partners LLC, our Sponsor, is the record holder of such Ordinary Shares. Michael B. Hoffman and Avanindra C. Das are the managing members of our Sponsor and each holds voting and investment discretion with respect to the Ordinary Shares held of record by the Sponsor. Mr. Hoffman and Mr. Das each disclaims any beneficial ownership of the securities held of record by the Sponsor other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)

The non-managing sponsor investors purchased through the Sponsor an aggregate of 3,250,000 Private Warrants at a price of $1.00 per warrant ($3,250,000 in the aggregate); subject to each non-managing sponsor investor purchasing, through our Sponsor, the Private Warrants allocated to it in connection with the closing of IPO, the Sponsor issued membership interests at a nominal purchase price to the non-managing sponsor investors at the closing of the IPO reflecting interests in an aggregate of 2,339,130 Founder Shares held by the Sponsor. The non-managing sponsor investors are not granted any shareholder or other rights in addition to those afforded to our other Public Shareholders, and will only be issued membership interests in the Sponsor, with no right to control our Sponsor or vote or dispose of any securities held by the Sponsor, including the Founder Shares held by the Sponsor.

(5)

Based on a Schedule 13G filed on January 29, 2025, by (a) Magnetar Constellation Master Fund, Ltd, a Cayman Islands exempted company, (b) Magnetar Xing He Master Fund Ltd, a Cayman Islands exempted company, (c) Magnetar SC Fund Ltd, a Cayman Islands exempted company, (d) Purpose Alternative Credit Fund Ltd, a Cayman Islands exempted company, (e) Magnetar Structured Credit Fund, LP, a Delaware limited partnership, (f) Magnetar Alpha Star Fund LLC, a Delaware limited liability company, (g) Magnetar Lake Credit Fund LLC, a Delaware limited liability company, and (h) Purpose Alternative Credit Fund—T LLC, a Delaware limited liability company (collectively, the “Magnetar Funds”). Magnetar Financial LLC, a Delaware limited liability company, serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial LLC exercises voting and investment power over the ordinary shares held for the Magnetar Funds’ accounts. Magnetar Capital Partners LP, a Delaware limited partnership, serves as the sole member and parent holding company of Magnetar Financial LLC. Supernova Management LLC, a Delaware limited liability company, is the general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is David J. Snyderman, a United States citizen. The principal address of each of Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC and David J. Snyderman is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(6)

Based on a Schedule 13G/A filed on October 10, 2025, Wolverine Asset Management, LLC, Wolverine Trading Partners, Inc., Wolverine Holdings, L.P., Christopher L. Gust and Robert R. Bellick. The business address is c/o Wolverine Asset Management, LLC, 175 West Jackson Boulevard, Suite 340, Chicago, IL 60604.

(7)

Based on a Schedule 13G/A filed on May 14, 2025 by AQR Capital Management, LLC, AQR Capital Management Holdings, LLC and AQR Arbitrage, LLC. AQR Capital Management, LLC is a wholly owned subsidiary of AQR Capital Management Holdings, LLC. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. The business address of each reporting person is One Greenwich Plaza, Suite 130, Greenwich, CT 06830.

Security Ownership of Certain Beneficial Owners and Management of ProLogium

The following table sets forth information regarding the expected beneficial ownership of ProLogium Ordinary Shares immediately following the consummation of the Business Combination by:

•	each person who is expected to beneficially own 5% or more of the outstanding ProLogium Ordinary Shares;

•	each person who will become an executive officer or director of ProLogium; and

•	all of those executive officers and directors of ProLogium as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to, or the power to receive the economic benefit of ownership of, the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares that the person has the right to acquire within 60 days are included, including through the exercise of any option or other right or the conversion of any other security. However, these shares are not included in the computation of the percentage ownership of any other person. Each holder of ProLogium Class A Ordinary Shares is entitled to one vote per share, each holder of ProLogium Class B Ordinary Shares is entitled to 12 votes per share, and each holder of ProLogium Class C Ordinary Shares is entitled to two votes per share.

The expected number of ProLogium Ordinary Shares expected to be outstanding after the consummation of the Business Combination will be (i) assuming a no redemption scenario, [   ], consisting of [   ] ProLogium Class A Ordinary Shares, and [   ] ProLogium Class B Ordinary Shares, and [   ] ProLogium Class C Ordinary Shares; and (ii) assuming a scenario of maximum redemptions of Public Shares, [   ], consisting of [   ] ProLogium Class A Ordinary Shares, and [   ] ProLogium Class B Ordinary Shares, and [   ] ProLogium Class C Ordinary Shares. If the actual facts differ from these assumptions, these amounts will differ.

	Pre-Business Combination				Post-Business Combination
	Shares Beneficially Owned as of August 11, 2026				No Redemption Scenario(1)							Maximum Redemption Scenario(2)
	Pre-Closing Shares		% of total shares†		ProLogium Class A Ordinary Shares	% of Class††	ProLogium Class B Ordinary Shares	% of Class††	ProLogium Class C Ordinary Shares	% of Class††	% of voting power †††	ProLogium Class A Ordinary Shares	% of Class††	ProLogium Class B Ordinary Shares	% of Class††	ProLogium Class C Ordinary Shares	% of Class††	% of voting power †††
Directors and Executive Officers Post-Business Combination
Szu-Nan (Vincent) Yang	16,637,951	(3)(4)	18.1	%(4)
Michael B. Hoffman	—		—
Dirk Jacobus Coetzee	—		—
Leo Tong Chen	8,006,879	(7)	8.7%
Roger Cameron Kennedy	8,006,879	(8)	8.7%
Antony Michael Sheriff	—		—
Chia-Chen (Jonathan) Lin	—		—
Pan-Yun (Ben) Lee	—		—
Dmitry Belov	42,000	(5)	*	%
Wen-Kai (Calvin) Hsieh	—		—
Chia-Chi (Rachel) Huang	8,400	(5)	*	%
Meng-Hung (Simon) Wu	24,000	(5)	*	%
Yi-Ming Wang	—		—
All directors and executive officers as a group	24,719,230	(4)	26.9	(4)
Five Percent or More Shareholders:
SBCVC FUND IV, L.P.	16,979,175	(6)	19.0%
New Epoch Capital LP	8,006,879	(7)	9.0%
New Horizon shareholders	7,113,901	(9)	8.0%
GEC HOLDINGS INC	6,601,205	(10)	7.4%

*	Less than 1%
†

For each person or group, percentage of total shares is calculated by dividing the number of shares beneficially owned by such person or group by the number of shares of all of ProLogium’s ordinary shares, series A preferred shares, series B preferred shares, series C preferred shares, series D preferred shares, series E preferred shares and series E+ preferred shares as a single class. Each holder of ProLogium Ordinary Shares, series A preferred shares, series B preferred shares, series C preferred shares, series D preferred shares, series E preferred shares and series E+ preferred shares is entitled to one vote per share on all matters submitted to them for a vote, except that the 12,500,000 ProLogium Ordinary Shares held by New Zone Corporation (see note (3) below for details) are subject to certain restrictions under ProLogium’s memorandum and articles of association, as currently in effect, including restrictions on voting rights.

††

For each person or group, percentage of class is calculated by dividing the number of ProLogium Class A Ordinary Shares, ProLogium Class B Ordinary Shares and ProLogium Class C Ordinary Shares beneficially owned by such person or group by the total ProLogium Class A Ordinary Shares, ProLogium Class B Ordinary Shares or ProLogium Class C Ordinary Shares immediately after the consummation of the Proposed Transactions, respectively. In accordance with Rule 13d-3(d)(1)(i) under the Exchange Act, (a) any ProLogium Class A Ordinary Shares not outstanding which are subject to ProLogium Warrants owned by a person immediately after the consummation of the Proposed Transactions shall be deemed to be outstanding for the purpose of computing the percentage of outstanding ProLogium Class A Ordinary Shares owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of ProLogium Class A Ordinary Shares by any other person; and (b) any ProLogium Class B Ordinary Shares not outstanding which are subject to ProLogium Founder Warrants owned by New Zone immediately after the consummation of the Proposed Transactions shall be deemed to be outstanding for the purpose of computing the percentage of outstanding ProLogium Class B Ordinary Shares owned by Szu-Nan (Vincent) Yang.
†††

For each person or group, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of ProLogium Class A Ordinary Shares, ProLogium Class B Ordinary Shares and ProLogium Class C Ordinary Shares immediately after the consummation of the Proposed Transactions. Each holder of ProLogium Class A Ordinary Shares is entitled to one vote per share, each holder of ProLogium Class B Ordinary Shares is entitled to 12 votes per share, and each holder of ProLogium Class C Ordinary Shares is entitled to two votes per share.

(1)

The post-Business Combination percentage of beneficial ownership of ProLogium is calculated based on [   ] ProLogium Class A Ordinary Shares, [   ] ProLogium Class B Ordinary Shares, and [   ] ProLogium Class C Ordinary Shares outstanding. Except as otherwise indicated, and subject to applicable community property laws, ProLogium believes based on the information provided to ProLogium that the persons named in the table have sole voting and investment power with respect to all ProLogium Class A Ordinary Shares, ProLogium Class B Ordinary Shares, and ProLogium Class C Ordinary Shares shown as beneficially owned by such person.

(2)

The post-Business Combination percentage of beneficial ownership of ProLogium is calculated based on [   ] ProLogium Class A Ordinary Shares, [   ] ProLogium Class B Ordinary Shares, and [   ] ProLogium Class C Ordinary Shares outstanding.

(3)

Szu-Nan (Vincent) Yang beneficially owns (a) 12,500,000 ordinary shares of ProLogium held by New Zone Corporation (“New Zone”), a Seychelles corporation wholly owned by Mr. Yang; (b) 1,851,501 ordinary shares of ProLogium held by Mr. Yang; and (c) 2,286,450 ordinary shares issuable upon full exercise of ProLogium Founder Warrants held by New Zone. The registered office address of New Zone is Suite 1, Commercial House One, Eden Island, Republic of Seychelles. Among the 12,500,000 ProLogium Ordinary Shares held by New Zone Corporation, 4,000,000 ProLogium Ordinary Shares are subject to certain restrictions under ProLogium’s memorandum and articles of association, as currently in effect, including restrictions on voting rights.

(4)

Ordinary shares of ProLogium issuable upon exercise of ProLogium Founder Warrants owned by New Zone are deemed outstanding for the purpose of computing the percentage of outstanding ProLogium’s ordinary shares owned (a) by New Zone and (b) by all directors and executive officers as a group, respectively, as of August 11, 2026, but shall not be deemed to be outstanding for the purpose of computing the percentage of ProLogium’s ordinary shares held by any other person as of August 11, 2026.

(5)	Represents ordinary shares.
(6)

Represents 11,983,193 series A preferred shares and 4,995,982 series B preferred shares held by SBCVC FUND IV, L.P. SBCVC Fund IV, L.P. is a Cayman Islands exempted limited partnership, and its general partner is SBCVC Management IV, L.P., a Cayman Islands exempted limited partnership. The registered office of SBCVC Fund IV, L.P. is Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

(7)

Represents 8,006,879 series E preferred shares held by New Epoch Capital LP (“New Epoch”), an exempted limited partnership registered in the Cayman Islands, with its registered office at Palm Grove Unit 4, 265 Smith Road, George Town, P.O. Box 52A Edgewater Way, #1653, Grand Cayman KY1-9006, Cayman Islands. The general partner of New Epoch is New Epoch Investment Partners Limited (“NEIPL”). The ProLogium shares held by New Epoch are managed, and the shareholder rights attached thereto are exercised, by NEIPL. dGav Capital Limited is the majority shareholder of NEIPL and has the right to designate two of the four directors on NEIPL’s board, with the remaining two directors designated by the other shareholders of NEIPL. Leo Tong Chen is the ultimate controlling person of dGav Capital Limited. Leo Tong Chen may be deemed to be a beneficial owner of the ProLogium shares held by New Epoch through shared voting power at NEIPL, but not dispositive power.

(8)

Represents 8,006,879 series E preferred shares held by New Epoch, an exempted limited partnership registered in the Cayman Islands, with its registered office at Palm Grove Unit 4, 265 Smith Road, George Town, P.O. Box 52A Edgewater Way, #1653, Grand Cayman KY1-9006, Cayman Islands. The general partner of New Epoch is NEIPL. The ProLogium shares held by New Epoch are managed, and the shareholder rights attached thereto are exercised, by NEIPL. Roger Cameron Kennedy is one of three general partners of NEIPL.

(9)

Represents (a) 2,142,742 series C preferred shares held by New Horizon I Holding Company Limited (“New Horizon I”), a British Virgin Islands company; and (b) 533,021 series A preferred shares, 270,406 series B preferred shares, 2,142,742 series C preferred shares and 2,024,990 ordinary shares held by New Horizon II Holding Company Limited (“New Horizon II”), a British Virgin Islands company. New Horizon I is controlled by Shanghai Jishao Venture Capital Partnership (Limited Partnership), and New Horizon II is controlled by Shanghai Yongsui Venture Capital Partnership (Limited Partnership). Shanghai Jishao Venture Capital Partnership (Limited Partnership) and Shanghai Yongsui Venture Capital Partnership (Limited Partnership) are, in turn, controlled by Hangzhou Binjiang Real Estate Group Co. Ltd., which is a public company listed on Shenzhen Stock Exchange. The registered office of New Horizon I and New Horizon II is OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

(10)

Represents 3,001,706 series A preferred shares, 3,229,771 series B preferred shares and 369,728 series C preferred shares held by GEC HOLDINGS INC. GEC HOLDINGS INC is a Cayman Islands company, which is a wholly-owned subsidiary of ARDA HOLDING INC. The registered office of GEC HOLDINGS INC is 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements Related to the Business Combination

In connection with, and pursuant to, the Business Combination Agreement, certain agreements were entered into or are expected to be entered into between ProLogium, TDAC and certain related parties following the Business Combination. These agreements include:

•	Sponsor Letter Agreement (see the section entitled “Proposal No. 1—The Business Combination Proposal — Ancillary Agreements—Sponsor Letter Agreement”);

•	Shareholder Voting Agreement (see the section entitled “Proposal No. 1—The Business Combination Proposal —Ancillary Agreements—ProLogium Shareholder Voting Agreement”);

•	Shareholder Lock-Up Agreement (see the section entitled “Proposal No. 1—The Business Combination Proposal —Ancillary Agreements—ProLogium Shareholder Lock-Up Agreement”);

•	Registration Rights Agreement (see the section entitled “Proposal No. 1—The Business Combination Proposal —Ancillary Agreements—New Registration Rights Agreement”); and

Certain Relationship and Related Party Transactions—TDAC

On May 25, 2022, Stone Capital Partners LLC (“Former Sponsor”) purchased 4,312,500 shares of our Class B ordinary shares, par value $0.0001 for an aggregate price of $25,000. Subsequently, on August 29, 2024, we amended the terms of this subscription agreement to issue the Former Sponsor an additional 345,000 Founder Shares for no additional consideration, following which the Former Sponsor held 4,657,500 Founder Shares. Up to 607,500 of those Founder Shares were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is not exercised. On October 15, 2024, the Former Sponsor, transferred all 4,657,500 Founder Shares to the Sponsor for a total consideration of $1.00. On October 15, 2024, we, Former Sponsor, and Sponsor entered into an Assignment and Novation Agreement where the Former Sponsor assigned all of its rights, interests, obligations and liabilities in the Securities Subscription Agreement dated May 25, 2022, as amended, to the Sponsor. The Sponsor became the sponsor of the company thereafter. The purpose of the Assignment and Novation Agreement was to establish a new sponsor limited liability company — the Sponsor — solely to serve in its role as the Sponsor.

The Sponsor purchased in a private placement that closed simultaneously with the closing of the IPO, an aggregate of 4,850,000 Private Warrants, at a price of $1.00 per warrant ($4,850,000 in the aggregate). Each Private Warrant is exercisable to purchase one whole ordinary share at $11.50 per share, subject to adjustment as provided herein. Our sponsor is permitted to transfer the Private Warrants held by it to certain permitted transferees, including our officers and directors and other persons or entities affiliated with or related to them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as Sponsor. Otherwise, these units will generally not be transferable or salable until 30 days after the completion of our initial business combination. The Private Warrants are identical to the warrants sold as part of the Units in the IPO except that, so long as they are held by the Sponsor or its permitted transferees: (1) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of our initial business combination; and (2) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights.

The Sponsor owns, on an as-converted basis, 4,657,500 Founder Shares, representing approximately 24.12% of our issued and outstanding TDAC Ordinary Shares, based on 14,651,303 Public Shares outstanding following the Extension Redemptions and 4,657,500 Founder Shares outstanding. The Sponsor did not purchase any Units in the IPO.

We agreed, commencing on December 24, 2024 through the earlier of consummation of the initial business combination and the liquidation, to pay the Sponsor a fee of approximately $10,000 per month for administrative and support services. Included in general and administrative costs on the statements of operations, we recognized $120,000 and $2,000, respectively, for the years ended December 31, 2025 and 2024. We owe the Sponsor $106,762 and $2,000 as of December 31, 2025 and 2024, respectively, for the administrative fees and reports this amount as due to Sponsor on the balance sheets. No administrative fees were incurred prior to December 24, 2024.

If any of our officers or directors becomes aware of a business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, subject to their fiduciary duties under Cayman Islands law, he or she may be required to present such business combination opportunity to such entity prior to presenting such business combination opportunity to us, subject to his or her fiduciary duties under Cayman Islands law. Our amended and restated memorandum and articles of association provide that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other.

Our officers and directors currently have and will in the future have certain relevant fiduciary duties or contractual obligations that may, subject to applicable law, take priority over their duties to us. Our sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any bona-fide, documented out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers and directors, or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

On May 25, 2022, as amended on August 9, 2024, the Sponsor agreed to loan us an aggregate of up to $800,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). The Note was non-interest-bearing and payable on the earlier of August 9, 2025, as restated, or the completion of the IPO. On December 31, 2024, we repaid the total outstanding balance of the Note amounting of $800,000. Borrowings under the note are no longer available.

In addition, in order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If we complete an initial business combination, we would repay the Working Capital Loans out of the proceeds of the trust account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that a business combination does not close, we may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.00 per warrant. As of December 31, 2025, there were no Working Capital Loans outstanding.

On August 8, 2025, we entered into a non-interest-bearing promissory note with the Sponsor for a principal amount of up to $2,000,000. The loan on the promissory note is due upon the closing of a Business Combination. At December 31, 2025 and 2024, there was $200,000 and $0, respectively, borrowed under this promissory note.

After our initial business combination, members of our management team who remain with us may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

In July 2024, we entered into a consulting agreement with the Chief Financial Officer for his services. For the year ended December 31, 2025, we incurred $237,130 in related fees. For the year ended December 31, 2024, we did not incur any related fees. At December 31, 2025 and 2024, no amounts were outstanding for these services.

We entered into a registration rights agreement with respect to the Founder Shares, Private Warrants, underwriter units (and underlying securities) and warrants issued upon conversion of Working Capital Loans (if any).

We entered into indemnity agreements with each of our officers and directors, a form of which was filed as an exhibit to the Registration Statement. Those agreements will require us to indemnify those individuals to the fullest extent permitted under applicable Cayman Islands law and to hold harmless, exonerate and advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Related Party Transactions Policies

We have not yet adopted a formal policy for the review, approval or ratification of related party transactions. Accordingly, the transactions discussed above were not reviewed, approved or ratified in accordance with any such policy.

We have adopted a code of ethics requiring us to avoid, wherever possible, all conflicts of interest, except under guidelines or resolutions approved by our board of directors (or the appropriate committee of our board) or as disclosed in our public filings with the SEC. Under our code of ethics, conflict of interest situations will include any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the company.

Our audit committee, pursuant to a written charter that we adopted prior to the consummation of the IPO, will be responsible for reviewing and approving related party transactions to the extent that we enter into such transactions. An affirmative vote of a majority of the members of the audit committee present at a meeting at which a quorum is present will be required in order to approve a related party transaction. A majority of the members of the entire audit committee will constitute a quorum. Without a meeting, the unanimous written consent of all of the members of the audit committee will be required to approve a related party transaction. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

To further minimize conflicts of interest, we have agreed not to consummate an initial business combination with an entity that is affiliated with any of our Sponsor, officers or directors unless we, or a committee of independent and disinterested directors, have obtained an opinion from an independent investment banking firm or an independent accounting firm that our initial business combination is fair to our company from a financial point of view.

Furthermore, no finder’s fees, reimbursements or cash payments will be made by us to our Sponsor, officers or directors, or our or any of their affiliates, for services rendered to us prior to or in connection with the completion of our initial business combination, other than the following payments, none of which will be made from the proceeds of this offering and the sale of the Private Warrants held in the trust account prior to the completion of our initial business combination:

•	Payment to our Sponsor of up to $10,000 per month for administrative and support services;

•	Payment of consulting, success or finder fees to our Sponsor, officers, directors, in connection with the consummation of our initial business combination;

•	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination; and

•

Repayment of loans which may be made by our Sponsor or an affiliate of our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination, the terms of which have not been determined nor have any written agreements been executed with respect thereto. Up to $1,500,000 of those loans may be converted into warrants, at a price of $1.00 per warrant at the option of the lender.

The above payments may be funded using the net proceeds of this offering and the sale of the Private Warrants not held in the trust account or, upon completion of the initial business combination, from any amounts remaining from the proceeds of the trust account released to us in connection therewith.

Our audit committee will review on a quarterly basis all payments that are made to our Sponsor, officers or directors, or our or their affiliates.

Certain Relationships and Related Party Transactions—ProLogium

Employment Agreements and Indemnification Agreements

See “Executive Officer and Director Compensation—ProLogium’s Executive Officer and Director Compensation—ProLogium’s Employment Agreements.”

Share Incentive Plan

See “Executive Officer and Director Compensation—ProLogium’s Executive Officer and Director Compensation—2026 ESOP” and “Executive Officer and Director Compensation—ProLogium’s Executive Officer and Director Compensation—2019 ESOP.”

ProLogium Founder Warrants

See “Executive Officer and Director Compensation—ProLogium’s Executive Officer and Director Compensation—Founder-Specific Compensation.”

Shareholders Agreement

ProLogium, certain of its subsidiaries, the Founder, New Zone Corporation and certain holders of ProLogium’s ordinary shares and preferred shares entered into the Eighth Amended and Restated Shareholders Agreement, dated February 20, 2023 (the “ProLogium SHA”). A copy of the ProLogium SHA is filed herewith as Exhibit 10.5.

Pursuant to the ProLogium SHA, certain shareholders are entitled to various rights, including board designation rights, information rights, registration rights and other shareholder rights. ProLogium intends to terminate the ProLogium SHA prior to the consummation of the Business Combination. Following the Closing, ProLogium will adopt an amended and restated memorandum and articles of association, or ProLogium’s Articles, which will govern the composition of its board of directors and the rights of its shareholders.

Director and Officer Indemnification

ProLogium’s Articles that will be in effect upon completion of the Business Combination provide for indemnification of our officers and directors, including for any liability incurred in their capacities as such, except through their willful default or neglect. In connection with the Closing, ProLogium intends to enter into indemnification agreements with each post-Closing director and executive officer of ProLogium.

MATERIAL TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax considerations to U.S. Holders (defined below) of (i) the exercise of redemption rights by U.S. Holders of TDAC Ordinary Shares, (ii) the Mergers and (iii) the ownership and disposition of ProLogium Securities received by holders of TDAC Securities in the Mergers.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold TDAC Securities and, after the completion of the Business Combination, will hold ProLogium Securities, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or status, including:

•	the Sponsor or any member thereof;

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market tax accounting rules;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 5% or more of TDAC’s shares, by vote or value, or will hold 5% or more of the shares of ProLogium, by vote or value;

•	persons that acquired TDAC Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold TDAC Securities, or will hold ProLogium Securities, as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or any entity so characterized for U.S. federal income tax purposes) holds TDAC Securities or ProLogium Securities, the tax treatment of such partnership and its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding any TDAC Securities or ProLogium Securities and their partners should consult their tax advisors as to the particular U.S. federal income tax consequences of the Mergers, ownership and disposition of ProLogium Securities, or the exercise of redemption rights with respect to the TDAC Ordinary Shares.

This discussion is based on the Code, proposed, temporary and final Treasury regulations promulgated under the Code (“Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address alternative minimum or Medicare contribution tax considerations, the special tax accounting rules under Section 451(b) of the Code or U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes), nor does it address any aspects of U.S. state, local or non-U.S. taxation.

We have not and do not intend to seek any ruling from the IRS regarding any aspect of the Business Combination (including the Mergers) or the exercise of redemption rights. There can be no assurance that the IRS will not take positions that are inconsistent with those discussed below or that any such positions would not be sustained by a court.

As used herein, the term “U.S. Holder” means a beneficial owner of TDAC Securities or ProLogium Securities, as the case may be, who or that is for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE BUSINESS COMBINATION. HOLDERS OF TDAC SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF ANY ASPECT OF THE BUSINESS COMBINATION AND OF THE OWNERSHIP AND DISPOSITION OF PROLOGIUM SECURITIES AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Redemption of TDAC Ordinary Shares

The tax treatment of a redemption of TDAC Ordinary Shares may depend upon whether the redemption is integrated with the Mergers for U.S. federal income tax purposes. The discussion in this subsection assumes that the redemption will not be so integrated. See the discussion below under “—Tax Treatment of the Mergers—Consequences of the Mergers Being Treated as a Reorganization” for a discussion of the tax consequences if the redemption is integrated with the Mergers for U.S. federal income tax purposes.

Subject to the discussions below under “Passive Foreign Investment Company Rules,” in the event that a U.S. Holder’s TDAC Ordinary Shares are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under “Extraordinary General Meeting of TDAC Shareholders—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will generally depend on whether the redemption qualifies as a sale of the TDAC Ordinary Shares under Section 302 of the Code (in which case such redemption would be treated as described below under the heading “—Consequences of Ownership and Disposition of ProLogium Securities—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ProLogium Securities”) or rather as a distribution, in which case such redemption would be treated as described in “—Consequences of Ownership and Disposition of ProLogium Securities—Taxation of Distributions.” As discussed in more detail below under “Passive Foreign Investment Company Rules,” TDAC believes that it will be a PFIC with respect to its current taxable year. In that case, the U.S. federal income tax treatment of any income or gain recognized by a U.S. Holder that exercises its redemption rights will depend on the application of the PFIC rules discussed below and whether the U.S. Holder has made a PFIC Election (as defined below) with respect to its TDAC Ordinary Shares.

Generally, whether a redemption qualifies for sale treatment will depend largely on the total number of TDAC Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning warrants) relative to all TDAC Ordinary Shares outstanding both before and after such redemption. For this purpose, it is not clear whether (i) the redemption should be treated as occurring before the Mergers, in which case a U.S. Holder would be deemed to hold subsequent to the redemption any

TDAC Securities that it exchanges in the Mergers or (ii) the redemption should be treated as occurring simultaneously with the Mergers, in which case a U.S. Holder would not be treated as holding any TDAC Securities after the redemption.

The redemption of TDAC Ordinary Shares generally will be treated as a sale of the TDAC Ordinary Shares (rather than as a corporate distribution) if such redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in TDAC or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below (each, a “Section 302 Test”).

In determining whether any of the Section 302 Tests are satisfied, a U.S. Holder generally takes into account not only TDAC Ordinary Shares actually owned by the U.S. Holder, but also any TDAC Ordinary Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares the U.S. Holder has a right to acquire by exercise of an option, which would generally include TDAC Ordinary Shares that could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, the percentage of TDAC’s outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of TDAC Ordinary Shares must, among other requirements, be less than 80% of the percentage of TDAC’s outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption. Before the Mergers, the TDAC Ordinary Shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a U.S. Holder’s interest if either (i) all TDAC Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all TDAC Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of TDAC. The redemption of TDAC Ordinary Shares will not be essentially equivalent to a dividend with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in TDAC. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in TDAC will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing Section 302 Tests is satisfied, then the redemption will be treated as a corporate distribution and taxed in the manner described below under “The Proposal No. 1—The Business Combination Proposal—Material U.S. Federal Income Tax Considerations.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed TDAC Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining TDAC Ordinary Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in other shares constructively owned by such U.S. Holder.

U.S. HOLDERS OF TDAC ORDINARY SHARES CONTEMPLATING THE EXERCISE OF THEIR REDEMPTION RIGHTS SHOULD CONSULT THEIR TAX ADVISERS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES THEREOF.

Tax Treatment of the Mergers

Qualification as a Reorganization for U.S. Federal Income Tax Purposes

TDAC and ProLogium intend to treat the Mergers, taken together, as a “reorganization” within the meaning of Section 368 of the Code (that is, a Reorganization). However, there are significant factual and legal uncertainties as to whether the Mergers will qualify as a Reorganization. For example, under Section 368 of the Code, the acquiring corporation must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. There is an absence of guidance directly on point as to how the provisions of Section 368 of the Code apply in the case of an acquisition of a corporation with only investment-type assets, such as TDAC. Accordingly, there are significant factual and legal uncertainties concerning the determination of this requirement.

In addition, in order for the Mergers to qualify as a Reorganization, it is necessary that a substantial part of the value of the proprietary interests in TDAC be preserved in the Mergers (the “continuity-of-interest requirement”). If the redemption of TDAC Ordinary Shares is integrated with the Mergers for U.S. federal income tax purposes (as described in more detail below), then it is possible that the continuity of interest requirement will not be satisfied if a substantial portion of the TDAC Ordinary Shares are redeemed in connection with the Mergers. If the continuity of interest requirement is not satisfied, then the Merger will not qualify as a Reorganization.

For the reasons discussed above, qualification of the Mergers as a Reorganization is subject to significant factual and legal uncertainties, including with respect to facts which will not be known until or following the closing of the Business Combination. Moreover, the closing of the Business Combination is not conditioned upon the receipt of an opinion of counsel that the Mergers qualify as a Reorganization, and neither TDAC nor ProLogium intends to request a ruling from the IRS regarding the U.S. federal income tax treatment of the Mergers. Accordingly, no assurance can be given that the IRS will not assert that the Mergers do not qualify as a Reorganization or that a court will not sustain a challenge by the IRS.

Consequences if the Mergers Are Treated as a Reorganization

Subject to the discussion in the following paragraph and the discussion under the heading “— Application of the PFIC Rules to the Mergers,” assuming that the Mergers qualify as a Reorganization, U.S. Holders will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of TDAC Securities for ProLogium Securities pursuant to the Mergers. In such a case, the aggregate tax basis of the ProLogium Securities received by a U.S. Holder in the Mergers should be equal to the aggregate adjusted tax basis of the TDAC Securities surrendered in exchange therefor. The holding period of the ProLogium Securities received by a U.S. Holder in the Mergers should include the holding period during which the TDAC Securities exchanged therefor were held by such U.S. Holder. It is unclear whether, for certain purposes, the redemption rights with respect to the TDAC Ordinary Shares may prevent the holding period for such shares and therefore the ProLogium Class A Ordinary Shares from commencing prior to the Closing Date.

Notwithstanding the foregoing, if a U.S. Holder exercises its redemption rights to receive cash from the Trust Account in exchange for a portion of its TDAC Ordinary Shares, such redemption may be treated as integrated with the Mergers rather than as a separate transaction. In such case, cash received by such U.S. Holder in the redemption may also be treated as taxable boot received in the Reorganization. Under this characterization, such U.S. Holder may be required to recognize more gain or income than if the redemption of TDAC Ordinary Shares was treated as a separate transaction from the exchange pursuant to the Mergers, and would not be entitled to recognize any loss with respect to its redeemed shares. In addition, in such case, whether any of the Section 302 Tests described above in “—Redemption of TDAC Ordinary Shares” generally would be determined by treating the U.S. Holder as having exchanged all of its TDAC Ordinary Shares in the Mergers for ProLogium Class A Ordinary Shares and treating a portion of such ProLogium Class A Ordinary Shares as having been redeemed immediately thereafter.

In addition, if a U.S. Holder exercises its redemption rights with respect to all of its TDAC Ordinary Shares but also receives ProLogium Warrants in exchange for Public Warrants in connection with the Mergers, such redemption also may be treated as integrated with the Mergers rather than as a separate transaction. In such case, cash received by such U.S. Holder in a redemption may also be treated as taxable boot received in the Reorganization. Under this characterization, such U.S. Holder generally is expected to recognize gain (but not loss) on such exchange in an amount equal to the difference between the amount of cash received and such U.S.

Holder’s adjusted basis in the TDAC Ordinary Shares exchanged therefor. The character of such gain will depend on the application of the PFIC rules and whether a PFIC Election (as defined below) has been made with respect to TDAC Securities.

Application of the PFIC Rules to the Mergers

Because TDAC is a blank check company with no current active business (as determined for purposes of the PFIC rules), based upon the composition of its income and assets, TDAC believes that, if the Business Combination occurs, TDAC will have been a PFIC in its 2025 taxable year and will be a PFIC for the current taxable year (which will end as a result of the Mergers).

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. Holder who disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form or if the IRS successfully asserts that Section 1291(f) of the Code is self- executing notwithstanding the absence of final or temporary Treasury Regulations, a U.S. Holder of TDAC Ordinary Shares may recognize gain in connection with the Mergers if: (i) such U.S. Holder did not make a timely qualified electing fund (“QEF”) election or mark-to-market election for TDAC’s first taxable year as a PFIC in which such U.S. Holder held (or was deemed to hold) TDAC Ordinary Shares, or a QEF election along with an applicable purging election (collectively, “PFIC Elections”); and (ii) ProLogium is not a PFIC in the taxable year that includes the day after the Mergers. Any such gain generally would be subject to the rules described below in “—Passive Foreign Investment Company Rules”.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted and whether the IRS would assert that Section 1291(f) of the Code is self-executing notwithstanding the absence of final or temporary Treasury Regulations.

Therefore, U.S. Holders of TDAC Ordinary Shares that have not made a timely PFIC Election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Mergers to the extent their TDAC Ordinary Shares have a fair market value in excess of their tax basis therein.

The application of the PFIC rules to the Public Warrants is unclear. A proposed regulation issued under the PFIC rules (that has a 1992 effective date) generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, while a final regulation issued under the PFIC rules provides that the holder of an option is not entitled to make a QEF election with respect to the option. It is possible that the proposed Treasury Regulations under Section 1291(f) of the Code (if finalized in their current form) may apply to cause gain recognition under the PFIC rules on the exchange of Public Warrants for ProLogium Warrants pursuant to the Mergers.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE MERGERS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Consequences if the Mergers Are Not Treated as a Reorganization

If the Mergers fail to qualify as a Reorganization, a U.S. Holder of TDAC Securities will recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of the ProLogium Securities received by such U.S. Holder in the Mergers and (ii) such U.S. Holder’s tax basis in the TDAC Securities surrendered by such U.S. Holder in the Mergers. As discussed in more detail below under “Passive Foreign

Investment Company Rules,” TDAC believes that it will be a PFIC with respect to its current taxable year. In that case, the U.S. federal income tax treatment of any income or gain recognized by a U.S. Holder will depend on the application of the PFIC rules discussed below and whether the U.S. Holder has made a PFIC Election with respect to its TDAC Ordinary Shares.

Subject to application of such PFIC rules, any gain or loss so recognized would generally be long-term capital gain or loss if the U.S. Holder had held the TDAC Securities for more than one year (or short-term capital gain or loss otherwise). It is possible, however, that the redemption rights with respect to the TDAC Ordinary Shares may prevent the holding period for such shares from commencing prior to the termination of such rights, in which case a U.S. Holder may not be eligible for long-term capital gain rates. Long-term capital gain realized by a non-corporate U.S. Holders is currently eligible to be taxed at reduced rates. The deductibility of capital losses is subject to certain limitations. In the case of a U.S. Holder that holds TDAC Securities with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, these tax basis and holding period rules must be applied separately to each identifiable block of TDAC Securities.

Additional Reporting Requirements

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to ProLogium Securities, subject to certain exceptions, by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold ProLogium Securities. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of ProLogium Securities.

Consequences of Ownership and Disposition of ProLogium Securities

Taxation of Distributions

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid on ProLogium Class A Ordinary Shares to the extent the distribution is paid out of ProLogium’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends will be taxable to a corporate U.S. Holder at regular corporate tax rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules discussed below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its ProLogium Class A Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such ProLogium Class A Ordinary Shares. Because ProLogium may not maintain calculations of earnings and profits under U.S. federal income tax principles, it is expected that the full amount of distributions (if any) paid by ProLogium generally will be reported as dividends for U.S. federal income tax purposes.

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to the PFIC rules, dividends generally will be taxed at the lower applicable long-term capital gains rate (see the section entitled “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ProLogium Securities” below) only if the ProLogium Class A Ordinary Shares are readily tradable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to the ProLogium Class A Ordinary Shares, including with respect to the possibility that the redemption rights with respect to the TDAC Ordinary Shares may prevent the holding period for ProLogium Class A Ordinary Shares received in the Mergers from commencing prior to the termination of such rights.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of ProLogium Securities

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of the ProLogium Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such ProLogium Securities exceeds one year at the time of such disposition.

The amount of gain or loss recognized on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its ProLogium Securities so disposed.

Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. See “—Exercise, Lapse or Redemption of a Warrant” below for a discussion regarding a U.S. Holder’s basis in a ProLogium Ordinary Share acquired pursuant to the exercise of a ProLogium Warrant. The deductibility of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a ProLogium Warrant

Subject to the PFIC rules discussed below, and except as discussed below with respect to the cashless exercise of a ProLogium Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a ProLogium Class A Ordinary Share on the exercise of a ProLogium Warrant for cash. A U.S. Holder’s tax basis in a ProLogium Class A Ordinary Share received upon exercise of the ProLogium Warrant generally will equal the sum of the U.S. Holder’s tax basis in the ProLogium Warrant and the exercise price. It is unclear whether a U.S. Holder’s holding period for the ProLogium Class A Ordinary Share will commence on the date of exercise of the ProLogium Warrant or the day following the date of exercise of the ProLogium Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the ProLogium Warrant. If a ProLogium Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the ProLogium Warrant.

The tax consequences of a cashless exercise of a ProLogium Warrant are not clear under current law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for United States federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the ProLogium Class A Ordinary Share received generally would equal the U.S. Holder’s tax basis in the ProLogium Warrants. If the cashless exercise was not treated as a recapitalization, it is unclear whether a U.S. Holder’s holding period for the ProLogium Class A Ordinary Share would commence on the date of exercise of the ProLogium Warrant or the day following the date of exercise of the ProLogium Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the ProLogium Class A Ordinary Share would include the holding period of the ProLogium Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the ProLogium Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining ProLogium Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered ProLogium Warrants with an aggregate value equal to the exercise price for the total number of ProLogium Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the ProLogium Warrants deemed surrendered and the U.S. Holder’s tax basis in such ProLogium Warrants. In this case, a U.S. Holder’s tax basis in the ProLogium Class A Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the ProLogium Warrants deemed exercised and the exercise price of such ProLogium Warrants. It is unclear whether a U.S. Holder’s holding period for the ProLogium Class A Ordinary Shares would commence on the date of exercise of the ProLogium Warrant or the day following the date of exercise of the ProLogium Warrant.

Due to the absence of authority on the United States federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each ProLogium Warrant provide for an adjustment to the number of ProLogium Class A Ordinary Shares for which the ProLogium Warrant may be exercised or to the exercise price of the ProLogium Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable.

U.S. Holders of ProLogium Warrants would, however, be treated as receiving a constructive distribution from ProLogium if, for example, the adjustment increases the warrantholders’ proportionate interest in ProLogium’s assets or earnings and profits (e.g., through an increase in the number of ProLogium Class A Ordinary Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of ProLogium Class A Ordinary Shares which is taxable to the U.S. Holders of such ProLogium Class A Ordinary Shares as described under “—Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the ProLogium Warrants received a cash distribution from ProLogium equal to the fair market value of the increase in the interest. For certain information reporting purposes, ProLogium may be required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which ProLogium may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of TDAC Securities and ProLogium Securities could be materially different from that described above if TDAC or ProLogium is or was treated as a PFIC for U.S. federal income tax purposes.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50% or more of the value of its assets (generally determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75% or more of its gross income consists of passive income. Passive income generally includes dividends, interest, royalties, rents, investment gains, net gains from the sales of property that does not give rise to any income and net gains from the sale of commodities (subject to certain exceptions, such as an exception for certain income derived in the active conduct of a trade or business). Cash and cash equivalents are passive assets.

The value of goodwill will generally be treated as an active or passive asset based on the nature of the income produced in the activity to which the goodwill is attributable. For purposes of the PFIC rules, a non-U.S. corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation is treated as if it held its proportionate share of the assets of the other corporation, and received directly its proportionate share of the income of the other corporation.

ProLogium Securities

Based on the expected composition of ProLogium’s income and assets and the estimated value of ProLogium’s assets, including goodwill, ProLogium currently does not expect to be a PFIC for its taxable year ending December 31, 2026. However, because ProLogium’s PFIC status for any taxable year is an annual determination that can be made only after the end of that year and will depend on the composition of ProLogium’s income and assets and the value of its assets from time to time (including the value of its goodwill, which may be determined in large part by reference to the market price of the ProLogium Class A Ordinary Shares from time to time, which could be volatile), there can be no assurances that ProLogium will not be a PFIC for its taxable year ending December 31, 2026 or any future taxable year.

If TDAC is determined to be a PFIC with respect to any U.S. Holder who exchanges TDAC Securities for ProLogium Securities in connection with the Mergers, the U.S. Holder did not make any of the PFIC Elections, and the U.S. Holder is not subject to tax on the receipt of the ProLogium Securities under Section 1291(f) of the Code or otherwise, then, although not free from doubt, ProLogium may also be treated as a PFIC as to ProLogium Class A Ordinary Shares received by such U.S. Holder in the Mergers, even if ProLogium is not a PFIC in its own right. In addition, it is possible that proposed Treasury Regulations could be finalized in a manner that would treat any ProLogium Warrants that are received in the Mergers as subject to the PFIC rules.

If ProLogium is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns ProLogium Ordinary Shares and any entity in which it owns equity interests is also a PFIC (a “Lower-tier PFIC”), the U.S. Holder will be deemed to own their proportionate amount (by value) of the shares of each Lower-tier PFIC and will be subject to U.S. federal income tax according to the rules described below on (i) certain distributions by a Lower-tier PFIC and (ii) dispositions of shares of Lower-tier PFICs, in each case, as if the U.S. Holder held such shares directly, even though the U.S. Holder will not receive any proceeds of those distributions or dispositions.

If ProLogium is, or is treated as, a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of ProLogium Class A Ordinary Shares, gain recognized by the U.S. Holder on a sale or other disposition (including certain pledges) of its ProLogium Class A Ordinary Shares will be allocated ratably over the U.S. Holder’s holding period for such shares. The amounts allocated to the taxable year of the sale or disposition and to any year before ProLogium became a PFIC will be taxed as ordinary income. The amount allocated to each other taxable year will be subject to tax at the highest rate in effect for individuals or corporations, as applicable, for that taxable year, and an interest charge will be imposed on the resulting tax liability for each such year. Furthermore, to the extent that distributions received by a U.S. Holder in any taxable year on its ProLogium Class A Ordinary Shares exceed 125% of the average of the annual distributions on the ProLogium Class A Ordinary Shares received during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter, the excess distributions will be subject to taxation in the same manner. Dividends paid by ProLogium will not be eligible for taxation at the favorable rates described above in “—Taxation of Distributions” if ProLogium is a PFIC in the taxable year the dividends are paid or in the preceding taxable year.

In general, a U.S. Holder of shares in a PFIC may avoid the adverse PFIC tax consequences described above in respect of such shares by making and maintaining a timely and valid QEF election to include in income its pro rata share of the PFIC’s net capital gains (as long-term capital gains) and other earnings and profits (as ordinary income), on a current basis, in each case, whether or not distributed, in the taxable year of the U.S. Holder in which or with which the PFIC’s taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the PFIC. ProLogium does not intend to prepare or provide the information necessary for a U.S. Holder to make a QEF election with respect to ProLogium Class A Ordinary Shares.

A U.S. Holder may not make a QEF election with respect to its warrants to acquire ProLogium Class A Ordinary Shares. As a result, if a U.S. Holder sells or otherwise disposes of such warrants (other than upon exercise of such warrants) and ProLogium was, or was treated as, a PFIC at any time during the U.S. Holder’s holding period of such warrants, proposed Treasury Regulations that have not been finalized could be interpreted as providing that any gain generally will be treated as an excess distribution, taxed as described above. As described above, ProLogium does not intend to prepare or provide the information necessary for a U.S. Holder to make a QEF election with respect to ProLogium Class A Ordinary Shares acquired, including those acquired on an exercise of warrants to acquire ProLogium Class A Ordinary Shares. Accordingly, if ProLogium was, or was treated as, a PFIC at any time during the U.S. Holder’s holding period of such warrants, it is possible that the adverse tax consequences relating to PFIC shares may apply with respect to such newly acquired ProLogium Class A Ordinary Shares, unless ProLogium ceases to be (or to be treated as) a PFIC and the U.S. Holder makes a purging election. A purging election creates a deemed sale of the U.S. Holder’s ProLogium Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. If a purging election is made, the U.S. Holder will have a new basis and holding period in the ProLogium Class A Ordinary Shares to which the purging election relates.

Alternatively, if ProLogium is a PFIC and if the ProLogium Class A Ordinary Shares are “regularly traded” on a “qualified exchange,” a U.S. Holder could make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. ProLogium Class A Ordinary Shares will be treated as regularly traded for any calendar year in which more than a de minimis quantity of the ProLogium Class A Ordinary Shares are traded on a qualified exchange on at least 15 days during each calendar quarter. The Nasdaq, where the ProLogium Class A Ordinary Shares are expected to be listed, is a qualified exchange for this purpose. If a U.S. Holder of ProLogium Class A Ordinary Shares makes the mark-to-market election, the U.S. Holder generally will recognize as ordinary income any excess of the fair market value of the ProLogium Class A Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the ProLogium Class A Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the net amount of income previously included as a result of the mark-to-market election. If a U.S. Holder makes the mark-to-market election, the U.S. Holder’s tax basis in the ProLogium Class A Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of ProLogium Class A Ordinary Shares in a year in which ProLogium is a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as capital loss). U.S. Holders should consult their tax advisors regarding the availability and advisability of making a mark-to-market election in their particular circumstances. U.S. Holders should note that there is no provision in the Code, Treasury Regulations or other official IRS guidance that would give them the right to make a mark-to-market election with respect to any Lower-tier PFIC, the shares of which are not regularly traded, and, therefore, the general rules applicable to ownership of a PFIC described above could continue to apply to a U.S. Holder with respect to any Lower-tier PFIC of ProLogium, even if the U.S. Holder made a mark-to-market election with respect to the ProLogium Class A Ordinary Shares. Currently, a mark-to-market election may not be made with respect to the warrants.

If ProLogium is, or is treated as, a PFIC for any taxable year during which a U.S. Holder owns (or is deemed to own) any ProLogium Class A Ordinary Shares, subject to certain limited exceptions set forth in applicable Treasury Regulations, the U.S. Holder will be required to file annual reports with the IRS with respect to ProLogium and any Lower-tier PFIC. U.S. Holders should consult their tax advisors regarding the determination of whether ProLogium is a PFIC for any taxable year and the potential application of the PFIC rules to their ownership of ProLogium Class A Ordinary Shares.

TDAC Securities

As discussed above, TDAC is a blank check company with no current active business (as determined for purposes of the PFIC rules). Based upon the composition of its income and assets, if the Business Combination occurs, TDAC believes that it will have been a PFIC in its 2024 and 2025 taxable years and will be a PFIC for the current taxable year (which will end as a result of the Mergers).

The impact of the PFIC rules on a U.S. Holder of TDAC Ordinary Shares will depend on whether the U.S. Holder has made one of the PFIC Elections described above, which may mitigate the adverse consequences under the PFIC rules. Although ProLogium does not intend to prepare or provide the information necessary for a U.S. Holder to make a QEF election with respect to ProLogium Class A Ordinary Shares, ProLogium has agreed to make available information that is reasonably required for a U.S. Holder to make a QEF election with respect to TDAC’s current taxable year (which will end as a result of the Mergers). In addition, TDAC has agreed to make available the information that is reasonably required for a U.S. Holder to make a QEF election with respect to TDAC’s 2024 and 2025 taxable years.

Assuming TDAC is a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of TDAC Ordinary Shares and that the U.S. Holder did not make an applicable PFIC Election, such U.S. Holder generally will be subject to the special and adverse rules discussed above with respect to (i) any gain recognized by the U.S. Holder on the redemption or other disposition of its TDAC Ordinary Shares (including in the event that the Mergers do not qualify as a Reorganization) and (ii) any “excess distribution” made to the U.S. Holder. For this purpose, a U.S. Holder of TDAC Shares will be treated as receiving an “excess distribution” only if (a) the U.S. Holder held the TDAC Ordinary Shares for more than one of its taxable years and (b) the amount a U.S. Holder receives upon a redemption of TDAC Ordinary Shares is treated as a distribution because the redemption does not satisfy the Section 302 Tests described above under “Redemption of TDAC Ordinary Shares”. In that case, all of the redemption proceeds would be treated as an “excess distribution” that is subject to the rules set forth below.

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the TDAC Ordinary Shares;

•	the amount allocated to the U.S. Holder’s current taxable year will be taxed as ordinary income; and

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year and an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

In addition, as discussed above under “Application of the PFIC Rules to the Mergers,” it is possible that proposed Treasury Regulations could be finalized in a manner that would treat the Public Warrants as subject to the PFIC rules. If that is the case, as discussed above, a U.S. Holder could be subject to adverse tax consequences under the PFIC rules with respect to the Mergers and with respect to ProLogium Warrants that it receives in the Mergers.

The rules dealing with PFICs and with PFIC Elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of TDAC Securities and ProLogium Securities should consult their own tax advisors concerning the application of the PFIC rules under their particular circumstances.

Information Reporting and Backup Withholding

Dividend payments with respect to TDAC Ordinary Shares or ProLogium Class A Ordinary Shares and proceeds from the sale, exchange or redemption of TDAC Ordinary Shares or ProLogium Class A Ordinary Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s United States federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. U.S. Holders are urged to consult their tax advisors with respect to the tax consequences to them of exercising the Mergers, ownership and disposition of ProLogium Securities and the exercise of their redemption rights, including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

Taiwan Tax Considerations

According to the Proposed Transactions under the Business Combination Agreement, Taiwan shareholders who directly or indirectly own ProLogium Ordinary Shares do not anticipate any Taiwan income tax implication under the current applicable laws of Taiwan.

Notwithstanding the foregoing, pursuant to the Income Tax Act, the Income Basic Tax Act, and relevant regulations of Taiwan, any property transaction income arising from the disposal of ProLogium Ordinary Shares through securities transactions or exchange or otherwise, or any dividends or earnings distributions received, by Taiwan individual shareholders who own ProLogium Ordinary Shares, shall be classified as overseas income and included in the individual’s basic income for tax assessment purposes. Where the aggregate annual overseas income of a single income tax filing household, including without limitation to all overseas income derived from the disposal or exchange of ProLogium Ordinary Shares and any dividends or earnings distributions received therefrom, is less than NT$1,000,000, such income shall be exempt from inclusion; where the aggregate annual overseas income equals or exceeds NT$1,000,000, the full amount thereof shall be declared and included. Where the individual’s basic income exceeds the statutory exemption amount as prescribed by applicable laws and regulations, the amount in excess of such exemption shall be subject to income tax at a rate of 20%, except to the extent that a tax credit is available pursuant to the relevant exemption provisions. The foregoing provisions shall apply to Taiwan individual shareholders and foreign individuals who have resided in Taiwan for a period of one hundred and 183 days or more within the relevant taxable year.

With respect to Taiwan corporate shareholders and foreign corporations whose head office is established in Taiwan, any gain recognized upon the disposal or exchange of ProLogium Ordinary Shares through securities transactions or otherwise, or any dividends or earnings distributions received, shall be consolidated with Taiwan-sourced income and included in the taxable income of the corporate for the purposes of declaring profit-seeking enterprise income tax in Taiwan accordingly.

The statements made herein regarding taxation are general in nature and based upon certain aspects of the current tax laws of Taiwan and relevant regulations in force as of the date hereof and are subject to any changes in such laws or administrative guidelines or the interpretation of such laws or guidelines occurring after such date, which changes could be made on a retrospective basis. Taiwan shareholders are advised to consult their own tax advisors as to the Taiwan or other tax consequences of the acquisition, ownership of or disposal of ProLogium Ordinary Shares , taking into account their own particular circumstances. It is emphasized that neither we nor any other persons involved herein accept responsibility for any tax effects or liabilities resulting from the acquisition, holding or disposal of ProLogium Ordinary Shares.

Cayman Islands Tax Considerations

The Cayman Islands currently has no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the Cayman Islands government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the Merger or the receipt of the merger consideration by TDAC shareholders under the terms of the Business Combination Agreement. This is subject to the qualification that: (1) Cayman Islands stamp duty may be payable if any original transaction documents, including the Business Combination Agreement, are brought to or executed or brought before a court in the Cayman Islands; (2) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the Plan of Merger; and (3) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the Merger in the Cayman Islands Government Gazette.

DESCRIPTION OF PROLOGIUM SECURITIES

A summary of the material provisions governing the Combined Company’s share capital immediately following consummation of the Business Combination is described below. This summary is not complete and should be read together with ProLogium’s Articles, a copy of which is appended to this proxy statement/prospectus as Annex [   ].

The Combined Company is a Cayman Islands exempted company with limited liability, and immediately following consummation of the Business Combination, its affairs will be governed by ProLogium’s Articles, the Companies Act, and the common law of the Cayman Islands.

The Combined Company’s authorized share capital will be $[   ] divided into [   ] ProLogium Class A Ordinary Shares of a par value of $0.0001 each, [   ] ProLogium Class B Ordinary Shares of a par value of $0.0001 each, and [   ] ProLogium Class C Ordinary Shares of a par value of $0.0001 each. The Combined Company’s shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable.

ProLogium’s Articles will become effective upon the consummation of the Business Combination. The following are summaries of the material provisions of the ProLogium’s Articles and the Companies Act insofar as they relate to the material terms of the Combined Company’s shares.

Ordinary Shares

Voting Rights

Subject to different rules applied to the situation of variations of rights of shares (as illustrated below), holders of the Combined Company’s shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Each ProLogium Class A Ordinary Share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings of the Combined Company, each ProLogium Class B Ordinary Share shall entitle the holder thereof to 12 votes on all matters subject to vote at general meetings of the Combined Company, and each ProLogium Class C Ordinary Share shall entitle the holder thereof to two votes on all matters subject to vote at general meetings of the Combined Company. A resolution put to the vote of a general meeting shall be decided on a poll. In addition, all shareholders holding shares of a particular class are entitled to vote at a meeting of the holders of that class of shares. Votes may be given either personally or by proxy, provided that any appointment of a proxy shall not be valid or effective if such appointment would have the effect of directly or indirectly transferring or assigning the voting power attached to a ProLogium Class C Ordinary Share.

Conversion Between Class A Ordinary Shares, Class B Ordinary Shares and Class C Ordinary Shares

Each ProLogium Class B Ordinary Share and each ProLogium Class C Ordinary Share are convertible into one ProLogium Class A Ordinary Share in each case at any time at the option of the holder thereof. Any number of ProLogium Class B Ordinary Shares or ProLogium Class C Ordinary Shares held by a holder thereof will be automatically and immediately converted into an equal number of ProLogium Class A Ordinary Shares upon the occurrence of any direct or indirect sale, transfer, assignment or disposition of such shares by the holder thereof, or the direct or indirect transfer or assignment of the voting power attached to such shares, to any person that is not Mr. Yang or his affiliate, provided that no such automatic conversion shall occur in connection with any Permitted Transfer (as such term is defined in ProLogium’s Articles). In addition, each ProLogium Class C Ordinary Share held by the SBCVC Shareholder will be automatically and immediately converted into an equal number of ProLogium Class A Ordinary Shares upon any transfer (other than a Permitted Transfer) that results in the SBCVC Shareholder having legal title to or beneficial ownership of less than 7% of the total issued and outstanding shares of the Company. Each ProLogium Class C Ordinary Share held by New Epoch will be automatically and immediately converted into an equal number of ProLogium Class A Ordinary Shares upon any transfer (other than a Permitted Transfer) that results in New Epoch having legal title to or beneficial ownership of less than 42% of the number of ProLogium Class C Ordinary Shares held by it as of the Closing. Each ProLogium Class C Ordinary Share held by each New Horizon Shareholder will be automatically and immediately converted into an equal number of ProLogium Class A Ordinary Shares upon any transfer (other than a Permitted Transfer) that results in the New Horizon Shareholders collectively having legal title to or beneficial ownership of less than 42% of the number of ProLogium Class C Ordinary Shares collectively held by them as of the Closing. Furthermore, upon the occurrence of any Disqualifying Event in respect of a holder of ProLogium Class C Ordinary Shares, each ProLogium Class C Ordinary Share held by such holder will be automatically and immediately converted into an equal number of ProLogium Class A Ordinary Shares. The ProLogium Class A Ordinary Shares are not convertible into ProLogium Class B Ordinary Shares or ProLogium Class C Ordinary Shares under any circumstances, and ProLogium Class B Ordinary Shares are not convertible into ProLogium Class C Ordinary Shares, nor are ProLogium Class C Ordinary Shares convertible into ProLogium Class B Ordinary Shares.

Dividends

The directors may from time to time declare dividends (including interim dividends) and other distributions on the Combined Company’s shares in issue and authorize payment of the same out of the funds of the Combined Company lawfully available therefor. In addition, the shareholders of the Combined Company may declare dividends by ordinary resolution, but no dividend may exceed the amount recommended by the directors. Under the laws of the Cayman Islands, dividends may be paid out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in the Combined Company being unable to pay its debts as they fall due in the ordinary course of business.

Liquidation

Subject to the rights attaching to any shares of the Combined Company, on the winding up of the Combined Company, if the assets available for distribution are insufficient to repay the whole of the paid-up capital of the Combined Company, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders of the Combined Company in proportion to the capital paid up, or ought to have been paid up, at the commencement of the winding up, on the shares held by them respectively. If the assets available for distribution are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed among the shareholders of the Combined Company in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

Transfer of Shares

Subject to ProLogium’s Articles and the rules and regulations of the Nasdaq Stock Market or any relevant securities laws, any shareholder may transfer all or any shares by an instrument of transfer in a usual or common form or in a form prescribed by the rules and regulations of the Nasdaq Stock Market or in any other form approved by the directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Combined Company’s Directors may approve from time to time.

The instrument of transfer of any ProLogium Share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the ProLogium Share until the name of the transferee is entered in the Register of Members in respect thereof.

Subject to the rules and regulations of the Nasdaq Stock Market on which the Combined Company Shares in question may be listed and to any rights and restrictions for the time being attached to any ProLogium Share, the directors may, in their absolute discretions and without assigning any reason therefor, decline to register any transfer of ProLogium Ordinary Shares to a person of whom they do not approve. For the avoidance of doubt, the directors may decline to register any transfer of a ProLogium Share if such transfer would breach or cause a breach of: (i) the rules and regulations of the Nasdaq Stock Market; or (ii) applicable law or regulation at such times and for such periods as the directors may from time to time determine.

(a)

The directors may decline to recognize any instrument of transfer unless (x) a fee not exceeding one dollar is paid to the Combined Company in respect thereof, and (y) the instrument of transfer is accompanied by the certificate of the Combined Company Shares to which it relates, and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

(b)

If the directors refuse to register a transfer of ProLogium Ordinary Shares, they shall, within one month after the date on which the transfer was lodged with the Combined Company, send to the transferee notice of the refusal.

Calls on Shares and Forfeiture of Shares

The directors may from time to time make calls upon the shareholders in respect of any moneys unpaid on their ProLogium Ordinary Shares provided that no call shall be payable earlier than one month from the last call. Any ProLogium Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption and Repurchase of Shares

The Combined Company may issue shares on terms that such shares are to be redeemed or are liable to be redeemed, at its option or at the option of the holders of these shares, on such terms and in such manner as the directors may determine. The Combined Company may also repurchase any of its shares on such terms and in such manner as have been approved by the Board or by an ordinary resolution of its shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of Combined Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if Combined Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the Combined Company has commenced liquidation. In addition, Combined Company may accept the surrender of any fully paid share for no consideration on such term and in such manner as the directors may determine

Variations of Rights of Shares

Whenever the capital of the Combined Company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of the majority of the issued and outstanding shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The directors may treat all the classes or any two or more classes as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes. The rights attached to or otherwise conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them, or the redemption or purchase of any shares of any class by the Combined Company. The rights attached to or otherwise conferred upon the holders of the shares of any class shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Summary of the Companies Act

The Companies Act permits a company to issue ordinary shares, preference shares, redeemable shares or any combination thereof.

The Companies Act provides that where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premia on those shares shall be transferred to an account called the “share premium account.” At the option of a company, these provisions may not apply to premia on shares of that company allotted pursuant to any arrangement in consideration of the acquisition or cancellation of shares in any other company and issued at a premium. The Companies Act provides that the share premium account may be applied by a company, subject to the provisions, if any, of its memorandum and articles of association, in such manner as the company may from time to time determine, including, but without limitation:

•	paying distributions or dividends to members;

•	paying up unissued shares of the company to be issued to members as fully paid bonus shares;

•	in the redemption and repurchase of shares (subject to the provisions of section 37 of the Companies Act);

•	writing-off the preliminary expenses of the company;

•	writing-off the expenses of, or the commission paid or discount allowed on, any issue of shares or debentures of the company; and

•	providing for the premium payable on redemption or purchase of any shares or debentures of the company.

No distribution or dividend may be paid to members out of the share premium account unless immediately following the date on which the distribution or dividend is proposed to be paid, the company will be able to pay its debts as they fall due in the ordinary course of business.

The Companies Act provides that a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, reduce its share capital in any way (i) by special resolution and confirmation by the Grand Court of the Cayman Islands or (ii) by special resolution supported by a solvency statement in accordance with the Companies Act.

Subject to the detailed provisions of the Companies Act, a company limited by shares or a company limited by guarantee and having a share capital may, if so authorized by its articles of association, issue shares which are to be redeemed or are liable to be redeemed at the option of the company or a shareholder. In addition, such a company may, if authorized to do so by its articles of association, purchase its own shares, including any redeemable shares. The manner of such a purchase must be authorized either by the articles of association or by an ordinary resolution of the company. The articles of association may provide that the manner of purchase may be determined by the directors of the company. At no time may a company redeem or purchase its shares unless they are fully paid. A company may not redeem or purchase any of its shares if, as a result of the redemption or purchase, there would no longer be any member of the company holding shares. A payment out of capital by a company for the redemption or purchase of its own shares is not lawful unless immediately following the date on which the payment is proposed to be made, the company shall be able to pay its debts as they fall due in the ordinary course of business.

Forum Selection Clause in ProLogium’s Articles

ProLogium’s Articles which will be effective immediately prior to the First Merger Effective Time provide that unless the Combined Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by the relevant law, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the Exchange Act.

The ProLogium’s Articles also provide that unless the Combined Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Combined Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Combined Company to it or its shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Companies Act or ProLogium’s Articles including but not limited to any purchase or acquisition of the Combined Company’s ordinary shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Combined Company concerning its internal affairs.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

This section describes the material differences between the rights of TDAC shareholders before the consummation of the Business Combination, and the rights of shareholders of ProLogium after the Business Combination. These differences in shareholder rights result from the differences between the respective governing documents of TDAC and ProLogium after the Business Combination.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. TDAC shareholders are urged to carefully read the relevant provisions of ProLogium’s Articles that will be in effect as of consummation of the Business Combination (which form is included as Annex B to this proxy statement/prospectus). References in this section to ProLogium’s Articles are references thereto as they will be in effect upon consummation of the Business Combination. However, ProLogium’s Articles may be amended at any time prior to consummation of the Business Combination according to the Business Combination Agreement or after the consummation of the Business Combination by amendment in accordance with their terms. If ProLogium’s Articles are amended, the below summary may cease to accurately reflect the Articles as so amended.

TDAC	ProLogium after the Business Combination

Authorized Share Capital

TDAC’s authorized share capital is $110,000,000 divided into 100,000,000 TDAC Class A Ordinary Shares of a par value of $0.0001 each, 10,000,000 TDAC Class B Ordinary Shares of a par value of $0.0001 each and 1,000,000 preference shares of a par value of $0.0001 each.	The Combined Company’s authorized share capital is $[ ] divided into [ ] ProLogium Class A Ordinary Shares of a par value of $0.0001 each, [ ] ProLogium Class B Ordinary Shares of a par value of $0.0001 each and [ ] ProLogium Class C Ordinary Shares of a par value of $0.0001 each.

Rights of Preference Shares

Subject to TDAC’s Articles and applicable rules and regulations, the TDAC Board may allot, issue, grant options or otherwise dispose of TDAC Ordinary Shares with or without preferred, deferred or other rights or restrictions, provided that the TDAC Board shall not do any of the foregoing to the extent it may affect the ability of TDAC to carry out the conversion of the TDAC Class B Ordinary Shares into TDAC Class A Ordinary Shares as set out in TDAC’s Articles.

Subject to ProLogium’s Articles and applicable rules and regulations, the Board may:

(a) issue and allot ProLogium Ordinary Shares ranking pari passu with or subsequent to ProLogium Ordinary Shares with preferred rights; and

(b) redeem or purchase any shares of any class by the Combined Company.

Number and Qualification of Directors

The TDACs Board must consist of not less than one person; provided that the number of directors may be increased or reduced by ordinary resolution.

Directors will not be required to hold any shares in TDAC unless and until such time that TDAC in a general meeting fixes a minimum shareholding required to be held by a director.

Unless otherwise determined by the Combined Company at a general meeting, the maximum number of directors on the Board shall be nine.

There shall be no shareholding qualification for directors unless determined otherwise by a special resolution.

Terms of Directors

The board consists of five (5) members. Directors appointed to replace those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.	The Board will be divided into three classes: Class I, Class II and Class III, with the number of directors in each class to be as nearly equal as possible. Class I directors will serve for a term expiring at the Combined Company’s first annual general meeting, Class II directors will serve for a term expiring at the Combined Company’s second annual general meeting and Class III directors will serve for a term expiring at the Combined Company’s third annual general meeting. Commencing with the Combined Company’s first annual general meeting, directors appointed to replace directors whose terms expire will be appointed for a term expiring at the third succeeding annual general meeting after their appointment.

Election/Removal of Directors

Prior to the closing of a business combination, TDAC may appoint or remove any director by ordinary resolution of the holders of TDAC Class B Ordinary Shares.

Subject to the appointment rights described below, the Combined Company may appoint or remove any director by an ordinary resolution.

So long as the applicable ownership and other conditions in ProLogium’s Articles are satisfied:

(i) The Founder may appoint (and remove and replace any director so appointed) one Class II director and two Class III directors;

(ii) SBCVC FUND IV, L.P. may appoint (and remove and replace any director so appointed) one Class I director;

(iii) New Epoch Capital LP may appoint (and remove and replace any director so appointed) one Class I director;

(iv) TDAC Partners LLC may appoint (and remove and replace any director so appointed) one Class I director; and

(v) The Board will also consist of up to three independent directors, and, subject to the ownership and other conditions in ProLogium’s Articles, New Horizon I Holding Company Limited may recommend one Class II independent director candidate, whom the Board shall nominate for election or reelection.

All the above appointment rights are subject to certain conditions set forth in ProLogium’s Articles. See “Management of ProLogium Following the Business Combination—Composition of Board of Directors of the Combined Company” for details.

Voting

Cumulative Voting

Holders of TDAC Ordinary Shares will not have cumulative voting rights.	Holders of ProLogium Ordinary Shares will not have cumulative voting rights.

Voting Rights

Each TDAC Ordinary Share shall entitle the holder thereof to one vote at general meetings.

Each ProLogium Class A Ordinary Shares shall entitle the holder thereof to one vote at general meetings.

Each ProLogium Class B Ordinary Shares shall entitle the holder thereof to 12 votes at general meetings.

Each ProLogium Class C Ordinary Shares shall entitle the holder thereof to two votes at general meetings.

Vacancies on the Board of Directors

The office of any director shall be vacated if:

(a) such director resigns by notice in writing to TDAC;

(b) such director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the TDAC Board without special leave of absence from the other directors, and the other directors pass a resolution that he has by reason of such absence vacated office;

(c) such director dies, becomes bankrupt or makes any arrangement or composition with his creditors;

(d) such director is found to be or becomes of unsound mind; or

(e) all of the other directors (being not less than two in number) determine that such director should be removed as a director, either by a resolution passed by all of the other directors at a meeting of the directors duly convened and held in accordance with the TDAC’s Articles or by a resolution in writing signed by all of the other directors.

The office of any director shall be vacated if:

(a) such director becomes bankrupt or makes any arrangement or composition with such director’s creditors generally;

(b) if an order is made by any competent court or official on the grounds that such director is or may be suffering from mental disorder or is otherwise incapable of managing his affairs, and the Board resolves that his office be vacated;

(c) if without leave, such director is absent from meetings of the Board (unless an alternate director appointed by him attends in his place) for a continuous period of 12 months, and the Board resolves that his office be vacated;

(d) if such director resigns his office by notice in writing to the Combined Company at its registered office or its principal office;

(e) if such director shall be removed from office by notice in writing served upon him signed by not less than three-fourths (3/4) in number (or, if that is not a round number, the nearest lower round number) of the directors (including himself) then in office;

(f) if such director is removed from office pursuant to any other provision of ProLogium’s Articles; or

(g) such director ceases to be a director by virtue of, or becomes prohibited from being a director by reason of, an order made under any provisions of any law or enactment.

Amendment to Articles of Association

TDAC’s Articles may only be amended by a special resolution of the shareholders.	ProLogium’s Articles may be amended by a special resolution of the shareholders. If such amendment will affect the rights attaching to any class of ProLogium Ordinary Shares, then the consent in writing of the holders of the majority of the issued and outstanding shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class is also needed.

Quorum

Shareholders. The holders of a majority of the TDAC Ordinary Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for a general meeting of TDAC.

Board of Directors. The quorum for the transaction of the business of the TDAC directors may be fixed by the TDAC directors, and unless so fixed shall be a majority of the TDAC directors then in office.

Shareholders. One or more shareholders holding in the aggregate not less than one-third of all votes attaching to all issued shares present in person or by proxy and entitled to vote shall be a quorum for a general meeting of ProLogium.

Board of Directors. The quorum for the transaction of the business of ProLogium’s Board shall be a majority of ProLogium directors holding office at the relevant time.

Shareholder Meetings

General meetings may be called only by: (a) the TDAC directors; (b) the chief executive officer; or (c) the chairman of TDAC’s Board. Shareholders do not have the ability to call general meetings.

General meetings may be called by:

(a) The Board; or

(b) if at any time there are not sufficient directors of the Combined Company capable of acting to form a quorum, any Combined Company’s director or any one or more shareholders holding in the aggregate not less than one-tenth of all votes attaching to all issued and outstanding shares of the Combined Company.

Notice of Shareholder Meetings

At least [   ] clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting; provided that a general meeting of TDAC will, whether or not the notice provisions have been complied with, be deemed to have been duly convened if it is so agreed:

(a) in the case of an annual general meeting, by all shareholders (or their proxies) entitled to attend and vote thereat; and

(b) in the case of an extraordinary general meeting, by a majority in number of the shareholders having a right to attend and vote at the meeting, together holding not less than [   ] percent in par value of the TDAC Ordinary Shares giving that right.

Subject to regulatory requirements, at least seven days’ notice (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) shall be given, specifying the place, the day and the hour of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Combined Company in general meetings, to such persons as are entitled to vote or may otherwise be entitled under ProLogium’s Articles to receive such notices from the Combined Company.

Special business refers to all business that is transacted at an extraordinary general meeting, and all that is transacted at an annual general meeting except sanctioning a dividend, the consideration of the accounts, balance sheets, the report of the directors and auditors, the election of directors and other officers in the place of those retiring (if any) and the appointment and fixing of remuneration of auditors.

With the consent of all the shareholders entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice or without notice and in such manner as those shareholders may think fit.

Indemnification, liability insurance of Directors and Officers

Every TDAC director and officer (which for the avoidance of doubt, shall not include auditors of TDAC), together with every former director and former officer, shall be indemnified out of TDAC’s assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

TDAC directors, on behalf of TDAC, may purchase and maintain insurance for the benefit of any TDAC director or officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to TDAC.

Every director and officer for the time being of the Combined Company or any trustee for the time being acting in relation to the affairs of the Combined Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of wilful neglect or default, be indemnified by the Combined Company against all costs, losses, damages and expenses, including traveling expenses, which any such director, officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by such person as such director, officer or trustee or in any way in or about the execution of such person’s duties.

Dividends

Subject to Cayman Islands Companies Act and the TDAC’s Articles and except as otherwise provided by the rights attached to any TDAC Ordinary Shares, the TDAC directors may resolve to pay dividends and other distributions on TDAC Ordinary Shares in issue and authorize payment of the dividends or other distributions out of the funds of TDAC lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the TDAC directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. No dividend or other distribution shall be paid except out of the realized or unrealized profits of TDAC, out of the share premium account or as otherwise permitted by law.	Subject to any rights and restrictions for the time being attached to any ProLogium Ordinary Shares and ProLogium’s Articles, the Combined Company’s directors may resolve to pay dividends and other distributions on shares in issue and authorize payment of the dividends or other distributions out of the funds of the Combined Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the Combined Company directors resolve to pay such dividend specifically state that such dividend shall be a final dividend. In addition, the shareholders of the Combined Company may declare dividends by ordinary resolution, but no dividend may exceed the amount recommended by the directors. No dividend or other distribution shall be paid otherwise than out of the realized or unrealized profits of the Combined Company, the share premium account or as otherwise permitted by law.

Winding up

TDAC’s Articles provide that if TDAC does not consummate a business combination (as defined in the TDAC’s Articles) within [ ] months after the consummation of TDAC’s initial public offering (or up to [ ] months if such date is extended as described in the prospectus relating to the initial public offering), TDAC will cease all operations except for the purposes of winding up and will redeem the shares issued in TDAC’s initial public offering and liquidate its trust account.	No equivalent provision.

Supermajority Voting Provisions

A special resolution, requiring not less than a two-thirds vote, is required to:

(a) amend the TDAC’s Articles;

(b) change TDAC’s name;

(c) change TDAC’s registration to a jurisdiction outside the Cayman Islands;

(d) merge or consolidate TDAC with one or more other constituent companies;

A special resolution, requiring not less than a two-thirds vote, is required to:

(a) determine the remuneration of the directors (if not determined by the directors);

(b) determine to add shareholding qualification for directors;

(c) amend ProLogium’s Articles;

(d) merge or consolidate the Combined Company with one or more other constituent companies;

(e) effect the redemption of any redeemable shares, except for TDAC Class A Ordinary Shares issued as part of the TDAC Units issued in TDAC’s IPO;

(f) reduce TDAC’s share capital and any capital redemption reserve; and

(g) in a winding up, approve the liquidator to divide amongst the shareholders the assets of TDAC, value the assets for that purpose and determine how the division will be carried out between the shareholders or different classes of shareholders, or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, except that no shareholder shall be compelled to accept any asset upon which there is a liability.

Additionally, TDAC will not, without the approval of holders of a majority of the voting power of the TDAC Class B Ordinary Shares, voting exclusively and as a separate class, appoint any person to be a director or remove any director.

(e) in a winding up, approve the liquidator to divide amongst the shareholders the assets of the Combined Company, value the assets for that purpose and determine how the division will be carried out between the shareholders or different classes of shareholders, or vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.(g) change the Combined Company’s name;

(f) change the Combined Company’s registration to a jurisdiction outside the Cayman Islands; and

(g) reduce the Combined Company’s share capital and any capital redemption reserve.

Anti-Takeover Provisions

TDAC’s Articles authorizes TDAC’s Board to issue and set the voting and other rights of preference shares from time to time and the terms and rights of the TDAC Ordinary Shares.

The Combined Company directors may authorize the division of shares into any number of classes and the different classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights, restrictions, preferences, privileges and payment obligations as between the different classes (if any) may be fixed and determined by the directors or by an ordinary resolution.

The Combined Company directors are divided into three classes: Class I, Class II and Class III. At each annual general meeting, the terms of only one class will be expired. Directors appointed to replace those directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.

The Combined Company directors may issue from time to time, out of the authorized share capital of the Combined Company (other than the authorized but unissued ProLogium Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the shareholders, and shall determine the terms and rights of that series of preferred shares.

ProLogium Class B Ordinary Shares may only be issued to the Founder or the Founder’s affiliates and each share entitles the holder thereof to 12 votes at general meetings.

ProLogium Class C Ordinary Shares may only be issued to the SBCVC Shareholder, New Epoch, and the New Horizon Shareholders and each share entitles the holder thereof to two votes at general meetings.

PROLOGIUM’S ORDINARY SHARES ELIGIBLE FOR FUTURE SALE

Upon the consummation of the Proposed Transactions, ProLogium will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to [   ] ProLogium Ordinary Shares issued and outstanding, consisting of [   ] ProLogium Class A Ordinary Shares, [   ] ProLogium Class B Ordinary Shares and [   ] ProLogium Class C Ordinary Shares, assuming no ProLogium Ordinary Shares are redeemed in connection with the Business Combination. All of the ProLogium Class A Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than ProLogium’s affiliates without restriction or further registration under the Securities Act, except the ProLogium Shareholder Lock-Up Shares and the ProLogium Class A Ordinary Shares held by the Sponsor are subject to the lock-up restrictions described below.

Sales of substantial amounts of ProLogium Class A Ordinary Shares in the public market could adversely affect prevailing market prices of ProLogium Class A Ordinary Shares.

ProLogium Shareholder Lock-Up Agreement

At the Closing, TDAC, ProLogium and certain shareholders of ProLogium will enter into the ProLogium Shareholder Lock-Up Agreement, pursuant to which each ProLogium Lock-Up Shareholder will agree not to transfer the following securities during the applicable lock-up period, subject to customary exceptions, including:

(i)	any ProLogium Ordinary Shares held by such ProLogium Lock-Up Shareholder immediately after the Second Merger Effective Time;

(ii)

any ProLogium Ordinary Shares issuable upon the exercise of options or warrants to purchase ProLogium Ordinary Shares held by such ProLogium Lock-Up Shareholder immediately after the Second Merger Effective Time (along with such options or warrants themselves); and

(iii)

any ProLogium Ordinary Shares acquirable upon the conversion, exercise or exchange of any other securities convertible into or exercisable or exchangeable for ProLogium Ordinary Shares held by such ProLogium Lock-Up Shareholder immediately after the Second Merger Effective Time (along with the securities themselves) during the applicable lock-up period, subject to customary exceptions.

The applicable lock-up period (i) for Founder and his wholly-owned company, New Zone Corporation, will be eighteen (18) months from and after the Closing Date, (ii) for certain employees of ProLogium, will be twelve (12) months from and after the Closing Date, (iii) for each of the SBCVC Shareholder, Ningbo Meishan Bonded Port Area Yuepu Investment Limited Partnership, and SBCVC Navitas Limited, will be six (6) months from and after the Closing Date, (iv) for New Epoch Capital LP, New Horizon I Holding Company Limited and New Horizon II Holding Company Limited, will be six (6) months from and after the Closing Date, and (v) for certain other shareholders of ProLogium, will be six (6) months from and after the Closing Date.

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, TDAC, ProLogium and the Sponsor entered into the Sponsor Letter Agreement, pursuant to which Sponsor agreed not to transfer the following securities, during the period of 12 months from and after the Closing Date, subject to customary exceptions, including:

(i)	any ProLogium Class A Ordinary Shares held by Sponsor immediately after the First Merger Effective Time; and

(ii)

transactions relating to ProLogium Class A Ordinary Shares or other securities convertible into or exercisable or exchangeable for ProLogium Class A Ordinary Shares acquired in open market transactions after the Closing, provided that no such transaction is required to be, or is, publicly announced; and

Registration Rights

At the Closing, TDAC, Sponsor and certain shareholders of ProLogium will enter into the New Registration Rights Agreement containing customary registration rights for the Sponsor and the shareholders of ProLogium who are parties thereto.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted ProLogium Ordinary Shares for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been one of ProLogium’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) ProLogium has been subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted ProLogium Ordinary Shares for at least six months but who are ProLogium’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of ProLogium Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the ProLogium Class A Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by ProLogium’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about ProLogium.

PRICE RANGE OF SECURITIES AND DIVIDEND INFORMATION

The Units, TDAC Class A Ordinary Shares and Public Warrants are each traded on Nasdaq under the symbols “TDACU,” “TDAC” and “TDACW,” respectively.

The closing price of the Units, TDAC Class A Ordinary Shares and Public Warrants on May 26, 2026, the last trading day before announcement of the execution of the Business Combination Agreement, was $17.29, $10.64 and $0.10, respectively.

Holders of the Units, TDAC Class A Ordinary Shares and Public Warrants should obtain current market quotations for their securities. The market price of TDAC Securities could vary at any time before the Business Combination. Historical market price information regarding ProLogium is not provided because there is no public market for its securities. Following the Closing, ProLogium is expected to be listed on Nasdaq under the ticker symbol “PRLG.” It is a condition to consummation of the Business Combination in the Business Combination Agreement that the ProLogium Class A Ordinary Shares to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq, subject to official notice of issuance thereof. TDAC and ProLogium have certain obligations in the Business Combination Agreement to use reasonable best efforts in connection with the Business Combination, including with respect to satisfying this listing condition. The listing condition in the Business Combination Agreement may be waived by the parties to the Business Combination Agreement.

Holders

As of [   ] , 2026, the Record Date for the Meeting, there was [   ] holder of record of Units, one holder of record of TDAC Class A Ordinary Shares, [   ] holders of record of TDAC Class B Ordinary Shares, [   ] holder of record of Private Warrants and [   ] holder of record of Public Warrants. As of [   ], 2026 there were [   ] holders of record of ProLogium Ordinary Shares.

Dividend Policy

TDAC has not paid any cash dividends on TDAC Ordinary Shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. In addition, ProLogium has not paid any dividends to its shareholders. The payment of any cash dividends after consummation of the Business Combination shall be dependent upon the revenue, earnings and financial condition of ProLogium from time to time. The payment of any dividends subsequent to the Business Combination shall be within the discretion of the ProLogium’s Board.

APPRAISAL OR DISSENTERS’ RIGHTS

Holders of Public Warrants or Units do not have appraisal rights in connection with the Business Combination under the Companies Act (as amended) of the Cayman Islands. TDAC shareholders are entitled to give written notice to TDAC prior to the Meeting that they wish to dissent to the Business Combination and to receive payment of fair value for his or her shares of TDAC if they follow the procedures set out in the Companies Act. It is TDAC’s view that such fair value would equal to or less than the amount which TDAC shareholders would obtain if they exercise their redemption rights as described herein.

The Companies Act (as amended) of the Cayman Islands prescribes when shareholder appraisal rights will be available and sets the limitations on such rights. Where such rights are available, shareholders are entitled to receive fair value for their shares. However, regardless of whether such rights are or are not available, shareholders are still entitled to exercise the rights of redemption as set out herein, and TDAC’s Board has determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares. Extracts of relevant sections of the Companies Act (as amended) of the Cayman Islands follow:

Section 238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

Section 239. (1) No rights under section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b); or (d) any combination of the shares, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b) and (c).”

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and ProLogium holds a 2026 annual general meeting, it will provide notice of or otherwise publicly disclose the date on which the 2026 annual meeting will be held. Following completion of the Business Combination, ProLogium is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, ProLogium will be exempt from certain rules under the Exchange Act, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or extraordinary general meetings of its shareholders. For more information, see “Management of ProLogium Following the Business Combination.”

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the TDAC board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Translational Development Acquisition Corp., 52 E. 83rd Street, New York, New York 10028. Following the Business Combination, such communications should be sent in care of Prologium Holding Inc., No.6-1, Ziqiang 7th Rd., Zhongli Dist., Taoyuan City 320023, Taiwan (R.O.C.). Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

EXPERTS

The financial statements of TDAC as of December 31, 2025 and December 31, 2024 and for the years then ended, appearing in this proxy statement/prospectus have been audited by Withum Smith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon which includes an explanatory paragraph as to Translational Development Acquisition Corp.’s ability to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as an expert in accounting and auditing.

The consolidated financial statements of ProLogium as of December 31, 2025 and December 31, 2024 and for each of the two years in the period ended December 31, 2025 included in this proxy statement/prospectus have been so included in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, which contains an explanatory paragraph relating to substantial doubt about the ability of ProLogium to continue as a going concern, as described in Note 2 to the consolidated financial statements of ProLogium, and have been so included given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The legality of the ProLogium Ordinary Shares under the laws of the Cayman Islands offered hereby will be passed upon for ProLogium by Maples and Calder (Hong Kong) LLP. The legality of the ProLogium Warrants offered hereby under New York law will be passed upon by Sullivan & Cromwell LLP. Certain legal matters relating to U.S. law will be passed upon for ProLogium by Sullivan & Cromwell LLP. Certain legal matters will be passed upon for TDAC by Venable LLP, New York, New York.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, TDAC and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of TDAC’s annual report to shareholders and TDAC’s proxy statement. Upon written or oral request, TDAC will deliver a separate copy of the annual report to shareholder, and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may request that TDAC deliver single copies of such documents in the future. Shareholders may notify TDAC of their requests by calling or writing TDAC at its principal executive offices at 52 E. 83rd Street, New York, New York 10028. Following the Business Combination, such requests should be made by calling or writing ProLogium at No.6-1, Ziqiang 7th Rd., Zhongli Dist., Taoyuan City 320023, Taiwan (R.O.C.) and its telephone number is +886 3 452-1991.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

Maples and Calder (Hong Kong LLP), ProLogium’s Cayman Islands legal counsel, has advised ProLogium that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

WHERE YOU CAN FIND MORE INFORMATION

TDAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on TDAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

As a foreign private issuer, ProLogium is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements. Its principal shareholders are exempt from beneficial ownership and transaction reporting under Section 16(a) of the Exchange Act and its executive officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions and short-sale prohibition under Section 16(b) and (c) of the Exchange Act. In addition, ProLogium will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to TDAC has been supplied by TDAC, and all such information relating to ProLogium has been supplied by ProLogium. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Translational Development Acquisition Corp.

52 E. 83rd Street,

New York, New York 10028

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the extraordinary general meeting, or no later than [   ], 2026.

You may also obtain these documents by requesting them in writing or by telephone from TDAC’s proxy solicitation agent at the following address and telephone number:

Sodali & Co.

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Telephone: (800) 662-5200

(banks and brokers can call collect at (203) 658-9400)

Email: TDAC.info@investor.sodali.com

If you are a shareholder of TDAC and would like to request documents, please do so no later than five business days before the Meeting in order to receive them before the Meeting. If you request any documents from TDAC, TDAC will mail them to you by first-class mail, or another equally prompt means.

This document is a prospectus of ProLogium and a proxy statement of TDAC for the Meeting of shareholders. Neither ProLogium nor TDAC has authorized anyone to give any information or make any representation about the Business Combination, ProLogium or TDAC that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that TDAC has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

PROLOGIUM HOLDING INC.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Translational Development Acquisition Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Translational Development Acquisition Corp. as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Translational Development Acquisition Corp. as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 24, 2027, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Translational Development Acquisition Corp. in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Translational Development Acquisition Corp. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2022.

New York, New York

March 30, 2026

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current assets
Cash	$29,787	$438,174
Prepaid expenses	9,678	212,059

Total Current Assets	39,465	650,233
Marketable securities held in Trust Account	181,657,311	174,350,346

TOTAL ASSETS	$181,696,776	$175,000,579

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$162,311	$16,189
Due to Sponsor	106,762	2,000
Promissory note – related party	200,000	—
Accrued offering costs	75,000	192,114

Total Current Liabilities	544,073	210,303
Deferred underwriting fee	6,037,500	6,037,500

TOTAL LIABILITIES	6,581,573	6,247,803

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 17,250,000 shares issued and outstanding at redemption value of $10.53 and $10.11 per share as of December 31, 2025 and 2024, respectively	181,657,311	174,350,346
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of December 31, 2025 and 2024, respectively	—	—
Class A ordinary shares, $0.0001 par value; 100,000,000 shares authorized; no shares issued or outstanding (excluding 17,250,000 shares subject to possible redemption) as of December 31, 2025 and 2024, respectively	—	—
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 4,657,500 shares issued and outstanding as of December 31, 2025 and 2024, respectively	466	466
Additional paid-in capital	—	—
Accumulated deficit	(6,542,574)	(5,598,036)

Total Shareholders’ Deficit	(6,542,108)	(5,597,570)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$181,696,776	$175,000,579

The accompanying notes are an integral part of these financial statements.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2025	2024
General and administrative costs	$944,538	$196,358

Loss from operations	(944,538)	(196,358)
Other income:
Dividends earned on marketable securities held in Trust Account	7,306,965	125,346

Total other income	7,306,965	125,346

Net income (loss)	$6,362,427	$(71,012)

Weighted average Class A ordinary shares outstanding – basic	17,250,000	330,822

Basic net income (loss) per Class A ordinary share	$0.29	$(0.02)

Weighted average Class A ordinary shares outstanding – diluted	17,250,000	330,822

Diluted net income (loss) per Class A ordinary share	$0.29	$(0.01)

Weighted average Class B ordinary shares outstanding – basic	4,657,500	4,061,651

Basic net income (loss) per Class B ordinary share	$0.29	$(0.02)

Weighted average Class B ordinary shares outstanding – diluted	4,657,500	4,657,500

Diluted net income (loss) per Class B ordinary share	$0.29	$(0.01)

The accompanying notes are an integral part of these financial statements.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Class A		Class B		Additional Paid-in Capital		Total Shareholders’ Deficit
	Ordinary Shares		Ordinary Shares			Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2023	—	$—	4,657,500	$466	$24,534	$(532,658)	$(507,658)
Remeasurement of carrying value to redemption value	—	—	—	—	(8,124,607)	(4,994,366)	(13,118,973)
Sale of Private Placement Warrants	—	—	—	—	7,075,000	—	7,075,000
Fair value of Public Warrants at issuance	—	—	—	—	1,121,250	—	1,121,250
Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(96,177)	—	(96,177)
Net loss	—	—	—	—	—	(71,012)	(71,012)

Balance – December 31, 2024	—	—	4,657,500	466	—	(5,598,036)	(5,597,570)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(7,306,965)	(7,306,965)
Net income	—	—	—	—	—	6,362,427	6,362,427

Balance – December 31, 2025	—	$—	4,657,500	$466	$—	$(6,542,574)	$(6,542,108)

The accompanying notes are an integral part of these financial statements.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2025	2024
Cash Flows from Operating Activities:
Net Income (loss)	$6,362,427	$(71,012)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Payment of operation costs through promissory note	—	4,719
Dividends earned on marketable securities held in Trust Account	(7,306,965)	(125,346)
Changes in operating assets and liabilities:
Prepaid expenses	202,381	(212,059)
Due to Sponsor	104,762	2,000
Accounts payable and accrued expenses	29,008	(449,748)

Net cash used in operating activities	(608,387)	(851,446)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(174,225,000)

Net cash used in investing activities	—	(174,225,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	169,050,000
Proceeds from sale of Private Placements Warrants	—	7,075,000
Proceeds from promissory note – related party	200,000	406,540
Repayment of promissory note – related party	—	(800,000)
Payment of offering costs	—	(218,941)

Net cash provided by financing activities	200,000	175,512,599

Net Change in Cash	(408,387)	436,153
Cash – Beginning of year	438,174	2,021

Cash – End of year	$29,787	$438,174

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$495,872

Deferred offering costs paid through promissory note – related party	$—	$41,241

Deferred underwriting fee	$—	$6,037,500

Offering costs charged to additional paid-in capital	$—	$756,054

The accompanying notes are an integral part of these financial statements.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, RISKS AND LIQUIDITY

Translational Development Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on April 19, 2022. The Company was incorporated for the purpose of effecting a merger, amalgamation, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2025, the Company had not commenced any operations. All activity for the period from April 19, 2022 (inception) through December 31, 2025, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), as described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of dividends and interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on December 20, 2024. On December 24, 2024, the Company consummated the Initial Public Offering of 17,250,000 units (each, a “Unit” and collectively, the “Units”, and each share included in the Unit noted as the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,075,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to TDAC Partners LLC (the “Sponsor”) and BTIG, LLC, the representative of the underwriters (“BTIG”), generating gross proceeds of $7,075,000, which is described in Note 5.

Transaction costs amounted to $10,243,554, consisting of $3,450,000 of cash underwriting fee, $6,037,500 of deferred underwriting fee and $756,054 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding income taxes payable on income earned on the Trust Account, if any) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on December 24, 2024, an amount of $174,225,000 ($10.10 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”) and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Company will provide the holders of the outstanding Public Shares (the “Public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of income taxes payable, if any). There will be no redemption rights with respect to the Company’s warrants. The Public Shares were recorded at redemption value and classified as temporary equity at the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (“Memorandum and Articles of Association”), conduct the repurchases pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Memorandum and Articles of Association provides that a Public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

On February 14, 2025, the Company announced that separate trading of the Company’s Class A ordinary shares and warrants comprising the Units has commenced.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering or by June 24, 2026 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay the Company’s franchise and income taxes, if any, (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public shareholders’ rights as shareholder (including the right to receive further liquidating distributions, if any) subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the escalation of conflicts in the Middle East. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of conflicts in the Middle East and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Going Concern

The Company’s liquidity needs up to December 24, 2024 had been satisfied through the loan under an unsecured promissory note from the Sponsor of up to $800,000 (see Note 4). Borrowings under the note are no longer available.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The Units would be identical to the Private Placement Units. At December 31, 2025 and 2024, no amounts were borrowed under the Working Capital Loan program. On August 8, 2025, the Company entered into a non-interest bearing promissory note with the Sponsor for a principal amount of up to $2,000,000. The loan on the promissory note is due upon the closing of a Business Combination. At December 31, 2025 and 2024, there was $200,000 and $0, respectively, borrowed under this promissory note.

The Company does not believe it will need to raise additional funds in excess of amounts available under the August 8, 2025 promissory note or amounts that may be available under any Working Capital Loans in order to meet the expenditures required for operating the business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because the Company becomes obligated to redeem a significant number of Public Shares upon consummation of a Business Combination, in which case, the Company may issue additional securities or incur debt in connection with such Business Combination.

At December 31, 2025, the Company had cash of $29,787 and a working capital deficit of $504,608. The Company has until June 24, 2026, to consummate the initial Business Combination. If the Company does not complete a Business Combination within the Completion Window, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the amended and restated memorandum and articles of association. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements-Going Concern,” management has determined that the liquidity issues and mandatory liquidation and subsequent dissolution, should the Company be unable to complete a Business Combination by the end of the Combination Period, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 24, 2026.

The Company’s plan to deal with the uncertainty is to complete a Business Combination prior to June 24, 2026 and to receive working capital from its Sponsor. There is no assurance that the Company’s plans to consummate a Business Combination or to receive working capital from the Sponsor will be successful. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

Segment Reporting

The Company complies with ASC 280, “Segment Reporting,” which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $29,787 and $438,174 in cash and no cash equivalents as of December 31, 2025 and 2024, respectively.

Marketable Securities Held in Trust Account

At December 31, 2025 and 2024, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s marketable securities held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Dividends and interest earned by the marketable securities are automatically reinvested in trust assets. The estimated fair values of marketable securities held in Trust Account are determined using available market information. Fair values of these marketable securities are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. As of December 31, 2025 and 2024, the Company reported $181,657,311 and $174,350,346, respectively, in marketable securities held in the Trust Account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applied this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to Public Shares (defined below) were charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ deficit as the Public Warrants (defined below) and Private Placement Warrants, after management’s evaluation, were accounted for under equity treatment.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. As discussed in Note 7, the Company determined and concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025 and 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes an initial Business Combination as the most likely outcome. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At the closing of the Initial Public Offering on December 24, 2024, the underwriters exercised their over-allotment option in full. As such, the 607,500 Founder Shares are no longer subject to forfeiture. As of December 31, 2025 and 2024, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Years Ended December 31,
	2025		2024
	Redeemable Class A	Non-redeemable Class B	Redeemable Class A	Non-redeemable Class B
Basic net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$5,009,785	$1,352,642	$(5,348)	$(65,664)
Denominator:
Basic weighted average ordinary shares outstanding	17,250,000	4,657,500	330,822	4,061,651

Basic net income (loss) per ordinary share	$0.29	$0.29	$(0.02)	$(0.02)

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

	For the Years Ended December 31,
	2025		2024
	Redeemable Class A	Non-redeemable Class B	Redeemable Class A	Non-redeemable Class B
Diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$5,009,785	$1,352,642	$(4,709)	$(66,303)
Denominator:
Diluted weighted average ordinary shares outstanding	17,250,000	4,657,500	330,822	4,657,500

Diluted net income (loss) per ordinary share	$0.29	$0.29	$(0.01)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of December 31, 2025 and 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

balance sheets. As of December 31, 2025 and 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheets are reconciled in the following table:

	Shares	Amount
Gross proceeds	17,250,000	$172,500,000
Less:
Proceeds allocated to Public Warrants	—	(1,121,250)
Class A ordinary shares issuance costs	—	(10,147,377)
Plus:
Accretion for Class A ordinary shares to redemption amount	—	13,118,973

Balance - December 31, 2024	17,250,000	174,350,346
Plus:
Accretion for Class A ordinary shares to redemption amount	—	7,306,965

Balance - December 31, 2025	17,250,000	$181,657,311

Recent Accounting Standards

In November 2024, the FASB issued ASU 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on December 24, 2024, the Company sold 17,250,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each a “Public Warrant”).

NOTE 4. RELATED PARTIES

Founder Shares

On May 25, 2022, Stone Capital Partners LLC (the “Former Sponsor”) purchased 4,312,500 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (“Class B ordinary shares”) for an aggregate price of $25,000. Subsequently, on August 29, 2024, the Company amended the terms of the subscription agreement to issue the Former Sponsor an additional 345,000 Founder Shares for no additional consideration, following which the Former Sponsor held 4,657,500 Founder Shares. On October 15, 2024, the Former Sponsor transferred all 4,657,500 Founder Shares to the Sponsor for a total consideration of $1.00. The

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment, at any time. The initial shareholders agreed to forfeit up to 607,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 21.26% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on December 24, 2024, a total of 607,500 Founder Shares are no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (A) six months after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in the Company’s shareholder having the right to exchange its ordinary shares for cash, securities or other property.

On October 15, 2024, the Former Sponsor, the Sponsor, and the Company entered into an Assignment and Novation Agreement where the Former Sponsor assigned all of its rights, interests, obligations and liabilities in the Securities Subscription Agreement dated May 25, 2022, as amended, to the Sponsor and TDAC Partners LLC became the Sponsor of the Company thereafter.

Related Party Loans

On May 25, 2022, as amended on August 9, 2024, the Sponsor agreed to loan the Company an aggregate of up to $800,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of August 9, 2025, as restated, or the completion of the Initial Public Offering. On December 31, 2024, the Company repaid the total outstanding balance of the Note amounting of $800,000. Borrowings under the Note are no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. As of December 31, 2025 and 2024, there were no Working Capital Loans outstanding.

On August 8, 2025, the Company entered into a non—interest bearing promissory note with the Sponsor for a principal amount of up to $2,000,000. The loan on the promissory note is due upon the closing of a Business Combination. At December 31, 2025 and 2024, there was $200,000 and $0, respectively, outstanding under this promissory note.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Administrative Agreement

The Company agreed, commencing on December 24, 2024 through the earlier of consummation of the initial Business Combination and the liquidation, to pay its Sponsor a fee of $10,000 per month for administrative and support services. Included in general and administrative costs on the statements of operations, the Company recognized $120,000 and $2,000, respectively, for the years ended December 31, 2025 and 2024. The Company owes the Sponsor $106,762 and $2,000 as of December 31, 2025 and 2024, respectively, for the administrative fees and reports this amount as due to Sponsor on the balance sheets. No administrative fees were incurred prior to December 24, 2024.

Consulting Agreement

In July 2024, the Company entered into a consulting agreement with the Chief Financial Officer for his services. For the year ended December 31, 2025, the Company incurred $237,130 in related fees. For the year ended December 31, 2024, the Company did not incur any related fees. At December 31, 2025 and 2024, no amounts were outstanding for these services.

NOTE 5. PRIVATE PLACEMENT

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor and BTIG purchased an aggregate of 7,075,000 Private Placement Warrants (4,850,000 Private Placement Warrants purchased by the Sponsor and 2,225,000 Private Placement Warrants purchased by BTIG), at a price of $1.00 per Private Placement Warrant from the Company in a private placement, generating gross proceeds of $7,075,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, Units issued to the underwriters of the Initial Public Offering, and warrants that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 24, 2024, the underwriters elected to fully exercise their over-allotment option to purchase an additional 2,250,000 Units at a price of $10.00 per Unit.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $3,450,000 in the aggregate. In addition, the underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $6,037,500 in the aggregate. The deferred fee will become payable to the underwriters or other Financial Industry Regulatory Authority (“FINRA”) members that assist the Company in consummating an initial Business Combination at the Company’s and the Sponsor’s discretion from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference shares - The Company is authorized to issue 1,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2025 and 2024, there were no preference shares issued or outstanding.

Class A ordinary shares - The Company is authorized to issue 100,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2025 and 2024, there were no Class A ordinary shares issued or outstanding, excluding 17,250,000 Class A ordinary shares subject to possible redemption.

Class B ordinary shares - The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of December 31, 2025 and 2024, there were 4,657,500 Class B ordinary shares outstanding.

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination. Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment as provided above, at any time.

Warrants - As of December 31, 2025 and 2024, there were 15,700,000 warrants outstanding, including 8,625,000 Public Warrants and 7,075,000 Private Placement Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per Class A ordinary shares equals or exceeds $18.00

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the “30-day redemption period”; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

faith by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 8. FAIR VALUE MEASUREMENT

At December 24, 2024, the date of the Initial Public Offering, the fair value of the Public Warrants was $1,121,250, or $0.13 per Public Warrant. The fair value of the Public Warrants was determined using the Monte Carlo Simulation Model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

December 24, 2024
Implied Class A share Price	$9.93
Exercise price	$11.50
Term (years)	6.50
Risk-free rate	4.45%
Selected volatility	2.0%

At December 31, 2025 and 2024, assets held in the Trust Account were comprised of money market funds which are invested primarily in U.S. Treasury securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2025 and 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2025	December 31, 2024
Assets:
Money Market Funds	1	$181,657,311	$174,350,346

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2025

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31, 2025	December 31, 2024
Cash	$29,787	$438,174
Marketable securities held in Trust Account	$181,657,311	$174,350,346

	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024
General and administrative costs	$944,538	$196,358
Dividends earned on marketable securities held in Trust Account	$7,306,965	$125,346

The CODM reviews dividends earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Combination Period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheets date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Unaudited)
ASSETS
Current assets
Cash	$24,630	$29,787
Prepaid expenses	50,686	9,678

Total Current Assets	75,316	39,465
Marketable securities held in Trust Account	183,271,269	181,657,311

TOTAL ASSETS	$183,346,585	$181,696,776

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$224,323	$162,311
Due to Sponsor	136,762	106,762
Promissory note - related party	500,000	200,000
Accrued offering costs	—	75,000

Total Current Liabilities	861,085	544,073
Deferred underwriting fee	6,037,500	6,037,500

TOTAL LIABILITIES	6,898,585	6,581,573

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 17,250,000 shares issued and outstanding at redemption value of $10.62 and $10.53 per share as of March 31, 2026 and December 31, 2025, respectively	183,271,269	181,657,311
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of March 31, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value; 100,000,000 shares authorized; no shares issued or outstanding (excluding 17,250,000 shares subject to possible redemption) as of March 31, 2026 and December 31, 2025	—	—
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 4,657,500 shares issued and outstanding as of March 31, 2026 and December 31, 2025	466	466
Additional paid-in capital	—	—
Accumulated deficit	(6,823,735)	(6,542,574)

Total Shareholders’ Deficit	(6,823,269)	(6,542,108)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit	$183,346,585	$181,696,776

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$281,161	$347,408

Loss from operations	(281,161)	(347,408)

Other income:
Dividends earned on marketable securities held in Trust Account	1,613,958	1,830,482
Total other income	1,613,958	1,830,482

Net income	$1,332,797	$1,483,074

Weighted average redeemable Class A ordinary shares outstanding - basic and diluted	17,250,000	17,250,000

Basic and diluted net income per redeemable Class A ordinary share	$0.06	$0.07

Weighted average non-redeemable Class B ordinary shares outstanding - basic and diluted	4,657,500	4,657,500

Basic and diluted net income per non-redeemable Class B ordinary share	$0.06	$0.07

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2026

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2025	—	$—	4,657,500	$466	$—	$(6,542,574)	$(6,542,108)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(1,613,958)	(1,613,958)
Net income	—	—	—	—	—	1,332,797	1,332,797

Balance - March 31, 2026 (unaudited)	—	$—	4,657,500	$466	$—	$(6,823,735)	$(6,823,269)

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2024	—	$—	4,657,500	$466	$—	$(5,598,036)	$(5,597,570)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	—	(1,830,482)	(1,830,482)
Net income	—	—	—	—	—	1,483,074	1,483,074

Balance - March 31, 2025 (unaudited)	—	$—	4,657,500	$466	$—	$(5,945,444)	$(5,944,978)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities:
Net income	$1,332,797	$1,483,074
Adjustments to reconcile net income to net cash used in operating activities:
Dividends earned on marketable securities held in Trust Account	(1,613,958)	(1,830,482)
Changes in operating assets and liabilities:
Prepaid expenses	(41,008)	3,237
Due to Sponsor	30,000	20,423
Accounts payable and accrued expenses	(12,988)	92,174

Net cash used in operating activities	(305,157)	(231,574)

Cash Flows from Financing Activities:
Proceeds from promissory note - related party	300,000	—

Net cash provided by financing activities	300,000	—

Net Change in Cash	(5,157)	(231,574)
Cash - Beginning of period	29,787	438,174

Cash - End of period	$24,630	$206,600

The accompanying notes are an integral part of these unaudited condensed financial statements.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, RISKS AND LIQUIDITY

Translational Development Acquisition Corp. (the “Company”) was incorporated in the Cayman Islands on April 19, 2022. The Company was incorporated for the purpose of effecting a merger, amalgamation, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2026, the Company had not commenced any operations. All activity for the period from April 19, 2022 (inception) through March 31, 2026, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), as described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of dividends and interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on December 20, 2024. On December 24, 2024, the Company consummated the Initial Public Offering of 17,250,000 units (each, a “Unit” and collectively, the “Units”, and each share included in the Unit noted as the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 Units, at $10.00 per Unit, generating gross proceeds of $172,500,000, which is described in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,075,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to TDAC Partners LLC (the “Sponsor”) and BTIG, LLC, the representative of the underwriters (“BTIG”).

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding income taxes payable on income earned on the Trust Account, if any) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on December 24, 2024, an amount of $174,225,000 ($10.10 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Warrants was placed in the trust account (the “Trust Account”) and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The Company will provide the holders of the outstanding Public Shares (the “Public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.10 per Public Share, plus any pro rata interest then in the Trust Account, net of income taxes payable, if any). There will be no redemption rights with respect to the Company’s warrants. The Public Shares were recorded at redemption value and classified as temporary equity at the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (“Memorandum and Articles of Association”), conduct the repurchases pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public shareholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Memorandum and Articles of Association provides that a Public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

On February 14, 2025, the Company announced that separate trading of the Company’s Class A ordinary shares and warrants comprising the Units has commenced.

If the Company is unable to complete a Business Combination within 18 months from the closing of the Initial Public Offering or by June 24, 2026 (the “Completion Window”), the Company will (i) cease all

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay the Company’s franchise and income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Completion Window. However, if the initial shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Completion Window. In the event of such distribution, it is possible that the per-share value of the residual assets remaining in the Trust Account available for distribution (including Trust Account assets) will be only $10.10 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the escalation of conflicts in the Middle East. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of conflicts in the Middle East and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Going Concern

The Company’s liquidity needs up to December 24, 2024 had been satisfied through the loan under an unsecured promissory note from the Sponsor, as assignee, of up to $800,000 (see Note 4). Borrowings under the note are no longer available.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay such loaned amounts. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The Warrants would be identical to the Private Placement Warrants. As of March 31, 2026 and December 31, 2025, no amounts were borrowed under the Working Capital Loan program. On August 8, 2025, the Company entered into a non-interest bearing promissory note with the Sponsor for a principal amount of up to $2,000,000. The loan on the promissory note is due upon the closing of a Business Combination. As of March 31, 2026 and December 31, 2025, there were $500,000 and $200,000, respectively, borrowed under this promissory note.

The Company does not believe it will need to raise additional funds in excess of amounts available under the August 8, 2025 promissory note or amounts that may be available under any Working Capital Loans (as defined in Note 4) in order to meet the expenditures required for operating the business. However, if the Company’s estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate the business prior to a Business Combination. Moreover, the Company may need to obtain additional financing either to complete a Business Combination or because the Company becomes obligated to redeem a significant number of Public Shares upon consummation of a Business Combination, in which case, the Company may issue additional securities or incur debt in connection with such Business Combination.

As of March 31, 2026, the Company had cash of $24,630 and a working capital deficit of $785,769. The Company has until June 24, 2026, to consummate the initial Business Combination (“Completion Window”). If the Company does not complete a Business Combination within the Completion Window, the Company will trigger an automatic winding up, dissolution and liquidation pursuant to the terms of the amended and restated memorandum and articles of association. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Presentation of Financial Statements-Going Concern,” management has determined that the liquidity issues and mandatory liquidation and subsequent dissolution, should the Company be unable to complete a Business Combination by the end of the Completion Window, raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 24, 2026.

The Company’s plan to deal with the uncertainty is to complete a Business Combination prior to June 24, 2026 and to receive working capital from its Sponsor. There is no assurance that the Company’s plans to consummate a Business Combination or to receive working capital from the Sponsor will be successful. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The condensed balance sheets data was derived from audited financial statements but does not include all disclosures required by GAAP.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC on March 30, 2026. The interim results for the three months ended March 31, 2026 and 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any future periods.

Segment Reporting

The Company complies with ASC 280, “Segment Reporting,” which improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses among other disclosure requirements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $24,630 and $29,787 in cash and no cash equivalents as of March 31, 2026 and December 31, 2025, respectively.

Marketable Securities Held in Trust Account

As of March 31, 2026 and December 31, 2025, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s marketable securities held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Dividends and interest earned by the marketable securities are automatically reinvested in trust assets. The estimated fair values of marketable securities held in Trust Account are determined using available market information. Fair values of these marketable securities are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets. As of March 31, 2026 and December 31, 2025, the Company reported $183,271,269 and $181,657,311, respectively, in marketable securities held in the Trust Account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the unaudited condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed balance sheets as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the condensed balance sheet date.

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applied this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to Public Shares were charged to temporary equity and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ deficit as the Public Warrants (defined in Note 3 below) and Private Placement Warrants, after management’s evaluation, were accounted for under equity treatment.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own ordinary shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. As discussed in Note 7, the Company determined and concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2026 and December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as redeemable Class A ordinary shares and non-redeemable Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes an initial Business Combination as the most likely outcome. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. At the closing of the Initial Public Offering on December 24, 2024, the underwriters exercised their over-allotment option in full. As such, the 607,500 Founder Shares (as defined in Note 4) are no longer subject to forfeiture. As of March 31, 2026 and December 31, 2025, there were no outstanding instruments that had a dilutive effect for the periods presented.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per-share amounts):

	For the Three Months Ended March 31,
	2026		2025
	Redeemable Class A	Non-redeemable Class B	Redeemable Class A	Non-redeemable Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income	$1,049,446	$283,351	$1,167,775	$315,299
Denominator:
Basic and diluted weighted average ordinary shares outstanding	17,250,000	4,657,500	17,250,000	4,657,500

Basic and diluted net income per ordinary share	$0.06	$0.06	$0.07	$0.07

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, as of March 31, 2026 and December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets. As of March 31, 2026 and December 31, 2025, the Class A ordinary

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:

	Shares	Amount
Balance - December 31, 2024	17,250,000	$174,350,346
Plus:
Accretion for Class A ordinary shares to redemption amount	—	7,306,965

Balance - December 31, 2025	17,250,000	$181,657,311
Plus:
Accretion for Class A ordinary shares to redemption amount	—	1,613,958

Balance - March 31, 2026	17,250,000	$183,271,269

Recent Accounting Standards

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses”, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, on December 24, 2024, the Company sold 17,250,000 Units, which includes the full exercise by the underwriters of their over-allotment option in the amount of 2,250,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share (such Class A ordinary shares included in the Units being offered, the “Public Shares”), and one-half of one redeemable warrant (each, a “Public Warrant”).

NOTE 4. RELATED PARTIES

Founder Shares

On May 25, 2022, Stone Capital Partners LLC (the “Former Sponsor”) purchased 4,312,500 shares (the “Founder Shares”) of the Company’s Class B ordinary shares, par value $0.0001 (“Class B ordinary shares”) for an aggregate price of $25,000. Subsequently, on August 29, 2024, the Company amended the terms of the subscription agreement to issue the Former Sponsor an additional 345,000 Founder Shares for no additional consideration, following which the Former Sponsor held 4,657,500 Founder Shares. On October 15, 2024, the Former Sponsor transferred all 4,657,500 Founder Shares to the Sponsor for a total consideration of $1.00. The Founder Shares will automatically convert into Class A ordinary shares at the time of the Company’s initial

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment, at any time. The Former Sponsor agreed to forfeit up to 607,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the Founder Shares will represent 21.26% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on December 24, 2024, a total of 607,500 Founder Shares are no longer subject to forfeiture.

The Former Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of (A) six months after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in the Company’s shareholder having the right to exchange its ordinary shares for cash, securities or other property.

On October 15, 2024, the Former Sponsor, the Sponsor, and the Company entered into an Assignment and Novation Agreement where the Former Sponsor assigned all of its rights, interests, obligations and liabilities in the Securities Subscription Agreement dated May 25, 2022, as amended, to the Sponsor and TDAC Partners LLC became the Sponsor of the Company thereafter. The Sponsor, among other things, agreed to be subject to the same securities transfer restrictions between the Company and the Former Sponsor.

Related Party Loans

On May 25, 2022, as amended on August 9, 2024, the Sponsor, as assignee, agreed to loan the Company an aggregate of up to $800,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of August 9, 2025, as restated, or the completion of the Initial Public Offering. On December 31, 2024, the Company repaid the total outstanding balance of the Note amounting of $800,000. Borrowings under the Note are no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. As of March 31, 2026 and December 31, 2025, there were no Working Capital Loans outstanding.

On August 8, 2025, the Company entered into a non-interest bearing promissory note with the Sponsor for a principal amount of up to $2,000,000. The loan on the promissory note is due upon the closing of a Business

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Combination. As of March 31, 2026 and December 31, 2025, there were $500,000 and $200,000, respectively, outstanding under this promissory note.

Administrative Agreement

The Company agreed, commencing on December 24, 2024 through the earlier of consummation of the initial Business Combination and the liquidation, to pay its Sponsor a fee of $10,000 per month for administrative and support services. Included in general and administrative costs on the unaudited condensed statements of operations, the Company recognized $30,000 for the three months ended March 31, 2026 and 2025. The Company owes the Sponsor $136,762 and $106,762 as of March 31, 2026 and December 31, 2025, respectively, for the administrative fees and reports this amount as due to Sponsor on the condensed balance sheets.

Consulting Agreement

In July 2024, the Company entered into a consulting agreement with the Chief Financial Officer for his services. For the three months ended March 31, 2026 and 2025, the Company incurred $58,540 and $60,850, respectively, in related fees. As of March 31, 2026 and December 31, 2025, no amounts were outstanding for these services.

NOTE 5. PRIVATE PLACEMENT

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Sponsor and BTIG purchased an aggregate of 7,075,000 Private Placement Warrants (4,850,000 Private Placement Warrants purchased by the Sponsor and 2,225,000 Private Placement Warrants purchased by BTIG), at a price of $1.00 per Private Placement Warrant from the Company in a private placement, generating gross proceeds of $7,075,000. Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Completion Window, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees.

The initial shareholders and BTIG have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued on conversion of Working Capital Loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

to registration statements filed subsequent to the completion of the initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. On December 24, 2024, the underwriters elected to fully exercise their over-allotment option to purchase an additional 2,250,000 Units at a price of $10.00 per Unit.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $3,450,000 in the aggregate. In addition, the underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $6,037,500 in the aggregate. The deferred fee will become payable to the underwriters or other Financial Industry Regulatory Authority (“FINRA”) members that assist the Company in consummating an initial Business Combination at the Company’s and the Sponsor’s discretion from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference shares - The Company is authorized to issue 1,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2026 and December 31, 2025, there were no preference shares issued or outstanding.

Class A ordinary shares - The Company is authorized to issue 100,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of March 31, 2026 and December 31, 2025, there were no Class A ordinary shares issued or outstanding, excluding 17,250,000 Class A ordinary shares subject to possible redemption.

Class B ordinary shares - The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. As of March 31, 2026 and December 31, 2025, there were 4,657,500 Class B ordinary shares outstanding.

On all matters to be voted upon, except for (x) the appointment and removal of directors of the Board and (y) continuing the Company in a jurisdiction outside the Cayman Islands, holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class, unless otherwise required by applicable law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 21.26% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination. Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment as provided above, at any time.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

Warrants - As of March 31, 2026 and December 31, 2025, there were 15,700,000 warrants outstanding, including 8,625,000 Public Warrants and 7,075,000 Private Placement Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares.

Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per Class A ordinary shares equals or exceeds $18.00 per Class A ordinary share

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the “30-day redemption period”; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Completion Window and the Company liquidates the funds held in the Trust Account,

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the Newly Issued Price, and the $18.00 share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

NOTE 8. FAIR VALUE MEASUREMENT

As of March 31, 2026 and December 31, 2025, assets held in the Trust Account were comprised of money market funds which are invested primarily in U.S. Treasury securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2026 and December 31, 2025 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	March 31, 2026	December 31, 2025
Assets:
Money Market Funds	1	$183,271,269	$181,657,311

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

MARCH 31, 2026

(Unaudited)

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the unaudited condensed statements of operations as net income or loss. The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	March 31, 2026	December 31, 2025
Cash	$24,630	$29,787
Marketable securities held in Trust Account	$183,271,269	$181,657,311

	For the Three Months Ended March 31,
	2026	2025
General and administrative costs	$281,161	$347,408
Dividends earned on marketable securities held in Trust Account	$1,613,958	1,830,482

The CODM reviews dividends earned on marketable securities held in Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement.

General and administrative costs are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination or similar transaction within the Completion Window. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the unaudited condensed statements of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the unaudited condensed statements of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

ProLogium Holding Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of ProLogium Holding Inc. (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of profit or loss and other comprehensive loss, changes in deficit and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2(b), the Company has a significant working capital deficiency, with significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2(b). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2026.

New York, New York

July 1, 2026

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Consolidated Statements of Financial Position

(Amounts are expressed in thousands of U.S. Dollars unless otherwise stated)

	Notes	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	5	$126,535	$187,859
Current financial assets at amortized cost	7	117,192	42,183
Trade receivables, net	6	926	1,644
Other receivables	12	3,628	902
Inventories	8	1,386	4,912
Prepayments	12	16,829	18,284
Other current assets	12	330	449

		266,826	256,233

Non-current assets
Property, plant and equipment, net	9	106,084	98,833
Right-of-use assets	10	54,506	51,421
Intangible assets	11	987	1,710
Other non-current assets	12	28,406	34,889

		189,983	186,853

Total assets		$456,809	$443,086

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Consolidated Statements of Financial Position (Continued)

(Amounts are expressed in thousands of U.S. Dollars unless otherwise stated)

	Notes	December 31, 2025	December 31, 2024
Liabilities
Current liabilities
Short-term borrowings	13	$96,924	$29,038
Convertible and redeemable preference shares	17	1,910,336	1,390,484
Warrant liabilities	18	137,869	84,414
Trade payables		490	3,811
Other payables	14	10,886	16,679
Current lease liabilities	10	4,220	4,146
Other current liabilities		164	598

		2,160,889	1,529,170

Non-current liabilities
Non-current lease liabilities	10	49,953	47,733
Deferred government grants	14	17,886	—
Other non-current liabilities	14	6,745	4,495

		74,584	52,228

Total liabilities		2,235,473	1,581,398

Deficit
Ordinary share	19	2	2
Capital surplus	19	33,406	33,284
Accumulated deficit	19	(1,846,912)	(1,206,019)
Other equity interest		34,840	34,421

Total deficit		(1,778,664)	(1,138,312)

Contingencies and Commitments	29

Total liabilities and deficit		$456,809	$443,086

The accompanying notes are an integral part of the consolidated financial statements.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Consolidated Statements of Profit or Loss and Other Comprehensive Loss

(Amounts are expressed in thousands of U.S. Dollars unless otherwise stated)

	Notes	2025	2024
Revenue	20	$2,943	$6,186
Cost of revenue		(22,453)	(37,888)

Gross loss		(19,510)	(31,702)
Selling expenses		(2,005)	(3,419)
General and administrative expenses		(25,261)	(31,106)
Research and development expenses		(31,714)	(37,817)

Total operating expenses		(58,980)	(72,342)
Operating loss		(78,490)	(104,044)
Interest income	21	8,213	10,557
Other income		685	765
Foreign exchange gain (loss)		13,478	(13,115)
Other losses, net		(2,347)	(137)
Fair value change of convertible and redeemable preference shares	17	(526,094)	(460,883)
Fair value change of warrant liabilities	18	(53,455)	(38,561)
Finance costs	22	(2,882)	(1,287)

Total non-operating expenses		(562,402)	(502,661)
Loss before income tax		(640,892)	(606,705)
Income tax expense	24	(1)	(1)

Loss for the year		$(640,893)	$(606,706)

Other comprehensive income
Exchange differences on translation of foreign operations		(5,823)	3,335
Fair value change of convertible and redeemable preference shares due to own credit risk	17	6,242	24,614

Total comprehensive loss for the year		$(640,474)	$(578,757)

Loss attributable to owners of the Company		(640,893)	$(606,706)
Weighted average number of ordinary shares outstanding	25	14,322,700	14,322,700

Loss per share – basic and diluted (in dollars)	25	$(44.75)	$(42.36)

The accompanying notes are an integral part of the consolidated financial statements.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Deficit

(Amounts are expressed in thousands of U.S. Dollars unless otherwise stated)

	Ordinary Shares		Capital Surplus	Other equity interest		Accumulated deficit	Total
	Number of share	Amounts		Financial statements translation differences of foreign operations	Fair value change due to own credit risk
Balance, January 1, 2024	18,322,700	$2	$31,585	$(10,077)	16,549	$(599,313)	$(561,254)
Foreign currency translation adjustment	—	—	—	3,335	—	—	3,335
Fair value change of convertible and redeemable preference shares due to own credit risk	—	—	—	—	24,614	—	24,614
Share-based compensation expenses	—	—	1,699	—	—	—	1,699
Loss for the year	—	—	—	—	—	(606,706)	(606,706)

Balance, December 31, 2024	18,322,700	$2	$33,284	(6,742)	41,163	$(1,206,019)	$(1,138,312)
Foreign currency translation adjustment	—	—	—	(5,823)	—	—	(5,823)
Fair value change of convertible and redeemable preference shares due to own credit risk	—	—	—	—	6,242	—	6,242
Share-based compensation expenses	—	—	122	—	—	—	122
Loss for the year	—	—	—	—	—	(640,893)	(640,893)

Balance, December 31, 2025	18,322,700	$2	$33,406	(12,565)	47,405	$(1,846,912)	$(1,778,664)

The accompanying notes are an integral part of the consolidated financial statements.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts are expressed in thousands of U.S. Dollars unless otherwise stated)

	Notes	2025	2024
Cash flows from operating activities
Loss before income tax		$(640,892)	$(606,705)
Adjustments to reconcile profit (loss)
Depreciation expenses	23	18,681	14,614
Amortization expenses	23	839	460
Interest expense	22	2,882	1,287
Interest income	21	(8,213)	(10,557)
Losses on disposal of property, plant and equipment, net	9	9	192
Losses on lease modification	10	263	—
(Reversal) Losses on inventory write-down	8	(1,603)	11,998
Fair value change of convertible and redeemable preference shares	17	526,094	460,883
Fair value change of warrant liabilities	18	53,455	38,561
Share-based compensation expenses	16	122	1,699
Changes in operating assets and liabilities
Trade receivables		791	(929)
Other receivables		(2,186)	253
Inventories		5,348	(12,921)
Prepayments		2,384	1,047
Other current assets		145	255
Other non-current assets		(130)	(1,074)
Current contract liabilities		(407)	(924)
Trade payables		(3,490)	(1,471)
Other payables		(238)	(469)
Other current liabilities		(93)	(321)
Deferred government grants		17,886	—
Other non-current liabilities		2,195	528

Cash used in operations		(26,158)	(103,594)
Interest received		7,367	9,912
Interest paid		(1,429)	—
Income tax paid		(16)	(68)
Prepaid taxes returned		286	—

Net cash used in operating activities		$(19,950)	$(93,750)

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(Amounts are expressed in thousands of U.S. Dollars unless otherwise stated)

	Notes	2025	2024
Cash flows from investing activities
Acquisition of financial assets at amortized cost		$(75,009)	$(36,187)
Acquisition of property, plant and equipment	9	(4,291)	(12,910)
Acquisition of intangible assets		—	(1,460)
Prepayments for equipment	9	—	(14,259)

Net cash used in investing activities		(79,300)	(64,816)

Cash flows from financing activities
Proceeds from short-term borrowings	26	140,797	29,646
Repayments from short-term borrowings	26	(73,638)	—
Payment on lease liabilities	26	(4,958)	(3,521)

Net cash generated from financing activities		62,201	26,125

Effect of foreign exchange rate changes		(24,275)	10,079

Net decrease in cash and cash equivalents		(61,324)	(122,362)
Cash and cash equivalents at beginning of year	5	187,859	310,221

Cash and cash equivalents at end of year	5	$126,535	$187,859

The accompanying notes are an integral part of the consolidated financial statements.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

1.	Organization and Operation

ProLogium Holding Inc. (the “Company”) was incorporated in the Cayman Islands on May 17, 2012. The Company and its subsidiaries (collectively referred to as the “Group”) are principally engaged in the development and commercialization of battery technologies, and has progressed from smaller-format commercialized solid-state batteries to high-capacity lithium ceramic battery designs for electric vehicles and emerging market applications.

The address of its registered office and principal place of business is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The principal operating activities of the Company’s subsidiaries are described in Note 4 (b).

2.	Basis of preparation and going concern

a)	Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis, except for financial instruments that have been measured at fair value.

The consolidated financial statements were approved and authorized for issue by the board of directors on July 1, 2026.

The preparation of financial statements in accordance with IFRS Accounting Standards requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements as well as reported amounts of expenses during the reporting periods. Estimates made by the Group include, but are not limited to, the fair value measurement of convertible and redeemable preference shares and warrant liabilities, impairment assessments of non-financial assets, and going concern assessment. The Group bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates.

The Group has prepared the consolidated financial statements on a going concern basis, which assumes that the Group will be able to realize its assets and discharge its liabilities in the normal course of business. In making this assessment, management has considered the Group’s liquidity position and projected cash flows associated with the redemption features of the Group’s convertible and redeemable preference shares. As of December 31, 2025 and through the date of authorization of these consolidated financial statements, the Group had not obtained sufficient consents from the relevant preference shareholders to extend the redemption date for specific series of convertible and redeemable preference shares. If the relevant preference shareholders exercise their redemption rights, the Group may not have sufficient liquidity to settle the redemption obligations as they become due. Further information on the Group’s liquidity risk management is set out in Note 31a)(c)(iii).

b)	Going concern

For the year ended December 31, 2025, the Group has recurring losses from operations of $640,893 (and $606,706 for 2024) and net operating cash outflow $19,950 (and $93,750 for 2024). As of December 31, 2025, the Group has negative working capital $1,894,063 (and $1,272,937 for 2024) and accumulated deficit of $1,846,912 (and $1,206,019 for 2024). However, the Group has strong

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

commitment to improve its operational performance. The Group intends to adopt the following measures to improve future operating and financial conditions:

In assessing the Group’s ability to continue as a going concern, management has considered its current liquidity position, cash flow forecasts, and the contractual terms of its financial liabilities, including the significant redemption obligations associated with its redeemable preference shares. Management has developed the following plans to mitigate the liquidity risks and improve the Group’s operating and financial position:

(a)	Obtaining extensions of the redemption dates from the remaining preference shareholders;

(b)	Pursuing additional equity financing, debt financing and/or other capital market transactions, including the planned de-SPAC listing; and

(c)	Implementing measures to improve operational efficiency and manage working capital.

The Group’s ability to continue as a going concern is dependent on its ability to (i) obtain the remaining preference shareholders’ extension consents prior to any potential redemption events, and (ii) successfully complete the planned de-SPAC listing or other capital market transactions to strengthen its liquidity position. As of the date of approval of these consolidated financial statements, the Group has not yet obtained extension consents from all remaining preference shareholders, and the planned de-SPAC transaction has not been completed.

In the event that the planned de-SPAC listing or other capital market transaction is delayed, management intends to continue discussions with the preference shareholders to seek further extensions of the redemption dates in order to manage the Group’s liquidity position.

Based on the above considerations, management has concluded that material uncertainties exist that may cast significant doubt on the Group’s ability to continue as a going concern. Nevertheless, after taking into account the above-mentioned plans and management’s intention and ability to execute them, the directors are of the opinion that it is appropriate to prepare the consolidated financial statements on a going concern basis. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

3.

Application of new and revised IFRS® Accounting Standards, International Accounting Standards (“IAS”), International Financial Reporting Interpretations Committee (“IFRIC®”) Interpretations and Standing Interpretations Committee (“SIC®”) Interpretations issued by the International Accounting Standards Board (“IASB”), (collectively, “IFRSs”)

a)	Amendments to IFRSs and the new interpretation that are mandatorily effective for the current year

The following amendments to IFRSs are mandatorily effective for the Group’s annual period beginning on January 1, 2025:

New Standards, Interpretations and Amendments	Effective date issued by IASB
Amendments to IAS 21, “Lack of Exchangeability”	January 1, 2025

Early adoption of Amendments to IAS 21

The Group has early adopted Amendments to IAS 21, Lack of Exchangeability in the financial year ended December 31, 2024. The amendments provide guidance on how to assess whether a currency is exchangeable and how to determine the exchange rate when it is not.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

b)	New standards, interpretations and amendments in issue but not yet effective

New Standards, Interpretations and Amendments	Effective date issued by IASB
Amendments to IFRS 9 and IFRS 7, “Amendments to the Classification and Measurement of Financial Instruments”	January 1, 2026
Amendment to IFRS 9 and IFRS 7, “Contracts Referencing Nature – Dependent Electricity”	January 1, 2026
Annual improvements to IFRS Accounting Standards – Volume 11	January 1, 2026
IFRS 18, “Presentation and Disclosure in Financial Statements”	January 1, 2027
IFRS 19, “Subsidiaries without Public Accountability: Disclosures”	January 1, 2027
Amendments to IAS 21, “Translation to a Hyperinflationary Presentation Currency”	January 1, 2027
Sale or Contribution of Assets between an Investor and its Associate or Joint Venture – Amendments to IFRS 10 and IAS 28	To be determined

Except for the following, the above standards and interpretations are not currently expected to have a significant impact to the Group’s financial condition and financial performance based on the Group’s preliminary assessment.

IFRS 18, “Presentation and Disclosure in Financial Statements”

IFRS 18 will replace IAS 1 Presentation of Financial Statements and applies for annual periods beginning on or after January 1, 2027. The new standard introduces the following key new requirements.

•

Entities are required to classify all income and expenses into five categories in the statements of profit or loss, namely the operating, investing, financing, discontinued operations and income tax categories. Entities are also required to present a newly-defined operating profit subtotal. Entities’ net profit will not change.

•	Management-defined performance measures (MPMs) are disclosed in a single note in the financial statements

•

Enhanced guidance is provided on how to group information in the financial statements. In addition, all entities are required to use the operating profit subtotal as the starting point for the statements of cash flows when presenting operating cash flows under the indirect method.

The Group is still in the process of assessing the impact of the new standard, particularly with respect to the structure of the Group’s statements of profit or loss, the statements of cash flows and the additional disclosures required for MPMs.

4.	Summary of Material Accounting Policies

The material accounting policies applied in the preparation of these accompanying consolidated financial statements are set out below. These policies have been consistently applied during the reported periods, unless otherwise stated.

a)	Statement of compliance

The consolidated financial statements are in compliance with IFRS, International Accounting Standards (IAS), IFRIC Interpretations (IFRIC), and SIC Interpretations (SIC) issued by the International Accounting Standards Board (the “IASB”) (collectively, “IFRSs”).

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

b)	Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if and only if the Group has:

(a)	power over the investee (i.e., existing rights that give it the current ability to direct the relevant activities of the investee)

(b)	exposure, or rights, to variable returns from its involvement with the investee, and

(c)	the ability to use its power over the investee to affect its returns

When the Group has less than a majority of the voting or similar rights of an investee, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

(a)	the contractual arrangement with the other vote holders of the investee

(b)	rights arising from other contractual arrangements

(c)	the Group’s voting rights and potential voting rights

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Group gains control until the date the Group ceases to control the subsidiary.

Subsidiaries are fully consolidated from the acquisition date, being the date on which the Group obtains control, and continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using uniform accounting policies. All intra-group balances, income and expenses, unrealized gains and losses and dividends resulting from intra-group transactions are eliminated in full.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

The consolidated entities are listed as follows:

					Percentage of Ownership (%) December 31,
Investor	Name of the Subsidiary	Date and Registered Place of Incorporation	Main business	Location	2025	2024	Note
ProLogium Holding Inc.	ProLogium Technology Co., Ltd.	Taiwan, September 29, 2006	Development, manufacturing and sale of battery	Taiwan	100%	100%
	ProLogium Energy Technology (Shanghai) Ltd.	China, May 27, 2017	Import/export and sale of battery and material	China	—	100%	Note a
	ProLogium Innovation Pte. Ltd.	Singapore, July 30, 2020	Development of battery, intellectual properties management, and investing activities	Singapore	100%	100%
	ProLogium Innovation (Beijing) Energy Technology Ltd.	China, January 18, 2021	Development, manufacturing and sale of battery	China	100%	100%
ProLogium Innovation Pte. Ltd.	ProLogium USA Inc.	USA, June 29, 2022	Development, manufacturing and sale of battery	USA	100%	100%
	ProLogium Technology Europe SAS	France, July 20, 2023	Development, production and marketing of battery	France	100%	100%
ProLogium Technology Europe SAS	ProLogium Innovation Europe	France, January 30, 2024	Development, production and marketing of battery	France	100%	100%	Note b
	ProLogium Technology Dunkerque	France, November 3, 2025	Development, production and marketing of battery	France	100%	—	Note c

Note a:	ProLogium Energy Technology (Shanghai) Ltd. was dissolved on August 20, 2025, and the registration change process has been completed.

Note b:	ProLogium Innovation Europe was established on January 30, 2024. As of December 31, 2025, ProLogium Innovation Europe has a registered capital of EUR3,030, all of which has been injected.

Note c:	ProLogium Technology Dunkerque was established on November 3, 2025. As of December 31, 2025, ProLogium Technology Dunkerque has a registered capital of EUR4,000, all of which has been injected.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

c)	Foreign currency translation

The Group’s consolidated financial statements are presented in U.S. dollars, which is also the parent company’s functional currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency.

Transactions in foreign currencies are initially recorded by the Group entities at their respective functional currency rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency closing rate of exchange ruling at the reporting date. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. Non-monetary items that are measured at historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transaction.

All exchange differences arising on the settlement of monetary items or on translating monetary items are taken to loss in the period in which they arise except for the following:

(a)

Exchange differences arising from foreign currency borrowings for an acquisition of a qualifying asset to the extent that they are regarded as an adjustment to interest costs are included in the borrowing costs that are eligible for capitalization.

(b)	Foreign currency items within the scope of IFRS 9 Financial Instruments are accounted for based on the accounting policy for financial instruments.

(c)

Exchange differences arising on a monetary item that forms part of a reporting entity’s net investment in a foreign operation is recognized initially in other comprehensive income and reclassified from equity to profit or loss on disposal of the net investment.

When a gain or loss on a non-monetary item is recognized in other comprehensive income, any exchange component of that gain or loss is recognized in other comprehensive income. When a gain or loss on a non-monetary item is recognized in profit or loss, any exchange component of that gain or loss is recognized in profit or loss.

In determining the spot exchange rate to use on initial recognition of the related asset, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration.

d)	Translation of financial statements in foreign currency

The assets and liabilities of foreign operations are translated into U.S. Dollar at the closing rate of exchange prevailing at the reporting date and their income and expenses are translated at an average rate for the period. The exchange differences arising on the translation are recognized in other comprehensive income. On the disposal of a foreign operation, the cumulative amount of the exchange differences relating to that foreign operation, recognized in other comprehensive income and accumulated in the separate component of equity, is reclassified from equity to profit or loss when the gain or loss on disposal is recognized. On the partial disposal of foreign operations that result in a loss of control, loss of significant influence or joint control but retain partial equity is considering as disposal.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

On the partial disposal of a subsidiary that includes a foreign operation that does not result in a loss of control, the proportionate share of the cumulative amount of the exchange differences recognized in other comprehensive income is re-attributed to the non-controlling interests in that foreign operation.

	Year-end Closing rate		Average rate for the year ended December 31,
	2025	2024	2025	2024
NTD/USD	0.0318	0.0305	0.03207	0.0311
EUR/USD	1.1740	1.0413	1.1282	1.0819
CNY/USD	0.1431	0.1366	0.1390	0.1387

e)	Financial instruments

i)	Recognition and initial measurement

Trade receivables are initially recognized when they are originated. All other financial assets and financial liabilities are initially recognized when the Group becomes a party to the contractual provisions of the instrument.

A financial asset (unless it is a trade receivable without a significant financing component) or a financial liability is initially measured at fair value plus or minus transaction costs that are directly attributable to its acquisition or issue. A trade receivable without a significant financing component is initially measured at the transaction price.

ii)	Classification and subsequent measurement

(a)	Financial assets

On initial recognition, a financial asset is classified as measured at amortized cost or at fair value through profit or loss (“FVTPL”).

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•	they are held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	their contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortized cost are subsequently measured at amortized cost using the effective interest method. Interest income, foreign exchange gains and losses, and impairment losses are recognized in profit or loss. Any gain or loss on derecognition is also recognized in profit or loss.

All financial assets not classified as measured at amortized cost are measured at FVTPL. This includes all derivative financial assets. On initial recognition, the Group may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Financial assets at FVTPL are subsequently measured at fair value. Net gains and losses, including any interest or dividend income, are recognized in profit or loss.

Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements (Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

(b)	Financial liabilities

Financial liabilities are classified as measured at amortized cost or at FVTPL.

Financial liabilities at FVTPL are subsequently measured at fair value. Net gains and losses, including any interest expense, are recognized in profit or loss. Directly attributable transaction costs are recognized in profit or loss as incurred.

Other financial liabilities, including loans and borrowings, trade payables and other payables, are initially measured at fair value less directly attributable transaction costs. They are subsequently measured at amortized cost using the effective interest method. Interest expense and foreign exchange gains and losses are recognized in profit or loss.

iii)	Derecognition

(a)	Financial assets

The Group derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party.

(b)	Financial liabilities

The Group derecognizes financial liability when its contractual obligations are discharged, cancelled, or expire.

f)	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

(a)	In the principal market for the asset or liability, or

(b)	In the absence of a principal market, in the most advantageous market for the asset or liability.

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants are in their economic best interest.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

g)	Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, cash at bank and short-term, highly liquid time deposits or investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value (including time deposits with contract periods within three months).

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

h)	Inventories

Inventories are valued at lower of cost and net realizable value item by item.

Costs incurred in bringing each inventory to its present location and condition are accounted for as follows:

Raw materials – Actual purchase cost measured using weighted-average method.

Finished goods and work in progress – Cost of direct materials and manufacturing overheads.

Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

i)	Property, plant and equipment

Property, plant and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. Such cost includes the cost of dismantling and removing the item and restoring the site on which it is located and borrowing costs for construction in progress if the recognition criteria are met. Each part of an item of property, plant and equipment with a cost that is significant in relation to the total cost of the item is depreciated separately. When significant parts of property, plant and equipment are required to be replaced in intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciation, respectively. The carrying amount of those parts that are replaced is derecognized in accordance with the derecognition provisions of IAS 16 Property, Plant and Equipment. When a major inspection is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are recognized in profit or loss as incurred.

Depreciation is calculated on a straight-line basis over the estimated economic lives of the following assets:

Machinery and equipment	2 to 8 years
Transportation equipment	5 years
Office equipment	5 years
Computer communication equipment	5 years
Lease improvement	3 to 20 years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is recognized in profit or loss.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year end and adjusted prospectively, if appropriate, and are treated as changes in accounting estimates.

j)	Intangible assets

Intangible assets acquired separately are initially measured at cost. Following initial recognition, intangible assets are carried at cost less accumulated amortization and accumulated impairment losses, if any.

Computer software is amortized on a straight-line basis over its estimated useful life. The useful lives and amortization methods of intangible assets are reviewed at each reporting date and adjusted prospectively, if appropriate.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

k)	Lease

The Group classifies arrangements meeting the definition of a lease as operating or financing leases, and leases are recorded on the consolidated statements of financial position as both a right-of-use (“ROU”) asset and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Group’s incremental borrowing rate which is the rate incurred to borrow on a collateralized basis over a similar term. ROU assets also include any prepaid lease payments and lease incentives. Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is reduced over the lease term. For operating leases, interest on the lease liability and the non-cash lease expense result in straight-line rent expense over the lease term.

In calculating the right-of-use asset and lease liability, the Group elects to exclude short-term leases having terms of twelve months or less.

l)	Impairment of non-financial assets

The Group assesses at the end of each reporting period whether there is any indication that an asset in the scope of IAS 36 Impairment of Assets may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s (“CGU”) fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Group estimates the asset’s or cash-generating unit’s recoverable amount. A previously recognized impairment loss is reversed only if there has been an increase in the estimated service potential of an asset which in turn increases the recoverable amount. However, the reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years.

A cash generating unit, or groups of cash-generating units, to which goodwill has been allocated is tested for impairment annually at the same time, irrespective of whether there is any indication of impairment. If an impairment loss is to be recognized, it is first allocated to reduce the carrying amount of any goodwill allocated to the cash generating unit (group of units), then to the other assets of the unit (group of units) pro rata on the basis of the carrying amount of each asset in the unit (group of units). Impairment losses relating to goodwill cannot be reversed in future periods for any reason.

An impairment loss of continuing operations or a reversal of such impairment loss is recognized in profit or loss.

m)	Impairment of financial assets

For financial assets at amortized cost, at each reporting date, the Group recognizes the impairment provision for 12 months expected credit losses if there has not been a significant increase in credit risk since initial recognition or recognizes the impairment provision for the lifetime expected credit losses if such credit risk has increased since initial recognition after taking into consideration all reasonable and verifiable information that includes forecasts. On the other hand, for trade receivables or contract assets

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

that do not contain a significant financing component, the Group recognizes the impairment provision for lifetime expected credit losses.

n)	Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

The Group recognizes provisions for warranties, litigation, asset retirement obligations and other obligations when the recognition criteria for provisions are met. Where the Group expects some or all of a provision to be reimbursed, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

o)	Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost using the effective interest method. Any difference between the proceeds (net of transaction costs) and the redemption value is recognized as interest expense in profit or loss over the period of the borrowings.

As the Group only has short-term bank borrowings, and the effect of discounting is not material, the Group measures its borrowings at the original invoice amount.

p)	Convertible and redeemable preference shares

Convertible and redeemable preference shares issued by the Group contain conversion options (whereby the preference shareholders have the right to convert the preference shares into the Group’s ordinary shares upon request, but not on a fixed-for-fixed basis), as well as redemption option and liquidation provisions. Due to these features, the convertible and redeemable preference shares are classified as financial liabilities and are initially recognized as “financial liabilities at fair value through profit or loss”.

The Group does not separately recognize or remeasure the embedded conversion option from the host contract. As the entire instrument is designated at fair value through profit or loss, any embedded derivatives, including the conversion option, are not separated in accordance with IFRS 9. The Group subsequently measures these financial liabilities at fair value, with fair value changes relating to market risk are recognized in profit or loss, the component of fair value changes relating to the Group’s own credit risk is recognized in other comprehensive loss. Amounts recorded in other comprehensive loss related to own credit risk are not subject to recycling in profit or loss, but are transferred to accumulated losses when realized.

q)	Warrant liabilities

The Group applies judgment in determining the appropriate classification of warrants issued in connection with its financing activities. Warrants that do not meet the “fixed-for-fixed” equity classification criteria under IAS 32 are classified as financial liabilities.

Warrant liabilities are initially recognized at fair value and are subsequently measured at fair value through profit or loss (“FVTPL”) in accordance with IFRS 9. The fair value of the warrant liabilities is determined using an appropriate valuation technique (e.g., option pricing model) that incorporates

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

significant unobservable inputs and assumptions, including the Group’s equity value, expected volatility, risk-free interest rate, expected term, and other relevant contractual features. Changes in these assumptions could have a material impact on the fair value measurement and the related gains or losses recognized in profit or loss.

r)	Revenue recognition

(a) Revenue is measured based on the consideration to which the Group expects to be entitled in exchange for transferring goods or services to a customer. The Group recognizes revenue when it satisfies a performance obligation by transferring control of a good or a service to a customer. Different revenue types can be divided into two revenue sources: (1) Sales of batteries; and (2) Technical service. The accounting policies for the Group’s major revenue streams in each business are explained below.

i)	Sales of batteries

The Group generates revenue from sales of solid-state battery products, battery cells, battery inlays, battery modules, and related battery components. Battery sales contracts generally contain a single performance obligation and consideration is primarily fixed based on purchase orders or sales agreements.

Revenue is recognized at a point in time when control of battery products is transferred to customers, which generally occurs upon delivery in accordance with contractual shipping terms. For arrangements containing variable consideration, including expected product returns, revenue is recognized only to the extent that it is probable that a significant reversal will not occur. Refund liabilities are estimated based on historical experience.

In certain direct sales arrangements, battery cells may be transferred through distributors and processors for assembly into completed battery packs for ultimate sale by the Group to end customers. The Group does not recognize revenue from such intermediate transfers when the transfers are solely for assembly purposes and the distributor and processor do not obtain substantive rights to redirect the cells for independent use or resale. Revenue is recognized only when control of the completed battery packs transfers to the end customer, and related costs are accounted for as inventory or cost of goods sold, as applicable.

ii)	Technical service

The Group generates revenue from development activities performed under customer arrangements for battery development and related technical services. Technical service arrangements generally include development and validation services performed in accordance with customer purchase orders and related contractual terms. Management evaluates the promised goods and services in each arrangement and identifies performance obligations based on the contractual scope specified in the applicable purchase orders.

The transaction price is determined based on the contractual consideration specified in the development agreements and related purchase orders. Management evaluated whether any variable consideration exists under the contractual arrangements and noted that no variable consideration arrangements were identified as of December 31, 2025 and 2024.

Revenue is recognized at a point in time when control of the contractual deliverables transfers to customers in accordance with contractual terms. Indicators of transfer of control include completion of the agreed contractual activities, delivery of applicable technical outputs and supporting documentation, customer communications confirming completion where applicable, and establishment of the Group’s present right to payment.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

(b)	Payment terms

For sales of batteries, customers are generally billed based on quantities delivered in accordance with customer purchase orders. Payment is typically due within normal commercial credit terms after invoice issuance.

For technical service arrangements, consideration is billed in accordance with the contractual billing terms specified in the applicable development agreements. Customers are generally required to approve invoices within a specified period and settle payment within the contractual payment term following invoice date.

Amounts billed prior to transfer of control are recognized as contract liabilities until the related performance obligation is satisfied.

(c)	Principal vs. Agent

The Group evaluates whether it controls the promised goods or services before transfer to customers in determining whether revenue should be recognized on a gross or net basis.

For sales of batteries arrangements, the Group obtains control of battery products prior to transfer to customers and is responsible for fulfillment of contractual obligations. Revenue is therefore recognized on a gross basis.

For technical service arrangements, the Group controls development activities and related deliverables before transferring to customers and remains primarily responsible for fulfilling contractual commitments. Revenue is therefore recognized on a gross basis.

(d)	Practical expedient

The Group evaluated and applied practical expedients under IFRS 15 where applicable. Accordingly, the Group did not adjust the transaction price for significant financing components as the period between transfer of control and customer payment is generally one year or less, did not recognize contract acquisition cost assets where no material incremental costs of obtaining contracts were incurred, and did not disclose remaining performance obligations for contracts with an expected duration of one year or less. The application of such practical expedients did not have a material impact on the Group’s revenue recognition and related disclosures during the reporting periods presented.

(e)	Returns, refunds and other similar obligations

For sales of batteries arrangements, the Group recognizes refund liabilities for expected product returns when applicable and estimates such obligations based on historical experience and expected return patterns. Technical service arrangements generally do not contain return rights or refund obligations and consideration is generally fixed under contractual arrangements.

s)	Government grants

Government grants are recognized where there is reasonable assurance that the grant will be received and all attached conditions will be complied with. Where the grant relates to an asset, it is recognized as deferred income and released to income in equal amounts over the expected useful life of the related asset. When the grant relates to an expense item, it is recognized as income over the period necessary to match the grant on a systematic basis to the costs that it is intended to compensate.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

t)	Post-employment benefits

All regular employees of the Group’s R.O.C. subsidiary are entitled to a pension plan that is managed by an independently administered pension fund committee. Fund assets are deposited under the committee’s name in the specific bank account and hence, not associated with the Group. Therefore, fund assets are not included in the Group’s consolidated financial statements. Pension benefits for employees of the overseas subsidiaries are provided in accordance with the respective local regulations.

For the defined contribution plan, the Taiwan subsidiary makes a monthly contribution of no less than 6% of the monthly wages of the employees’ subject to the plan. The Group recognizes expenses for the defined contribution plan in the period in which the contribution becomes due. Overseas subsidiaries make contribution to the plan based on the requirements of local regulations.

u)	Share-based payment transactions

Employee share options granted to employees

The fair value at the grant date of the equity-settled share-based payments and employee share option is expensed on a straight-line basis over the vesting period, based on the Group’s best estimates of the number of shares or options that are expected to ultimately vest, with a corresponding increase in capital surplus—employee share options. The expense is recognized in full at the grant date if the grants are vested immediately. The grant date of issued share options is the date on which the Company and share options holders agree to a share-based payment arrangement.

At the end of each reporting period, the Company revises its estimate of the number of equity instruments and employee share options that are expected to vest. The impact of the revision of the original estimates is recognized in profit or loss such that the cumulative expenses reflect the revised estimate, with a corresponding adjustment to capital surplus—employee share options.

v)	Income tax

Income tax expense (benefit) is the aggregate amount included in the determination of profit or loss for the period in respect of current tax and deferred tax.

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities, using the tax rates and tax laws that have been enacted or substantively enacted by the end of the reporting period. Current income tax relating to items recognized in other comprehensive income or directly in equity is recognized in other comprehensive income or equity and not in profit or loss.

The income tax for undistributed earnings is recognized as income tax expense in the period the income is earned, assuming that no earnings are distributed. Any reduction in the liability will be recognized when the income is distributed upon the shareholders’ approval in the subsequent year. Income tax on undistributed earnings may be offset by the Group’s available tax credits carried forward, where applicable. As such, the incremental tax accrued on undistributed earnings may be offset by a corresponding reduction in deferred income tax assets, where applicable.

Deferred tax

Deferred tax is provided on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

Deferred tax liabilities are recognized for all taxable temporary differences, except:

(a)

where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination; at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and at the time of the transaction, does not give rise to equal taxable and deductible temporary differences.

(b)

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except:

(a)

where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination; at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and at the time of the transaction, does not give rise to equal taxable and deductible temporary differences.

(b)

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint arrangements, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the reporting date. The measurement of deferred tax assets and deferred tax liabilities reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity. Deferred tax assets are reassessed at each reporting date and are recognized accordingly.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current income tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

w)	Segments

Operating segments are components of the Group for which discrete financial information is available and regularly reviewed by the Chief Operating Decision Maker (CODM) for the purposes of allocating resources and assessing performance.

The Group has adopted IFRS 8 Operating Segments. The CODM has been identified as the Group’s chief executive officer. All strategic decisions regarding resource allocation and performance assessment are made on a consolidated basis. The Group’s operations primarily relate to the design, development, and commercialization of solid-state battery technologies and related products. Management has determined that the Group operates in one reportable segment, as the CODM reviews

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

the Group’s financial performance and makes operating decisions on a consolidated basis. Management does not regularly review discrete financial information by legal entity, geographic location, or product category.

x)	Critical accounting judgments, estimates and key sources of assumption uncertainty

The preparation of the Group’s consolidated financial statements require management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimate could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

The Group bases its assumptions and estimates on information available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of the Group. Such changes are reflected in the assumptions when they occur. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(a)	Critical accounting estimates and assumptions

i)	Impairment of non-financial assets

Non-financial assets including property, plant and equipment and right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carry value may not be recoverable. The recoverable amount of a cash-generating unit (CGU) was determined based on value-in-use calculations which require the use of key assumptions. The calculations use cash flow projections based on financial budgets approved by management.

No impairment loss on non-financial assets was recognized for the years ended December 31, 2025 and 2024.

ii)	Estimation of fair value of Convertible and redeemable preference shares and warrant liabilities

The fair value of the Group’s convertible and redeemable preference shares and warrant liabilities issued by the Group that are not traded in an active market are determined using valuation techniques. The Group used its judgement to select the valuation method and make assumptions, which are subject to uncertainty and might materially differ from the actual results. Any changes in these assumptions and estimates could materially affect the respective fair value measurement of these financial instruments.

Information on the valuation techniques and assumptions used in determining the fair value of the convertible and redeemable preference shares and warrant liabilities are disclosed in Note 17 and 18.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

5.	Cash and cash equivalents

	December 31, 2025	December 31, 2024
Cash on hand	$5	$13
Cash at bank	86,349	69,724
Time deposits with original maturities of three months or less	40,181	118,122

	$126,535	$187,859

The ranges of interest rates for time deposits with original maturities of three months or less were approximately 3.70%-4.00% and 4.00%-4.82% per annum as of December 31, 2025 and 2024, respectively.

6.	Trade receivables, net

	December 31, 2025	December 31, 2024
Trade receivables	$926	$1,644
Less: Loss allowance	—	—

	$926	$1,644

a)	The aging analysis of trade receivables based on past due date are as follows:

	December 31, 2025	December 31, 2024
Not past due	$598	$1,101
Past due
Within 1 month	328	416
31 to 60 days	—	127
61 to 90 days	—	—
91 to 120 days	—	—
Over 120 days	—	—

	$926	$1,644

b)	As of December 31, 2025 and 2024, trade receivables were all from contracts with customers.

c)

Without taking into account of any collateral held or other credit enhancements, the amount that best reflects the Group’s maximum exposure to credit risk in respect of the trade receivables is the carrying amount at the end of each reporting period.

d)	No trade receivables of the Group were pledged to others.

e)	Information relating to credit risk is provided in Note 31 a)(c)(ii).

f)

Trade receivables represent the Group’s unconditional right to receive consideration in exchange for goods transferred or services rendered. Short-term trade receivables that do not bear interest are subsequently measured at their original invoice amount, as the effect of discounting is immaterial.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

7.	Current financial assets at amortized cost

	December 31, 2025	December 31, 2024
Time deposits with original maturities of more than three months	$117,192	$42,183

The ranges of interest rates for time deposits with original maturities of more than three months and pledged time deposits were approximately 0.665%-4.00% and 0.545%-4.82% per annum as of December 31, 2025 and 2024, respectively.

As of December 31, 2025 and 2024, time deposits with original maturities of more than three months amounting to $117,192 and $42,183 were pledged to banks as security for the Group’s short-term borrowings. Please refer to Note 13.

The Group classified certain financial assets as financial assets measured at amortized cost. Since credit risk is low, expected credit losses during the duration are not significant. Please refer to Note 31 a)(c)(ii) for credit risk.

8.	Inventories

	December 31, 2025	December 31, 2024
Raw materials	$1,152	$4,403
Work in progress and semi-finished goods	82	10
Finished goods and merchandise	152	499

	$1,386	$4,912

The movement of allowance for inventory write-down:

	December 31, 2025	December 31, 2024
Balance at beginning of year	$18,303	$6,996
(Reversal of write-down)/write-down for the year	(1,603)	11,998
Foreign currency translation effect	793	(691)

Balance at end of year	$17,493	$18,303

Inventories recognized as expenses for the year ended December 31, 2025 amounted to $11,840 ($12,659 for the year ended December 31, 2024).

For the year ended December 31, 2025, reversal of write-down of inventories to net realizable value amounted to $1,603 (write down of inventory amounted to $11,998 for the year ended December 31, 2024). These were recognized as an expense during the year and included in ‘cost of revenue’ in the statements of profit or loss.

Unallocated production overhead included the related expenses incurred since the market demand of solid-state batteries was not developed which led to the idle capacity.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

Inventories were not pledged.

9.	Property, plant and equipment

	Machinery and equipment	Transportation Equipment	Office Equipment	Computer Communication Equipment	Lease Improvement	Equipment Under Installation and Construction in Progress	Total
Cost:
As of January 1, 2025	$46,861	$218	$811	$2,792	$58,056	$21,726	$130,464
Additions and transfers (Note d)	5,476	2	—	1,999	17,964	(9,974)	15,467
Disposals	(5)	—	—	—	(178)	—	(183)
Exchange differences	1,779	10	35	213	2,309	970	5,316

As of December 31, 2025	$54,111	$230	$846	$5,004	$78,151	$12,722	$151,064

As of January 1, 2024	$29,124	$163	$782	$2,338	$58,863	$14,881	$106,151
Additions and transfers (Note d)	20,064	67	82	627	2,988	6,951	30,779
Disposals	(54)	—	(1)	(12)	(161)	—	(228)
Exchange differences	(2,273)	(12)	(52)	(161)	(3,634)	(106)	(6,238)

As of December 31, 2024	$46,861	$218	$811	$2,792	$58,056	$21,726	$130,464

Depreciation and impairment:
As of January 1, 2025	$21,761	$67	$298	$1,526	$7,980	$—	$31,632
Depreciation	7,165	38	131	699	4,946	—	12,979
Disposals	(1)	—	—	(1)	(2)	—	(4)
Exchange differences	90	2	10	54	217	—	373

As of December 31, 2025	$29,015	$107	$439	$2,278	$13,141	$—	$44,980

As of January 1, 2024	$17,335	$40	$201	$1,351	$5,010	$—	$23,937
Depreciation	5,987	30	114	278	3,357	—	9,766
Disposals	(24)	—	(1)	(12)	—	—	(37)
Exchange differences	(1,538)	(3)	(16)	(91)	(387)	—	(2,035)

As of December 31, 2024	$21,760	$67	$298	$1,526	$7,980	$—	$31,631

Net carrying amount as of:
December 31, 2025	$25,096	$123	$407	$2,726	$65,010	$12,722	$106,084

December 31, 2024	$25,101	$151	$513	$1,266	$50,076	$21,726	$98,833

a)	The property, plant and equipment are not pledged as collateral.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

b)

During the years ended December 31, 2025 and 2024, the Group’s loss on disposal of property, plant and equipment amounted to $9 and $192, respectively. The losses have been recognized in statements of profit or loss.

c)

Depreciation of property, plant and equipment for the year ended December 31, 2025 has been charged to cost of revenue amounting to $7,165 and operating expenses amounting to $5,814. Depreciation of property, plant and equipment for the year ended December 31, 2024 has been charged to cost of revenue amounting to $5,987 and operating expenses amounting to $3,779.

d)	Non-cash transactions:

Non-cash investing transactions mainly comprised the purchase of property and equipment included in other payables of $4,292 and $9,955 for the years ended December 31, 2025 and 2024, respectively. In addition, the purchase of property and equipment included in prepayments of $15,468 and $27,824 for the years ended December 31, 2025 and 2024, respectively.

10.	Leasing arrangements – lessee

The Group leases various properties, including real estate such as land, buildings, office equipment and transportation equipment. The lease terms range from 2 to 20 years. The Group leases buildings located in Taoyuan, R.O.C. for the use of plants and offices with lease terms of 20 years. Pursuant to the lease agreement, lease payments will be adjusted every 10 years on the basis of changes in the consumer price index. The Group does not have bargain purchase options to acquire the leasehold land and buildings at the end of the lease terms. In addition, the Group is prohibited from subleasing or transferring all or any portion of the underlying assets without the lessor’s consent.

The Group’s leases effect on the financial position, financial performance and cash flows are as follows:

a)	Amounts recognized in the balance sheet

1)	Right-of-use assets

The carrying amount of right-of-use assets

	December 31, 2025	December 31, 2024
Land	$137	$173
Buildings	54,354	51,180
Transportation equipment	15	68

Total	$54,506	$51,421

During the years ended December 31, 2025 and 2024, the additions to right-of-use assets of the Group amounted to $200 and $693, respectively.

2)	Lease liabilities

	December 31, 2025	December 31, 2024
Current	$4,220	$4,146
Non-current	49,953	47,733

Total	$54,173	$51,879

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

Please refer to Note 22 for the interest on lease liabilities recognized during the years ended December 31, 2025 and 2024, and refer to Note 31 a)(c)(iii) Liquidity Risk for the maturity analysis for lease liabilities.

b)	Amounts recognized in the statements of profit or loss and other comprehensive loss

Depreciation charge for right-of-use assets

	Year ended December 31,
	2025	2024
Land	$45	$42
Buildings	5,616	4,748
Transportation equipment	41	58

Total	$5,702	$4,848

c)	Costs relating to leasing activities

	December 31, 2025	December 31, 2024
The expenses relating to short-term leases	$426	$665

d)	Cash outflow relating to leasing activities

During the years ended December 31, 2025 and 2024, the Group’s total cash outflows for leases amounted to $4,958 and $3,521, respectively.

e)	Losses on lease modification

During the years ended December 31, 2025 and 2024, the Group’s loss on lease modification amounted to $263 and Nil, respectively. The losses arose from changes to the terms of an existing lease contract. The losses have been recognized in statements of profit or loss.

f)	Extension and termination options

Some of the Group’s property rental agreements contain extension option. In determining the lease terms, the Group includes non-cancellable period for which the Group has the right to use an underlying asset, together with both periods covered by an option to extend the lease if the Group is reasonably certain to exercise that option. The option is used to maximize operational flexibility in terms of managing contracts. The majority of extension option held is exercisable only by the Group. After the commencement date, the Group reassesses the lease term upon the occurrence of a significant event or a significant change in circumstances that is within the control of the lessee and affects whether the Group is reasonably certain to exercise an option not previously included in its determination of the lease term.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

11.	Intangible assets

	Year ended December 31,
	2025	2024
Cost	$3,199	$3,031
Accumulated amortization	(2,212)	(1,321)

Carrying amount at December 31,	$987	$1,710

During the year, the Group recognized amortization expense of $839 (2024: $460).

There were no impairment losses recognized during the year presented.

The intangible asset refers to computer software, which is mainly amortized on a straight-line basis over its estimated useful life of 3 years.

12.	Other current and non-current assets

	Note	December 31, 2025	December 31, 2024
Current
Other Receivables		$3,628	$902
Prepaid Expenses	a
Prepaid rent expenses		4	6
Advance payment to supplier		4,105	5,157
Prepaid sale tax		11,094	11,288
Other prepayments		1,626	1,833
Other current assets		330	449

Total current		20,787	19,635

Non-current
Prepayments for equipment	b	$24,717	$31,518
Refundable deposits	c	2,527	2,442
Other non-current assets		1,162	929

Total non-current		28,406	34,889

Total		$49,193	$54,524

a)

Prepaid expenses mainly consist of advance payments made for goods and services that have not yet been received or consumed. As at December 31, 2025, prepaid expenses primarily comprise prepaid sale tax, advance payments to suppliers, and other operating prepayments. Prepaid sale tax mainly represents Input value added tax and overpaid sales tax, which can generally be carried forward without expiration to offset future value added tax liabilities. No impairment has been recognized on these balances as they are considered recoverable.

b)

Prepayments for equipment represent advance payments made for the purchase of machinery and equipment for the Group’s manufacturing facilities. These amounts are reclassified to property, plant and equipment upon delivery and acceptance of the equipment.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

c)	Refundable deposits are security deposits for leasing property and equipment and will be returned at the end of the lease term.

13.	Short-term borrowings

	Interest Rates (%)	December 31, 2025	December 31, 2024
Secured bank loans
Bank A	2.22%	$58,708	$27,299
Bank B	2.08%	38,216	1,739

Total		$96,924	$29,038

The Group’s short-term lines of credit with banks are available for one-year periods, and both expire on August 2, 2026, unless renewed. The Group’s unused short-term lines of credits amounted to $30,356 and $92,970 as of December 31, 2025 and 2024, respectively.

Please refer to Note 7 for financial assets at amortized cost pledged as security for short-term borrowings.

14.	Other payables and other non-current liabilities

	December 31, 2025	December 31, 2024
Other payables
Payables for salaries and bonuses	$3,867	$4,396
Payables for purchases of equipment	2,754	7,046
Accrued operational expenses	1,938	2,307
Payables for administration	1,450	1,926
Others	877	1,004

Total	$10,886	$16,679

Other non-current liabilities
Deferred government grants (Note)	$17,886	$—
Others	6,745	4,495

Total	$24,631	$4,495

Note:

As of December 31, 2025, the Group has received government grants in advance amounting to US$17,886. These grants were provided under the Dunkirk project to support the Company’s research and development activities as well as the construction and ramp-up of its battery manufacturing facilities in Dunkirk, France, which are funded by the French government through Bpifrance (“BPI”).

The total maximum subsidy amount under this scheme is expected to be approximately EUR 1.375 billion, which consists of two main payment streams. Stream 1 is a subsidy advance payment of EUR 274,952 deposited into a BPI escrow account, which was established as part of the security package. Stream 2 consists of milestone payments up to EUR 1,099,809, to be disbursed across nine key milestones between 2024 and 2032. To withdraw funds from the BPI escrow account, the Company must satisfy specific drawdown conditions, including proof of eligible capital and research expenditures, and compliance with financial ratios, such as maintaining a ratio of cumulative subsidies to own funds of no more than 2:1. Subsequent milestone and capacity-based payments will

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

depend on the progression of the project and the delivery of specified cumulative production capacity targets at the Dunkirk site.

The grants are subject to certain conditions and potential clawback provisions. As there is no reasonable assurance that the Group will be able to retain the grants, the amount received has been recorded as a liability in the consolidated statements of financial position.

15.	Retirement benefit plan

Defined contribution plan

ProLogium Technology Co., Ltd., the Group’s subsidiary, adopted a pension plan under the Labor Pension Act (the “LPA”), which is a state-managed defined contribution plan. Under the LPA, ProLogium Technology Co., Ltd. makes monthly contributions to employees’ individual pension accounts at 6% of monthly salaries and wages.

16.	Share-based payment arrangements

a)	Incentive stock option of the Company

The Company has granted 1,525 thousand incentive stock option certificates to certain employees successively from April 2021 to October 2023 in various regions (Cayman, Taiwan, Singapore and the United States), with each certificate being entitled to subscribe one ordinary share. Type A incentive stock option has a vesting schedule in which 50% of the option grants are vested on the first anniversary from the grant date, with another 25% vested on the second anniversary from the grant date, and the remaining 25% vested on the third anniversary from the grant date. Type B incentive stock option has a vesting schedule in which 50% of the option grants are vested on the second anniversary from the grant date, with another 25% vested on the third anniversary from the grant date, and the remaining 25% vested on the fourth anniversary from the grant date.

The fair value of the options granted is measured using the binomial option pricing model on the grant date. Share-based compensation expense is recognized on a straight-line basis over the vesting period in accordance with IFRS 2 Share-based Payment.

Information on incentive stock options was as follows:

	Number of Options (In Thousands of Units)	Weighted- average Exercise/ Strike Price ($)	Weighted- average Fair Value per Option ($)	Fair Value of stock options (In Thousands US$)
Balance as of December 31, 2023	1,280	$7.00	$8.01	$10,264
Options forfeited/lapsed	(1,000)			$(7,161)

Balance as of December 31, 2024	280	$7.00	$11.08	$3,103

Options forfeited/lapsed	(205)			$(2,302)

Balance as of December 31, 2025	75	$7.00	$10.67	$801

For employees who resigned but continued to provide services as consultants, the vested portion of options was accelerated in accordance with the plan terms. No reversal of previously recognized share-based compensation expense was required for the unvested portion that lapsed.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

The total share-based compensation expense recognized in general and administrative expenses for the years ended December 31, 2025 and 2024 were $122 and $1,699, respectively.

Incentive stock option granted were evaluated using the binomial option pricing model, and the significant inputs to the model were as follows:

	October 2023	September 2023	February 2023
Grant-date share price ($)	17.07	17.07	20.32
Fair Value per option ($)	3.86 ~ 4.45	3.86 ~ 4.43	4.47 ~ 4.86
Exercise price ($)	7.00	7.00	7.00
Expected volatility	49.60%-57.40%	49.60%-57.40%	61.70%-62.30%
Expected life (in years)	2-4	2-4	2-4
Expected dividend yield	—	—	—
Risk-free interest rate	4.70%-5.03%	4.43%-4.87%	3.96%-4.44%

	October 2022	March 2022	December 2021
Grant-date share price ($)	25.40	25.40	25.40
Fair Value per option ($)	11.67 ~ 11.84	11.37 ~ 11.44	15.60 ~ 16.17
Exercise price ($)	7.00	7.00	0.33
Expected volatility	56.04%-61.16%	54.29%-64.50%	53.55%-63.80%
Expected life (in years)	2-4	2-4	2-4
Expected dividend yield	—	—	—
Risk-free interest rate	4.16%-4.22%	1.85%-2.07%	0.56%-1.00%

17.	Convertible and redeemable preference shares

The Group issued multiple series of convertible and redeemable preference shares between 2012 and 2022 to fund the research, development and commercialization of its solid-state battery products and related manufacturing facilities.

Series A

In September 2012, the Company issued 19,797 thousand Series A convertible and redeemable preference shares for total proceeds of approximately $13,545 to Series A shareholders.

Series B

From September 2014 to May 2015, the Company issued 12,807 thousand Series B convertible and redeemable preference shares for total proceeds of approximately $26,050 to Series B shareholders.

Series C

In November 2016, the Company issued 8,256 thousand Series C convertible and redeemable preference shares for total proceeds of approximately $57,798 to Series C shareholders.

Series D

In September 2019, the Company issued 2,154 thousand Series D convertible and redeemable preference shares for total proceeds of approximately $35,000 to Series D shareholders.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

Series E

From June to August 2021, the Company issued 11,601 thousand Series E convertible and redeemable preference shares for total proceeds of approximately $225,927 to Series E shareholders.

Series E+

From September 2021 to November 2022, the Company issued 12,990 thousand Series E+ convertible and redeemable preference shares in six tranches for total proceeds of approximately $329,982 to Series E+ shareholders.

The key features of the Series A, Series B, Series C, Series D, Series E and Series E+ preference shares are as follows:

Voting

The holder of each class of preference shares of the Company is entitled to the number of votes into which such preference share could be converted into ordinary shares at all general meetings of the Company. The holders of preference shares shall vote together with the holders of ordinary shares, and not as separate classes or series, in general conditions, except those protective provisions set forth in the Company’s Memorandum and Articles of Association; and as required by applicable laws.

Dividends

If the Board of the Company declares any dividend or other distribution out of its distributable profits, the preference shareholders shall first be entitled to receive distribution of such dividend or other distribution pari passu and pro rata on an as-converted basis, until 8% per annum of the respective issuance price for each outstanding Series A, Series B, Series C, Series D, Series E and Series E+ preference share, as adjusted for share splits, share dividends and recapitalization, has been paid in full. However, in the event that the dividend or other distribution out of the Company’s distributable profits declared is insufficient for the preference shares, Series E+ preference shareholders shall first be entitled to receive distribution of such dividend or other distribution until 8% per annum of the issuance price for each outstanding Series E+ preference share, as adjusted for share splits, share dividends and recapitalization, has been paid in full. After the Series E+ preference shareholders have received all the dividend and other distribution that they are entitled to receive, Series E preference shareholders shall be entitled to receive distribution of such dividend or other distribution until 8% per annum of the issuance price for each outstanding Series E preference share, as adjusted for share splits, share dividends and recapitalization, has been paid in full.

Liquidation

In the event of a liquidating transaction, including (i) a Drag-Along Sale, (ii) a winding up or other dissolution of the Company or any Group Company, (iii) a merger or acquisition of the Company or any Group Company in which the shareholders of the Company do not directly or indirectly own a simple majority of the then outstanding shares of the surviving or acquiring corporation, or (iv) a sale, lease, exclusive licensing, transfer or other disposition of all or substantially all of the assets of the Company or any Group Company, whether voluntary or involuntary, any liquidation proceeds, before distributing to the preference shareholders other than Series E+ shareholders, shall be distributed to Series E+ shareholders, which gives them an amount per share equal to the greater of (i) an amount equal to the Series E+ issue price plus all declared and unpaid dividends thereof, and (ii) an amount that would

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

generate a compounded annualized return of 8% on the Series E+ issue price calculating from the date of the Series E+ closing. If the Company has insufficient assets to distribute in full to all Series E+ shareholders, then the assets of the Company shall be distributed ratably to the Series E+ shareholders in proportion to the amount each Series E+ shareholders would otherwise be entitled to receive.

After the Series E+ shareholders have been fully paid, the preference shareholders other than Series E+ shareholders shall be entitled to receive pari passu on a pro rata basis (based on the value of the aggregate amounts due to each class of such preference shareholder), prior to any distribution to the ordinary shareholders, an amount per preference share equal to 100% of the issuance price of respective round of financing, as adjusted for share dividends, splits, combinations, recapitalizations or similar events, and plus all declared but unpaid dividends or other distributions thereon.

Conversion

Preference shares may, at the option of the preference shareholder thereof, be converted at any time into fully-paid and nonassessable ordinary shares based on the then-effective applicable conversion price. In addition, preference shares shall automatically be converted into ordinary shares upon (i) the closing of a qualified IPO (“QPO”) or (ii) in the case of Series A, Series B, Series C, Series D, Series E and Series E+ preference shares, the election thereof by the holders of at least 50% of the issued and outstanding Series A, Series B, Series C, Series D, Series E and Series E+ preference shares, based on the then-effective applicable conversion price.

The number of ordinary shares to which a preference shareholder shall be entitled upon conversion of one preference share shall be the quotient of the issuance price of respective round of preference shares financing divided by the then-effective applicable conversion price. The conversion price shall initially be equal to the issuance price of respective round of preference shares financing, and shall be adjusted, as provided by the Company’s Memorandum and Articles of Association, from time to time for (i) share splits and combinations; (ii) ordinary share dividends and other distributions; (iii) reorganizations, mergers, consolidations, reclassifications, exchanges and substitutions; and (iv) sale of shares below the conversion price. If the Company shall issue or sell new securities or ordinary share equivalents for a consideration per share less than the then-effective applicable conversion price, the then-effective applicable conversion price shall be reduced concurrently with such issuance to a price equal to the issuance price of new securities or ordinary share equivalents, unless such issuance or sale of new securities or ordinary share equivalents is pursuant to an employee stock option plan, any other form of incentives provided to current or future employees or any other incentive scheme approved by the Board.

Redemption

For Series A, Series B, and Series C preference shares, in the event that (i) the Company fails to consummate a QPO within four years from the date of Series E+ closing in January 2022 (as modified in January 2022); (ii) the founder of the Company no longer devotes his full time and efforts to the business of the Group; or (iii) any final and conclusive decision of any competent court determines that the Group infringes any third parties’ intellectual properties or confidential information, at the option of the holders of at least 75% of the respective outstanding Series A, Series B, and Series C preference shares or their respective assignees, the Company shall redeem all or a portion of the respective Series A, Series B, and Series C preference shares held by such requesting shareholders out of funds legally available for redemption at a price of 75% of the original issuance price plus all declared but unpaid dividends, as adjusted for any share dividends, splits, combinations, recapitalization and similar events.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

For Series D and Series E preference shares, in the event that (i) the Company fails to consummate a QPO within four years from the date of respective Series E+ closing in January 2022 (as modified in January 2022); (ii) the founder of the Company no longer devotes his full time and efforts to the business of the Group; or (iii) any final and conclusive decision of any competent court determines that the Group infringes any third parties’ intellectual properties or confidential information, at the option of the holders of at least 75% of the respective outstanding Series D and Series E preference shares, the Company shall redeem all or a portion of the Series D and Series E preference shares held by such requesting shareholders out of funds legally available for redemption at a price of 100% of the original issuance price plus all declared but unpaid dividends, as adjusted for any share dividends, splits, combinations, recapitalization and similar events.

For Series E+ preference shares, in the event that (i) the Company fails to consummate a QPO within four years from the date of subsequent Series E+ Closing, or Series E+ Closing if subsequent Series E+ Closing does not occur; (ii) the founder of the Company no longer devotes his full time and efforts to the business of the Group; (iii) any final and conclusive decision of any competent court determines that the Group infringes any third parties’ intellectual properties or confidential information; (iv) any Group Company or the founder of the Company has materially breached the Series E+ Purchase Agreement, the Shareholders Agreement, the Memorandum and these Articles or any other ancillary documents; or (v) any other preference shareholder has requested redemption of its preference shares, at the option of each Series E+ shareholder, the Company shall redeem all or a portion of the Series E+ preference shares held by such requesting shareholders out of funds legally available for redemption at a price of 100% of the original issuance price, as adjusted for any share dividends, splits, combinations, recapitalization and similar events, plus the higher of (i) all declared but unpaid dividends, as adjusted for any share dividends, splits, combinations, recapitalization and similar events; or (ii) an amount that would generate a compounded annualized rate of return of 8% on the Series E+ issuance price calculating from the date of Series E+ closing.

In January 2022, the Company modified the terms of redemption right of previously issued Series A, Series B, Series C, Series D and Series E preference shares. Prior to the modification, the investors of preference shares can exercise their redemption right if the Company fails to consummate a QPO or approved listing within 4 or 5 years from the date of closing of the respective round of financing. Subsequent to the modification, the investors of previously issued preference shares can exercise their redemption right if the Company fails to consummate a QPO or approved listing within 4 years from January 2022.

QPO means (A) a firm commitment underwritten public offering of all or some of the Ordinary Shares that is effected pursuant to (a) a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act, as a result of which Ordinary Shares, or stocks representing Ordinary Shares, shall become tradable on one or more internationally recognized stock exchanges (including NASDAQ and the New York Stock Exchange) (other than either a public offering pursuant to an employee benefit plan or an offering pursuant to Rule 145 under the Securities Act), or (b) securities laws and rules of exchanges in a jurisdiction other than the United States, as a result of which Ordinary Shares, or stocks representing Ordinary Shares, shall become tradable on one or more internationally recognized stock exchanges (including NASDAQ, the New York Stock Exchange, the Hong Kong Exchanges and Clearing, Shanghai Stock Exchange, and Shenzhen Stock Exchange), or (B) any equivalent transaction resulting in such offering as set forth in sub-clause (A), including any De-SPAC Transaction, in each case of (A) and (B), which results in an implied valuation of the Company immediately before the completion of such offering of no less than

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

the higher of (i) $3.8 billion and (ii) an amount per Series E+ preference share that reflects a compounded annualized return of 12% on the Series E+ Issue Price, in each case, as adjusted for share splits or combinations, share dividends or distributions, recapitalizations and similar events and taking into account any dividends and other distributions made in respect of each such Series E+ preference share.

The Group designated its convertible and redeemable preference shares as financial liabilities at fair value through profit or loss.

During the year ended December 31, 2025, fair value changes of $526,094 were recognized in profit or loss and fair value changes due to own credit risk of $6,242 were recognized in other comprehensive income, resulting in a closing balance as at December 31, 2025 of $1,910,336. During the year ended December 31, 2024, fair value changes of $460,883 were recognized in profit or loss and fair value changes due to own credit risk of $24,614 were recognized in other comprehensive income, resulting in a closing balance as at December 31, 2024 of $1,390,484. There were no purchases, issues, settlements or transfers into or out of Level 3 during either year. No dividends were declared and paid during 2025 and 2024.

The movement of these preferred shares is set out as below:

Convertible and redeemable preference shares	Series A	Series B	Series C	Series D	Series E	Series E+	Total
Balance:
As of January 1, 2024	$158,276	$107,331	$81,608	$29,342	$173,692	$403,966	$954,215
Fair value changes recognized in profit and loss	9,200	90,609	59,790	16,579	91,214	63,491	460,883
Fair value changes due to own credit risk recognized in other comprehensive loss	(415)	(802)	(1,787)	(1,205)	(7,777)	(12,628)	(24,614)

As of December 31, 2024	$297,061	$197,138	$139,611	$44,716	$257,129	$454,829	$1,390,484

Fair value changes recognized in profit and loss	183,052	117,115	72,172	16,607	85,143	52,005	526,094
Fair value changes due to own credit risk recognized in other comprehensive loss	(102)	(197)	(438)	(298)	(1,926)	(3,281)	(6,242)

As of December 31, 2025	$480,011	$314,056	$211,345	$61,025	$340,346	$503,553	$1,910,336

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

The Group has engaged an independent valuation firm to evaluate the fair value of the convertible and redeemable preference shares. The fair value is measured using the hybrid method, which combines the discounted cash flow method with the probability-weighted expected return method (“PWERM”) and the option pricing method. The key assumptions used in the model as of December 31, 2025 and 2024 were as follows:

	As of December 31
	2025	2024
Discount rate	14.1% - 17.2%	14.5% - 16.3%
Discount for lack of marketability	15.8%	15.8%
Volatility	84.9%	76.3%
Risk-free rate	3.6%	4.3%

18. Warrant liabilities

The key terms of the warrants issued by the Group are as follows:

Series B Warrant

Series B Warrant was issued on September 30, 2014 to New Zone Corporation, a company wholly owned by the Company’s founder and controlling shareholder, Mr. Yang Szu-Nan, in connection with the Series B financing round. The warrant formed part of the overall financing package and was granted to align the founder’s long-term interests with the Company’s development of its solid-state battery technology. It entitled the holder to purchase up to 3,500,000 ordinary shares at an exercise price of $0.001 per share. The warrant is not transferrable unless it obtained approval from the board of the director of the Company.

Series C Warrant

Series C Warrant was issued on November 8, 2016 to New Zone Corporation in connection with Series C financing. It entitles the holder to purchase 2,286,450 ordinary shares at an exercise price of $3.500188 per share. The warrant is exercisable at any time upon payment of the exercise price, with acceleration upon QPO or qualifying large pre-QPO financing. The warrant is not transferrable unless it obtained approval from the board of the director of the Company.

Series E+ Warrant

In January 2022, the Company granted 295,244 warrants to Mercedes-Benz AG in connection with Series E+ financing. Each warrant entitles the holder to subscribe for one Series E+ preference share at an exercise price equal to the higher of (i) 80% of the issuance price of the next financing round and (ii) $25.40. The exercise period is the earlier of a) the second anniversary of the next financing if next financing occurred before QPO or b) the day immediately prior to the closing of QPO. The warrant is transferable, provided that the transferee is already a shareholder of the Company.

The warrants holders have the right to exercise the warrants to purchase the Company’s ordinary shares or convertible and redeemable preference shares at respective exercise price. The warrants are classified as derivative financial liabilities under IFRS9. They are initially recognized at fair value, with subsequent changes in fair value recognized in profit or loss. No warrants were exercised since the issuance of the warrants, except for Series B Warrants of 3,500,000 which was exercised into 3,500,000 ordinary shares on May 12, 2026.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

The movement of derivative financial liabilities – Warrants during the years presented is set out as below:

Derivative financial liabilities – Warrants	Series B	Series C	Series E+	Total
Balance:
As of January 1, 2024	$27,308	$14,858	$3,687	$45,853
Fair value changes through profit and loss . . . . . . . . . .	24,534	14,282	(255)	38,561

As of December 31, 2024 . . . . . . . . . . . . . . . . . . . . . . .	$51,842	$29,140	$3,432	$84,414

Fair value changes through profit and loss . . . . . . . . . .	32,541	20,237	677	53,455

As of December 31, 2025 . . . . . . . . . . . . . . . . . . . . . . .	$84,383	$49,377	$4,109	$137,869

The Group has engaged an independent valuation firm to evaluate the fair value of the warrants utilizing the binomial option pricing model. The key assumptions used in the model as of December 31, 2025 and 2024 were as follows:

	As of December 31
	2025	2024
Expected volatility	84.85%	76.33%
Expected life (in years)	1.5	2.5
Risk-free rate	3.63%	4.33%

The expected life of the warrants was determined based on management’s assessment of the expected timing of a QPO or other liquidity events.

19.	Equity

a)	Ordinary share capital

	As of December 31,
	2025	2024
Shares authorized (in thousands of shares)	409,893	409,893

Shares authorized, par value $0.0001 (in thousands of U.S. dollars)	$41	$41

Shares issued and fully paid (in thousands of shares)
Unrestricted	14,323	14,323
Restricted	4,000	4,000

Total	18,323	18,323

Shares issued and fully paid (in thousands of U.S. dollars)	$2	$2

Ordinary shares authorized for issue included restricted shares. In July 2012, the Company acquired the patent from Ming Yu Innovation, Co., Ltd. a limited liability company wholly owned by the founder and the director of the Company, by issuing a total of 3,500,000 ordinary shares and 4,000,000 restricted ordinary shares and cash payment. Since aforementioned arrangement met the definition of transaction between entities or businesses under common control, the acquired patent was recorded at its net book value.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

The restrictions on the rights of the shareholder who acquired the restricted shares are as follows:

(1)	The shareholder cannot sell, pledge, transfer, donate or, in any other way, dispose of these shares.

(2)	The shareholder holding these shares is not entitled to receive cash and share dividends.

(3)	The shareholder holding these shares has no voting rights except on the special resolution of amendment to the Company’s Memorandum and Articles of Association.

The restrictions described above shall be released and removed upon (i) the Group has reached the break-even point, at which the accumulated retained earnings reflected being positive; (ii) majority of shareholders agree to sell the Group to a potential buyer; or (iii) QPO. As of December 31, 2025, the restrictions have not been released.

b)	Retained earnings and dividend policies

Under the Company’s Articles of Incorporation, the Company may declare dividends by ordinary resolution of the Company’s board of directors. The Company may set aside out of the funds legally available for distribution, for dividends distribution under the preference principle set out in the Memorandum and Articles of Association of the Company or for any other purpose to which those funds may be properly applied, either employed in the business of the Company or invested in such investments as the directors of the Company may from time to time think fit.

20.	Revenue

	Year ended December 31,
	2025	2024
Revenue from contracts with customers	$2,943	$6,186

a)	Disaggregation of revenue from contracts with customers

The Group derives revenue from the transfer of goods and services at a point in time in the following revenue sources:

2025	Sales of batteries	Technical Service	Total
Revenue from external customer contracts:
At a point in time	$2,117	$826	$2,943

2024	Sales of batteries	Technical Service	Total
Revenue from external customer contracts:
At a point in time	$2,680	$3,506	$6,186

Note:	the segment information please refer to Note 32 for details.

b)	Contract liabilities

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

The Group has recognized the following contract liabilities in relation to revenue from contracts with customers:

	December 31, 2025	December 31, 2024	January 1, 2024
Contract liabilities
Advance sales receipts	$—	$407	$1,331

c)	Revenue recognized that was included in the contract liability balance at the beginning of the period:

	Year ended December 31,
	2025	2024
Revenue recognized that was included in the contract liabilities balance at the beginning of the period
Advance sales receipts	$296	$1,221

21.	Interest income

	Year ended December 31,
	2025	2024
Financial assets measured at amortized cost	$8,213	$10,557

22.	Finance costs

	Year ended December 31,
	2025	2024
Interest expenses on lease liabilities	$1,352	$1,147
Interest expenses on borrowings	1,530	140

	$2,882	$1,287

23.	Summary statement of employee benefits, depreciation and amortization expenses by function:

	For the Year Ended December 31,
	2025			2024
	Operating costs	Operating expenses	Total	Operating costs	Operating expenses	Total
Employee benefits expense
Salaries	$11,216	$19,767	$30,983	$16,940	$22,055	$38,995
Labor and health insurance	1,229	2,322	3,551	1,790	2,513	4,303
Pension	450	1,011	1,461	660	1,164	1,824
Other employee benefits	1,183	502	1,685	2,073	561	2,634

Total	$14,078	$23,602	$37,680	$21,463	$26,293	$47,756

Depreciation	$11,483	$7,198	$18,681	$7,774	$6,840	$14,614

Amortization	$332	$507	$839	$27	$433	$460

Raw material used during the year	$4,310	—	$4,310	$13,493	—	$13,493

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

24.	Income tax

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

Taiwan

The income tax is a progressive tax in Taiwan, and the taxable income of which is NTD 120 or less is exempted from payment; The tax rate is 20% for those above NTD 120.

PRC

Under the Enterprise Income Tax (“EIT”) Law in the PRC, the unified EIT rate for domestic enterprises and foreign invested enterprises is 25%. For qualified small and low-profit enterprises, from January 1, 2023 to December 31, 2027, 25% of the first RMB 3.0 million of the assessable profit before tax is subject to the tax rate of 20%. For the years ended December 31, 2025 and 2024, some PRC subsidiaries are qualified small and low-profit enterprises, and thus are eligible for the above preferential tax rates for small and low-profit enterprises.

Singapore

The applicable tax rate is 17% in Singapore, with 75% of the first approximately SGD 10 taxable income and 50% of the next approximately SGD 190 taxable income are exempted from income tax.

United States

The Company’s subsidiary incorporated in the United States is subject to U.S. federal corporate income tax at a statutory rate of 21% on its taxable income, in accordance with the Internal Revenue Code. Additionally, the subsidiary may also be subject to state and local income taxes, which vary by jurisdiction.

On July 4, 2025, the One Big Beautiful Bill Act (“OBBBA”) was enacted, significantly amending U.S. federal tax law, including changes to international tax provisions, expensing of research and experimental expenditures, depreciation, and interest deduction rules. The Company does not expect the OBBBA to have a material impact on its effective tax rate.

France

For fiscal years opened as of January 1, 2022, the standard corporate income tax rate in France is 25% (Article 219, I of the French tax code [FTC]). A reduced CIT rate of 15% applies for small corporations on their first EUR 43 of taxable profits. It applies to corporations deriving a turnover up to EUR 10 million and which are held directly or indirectly up to at least 75% by individuals.

a)	Loss before income tax expense is attributable to the following geographic locations:

	For the Year Ended December 31,
	2025	2024
R.O.C	$(63,544)	$(99,780)
Non-R.O.C	$(577,348)	$(506,925)

Total	$(640,892)	$(606,705)

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

b)	The major components of income tax expense are as follows:

	For the Year Ended December 31,
	2025	2024
Current income tax expense	$1	$1
Deferred income tax expense	—	—

Total income tax expense	$1	$1

c)	A reconciliation of tax expense and the product of accounting profit multiplied by applicable tax rates is as follows:

	For the Year Ended December 31,
	2025	2024
Loss before tax from continuing operations	$(640,892)	$(606,705)

R.O.C. statutory income tax rate	20%	20%
Computed income tax benefit with R.O.C. statutory income tax rate	$(128,178)	$(121,341)
Different tax rates in other jurisdictions	$113,903	$97,582
Unrecognized deferred tax assets on tax losses and temporary differences	$12,876	$22,043
Other	$1,400	$1,717

Total income tax expense	$1	$1

d)	As of December 31, 2025 and 2024, the unrecognized tax losses will be carried forward and expire in years as follows:

	Unutilized accumulated loss as of
Expiration Year	December 31, 2025	December 31, 2024
2025	—	$6,789
2026	$10,834	$10,834
2027	$10,436	$10,436
2028	$10,821	$10,847
2029	$20,139	$20,184
2030	$19,720	$19,720
2031	$23,224	$23,224
2032	$44,343	$44,343
2033	$50,791	$50,791
2034	$75,539	$75,539
2035	$72,997	—
Indefinite	$15,956	$15,336

Total unused tax losses	$354,800	$288,043

e)	Unrecognized deferred tax assets

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

As of December 31, 2025 and 2024, deferred tax assets that were not recognized amounted to $78,919 and $66,043, respectively, due to the unpredictability of future profit streams and a history of losses.

The nature and tax effect of the temporary differences giving rise to the unrecognized deferred tax assets and liabilities at December 31, 2025 and 2024 are summarized as follows:

	Deferred tax assets as of December 31,
	2025	2024
Net operating loss carried forward	$71,748	$58,310
Other deductible temporary differences	$7,171	$7,733

Total	$78,919	$66,043

25.	Losses per share

Basic loss per share for the years ended December 31, 2025 and 2024 are calculated by dividing the loss attributable to owners of the Company by the weighted average number of ordinary shares outstanding during the year, excluding the restricted ordinary shares.

Diluted loss per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. During the years ended December 31, 2025 and 2024, the Company had potential ordinary shares, including convertible redeemable preference shares and warrants. As the Group incurred losses for the years ended December 31, 2025 and 2024, the potential ordinary shares were not included in the calculation of diluted loss per share as their inclusion would be anti-dilutive. Accordingly, the amounts of diluted loss per share for the years ended December 31, 2025 and 2024 were the same as basic loss per share of the respective year.

	Loss attributable to owners of the Company	Weighted average number of ordinary shares outstanding (unrestricted)	Loss per share – basic and diluted (in dollars)
For the Year Ended
December 31, 2025	$(640,893)	14,322,700	$(44.75)
December 31, 2024	$(606,706)	14,322,700	$(42.36)

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

26.	Changes in liabilities from financing activities

Reconciliation of liabilities for the years ended December 31, 2025 and 2024:

	Short-term borrowings	Lease liabilities	Current financial liabilities at fair value through profit or loss	Total liabilities from financing activities
As of January 1, 2024	$—	$60,288	$1,000,068	$1,060,356
Proceeds from short-term borrowings	29,646		—	29,646
Payments of lease liabilities	—	(3,521)	—	(3,521)
Addition of lease liabilities	—	799	—	799
Fair value changes of financial instruments			474,830	474,830
Effects of foreign currency exchange	(608)	(5,687)	—	(6,295)

As of December 31, 2024	$29,038	$51,879	$1,474,898	$1,555,815
Net proceeds from short-term borrowings	67,159	—	—	67,159
Payments of lease liabilities	—	(4,958)	—	(4,958)
Addition of lease liabilities	—	4,755	—	4,755

Fair value changes of financial instruments	—	—	573,307	573,307

Effects of foreign currency exchange	727	2,497	—	3,224

As of December 31, 2025	$96,924	$54,173	$2,048,205	$2,199,302

27.	Related party transactions

Information of the related parties that had transactions with the Group during the financial reporting period is as follows:

a)	Key management personnel compensation

	For the Year Ended December 31,
	2025	2024
Short-term employee benefits	$2,852	$4,703
Share-based payment	122	1,699

Total	$2,974	$6,402

28.	Assets Pledged as Security

The following table lists assets of the Group pledged as security:

	As of December 31,
Assets pledged for security	2025	2024	Secured liabilities
Pledged time deposits (classified as financial assets at amortized cost)	$117,192	$42,183	For short-term borrowings

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

29.	Contingencies and Commitments

(a)	Contingencies

From time to time, the Group is involved in claims and legal proceedings that arise in the ordinary course of business. The Group records a liability when it has a present obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The Group reviews the need for any such liability on a regular basis. Litigation is subject to inherent uncertainties and the Group’s view of these matters may change in the future.

The equipment supplied by Supplier A failed to meet the required acceptance specifications stipulated in the purchase agreement with ProLogium Technology Co., Ltd. As a result, the Group withheld payment of the outstanding amounts, prompting Supplier A to initiate legal proceedings seeking compensation totaling $748 (NTD 23,523,413). Based on legal advice obtained from the Group’s in-house legal counsel, the likelihood of an outflow of economic benefits is assessed as less than probable. Accordingly, no provision has been recognized in the consolidated financial statements. The outcome of the litigation cannot be reasonably estimated as of the date the consolidated financial statements were approved and authorized for issue.

Similarly, the construction work performed by Supplier B did not meet the acceptance specifications set out in the construction contract with ProLogium Technology Co., Ltd. Consequently, the Group withheld the outstanding project payments, leading Supplier B to commence legal proceedings seeking compensation in the amount of $1,391 (NTD 43,719,884) (including accrued interest). Based on legal advice obtained from the Group’s in-house legal counsel, the likelihood of an outflow of economic benefits is assessed as less than probable. Accordingly, no provision has been recognized in the consolidated financial statements. The outcome of the litigation cannot be reasonably estimated as of the date the consolidated financial statements were approved and authorized for issue.

(b)	Commitments

As of December 31, 2025, the Group had the following contractual commitments:

Capital expenditure commitments primarily relate to the purchase of production equipment and the construction and expansion of manufacturing facilities in Dunkirk, France and Taoke, R.O.C.. Total capital expenditure commitments amounted to approximately $15,112, of which $3,409 is due within one year and $11,703 is due after one year. As of December 31, 2024, total capital expenditure commitments amounted to approximately $13,923.

Purchase commitments primarily relate to the purchase of raw materials and equipment for operations and planned capacity expansion. Total purchase commitments amounted to approximately $5,661 as of December 31, 2025, of which $2,690 is due within one year and $2,971 is due after one year. As of December 31, 2024, total purchase commitments amounted to approximately $12,044.

30.	Capital management

The Group manages its capital to ensure that entities in the Group will be able to continue as going concerns while maximizing the return to shareholders through the optimization of the debt and equity balance.

The capital structure of the Group consists of net debt (borrowings and convertible and redeemable preference shares offset by cash and cash equivalents) and equity of the Group (comprising issued capital).

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

The Group is not subject to any externally imposed capital requirements.

Key management personnel of the Group reviews the capital structure periodically. As part of this review, the key management personnel considers the cost of capital and the risks associated with each class of capital. Based on recommendations of the key management personnel, in order to balance the overall capital structure, the Group may adjust the number of new shares issued or repurchased, and/or the amount of new debt issued or existing debt redeemed.

31.	Financial risk management and fair values of financial instruments

a)	Financial instruments

(a)	Financial instruments by category

	December 31, 2025	December 31, 2024
Financial assets
Financial assets measured at amortized cost:
Cash and cash equivalents (excluding cash on hand)	$126,535	$187,859
Financial assets at amortized cost	117,192	42,183
Trade receivables	926	1,644
Other receivable	3,628	902
Refundable deposits (classified as other noncurrent assets)	2,527	2,442

Total financial assets	$250,808	$235,030

Financial liabilities
Financial liabilities at amortized cost:
Short-term borrowings	$96,924	$29,038
Trade payables	490	3,811
Lease liabilities	54,173	51,879
Other payable	10,886	16,679

Subtotal	162,473	101,407
Financial liabilities at fair value through profit or loss:
Convertible and redeemable preference shares	1,910,336	1,390,484
Warrants	137,869	84,414

Subtotal	2,048,205	1,474,898

Total financial liabilities	$2,210,678	$1,576,305

(b)	Financial risk management objectives

The Group’s principal financial risk management objective is to manage the market risk, credit risk and liquidity risk related to its operating activities. The Group identifies, measures and manages the aforementioned risks based on the Group’s policy and risk appetite.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

(c)	Significant financial risks and degrees of financial risks

i)	Market risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of the changes in market prices. Market prices comprise currency risk and interest rate risk.

In practice, it is rarely the case that a single risk variable will change independently from other risk variables, there is usually interdependencies between risk variables. However, the sensitivity analysis disclosed below does not take into account the interdependencies between risk variables.

Foreign exchange risk

1.

Group’s businesses involve some non-functional currency operations (the Groups’ functional currency: USD; the subsidiaries’ functional currency: NTD, EUR, HKD, CNY, SGD and JYP.). The information on assets and liabilities denominated in foreign currencies whose values would be materially affected by the exchange rate fluctuations is as follows:

	December 31, 2025
	Foreign currency	Exchange rate	Carrying amount (USD)
(Foreign currency: functional currency)
Financial assets
Monetary items
CNY:USD	$2,222	0.1431	$332
EUR:USD	73	1.1740	79
HKD:USD	142	7.7500	18
USD:NTD	27,634	31.4268	27,865
CNY:NTD	5,354	4.6400	729
EUR:NTD	391	37.0200	438
JPY:NTD	5,262	0.2010	34
EUR:SGD	935	1.5900	1,082
USD:SGD	2,524	1.3530	2,524
USD:EUR	7	0.8511	7

	December 31, 2024
	Foreign currency	Exchange rate	Carrying amount (USD)
(Foreign currency: functional currency)
Financial assets
Monetary items
CNY:USD	$2,221	0.1366	$332
EUR:USD	73	1.0413	79
HKD:USD	142	7.7500	18
USD:NTD	13,837	32.7847	13,867
CNY:NTD	5,766	4.5900	757

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

	December 31, 2024
	Foreign currency	Exchange rate	Carrying amount (USD)
EUR:NTD	316	34.0400	314
JPY:NTD	44,617	0.2150	271
EUR:SGD	152	1.4100	159
USD:SGD	698	1.3580	698
USD:EUR	17	0.9635	17

2.

The total exchange gain (loss), including realized and unrealized losses arising from significant foreign exchange variations on monetary items held by the Group for the years ended December 31, 2025 and 2024, amounted to $13,478 and $(13,115), respectively.

3.	Analysis of foreign currency market risk arising from significant foreign exchange variations:

	Year ended December 31, 2025
	Sensitivity analysis
	Change in exchange rate	Effect on profit (loss)	Effect on other comprehensive income
Financial assets
Monetary items
CNY:USD	1%	$3	$—
EUR:USD	1%	1	—
HKD:USD	1%	—	—
USD:NTD	1%	279	—
CNY:NTD	1%	7	—
EUR:NTD	1%	4	—
JPY:NTD	1%	—	—
EUR:SGD	1%	11	—
USD:SGD	1%	25	—
USD:EUR	1%	—	—

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

	Year ended December 31, 2024
	Sensitivity analysis
	Change in exchange rate	Effect on profit (loss)	Effect on other comprehensive income
Financial assets
Monetary items
CNY:USD	1%	$3	$—
EUR:USD	1%	1	—
HKD:USD	1%	—	—
USD:NTD	1%	139	—
CNY:NTD	1%	8	—
EUR:NTD	1%	3	—
JPY:NTD	1%	3	—
EUR:SGD	1%	2	—
USD:SGD	1%	7	—
USD:EUR	1%	—	—

Price risk

1.

The Group is exposed to price risk arising from changes in the fair value of its financial instruments measured at fair value through profit or loss. The Group’s financial instruments that are exposed to price risk primarily consist of convertible and redeemable preference shares and warrants, which are classified as financial liabilities at fair value through profit or loss.

The fair values of these financial liabilities are determined using valuation techniques that incorporate significant unobservable inputs, including the Group’s equity value, expected volatility, discount rate, and the probability of future liquidity events. As a result, changes in the Group’s share price, market volatility, or market conditions can significantly affect the fair value of these instruments and result in gains or losses recognized in profit or loss.

The Group manages its price risk by closely monitoring the fair value movements of these financial instruments and regularly assessing the key valuation assumptions. The Group does not use derivative instruments to hedge this price risk.

Interest rate risk

The Group is exposed to interest rate risk arising from borrowing at floating interest rates. As the interest rates of the Group’s short-term bank loans are floating, changes in interest rates would affect the future cash flows but not the fair value. Please refer to Note 13 for the range of interest rates of the Group’s bank loans.

The interest rate sensitivity analysis is performed on items exposed to interest rate risk as of the end of the reporting period, including floating rate liabilities. At the reporting date, an increase/decrease of 10 basis points (0.1%) of interest rate in a reporting period could cause the loss for the years ended December 31, 2025 and 2024 to decrease/increase both by $969 and $290, respectively.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

ii)	Credit risk

Credit risk is the risk that counterparty will not meet its obligations under a contract, leading to a financial loss. The Group is exposed to credit risk from operating activities and from its financing activities, including bank deposits and other financial instruments. At the end of the reporting period, the Group’s maximum exposure to credit risk, which would cause a financial loss to the Group due to the failure of the counterparty to discharge its obligation could be equal to the carrying amount of the respective recognized financial assets as stated in the balance sheets.

The Group did not have significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristics.

iii)	Liquidity risk

The following table details the Group’s remaining contractual maturities for its non-derivative financial liabilities with agreed-upon repayment periods which excludes convertible and redeemable preference shares because redemption is unlikely, attributable to the expected consummation of a QPO. Convertible and redeemable preference shares are excluded from the contractual maturity analysis as redemption is contingent upon the failure to consummate a QPO or approved listing by the extended redemption date of January 2, 2027, which management considers remote based on the Group’s current plans and expected timeline. The table has been drawn up based on the undiscounted cash flows of financial liabilities from the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows. Specifically, bank loans with a repayment on demand clause were included in the earliest time band regardless of the probability of the banks choosing to exercise their rights. The maturity dates for other non-derivative financial liabilities were based on the agreed-upon repayment dates.

	Less than 1 year	1 to 5 years	> 5 years	Total contractual cash flows
December 31, 2025
Short-term borrowings	$99,022	$—	$—	$99,022
Trade payables and other payables	11,376	—	—	11,376
Convertible and redeemable preference shares	1,910,336	—	—	1,910,336
Lease liabilities	5,297	24,595	31,632	61,524
December 31, 2024
Short-term borrowings	$29,680	$—	$—	$29,680
Trade payables and other payables	20,490	—	—	20,490
Convertible and redeemable preference shares	1,390,484	—	—	1,390,484
Lease liabilities	5,053	21,075	33,116	59,244

b)	Fair values measurement hierarchy

(a)	Fair value measurement hierarchy

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorized within the fair value hierarchy, based on the lowest level input that is significant to the fair value measurement as a whole. Level 1, 2 and 3 inputs are described as follows:

Level 1:	Quoted (unadjusted) market prices in active markets for identical assets or liabilities that the entity can access at the measurement date.

Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3:	Unobservable inputs for the assets or liabilities.

For assets and liabilities that are recognized in the consolidated financial statements on a recurring basis, the Group determines whether transfers have occurred between Levels in the hierarchy by re-assessing categorization at the end of each reporting period.

(b)	Fair value measurement hierarchy of the Group’s assets and liabilities

The Group does not have assets that are measured at fair value on a non-recurring basis. Fair value measurement hierarchy of the Group’s assets and liabilities measured at fair value on a recurring basis is as follows:

As of December 31, 2025:

	Level 1	Level 2	Level 3	Total
Financial liabilities:
Financial liabilities at fair value through profit or loss
- Warrants	$—	$—	$137,869	$137,869
- Convertible and redeemable preference shares	—	—	1,910,336	1,910,336

Total	$—	$—	$2,048,205	$2,048,205

As of December 31, 2024:

	Level 1	Level 2	Level 3	Total
Financial liabilities:
Financial liabilities at fair value through profit or loss
- Warrants	$—	$—	$84,414	$84,414
- Convertible and redeemable preference shares	—	—	1,390,484	1,390,484

Total	$—	$—	$1,474,898	$1,474,898

Transfers between Level l and Level 2 during the period

During the years ended December 31, 2025 and 2024, there were no transfers between Level 1 and Level 2 fair value measurements.

Movements of fair value measurement in level 3 on recurring basis

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

Reconciliation for fair value measurements in Level 3 of the fair value hierarchy for movements during the period is as follows:

	Convertible and redeemable preference shares	Warrant liabilities
As of January 1, 2025	$1,390,484	$84,414
Fair value changes through profit and loss	526,094	53,455
Fair value changes due to own credit risk recognized in other comprehensive loss	(6,242)	—

As of December 31, 2025	$1,910,336	$137,869

	Convertible and redeemable preference shares	Warrant liabilities
As of January 1, 2024	$1,000,068	$45,853
Fair value changes through profit and loss	499,444	38,561
Fair value changes due to own credit risk recognized in other comprehensive loss	(24,614)	—

As of December 31, 2024	$1,474,898	$84,414

Information on significant unobservable inputs to valuation

Significant unobservable inputs to valuation of recurring fair value measurements categorized within Level 3 of the fair value hierarchy is as follows:

The fair value of the convertible and redeemable preference shares was determined using the hybrid method. The hybrid method combines the discounted cash flow method with the probability-weighted expected return method (“PWERM”) and the option pricing method (“OPM”). PWERM estimates the probability-weighted equity value across multiple potential exit scenarios, while OPM is used to estimate the allocation of equity value among different classes of shares under certain scenarios. The significant unobservable inputs used in the valuation include the estimated probabilities assigned to each exit scenario, including a QPO or other liquidity events, as well as expected volatility. The increase/decrease in estimated probabilities in completion of QPO would result in an increase/decrease in the fair value of convertible and redeemable preference shares. The increase/decrease in expected volatility would result in an increase/decrease in the fair value of convertible and redeemable preference shares.

The fair values of warrants are determined using binomial option pricing model where the significant unobservable input is expected volatility. An increase/decrease in the expected volatility used in isolation would result in an increase/decrease in the fair value of warrants.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

(c)	The following is the qualitative information and sensitivity analysis of changes in significant unobservable inputs under valuation model used in Level 3 fair value measurement:

	Fair value as of December 31, 2025	Fair value as of December 31, 2024	Valuation technique	Significant unobservable input	Range	Relationship of inputs to fair value
Financial liabilities at fair value through profit or loss

Warrant liabilities	137,869	84,414	Binomial Option Pricing Model	Volatility	76.33% - 84.85%	The higher the volatility, the higher the fair value

				Discount for lack of marketability	15.80%	The higher the discount rate for lack of marketability, the lower the fair value

Convertible and redeemable preference shares	1,910,336	1,390,484	Option Pricing Model	Volatility	76.33% - 84.85%	The higher the volatility, the lower the fair value

				Discount for lack of marketability	15.80%	The higher the discount rate for lack of marketability, the lower the fair value

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

(d)

The Group has carefully assessed the valuation models and assumptions used to measure fair value. However, use of different valuation models or assumptions may result in different measurement. The following is the effect of profit or loss from financial liabilities categorized within Level 3 if the inputs used to valuation models have changed:

				December 31, 2025		December 31, 2024
				Recognized in profit or loss		Recognized in profit or loss
	Input	Change		Favorable change	Unfavorable change	Favorable change	Unfavorable change
Financial liabilities:
Warrant liabilities	Volatility	±	5%	$518	$520	$824	$821
	Discount for lack of marketability	±	0.5%	241	242	312	312
Convertible and redeemable preference shares	Volatility	±	5%	1,443	1,414	2,573	2,540
	Discount for lack of marketability	±	0.5%	2,963	2,962	3,903	3,902

				$5,165	$5,137	$7,612	$7,574

32.	Segment information

a)	General information

The Group operates in one reportable segment, which is the design, development, and commercialization of solid-state battery technologies and related products. The CODM is the chief executive officer. All information reported to the CODM is prepared on a consolidated basis.

b)	Segment profit or loss and assets

As the Group has only one reportable segment, the financial information reviewed by the CODM is consistent with the consolidated financial statements. Accordingly, separate segment profit or loss and segment assets information is not presented.

c)	Reconciliation

Revenue from external customers and segment results reported to the CODM are measured using the same accounting policies as those applied in the preparation of the consolidated financial statements. Therefore, no reconciliation is required.

d)	Entity-wide disclosures

(i)	Products and services

Revenue from external customers by major products and services is disclosed in Note 19.

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

(ii)	Geographical information

The Group’s operations are primarily located in R.O.C.. Geographical information by location is as follows:

	Year ended December 31, 2025		Year ended December 31, 2024
	Revenue	Non-current assets	Revenue	Non-current assets
Asia
-Hong Kong	$2,076	$—	$2,692	$—
-Taiwan	2	182,412	—	185,748
Americas	787	—	3,481	—
Other regions	78	7,571	13	1,105

	$2,943	$189,983	$6,186	$186,853

(iii)	Major customer information

For the years ended December 31, 2025 and 2024, two customers accounted for 71% and 27%, and 44% and 51%, respectively, of the Group’s total revenue.

(iv)	Major vendor information

For the years ended December 31, 2025 and 2024, four vendors accounted for 32%, 13%, 11% and 11%, and three vendors accounted for 23%, 13% and 12%, respectively, of the Group’s total purchases.

33.	Significant events after the reporting period

The Group evaluates all events and transactions that occurred after December 31, 2025 and up through July 1, 2026, which is the date the audited consolidated financial statements are available to be issued, and concluded that other than the events disclosed below and elsewhere in these consolidated financial statements, there is no other subsequent event occurred that would require recognition or disclosure in the Group’s consolidated financial statements.

a)	Entry into Letter of Intent for Dunkirk Factory Project

On May 25, 2026, the Board of Directors of the Company approved and authorized ProLogium Technology Dunkerque to enter into a Letter of Intent with SOGEA CARONI SAS, EXYTE FRANCE SAS, and JEAN MICHEL LUCAS for the design and initial site works in connection with the Dunkirk factory EPC project. The service price under the Letter of Intent amounted to EUR 5,990,337, excluding value added tax. The Board also approved the issuance by ProLogium Technology Europe of a parent company guarantee in favor of the contractors, with the liability amount strictly limited to the value of the initial site works to be performed under the Letter of Intent, not exceeding EUR 991,337. On June 30, 2026, the Letter of Intent was formally executed and signed by all participating parties under the same terms.

b)	Entry into Business Combination Agreement

On May 25, 2026, the Board of Directors approved the proposed business combination with Translational Development Acquisition Corp. (“TDAC”). On May 27, 2026, the Company entered into an Agreement and Plan of Merger (the “Business Combination Agreement”) with TDAC. In

PROLOGIUM HOLDING INC. AND SUBSIDIARIES

Notes to the Consolidated Financial Statements—(Continued)

For the years ended December 31, 2025 and 2024

(Amounts are expressed in thousands unless otherwise stated)

connection with the proposed business combination, the Company formed PLG Merger Sub 1 and PLG Merger Sub 2, each a Cayman Islands exempted company with limited liability, subsequent to December 31, 2025.

The proposed business combination values the Company at approximately $3.8 billion on a pre-money, net cash-free basis. Subject to the terms and conditions of the Business Combination Agreement, the consideration will be satisfied through the issuance of ordinary shares of the combined company upon completion of the proposed business combination.

Pursuant to the Business Combination Agreement, the proposed business combination will be effected through the First Merger and the Second Merger. At the First Merger Effective Time, PLG Merger Sub 1 will merge with and into TDAC, with TDAC surviving the First Merger as the First Merger Surviving Company. Immediately after the First Merger Effective Time, the First Merger Surviving Company will merge with and into PLG Merger Sub 2, with PLG Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of the Company.

The consummation of the proposed business combination is subject to the satisfaction or waiver of various closing conditions, including, among others, approval by the shareholders of the Company and TDAC, the effectiveness of the registration statement, approval for the listing of the Company’s ordinary shares on the Nasdaq Stock Market, satisfaction of the Minimum Available Cash Condition of $250 million, and other customary closing conditions. The Business Combination Agreement may also be terminated under certain specified circumstances, including if the closing has not occurred on or before March 31, 2027 (or such later date as may be agreed by the parties in accordance with the Business Combination Agreement).

As of the date these consolidated financial statements were authorized for issuance, the proposed business combination has not been consummated and remains subject to the satisfaction or waiver of the applicable closing conditions.

c)	Exercise of Series B Warrant

On April 9, 2026, the holder of the Company’s Series B Warrant delivered a notice to exercise its right to purchase 3,500,000 ordinary shares of the Company at an exercise price of $0.001 per share, for an aggregate exercise price of $3,500. On April 14, 2026, the Board of Directors approved the transactions contemplated by the notice of exercise and the issuance of the related ordinary shares. Following receipt of the aggregate exercise price, the Company issued 3,500,000 ordinary shares.

Execution Version

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

Translational Development Acquisition Corp.,

Prologium Holding Inc.,

PLG Merger Sub 1,

and

PLG Merger Sub 2

dated as of May 27, 2026

A-i

A-ii

A-iii

ANNEX A Listing A&R AoA
ANNEX B Voting Agreement
ANNEX C Sponsor Letter Agreement
ANNEX D Registration Rights Agreement
ANNEX E Lock-Up Agreement
ANNEX F First Plan of Merger
ANNEX G Second Plan of Merger

A-iv

Annex A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as it may be amended, restated or otherwise modified from time to time, this “Agreement”), dated as of May 27, 2026, is entered into by and among Translational Development Acquisition Corp., a Cayman Islands exempted company with limited liability (“TDAC”), Prologium Holding Inc., a Cayman Islands exempted company with limited liability (the “Company”), PLG Merger Sub 1, a Cayman Islands exempted company with limited liability and a wholly-owned direct Subsidiary of the Company (“Merger Sub 1”), and PLG Merger Sub 2, a Cayman Islands exempted company with limited liability and a wholly-owned direct Subsidiary of the Company (“Merger Sub 2” and, together with Merger Sub 1, the “Acquisition Entities”). TDAC, the Company, Merger Sub 1 and Merger Sub 2 are referred to herein as the “Parties.”

RECITALS

WHEREAS, TDAC is a blank check company incorporated as a Cayman Islands exempted company with limited liability and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of Merger Sub 1 and Merger Sub 2 is a newly formed entity wholly-owned by the Company and formed for the purpose of consummating the transactions contemplated by this Agreement and the Ancillary Agreements (the “Transactions”);

WHEREAS, on the Closing Date, the Company shall adopt the amended and restated memorandum and articles of association of the Company in substantially the form attached hereto as Annex A (with such changes as may be agreed in writing by TDAC and the Company, the “Listing A&R AoA”), which shall become effective upon the Closing and implement the Recapitalization;

WHEREAS, immediately following the Recapitalization, upon the terms and subject to the conditions of this Agreement, (i) at the First Merger Effective Time, Merger Sub 1 shall be merged with and into TDAC, whereupon the separate corporate existence of Merger Sub 1 shall cease and TDAC shall be the surviving company and continue its existence under the Companies Act (As Revised) of the Cayman Islands (the “Cayman Islands Companies Act”) as a wholly-owned Subsidiary of the Company; and (ii) immediately after the consummation of the First Merger, at the Second Merger Effective Time, TDAC (as the surviving company of the First Merger) shall be merged with and into Merger Sub 2, whereupon the separate corporate existence of TDAC shall cease and Merger Sub 2 shall be the surviving company and continue its existence under the Cayman Islands Companies Act as a wholly-owned Subsidiary of the Company;

WHEREAS, the respective boards of directors of TDAC, the Company and each of the Acquisition Entities have approved and declared advisable the transactions contemplated by this Agreement, the First Plan of Merger and the Second Plan of Merger (including, as applicable, the Mergers and the issuance of Company Class A Ordinary Shares in connection with the First Merger), upon the terms and subject to the conditions of this Agreement, the First Plan of Merger and the Second Plan of Merger and in accordance with the Cayman Islands Companies Act, as applicable;

WHEREAS, prior to the Mergers, TDAC will provide an opportunity to its shareholders to have their issued and outstanding TDAC Class A Ordinary Shares redeemed on the terms and subject to the conditions set forth in the Amended and Restated Memorandum and Articles of Association of TDAC, adopted by special resolution dated December 20, 2024 and effective on and from December 20, 2024 (as may be amended, restated or otherwise modified from time to time, the “TDAC Governing Document”), in connection with the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as an inducement to TDAC’s willingness to enter into this Agreement, certain Company Shareholders have entered into a Voting Agreement with TDAC substantially in the form attached as Annex B hereto (the “Voting Agreement”);

WHEREAS, following the effectiveness of the Registration Statement, the Company will obtain the approval of this Agreement and the Ancillary Agreements by Company Shareholders pursuant to the requisite approvals under the Company Existing AoA (the “Company Shareholder Approval”), and deliver a copy of the Company Shareholder Approval to TDAC;

WHEREAS, concurrently with the execution and delivery of this Agreement, TDAC, the Company and Sponsor have entered into a Sponsor Letter Agreement substantially in the form attached as Annex C hereto (the “Sponsor Letter Agreement”);

WHEREAS, concurrently with the consummation of the transactions contemplated by this Agreement, the Company, the Sponsor, certain Company Shareholders, and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement substantially in the form attached as Annex D hereto (the “Registration Rights Agreement”);

WHEREAS, prior to or concurrently with the consummation of the transactions contemplated by this Agreement, the Company and certain Company Shareholders will enter into a Lock-Up Agreement substantially in the form attached as Annex E hereto (the “Lock-Up Agreement”);

WHEREAS, upon the terms and subject to the conditions set forth herein, prior to the First Merger Effective Time, TDAC and the Company shall consummate the PIPE Investment pursuant to and in accordance with the terms of the applicable Subscription Agreements; and WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, TDAC, the Company and each of the Acquisition Entities agree as follows:

ARTICLE 1

Certain Definitions

Section 1.01. Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Entities” has the meaning given to such term in the preamble hereto.

“Acquisition Transaction” has the meaning given to such term in Section 9.09.

“Action” means any action, suit, investigation, litigation, claim (including any crossclaim or counterclaim), assessment, arbitration, charge or proceeding (including any civil, criminal, administrative, arbitral, investigative or appellate proceeding), in each case, that is by or before any Governmental Authority.

“Adjusted Option” has the meaning given to such term in Section 4.01(a).

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Affiliate Transactions” has the meaning given to such term in Section 5.21.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by Applicable Law in respect of Tax.

“Aggregate Company Shares” means the aggregate number of Pre-Recapitalization Company Shares that are issued and outstanding immediately prior to the Recapitalization.

“Agreement” has the meaning given to such term in the preamble hereto.

“Ancillary Agreements” means the Voting Agreement, the Sponsor Letter Agreement, the Registration Rights Agreement, the Lock-Up Agreement and the other agreements, instruments and documents expressly contemplated hereby.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act or any rules or regulations thereunder, the UK Bribery Act, any legislation implementing the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Pubic Officials in International Business Transactions, and all other Applicable Laws regarding anti-corruption and bribery or illegal payments or gratuities.

“Anti-Money Laundering Laws” has the meaning given to such term in Section 5.24(f).

“Antitrust Laws” means any federal, state, provincial, territorial and foreign statutes, rules, regulations, Governmental Orders, administrative and judicial doctrines and other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Audited IFRS Financial Statements” has the meaning given to such term in Section 5.07(a).

“Authorization Notice” has the meaning given to such term in Section 4.03(d).

“Available Cash” means, as of immediately prior to the Closing, an amount equal to the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the completion of all TDAC Share Redemptions).

“Bpifrance” means Bpifrance, a French public limited liability company (société anonyme) registered with the Créteil Trade and Companies Register under number 320 252 489.

“Business Combination” has the meaning given to such term in the TDAC Governing Document.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the Cayman Islands, Hong Kong, Taiwan, the People’s Republic of China or New York, New York are authorized or required by Applicable Law to close.

“Cayman Islands Companies Act” has the meaning given to such term in the recitals hereto.

“Cayman Islands Registrar of Companies” means the Registrar of Companies of the Cayman Islands under the Cayman Islands Companies Act.

“Change in No Shop” has the meaning given to such term in Section 9.09.

“Change in No Shop Notice” has the meaning given to such term in Section 9.09.

“Change of Control” means any of the following events: any transaction or series of transactions the result of which is: (i) the acquisition by any Person or “group” (as defined in the Exchange Act and rules and regulations thereunder) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of then outstanding securities of the Company; (ii) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act and rules and regulations thereunder) acquiring at least 50% of the combined voting power of then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (iii) a sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

“Closing” has the meaning given to such term in Section 3.09.

“Closing Date” has the meaning given to such term in Section 3.09.

“Closing Press Release” has the meaning given to such term in Section 9.08.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collaboration Contracts” means any Contract entered into by the Company and/or its Subsidiaries to implement collaboration in relation to the development or application of solid-state battery technology.

“Company” has the meaning given to such term in the preamble hereto.

“Company Benefit Plan” has the meaning given to such term in Section 5.15(a).

“Company Board” means the board of directors of the Company.

“Company Class A Ordinary Shares” means the Class A ordinary shares of the Company, par value $0.0001 per share, as further described in the Listing A&R AoA.

“Company Class B Ordinary Shares” means the Class B ordinary shares of the Company, par value $0.0001 per share, as further described in the Listing A&R AoA.

“Company Class C Ordinary Shares” means the Class C ordinary shares of the Company, par value $0.0001 per share, as further described in the Listing A&R AoA.

“Company Common Shares” means the ordinary shares of the Company, par value $0.0001 per share.

“Company Cure Period” has the meaning given to such term in Section 11.01(d).

“Company Disclosure Schedule” means the confidential disclosure schedule delivered by the Company to TDAC concurrently with the execution and delivery of this Agreement.

“Company Equity Incentive Plan” means the amended employee stock plan of the Company, adopted by the resolutions of the Company’s Board of Directors on May 24, 2019, and any new employee incentive plan approved by the Company’s Board of Directors from time to time in accordance with the Company’s Existing AoA, Listing A&R AoA and other organizational documents.

“Company Exchange Shares” has the meaning given to such term in Section 3.06(a)(i).

“Company Exchange Warrants” has the meaning given to such term in Section 3.06(a)(iii).

“Company Existing AoA” has the meaning given to such term in Section 5.01.

“Company Founder Warrants” means each outstanding and unexercised warrant issued to the Founder Party prior to the First Merger Effective Time pursuant to that certain Series B Preferred Shares Purchase Agreement dated September 25, 2014 and that certain Series C Preferred Shares Purchase Agreement dated November 8, 2016.

“Company IT Systems” means any and all computers, hardware, software, servers, workstations, routers, hubs, switches, circuits, racks, PCs, laptops, terminals, networking or data communications lines and all other information technology equipment, including all documentation related to the foregoing, owned, licensed, leased, or otherwise used by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change that, individually or in the aggregate, has had, or would reasonably be expected to have, (a) a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (b) prevent the ability of the Company to consummate the Mergers; provided, however, that no effect, development, event, occurrence, fact, condition, circumstances or change, to the extent resulting from any of the following, individually or in the aggregate, shall be deemed to constitute a “Company Material Adverse Effect,” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in Applicable Laws or IFRS, or regulatory guidance, policies or interpretations thereof; (ii) any change in interest rates or economic, financial or market conditions generally; (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers and other transactions contemplated by this Agreement or the performance of this Agreement (or the obligations hereunder), including the impact thereof on relationships with partners, customers, suppliers or employees; provided that this clause (iii) shall not prevent a determination that a breach of any representation and warranty set forth herein which addresses the consequences of the execution and performance of this Agreement or the consummation of the Mergers and other transactions contemplated by this Agreement has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect; (iv) any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates; (v) any acts of war, sabotage, civil conflict, unrest or terrorism, changes in global, national, regional, state or local political, economic or social conditions, earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, any epidemic or pandemic and any other force majeure event (natural or man-made), or any worsening of any of the foregoing; (vi) the compliance with the express terms of this Agreement, including any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement or otherwise taken at the prior written request of TDAC or omitted to be taken to the extent attributable to TDAC unreasonably withholding, delaying or conditioning its consent pursuant to Section 7.01; or (vii) in and of itself, the failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets or estimates of revenues, earnings or other financial metrics for any period; provided that this clause (vii) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or budgets has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect, except in the case of clauses (i), (ii) and (iv), to the extent that any such effect, development, event, occurrence, fact, condition, circumstance or change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate.

“Company Options” means each outstanding and unexercised option to purchase Company Common Shares issued pursuant to the Company Equity Incentive Plan, whether or not then vested or fully exercisable, granted prior to the First Merger Effective Time to any current or former Service Provider of the Company or any of its Subsidiaries.

“Company Ordinary Shares” means Company Class A Ordinary Shares, Company Class B Ordinary Shares and Company Class C Ordinary Shares.

“Company Permits” has the meaning given to such term in Section 5.11(b).

“Company Preferred Shares” means (i) the series A preferred shares of the Company, par value $0.0001 per share, (ii) the series B preferred shares of the Company, par value $0.0001 per share, (iii) the series C preferred shares of the Company, par value $0.0001 per share, (iv) the series D preferred shares of the Company, par value $0.0001 per share, (v) the series E preferred shares of the Company, par value $0.0001 per share, and (vi) the series E+ preferred shares of the Company, par value $0.0001 per share,.

“Company Request” has the meaning given to such term in Section 7.01.

“Company Shareholder Approval” has the meaning given to such term in the recitals hereto.

“Company Shareholders” means the holders of issued and outstanding Pre-Recapitalization Company Shares as of immediately prior to the Recapitalization.

“Company Transaction Expenses” means, without duplication, all fees, costs and expenses paid or payable by the Company or any of its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement, the Ancillary Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers payable by the Company or any of its Subsidiaries that are incurred pursuant to the consummation of the Transactions, (ii) the filing fees incurred in connection with making any filings with Governmental Authorities under Section 9.01, (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or other Offer Documents under Section 9.04, (iv) all fees of the Nasdaq in connection with the application to list and the listing of the Company Class A Ordinary Shares and Company Warrants, and (v) any other fees, costs and expenses that are expressly allocated to the Company pursuant to this Agreement or any other Ancillary Agreements. For the avoidance of doubt, Company Transaction Expenses shall not include any TDAC Transaction Expenses or any TDAC Extension Expenses.

“Company Waiving Parties” has the meaning given to such term in Section 12.18.

“Company Warrants” means each warrant to purchase one (1) Company Class A Ordinary Share.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated December 12, 2025 by and between TDAC and the Company.

“Consolidation Factor” means the quotient obtained from dividing (i) the Per Share Equity Value by (ii) the Reference Price.

“Contracts” means any contract, agreement, subcontract, lease, sublease, license, sublicense, conditional sales contract, purchase or service order, indenture, note, bond, loan, understanding, undertaking, commitment or other arrangement or instrument, including any exhibits, annexes, appendices and attachments thereto and any amendments, statements of work, modifications, supplements, extensions or renewals thereto, whether written or oral.

“Damages” means all fines, losses, damages, liabilities, penalties, judgments settlements, assessments and other reasonable costs and expenses (including reasonable legal, attorneys’ and other experts’ fees).

“Draft Unaudited IFRS Financial Statements” has the meaning given to such term in Section 5.07(a).

“Dunkirk Plant” means the gigafactory to be constructed by the Company’s Subsidiary in Dunkirk, France.

“Equity Security” means (i) any share capital, partnership interest, membership interest or unit, capital stock, equity interest, voting security or other ownership interest, (ii) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity (including any “profits interests”), (iii) any subscription, call, warrant, option, restricted share, restricted stock unit, stock appreciation right, performance unit, incentive unit or other commitment of any kind or character relating to, or entitling any Person to purchase or otherwise acquire, any of the foregoing and (iv) any security convertible into or exercisable or exchangeable for any of the foregoing.

“Equity Value” means $3,800,000,000.

“ERISA” has the meaning given to such term in Section 5.15(a).

“Exchange Act” has the meaning given to such term in Section 6.08(a).

“Exchange Agent” has the meaning given to such term in Section 4.04(a).

“First Merger” has the meaning given to such term in Section 3.01(a).

“First Merger Closing” has the meaning given to such term in Section 3.03.

“First Merger Effective Time” has the meaning given to such term in Section 3.03.

“First Merger Surviving Company” has the meaning given to such term in Section 3.01(b).

“First Plan of Merger” has the meaning given to such term in Section 3.03.

“Founder” means Yang, Szu-Nan.

“Founder Affiliate” means an Affiliate of the Founder.

“Founder Designees” has the meaning given to such term in Section 9.06.

“Founder IP Compensation Shares” has the meaning given to such term in Section 4.07(a).

“Founder Parties” means the Founder and New Zone Corporation.

“French Subsidy Contract” means that certain subsidy contract dated June 21, 2024 by and between the Company’s Subsidiary and Bpifrance (acting as an operator for the French State), as amended on June 21, 2024.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Government Official” means any public or elected official or officer, employee (regardless of rank), or Person acting on behalf of a national, provincial, or local government, including a department, agency, instrumentality, state-owned or state-controlled company, public international organization (such as the United Nations or World Bank), or non-U.S. political party, non-U.S. party official or any candidate for political office. Officers, employees (regardless of rank), or Persons acting on behalf of an entity that is financed in large measure through public appropriations, is widely perceived to be performing government functions, or has its key officers and directors appointed by a government should also be considered “Government Officials.”

“Governmental Authority” means any supra-national, federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, agency or instrumentality, court or tribunal, including any political subdivision thereof and any entity or enterprise owned or controlled thereby, or Nasdaq or any self-regulatory organization or arbitral body (public or private), or any public international organization.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued, promulgated, made or entered by or with any Governmental Authority.

“HKIAC” has the meaning given to such term in Section 12.08.

“IFRS” means the International Financial Reporting Standards as promulgated by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under IFRS, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (v), and (vii) all Indebtedness of another Person referred to in clauses (i) through (vi) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means any and all intellectual property and similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including any and all of the following: (i) patents and patent applications (together with any and all re-issuances, continuations, continuations-in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations of any of the foregoing); (ii) trademarks, service marks, trade dress, trade names, service names, brand names, certifications, corporate names, logos, social media identifiers and any and all other indications of origin, including all goodwill associated therewith; (iii) designs, copyrights, works of authorship, mask work rights and any and all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing, now or hereafter provided by Applicable Law, whether or not published and regardless of the medium of fixation or means of expression; (iv) Internet domain names and social media accounts; (v) trade secrets, know-how (including manufacturing and production processes and research and development information), and confidential and proprietary information, including processes, data, inventions, technical data, algorithms, formulae, procedures, protocols, techniques, results of experimentation and testing, and business information (including financial and marketing plans, customer and supplier lists, and pricing and cost information) (“Trade Secrets”); and (vi) rights in or to software.

“Intended Tax Treatment” has the meaning given to such term in Section 9.03(a).

“Interim IFRS Financial Statements” has the meaning given to such term in Section 9.04(e).

“Interim Period” has the meaning given to such term in Section 7.01.

“International Plan” means any Company Benefit Plan that is not a U.S. Plan.

“Labor Contract” has the meaning given to such term in Section 5.12(a)(v).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leakage” means, without duplication, to the extent paid or incurred after the date hereof and prior to the Closing Date, in each case, other than Permitted Leakage: (i) any dividend (whether in the form of cash or other property) or distribution declared, made or paid, by the Company or any Subsidiary of the Company to any Related Party; (ii) any repurchase or redemption of any Equity Securities of the Company or any Subsidiary of the Company, other than any such repurchase or redemption by any Subsidiary of the Company of any Equity Securities owned by the Company or any of its Subsidiaries; (iii) any waiver or release (A) in favor of any Related Party of any sum or obligation owing by any such Related Party to the Company or any of its Subsidiaries or (B) of any claims or rights of the Company or any of its Subsidiaries against any such Related Party, in each case, other than as expressly contemplated by this Agreement; (iv) any payments of any nature made to (or assets transferred to) any Related Party by the Company or any of its Subsidiaries; (v) any liabilities assumed or incurred for the benefit of any Related Party by the Company or any of its Subsidiaries, other than as expressly contemplated by this Agreement; (vi) the creation of any Lien over any asset of the Company or any of its Subsidiaries for the benefit of any Related Party (not including any benefit arising by virtue of the Related Party’s Equity Securities in the Company); (vii) any discharge or waiver by the Company or any of its Subsidiaries of any liability or obligation of any Related Party; or (viii) any agreement or arrangement made or entered into by the Company or any of its Subsidiaries to do or give effect to any matter referred to in clause (i) through clause (vii) above; provided, that any of the foregoing individually exceeds an amount of $1,000,000.

“Leased Real Property” means all real property and interests in real property leased, subleased or otherwise occupied or used but not owned by the Company or any of its Subsidiaries.

“Licensed Intellectual Property” means any and all Intellectual Property owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, encumbrance, license, security interest, covenant not to sue, option, right of first refusal, right of first offer, claim, restriction or other lien or similar adverse claim of any kind in respect of such property or asset.

“Listing A&R AoA” has the meaning given to such term in the recitals hereto.

“Lock-Up Agreement” has the meaning given to such term in the recitals hereto.

“Merger Sub 1” has the meaning given to such term in the preamble hereto.

“Merger Sub 2” has the meaning given to such term in the preamble hereto.

“Mergers” has the meaning given to such term in Section 3.07(a).

“Minimum Cash” means $250,000,000.

“Nasdaq” means The Nasdaq Stock Market.

“New Epoch” means New Epoch Capital LP, and does not, for the avoidance of doubt, include any Affiliate, member, partner, successor, transferee or assignee of such Shareholder, unless transferred pursuant to and in accordance with a Permitted Transfer.

“New Equity Incentive Plan” has the meaning given to such term in Section 7.06.

“New Horizon Shareholders” means each of New Horizon I Holding Company Limited and New Horizon II Holding Company Limited, and does not, for the avoidance of doubt, include any Affiliate, member, partner, successor, transferee or assignee of such Shareholder, unless transferred pursuant to and in accordance with a Permitted Transfer.

“Offer Documents” has the meaning given to such term in Section 9.04(c).

“Ordinary Course of Business” with respect to any Person means, at any given time, the ordinary and usual course of operations of the business thereof, consistent with past practice, subject to any reasonable changes required to address any then current facts and circumstances (including requirements to comply with Applicable Law or guidance of any Governmental Authority).

“Owned Intellectual Property” means any and all Intellectual Property owned (or purported by the Company or its Subsidiaries to be owned) by the Company or any of its Subsidiaries.

“Parties” has the meaning given to such term in the preamble hereto.

“Party Making Change” has the meaning given to such term in Section 9.09.

“Party Receiving Change” has the meaning given to such term in Section 9.09.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“Per Share Equity Value” means the quotient obtained by dividing (i) the Equity Value by (ii) the Aggregate Company Shares.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, clearances, orders, variances, exceptions or exemptions and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Leakage” means (i) any repurchase or redemption of any Equity Securities of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries, as applicable, in the Ordinary Course of Business in connection with the termination of employment of any employee of the Company or its Subsidiaries or as contemplated under this Agreement, (ii) any payment by the Company or any of its Subsidiaries to (or on behalf of, or for the benefit of) any Related Party in respect of salary, bonus or other compensation, director or manager fees, reimbursement or advancement of expenses, indemnification or other benefits due to such individual in their capacity as an employee, independent contractor or director of the Company or any of its Subsidiaries, together with any employer-paid portion of any employment or payroll Taxes related thereto, in each case, in the Ordinary Course of Business, (iii) any payments made by the Company or any of its Subsidiaries to a Related Party in the Ordinary Course of Business pursuant to any of the Affiliate Transactions, (iv) any Tax payable by the Company or any of its Subsidiaries as a result of any of clauses (i) through (iii) above, or (v) any payment undertaken by or at the written request or with the prior written consent of TDAC.

“Permitted Liens” means (i) statutory or common law mechanics, materialmen, warehousemen, landlords, carriers, repairmen and construction contractors and other similar Liens that arise in the Ordinary Course of Business and which are not yet due and payable or which are being contested in good faith through appropriate Actions, (ii) pledges or deposits incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and with respect to which appropriate reserves have been made in accordance with IFRS, (iv) Liens on real property (including zoning, building, or other similar restrictions, variances, covenants, encumbrances, easements, covenants, rights of way and similar restrictions of record and irregularities in title) that do not, individually or in the aggregate, materially interfere with the ownership, operation, value, or present uses of such real property, (v) Liens that do not materially interfere with the present ownership, value or use of the assets of the Company or the rights of the Company under its licenses or leases, individually or in the aggregate, (vi) non-exclusive licenses, covenants not to sue or similar use rights with respect to Intellectual Property, (vii) Liens securing obligations under capital leases, purchase money Indebtedness or other similar financing arrangements entered into in the Ordinary Course of Business, and (viii) any Liens arising in the ordinary course of banking by operation of law (including rights of set-off) or pursuant to the standard terms and conditions of any bank.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“PIPE Investment” has the meaning given to such term in Section 9.12.

“PIPE Investor(s)” has the meaning given to such term in Section 9.12.

“PIPE Shares” has the meaning given to such term in Section 9.12.

“Post-Closing Board” has the meaning given to such term in Section 9.06.

“Pre-Closing TDAC Holders” means the Members (as defined in the TDAC Governing Document) of TDAC at any time prior to the First Merger Effective Time.

“Pre-Recapitalization Company Shares” means the Company Common Shares and the Company Preferred Shares.

“Prospectus” has the meaning given to such term in Section 7.04.

“Proxy Statement” has the meaning given to such term in Section 9.04(a).

“Recapitalization” has the meaning given to such term in Section 2.01.

“Reference Price” means $10.00 per share.

“Registered Intellectual Property” has the meaning given to such term in Section 5.13(a).

“Registration Rights Agreement” has the meaning given to such term in the recitals hereto.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form determined by the Parties, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by the Company under the Securities Act with respect to Company Class A Ordinary Shares and other securities of the Company to be issued pursuant to this Agreement.

“Related Party” has the meaning given to such term in Section 5.21.

“Representatives” means, collectively, with respect to any Person, such Person’s officers, directors, Affiliates, employees, agents or advisors, including any investment banker, broker, attorney, accountant, consultant or other authorized representative of such Person.

“Sanctions” has the meaning given to such term in Section 5.24(e).

“SBCVC Shareholder” means SBCVC FUND IV, L.P.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning given to such term in Section 6.08(a).

“Second Merger” has the meaning given to such term in Section 3.07(a).

“Second Merger Closing” has the meaning given to such term in Section 3.09.

“Second Merger Effective Time” has the meaning given to such term in Section 3.09.

“Second Merger Surviving Company” has the meaning given to such term in Section 3.07(b).

“Second Plan of Merger” has the meaning given to such term in Section 3.09.

“Section 16” has the meaning given to such term in Section 8.02.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the rules and regulations of the SEC, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the PCAOB and the rules of the Nasdaq.

“Service Provider” means, as of any relevant time, any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Share Consolidation” has the meaning given to such term in Section 2.01.

“Significant Contract” has the meaning given to such term in Section 5.12(a).

“Sponsor” means TDAC Partners LLC, a Delaware limited liability company.

“Sponsor Letter Agreement” has the meaning given to such term in the recitals hereto.

“Subscription Agreement(s)” has the meaning given to such term in Section 9.12(a).

“Subsidiary” means, with respect to a specified Person, a corporation or other entity (i) of which 50% or more of the voting power of the Equity Securities is owned, directly or indirectly, or held through contractual arrangement, by such specified Person or (ii) of which such specified Person has the power to cast a majority of votes at meetings of the board of directors, or an equivalent governing body.

“Surviving Provisions” has the meaning given to such term in Section 11.02.

“Tax” means all federal, state, local, or foreign taxes, fees or levies imposed by a Governmental Authority (including income, profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, escheat, transfer, real property, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, withholding and estimated tax), and any interest, penalty, or addition with respect thereto.

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.

“Tax Return” means any return, report, schedule, form, statement, declaration, or document (including any refund claim, information statement, or amendment) filed or required to be filed with or submitted to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which the Company or any of its Subsidiaries is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, regulation, enforcement, assessment, determination or collection of any Tax.

“TDAC” has the meaning given to such term in the preamble hereto.

“TDAC Board” means the board of directors of TDAC.

“TDAC Board Recommendation” has the meaning given to such term in Section 6.02(c).

“TDAC Class A Ordinary Shares” means the Class A ordinary shares of TDAC, par value $0.0001 per share.

“TDAC Class B Ordinary Shares” means the Class B ordinary shares of TDAC, par value $0.0001 per share.

“TDAC Cure Period” has the meaning given to such term in Section 11.01(e).

“TDAC Designee” has the meaning given to such term in Section 9.06.

“TDAC Disclosure Schedule” means the confidential disclosure schedule delivered by TDAC to the Company concurrently with the execution and delivery of this Agreement.

“TDAC Dissenting Shareholders” has the meaning given to such term in Section 4.03(a).

“TDAC Dissenting Shares” has the meaning given to such term in Section 4.03(a).

“TDAC Extension” has the meaning given to such term in Section 8.09.

“TDAC Extension Expenses” has the meaning given to such term in Section 8.09.

“TDAC Extraordinary General Meeting” has the meaning given to such term in Section 9.05(a).

“TDAC Governing Document” has the meaning given to such term in the recitals hereto.

“TDAC Material Adverse Effect” means any effect, development, event, occurrence, fact, condition, circumstance or change, including failure of TDAC Extension, that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the ability of TDAC to timely consummate the Closing (including the Mergers) on the terms set forth herein or to perform their agreements or covenants hereunder.

“TDAC Material Contract” has the meaning given to such term in Section 6.14.

“TDAC Ordinary Shares” means TDAC Class A Ordinary Shares and TDAC Class B Ordinary Shares.

“TDAC Share Redemption” means the election of an eligible (as determined in accordance with the TDAC Governing Document) Pre-Closing TDAC Holder to exercise its TDAC Shareholder Redemption Right in connection with the consummation of the Transactions.

“TDAC Shareholder Approval” means the approval of the Transaction Proposals (other than the Transaction Proposal contemplated by clause (v) of the definition thereof), in each case, by at least two-thirds of votes cast by the holders of TDAC Ordinary Shares at the TDAC Extraordinary General Meeting, or such other standard as may be applicable to a specific Transaction Proposal, in accordance with the Proxy Statement and the TDAC Governing Document.

“TDAC Shareholder Redemption Right” means the right to elect an IPO Redemption, as such term is defined in Section 49.5 of the TDAC Governing Document.

“TDAC Shareholders” means the holders of issued and outstanding TDAC Ordinary Shares.

“TDAC Transaction Expenses” means, without duplication, all fees, costs and expenses paid or payable by TDAC in connection with (x) the negotiation and preparation of any alternative Business Combination transactions and (y) the negotiation, preparation and execution of this Agreement, the Ancillary

Agreements, the performance and compliance with this Agreement and the Ancillary Agreements and conditions contained herein and therein to be performed or complied with, and the consummation of the Transactions, in each case, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks (including placement agents), data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting commissions) payable by TDAC, (ii) the filing fees incurred in connection with making any filings with Governmental Authorities under Section 9.01, (iii) the filing fees incurred in connection with filing the Registration Statement, the Proxy Statement or other Offer Documents under Section 9.04, and (iv) all fees of the Nasdaq in connection with the application to list and the listing of the Company Class A Ordinary Shares and Company Warrants, and (v) any other fees, costs and expenses that are expressly allocated to TDAC pursuant to this Agreement or any other Ancillary Agreements; provided, that it shall not include any Company Transaction Expenses and shall include any TDAC Extension Expenses.

“TDAC Units” means the units issued in TDAC’s initial public offering, each consisting of one (1) TDAC Class A Ordinary Share and one-half (1/2) of a TDAC Warrant.

“TDAC Waiving Parties” has the meaning given to such term in Section 12.19.

“TDAC Warrants” means the warrants to purchase TDAC Class A Ordinary Shares.

“Terminating Company Breach” has the meaning given to such term in Section 11.01(d).

“Terminating TDAC Breach” has the meaning given to such term in Section 11.01(e).

“Termination Date” has the meaning given to such term in Section 11.01(b).

“Top 5 Customers” means the five (5) most significant customers of the Company, together with its Subsidiaries, as measured by amounts of revenue recognized by the Company and its Subsidiaries for the 12-month period ended December 31, 2025.

“Top 5 Vendors” means the five (5) most significant vendors of the Company, together with its Subsidiaries, as measured by amounts of cost and expenses recognized by the Company and its Subsidiaries for the 12-month period ended December 31, 2025.

“Trading Day” means any day on which the Company Class A Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Class A Ordinary Shares are then traded.

“Transaction Proposals” has the meaning given to such term in Section 9.05(a).

“Transactions” has the meaning given to such term in the recitals hereto.

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated by this Agreement and the Sponsor Letter Agreement.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Trust Account” means the account established by TDAC for the benefit of its public shareholders pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Account Agreement, dated as of December 23, 2024, by and between TDAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation.

“U.S. Plan” means any Company Benefit Plan that covers Service Providers located primarily within the United States.

“Virtual Data Room” means the virtual data room established and maintained by or on behalf of the Company in connection with TDAC’s due diligence investigation of the Company relating to the Transactions, access to which was given to TDAC.

“Voting Agreement” has the meaning given to such term in the recitals hereto.

“VWAP” means, for any security on a relevant date, the daily dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the daily dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no daily dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company.

“Written Objection” has the meaning given to such term in Section 4.03(d)

Section 1.02. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural form also include the plural or singular form, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes and Appendices hereto) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section” and “Annex” refer to the specified Article, Section or Annex of or to this Agreement unless otherwise specified, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” whether or not they are in fact followed by such phrase or phrases or words of like import, (vii) the word “or” shall be disjunctive but not exclusive, and (viii) references to anything having been “provided,” “made available” or “delivered” (or any other similar references) to TDAC means the relevant item has been posted in the Virtual Data Room accessible to TDAC no later than 8:00 p.m., New York time, on the day immediately prior to the date hereof, and (ix) references to anything having been “provided,” “made available” or “delivered” (or any other similar references) to the Company and its Subsidiaries means the relevant item is publicly available or has been provided by or on behalf of TDAC to the Company no later than 8:00 p.m., New York time, on the day immediately prior to the date hereof.

(b) All Annexes or Schedules (including the Company Disclosure Schedule and the TDAC Disclosure Schedule) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term(s) used in any Annex or Schedule (including the Company Disclosure Schedule and the TDAC Disclosure Schedule) annexed hereto or referred to herein but not otherwise defined therein shall have the meaning ascribed to such term(s) in this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto; provided that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the TDAC Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the TDAC Disclosure Schedule, respectively.

(d) Unless the context of this Agreement otherwise requires, references to any statute, law or other Applicable Law shall include all regulations and rules promulgated thereunder and references to any statute, law or other Applicable Law shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(e) References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities.

(f) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The Parties acknowledge that each Party and its counsel has reviewed and participated in the drafting of this Agreement and that no rule of strict construction, presumption or burden of proof favoring or disfavoring a Party shall be applied against any Party.

(g) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Except as otherwise expressly provided herein, (i) any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York and (ii) references from or through any date mean, unless otherwise specified, from and including or through and including, such date, respectively.

(h) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) (i) The terms “writing” and “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(j) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(k) All monetary figures used herein, including references to “$,” shall be in United States dollars unless otherwise specified.

Section 1.03. Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry, of (a) in the case of the Company, the Founder, Chief Executive Officer and Chief Technology Officer, Vincent Yang (Yang, Szu-Nan), the Head of Finance, Joey Yan (Yan, Feng-Kwei), the Head of European Manufacturing Center, Calvin Hsieh (Hsieh, Wen-Kai), the Head of Production and Business Development, Simon Wu (Wu, Meng-Hung) and the Chief of Staff to the CEO and Head of Capital Markets, Althea Hsu (Hsu, Ying-Shan); and (b) in the case of TDAC, Michael B. Hoffman and Avanindra C. Das.

ARTICLE 2

Pre-Closing Transactions

Section 2.01. Recapitalization of Company Share Capital. On the Closing Date, immediately prior to the First Merger Effective Time, the following actions shall take place or be effected (in the order set forth in this Section 2.01): (a) the Listing A&R AoA shall be adopted and become effective, and (b) the Company shall effect a share consolidation such that each Pre-Recapitalization Company Share (whether issued and outstanding or authorized but unissued) immediately prior to the First Merger Effective Time shall be consolidated into a number of shares equal to the Consolidation Factor, and upon such share consolidation, (i) each resulting share held by any Person other than the Founder Parties, the SBCVC Shareholder, New Epoch, and the New Horizon Shareholders shall be repurchased and cancelled by the Company in exchange for the issuance of a Company

Class A Ordinary Share to the holder of such repurchased and cancelled share, (ii) each resulting share that is held by the Founder Parties shall be repurchased and cancelled by the Company in exchange for the issuance of a Company Class B Ordinary Share to the holder of such repurchased and cancelled share, and (iii) each resulting share held by the SBCVC Shareholder, New Epoch, and each of the New Horizon Shareholders shall be repurchased and cancelled by the Company in exchange for the issuance of a Company Class C Ordinary Share to the holder of such repurchased and cancelled share (the “Share Consolidation”); provided that no fraction of a Company Class A Ordinary Share, Company Class B Ordinary Share or Company Class C Ordinary Share will be issued by virtue of the Share Consolidation, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Class A Ordinary Share, Company Class B Ordinary Share or Company Class C Ordinary Share (after aggregating all fractional shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Class A Ordinary Shares, Company Class B Ordinary Shares or Company Class C Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded to the nearest whole number (with one-half being rounded upward) (clauses (a) through (b), the “Recapitalization”). Subject to and without limiting anything contained in Section 7.01, the Consolidation Factor shall be adjusted to reflect appropriately the effect of any share subdivision, share consolidation, reverse share subdivision, capitalization, share dividend or share distribution (including any dividend or distribution of securities convertible into Pre-Recapitalization Company Shares or Company Class A Ordinary Shares, Company Class B Ordinary Shares or Company Class C Ordinary Shares, as applicable), reorganization, recapitalization, reclassification, consolidation, exchange of shares or other like change (in each case, other than the Recapitalization) with respect to Pre-Recapitalization Company Shares or Company Class A Ordinary Shares, Company Class B Ordinary Shares or Company Class C Ordinary Shares occurring on or after the date hereof and prior to the Closing Date. If no adjustment to the Consolidation Factor is required pursuant to the preceding sentence and assuming the number of Aggregate Company Shares is 390,000,000, the value of the Consolidation Factor shall be 4.12 (which reflects rounding to the second decimal place). For reference purposes only, an illustrative calculation of the Share Consolidation is set forth in Section 2.01 of the Company Disclosure Schedule.

Section 2.02. Conversion of TDAC Class B Ordinary Shares. On the Closing Date, immediately prior to the First Merger Effective Time, all TDAC Class B Ordinary Shares that are issued and outstanding immediately prior to the First Merger Effective Time shall be repurchased and cancelled by TDAC in exchange for the issuance of such number of TDAC Class A Ordinary Shares in accordance with the conversion ratio provided under Article 17.2 of the TDAC Governing Document (as adjusted in accordance with Article 17.3 of the TDAC Governing Document and the Sponsor Letter Agreement).

ARTICLE 3

The Mergers; Closing

Section 3.01. First Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the First Merger Effective Time, Merger Sub 1 shall be merged with and into TDAC in accordance with Part 16 of the Cayman Islands Companies Act, with TDAC being the surviving company (the “First Merger”).

(b) Upon consummation of the First Merger at the First Merger Effective Time, the separate corporate existence of Merger Sub 1 shall cease to exist and Merger Sub 1 will be struck off the Register of Companies in the Cayman Islands, and TDAC, as the surviving company of the First Merger (also referred to herein as the “First Merger Surviving Company”), shall continue its corporate existence under the laws of the Cayman Islands.

Section 3.02. Effects of the First Merger. At the First Merger Effective Time, the First Merger shall have the effects specified in this Agreement, the First Plan of Merger and the Cayman Islands Companies Act. Without

limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of TDAC and Merger Sub 1 shall vest in the First Merger Surviving Company and the First Merger Surviving Company shall be liable for and subject in the same manner as TDAC and Merger Sub 1 to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of TDAC and Merger Sub 1 in accordance with the Cayman Islands Companies Act.

Section 3.03. Section 3.03. First Merger Closing; First Merger Effective Time. Subject to the terms and conditions of this Agreement, the closing of the First Merger (the “First Merger Closing”) shall take place at 9:00 a.m. (Cayman Islands time) on the date which is three (3) Business Days after the date on which all conditions set forth in Article 10 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as TDAC and the Company may mutually agree. Subject to the satisfaction or waiver of all of the conditions set forth in Article 10, on the date of the First Merger Closing, TDAC and Merger Sub 1 shall file a plan of merger (the “First Plan of Merger”) in substantially the form attached as Annex F hereto and other documents required under the Cayman Islands Companies Act to effect the First Merger with the Cayman Islands Registrar of Companies as provided by Section 233 of the Cayman Islands Companies Act. The First Merger shall become effective at 9:00 a.m. (Cayman Islands time) on the date of the First Merger Closing or at such later time or on such later date as may be agreed by TDAC and the Company in writing (being not more than the 90th day after the date of registration of the First Plan of Merger by the Registrar of Companies of the Cayman Islands) and, in either case, as specified in the First Plan of Merger in accordance with the Cayman Islands Companies Act (the “First Merger Effective Time”).

Section 3.04. Memorandum and Articles of Association of First Merger Surviving Company. At the First Merger Effective Time, in accordance with the First Plan of Merger, the First Merger Surviving Company shall adopt the amended and restated memorandum and articles of association in substantially the form attached as Annex F to the First Plan of Merger.

Section 3.05. Directors and Officers of the First Merger Surviving Company. At the First Merger Effective Time, the directors and officers of Merger Sub 1 as of immediately prior to the First Merger Effective Time shall be the directors and officers of the First Merger Surviving Company, unless otherwise determined by TDAC and the Company prior to the First Merger Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the amended and restated memorandum and articles of association of the First Merger Surviving Company.

Section 3.06. Effects of the First Merger on the Share Capital of TDAC and Merger Sub 1.

(a) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of TDAC, the Company, Merger Sub 1 or any holder of TDAC Class A Ordinary Shares or TDAC Warrants:

(i)

each TDAC Class A Ordinary Share that is issued and outstanding (other than the TDAC Dissenting Shares) shall be cancelled in exchange for the right to receive one (1) Company Class A Ordinary Share (the aggregate number of Company Class A Ordinary Shares thus issued to all holders of TDAC Class A Ordinary Shares (other than the holders of the TDAC Dissenting Shares) in connection with the First Merger is referred to herein as the “Company Exchange Shares”). All TDAC Class A Ordinary Shares (other than the TDAC Dissenting Shares) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of TDAC Class A Ordinary Shares (other than the TDAC Dissenting Shares) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in this Section 3.06(a)(i);

(ii)

each TDAC Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with Section 4.03 and shall carry no right other than the right to receive the applicable payment as set forth in Section 4.03; and (iii) each TDAC Warrant that is outstanding and unexercised shall thereupon be converted into and become the right to receive a Company Warrant, which shall be on the same terms and conditions as the applicable TDAC Warrant (all Company Warrants issued to all holders of TDAC Warrants in connection with the First Merger is referred to herein as the “Company Exchange Warrants”). The Company shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservations for so long as any of the Company Exchange Warrants remain outstanding, a sufficient number of Company Class A Ordinary Shares for delivery upon the exercise of such Company Exchange Warrants. All TDAC Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of TDAC Warrants shall thereafter cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 3.06(a)(iii).

(b) At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of TDAC, the Company, Merger Sub 1 or any holder of TDAC Class A Ordinary Shares or TDAC Warrants, each ordinary share of Merger Sub 1, par value $1.00 per share, issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value $0.0001 per share, of the First Merger Surviving Company. Such ordinary share(s) of the First Merger Surviving Company shall constitute the only issued and outstanding share capital of the First Merger Surviving Company upon the First Merger Effective Time.

Section 3.07. Second Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Second Merger Effective Time, the First Merger Surviving Company shall be merged with and into Merger Sub 2 in accordance with Part 16 of the Cayman Islands Companies Act, with Merger Sub 2 being the surviving company (the “Second Merger” and together with the First Merger, the “Mergers”).

(b) Upon consummation of the Second Merger at the Second Merger Effective Time, the separate corporate existence of the First Merger Surviving Company shall cease to exist and the First Merger Surviving Company will be struck off the Register of Companies in the Cayman Islands, and Merger Sub 2, as the surviving company of the Second Merger (also referred to herein as the “Second Merger Surviving Company”), shall continue its corporate existence under the laws of the Cayman Islands.

Section 3.08. Effects of the Second Merger. At the Second Merger Effective Time, the Second Merger shall have the effects specified in this Agreement, the Second Plan of Merger and the Cayman Islands Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Effective Time, all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the First Merger Surviving Company and Merger Sub 2 shall vest in the Second Merger Surviving Company and the Second Merger Surviving Company shall be liable for and subject in the same manner as the First Merger Surviving Company and Merger Sub 2 to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of the First Merger Surviving Company and Merger Sub 2 in accordance with the Cayman Islands Companies Act.

Section 3.09. Section 3.09. Second Merger Closing; Second Merger Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Second Merger (the “Second Merger Closing”, and the consummation of the Mergers is referred to herein as the “Closing”) shall take place after the consummation of the First Merger, at 9:05 a.m. (Cayman Islands time) on the same day as the First Merger Closing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article 10, on the date of the Second Merger Closing, the First Merger Surviving Company and Merger Sub 2 shall file a plan of merger (the “Second Plan of Merger”) in substantially the form attached as Annex G hereto and other documents required under the Cayman Islands Companies Act to effect the Second Merger with the Cayman Islands Registrar of Companies as provided by Section 233 of the Cayman Islands Companies Act. The Second Merger shall become effective following the

First Merger Effective Time, at 9:05 a.m. (Cayman Islands time) on the date of the Second Merger Closing, or at such later time or on such later date as may be agreed by TDAC and the Company in writing (being not more than the 90th day after the date of registration of the Second Plan of Merger by the Registrar of Companies of the Cayman Islands) and, in either case, as specified in the Second Plan of Merger in accordance with the Cayman Islands Companies Act (the “Second Merger Effective Time”).

Section 3.10. Memorandum and Articles of Association of Second Merger Surviving Company. At the Second Merger Effective Time, in accordance with the Second Plan of Merger, the memorandum and articles of association of the Second Merger Surviving Company immediately prior to the Second Merger shall be its memorandum and articles of association after the Second Merger.

Section 3.11. Directors and Officers of the Second Merger Surviving Company. At the Second Merger Effective Time, the directors and officers of Merger Sub 2 as of immediately prior to the Second Merger Effective Time shall be the directors and officers of the Second Merger Surviving Company, unless otherwise determined by TDAC and the Company prior to the Second Merger Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Second Merger Surviving Company.

Section 3.12. Effects of the Second Merger on the Share Capital of the First Merger Surviving Company and Merger Sub 2. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of the Company, the First Merger Surviving Company or Merger Sub 2, each ordinary share of the First Merger Surviving Company, par value US$0.0001 per share, and each ordinary share of Merger Sub 2, par value US$1.00 per share, issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share of the Second Merger Surviving Company. Such ordinary shares of the Second Merger Surviving Company shall constitute the only issued and outstanding share capital of the Second Merger Surviving Company upon the Second Merger Effective Time.

ARTICLE 4

Treatment of Securities; Closing Deliveries

Section 4.01. Treatment of Company Options and Warrants.

(a) Upon the consummation of the Recapitalization, each Company Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Recapitalization, automatically and without any action on the part of any holder or beneficiary thereof, shall be adjusted into an option (each, an “Adjusted Option”) to purchase Company Class A Ordinary Shares (in the case the holder thereof is not a Founder Party) or Company Class B Ordinary Shares (in the case the holder thereof is a Founder Party). Each such Adjusted Option shall be adjusted to be exercisable for that number of Company Class A Ordinary Shares or Company Class B Ordinary Shares, as applicable, determined by multiplying the number of Company Common Shares subject to such Company Option immediately prior to the Recapitalization by the Consolidation Factor, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Recapitalization by the Consolidation Factor, which quotient shall be rounded up to the nearest whole cent; provided, that the exercise price and the number of Company Class A Ordinary Shares or Company Class B Ordinary Shares purchasable under each Adjusted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of Company Class A Ordinary Shares or Company Class B Ordinary Shares purchasable under such Adjusted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b) Upon the consummation of the Recapitalization, each Company Founder Warrant, that is outstanding and unexercised immediately prior to the Recapitalization, automatically and without any action on the part of any holder or beneficiary thereof, shall be adjusted into a warrant to purchase Company Class B Ordinary Shares on the same terms and conditions as set forth in the Contracts evidencing such Company Founder Warrants (except as necessary to give effect to the Recapitalization).

(c) Promptly following the Recapitalization, the Company shall deliver to each holder of Company Options and Company Founder Warrants a notice setting forth the effect of the Recapitalization on such holder’s Company Options and Company Founder Warrants.

(d) Prior to the Recapitalization, the Company shall have taken (or caused to be taken) all such actions as are reasonably necessary or appropriate to (i) effect the adjustment of Company Options and Company Founder Warrants pursuant to this Section 4.01 and (ii) make equitable changes or adjustments as the Company Board deems necessary or appropriate to the number and class of the Company shares or other stock or securities which may thereafter be issued in connection with future awards under the Company Equity Incentive Plan, in each case of (i) and (ii) in accordance with Applicable Law, the terms of the Company Equity Incentive Plan and any Contracts evidencing Company Options and Company Founder Warrants.

(e) On or prior to the Closing Date, the Company shall file an effective registration statement on Form S-8 with respect to Company Class A Ordinary Shares issuable under the Company Equity Incentive Plan.

(f) Set forth in Section 4.01 of the Company Disclosure Schedule is a Post-Closing fully diluted capitalization table as agreed by TDAC and the Company.

Section 4.02. Closing Deliverables.

(a) At or prior to the Closing, the Company shall deliver or cause to be delivered:

(i)	the Registration Rights Agreement, duly executed by the Company and the respective Company Shareholders party thereto;

(ii)

the Lock-Up Agreement, duly executed by the Company and the respective Company Shareholders party thereto; and (iii) a certificate signed by an authorized officer of the Company, dated the Closing Date, certifying that the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(c) have been fulfilled.

(b) At or prior to the Closing, TDAC shall deliver or cause to be delivered:

(i)

the Registration Rights Agreement, duly executed by Sponsor; and (ii) a certificate signed by an officer of TDAC, dated the Closing Date, certifying that the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.

Section 4.03. Dissenter’s Rights.

(a) Notwithstanding anything in this Agreement to the contrary and to the extent available under the Cayman Islands Companies Act, all TDAC Ordinary Shares that are issued and outstanding immediately prior to the First Merger Effective Time and that are held by any TDAC Shareholder who has given a Written Objection (as defined in Section 4.03(d)) and who shall have validly exercised and perfected and not effectively withdrawn or lost their rights to dissent from the First Merger, in accordance with Section 238 of the Cayman Islands Companies Act (the “TDAC Dissenting Shares” and holders of TDAC Dissenting Shares being referred to as “TDAC Dissenting Shareholders”) shall be cancelled and cease to exist at the First Merger Effective Time, and the TDAC Dissenting Shareholders shall not be entitled to receive the applicable Company Exchange Shares under Section 3.06(a)(i) and shall instead be entitled to receive only the payment of the fair value of such TDAC Dissenting Shares held by them determined in accordance with Section 238 of the Cayman Islands Companies Act.

(b) For the avoidance of doubt, all TDAC Ordinary Shares held by TDAC Shareholders who have given a Written Objection who shall have failed to exercise or who shall have effectively withdrawn or lost their dissenter rights under Section 238 of the Cayman Islands Companies Act shall thereupon

(i)

not be deemed to be TDAC Dissenting Shares, and (ii) be cancelled and cease to exist in exchange for, at the First Merger Effective Time, the right to receive the applicable Company Exchange Shares under Section 3.06(a)(i) in the manner provided in Section 4.04.

(c) TDAC shall provide to the Company (i) reasonably prompt notice of any notices of objection or notices of dissent to the First Merger or demands for appraisal under Section 238 of the Cayman Islands Companies Act received by TDAC, attempted withdrawals of such notices, dissents or demands, and any other instruments served pursuant to the Cayman Islands Companies Act and received by TDAC relating to the exercise of any rights to dissent from the First Merger or appraisal rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such notice of dissenter right or demand for appraisal under the Cayman Islands Companies Act. TDAC shall not, except with the prior written consent of the Company, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the First Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands, such consent not to be unreasonably withheld, conditioned or delayed.

(d) If any TDAC Shareholder gives to TDAC, before the TDAC Shareholder Approval is obtained at the TDAC Shareholders Meeting, written objection to the First Merger (each a “Written Objection”) in accordance with Section 238(2) and Section 238(3) of the Cayman Islands Companies Act: (i) TDAC shall following the TDAC Shareholder Approval, in accordance with Section 238(4) of the Cayman Islands Companies Act, promptly, and in any case within twenty (20) days of obtaining the TDAC Shareholder Approval, give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such TDAC Shareholder who has made a Written Objection; (ii) TDAC Ordinary Shares held by TDAC Dissenting Shareholders shall be treated in accordance with Section 4.03(a); and (iii) unless TDAC and the Company elect by agreement in writing to waive this Section 4.03(d)(iii), no Party shall be obligated to effect the Closing, and the First Plan of Merger shall not be filed with the Cayman Islands Registrar of Companies, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given to each such TDAC Shareholder who has made a Written Objection (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Islands Companies Act, as referred to in Section 239(1) of the Cayman Islands Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.

Section 4.04. Exchange of Shares and Warrants.

(a) Immediately prior to or at the First Merger Effective Time, the Company shall deposit, or cause to be deposited, with an exchange agent selected by TDAC (the “Exchange Agent”): (i) evidence in book-entry form of Company Class A Ordinary Shares representing the number of Company Class A Ordinary Shares required to be issued to the holders of TDAC Ordinary Shares (other than TDAC Dissenting Shareholders) in connection with the First Merger as the Company Exchange Shares under Section 3.06(a)(i), and (ii) the Company Exchange Warrants.

(b) With respect to any holder of TDAC Ordinary Shares (other than TDAC Dissenting Shareholders) or TDAC Warrants, TDAC and the Company shall instruct the Exchange Agent to deliver to such holder (i) the Company Exchange Shares or (ii) the Company Exchange Warrants, as applicable, to which such holder is entitled pursuant to Section 3.06(a), at the First Merger Effective Time, and in exchange any outstanding TDAC Ordinary Shares or TDAC Warrants shall be cancelled as a result of the First Merger, without any further action by any party. If the Exchange Agent requires that, as a condition to receiving the Company Exchange Shares or Company Exchange Warrants, any holder of TDAC Ordinary Shares or TDAC Warrants deliver a letter of transmittal to the Exchange Agent, then at or as promptly as practicable following the First Merger Effective

Time, the Company shall cause the Exchange Agent to send to each holder of TDAC Ordinary Shares and each holder of TDAC Warrants a letter of transmittal (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of (i) each Company Exchange Share or (ii) the relevant Company Exchange Warrant, as applicable, to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as TDAC and the Company may reasonably specify) for use in such exchange, and no holder of TDAC Ordinary Shares or TDAC Warrants shall be entitled to receive the Company Exchange Shares or the Company Exchange Warrants, as applicable, unless such holder has delivered a completed and duly executed letter of transmittal to the Exchange Agent.

(c) From and after the First Merger Effective Time, any certificate(s) representing TDAC Ordinary Shares (other than TDAC Dissenting Shares) or TDAC Warrants shall be deemed to evidence such holder’s right to receive its respective portion of the Company Exchange Shares or Company Exchange Warrants, as applicable, into which such TDAC Ordinary Shares or TDAC Warrants shall have been converted by the First Merger. From and after the First Merger Effective Time, all previous holders of TDAC Ordinary Shares or TDAC Warrants shall cease to have any rights as shareholders or equityholders of TDAC other than the right to receive such holder’s respective portion of the Company Exchange Shares or the Company Exchange Warrants, as applicable, into which such TDAC Ordinary Shares and TDAC Warrants have been converted pursuant to this Agreement, without interest, or, in the case of TDAC Dissenting Shareholders, the right to receive the applicable payment as set forth in Section 4.03. From and after the First Merger Effective Time, there shall be no further registration of transfers of TDAC Ordinary Shares or TDAC Warrants on the register of members or transfer books of TDAC.

Section 4.05. No Liability; Withholding.

(a) None of the Parties, the Second Merger Surviving Company or the Exchange Agent shall be liable to any Person for any portion of the Company Exchange Shares or Company Exchange Warrants delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding any other provision of this Agreement, any portion of the Company Exchange Shares or Company Exchange Warrants that remains undistributed to the TDAC Shareholders as of immediately prior to the date on which the Company Exchange Shares or Company Exchange Warrants would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by Applicable Law, become the property of the Company, free and clear of all claims or interest of any Person previously entitled thereto.

(b) Each of the Parties, the Second Merger Surviving Company and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any Applicable Law; provided, that if the Company or any party acting on its behalf determines that any payment hereunder is subject to deduction and/or withholding, then the Company shall (i) provide written notice to TDAC as soon as reasonably practicable after such determination and (ii) consult and cooperate with TDAC reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by Applicable Law. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with Applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 4.06. [Reserved]

Section 4.07. Founder IP Compensation.

(a) Prior to the Closing Date, in recognition of the Founder’s contributions to the Company and the development of key Intellectual Property Rights for the Company (the “Founder IP”), the Company shall reserve for issuance a number of Equity Securities (that shall be Class B Ordinary Shares upon Closing) of the Company, which would represent two and one-half percent (2.5%) of the total share capital of the Company on a fully diluted basis as of Closing (the “Cap”).

(b) To determine the actual number of Class B Ordinary Shares to be issued to the Founder (the “Founder IP Compensation Shares”), from and after the Closing Date, the Company shall, within ninety (90) days after the Closing, engage an independent third-party valuation firm to conduct an independent valuation of the Founder IP. Such valuation firm shall issue its final valuation report with respect to the Founder IP within two (2) months after engagement. Within one (1) month following the date of such report, the Company Board shall instruct its compensation committee to, and the compensation committee shall, within two (2) months of such instruction, review the final valuation report of the valuation firm, and determine the number of Founder IP Compensation Shares having an aggregate value equivalent to such fair valuation of Founder IP. The Founder IP Compensation Shares shall be issued to the Founder or an Affiliate designated by the Founder.

Section 4.08. IP Compensation Shares Procedures.

(a) At all times before the Founder IP Compensation Shares are issued to the Founder, the Company shall reserve and keep available for issuance a sufficient number of authorized and unissued Company Ordinary Shares to permit the Company to satisfy its issuance obligations set forth in Section 4.07 and shall take all actions required to increase the authorized number of Company Ordinary Shares if at any time there shall be insufficient authorized and unissued Company Ordinary Shares to permit such reservation.

(b) In the event that the Company shall at any time before the Founder IP Compensation Shares are issued to the Founder pay any dividend on Company Ordinary Shares by the issuance of additional Company Ordinary Shares, or effect a subdivision or combination or consolidation of the issued and outstanding Company Ordinary Shares (by reclassification or otherwise) into a greater or lesser number of Company Ordinary Shares, then the Cap for the Founder IP Compensation Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Company Ordinary Shares (including any other shares so reclassified as Company Ordinary Shares) issued and outstanding immediately after such event(s) and the denominator of which is the number of Company Ordinary Shares that were issued and outstanding immediately prior to such event(s).

(c) Before the Founder IP Compensation Shares are issued to the Founder, the Company shall take all reasonable efforts for (i) the Company to remain listed as a public company on, and for the Company Class A Ordinary Shares to be tradable over, the Nasdaq, and (ii) the Founder IP Compensation Shares, when issued, to be approved for listing on the Nasdaq.

(d) The rights of the Founder to receive, or designate his Affiliate(s) to receive, the Founder IP Compensation Shares are personal in nature and, except with the written consent of the Company, are non-transferable and non-assignable, except that the Founder shall be entitled to assign such rights by will or, by the laws of intestacy.

ARTICLE 5

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (subject to Section 12.15), the Company represents and warrants to TDAC as of the date hereof and as of the Closing Date as follows:

Section 5.01. Corporate Existence and Power.

(a) The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b) A true and complete copy of the memorandum and articles of association, each as amended to date, of the Company (the “Company Existing AoA”) has been made available by the Company to TDAC. Such

Company Existing AoA is in full force and effect and, if required under Applicable Law, has been registered with, as applicable, the appropriate Governmental Authorities. The Company is not in violation of any of the provisions of the Company Existing AoA.

(c) The Company is duly licensed or qualified and, where applicable, in good standing as a foreign company in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.02. Corporate Authorization.

(a) Each of the Company and the Acquisition Entities has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to perform its obligations hereunder and thereunder, and (subject to the approvals described in Section 5.03) to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, and the consummation of the Transactions, have been duly and validly authorized and approved by the Company Board and the board of directors of each Acquisition Entity and, except for (i) the Company Shareholder Approval and (ii) the adoption of this Agreement by the Company in its capacity as the sole shareholder of Merger Sub 1 and Merger Sub 2, no other corporate action on the part of the Company, any Acquisition Entity or any of their Subsidiaries or any holders of any Equity Securities of the Company, any Acquisition Entity or any of their Subsidiaries is necessary to authorize the execution and delivery by the Company and the Acquisition Entities of this Agreement or the Ancillary Agreements to which the Company or any Acquisition Entity is (or is specified to be) a party, the performance by the Company or any Acquisition Entity of its obligations hereunder and thereunder and the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by each of the Company and the Acquisition Entities and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of each of the Company and the Acquisition Entities, enforceable against each of the Company and the Acquisition Entities in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which the Company or any Acquisition Entity is (or is specified to be) a party, when executed and delivered by the Company or such Acquisition Entity, will be duly and validly executed and delivered by the Company or such Acquisition Entity, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of the Company or such Acquisition Entity, enforceable against the Company or such Acquisition Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) At a meeting duly called and held, the Company Board has, by duly adopted resolutions, (i) approved this Agreement and the transactions contemplated by this Agreement, (ii) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company Shareholders, (iii) directed that the adoption of this Agreement be submitted for approval by the Company Shareholders and (iv) resolved to recommend that the Company Shareholders approve this Agreement and the transactions contemplated by this Agreement.

Section 5.03. Governmental Authorizations; Consents. Assuming the representations and warranties of TDAC contained in this Agreement and the Ancillary Agreements to which TDAC is or will be a party are true, correct and complete, no consent, approval or authorization of, or designation, declaration to or filing with, notice to, or any other action by or in respect of, any Governmental Authority is required on the part of the Company, its Subsidiaries or any Acquisition Entity with respect to the Company’s and the Acquisition Entities’ execution, delivery and performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party or the consummation of the Transactions, except for (a) the filing of the First Plan of Merger, the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, (b) any consents, approvals, authorizations, designations, declarations, filings, notices or actions, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (c) the filing (A) with the SEC of the Proxy Statement/Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) of any other documents or information required pursuant to applicable requirements, if any, of applicable Securities Laws, (d) compliance with and filings or notifications required to be filed with the state securities regulators pursuant to “blue sky” Laws and state takeover Laws as may be required in connection with this Agreement or the Ancillary Agreements, (e) approval for listing the Company Class A Ordinary Shares and Company Warrants issued pursuant to this Agreement on the Nasdaq, (f) any corporate authorizations that are described in Section 5.02(a), or (g) any consents, approvals, authorizations, designations, declarations, filings, notices or actions required on the part of the Company, its Subsidiaries or any Acquisition Entity pursuant to the French Subsidy Contract.

Section 5.04. Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company or any Acquisition Entity is (or is specified to be) a party by the Company or such Acquisition Entity and the consummation of the Transactions do not and will not (a) contravene, conflict with, or violate any provision of, or result in the breach of, any Applicable Law, (b) contravene, conflict with, or violate any provision of, or result in the breach of, the memorandum and articles of association or other organizational documents of the Company or any of its Subsidiaries, (c) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.03, conflict with, violate or result in a breach of any term, condition or provision of any Significant Contract, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice, or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of, any Significant Contract, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Permit or approval from any Governmental Authority or other Person, except, in each case of clauses (a), (c) and (d) above, to the extent that the occurrence of any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.05. Subsidiaries.

(a) The Subsidiaries of the Company are set forth on Section 5.05 of the Company Disclosure Schedule. Each of the Subsidiaries of the Company has been duly incorporated, formed or organized and is validly existing and in good standing, where applicable, under the Applicable Laws of its jurisdiction of incorporation, formation or organization and has all requisite corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership or lease of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) True and complete copies of the organizational documents of the Subsidiaries of the Company have been made available to TDAC, and are in full force and effect and such Subsidiaries are not in violation of any of the provisions thereof.

Section 5.06. Capitalization.

(a) Except as disclosed in Section 5.06(a) of the Company Disclosure Schedule, all of the issued and outstanding Company Common Shares and Company Preferred Shares have been duly authorized and validly issued in accordance with all Applicable Laws, including all applicable federal securities laws, and the organizational documents of the Company, and are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Common Shares and Company Preferred Shares), other than generally applicable transfer restrictions imposed by applicable securities laws. Section 5.06(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all the Company Common Shares and Company Preferred Shares that are authorized, issued or outstanding and the holders of such Company Common Shares and Company Preferred Shares. Except as set forth in Section 5.06(a) of the Company Disclosure Schedule, there are no other authorized, issued or outstanding Equity Securities of the Company.

(b) Set forth on Section 5.06(b) of the Company Disclosure Schedule is (i) the capitalization of each direct and indirect Subsidiary of the Company, including the number of Equity Securities authorized, issued and outstanding (including the holder of any such Equity Securities) for each such Subsidiary and (ii) the outstanding Equity Securities of each of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding Equity Securities of each Subsidiary of the Company free and clear of any Liens other than Permitted Liens.

(c) Set forth on Section 5.06(c) of the Company Disclosure Schedule is a true, correct and complete list, as of the date of this Agreement, of all the Company Options and Company Founder Warrants that are authorized, issued or outstanding and any applicable exercise price, vesting schedule, grant date and expiration date of such Company Options and Company Founder Warrants (as the case may be). Other than the Company Options and Company Founder Warrants and as set forth on Section 5.06(a) of the Company Disclosure Schedule or Section 5.06(b) of the Company Disclosure Schedule, there are no Equity Securities of the Company or any Subsidiary of the Company. Except as set forth in Section 5.06(c) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any Subsidiary of the Company. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the equityholders of the Company or any Subsidiary of the Company may vote. Each Company Option was granted (i) with a per share exercise price that was not less than the fair market value of a Company Common Share on the date of grant, (ii) in accordance with the terms of the Company Equity Incentive Plan and (iii) in accordance with, or pursuant to compliant reliance on an exemption from, applicable securities law. There are no declared but unpaid dividends or other distributions with regard to any issued and outstanding Equity Securities of the Company or any Subsidiary of the Company. None of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Equity Securities of the Company or any Subsidiary of the Company.

(d) The Company Class A Ordinary Shares to be issued to the holders of TDAC Ordinary Shares pursuant to this Agreement will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and non-assessable, (ii) be issued in compliance in all respects with Applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued to such holders with good and valid title, free and clear of any Liens (other than Permitted Liens) other than any restrictions on transfer under this Agreement, any of the Ancillary Agreements or Applicable Law.

Section 5.07. Financial Statements.

(a) Attached as Section 5.07(a) of the Company Disclosure Schedule are true and complete copies of the draft unaudited consolidated balance sheets of the Company and its Subsidiaries and related consolidated statements of comprehensive income, of changes in equity and of cash flows as of and for the fiscal years ended

December 31, 2024 and December 31, 2025, prepared in accordance with IFRS (the “Draft Unaudited IFRS Financial Statements”). The Draft Unaudited IFRS Financial Statements present fairly, in all material respects, the consolidated balance sheet, comprehensive income, changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Draft Unaudited IFRS Financial Statements in conformity with IFRS, consistently applied throughout the periods indicated. When included in the Proxy Statement and the Registration Statement pursuant to Section 9.04(e), the Draft Unaudited IFRS Financial Statements, as finalized and no longer in draft form (the “Audited IFRS Financial Statements”), and the Interim IFRS Financial Statements (if applicable pursuant to Section 9.04(e)), shall be prepared in conformity with IFRS, consistently applied throughout the periods indicated (except, in the case of the Interim IFRS Financial Statements, for the absence of footnotes and other presentation items required by IFRS and for normal and recurring year-end adjustments that are not material).

(b) On the Closing Date, the Audited IFRS Financial Statements will have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act. The Interim IFRS Financial Statements (if applicable pursuant to Section 9.04(e)) have been prepared in accordance with IFRS and Regulation S-X and reviewed by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act in accordance with PCAOB Auditing Standard 4105.

(c) As of the date hereof, the Company and its Subsidiaries have established and maintained systems of internal controls over financial reporting. Such systems are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with IFRS, and to maintain accountability for the Company’s and its Subsidiaries’ assets and (iii) material information is communicated to management as appropriate. None of the Company, its Subsidiaries, or, to the knowledge of the Company, an independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized or maintained by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s or its Subsidiaries’ management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized or maintained by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Draft Unaudited IFRS Financial Statements.

(e) For the fiscal years ended December 31, 2024 and December 31, 2025, neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not independently identified or received any written notice from their independent accountants regarding any of the foregoing.

(f) As of the date hereof, the Company and its Subsidiaries have aggregate net cash of $100,000,000 and do not have any Indebtedness except as set forth in Section 5.07(f) of the Company Disclosure Schedule.

Section 5.08. Undisclosed Liabilities.

(a) Each of the Acquisition Entities was incorporated solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Second Merger Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(b) There is no liability, debt or obligation of the Company or any of its Subsidiaries (x) required to be set forth on a balance sheet of the Company in accordance with IFRS or (y) that is material, in each case except for liabilities, debts and obligations (i) as (and to the extent) reflected or reserved for on the balance sheet of the Company as of December 31, 2025 included in the Draft Unaudited IFRS Financial Statements, (ii) that have arisen since December 31, 2025 in the Ordinary Course of Business (none of which results from, arises out of or was caused by any tortious conduct, breach of Contract, infringement or violation of Applicable Law by the Company or any of its Subsidiaries), (iii) incurred in connection with the transactions contemplated by this Agreement, or (iv) that are executory obligations under any Contracts that are in effect as of the date hereof (excluding any liabilities arising from a breach of Contract).

Section 5.09. Absence of Changes.

(a) Since December 31, 2025, there has not been any Company Material Adverse Effect.

(b) Since December 31, 2025, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the Ordinary Course of Business and (ii) have not taken any action (or failed to take any action) that would violate Sections 7.01(c), (e), (f), (g), (h), (j), (l), (m), (p), (r) (to the extent related to clauses (c), (e), (f), (g), (h), (j), (l), (m), (p) and (r)) if such action had been taken (or failed to be taken) after the date of this Agreement.

Section 5.10. Litigation and Proceedings. Except as set forth in Section 5.10 of the Company Disclosure Schedule, since January 1, 2024, there have not been any, and there are currently no, pending or, to the knowledge of the Company, threatened, Actions against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the knowledge of the Company, any of their respective directors or employees, in their capacity as such except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2024, neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any such Subsidiary, has been subject to any Governmental Order.

Section 5.11. Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2024 have been, in compliance with all Applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2024, (i) none of the Company or any of its Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a material violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged material violation of any Applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of its Subsidiaries with any Governmental Authority alleging any material failure by the Company or any of its Subsidiaries to comply with any Applicable Law, and (iii) neither the Company nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Applicable Law.

(b) The Company and each of its Subsidiaries has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted and as proposed to be conducted (the

“Company Permits”), except where the failure to have such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, (i) each Company Permit is in full force and effect in accordance with its terms, (ii) no outstanding notice of revocation, cancellation or termination of any Company Permit has been received by the Company or any of its Subsidiaries, (iii) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, suspension, withdrawal, adverse modification, cancellation or termination of any Company Permit, and (iv) each of the Company and each of its Subsidiaries is, and has been since January 1, 2024, in compliance with all material Company Permits applicable to the Company or such Subsidiary and, to the knowledge of the Company, no condition exists that with notice or lapse of time or both would constitute a default under such Company Permits, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not cause the revocation, modification or cancellation of any Company Permits, except for any such revocation, modification or cancellation that would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Section 5.11(b) of the Company Disclosure Schedule contains a true and complete list of all material Company Permits.

Section 5.12. Significant Contracts.

(a) Section 5.12(a) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company or any of its Subsidiaries is a party or is bound by falling within the following categories and in effect as of the date hereof (each Contract required to be listed on Section 5.12(a) of the Company Disclosure Schedule and, as of the Closing, any other Contract in effect that would have been required to be disclosed pursuant to Section 5.12(a) if in effect on the date hereof, a “Significant Contract”):

(i)

any Contract, the performance of which involves payments or expected payments (A) by the Company or its Subsidiaries in the aggregate in excess of $500,000 in any of the fiscal years ended December 31, 2024 or December 31, 2025 or (B) to the Company or its Subsidiaries in the aggregate in excess of $150,000 in any of the fiscal years ended December 31, 2024 or December 31, 2025;

(ii)	any Contract for the voting of Equity Securities of the Company or any of its Subsidiaries;

(iii)

any Contract with a Top 5 Vendor or Top 5 Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business) in the fiscal year ended December 31, 2025;

(iv)	each employment Contract with any of the following employees of the Company or one of its Subsidiaries: Yang, Szu-Nan, Hsieh, Wen-Kai, Dmitry Belov, Lee, Pan-Yun and Huang, Chia-Chi;

(v)	each collective bargaining Contract (a “Labor Contract”);

(vi)	any Contract pursuant to which the Company or any of its Subsidiaries leases, subleases, occupies or otherwise uses any real property;

(vii)

(A) any Contract under which the Company or any of its Subsidiaries has granted to a third party any right, license, sublicense or covenant not to sue with respect to any material Intellectual Property, other than non-exclusive licenses granted in the Ordinary Course of Business, or (B) any Contract pursuant to which the Company or any of its Subsidiaries obtains any right, license, sublicense or covenant not to sue from a third party with respect to any Intellectual Property that is material to the business of the Company and its Subsidiaries, other than non-exclusive licenses of commercial off-the-shelf software that are available to the public generally with annual license, maintenance, support and other fees of less than $250,000;

(viii)

the form of any Contract that (A)(1) contains a covenant not to complete in any line of business or solicit individuals for employment, provided, that such Contracts were executed during the three (3) year period ending on the date hereof, (2) grants exclusive or preferential rights or “most favored nations” status to any Person, or (3) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of $1,000,000 in the aggregate during any fiscal years ended December 31, 2024 or December 31, 2025, in each case that is applicable to the Company or any of its Subsidiaries or (B) prohibits the Company or any of its Subsidiaries from soliciting any customers or strategic partners, in each case of (A) and (B), other than non-disclosure agreements, confidentiality agreements, advisory agreements and consultancy agreements entered into in the Ordinary Course of Business;

(ix)

any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) any Indebtedness (excluding, for the avoidance of doubt, any intercompany arrangements solely between or among the Company or any of its Subsidiaries), (B) granted a Lien on its assets or group of assets, whether tangible or intangible, to secure any Indebtedness, (C) extended credit to any Person (other than Contracts (1) involving immaterial advances made to an employee of the Company or any of its Subsidiaries or (2) for goods and services, in each case in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $2,000,000;

(x)	any Contract with any Governmental Authority;

(xi)

each Contract with a Related Party (other than Company Benefit Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business);

(xii)

each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the making of payments by the Company and its Subsidiaries after the Closing Date in excess of $2,000,000;

(xiii)

any Contract establishing any joint venture, strategic alliance, partnership or other collaboration, except for any Contract where the Company and the counterparty are only at an initial, preliminary or exploratory stage of any of the foregoing arrangements;

(xiv)

any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations (either monetary or non-monetary), except where such resolution or settlement solely involves monetary obligations not exceeding $250,000; and

(xv)	any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of its Subsidiaries.

(b) True and correct copies of each Significant Contract, or descriptions thereof (as set forth in Section 5.12(a) of the Company Disclosure Schedule), as of the date hereof have been delivered to or made available to TDAC. Each Significant Contract is in full force and effect and represents the legal, valid and binding obligations of the Company, and to the knowledge of the Company the other parties thereto, and is enforceable against the Company, and to the knowledge of the Company against the other parties thereto, in accordance with its terms and conditions. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any such Significant Contract is in breach of or in default under such Significant Contract. Neither the Company nor any of its Subsidiaries has received any written claim or notice of any material breach of or default under any Significant Contract, and, to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a default under any Significant Contract by the Company or any Subsidiary of the Company party thereto or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both). Except as set forth in Section 5.12(b) of the Company Disclosure Schedule, no party to any Significant Contract has exercised termination rights with respect thereto or has indicated in writing that it intends to terminate or materially modify its relationship with the Company or any of its Subsidiaries.

Section 5.13. Intellectual Property.

(a) Section 5.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all patents, patent applications, registered trademarks, trademark applications, service marks, and service mark applications, in each case owned by the Company or its Subsidiaries, as of the date of this Agreement (the “Registered Intellectual Property”), including as to each such item, as applicable, (i) the current owner or registrant, (ii) the jurisdiction where the application, registration or issuance is filed, (iii) the application, registration or issue number and (iv) the applicable application, registration or issue date. Each item of Registered Intellectual Property that is material to the business of the Company and its Subsidiaries (A) has not been abandoned, canceled or adjudged invalid or unenforceable in whole or in part and (B) has been maintained effective, valid and enforceable by all requisite filings, renewals and payments.

(b) the Company and its Subsidiaries (i) solely and exclusively own all right, title and interest in and to the Owned Intellectual Property (including all Registered Intellectual Property) free and clear of all Liens (other than any Permitted Liens) and (ii) to the knowledge of the Company, have a valid and enforceable right to use all material Licensed Intellectual Property.

(c) the Company and its Subsidiaries use commercially reasonable efforts in accordance with generally accepted industry practice to maintain, enforce and protect the confidentiality of all material Trade Secrets owned by the Company and its Subsidiaries the value of which to their business is contingent upon maintaining the confidentiality thereof, including maintaining policies requiring all employees, consultants and independent contractors authorized to use or access any such Trade Secrets to agree to maintain the confidentiality thereof. To the knowledge of the Company, there has been no disclosure of any material Trade Secrets owned by the Company other than to employees, contractors, consultants, representatives and agents of the Company or any of its Subsidiaries under written confidentiality agreements.

(d) the Company and its Subsidiaries own or have a valid and enforceable right to use any and all Intellectual Property used in or material to the conduct of the business of the Company and its Subsidiaries as currently conducted. The execution and delivery of this Agreement by the Company and the consummation of the Transactions will not result in the loss, alteration, encumbrance, termination, extinguishment or impairment of any material Owned Intellectual Property or any material Licensed Intellectual Property.

(e) neither the Company nor any of its Subsidiaries, nor the conduct of their business, has, since January 1, 2024, infringed, misappropriated or otherwise violated, nor are any of them infringing, misappropriating or otherwise violating, any third party’s Intellectual Property rights, in any manner that would, individually or in the aggregate, reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. No Action is pending or, to the knowledge of the Company, has been threatened in writing against the Company or any of its Subsidiaries (i) alleging any infringement, misappropriation or violation of any third party’s Intellectual Property rights by the Company or any of its Subsidiaries or (ii) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property or Licensed Intellectual Property, in each case of (i) and (ii), the adverse result or conclusion of which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company, no third party has, since January 1, 2024, infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Owned Intellectual Property, except as would not reasonably be expected to result in a Company Material Adverse Effect. No Action by or on behalf of the Company or its Subsidiaries against a third party with respect to the alleged infringement, misappropriation or other violation of the Owned Intellectual Property is currently pending or threatened in writing.

(f) no funding, facilities, personnel or resources of any Governmental Authority or any university, college, research institute or other educational institution was used in the development of any Owned Intellectual Property, except for any such funding or use of facilities or personnel that has not resulted in such Governmental Authority or institution obtaining ownership or other rights to any material Intellectual Property.

(g) all current and former employees, independent contractors and consultants who contributed to the discovery, creation or development of any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have transferred all of their rights, title and interest in and to such Intellectual Property to the Company or one of its Subsidiaries pursuant to written agreements containing self-executing present-tense assignment language. To the knowledge of the Company, no such employee, independent contractor or consultant has asserted any right, license, claim or interest whatsoever in or with respect to any such Intellectual Property.

Section 5.14. [Reserved]

Section 5.15. Company Benefit Plans.

(a) Section 5.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan and specifies whether such plan is a U.S. Plan or an International Plan. A “Company Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and all other employee compensation and benefit contracts, plans, policies, programs, or arrangements, and each other change in control, transaction bonus, equity or equity-based compensation, severance, retention, employment, change-of-control, bonus, incentive, deferred compensation, retirement, pension, profit-sharing, vacation, disability, medical (including any self-insured arrangement), dental, vision, disability or sick leave benefits, post-retirement benefits (including compensation, pension, health, medical or insurance benefits), health, welfare, prescription, or other fringe or employee benefit plan, agreement, program, policy, or arrangement (other than offer letters for at-will employment without an obligation for severance), in each case whether written or unwritten (i) that is maintained, sponsored, administered, entered into or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries for the current or future benefit of any current or former Service Provider or (ii) under which the Company or any of its Subsidiaries has or is reasonably expected to have any direct or indirect obligation or liability. As of the date hereof, neither the Company nor any of its Subsidiaries has made any written commitment to establish or contribute to any new material Company Benefit Plan or materially modify any existing Company Benefit Plan.

(b) With respect to each material Company Benefit Plan, the Company has delivered or made available to TDAC copies of, if applicable, (i) such Company Benefit Plan and any amendments thereto (or, if oral, a written summary thereof), (ii) any trust or funding agreement related thereto, (iii) the most recent summary plan description (if applicable), (iv) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service (if applicable) including all schedules thereto, financial statements and any related actuarial reports, (v) all material correspondence or other communications received from any Governmental Authority in the last two (2) fiscal years regarding such Company Benefit Plan, (vi) the most recent determination or opinion letter issued by the Internal Revenue Service, and (vii) if such Company Benefit Plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents provided in clauses (i) through (vi).

(c) Each Company Benefit Plan has been established, maintained, and administered in compliance in all material respects with its terms and all Applicable Laws, including ERISA and the Code. For the fiscal years ended December 31, 2024 and December 31, 2025, all contributions and other payments required by and due under the terms of each Company Benefit Plan have been timely made in all material respects.

(d) Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred to cause, or that could reasonably be expected to cause, the disqualification of any Company Benefit Plan that is intended to be so qualified. No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA, has occurred with respect to any Company Benefit Plan in connection with which the Company reasonably could be subject to a material tax or penalty.

(e) None of the Company, any of its Subsidiaries, or any trade or business (whether or not incorporated) that is treated as a “single employer” together with, or under “common control” or part of a “controlled group” with, any of the foregoing (within the meaning of Section 414(b), (c), (m), or (o) of the Code) sponsors, maintains, contributes to (or is obligated to contribute to), or has any liability in respect of, or at any time since January 1, 2024, has sponsored, maintained, contributed to (or was obligated to contribute to), or had any liability in respect of, (i) an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or a “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) a “multiple employer plan” (as described in Section 210 of ERISA). No Company Benefit Plan provides any post-termination or retiree life insurance, health insurance, or other employee welfare benefits to any Person, except as may be required by Applicable Law.

(f) There are, and since January 1, 2024, there have been, (i) no pending or, to the knowledge of the Company, written threats of Actions (other than routine claims for benefits in the Ordinary Course of Business) with respect to any Company Benefit Plan, and (ii) no audits, material inquiries, or proceedings pending or, to the knowledge of the Company, threatened in writing by any Governmental Authority with respect to any Company Benefit Plan.

(g) Each International Plan (i) has been maintained in compliance in all material respects with its terms and Applicable Law, (ii) if intended to qualify for special tax treatment, meets the requirements for such treatment in all material respects, and (iii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.

(h) Except as disclosed on Section 5.15(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of any of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise) becoming due to any current or former Service Provider, (ii) result in any forgiveness of Indebtedness to any current or former Service Provider, (iii) increase any compensation or benefits otherwise payable by the Company or any of its Subsidiaries or under any Company Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits except as required under Section 411(d)(3) of the Code, or require the funding of any Company Benefit Plan, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

Section 5.16. Labor Matters.

(a) Section 5.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all current employees ranking senior manager or above of the Company and its Subsidiaries as of the date hereof, which includes the following information with respect to each such employee, to the extent disclosure of such information is not prohibited by Applicable Law: (i) the employee’s name or personal identifier, (ii) the position held by the employee (and whether part- or full-time), (iii) the employee’s principal location of employment and the name of the applicable employer entity, (iv) the employee’s date of hire (and service period for the purpose of employee-related entitlements if not tied to date of hire), and (v) exempt or non-exempt status under the Fair Labor Standards Act (for Company employees located in the United States). In addition, Section 5.16(a) of the

Company Disclosure Schedule separately sets forth, for each individual independent contractor currently engaged by the Company or any of its Subsidiaries, such contractor’s name and a description of the nature of his/her services. Ten (10) days prior to the Closing Date, the Company shall provide TDAC with a true, complete and accurate list with all of the information set forth above updated as of such date.

(b) Neither the Company nor any of its Subsidiaries is a party to, subject to, or in the process of entering into, any Labor Contract (whether written or unwritten) applicable to current or former Service Providers, nor are there any Service Providers represented by a works council or a labor organization or activities or proceedings of any labor union to organize any Service Providers. The consent of or consultation with, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(c) Except as set forth in Section 5.16(c) of the Company Disclosure Schedule, since January 1, 2024, (i) the Company and each of its Subsidiaries have been in compliance in all material respects with all Applicable Laws regarding labor and employment, including provisions thereof relating to wages, hours, collective bargaining, labor management relations, overtime, employee classification, discrimination, sexual harassment, civil rights, equal opportunity, affirmative action, work authorization, immigration, safety and health, plant closings and mass layoffs, workers compensation, continuation coverage under group health plans and wage payment, (ii) there have been no pending or, to the knowledge of the Company, complaints threatened in writing against the Company or its Subsidiaries regarding unfair labor practices before any Governmental Authority, (iii) there has been no pending or, to the knowledge of the Company, threatened (and the Company does not otherwise reasonably anticipate any), strike, labor dispute, slowdown, work stoppage or other labor stoppage with respect to the Company or any of its Subsidiaries, and (iv) neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or similar Applicable Law that remains unsatisfied.

(d) Since January 1, 2024, (i) no Service Provider has, to the knowledge of the Company, made allegations of sexual harassment against (A) any current or former executive officer or director of the Company or its Subsidiaries or (B) any Company employee who, directly or indirectly, supervises at least ten (10) Service Providers, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to sexual harassment or sexual misconduct by a Service Provider ranking senior manager or above.

Section 5.17. Taxes.

(a) All income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with IFRS.

(c) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the Draft Unaudited IFRS Financial Statements, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the Ordinary Course of Business.

(e) All material amounts of Taxes required to be withheld by the Company and its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f) None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g) No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(h) Neither the Company nor any of its Subsidiaries has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any material amount of Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven (7) months obtained in the Ordinary Course of Business), which extension is currently in effect.

(i) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than (i) any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes or (ii) any such agreement solely among the Company and its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k) Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group the common parent of which is the Company or any of its Subsidiaries and which consists only of the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any deferred revenue or prepaid amount received on or prior to the Closing outside the Ordinary Course of Business.

(m) Neither the Company nor any of its Subsidiaries has any obligation to make any payment described in Section 965(h) of the Code.

(n) Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that the Company and its Subsidiaries have utilized.

(p) To the knowledge of the Company, there are no facts, circumstances or plans that are not specifically contemplated by this Agreement and, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(q) Neither the Company nor any of its Subsidiaries has, or since January 1, 2024, has had, a permanent establishment in any country other than the country of its organization, or is, or since January 1, 2024, has been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(r) The Company is in compliance in all material respects with any applicable transfer pricing laws and regulations.

(s) As of the Closing, Merger Sub 2 will have timely filed a valid IRS Form 8832 electing to be disregarded as an entity separate from the Company for U.S. federal income tax purposes effective as of the day of its formation and will not subsequently change such classification. As of the Closing, Merger Sub 1 will have timely filed a valid IRS Form 8832 electing to be treated as a corporation for U.S. federal income tax purposes effective as of the day of its formation and will not subsequently change such classification. As of immediately prior to the First Merger Effective Time and the Second Merger Effective Time, respectively, Merger Sub 1 and Merger Sub 2 shall be direct, wholly owned Subsidiaries of the Company.

Section 5.18. Insurance. Section 5.18 of the Company Disclosure Schedule sets forth a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies, together with all amendments, modifications, or supplements thereto, have been made available to TDAC. With respect to each such insurance policy: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy; (c) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since January 1, 2024; and (e) there are no claims by the Company nor any of its Subsidiaries pending under any of the insurance policies as to which coverage has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. Neither the Company nor any of its Subsidiaries has any material self-insurance programs. There is no fact, condition, situation or set of circumstances (including the consummation of the transactions contemplated hereby) that could reasonably be expected to result in or be the basis for any material premium increase with respect to, or material alteration of coverage under, any insurance policy. The insurance policies provide coverage to the Company and its Subsidiaries that are reasonable and appropriate considering the business of the Company and its Subsidiaries (including the Contracts to which they are bound).

Section 5.19. Real Property; Assets.

(a) Neither the Company nor any of its Subsidiaries owns or has owned any real property. Section 5.19(a) of the Company Disclosure Schedule (i) correctly describes, as of the date hereof, all real property that the Company and its Subsidiaries lease, sublease, use, license or operate and (ii) contains a complete and accurate list of Leased Real Property. The Leased Real Property constitutes all of the real property occupied or operated by the Company and its Subsidiaries in connection with their business.

(b) Each lease related to the Leased Real Property to which the Company or any of its Subsidiaries is a party is a legal, valid, binding and enforceable obligation of each of the parties thereto and is in full force and effect.

The Company and its Subsidiaries has valid leasehold interests in, and enjoy undisturbed possession of, all Leased Real Property. Neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, and no condition exists which (with or without notice or lapse of time or both) would constitute a default by the Company or any of its Subsidiaries thereunder or, to the knowledge of the Company, by the other parties thereto.

(c) Neither the Company nor any of its Subsidiaries have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which is still in effect. Neither the Company nor any of its Subsidiaries have mortgaged, deeded in trust, collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein, which is still in effect. Except for Permitted Liens, there exist no Liens affecting all or any portion of the Leased Real Property created by, through or under the Company or any of its Subsidiaries.

(d) There are no pending or, to the knowledge of the Company, threatened (i) Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or (ii) sales or dispositions in relation to any such Action or proceeding. There is no purchase option, right of first refusal, first option or other similar right held by the Company or any of its Subsidiaries with respect to, or any real estate, building or other improvement affected by, any portion of the Leased Real Property.

(e) The Company and its Subsidiaries have good title to, or in the case of leased properties and assets, have valid leasehold interests in, all of the property and assets (whether personal, tangible or intangible) reflected on the Draft Unaudited IFRS Financial Statements or acquired by the Company and its Subsidiaries after the date of the Draft Unaudited IFRS Financial Statements, except for (i) properties, assets and rights sold since the date of the Draft Unaudited IFRS Financial Statements in the Ordinary Course of Business (or, with respect to such properties and assets sold after the date of this Agreement, as permitted pursuant to Section 7.01), (ii) where the failure to have such good title or valid leasehold interests would not be material to the Company and its Subsidiaries, taken as a whole, or (iii) Intellectual Property or Company IT Systems (which are the subject of Section  5.13). None of such property, assets and rights is subject to any Lien (other than Permitted Liens).

Section  5.20. Environmental Matters. The operations of the Company and its Subsidiaries do not involve the use, disposal or release of hazardous or toxic substances or the protection or restoration of the environment or human exposure to hazardous or toxic substances. Since January 1, 2024, neither the Company nor any of its Subsidiaries has been penalized by Governmental Authorities for violation of any Applicable Law relating to pollution or the protection of the environment.

Section 5.21. Affiliate Transactions. Except for any Company Benefit Plan (including any employment or stock appreciation rights agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries) or as set forth in Section 5.21 of the Company Disclosure Schedule, for the fiscal years ended December 31, 2024 and December 31, 2025, no (a) Company Shareholder holding 5% or more of the Company Common Shares (on an as-converted basis), (b) former or current director, officer, manager of the Company or any of its Subsidiaries or (c) any Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (a) or (b), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), is (i) a party to any Contract or business arrangement with the Company or any of its Subsidiaries, (ii) provides any services to, or is owed any money by or owes any money to, or has any claim or right against, the Company or any of its Subsidiaries (other than, in each case, compensation for services performed by a Person as director, officer, service provider or employee of the Company or any of its Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business), or (iii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is, has been, or is currently planned to be used by the Company or any of its Subsidiaries (the Contracts, relationships, or transactions described in clauses (i) through (iii), the “Affiliate Transactions”).

Section 5.22. Vendors. Section 5.22 of the Company Disclosure Schedule contains a complete and accurate list or description of the Top 5 Vendors, and the amount of consideration paid to such suppliers for such period. Except as disclosed in Section 5.22 of the Company Disclosure Schedule, since December 31, 2025, no Top 5 Vendor has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top 5 Vendors stating the intention of such Person to do so.

Section 5.23. Customers. Section 5.23 of the Company Disclosure Schedule contains a complete and accurate list or description of the Top 5 Customers, and the amount of consideration paid by such customers for such period. Except as disclosed in Section 5.23 of the Company Disclosure Schedule, since December 31, 2025, no Top 5 Customer has cancelled, terminated, reduced or altered (including any material reduction in the rate or amount of purchases, as the case may be) its business relationship with the Company or any of its Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top 5 Customers stating the intention of such Person to do so.

Section 5.24. Certain Business Practices; Anti-Corruption.

(a) The Company and its Subsidiaries, and each of the Company’s and its Subsidiaries’ respective officers, directors, and, to the knowledge of the Company, employees (other than officers and directors), agents, representatives or other Persons acting on its behalf, have complied with, are and will be in compliance with Anti-Corruption Laws.

(b) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ respective officers, directors, or, to the knowledge of the Company, any employees (other than officers and directors), agents, representatives or other Persons acting on behalf of the Company or its Subsidiaries, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c) The Company and each of its Subsidiaries have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(d) Since January 1, 2024, neither the Company nor any of its Subsidiaries’ respective beneficial owners, officers, or directors is or has been a Government Official or a close family member of a Government Official.

(e) Neither the Company nor any of its Subsidiaries, nor any of the Company’s or its Subsidiaries’ directors, officers, nor, to the knowledge of the Company, any of the Company’s Affiliates, employees (other than officers and directors), agents or representatives or other Persons acting on its behalf, is, or is owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (i.e., at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called

Luhansk People’s Republic regions of Ukraine). Neither the Company nor any of its Subsidiaries has, in the past two (2) years, conducted business with any Person or entity, or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf, that is (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (i.e., at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine), in either case in violation of the Sanctions.

(f) The operations of the Company and each of its Subsidiaries are and have been conducted at all times in the past two (2) years in compliance with all applicable financial recordkeeping and reporting requirements in all material respects, including those of the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”), and no Action involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

Section 5.25. Registration Statement and Proxy Statement. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to TDAC Shareholders, and at the time of the TDAC Extraordinary General Meeting, assuming the disclosures of TDAC and its Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of the Company or the Acquisition Entities in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that the Company or any Acquisition Entity is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.26. Brokers’ Fees. Section 5.26 of the Company Disclosure Schedule sets forth each broker, finder, investment banker, intermediary or other Person that is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates.

Section 5.27. No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 5, and the representations and warranties as may be provided in the Ancillary Agreements, neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to TDAC. Neither the Company nor any of its Subsidiaries or Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to any financial information, financial projections, forecasts, budgets or any other document or information made available to TDAC or any other Person (including information in the “data site” maintained by or on behalf of the Company or provided in any formal or informal management presentation) except for the representations and warranties made by the Company and the Acquisition Entities to TDAC in this Article 5 and the representations and warranties as may be provided in the Ancillary Agreements. Each of the Company and its Subsidiaries hereby expressly disclaims any representations or warranties other than those expressly given by the Company and the Acquisition Entities in this Article 5 and as may be provided in the Ancillary Agreements. The Company and the Acquisition Entities acknowledge and agree that, except for the representations and warranties contained in Article 6 or the Ancillary Agreements, neither TDAC nor any of its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding TDAC or the transactions contemplated hereunder or thereunder, including in respect of TDAC, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article 6 or the Ancillary Agreements. None of the Company and the Acquisition Entities is relying on any representations or warranties other than those representations or warranties set forth in Article 6 or the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 5.27 shall limit TDAC’s remedies in the event of fraud.

ARTICLE 6

Representations and Warranties of TDAC

Except as set forth in the TDAC Disclosure Schedule (subject to Section 12.15) or in any publicly available SEC Document filed by TDAC at least two (2) Business Days before the date of this Agreement (other than disclosures in the “Risk Factors” or “Forward Looking Statements” of any such SEC Document and other disclosures to the extent that such disclosure is predictive or forward-looking in nature, except for any specific factual information contained therein, which shall not be excluded), TDAC represents and warrants to the Company as of the date hereof and as of the Closing as follows:

Section 6.01. Corporate Existence and Power.

(a) TDAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and has all requisite corporate or similar organizational power and authority to own or lease its properties and to conduct its business as it is now being conducted.

(b) A true and complete copy of the TDAC Governing Document has been made available by TDAC to the Company. The TDAC Governing Document is in full force and effect and TDAC is not in violation of any of the provisions thereof.

(c) TDAC is duly licensed or qualified and, where applicable, in good standing as a foreign company or other entity in each jurisdiction in which the ownership or lease of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not reasonably be expected to have a TDAC Material Adverse Effect.

Section 6.02. Corporate Authorization.

(a) TDAC has all requisite corporate or similar organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which TDAC is (or is specified to be) a party and to perform all obligations to be performed by it hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which TDAC is (or is specified to be) a party, and the consummation of the Transactions, have been duly and validly authorized and approved by the board of directors of TDAC, and no other corporate or similar organizational action on the part of TDAC or any holders of any Equity Securities of TDAC is necessary to authorize the execution and delivery by TDAC of this Agreement or the Ancillary Agreements to which TDAC is (or is specified to be) a party, the performance by TDAC of its obligations hereunder and thereunder and the consummation of the Transactions, other than the TDAC Shareholder Approval. This Agreement has been duly and validly executed and delivered by TDAC and, assuming this Agreement constitutes a legal, valid and binding obligation of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of TDAC, enforceable against TDAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each Ancillary Agreement to which TDAC is (or is specified to be) a party, when executed and delivered by TDAC, will be duly and validly executed and delivered by TDAC, and, assuming such Ancillary Agreement constitutes a legal, valid and binding obligation of the other parties thereto, will constitute a legal, valid and binding obligation of TDAC, enforceable against TDAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The TDAC Shareholder Approval is the only vote of any of TDAC’s shareholders necessary in connection with the entry into this Agreement by TDAC, and the consummation of the transactions contemplated hereby, including the Closing.

(c) At a meeting duly called and held, the board of directors of TDAC has unanimously: (i) approved this Agreement and the transactions contemplated by this Agreement; (ii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of TDAC’s shareholders; (iii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable; (iv) approved the transactions contemplated by this Agreement as a Business Combination; and (v) resolved to recommend to the Pre-Closing TDAC Holders approval of the transactions contemplated by this Agreement (the “TDAC Board Recommendation”).

Section 6.03. Governmental Authorizations; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true, correct and complete, no consent, approval or authorization of, or designation, declaration, filing, notice or action with, any Governmental Authority or other Person is required on the part of TDAC with respect to TDAC’s execution, delivery and performance of this Agreement or any Ancillary Agreement to which TDAC is (or is specified to be) a party or the consummation of the Transactions, except for (a) the filing of the First Plan of Merger, the Second Plan of Merger and related documentation with the Cayman Islands Registrar of Companies and the publication of notification of the Mergers in the Cayman Islands Government Gazette in accordance with the Cayman Islands Companies Act, (b) the declaration of effectiveness of the Registration Statement and the Proxy Statement by the SEC, (c) the TDAC Shareholder Approval, or (d) any consents, approvals, authorizations, designations, filings, notices or actions, the absence of which would not reasonably be expected to be, individually or in the aggregate, material to TDAC.

Section 6.04. Noncontravention. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which TDAC is (or is specified to be) a party by TDAC and the consummation of the Transactions do not and will not (a) contravene, conflict with or violate any provision of, or result in the breach of, any Applicable Law, or the TDAC Governing Document, (a) assuming the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.03, conflict with, violate or result in a breach of any term, condition or provision of any material Contract to which TDAC is a party or by which TDAC is bound, or terminate or result in a default under, or require any consent, notice or other action by any Person under (with or without notice or lapse of time, or both) or the loss of any right under, or create any right of termination, acceleration or cancellation of any such material Contract, or (c) result in the creation of any Lien (except for Permitted Liens) upon any of the properties or assets of TDAC or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien, except in each case of clauses (a), (b) and (c) above to the extent that the occurrence of each of the foregoing would not reasonably be expected to have a TDAC Material Adverse Effect.

Section 6.05. Litigation and Proceedings. There are no Actions pending before or by any Governmental Authority or, to the knowledge of TDAC, threatened, against TDAC or, to the knowledge of TDAC, any of its directors in their capacity as such, that, in each case, would reasonably be expected to be, individually or in the aggregate, material to TDAC or which in any manner challenges or seeks to prevent or enjoin the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon TDAC.

Section 6.06. TDAC Capitalization.

(a) As of the date hereof, the authorized share capital of TDAC consists of (i) 100,000,000 TDAC Class A Ordinary Shares, of which 17,250,000 TDAC Class A Ordinary Shares are issued and outstanding (assuming the full separation of the TDAC Units), (ii) 10,000,000 TDAC Class B Ordinary Shares, of which 4,657,500 TDAC Class B Ordinary Shares are issued and outstanding, and (iii) 1,000,000 preference shares of TDAC, par value $0.0001 per share, of which no preference shares are issued and outstanding. As of the date hereof, there are 8,625,000 issued and outstanding TDAC Warrants that were created in connection to the original 17,250,000

TDAC Class A Ordinary Units, which will entitle the holders thereof to purchase TDAC Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. As of the date hereof, there are 7,075,000 private placement warrants which upon the consummation of a Business Combination will entitle the holders thereof to purchase TDAC Class A Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding TDAC Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and (ii) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Equity Securities).

(b) Except for TDAC Ordinary Shares and TDAC Warrants as set forth in Section 6.06(a), there are no Equity Securities of TDAC. Other than the TDAC Shareholder Redemption Right, there are no outstanding contractual obligations of TDAC to repurchase, redeem or otherwise acquire any Equity Securities of TDAC.

Section 6.07. Undisclosed Liabilities. There is no material liability, debt or obligation of TDAC, except for liabilities, debts and obligations (i) reflected or reserved for on TDAC’s balance sheet for the fiscal year ended December 31, 2025 as reported on Form 10-K or disclosed in the notes thereto, (ii) that have arisen since December 31, 2025 in the ordinary course of the operation of business of TDAC or (iii) incurred in connection with the Transactions.

Section 6.08. TDAC SEC Documents; Controls.

(a) Since December 23, 2024, TDAC has timely filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such forms, reports, schedules, and statements other than the Proxy Statement and the Registration Statement, the “SEC Documents”). As of their respective filing (or furnishing) dates, each of the SEC Documents, as amended (including all exhibits and schedules and documents incorporated by reference therein), complied in all materials respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and none of the SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and, to TDAC’s knowledge, neither the SEC nor any other Governmental Authority is conducting any investigation or review of any SEC Document. No written notice of any SEC review or investigation of TDAC or the SEC Documents has been received by TDAC.

(b) The financial statements of TDAC included in the SEC Documents, including all notes and schedules thereto, complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year-end audit adjustments that are not material) the financial position of TDAC, as of their respective dates, and the results of operations and cash flows of TDAC, for the periods presented therein.

(c) TDAC has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of Nasdaq). TDAC’s disclosure controls and procedures are (i) designed to provide reasonable assurance regarding the reliability of TDAC’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and (ii) reasonably designed to ensure that material information relating to TDAC is accumulated and communicated to TDAC’s management as appropriate. Since TDAC’s formation, there have been no significant deficiencies or material weakness in TDAC’s internal control over financial reporting (whether or not remediated) and no change in TDAC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, TDAC’s internal control over financial reporting.

Section 6.09. Listing. The issued and outstanding TDAC Units, TDAC Class A Ordinary Shares and TDAC Warrants issued as part of the TDAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “TDACU,” “TDAC” and “TDACW” respectively. As of the date hereof, TDAC is in compliance with the rules of Nasdaq and there is no Action pending, or to the knowledge of TDAC, threatened against TDAC by Nasdaq or the SEC with respect to any intention by such entity to deregister any TDAC Ordinary Shares or prohibit or terminate the listing of any TDAC Ordinary Shares on Nasdaq. TDAC has not taken any action in an attempt to terminate the registration of TDAC Units, TDAC Ordinary Shares or TDAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 6.10. Registration Statement and Proxy Statement. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to TDAC Shareholders, and at the time of the TDAC Extraordinary General Meeting, assuming the disclosures of the Company and its Subsidiaries and Affiliates contained in the Registration Statement and Proxy Statement (together with any amendments or supplements thereto) are true, correct and complete, none of the information furnished by or on behalf of TDAC in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All documents that TDAC is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.11. Trust Account. As of the date of this Agreement, TDAC has (and, assuming no holders of TDAC Ordinary Shares exercise the TDAC Shareholder Redemption Right, will have immediately prior to the Closing) at least $172,500,000 in the Trust Account, with such funds invested in United States Government securities meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of TDAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and (except for the Trust Agreement) there are no agreements, contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (a) cause the description of the Trust Agreement in the Prospectus to be inaccurate in any material respect or (b) entitle any Person (other than (x) holders of TDAC Ordinary Shares who shall have exercised their TDAC Shareholder Redemption Right and (y) any underwriters in connection with TDAC’s initial public offering which may be entitled to deferred underwriting discounts and commissions specified in the Prospectus) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay Taxes from any interest income earned in the Trust Account and (ii) to redeem TDAC Class A Ordinary Shares pursuant to the TDAC Shareholder Redemption Right. TDAC has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of TDAC, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. There are no Actions pending or, to the knowledge of TDAC, threatened with respect to the Trust Account.

Section 6.12. Absence of Certain Changes. Since its formation through the date of this Agreement, TDAC has not (a) conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the Prospectus

(including the investigation of the Company and its Subsidiaries and the negotiation and execution of this Agreement) and related activities and (b) been subject to a TDAC Material Adverse Effect. Except as set forth in TDAC’s SEC reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2025 through the date of this Agreement, there has not been any action taken or agreed upon by TDAC that would be prohibited by Section 8.01 if such action were taken on or after the date hereof without the consent of the Company.

Section 6.13. Compliance with Laws; Permits. TDAC and each of its officers, directors and employees are, and since its date of formation have been, in compliance with all Applicable Laws in all material respects. Since TDAC’s date of formation, (a) TDAC has not been subjected to, or received any notification from, any Governmental Authority of a violation of any Applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any Applicable Law, (b) to the knowledge of TDAC, no claims have been filed against TDAC with any Governmental Authority alleging any material failure by TDAC to comply with any Applicable Law, and (c) TDAC has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Applicable Law.

Section 6.14. Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the SEC Documents, there are no Contracts to which TDAC is a party or by which TDAC’s properties or assets may be bound, subject or affected, which (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by TDAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of TDAC as its business is currently conducted, any acquisition of material property by TDAC, or restricts in any material respect the ability of TDAC from engaging in business as currently conducted by it or from competing with any other Person (each such contract, a “TDAC Material Contract”). All TDAC Material Contracts have been made available to the Company.

Section 6.15. Employees and Employee Benefits Plans. TDAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any liability under any employee benefit plans. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of TDAC; or (b) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by TDAC’s officers and directors in connection with activities on TDAC’s behalf in an aggregate amount not in excess of the amount of cash held by TDAC outside of the Trust Account (exclusive of the proceeds from the PIPE Investments), TDAC has no unsatisfied material liability with respect to any officer or director.

Section 6.16. Properties. TDAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property (other than trademarks to its name). TDAC does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 6.17. Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract entered into in connection with the “wall-crossing” of TDAC Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SEC Documents or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between TDAC, on the one hand, and any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of TDAC, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the TDAC Ordinary Shares or, to the knowledge of TDAC, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any Indebtedness owed by or to TDAC, on the one hand, to or by Sponsor or any such director, officer, employee, shareholder, warrant holder, Affiliate, beneficial owner, associate or immediate family member, on the other hand, and (b) none of the present or former directors or officers of TDAC, Sponsor, any beneficial owner of 5% or more of the TDAC Ordinary Shares or, to the knowledge of TDAC, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that TDAC uses, owns or leases (other than through any Equity Securities of TDAC) or (ii) any customer, vendor or other material business relation of TDAC or Sponsor.

Section 6.18. Taxes.

(a) All income and other material Tax Returns required to be filed by TDAC (taking into account applicable extensions) have been timely filed in all material respects, and all such Tax Returns are true, correct and complete in all material respects.

(b) TDAC has paid all material Taxes (whether or not shown on any Tax Return) that are due and payable by TDAC, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(c) Except for Permitted Liens, there are no Liens for Taxes upon the property or assets of TDAC.

(d) TDAC does not have any liability for a material amount of unpaid Taxes which has not been accrued for or reserved on the financial statements of TDAC included in the SEC Documents, other than any liability for unpaid Taxes that has been incurred since the end of the most recent fiscal year in the Ordinary Course of Business.

(e) All material amounts of Taxes required to be withheld by TDAC have been withheld and, to the extent required, have been paid over to the appropriate Governmental Authority.

(f) TDAC has not received from any Governmental Authority written notice of any threatened, proposed, or assessed deficiency for Taxes of TDAC, except for such deficiencies that have been satisfied by payment, settled or withdrawn. No audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from TDAC, and TDAC has not received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(g) No written claim has been made by any Governmental Authority in a jurisdiction where TDAC does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax in such jurisdiction.

(h) TDAC does not have a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Governmental Authority. TDAC has not extended the statute of limitations for assessment, collection or other imposition of any material amount of Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the Ordinary Course of Business), which extension is currently in effect.

(i) TDAC is not a party to or bound by any Tax sharing, indemnification or allocation agreement or other similar Contract, other than any customary commercial Contracts entered into in the Ordinary Course of Business which do not primarily relate to Taxes.

(j) TDAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior two (2) years.

(k) TDAC has never been a member of an Affiliated Group. TDAC does not have liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Applicable Law), as transferor or successor, by Contract or otherwise (other than pursuant to any customary commercial Contract entered into in the Ordinary Course of Business which does not principally relate to Taxes).

(l) TDAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of: (i) any change in method of accounting for a taxable period ending on or prior to the Closing; (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing; (iii) any installment sale or open transaction disposition made on or prior to the Closing; or (iv) any prepaid amount received on or prior to the Closing outside the Ordinary Course of Business.

(m) TDAC does not have any obligation to make any payment described in Section 965(h) of the Code.

(n) TDAC has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(o) TDAC has complied in all material respects with the conditions stipulated in each Tax Grant that TDAC has utilized.

(p) To the knowledge of TDAC, there are no facts, circumstances or plans that are not specifically contemplated by this Agreement and that, either alone or in combination, could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(q) TDAC does not have, and since its incorporation has not had, a permanent establishment in any country other than the country of its organization, and is not, and since its incorporation has not been, subject to income Tax in a jurisdiction outside the country of its organization, in each case, where it is required to file a material income Tax Return and does not file such Tax Return.

(r) TDAC is in compliance in all material respects with any applicable transfer pricing laws and regulations.

Section 6.19. [Reserved]

Section 6.20. Certain Business Practices; Anti-Corruption.

(a) TDAC and its Affiliates, officers, directors, managers, employees, and, to the knowledge of TDAC, all agents, representatives or other Persons acting on behalf of TDAC, have complied with and are in compliance in all respects with Anti-Corruption Laws.

(b) Neither TDAC nor any of TDAC’s Affiliates, officers, directors, managers, employees, or, to the knowledge of TDAC, any agents, representatives or other Persons acting on behalf of TDAC, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another Person, to (A) any Government Official or (B) any other Person with the knowledge that all or any portion of the money or thing of value will be offered or given to a Government Official, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the Government Official in his or her official capacity, including a decision to fail to perform his or her official duties, inducing the Government Official to use his or her influence with any Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has made or will make or authorize any other Person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a Person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such Person is aware of (i) the existence of or (ii) a high probability of the existence of such conduct, circumstances or results.

(c) TDAC has in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with Anti-Corruption Laws.

(d) Neither TDAC, nor, to the knowledge of TDAC, any of TDAC’s Affiliates or any of its or their directors, officers, employees, agents or representatives, is, or is owned or controlled by one or more Persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (i.e., at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine). TDAC has not conducted business with any Person or entity, or any of its respective officers, directors, employees, agents, representatives or other Persons acting on its behalf, that is (i) the subject of any Sanctions, or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (i.e., at the time of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine), in either case in violation of the Sanctions.

(e) The operations of TDAC are and have been conducted at all times in material compliance with all Anti-Money Laundering Laws.

Section 6.21. Independent Investigation. TDAC and its Affiliates and their respective representatives have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and its Subsidiaries, and TDAC acknowledges that it and they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and its Subsidiaries for such purpose. TDAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated herein, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or of the Company or Company Shareholders set forth in the Ancillary Agreements; and (b) none of the Company, its Subsidiaries and Affiliates and their respective representatives have made any express or implied representation or warranty as to the Company and its Subsidiaries, or this Agreement, except as expressly set forth in Article 5 (including the related portions of the Company Disclosure Schedule) or in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.21 shall limit TDAC’s remedies in the event of fraud.

Section 6.22. Brokers’ Fees. Except fees described on Section 6.22 of the TDAC Disclosure Schedule, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by TDAC or any of its Affiliates.

Section 6.23. No Additional Representations and Warranties; No Outside Reliance. Except for the representations and warranties provided in this Article 6, and the representations and warranties as may be provided in the Ancillary Agreements, neither TDAC nor any of its directors, managers, officers, employees, equity holders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby or thereby to the Company or any Company Shareholder. Neither TDAC nor any of its directors, managers, officers, employees, equityholders, partners, members, advisors, agents or representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating or with respect to any information regarding TDAC or otherwise, except for the representations and warranties made by TDAC to the Company in this Article 6 and the representations and warranties as may be provided in the Ancillary Agreements. TDAC hereby expressly disclaims any representations or warranties other than those expressly given by TDAC in this Article 6 and as may be provided in the Ancillary Agreements. TDAC acknowledges and agrees that, except for the representations and warranties contained in Article 5 or the Ancillary Agreements, none of the Company or any of its Subsidiaries or Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Company or any of the Subsidiaries of the Company or the transactions contemplated hereunder or thereunder, including in respect of the Company, the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information, not expressly set forth in Article 5 or the Ancillary Agreements. TDAC is not relying on any representations or warranties other than those representations or warranties set forth in Article 5 or as may be provided in the Ancillary Agreements. Notwithstanding the foregoing, nothing in this Section 6.23 shall limit the Company’s remedies in the event of fraud.

ARTICLE 7

Covenants of the Company

Section 7.01. Conduct of Business. From the date of this Agreement until the Closing Date (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 7.01 of the Company Disclosure Schedule, as expressly required by this Agreement, as consented to by TDAC in writing (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, TDAC shall be deemed to have consented if TDAC does not object or request further information with respect to such Company Request in writing (which objection or request shall be made via email) within forty-eight (48) hours after a written request for such consent is delivered (which delivery shall be made via email) to Michael B. Hoffman (michael@stonecappartners.com) and Avanindra C. Das at (avi@stonecappartners.com) by the Company (a “Company Request”)) or as required by Applicable Law, use commercially reasonable efforts to operate its business only in the Ordinary Course of Business, including using reasonable efforts to (i) preserve the business of the Company, (ii) make payments of accounts payable (except to the extent being contested in good faith by appropriate Actions) and conduct collection of accounts receivable in the Ordinary Course of Business, (iii) maintain the existing material business relationships of the Company and (iv) not to:

(a) change, amend or propose to amend the memorandum and articles of association or other organizational documents of the Company or any of its Subsidiaries (other than as expressly contemplated by this Agreement and the Ancillary Agreements);

(b) directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant, redeem, purchase or otherwise acquire or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of the Company, including any Company Common Shares and Company Preferred Shares but excluding Company Options, Company Founder Warrants, or any Equity Securities of any of the Subsidiaries of the Company, other than the following which are set forth on Schedule 7.01(b) - grant of Company Options as contemplated by the Company Equity Incentive Plan, the Company Founder Warrants or as contemplated by this Agreement and the Ancillary Agreements;

(c) take any action that would constitute or result in Leakage (other than Permitted Leakage);

(d) other than (i) in the Ordinary Course of Business or (ii) to comply with or perform obligations under the French Subsidy Contract, the Collaboration Contracts or any Contract relating to the Dunkirk Plant, (x) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Significant Contract or (y) materially amend, extend or renew any Significant Contract;

(e) except as required by the terms of the Company Benefit Plans in effect on the date hereof and as made available to TDAC, (i) grant any severance, retention or termination pay to, or enter into or amend any retention, termination, employment, consulting, bonus, change in control or severance agreement with any Service Provider with an annual base salary or wage rate of $500,000 or more, (ii) increase the compensation or benefits provided to any Service Provider other than in the Ordinary Course of Business for employees with an annual base salary or wage rate of $500,000 or less, (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Service Provider, (iv) establish, adopt, enter into, amend, or terminate any Company Benefit Plan or Labor Contract or (v) (x) hire any employees with an annual base salary or wage rate of $600,000 or more other than to fill vacancies arising due to terminations of employment of employees following the date hereof or (y) terminate the employment of any employees other than for cause after consultation with TDAC;

(f) acquire (whether by merger or consolidation or the purchase of a substantial portion of the equity in or assets of or otherwise) any other Person;

(g) (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for Indebtedness of over $2,000,000 in the aggregate, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than another direct or indirect wholly owned Subsidiary of the Company and other than loans and advances to directors, officers and employees in the Ordinary Course of Business or under the terms of existing Company Benefit Plans, (iii) cancel or forgive any material debts or other material amounts owed to the Company or any of its Subsidiaries or (iv) commit to do any of the foregoing;

(h) (i) fail to timely pay all material Taxes that become due and payable, (ii) make or change any material Tax election (including, for the avoidance of doubt, any entity classification election with respect to Merger Sub 1 or Merger Sub 2), (iii) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment except as required by Applicable Law, (iv) adopt or change any material Tax accounting method except as required by Applicable Law, (iii) settle or compromise any material Tax liability, claim or assessment, (vi) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (vii) enter into any Tax sharing or similar agreement, (viii) enter into any material agreement with a Taxing Authority with respect to Taxes, (ix) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (x) amend any Tax Return in any material respect unless required by Applicable Law;

(i) except for non-exclusive licenses granted in the Ordinary Course of Business, assign, transfer or dispose of, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Owned Intellectual Property;

(j) (i) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (A) result in any material restriction on the Company or any of its Subsidiaries, (B) result in a payment of greater than $4,000,000 individually or $6,000,000 in the aggregate or (C) involve any equitable remedies or admission of wrongdoing, or (ii) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company and any of its Subsidiaries;

(k) sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of the Company or any of its Subsidiaries (other than Intellectual Property, which is addressed in Section 7.01(i));

(l) merge or consolidate itself or any of its Subsidiaries with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of, the Company or any of its Subsidiaries;

(m) make any material change in financial accounting methods, principles or practices of the Company and its Subsidiaries, except insofar as may have been required by a change in IFRS or Applicable Law and regulations or guidance of any Governmental Authority, to obtain compliance with PCAOB auditing standards or otherwise required by this Agreement;

(n) permit any insurance policy listed in Section 5.18 of the Company Disclosure Schedule to be canceled or terminated in a manner that would be adverse or detrimental to the Company or its business, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(o) change, in any material respect, (i) the cash management practices of the Company and its Subsidiaries or (ii) the policies, practices and procedures of the Company and its Subsidiaries with respect to collection of accounts receivable and establishment of reserves for uncollectible accounts;

(p) except for capital expenditures in the Company’s capital expenditure budgets for fiscal year 2026 (true and complete copies of which has been provided to TDAC prior to the date of this Agreement), make any commitments for capital expenditures or incur any liabilities by the Company or any of its Subsidiaries in respect of capital expenditures, in either case that would reasonably be expected to require payments during fiscal year 2026 in excess of $1,000,000 in the aggregate;

(q) materially amend, modify or terminate any material Permit, other than routine renewals, or fail to maintain or timely obtain any Permit that is material to the ongoing operations of the Company and its Subsidiaries; or

(r) enter into any agreement to do any action prohibited under this Section 7.01.

Nothing contained in this Section 7.01 shall give to TDAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to the Closing. Prior to the Closing, each of TDAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.

Section 7.02. Inspection. Subject to confidentiality obligations (whether contractual or imposed by Applicable Law) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege, to the extent permitted by Applicable Law, the Company shall, and shall cause its Subsidiaries to, afford to TDAC and its officers, employees, accountants, counsel, financing sources and other representatives reasonable access during the Interim Period, during normal business hours, to their respective properties, material books and records (including, but not limited to, material Tax Returns and correspondence with the Company’s independent auditors), material Contracts, commitments, customers, vendors and business relations and officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with material financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request in connection with the consummation of this Agreement or the transactions contemplated hereby; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; provided, further, that no investigation pursuant to this Section 7.02 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or TDAC; provided, further, that any investigation pursuant to this Section 7.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company during normal business hours under the supervision of appropriate personnel of the Company.

Section 7.03. Termination of Certain Agreements. Prior to the Closing, the Company shall take all actions necessary to cause the Affiliate Transactions to be terminated effective prior to or as of the Closing such that such Affiliate Transactions are of no further force and effect following the Closing, and there shall be no further obligations or continuing liabilities of any of the relevant parties thereunder or in connection therewith following the Closing (other than those that by the terms of such Affiliate Transactions expressly survive the termination of such Affiliate Transactions). Prior to the Closing, the Company shall deliver to TDAC written evidence reasonably satisfactory to TDAC of such termination.

Section 7.04. Trust Account Waiver. The Company acknowledges that TDAC is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated December 23, 2024 (the “Prospectus”), substantially all of TDAC’s assets consist of the cash proceeds of TDAC’s initial public offering and concurrent private placements of its securities and substantially all of the proceeds of the foregoing transactions have been deposited in the Trust Account for the benefit of TDAC, its public shareholders and the underwriters of TDAC’s initial public offering. The Company acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to TDAC to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of TDAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with TDAC or any other Person; provided, however, that nothing in this Section 7.04 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for Damages against TDAC, or any of its successors or assigns, for any breach of this Agreement (but such action(s) or claim pursuant to clauses (a) or (b) shall not be against the Trust Account or any funds distributed from the Trust Account to holders of TDAC Ordinary Shares or other Persons in accordance with the TDAC Governing Document and the Trust Agreement).

Section 7.05. Shareholder Meeting Minutes. Subject to Section 9.09, (a) the Company shall use its commercially reasonable efforts to obtain a duly executed counterpart to the Company Shareholder Approval from the requisite number of Company Shareholders as expeditiously as possible after the effectiveness of the Registration Statement, and the Company shall promptly deliver such executed counterparts to TDAC; and (b) the materials submitted to such Company Shareholders in connection with soliciting counterparts to the Company Shareholder Approval shall include the recommendation of the Company Board based on the requisite approvals under the Company Existing AoA and other organizational documents of the Company that such Company Shareholders vote their Company Common Shares and Company Preferred Shares in favor of the adoption of this Agreement, the Mergers and the transactions contemplated hereby, and other information the Company is required to disclose to each Company Shareholder under Applicable Law and regulations and the organizational documents of the Company in connection with such solicitation.

Section 7.06. New Equity Incentive Plan. Prior to the Closing Date, the Company shall approve and adopt an incentive equity plan to be effective as of the Second Merger Effective Time and that provides for the grant of awards to Service Providers of the Company and its Subsidiaries with a total pool of awards not exceeding such number of Company Class A Ordinary Shares equal to 12.5% of the share capital of the Company immediately after the Closing on a fully diluted basis (the “New Equity Incentive Plan”). Notwithstanding the foregoing, until and prior to the initial closing of the PIPE Investment, the incentive shares approved to be granted shall be no more than 6.0% of the share capital of the Company immediately after the Closing on a fully diluted basis.

Section 7.07. Sarbanes-Oxley; Nasdaq Listing Standards. As soon as legally required to do so, the Company and its directors and executive officers, in their capacities as such, shall take all actions necessary to comply with any applicable provision of Sarbanes-Oxley and to comply with Nasdaq Stock Market Rules.

ARTICLE 8

Covenants of TDAC

Section 8.01. Conduct of Business. During the Interim Period, except as contemplated by this Agreement, as required by Applicable Law or as consented to by the Company in writing, TDAC shall not:

(a) change, amend or propose to amend (i) the TDAC Governing Document or (ii) the Trust Agreement or any other agreement related to the Trust Agreement, except for any such action solely in connection with (A) the TDAC shareholders’ vote on an extension of the deadline for consummating a Business Combination; or (B) the TDAC Extension;

(b) directly or indirectly adjust, split, combine, subdivide, issue, pledge, deliver, award, grant, redeem, purchase or otherwise acquire or sell, or authorize the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any Equity Securities of TDAC, other than (i) in connection with the exercise of any TDAC Warrants outstanding on the date hereof, (ii) any redemption made in connection with the TDAC Shareholder Redemption Right, (iii) in connection with the PIPE Investment, or (iv) as otherwise required by the TDAC Governing Document in order to consummate the transactions contemplated hereby;

(c) merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of TDAC (other than the Mergers);

(d) make, authorize or declare any dividend (whether in the form of cash or other property) or distribution;

(e) enter into any material Contract or, other than in the Ordinary Course of Business, (i) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material Contract or (ii) materially amend, extend or renew any material Contract;

(f) hire any employees or adopt any benefit plans;

(g) incur any Indebtedness;

(h) make any loans, advances or capital contributions to, or investments in, any other Person;

(i) (A) fail to timely pay all material Taxes that become due and payable, (B) make or change any material Tax election, (C) take or fail to take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment, (D) adopt or change any material Tax accounting method except as required by Applicable Law, (E) settle or compromise any material Tax liability, claim or assessment, (F) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (G) enter into any Tax sharing or similar agreement, (H) enter into any agreement with a Taxing Authority with respect to Taxes, (I) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (J) amend any Tax Return in any material respect unless required by Applicable Law;

(j) (A) commence, discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending or threatened Action that would reasonably be expected to (1) result in a payment of greater than $50,000 individually or in the aggregate or (2) involve any equitable remedies or admission of wrongdoing, or (B) waive, release or assign any claims or rights of TDAC;

(k) sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of, or agree to sell, lease, license, sublicense, exchange, mortgage, pledge, transfer or otherwise create any Liens (other than Permitted Liens) on or dispose of, any material tangible or intangible assets, properties, securities, or interests of TDAC;

(l) make any change in financial accounting methods, principles or practices of TDAC, except insofar as may have been required by a change in GAAP or Applicable Law and regulations or guidance of any Governmental Authority or otherwise required by this Agreement;

(m) pay, or make any commitments for, capital expenditures, except as reasonably required for the consummation of the Transactions; or

(n) enter into any agreement to do any action prohibited under this Section 8.01.

Nothing contained in this Section 8.01 shall give the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of TDAC prior to the Closing. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, each of TDAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Applicable Law.

Section 8.02. of the Exchange Act. Prior to the Closing, the TDAC Board, or an appropriate committee thereof, shall take all reasonable steps as may be required (to the extent permitted under Applicable Law) to cause any acquisition or disposition of the TDAC Ordinary Shares that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act (“Section 16”) with respect to TDAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

Section 8.03. Extension of TDAC’s Term. TDAC and the Sponsor shall use best efforts to take any and all actions necessary, including filing a proxy statement, amending the TDAC Governing Document, voting all TDAC Ordinary Shares it holds in favor of and obtaining the approval of the TDAC Shareholders to extend the deadline for TDAC to consummate its initial Business Combination to a date after June 24, 2026 (such approval and extension, a “TDAC Extension”), in accordance with the TDAC Governing Document, unless the Company otherwise provides written consent to not seek any such TDAC Extension. The Parties shall reasonably cooperate with respect to taking any and all actions relating to a TDAC Extension, including in connection with the preparation, filing and mailing of any proxy materials to be sent to the TDAC Shareholders in connection with seeking the approval of the TDAC Shareholders of any such TDAC Extension. The Sponsor (or its Affiliates) shall bear all expenses relating to obtaining the TDAC Extension (the “TDAC Extension Expenses”), and shall make such deposit(s) into the Trust Account sufficient to fund the TDAC Extension Expenses; provided, however, that TDAC Extension Expenses will, as will all other TDAC Transaction Expenses, be borne and paid in accordance with Section 12.06.

ARTICLE 9

Joint Covenants

Section 9.01. Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated hereby (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 10, (ii) using commercially reasonable efforts to obtain the PIPE Investments as contemplated by Section 9.12, (iii) obtaining as promptly as practicable all consents, approvals, registrations, authorizations, waivers and permits necessary or advisable to be obtained from any third party or any Governmental Authorities and the expiration or termination of all applicable waiting periods under applicable Antitrust Laws necessary to consummate the transactions contemplated hereby, and (iv) obtaining approval for listing the Company Class A Ordinary Shares and Company Warrants issued pursuant to this Agreement on Nasdaq). Subject to Section 12.06, the costs incurred in connection with obtaining such consents of all Governmental Authorities, such expiration or termination of all applicable waiting periods under applicable Antitrust Laws, including any filing fees in connection with any Antitrust Law, and any fees associated with obtaining approval for listing the Company Class A Ordinary Shares and Company Warrants issued pursuant to this Agreement on Nasdaq, shall be paid 50% by the Company and 50% by TDAC.

(b) Each Party shall cooperate in connection with any investigation of the transactions contemplated hereby or litigation by, or negotiations with, any Governmental Authority or other Person relating to the transactions contemplated hereby or regulatory filings under Applicable Law and obtaining approval for listing the Company Class A Ordinary Shares and Company Warrants issued pursuant to this Agreement on Nasdaq.

(c) Each Party shall, in connection with the Agreement and the transactions contemplated hereby, to the extent permitted by Applicable Law: (i) promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the other Parties of) any material substantive communications from or with any Governmental Authority, (ii) cooperate in connection with any proposed substantive written or oral communication with any Governmental Authority and permit the other Parties to review and discuss in advance, and consider in good faith the view of the other Parties in connection with, any proposed substantive written or oral communication with any Governmental Authority, (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other Parties or their outside counsel the opportunity to attend and participate therein, (iv) furnish such other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority and (v) furnish such other Parties’ outside legal counsel with such necessary information and reasonable assistance as such other Parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority; provided that materials required to be provided pursuant to this Section 9.01(c) may be restricted to outside legal counsel and may be redacted (A) as necessary to comply with contractual arrangements, and (B) to remove references to privileged information.

Section 9.02. Director and Officer Insurance.

(a) The Company agrees that all rights held by each present and former director and officer of TDAC to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Second Merger Effective Time, whether asserted or claimed prior to, at, or after the Second Merger Effective Time, provided in the TDAC Governing Document in effect on the date of this Agreement shall survive the Mergers and shall continue in full force and effect until the sixth (6th) anniversary of the Second Merger Effective Time. Without limiting the foregoing, the Company shall cause the Second Merger Surviving Company (i) to maintain for a period of not less than six (6) years from the Second Merger Effective Time provisions in its memorandum and articles of association and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement) of TDAC’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the TDAC Governing Document as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) TDAC shall cause coverage to be extended under its current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Second Merger Effective Time. If any claim is asserted or made within such six (6) year period, the provisions of this Section 9.02 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything to the contrary contained in this Agreement, this Section 9.02 shall survive the consummation of the Mergers until the sixth (6th) anniversary of the Second Merger Effective Time and shall be binding, jointly and severally, on all successors and assigns of the Company and the Second Merger Surviving Company. In the event that the Company or the Second Merger Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Second Merger Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 9.02.

Section 9.03. Tax Matters.

(a) The Parties intend that for U.S. federal (and, as applicable, state and local) income Tax purposes, Mergers, taken together, shall be treated as a reorganization within the meaning of Section 368(a) of the Code and this Agreement shall be adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto (the “Intended Tax Treatment”). The Parties will not take any action that could reasonably be expected to prevent, impair or impede the Intended Tax Treatment and will not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. This Agreement is intended to constitute and hereby is adopted as a “plan of reorganization” with respect to the Mergers within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder. Unless and until TDAC and the Company agree that the Intended Tax Treatment is not permitted by Applicable Law or there is a “determination” within the meaning of Section 1313 of the Code that the Intended Tax Treatment is not permitted by Law, the Parties shall use reasonable best efforts to comply with the covenants set forth in Appendix 9.03(a).

(b) All Transfer Taxes shall be borne by the Company and paid when due. The Company shall timely file all necessary Tax Returns and other documentation with respect to all such Tax Returns and, if required by Applicable Law, the Company Shareholders will join in the execution of any such Tax Return or documentation.

(c) The Parties shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other party or its counsel, to document and support the Tax treatment of the Mergers in a manner consistent with the Intended Tax Treatment, including by providing customary representation letters. Such cooperation shall include the reasonable provision of records and information which are relevant to any such matters and within such party’s possession or obtainable without material cost or expense, and using commercially reasonable efforts to make employees or other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) The Company Shareholders and each of the Company and its Subsidiaries shall terminate or cause to be terminated any and all of the Tax Sharing Agreements in effect, written or unwritten, as of immediately before the First Merger Effective Time as between any Company Shareholder or any predecessor or Affiliate thereof, on the one hand, and the Company or any of its Subsidiaries, on the other hand, for all Taxes imposed by any Taxing Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such Tax Sharing Agreements.

(e) The Company (i) shall cause Merger Sub 1 to make a timely initial entity classification election to be treated as an association taxable as a corporation for U.S. federal income tax purposes effective as of the day of its formation (and shall not thereafter change such classification), (ii) shall cause Merger Sub 2 to make a timely initial entity classification election on IRS Form 8832 for Merger Sub 2 effective as of the day of its formation to be treated as an entity disregarded as separate from the Company for U.S. federal income tax purposes (and shall not thereafter change such classification), and (iii) shall take no action that would result in Merger Sub 1 or Merger Sub 2 being other than a wholly owned direct subsidiary of the Company. The Company shall make available to the pre-Closing TDAC shareholders information that is reasonably required to make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to TDAC for each year that TDAC is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)), including, at the Company’s election, by making such information publicly available on the Company’s website.

Section 9.04. Proxy Statement; Registration Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, TDAC and the Company shall jointly prepare, and the Company shall file with the SEC the Registration Statement, in which a preliminary proxy statement in connection with the Mergers to be sent to the Pre-Closing TDAC Holders relating to the TDAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) for the purposes of the approval of the Transaction Proposals will be included as a prospectus. TDAC and the Company shall use commercially reasonable efforts to cooperate, and cause their respective Subsidiaries, as applicable, to reasonably cooperate, with each other and their respective representatives, advisers and counsels in the preparation of the Proxy Statement and the Registration Statement. TDAC and the Company shall use their commercially reasonable efforts to cause the Proxy Statement and the Registration Statement to comply with the rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement and the Registration Statement, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Registration Statement effective as long as is necessary to consummate the Mergers and the other transactions contemplated hereby.

(b) TDAC and the Company shall use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Mergers, and the Company and TDAC shall promptly furnish all information concerning the Company and TDAC respectively as may be reasonably requested in connection with any such action.

(c) Each of TDAC and the Company shall use reasonable best efforts to promptly furnish to each other party all information concerning itself, its Subsidiaries, officers, directors, managers, members and shareholders, as applicable, and such other matters, in each case, as may be reasonably necessary in connection with and for inclusion in the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of TDAC and the Company or their respective Subsidiaries, as applicable, to the SEC or Nasdaq in connection with the Mergers and the other transactions contemplated hereby (including any amendment or supplement to the Proxy Statement or the Registration Statement) (collectively, the “Offer Documents”).

(d) The Company shall notify TDAC, promptly after the Company receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Class A Ordinary Shares or other securities of the Company for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement, the Registration Statement or the other Offer Documents or for additional information. TDAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement, the Registration Statement or the other Offer Documents and any amendment filed in response thereto.

(e) Without limiting the generality of Section 9.04(d), the Company shall initially include in the Proxy Statement and the Registration Statement the Audited IFRS Financial Statements, together with the auditor’s consents to use such financial statements and reports; provided that if (i) the Registration Statement is declared effective by the SEC after September 30, 2026 or (ii) requested by the SEC, the Company shall include in the Registration Statement the unaudited consolidated balance sheet and statements of comprehensive income, equity and cash flows of the Company and its Subsidiaries as of and for, as applicable, at least the six months ended June 30, 2026 prepared in accordance with IFRS, together with the auditor’s consents to use such financial statements and reports (the “Interim IFRS Financial Statements”) and any other financial statements required by the SEC to be included in the Registration Statement and/or the Proxy Statement.

(f) Each of TDAC and the Company shall use commercially reasonable efforts to ensure that none of the information related to it or any of its Affiliates, supplied by it or on its behalf for inclusion or incorporation by reference in (i) the Proxy Statement will, as of the date it is first mailed to the Pre-Closing TDAC Holders, or at the time of the TDAC Extraordinary General Meeting, or (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act and at the Second Merger Effective Time, in either case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

(g) If, at any time prior to the Second Merger Effective Time, any information relating to TDAC, the Company, or any of their respective Subsidiaries, Affiliates, directors or officers, as applicable, or the Company Shareholders is discovered by any of TDAC or the Company and is required to be set forth in an amendment or supplement to either the Proxy Statement or the Registration Statement, so that the Proxy Statement or the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall, subject to the other provisions of this Section 9.04, be promptly filed by the Company with the SEC and, to the extent required by Applicable Law, disseminated to the Pre-Closing TDAC Holders.

Section 9.05. TDAC Shareholder Approval.

(a) TDAC shall take, in accordance with Applicable Law, Nasdaq rules, and the TDAC Governing Document, all action necessary to call, hold, and convene a meeting of holders of TDAC Ordinary Shares (including any permitted adjournment or postponement, the “TDAC Extraordinary General Meeting”) to consider and vote upon the Transaction Proposals and to provide the TDAC Shareholders with the opportunity to effect a TDAC Share Redemption in connection therewith as promptly as reasonably practicable after the date that the Registration Statement is declared effective under the Securities Act. TDAC shall, through the TDAC Board, recommend to the TDAC Shareholders (including in the Proxy Statement) and solicit approval of (i) the adoption and approval of this Agreement and the transactions contemplated by this Agreement, including the Mergers, and the authorization of the First Plan of Merger, (ii) the adoption and approval of any other proposals as the SEC (or staff member thereof) or Nasdaq may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, (iii) the adoption and approval of any other proposals as reasonably agreed by TDAC and the Company to be necessary or appropriate in connection with the Mergers and (iv) adjournment of the TDAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (v), together, the “Transaction Proposals”).

(b) Notwithstanding anything to the contrary contained in this Agreement, once the TDAC Extraordinary General Meeting to consider and vote upon the Transaction Proposals has been called and noticed, TDAC will not adjourn the TDAC Extraordinary General Meeting without the consent of the Company, other than (i) for the absence of a quorum, in which event TDAC shall adjourn the meeting up to three (3) times for up to ten (10) Business Days each time, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that TDAC has determined in good faith, after consultation with its outside legal advisors, is necessary under Applicable Law, and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of TDAC Ordinary Shares prior to the TDAC Extraordinary General Meeting, or (iii) a one-time adjournment of up to ten (10) Business Days to solicit additional proxies from holders of TDAC Ordinary Shares to the extent TDAC has determined that such adjournment is reasonably necessary to obtain the approval of the Transaction Proposals.

Section 9.06. Post-Closing Board. The Parties shall take all necessary action to cause the board of the Company as of immediately following the Closing (the “Post-Closing Board”) to consist of nine (9) directors, of whom (a) one (1) individual expected to be Michael B. Hoffman, shall be designated by TDAC and the Sponsor as a Class I director (the “TDAC Designee”), and (b) three (3) individuals, including the Founder, shall be designated by the Founder, one of whom shall be a Class II director and two of whom shall be Class III directors (the “Founder Designees”) no later than fourteen (14) days prior to the expected effectiveness date of the Registration Statement. Each Founder Designee and the TDAC Designee shall meet the director qualification and eligibility criteria of Applicable Law and the listing rules of Nasdaq, and, subject to any exemptions available to foreign private issuers, a number of Founder Designees shall qualify as independent directors under the listing rules of Nasdaq such that at least three (3) directors as of immediately following the Closing shall qualify as independent directors (as such term is defined under rules of the SEC and Nasdaq). The Listing A&R AoA shall provide that immediately after the Closing, (i) the Post-Closing Board shall consist of directors divided as nearly equal as possible into three classes (Class I, Class II and Class III), with respective terms of appointment expiring at the first, second and third annual general meetings of the Company following the Closing, (ii) the SBCVC Shareholder shall have the right to appoint one (1) director in accordance with the Listing A&R AoA as a Class I director, (iii) New Epoch Capital LP shall have the right to appoint one (1) director in accordance with the Listing A&R AoA as a Class I director and (iv) New Horizon I Holding Company Limited shall have the right to recommend one (1)  further candidate as an independent director in accordance with the Listing A&R AoA.

Section  9.07. Trust Account. Upon satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice TDAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with, subject to and pursuant to the Trust Agreement and the TDAC Governing Document, (a) at the Closing, (i) TDAC shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) shall cause the Trustee to (A) pay as and when due all amounts payable for TDAC Share Redemptions and (B) pay all amounts then available in the Trust Account to, or at the direction of, TDAC in accordance with this Agreement and the Trust Agreement prior to the Second Merger Effective Time, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 9.08. Form 8-K. TDAC and the Company shall mutually agree upon and issue a press release announcing the execution of this Agreement. TDAC and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), TDAC shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement. Prior to the Closing, TDAC and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, TDAC shall issue the Closing Press Release and shall file it on a Current Report on Form 8-K. TDAC and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, TDAC shall prepare, a draft Form 8-K announcing the Closing.

Section 9.09. No Shop. During the Interim Period, both TDAC, on the one hand, and the Company and its Subsidiaries, on the other hand, will not, nor will they direct, authorize or permit their respective Representatives to, directly or indirectly (a) take any action to solicit, initiate or engage in discussions or negotiations with, or enter into any binding agreement with, any Person concerning, or which would reasonably be expected to lead to, an Acquisition Transaction, (b) in the case of TDAC, fail to include the TDAC Board Recommendation in (or remove the TDAC Board Recommendation from) the Registration Statement, or (c) withhold, withdraw, qualify, amend or modify (or publicly propose or announce any intention or desire to withhold, withdraw, qualify, amend or modify), in a manner adverse to the other Party, the approval of such Party’s governing body of this Agreement and/or any of the Transactions, or, in the case of TDAC, the TDAC Board Recommendation, unless, in the case of clause (b) and (c), the applicable party (the “Party Making Change”) determines, in good faith, after consultation with its outside legal counsel, that the failure to take, or taking of, such action would constitute a breach by the directors of the Party Making Change of their fiduciary duties under Applicable Law; provided, however, the Party Making Change will not be entitled to take such actions under clauses (b) or (c) (“Change in No Shop”) unless (i) the Party Making Change has provided at least five (5) Business Days’ prior written notice (“Change in No Shop Notice”) to the other party (the “Party Receiving Change”) advising that the Party Making Change proposes a Change in No Shop and which notice contains the material facts underlying the Party Making Change’s determination of such Change in No Shop, (ii) during such five (5) Business Day period following the Party Receiving Change’s receipt of a Change in No Shop Notice, the Party Making Change has

engaged in good faith negotiations with the Party Receiving Change and its Representatives (to the extent that the Party Receiving Change desires to so negotiate) to make such adjustments (which adjustments, to the extent accepted by the Party Making Change, would be binding on the Party Receiving Change) in the terms and conditions of this Agreement so as to obviate the need for such Change in No Shop and (iii) following expiration of such five (5) Business Day period, the Party Making Change reaffirms in good faith, after consultation with its outside legal counsel, that the failure to make a Change in No Shop would constitute a breach by the directors of the Party Making Change of their fiduciary duties under Applicable Law. Promptly upon receipt of an unsolicited proposal regarding an Acquisition Transaction, TDAC and each of the Company and the Acquisition Entities shall notify the other party thereof, which notice shall include a written summary of the material terms of such unsolicited proposal. Notwithstanding the foregoing, the Parties may respond to any unsolicited proposal regarding an Acquisition Transaction only by indicating that such Party has entered into a binding definitive agreement with respect to a business combination and is unable to provide any information related to such Party or any of its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning an Acquisition Transaction. For the purposes hereof, “Acquisition Transaction” means, (i) with respect to the Company, any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction (other than the Transactions and transactions with customers in the Ordinary Course of Business), in each case, involving the sale, lease, exchange or other disposition of properties or assets or Equity Securities of the Company or any of the Company’s Subsidiaries and (ii) with respect to TDAC, any transaction (other than the Transactions) involving, directly or indirectly, any merger or consolidation with or acquisition of, purchase of assets or equity of, consolidation or similar business combination with or other transaction that would constitute a Business Combination with or involving TDAC (or any Affiliate or Subsidiary of TDAC), on the one hand, and any party other than the Company or the Company Shareholders, on the other hand.

Section 9.10. Notification of Certain Matters. Each of the Company and TDAC shall give prompt notice to the other Party of: (a) any Action or investigation that would have been required to be disclosed to the other Party under this Agreement if such Party had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Section 10.02 or Section 10.03 not to be satisfied at any time from the date of this Agreement to the Second Merger Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement; (d) without limiting Section 9.01, any regulatory notice or report from a Governmental Authority in respect of the transactions contemplated by this Agreement; and (e) in the case of the Company, any information or knowledge obtained by the Company or any of its Subsidiaries that could reasonably be expected to materially affect the Company’s or any of its Subsidiaries’ current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.

Section 9.11. Listing. From the date hereof through the Closing, TDAC shall use reasonable best efforts to ensure that TDAC remains listed as a public company, and that TDAC Class A Ordinary Shares remain listed, on Nasdaq. The Company shall use reasonable best efforts to (a) ensure that the Company is listed as a public company, and that Company Class A Ordinary Shares and Company Warrants are listed, on Nasdaq, in each case, as of the Second Merger Effective Time and (b) for a period of at least five (5) years from the Closing Date, maintain the listing of the Company Class A Ordinary Shares and the Company Warrants on Nasdaq (or another similar national securities exchange) and its status as a U.S. listed public company.

Section 9.12. PIPE Investment.

(a) During the Interim Period, each of TDAC and the Company shall use its commercially reasonable efforts to enter into and take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to enter into and consummate subscription agreements (the “Subscription Agreement(s)”) with investors relating to a private equity investment in TDAC to purchase TDAC Class A Ordinary Shares (such shares, the “PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with investors, in either case on terms mutually agreeable to the Parties acting reasonably and in good faith (such investment, the “PIPE Investment”, and such investors, the “PIPE Investor(s)”). In connection with the Parties seeking a PIPE Investment, the Parties shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having senior management of the Parties participate in any investor meetings and roadshows as reasonably requested by TDAC). In connection with a PIPE Investment, to the extent necessary to address the treatment of the PIPE Shares underlying such PIPE Investment hereunder, TDAC and the Company shall negotiate in good faith to amend or otherwise modify this Agreement to reflect such PIPE Shares.

(b) TDAC shall not reduce the investment or subscription amount under any Subscription Agreement or reduce or impair the rights of TDAC under any Subscription Agreement, permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of the PIPE Shares contemplated thereby, unless otherwise approved in writing by the other Party (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the foregoing actions that would not increase conditionality or impose any new obligation on TDAC.

(c) TDAC shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by any Subscription Agreement to which it is a party on the terms and conditions described therein, including maintaining in effect such Subscription Agreement and to use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to TDAC in such Subscription Agreement and otherwise comply with its obligations thereunder; (ii) confer with the Company regarding timing for delivery of any closing notice pursuant to such Subscription Agreement; and (iii) enforce its rights under such Subscription Agreement in the event that all conditions in such Subscription Agreement (other than conditions that TDAC, the Company or any of their respective Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investor to pay to (or as directed by) TDAC the consideration set forth in such Subscription Agreement and consummate the transactions contemplated by such Subscription Agreement at least one day prior to the First Merger Effective Time, in accordance with its terms.

(d) Without limiting the generality of the foregoing, TDAC shall give the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to TDAC; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; (iii) of any amendment, waiver or modification to any Subscription Agreement entered into by TDAC that such Party was permitted to make without the prior written consent of the Company in accordance with this Section 9.12(d), it being understood that such amendment, waiver or modification is not conditioned on delivery of such notice; and (iv) if TDAC does not expect to receive all or any portion of financing proceeds on the terms, in the manner or from the applicable PIPE Investors as contemplated by the Subscription Agreements.

ARTICLE 10

Conditions to Obligations

Section 10.01. Conditions to Obligations of TDAC, the Company and the Acquisition Entities. The obligations of TDAC, the Company and the Acquisition Entities to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if permitted by Applicable Law) in writing by all of such parties:

(a) Nasdaq Listing Requirements. The Company Class A Ordinary Shares and Company Warrants contemplated to be listed pursuant to this Agreement shall have been listed on Nasdaq and shall be eligible for listing on Nasdaq immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.

(b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order, whether temporary, preliminary or permanent, which is then in effect or is pending or threatened, that has or would have the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the transactions contemplated by this Agreement.

(c) TDAC Shareholder Approval. The TDAC Shareholder Approval shall have been obtained.

(d) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(e) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the Securities Act, no stop order shall have been issued by the SEC with respect to the Registration Statement and no Action seeking such stop order shall have been threatened or initiated.

(f) Net Tangible Assets. The Second Merger Surviving Company (as the successor of TDAC) shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the consummation of the Business Combination and the closing of the TDAC Share Redemption.

(g) Recapitalization. The Recapitalization shall have been completed in accordance with the terms hereof.

Section 10.02. Conditions to Obligations of TDAC. The obligations of TDAC to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by TDAC:

(a) Representations and Warranties.

(i)

Each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 5.01, Section 5.02, Section 5.05, Section 5.06, Section 5.09(a) and Section 5.26, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)

The representations and warranties of the Company contained in Section 5.01(c) and Section 5.09(a) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii)	Each of the representations and warranties of the Company contained in Section 5.01(a), Section 5.01(b), Section 5.02, Section 5.05, Section 5.06 and Section 5.26 (without giving effect to any materiality or “Company Material Adverse Effect” or similar qualifications therein), shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct as of such time), except for, in each case, such failures to be true and correct as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b) Covenants. Each of the covenants, obligations and agreements of the Company hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No Company Material Adverse Effect. From the date of this Agreement, there shall not have occurred a Company Material Adverse Effect that is continuing as of the Closing.

(d) Closing Deliverables. TDAC shall have received the deliverables set forth in Section 4.02(a).

Section 10.03. Conditions to the Obligations of the Company and Acquisition Entities. The obligation of the Company and the Acquisition Entities to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company and the Acquisition Entities:

(a) Representations and Warranties.

(i)

Each of the representations and warranties of TDAC contained in this Agreement (without giving effect to any materiality or “TDAC Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 6.01, Section 6.02, Section 6.06, Section 6.12(b) and Section 6.22, shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time, except with respect to representations and warranties which speak as to another specified time, which representations and warranties shall be true and correct at and as of such time, except for, in each case, such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a TDAC Material Adverse Effect.

(ii)

The representations and warranties of TDAC contained in Section 6.01(c), Section 6.02 and Section 6.12(b) shall be true and correct as of the date of this Agreement and as of the Closing, as if made at and as of such time.

(iii)

Each of the representations and warranties of TDAC contained in Section 6.01(a), Section 6.01(b), Section 6.06 and Section 6.22 (without giving effect to any materiality or “TDAC Material Adverse Effect” or similar qualifications therein), shall be true and correct in all respects except for de minimis inaccuracies as of the date of this Agreement and as of the Closing, as if made at and as of such time (except to the extent that any such representation and warranty speaks expressly as of another specified time, in which case such representation and warranty shall be true and correct in all respects except for de minimis inaccuracies as of such time).

(b) Covenants. Each of the covenants, obligations and agreements of TDAC hereunder to be performed as of or prior to the Closing shall have been performed in all material respects.

(c) No TDAC Material Adverse Effect. From the date of this Agreement, there shall not have occurred a TDAC Material Adverse Effect.

(d) TDAC Extension. The TDAC Extension shall be obtained.

(e) Closing Deliverables. The Company shall have received the deliverables set forth in Section 4.02(b).

(f) Minimum Cash. Available Cash shall be greater than or equal to Minimum Cash.

Section 10.04. Satisfaction of Conditions. All conditions to the obligations of the Company and TDAC to proceed with the Closing under this Agreement will be deemed to have been fully and completely satisfied or waived for all purposes if the Closing occurs.

ARTICLE 11

Termination/Effectiveness

Section 11.01. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by written consent of all Parties to this Agreement;

(b) by written notice by either the Company or TDAC if the Closing shall not have occurred on or before March 31, 2027 (the “Termination Date”); provided, that if TDAC seeks and obtains a TDAC Extension, TDAC shall have the right, with the prior written consent of the Company, to extend the Termination Date for an additional period equal to the shortest of (i) the period ending on the last date for TDAC to consummate its Business Combination pursuant to such TDAC Extension and (ii) such period as mutually agreed by the Parties; provided, further, that the right to terminate this Agreement pursuant to this Section 11.01(b) shall not be available to any Party whose breach of or failure to perform any provision of this Agreement by such Party or its Affiliates results in the failure of the Closing to be consummated by such date;

(c) by written notice by either the Company or TDAC if the consummation of the Mergers is permanently enjoined, prohibited, deemed illegal or prevented by the terms of a final, non-appealable Governmental Order;

(d) by written notice by TDAC if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date TDAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from TDAC of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; provided that TDAC shall not have the right to terminate this Agreement pursuant to this Section 11.01(d) if TDAC is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by TDAC would cause any condition set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied;

(e) by written notice by the Company if (i) for any reason, TDAC fails to obtain the TDAC Extension by June 24, 2026, or TDAC fails to timely hold the shareholder meeting to vote on the TDAC Extensions, or at any time before that once it becomes reasonably apparent to the Company that TDAC would be unable to obtain the TDAC Extension; or (ii) there is any breach of any representation, warranty, covenant or agreement on the part of TDAC set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating TDAC Breach”), except that, if any such Terminating TDAC Breach is curable by TDAC, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by TDAC of notice from the Company of such breach, but only as long as TDAC continues to use its reasonable best efforts to cure such Terminating TDAC Breach (the “TDAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating TDAC Breach is not cured within the TDAC Cure Period; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.01(e) if the Company is then in breach of its covenants, agreements, representations or warranties contained in this Agreement, which breach by the Company would cause any condition set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied;

(f) by written notice by either the Company or TDAC if the TDAC Shareholder Approval is not obtained upon a vote duly taken thereon at the TDAC Extraordinary General Meeting (subject to any permitted adjournment or postponement of the TDAC Extraordinary General Meeting).

The Party desiring to terminate this Agreement pursuant to this Section 11.01 (other than Section 11.01(a)) shall give notice of such termination to each other Party.

Section 11.02. Effect of Termination. Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than liability of any of the Parties for any (i) intentional and willful breach of this Agreement by such Party occurring prior to such termination or (ii) fraud by such Party. The provisions of Sections 7.04, 11.02, 12.05, 12.06, 12.07, 12.08, 12.09, 12.11, 12.14, 12.16, 12.17 and 12.18 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any defined term or other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement.

ARTICLE 12

Miscellaneous

Section 12.01. Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Second Merger Effective Time, except for (a) those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Second Merger Effective Time and then only to such extent until such covenants and agreements have been fully performed, (b) any covenants and agreements in the Surviving Provisions and (c)  any claim arising out of fraud.

Section 12.02. Waiver. At any time and from time to time prior to the Closing, TDAC and the Company may, to the extent legally allowed, to the extent a Party is entitled to waive, and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of Applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein that are required to be satisfied by such other Party. No waiver of any term or condition of this Agreement shall be valid unless the waiver is in writing and signed by the Party entitled to waive. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 12.03. Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in-person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email or other electronic transmission (in each case in this clause (d), solely if receipt is confirmed), addressed as follows:

(i)	If to TDAC, to:

Translational Development Acquisition Corp.

52 E. 83rd Street New York,

New York 10028

Attention: Michael B. Hoffman

Email: michael@stonecappartners.com

with copies (which shall not constitute notice) to:

Venable LLP

151 W. 42nd St.

New York, NY 10036

Attention: William N. Haddad

Email: williamnhaddad@venable.com

(ii)	If to the Company or any Acquisition Entity, to:

No. 6-1, Ziqiang 7th Rd.,

Zhongli Dist.,

Taoyuan City 320023,

Taiwan (R.O.C.)

Attention: Althea Hsu

Email: althea@prologium.com

with copies (which shall not constitute notice) to:

Sullivan & Cromwell (Hong Kong) LLP

20th Floor, Alexandra House, 18 Chater Road, Central

Hong Kong

Attention: Ching-Yang Lin

Email: linc@sullcrom.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 12.03.

Section 12.04. Assignment. No party hereto shall assign, delegate or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other parties hereto. Any assignment in contravention of the preceding sentence shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.05. Rights of Third Parties. The Company and TDAC hereby agree that their respective representations and warranties set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement, including, without limitation, the right to rely upon the accuracy or completeness of the representations and warranties set forth herein; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 9.02, and (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 12.05 and Section 12.16.

Section 12.06. Expenses. Except as otherwise provided herein and subject to Section 11.01(e), each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants; provided that, notwithstanding anything to the contrary, (a) if the Closing shall not occur, the Company shall be responsible for paying the Company Transaction Expenses, and TDAC shall be responsible for paying the TDAC

Transaction Expenses and the TDAC Extension Expenses (if any), and (b) if the Closing shall occur, the Second Merger Surviving Company shall pay or cause to be paid all the Company Transaction Expenses and the TDAC Transaction Expenses.

Section 12.07. Governing Law. This Agreement, and all Actions based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the First Merger, the Second Merger, the vesting of the undertaking, property and liabilities of each of Merger Sub 1 and TDAC in the First Merger Surviving Company, the vesting of the undertaking, property and liabilities of each of Merger Sub 2 and the First Merger Surviving Company in the Second Merger Surviving Company, the cancellation of TDAC Ordinary Shares, the rights provided for in Section 238 of the Cayman Islands Companies Act with respect to any TDAC Dissenting Shares, the fiduciary or other duties of the TDAC Board, the Company Board, the directors of Merger Sub 1, the directors of Merger Sub 2 and the internal corporate affairs of TDAC, the Company, Merger Sub 1 and Merger Sub 2.

Section 12.08. Dispute Resolution. Subject to Section 12.16, any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be settled by arbitration to be held in Hong Kong, which shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration. There shall be three (3) arbitrators, among which one (1) shall be appointed by TDAC, one (1) appointed by the Company and one (1) appointed by the Secretary General of the HKIAC. The arbitration shall be conducted in English. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

Section 12.09. Headings and Captions; Counterparts. The headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile or pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.10. Confidentiality. Each of TDAC and the Company acknowledges that the information being provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

Section 12.11. Entire Agreement. This Agreement (including, for the avoidance of doubt, any Annexes, Appendices, Exhibits or Schedules annexed hereto or referred to herein, including the Company Disclosure Schedule and the TDAC Disclosure Schedule), the Confidentiality Agreement, and the Ancillary Agreements constitute the entire agreement among the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 12.12. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties; provided that, after the TDAC Shareholder Approval has been obtained, there shall be no amendment or modification that would require the further approval of the Pre-Closing TDAC Holders under Applicable Law without such approval having first been obtained.

Section 12.13. Publicity. Except (a) communications consistent with the final form of joint press release announcing the Transactions (the “Joint Press Release”) and the investor presentation given to investors in connection with the announcement of the Transactions, or (b) as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, or (c) pursuant to Sections 9.04 and 9.08, TDAC, on the one hand, and the Company and the Acquisition Entities, on the other hand, shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other, prior to issuing any press releases or other public written communications or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, and shall not make or issue any such press release or other public written communications or otherwise make any planned public statements without the prior written consent of the other Party; provided, that in the event that any such filing, press release, public written communication or statement identifies any Company Shareholder (other than the Founder Parties), each of the Parties agrees and acknowledges that it shall provide meaningful opportunity to such Company Shareholder to review and give due consideration to reasonable comment by such Company Shareholder, prior to issuing such filing, press release, public written communication or statement.

Section 12.14. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under any Applicable Law governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Applicable Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 12.15. Disclosure Schedules. Each of the Company and TDAC has set forth information on their respective disclosure schedules in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent. Any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the TDAC Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “TDAC Material Adverse Effect,” “material adverse effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter (other than with respect to any section of the Company Disclosure Schedules or TDAC Disclosure Schedules, as applicable, referred to in any representation or warranty in this Agreement that expressly requires listing facts, circumstances or agreements in such section of the Company Disclosure Schedules or TDAC Disclosure Schedules, as applicable), or (d) notwithstanding the foregoing in sub-clause (c), constitute, or be deemed to constitute, an admission to any third party in any respect concerning such item or matter.

Section 12.16. Enforcement.

(a) The Parties agree that irreparable damage for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of Damages or inadequacy of any remedy at Applicable Law, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or Applicable Law.

(b) Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.16(b) shall not be required to provide any bond or other security in connection with any such injunction. The Parties acknowledge and agree that nothing contained in this Section 12.16 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 12.16 before exercising any termination right under Section 11.01 or pursuing damages.

Section 12.17. Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Acquisition Entities or TDAC under this Agreement of or for any Action based on, arising out of, or related to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 12.17, nothing in this Section 12.17 shall limit (a) any liabilities or obligations against any party to an Ancillary Agreement in respect thereof or (b) any Party’s remedies in the event of fraud.

Section 12.18. TDAC Legal Representation. The Company hereby agrees on behalf of itself and its directors, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Company Waiving Parties”), that any legal counsel (including Venable LLP) that represented TDAC, the Sponsor and/or the TDAC Designee prior to the Closing may represent the TDAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees, in each case, in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation (or any continued representation) of TDAC or other Company Waiving Parties, and each of TDAC and the Company on behalf of itself and the Company Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of TDAC and the Company on behalf of itself and the Company Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Venable LLP) that represented the TDAC Designee, the Sponsor or any of the Sponsor’s Affiliates or the Sponsor’s or its Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the TDAC Designee and the Sponsor and may be controlled by the TDAC Designee and the Sponsor, and shall not pass to or be claimed or controlled by the Company (after giving effect to the Closing) or any other Company Waiving Party; provided that the TDAC Designee and the Sponsor shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by the Company or any Company Waiving Party prior to the Closing with TDAC, the Sponsor or the TDAC Designee (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Second Merger Surviving Company and the Company. The Company

acknowledges that the foregoing provisions apply whether or not any legal counsel (including Venable LLP) that represented TDAC, the Sponsor and/or the TDAC Designee prior to the Closing provides legal services to the Company, TDAC or any other Company Waiving Parties after the Closing Date.

Section 12.19. Company Legal Representation. TDAC hereby agrees on behalf of itself and its directors, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “TDAC Waiving Parties”), that any legal counsel (including Sullivan & Cromwell (Hong Kong) LLP and its affiliates) that represented the Company or any of its Affiliates prior to the Closing may represent the Company Designees, or any of the Company’s Affiliates or the Company’s Affiliates’ respective directors, members, partners, officers or employees, in each case, after the Closing in connection with any Action or obligation arising out of or relating to this Agreement, notwithstanding its representation of the Company prior to the Closing, and each of TDAC and the Company on behalf of itself and the TDAC Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Each of TDAC and the Company on behalf of itself and the TDAC Waiving Parties hereby further agrees that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Sullivan & Cromwell (Hong Kong) LLP and its affiliates) that represented the Company or any of its Affiliates or any of the Company’s Affiliates’ respective directors, members, partners, officers or employees prior to the Closing in any way related to the transactions contemplated hereby, the attorney/client privilege and the expectation of client confidence belongs to the Company Designees and may be controlled by the Company Designees, and shall not pass to or be claimed or controlled by the Second Merger Surviving Company (after giving effect to the Closing) or any other TDAC Waiving Party; provided that the Company Designees shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by TDAC or any TDAC Waiving Party prior to the Closing with the Company or the Company Designees (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Second Merger Surviving Company and the Company.

[Signature Pages Follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

By	/s/ Michael B. Hoffman
	Name:	Michael B. Hoffman
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

PROLOGIUM HOLDING INC.

By:	/s/ Yang, Szu-Nan
Name: Yang, Szu-Nan
Title: Chief Executive Officer and Director

PLG MERGER SUB 1

By:	/s/ Yang, Szu-Nan
Name: Yang, Szu-Nan
Title: Director

PLG MERGER SUB 2

By:	/s/ Yang, Szu-Nan
Name: Yang, Szu-Nan
Title: Director

[Signature Page to Agreement and Plan of Merger]

ANNEX B

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

ELEVENTH AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF

ASSOCIATION OF

PROLOGIUM HOLDING INC.

(adopted by a special resolution passed on [   ] and effective on [   ])

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

ELEVENTH AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

PROLOGIUM HOLDING INC.

(adopted by a special resolution passed on [   ] and effective on [   ])

1.	The name of the company is Prologium Holding Inc. (the “Company”).

2.

The Registered Office shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3.

Subject to the following provisions of this Memorandum of Association (the “Memorandum”), the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by The Companies Act (As Revised) of the Cayman Islands (the “Act”) or any other law of the Cayman Islands.

4.

Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of the Act.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6.

If the Company is exempted, it shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each Shareholder is limited to the amount from time to time unpaid on such Shareholder’s shares.

8.	The authorised share capital of the Company is US$[ ] divided into:

(a)	[ ] Class A Ordinary Shares of a par value of US$0.0001 each;

(b)	[ ] Class B Ordinary Shares of a par value of US$0.0001 each;

(c)	[ ] Class C Ordinary Shares of a par value of US$0.0001 each; and

(d)

[  ] shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 5 of the Articles of Association (the “Articles”),

provided always that subject to the Act and the Articles, the Company shall have power to redeem or purchase any of its shares and to subdivide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

B-i

9.

The Company has the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside of Cayman Islands and to be deregistered in the Cayman Islands.

10.	Capitalised terms that are not defined in this Memorandum bear the same meaning as those given in the Articles.

B-ii

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

ELEVENTH AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

PROLOGIUM HOLDING INC.

(adopted by a special resolution passed on [    ] and effective on [   ])

INTERPRETATION

1.	The Regulations contained or incorporated in Table A in the First Schedule of the Act shall not apply to this Company.

2.	In these Articles the following terms shall have the meanings set opposite unless the context otherwise requires:

“Act”	means The Companies Act (As Revised) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Act is referred to, the reference is to that provision as modified by any law for the time being in force.

“Affiliate”	means, with respect to any specified Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such specified person.

“Applicable Law”	means, with respect to any Person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such Person.

“Articles”	means these articles of association of the Company, as amended or substituted from time to time.

“Auditors”	means the auditors of the Company for the time being and from time to time.

“Board”	means the board of directors of the Company from time to time.

“Business Combination Agreement”	means the Agreement and Plan of Merger dated May 27 2026, entered into by and among the Company, TDAC, PLG Merger Sub 1 and PLG Merger Sub 2, as amended.

“Business Combination Closing”	means the time of consummation of the transaction as defined in the Business Combination Agreement.

“Business Combination Signing”	means the date on which the Business Combination Agreement has been duly executed and delivered by all parties thereto.

“Chair” or “Chairperson”	means the chairperson of the Board or chairperson of the meeting, as the case may be.

“Change of Control”	means, with respect to the SBCVC Shareholder, New Epoch, or a New Horizon Shareholder, any transaction or series of related transactions as a result of which any Person or group of Persons, other than the Person or Persons Controlling such Shareholder as of the Business Combination Signing, directly or indirectly Controls such Shareholder.

“Class” or “Classes”	means any class or classes of Shares as may from time to time be issued by the Company;

“Class A Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the capital of the Company, designated as a Class A Ordinary Share and having the rights provided for in these Articles.

“Class B Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the capital of the Company, designated as a Class B Ordinary Share and having the rights provided for in these Articles.

“Class C Ordinary Share”	means an ordinary share of a par value of US$0.0001 in the capital of the Company, designated as a Class C Ordinary Share and having the rights provided for in these Articles.

“Company”	means Prologium Holding Inc.

“Communication Facilities”	means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communication, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and being heard by each other and all Shareholders’ rights to speak and vote at the meeting are maintained.

“Control”	means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Designated Stock Exchange”	means any national securities exchange or automated quotation system on which the Company’s securities are traded, including but not limited to the New York Stock Exchange and the Nasdaq Stock Market.

“Designated Stock Exchange Rules”	means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the original and continued listing of any Shares on the Designated Stock Exchanges.

“Directors”	means the directors of the Company for the time being and from time to time or, as the case may be, the directors assembled as a board or as a committee thereof and the expression Director shall be construed accordingly.

“Disqualifying Event”	means, with respect to the SBCVC Shareholder, New Epoch, or a New Horizon Shareholder, the occurrence of any of the following:

(a) a Change of Control of such Shareholder; or

(b)   such Shareholder, or any Person that Controls such Shareholder, becoming a Person in respect of whom the Company would be required, or would reasonably be expected to be required, to make disclosures in accordance with or responsive to the SEC’s Sample Letter to Companies Regarding China-Specific Disclosures, June 2023 (as may be updated from time to time), and related SEC rules and regulations.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Founder”	means Yang Szu-Nan (楊思枬), a citizen of Taiwan.

“Founder Affiliate”	means an Affiliate of the Founder.

“Independent Director”	means a Director who is an independent director, as defined in the Designated Stock Exchange Rules as determined by the Directors.

“Memorandum”	means the memorandum of association of the Company.

“month”	means a calendar month.

“New Epoch”	means New Epoch Capital LP, and does not, for the avoidance of doubt, include any Affiliate, member, partner, successor, transferee or assignee of such Shareholder, unless transferred pursuant to and in accordance with a Permitted Transfer.

“New Horizon Shareholders”	means each of New Horizon I Holding Company Limited and New Horizon II Holding Company Limited, and does not, for the avoidance of doubt, include any Affiliate, member, partner, successor, transferee or assignee of such Shareholder, unless transferred pursuant to and in accordance with a Permitted Transfer.

“Officer”	means a Person appointed to hold an office in the Company including a Director, alternate Director or liquidator and excluding the Secretary.

“Ordinary Shares”	means, collectively, the Class A Ordinary Shares, the Class B Ordinary Shares, the Class C Ordinary Shares and any other class or series of ordinary shares the Company may issue from time to time.

“Ordinary Resolution”	means a resolution passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company, and where a poll is taken, regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.

“Permitted Transfer”	means any transfer of securities by a Shareholder to an Affiliate of such Shareholder, provided that (i) the transferor(s) shall remain legally liable, on a joint and several basis, with the transferee(s) , for the obligations attaching to such securities under these Articles, and (ii) if such transferee ceases to be an Affiliate of the transferor, such transferee shall promptly transfer the relevant securities back to the transferor, failing which such securities shall automatically convert into Class A Ordinary Shares.

“Person”	means an individual, a natural person, firm, company, corporation, partnership, joint venture, trust, a limited liability company, an unincorporated association, or other entity (whether or not having a separate legal personality), a government or any agency or political subdivision thereof, or any of them as the context so requires.

“Present”	means, in respect of any Person, such Person’s presence at a general meeting of Shareholders, which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorised representative (or, in the case of any Shareholder, a proxy which has been validly appointed by such Shareholder in accordance with these Articles), being:

(a) physically present at the meeting; or

(b)   in the case of any meeting at which Communication Facilities are permitted, in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities.

“Register of Members”	means the register of members of the Company required to be kept pursuant to the Act and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office of the Company, as provided in Section 50 of the Act.

“Seal”	means the common seal of the Company (if applicable) or any facsimile or official seal (if applicable) for the use outside of the Cayman Islands.

“SEC”	means the U.S. Securities and Exchange Commission.

“Secretary”	means any person appointed by the Directors to perform any of the duties of the secretary of the Company and including any assistant, deputy, temporary or acting secretary.

“Share”	means a share in the capital of the Company of any Class including a fraction of such share, whether the Class A Ordinary Shares, the Class B Ordinary Shares, the Class C Ordinary Shares or others. For the avoidance of doubt, in these Articles, the expression “Share” shall include a fraction of a Share.

“Shareholder”	means a Person who is registered in the Register of Members as the holder of any Share in the Company.

“SBCVC Shareholder”	means SBCVC FUND IV, L.P., and does not, for the avoidance of doubt, include any Affiliate, member, partner, successor, transferee or assignee of such Shareholder, unless transferred pursuant to and in accordance with a Permitted Transfer.

“TDAC”	means Translational Development Acquisition Corp.

“Special Resolution”	means a special resolution of the Company passed in accordance with the Act, being a resolution passed by a majority of not less than two-thirds (2/3) of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled.

“Sponsor”	means TDAC Partners LLC, a Delaware limited liability company.

“Taiwan”	means the Republic of China (Taiwan).

“transfer”	means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, encumbrance, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights; and “transferred” means the accomplishment of a transfer, and “transferee” means the recipient of a transfer.

“Treasury Shares”	means the shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

“United States”	means the United States of America.

“Virtual Meeting”	means any general meeting of Shareholders at which the Shareholders and any other permitted participants of such meeting (including, without limitation, the Chairperson of such meeting and any Directors) are permitted to attend and participate solely by means of Communication Facilities.

(a)	Unless the context otherwise requires, expressions defined in the Act and used herein shall have the meanings so defined.

(b)	In these Articles, unless the context otherwise requires:

(i)	words importing the singular number shall include the plural number and vice-versa;

(ii)	words importing the masculine gender only shall include the feminine gender and vice-versa;

(iii)

a notice provided for herein shall be in writing unless otherwise specified and all reference herein to “in writing” and “written” shall include printing, lithography, photography and other modes of representing or reproducing words in permanent visible form, including in the form of an Electronic Record;

(iv)	in these Articles, sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(v)	“may” shall be construed as permissive and “shall” shall be construed as imperative;

(vi)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record; and

(vii)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature, as defined in the Electronic Transactions Act.

(c)	Headings used herein are intended for convenience only, and shall not affect the construction of these Articles.

PRELIMINARY

3.	The business of the Company may be conducted as the Directors shall see fit.

4.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

SHARES

5.

Subject to the Act, these Articles and, where applicable, the Designated Stock Exchange Rules, the rules and regulations of the SEC and/or any other Applicable Law, all Shares for the time being unissued shall be under the control of the Directors who may, in their absolute discretion and without the approval of the Shareholders, cause the Company to:

(a)

issue, allot and dispose of Shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions or conditions as they may from time to time determine, whether pursuant to any equity incentive plan or otherwise;

(b)

grant rights over Shares or other securities to be issued in one or more classes or series as they deem necessary or appropriate, and determine the designations, powers, preferences, privileges and other rights attaching to such Shares or securities, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers, preferences, privileges and rights associated with the then issued and outstanding Shares, at such times and on such other terms as they think proper; and

(c)	grant options with respect to Shares, and issue warrants or similar instruments with respect thereto.

6.

The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or by an Ordinary Resolution.

7.

The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 15, the Directors may issue from time to time, out of the authorised share capital of the Company (other than the authorised but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Shareholders; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

(a)	the designation of such series, the number of preferred shares to constitute such series and the subscription price (if different from the par value) thereof;

(b)	whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

(c)

the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other Class or any other series of shares;

(d)	whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

(e)

whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Shareholders upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other Class or any other series of shares;

(f)

whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes, and the terms and provisions relative to the operation thereof;

(g)

whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other Class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

(h)

the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other Class of shares or any other series of preferred shares;

(i)

the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other Class of shares or any other series of preferred shares; and

(j)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

8.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

9.

Except as required by law, no Person shall be recognised by the Company as holding any Share as a nominee, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder, but the Company may in accordance with the Act issue fractions of Shares.

10.

Subject to these Articles, the Shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, grant options over, or otherwise dispose of them to such Persons, on such terms and conditions, and at such times as they think fit, but so that no Share shall be issued at a discount, except in accordance with the provisions of the Act.

CLASS A ORDINARY SHARES, CLASS B ORDINARY SHARES AND CLASS C ORDINARY SHARES

11.

Subject to Article 15, holders of Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Shareholders. Notwithstanding anything to the contrary in these Articles, each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, each Class B Ordinary Share shall entitle the holder thereof to twelve (12) votes on all matters subject to vote at general meetings of the Company, and each Class C Ordinary Share shall entitle the holder thereof to two (2) votes on all matters subject to vote at general meetings of the Company.

12.	Without prejudicing any other provision in these Articles:

(a)	no Class B Ordinary Share may be issued to any Person (other than the Founder or a Founder Affiliate) under any circumstances; and

(b)	no Class C Ordinary Share may be issued to any Person (other than the SBCVC Shareholder, New Epoch, or a New Horizon Shareholder) under any circumstances.

13.

(a)

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. Each Class C Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share or Class C Ordinary Share delivering a written notice to the Company that such Shareholder elects to convert a specified number of Class B Ordinary Shares or Class C Ordinary Shares into Class A Ordinary Shares.

(b)

In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares or Class C Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class C Ordinary Shares, nor shall Class C Ordinary Shares be convertible into Class B Ordinary Shares.

(c)

Any number of Class B Ordinary Shares or Class C Ordinary Shares, as the case may be, held by a holder thereof will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any direct or indirect sale, transfer, assignment or disposition of such number of Class B Ordinary Shares and/or Class C Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares and/or Class C Ordinary Shares to any Person that is not the Founder or a Founder Affiliate; provided, however, that no such automatic conversion shall occur in connection with any Permitted Transfer; provided further that any Class B Ordinary Shares or Class C Ordinary Shares transferred pursuant to a Permitted Transfer or otherwise transferred in a manner that does not trigger automatic conversion under this Article, shall remain shares of the same class and shall continue to carry the voting rights attached to such class immediately prior to such transfer.

(d)

Upon the occurrence of any direct or indirect sale, transfer, assignment, conversion (including conversion into Class A Ordinary Shares pursuant to these Articles) or disposition of such number of Class C Ordinary Shares, other than pursuant to a Permitted Transfer, which results in the SBCVC Shareholder having legal title to or beneficial ownership (having the meaning set forth in Rule 13d-3 of the Exchange Act) of less than seven percent (7%) of the total issued and outstanding Shares of the Company at such time, each remaining Class C Ordinary Share held by the SBCVC Shareholder will be automatically and immediately converted into an equal number of Class A Ordinary Shares.

(e)

Upon the occurrence of any direct or indirect sale, transfer, assignment, conversion (including conversion into Class A Ordinary Shares pursuant to these Articles) or disposition of such number of Class C Ordinary Shares, other than pursuant to a Permitted Transfer, which results in New Epoch having legal title to or beneficial ownership (having the meaning set forth in Rule 13d-3 of the Exchange Act) of less than 42% of the number of Class C Ordinary Shares held by New Epoch as of the Business Combination Closing, each remaining Class C Ordinary Share held by New Epoch will be automatically and immediately converted into an equal number of Class A Ordinary Shares.

(f)

Upon the occurrence of any direct or indirect sale, transfer, assignment, conversion (including conversion into Class A Ordinary Shares pursuant to these Articles) or disposition of such number of Class C Ordinary Shares, other than pursuant to a Permitted Transfer, which results in the New Horizon Shareholders having legal title to or beneficial ownership (having the meaning set forth in Rule 13d-3 of the Exchange Act) of less than 42% of the number of Class C Ordinary Shares collectively held by the New Horizon Shareholders as of the Business Combination Closing, each remaining Class C Ordinary Share held by each of the New Horizon Shareholders will be automatically and immediately converted into an equal number of Class A Ordinary Shares.

(g)

Upon the occurrence of any Disqualifying Event, each Class C Ordinary Share held by a Shareholder thereof will be automatically and immediately converted into an equal number of Class A Ordinary Shares. The SBCVC Shareholder, New Epoch, and each of the New Horizon Shareholders shall immediately notify the Company of the occurrence of any Disqualifying Event.

(h)

Any conversion of Class B Ordinary Shares or Class C Ordinary Shares (as the case may be) into Class A Ordinary Shares pursuant to these Articles shall be effected by means of the redemption of such Class B Ordinary Shares or Class C Ordinary Shares (as the case may be) in exchange for the issue of an equal number of fully paid Class A Ordinary Shares, or, if so determined by the Directors, in any other manner permitted by law, including the re-designation of each such relevant Class B Ordinary Share or Class C Ordinary Share (as the case may be) as a Class A Ordinary Share.

(i)	Such conversion shall become effective:

(i)

in the case of any conversion effected pursuant to Article 13(a), forthwith upon the receipt by the Company of the written notice delivered to the Company as described in Article 13(a) (or at such later date as may be specified in such notice) and upon entries being made in the Register of Members to record the redemption, issuance and/or re-designation (as the case may be) of the relevant Shares,

(ii)

in the case of any automatic conversion effected pursuant to Article 13(c), Article 13(d), Article 13(e) or Article 13(f), forthwith upon occurrence of the event specified in that Article which triggers such automatic conversion and upon entries being made in the Register of Members to record the redemption, issuance and/or re-designation (as the case may be) of the relevant Shares, and the Company shall make the appropriate entries in the Register of Members to record the redemption, issuance and/or re-designation (as the case may be) of the relevant Shares.

14.

Save and except for voting rights and conversion rights as set out in Articles 11 to 13 (inclusive) and Article 61, the Class A Ordinary Shares, the Class B Ordinary Shares and the Class C Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

MODIFICATION OF RIGHTS

15.

Whenever the capital of the Company is divided into different Classes, the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class, only be materially adversely varied with the consent in writing of the holders of the majority of the issued and outstanding Shares of that Class or with the sanction of an Ordinary Resolution passed at a separate meeting of the holders of the Shares of that Class. To every such separate meeting, all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall apply mutatis mutandis, except that:

(a)

the necessary quorum shall be one or more Persons holding or representing by proxy at least one-third (1/3) in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not Present, those Shareholders who are Present shall form a quorum);

(b)

subject to the weighted voting powers provided for in Article 11 and any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall have one vote for each Share of the Class held by such Shareholder;

(c)

for the purposes of this Article, the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes.

16.

The rights attached to or otherwise conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them, or the redemption or purchase of any Shares of any Class by the Company. The rights attached to or otherwise conferred upon the holders of the Shares of any Class shall not be deemed to be materially adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

TREASURY SHARES

17.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be immediately cancelled.

18.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

19.	The Company shall be entered in the Register of Members as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

20.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

LIEN

21.

The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a lien on all Shares (other than fully paid-up Shares) standing registered in the name of a single Person for all moneys presently payable by such Person or such Person’s estate to the Company. The Company’s lien, if any, on a Share shall extend to all dividends payable thereon.

22.

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of such holder’s death or bankruptcy.

23.

For giving effect to any such sale, the Directors may authorise a Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and such purchaser shall not be bound to see to the application of the purchase money, nor shall such purchaser’s title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

24.

The proceeds of the sale after deduction of expenses, fees and commissions incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALLS ON SHARES

25.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, provided that no call shall be payable earlier than one month from the last call; and each Shareholder shall (subject to receiving at least fourteen (14) days’ notice specifying the time or times of payment) pay to the Company, at the time or times so specified, the amount called on such Shareholder’s Shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

26.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

27.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of six (6) percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

28.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

29.	The Directors may make arrangements on the issue of Shares for a difference between the holders in the amount of calls to be paid and in the times of payment.

30.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by such Shareholder; and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of the Company in general meeting six percent) as may be agreed upon between the Shareholder paying the sum in advance and the Directors. No such sum paid in advance of calls shall entitle the Shareholder paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

31.

If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on such Shareholder requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

32.

The notice shall name a further day (not earlier than the expiration of fourteen (14) days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the Shares in respect of which the call was made will be liable to be forfeited.

33.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

34.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

35.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by such Shareholder to the Company in respect of the Shares, but such Shareholder’s liability shall cease if and when the Company receives payment in full of the amount due on the Shares.

36.

A declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the Share. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and such Person shall thereupon be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall such Person’s title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

37.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had been made payable by virtue of a call duly made and notified.

TRANSFER AND TRANSMISSION OF SHARES

38.

Subject to these Articles and the Designated Stock Exchange Rules or any Applicable Law, any Shareholder may transfer all or any Shares by an instrument of transfer in a usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the Directors and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time.

39.

The instrument of transfer of any Share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the Share until the name of the transferee is entered in the Register of Members in respect thereof.

40.

Subject to the Designated Stock Exchange Rules on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the Directors may, in their absolute discretion and without assigning any reason therefor, decline to register any transfer of Shares to a Person of whom they do not approve. For the avoidance of doubt, the Directors may decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the Designated Stock Exchange Rules on which the Shares may be listed; or (ii) applicable law or regulation at such times and for such periods as the Directors may from time to time determine.

(a)

The Directors may decline to recognise any instrument of transfer unless (x) a fee not exceeding one dollar is paid to the Company in respect thereof, and (y) the instrument of transfer is accompanied by the certificate of the Shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

(b)

If the Directors refuse to register a transfer of Shares, they shall within one (1) month after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

41.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In case of a Share registered in the names of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Persons recognised by the Company as having any title to the Share.

42.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered in the name of such Person, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

43.

A Person becoming entitled to a Share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which such Person would be entitled if such Person were the registered holder of the Share, except that such Person shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

44.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into new Shares of such amount, as the resolution shall prescribe.

45.

Subject to any direction to the contrary that may be given by the Company in general meeting, all new Shares shall be at the disposal of the Directors in accordance with Article 5 and this Article. Notwithstanding anything to the contrary in these Articles, the Directors shall, without approval of the Shareholders, issue Founder Incentive Shares to the Founder pursuant to the terms and conditions set forth in the Business Combination Agreement. Capitalised terms used and not otherwise defined in this Article 45 shall have the respective meanings ascribed to them in the Business Combination Agreement.

46.	The new Shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

47.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	sub-divide its existing Shares, or any of them, into Shares of a smaller amount than is fixed by the Memorandum of Association, subject nevertheless to the provisions of section 13 of the Act; and

(c)	cancel any Shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person.

GENERAL MEETINGS

48.

The Company may (but shall not be obliged to, unless required by the Designated Stock Exchange Rules) in each calendar year hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place (which in the case of a Virtual Meeting, includes a virtual place) as may be determined by the Directors.

(a)	At these meetings, the report of the Directors (if any) shall be presented.

(b)

General meetings other than annual general meetings shall be called extraordinary general meetings, and the Directors may call or authorise the calling of an extraordinary general meeting whenever they think fit.

(c)

The Directors may make Communication Facilities available for a specific general meeting or all general meetings of the Company so that the Shareholders and other participants may attend and participate at such general meetings by means of such Communication Facilities.

(d)	Without limiting the generality of the foregoing, the Directors may determine that any general meeting may be held as a Virtual Meeting.

REQUISITION OF GENERAL MEETINGS

49.

If at any time there are not sufficient Directors capable of acting to form a quorum, any Director or any one or more Shareholders holding in the aggregate not less than one-tenth (1/10) of all votes attaching to all issued and outstanding Shares of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

(a)

The Directors shall, upon the requisition in writing of one or more Shareholders holding in the aggregate not less than one-tenth of all votes attaching to all issued and outstanding Shares of the Company as at the date of the requisition carries the right of voting at general meetings, convene an extraordinary general meeting. Any such requisition shall express the object of the meeting proposed to be called, and shall be left at the Registered Office of the Company.

(b)

If the Directors do not proceed to convene a general meeting within twenty-one (21) days from the date of such requisition being left as aforesaid, the requisitionists or any or either of them or any other Shareholder or Shareholders holding in the aggregate not less than one-tenth of the total share capital of the Company as at the date of the requisition carries the right of voting at general meetings, may convene an extraordinary general meeting to be held at the Registered Office of the Company or at some convenient place at such time, subject to these Articles as to notice, as the Persons convening the meeting fix.

50.

Seven (7) days’ notice at the least (exclusive of the day on which the notice is served or deemed to be served, but inclusive of the day for which the notice is given) specifying the place (which in the case of a Virtual Meeting, includes a virtual place), the day and the hour of meeting and, in the case of special business, the general nature of that business shall be given in manner hereinafter provided, or in such other manner (if any) as may be prescribed by the Company in general meetings, to such Persons as are entitled to vote or may otherwise be entitled under these Articles to receive such notices from the Company; but with the consent of all the Shareholders entitled to receive notice of some particular meeting, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

(a)

The notice of any general meeting (including a postponed or reconvened meeting held pursuant to Article 50(d) or 50(e)) at which Communication Facilities will be utilised (including any Virtual Meeting) shall specify the Communication Facilities that will be utilised, including the procedures to be followed by any Shareholder or other participant of the general meeting who wishes to utilise such Communication Facilities for the purpose of attending, participating and voting at such meeting.

(b)

The accidental omission to give any such notice to, or the non-receipt of any such notice by, any Person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

(c)

In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any Person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

(d)

If, after the notice of a general meeting has been sent but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Board, in its absolute discretion, considers that it is impractical or unreasonable for any reason to hold a general meeting on the date or at the time and place (whether physical or virtual) specified in the notice calling such meeting, it may change or postpone the meeting to another date, time and place (whether physical or virtual) in accordance with Article 50(d).

(e)

The Board shall also have the power to provide in every notice calling a general meeting that, in the event a gale warning or a black rainstorm warning (or the equivalent in the location of the relevant meeting) is in force at any time on the day of the general meeting (unless such warning has been cancelled at least a minimum period of time prior to the general meeting as the Board may specify in the relevant notice), the meeting shall be postponed without further notice to be reconvened on a later date in accordance with Article 50(d).

(f)	Where a general meeting is postponed in accordance with Article 50(d) or Article 50(e):

(i)

the Company shall endeavour to cause a notice of such postponement, which shall set out the reason for the postponement, to be placed on the Company’s website as soon as practicable, provided that failure to place or publish such notice shall not affect the automatic postponement of a general meeting pursuant to Article 50(d) or 50(e);

(ii)

the Board shall fix the date, time and place (whether physical or virtual) for the reconvened meeting and at least seven clear days’ notice shall be given for the reconvened meeting in the manner specified in Article 124, and such notice shall specify the date, time and place (which, in the case of a Virtual Meeting, includes a virtual place) at which the postponed meeting will be reconvened, and the date and time by which proxies shall be submitted in order to be valid at such reconvened meeting (provided that any proxy submitted for the original meeting shall continue to be valid for the reconvened meeting unless revoked or replaced by a new proxy); and

(g)

only the business set out in the notice of the original meeting shall be transacted at the reconvened meeting, and notice given for the reconvened meeting does not need to specify the business to be transacted at the reconvened meeting, nor shall any accompanying documents be required to be recirculated. Where any new business is to be transacted at such reconvened meeting, the Company shall give a fresh notice for such reconvened meeting in accordance with Article 50.

51.

All business shall be deemed special that is transacted at an extraordinary general meeting, and all that is transacted at an annual general meeting shall be deemed special, with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, the report of the Directors and Auditors, the election of Directors and other Officers in the place of those retiring (if any) and the appointment and fixing of remuneration of Auditors.

52.

No business shall be transacted at any general meeting unless a quorum of Shareholders is Present at the time that the meeting proceeds to business; save as herein otherwise provided, one or more Shareholders holding in the aggregate not less than one-third (1/3) of all votes attaching to all issued and outstanding Shares of the Company Present in person or by proxy and entitled to vote shall be a quorum.

53.

If within half an hour from the time appointed for the meeting a quorum is not Present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not Present within half an hour from the time appointed for the meeting, the Shareholders Present shall be a quorum.

54.

The Chairperson, if any, shall preside as Chair at every general meeting of the Company. The Chairperson shall be entitled to attend and participate at such general meeting by means of Communication Facilities, and to act as the Chairperson, in which event:

(a)	the Chairperson shall be deemed to be Present at the meeting; and

(b)

if the Communication Facilities are interrupted or fail for any reason to enable the Chairperson to hear and be heard by all other Persons attending and participating at the meeting then the Directors Present at the meeting shall choose another Director Present to act as Chairperson of the meeting for the remainder of the meeting; provided that if (i) no other Director is Present at the meeting, or (ii) all the Directors Present decline to take the Chair, the meeting shall be automatically adjourned to the same day in the next week and at such time and place (whether physical or virtual) as shall be decided by the Directors.

55.

If there is no such Chairperson, or if at any meeting such Chairperson is not Present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as Chair for the meeting, the Shareholders Present shall choose one of their number to be Chair for the meeting.

56.

The Chair of the meeting may with the consent of any meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place (whether physical or virtual), but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for ten (10) days or more, notice of the adjourned meeting, specifying the place (which in the case of a Virtual Meeting, includes a virtual place), the day and the hour of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

57.	At any general meeting, a resolution put to the vote of the meeting shall be decided by a poll.

58.

A poll shall be taken in such manner (including the use of ballot or voting papers or tickets, or by electronic voting) as the Chair of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

59.	In the case of an equality of votes on a poll, the Chair of the meeting shall not be entitled to a second or casting vote.

60.	A poll on the election of a Chair of the meeting or on a question of adjournment shall be taken forthwith. A poll on any other question shall be taken at such time as the Chair of the meeting directs.

VOTES OF SHAREHOLDERS

61.

Subject to any rights and restrictions for the time being attached to any Share, every Shareholder Present in person or by proxy shall have one (1) vote for each Class A Ordinary Share, twelve (12) votes for each Class B Ordinary Share, and two (2) votes for each Class C Ordinary Share, in each case of which such Shareholder is the holder.

62.

In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

63.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

64.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

65.

On a poll, votes may be given either personally or by proxy, provided that any appointment of a proxy shall not be valid or effective if such appointment would have the effect of directly or indirectly transferring or assigning the voting power attached to a Class C Ordinary Share.

66.

The instrument appointing a proxy shall be in writing and signed by the appointor or its duly authorised attorney or, if the appointor is a corporation, either under seal or by the signature of an officer of the corporation or attorney duly authorised. A proxy need not be a Shareholder.

67.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

68.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place or in such other manner (including by electronic means) as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

69.

All resolutions of the Shareholders shall be passed at a general meeting of the Company duly convened and held in accordance with these Articles, and resolutions of Shareholders in writing in lieu of a general meeting shall not be permitted.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETING

70.

Any corporation which is a Shareholder may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder.

DIRECTORS

71.	Unless otherwise determined by the Company at a general meeting, the maximum number of Directors shall be nine (9).

72.	No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

73.	The terms of the Directors shall be as follows:

(a)

The Directors shall be divided into three classes: Class I, Class II and Class III. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of these Articles, the existing Directors shall by resolution classify themselves as Class I, Class II or Class III Directors.

(b)

The Class I Directors shall stand appointed for a term expiring at the Company’s first annual general meeting, the Class II Directors shall stand appointed for a term expiring at the Company’s second annual general meeting and the Class III Directors shall stand appointed for a term expiring at the Company’s third annual general meeting.

(c)

Commencing at the Company’s first annual general meeting, and at each annual general meeting thereafter, Directors appointed to replace those Directors whose terms expire shall be appointed for a term of office to expire at the third succeeding annual general meeting after their appointment.

74.	The Directors shall be elected or appointed in accordance with this Article 74:

(a)	Notwithstanding anything to the contrary in these Articles:

(i)

so long as the SBCVC Shareholder has legal title to or beneficial ownership (having the meaning set forth in Rule 13d-3 of the Exchange Act) of no less than seven percent (7%) of the total issued and outstanding Shares of the Company, and no Disqualifying Event has occurred in relation to the SBCVC Shareholder, the SBCVC Shareholder shall be entitled, but not obligated, to appoint one (1) Director (who shall be a Class I Director) and remove and replace any Director so appointed;

(ii)

so long as New Epoch have legal title to or beneficial ownership (having the meaning set forth in Rule 13d-3 of the Exchange Act) of no less than 42% of the number of Class C Ordinary Shares held by New Epoch as of the Business Combination Closing, and no Disqualifying Event has occurred in relation to New Epoch, New Epoch shall be entitled, but not obligated, to appoint one (1) Director (who shall be a Class I Director) and remove and replace any Director so appointed;

(iii)	the Sponsor shall be entitled, but not obligated, to appoint one (1) Director (who shall be a Class I Director) and remove and replace any Director so appointed;

(iv)

the Founder shall be entitled, but not obligated, to appoint three (3) Directors (one of whom shall be a Class II Director and the other two shall be Class III Directors) and remove and replace any Director so appointed; and

(v)

the Board shall consist of up to three (3) Independent Directors; so long as the New Horizon Shareholders collectively have legal title to or beneficial ownership (having the meaning set forth in Rule 13d-3 of the Exchange Act) of no less than 42% of the number of Class C Ordinary Shares collectively held by the New Horizon Shareholders as of the Business Combination Closing, and no Disqualifying Event has occurred in relation to any of the New Horizon Shareholders, New Horizon I Holding Company Limited shall be entitled to recommend one (1) candidate for Independent Director (who shall be a Class II Director) by notifying the Board in writing, and the Board shall nominate such Person as an independent director to be elected or reelected, in each case of appointment, replacement or removal, to be effected by depositing a notification of appointment or removal at the registered office of the Company. For the avoidance of doubt, each Director appointed pursuant to Article 74(a) shall be specified as a Class I, Class II, or Class III Director, respectively, and the terms of office of such Directors shall be subject to Article 73 and shall not automatically renew.

(b)	Subject to Article 74(a), the Company may by Ordinary Resolution appoint any natural person to be a Director.

(c)

Subject to these Articles and Applicable Law, the Directors may, by the affirmative vote of a simple majority of the remaining Directors present and voting at a meeting of the board of directors, appoint any natural person as a Director to fill a casual vacancy or as an addition to the existing Board.

75.	Subject to these Articles, a Director shall hold office until such time as they are removed from office by Ordinary Resolution.

76.	The remuneration of the Directors may be determined by the Directors or by Special Resolution.

77.	There shall be no shareholding qualification for Directors unless determined otherwise by Special Resolution.

78.

All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. Except as the Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, subject to the maximum number imposed by these Articles, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from death, resignation or removal of Directors, may be appointed and filled by the vote or written resolution of a majority of the Directors then in office or by the sole remaining Director. Any Director so appointed shall hold office only until the next following general meeting of the Company and shall then be eligible for election at that meeting.

79.

For so long as the Shares are listed on a Designated Stock Exchange, the Directors shall include at least such number of Independent Directors as applicable law, rules or regulations or the Designated Stock Exchange Rules require as determined by the Directors.

ALTERNATE DIRECTOR

80.

Any Director may in writing appoint another Director or another natural person who is an employee of the Company to be such Director’s alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

81.

Subject to the Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

82.

The Directors may from time to time appoint any person, whether or not a Director, to hold such office in the Company as the Directors may think necessary for the administration of the Company, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any person so appointed by the Directors may be removed by the Directors. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases to be a Director.

83.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors.

84.

The Directors may, from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise, appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

85.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in Articles 86, 87 and 88 shall not limit the general powers conferred by this Article.

86.

The Directors from time to time and at any time may establish any committees, sub-committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person. Any such committee or sub-committee shall be made up of such number of Independent Directors as required from time to time by the Designated Stock Exchange Rules or otherwise required by applicable law.

87.

The Directors from time to time and at any time may delegate to any such committee, sub-committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the

Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit, and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

88.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

89.

The Directors may exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

90.	The Directors shall have the authority to present a winding up petition on behalf of the Company without the sanction of a resolution passed by the Company in general meeting.

91.

The Directors may, from time to time, and except as required by applicable law or the Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company, which shall be intended to set forth the guiding principles and policies of the Company and the Directors on various corporate governance related matters as the Directors shall determine by resolution from time to time.

DISQUALIFICATION AND CHANGES OF DIRECTORS

92.	The office of a Director shall be vacated:

(a)	if he becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally;

(b)

if an order is made by any competent court or official on the grounds that he is or may be suffering from mental disorder or is otherwise incapable of managing his affairs, and the Board resolves that his office be vacated;

(c)

if without leave, he is absent from meetings of the Board (unless an alternate Director appointed by him attends in his place) for a continuous period of 12 months, and the Board resolves that his office be vacated;

(d)	if he resigns his office by notice in writing to the Company at its registered office or its principal office;

(e)

if he shall be removed from office by notice in writing served upon him signed by not less than three-fourths (3/4) in number (or, if that is not a round number, the nearest lower round number) of the Directors (including himself) then in office;

(f)	if he is removed from office pursuant to any other provision of these Articles; or

(g)	if he ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment.

PROCEEDINGS OF DIRECTORS

93.

The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes cast in respect of the matter and, for these purposes, if a Director abstains from voting on a matter, such abstention shall not be counted as a vote. In case of an equality of votes, the Chair shall not have a second or casting vote.

94.

A Director or an alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time, summon a meeting of Directors by at least five (5) days’ notice in writing to every Director and alternate Director, which notice shall set forth the general nature of the business to be considered; provided however that notice may be waived by all the Directors (or their alternates) either at, before or after the meeting is held; provided further that notice or waiver thereof may be given by telex, telefax or email.

95.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

96.

The quorum necessary for the transaction of the business of the Board shall be a majority of the Directors holding office at the relevant time. A Director represented by an alternate Director at any meeting shall be deemed to be Present for the purposes of determining whether or not a quorum is Present.

97.

A Director who is in any way, whether directly or indirectly, interested in a contract or transaction, or proposed contract or transaction, with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract or transaction so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or transaction shall come before the meeting for consideration.

98.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum Present at any meeting of the Directors whereat such Director or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

99.

Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

100.	The Directors shall cause minutes to be made for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors Present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

101.

The minutes of each meeting of the Directors shall be signed by the chair of such meeting and either the secretary of such meeting or one (1) other Director Present at such meeting, and when the minutes of such meeting have been so signed, the meeting shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together in person or that there may have been a technical defect in the proceedings.

102.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer if his appointer is for the time being not available or unable to act), except such as are temporarily unable to act through ill health or disability shall (provided that such number is sufficient to constitute a quorum, and further provided that a copy of such resolution has been given or the content thereof communicated to all the Directors for the time being to receive notice of the meeting in the manner required to be given by these Articles), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

103.

The continuing Directors may act notwithstanding any vacancy in their body, but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

104.

The Directors may elect and appoint a Chair by a majority of the Directors then in office. The period for which the Chair will hold office will also be determined by a majority of all of the Directors then in office. The Chair shall preside as Chair at every meeting of the Board. If the Chair is not elected, or if at any meeting the Chair is not Present within fifteen (15) minutes after the time appointed for holding the meeting, the Directors Present may choose one of their number to be Chair of the meeting.

105.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a Chair of its meetings. If no such Chair is elected, or if at any meeting the Chair is not Present within fifteen minutes after the time appointed for holding the meeting, the committee members Present may choose one of their number to be Chair of that meeting.

106.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members Present and, for these purposes, if a committee member abstains from voting on a matter, such abstention shall not be counted as a vote. In the case of an equality of votes the Chair of the meeting shall not have a second or casting vote.

107.

All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

SEALS AND DEEDS

108.

(a)

If the Directors determine that the Company shall have a Seal, the Directors shall provide for the safe custody of the common Seal and the common Seal of the Company shall not be affixed to any instrument except by the authority of a resolution of the Directors, and in the presence of a Director or of the Secretary or of such other person as the Directors may appoint for the purpose; and that Director or the Secretary or other person as aforesaid shall sign every instrument to which the common Seal of the Company is so affixed in his presence. Notwithstanding the provisions hereof, annual returns and notices filed under the Act may be executed either as a deed in accordance with the Act or by the common Seal being affixed thereto, in either case without the authority of a resolution of the Directors, by one Director or the Secretary.

(b)

The Company may maintain a facsimile of any common Seal in such countries or places as the Directors shall appoint, and such facsimile Seal shall not be affixed to any instrument except by the authority of the Directors and in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal of the Company is so affixed in such person’s or persons’ presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the common Seal had been affixed in the presence of and the instrument signed by a Director or the Secretary or such other person as the Directors may appoint for the purpose.

(c)

In accordance with the Act, the Company may execute any deed or other instrument which would otherwise be required to be executed under Seal by the signature of such deed or instrument as a deed by a Director or by the Secretary of the Company or by such other person as the Directors may appoint or by any other person or attorney on behalf of the Company appointed by a deed or other instrument executed as a deed by a Director or the Secretary or such other person as aforesaid.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

109.

Subject to any rights and restrictions for the time being attached to any Shares and the provisions of these Articles, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

110.

Subject to any rights and restrictions for the time being attached to any Shares and the provisions of these Articles, the Directors may resolve to pay dividends and other distributions on Shares in issue and authorise payment of the dividends or other distributions out of the funds of the Company lawfully available therefor. A dividend shall be deemed to be an interim dividend unless the terms of the resolution pursuant to which the directors resolve to pay such dividend specifically state that such dividend shall be a final dividend.

111.	No dividend or other distribution shall be paid otherwise than out of the realised or unrealised profits of the Company, the share premium account or as otherwise permitted by law.

112.

Subject to the rights of Persons, if any, entitled to Shares with special rights as to dividends, all dividends on any class of Shares not fully paid shall be declared and paid according to the amounts paid on the Shares of that class, but if and so long as nothing is paid-up on any of the Shares in the Company, dividends may be declared and paid according to the number of Shares. No amount paid on a Share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the Share.

113.

The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for meeting contingencies, or for equalising dividends, or for any other purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

114.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

115.

Any distribution payable in cash in respect of Shares may be paid by electronic funds transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent.

116.

The Directors may declare that any dividend is paid wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholders upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

117.

No dividend shall bear interest against the Company. All unclaimed dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. Any dividend unclaimed by a Shareholder six (6) years after the dividend payment date shall revert to the Company.

CAPITALISATION OF PROFITS

118.	In respect of Articles 118(a) and 118(b), the Company may, upon the recommendation of the Directors, by Ordinary Resolution authorise the Directors, resolve:

(a)

to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; and

(b)

to appropriate such sums to Shareholders in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.

In such event, the Directors shall do all acts and things required to give effect to such capitalisation, with full power to the Directors to make such provision as they think fit for the case of Shares becoming distributable in fractions (including provision whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any Person to enter on behalf of all the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto, and any agreement made under such authority shall be effective and binding on all concerned. Capitalised terms used and not otherwise defined in this Article 118 shall have the respective meanings ascribed to them in the Business Combination Agreement.

ACCOUNTS

119.

The books of account relating to the Company’s affairs shall be kept in accordance with the Act and otherwise in such manner as may be determined from time to time by the Company by Ordinary Resolution or, failing such determination, by the Directors of the Company.

120.

Subject to the requirements of applicable law and the Designated Stock Exchange Rules, the accounts relating to the Company’s affairs shall only be audited and such Auditors may be appointed if the Directors so determine and/or if required by any applicable law, rule, regulation or regulatory authority, in which case the accounting principles will be determined from time to time by the Company by Ordinary Resolution or failing such determination by the Directors.

FINANCIAL YEAR

121.	The financial year of the Company shall end on 31 December of each calendar year or such other date as the Directors may determine.

WINDING UP

122.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Act, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as such liquidator deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any Shares or other securities whereon there is any liability.

123.

If the Company shall be wound up and the assets available for distribution amongst the Shareholders as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up, on the Shares held by them respectively. And if in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Shareholders in proportion to the capital paid up at the commencement of the winding up on the Shares held by them respectively. This Article is to be without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

NOTICES

124.

(a)

A notice may be given by the Company to any Shareholder either personally or by sending it by post, telex, telefax or by email or electronic means by transmitting it to any electronic number, or address or to such Shareholder’s registered address, or (if he has no registered address) to the address, if any, supplied by such Shareholder to the Company for the giving of notices to such Shareholder.

(b)

A notice may be served by advertisement in appropriate newspapers in accordance with the requirements of the Designated Stock Exchange, or, to the extent permitted by the applicable laws, by placing in the Company’s website and giving to the Shareholders a notice stating that the notice or other document is available there. The notice of availability may be given to the Shareholders by any of the means set out above. A notice placed on the Company’s website is deemed given by the Company to the Shareholder on the day following that on which a notice of availability is deemed served on the Shareholder.

(c)

Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, prepaying, and posting a letter containing the notice (by airmail if available) and to have been effected at the expiration of three (3) days after it was posted.

(d)

Where a notice is sent by telex, telefax or email, service of the notice shall be deemed to be effected by properly addressing and sending such notice through the appropriate transmitting medium and to have been effected on the day the same is sent.

125.

If a Shareholder has no registered address and has not supplied to the Company an address for the giving of notice to such Shareholder, a notice addressed to such Shareholder and advertised in a newspaper circulating in the Cayman Islands shall be deemed to be duly given to such Shareholder at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

126.	A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Register of Members in respect of the Share.

127.

A notice may be given by the Company to the Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the Persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

128.	Notice of every general meeting shall be given in some manner hereinbefore authorised to:

(a)	every Shareholder entitled to vote, except those Shareholders entitled to vote who have not supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who, but for such Shareholder’s death or bankruptcy would be entitled to receive notice of the meeting.

No other Persons shall be entitled to receive notices of general meetings.

RECORD DATE

129.

The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to vote at a meeting of the Shareholders and, for the purpose of determining the Shareholders entitled to receive payment of any dividend, the Directors may, at or within ninety (90) days prior to the date of the declaration of such dividend, fix a subsequent date as the record date for such determination.

AMENDMENT OF MEMORANDUM AND ARTICLES

130.

Subject to and insofar as permitted by the provisions of the Act and these Articles, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part; provided however that no such amendment shall affect the rights attaching to any class of Shares without the consent or sanction provided for in Article 15.

OFFICES OF THE COMPANY

131.

The Registered Office of the Company shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Directors may from time to time determine.

INDEMNITY

132.

Every Director and Officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall, in the absence of wilful neglect or default, be indemnified by the Company against, and it shall be the duty of the Directors out of the funds and other assets of the Company to pay, all costs, losses, damages and expenses, including travelling expenses, which any such Director, Officer or trustee may incur or become liable in respect of by reason of any contract entered into, or act or thing done by such Person as such Director, Officer or trustee or in any way in or about the execution of such Person’s duties and the amount for which such indemnity is provided shall immediately attach as a lien on the property of the Company and have priority as between the Shareholders over all other claims. No such Director, Officer or trustee shall be liable or answerable for the acts, receipts, neglects or defaults of any other Director, Officer or trustee or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of any security in or upon which any of the monies of the Company shall be invested or for any loss of any of the moneys of the Company which shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any Person with whom any monies, securities or effects shall be deposited, or for any other loss, damage or misfortune whatsoever which shall happen in or about the execution of the duties of such Person’s respective office or trust or in relation thereto unless the same happen through such Person’s own wilful neglect or default.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

133.	Subject to the Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholders on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

134.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

135.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

136.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

DISCLOSURE

137.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office provider of the Company), shall be entitled to disclose to any third party any information regarding the affairs of the Company including, without limitation, information contained in the Register of Members and books of the Company if:

(a)	the Company or that Person, as the case may be, is lawfully required to do so under the laws of any jurisdiction to which the Company is subject;

(b)	such disclosure is in compliance with the Designated Stock Exchange Rules;

(c)	such disclosure is in accordance with any contract entered into by the Company; or

(d)	the Directors are of the opinion such disclosure would assist or facilitate the Company’s operations.

MERGERS AND CONSOLIDATIONS

138.

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Act) upon such terms as the Directors may determine and (to the extent required by the Act) with the approval of a Special Resolution.

EXCLUSIVE FORUM

139.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by relevant law, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

140.

Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction to hear, settle and/or determine any dispute, controversy or claim (including any non-contractual dispute, controversy or claim) whether arising out of or in connection with these Articles or otherwise, including any questions regarding their existence, validity, formation or termination. For the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, Officer or other employee of the Company to the Company or the Company’s Shareholders, (iii) any action or petition asserting a claim arising pursuant to any provision of the Act or these Articles including but not limited to any purchase or acquisition of Shares, securities or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company concerning its internal affairs. This Article shall not apply to claims or causes of action brought to enforce a duty or liability created by the United States Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any other claim based on securities laws for which claim the federal district courts of the United States have exclusive jurisdiction.

141.

Any Person or entity purchasing or otherwise acquiring any Share or other securities in the Company, or purchasing or otherwise acquiring depositary shares representing the Company’s shares issued pursuant to relevant deposit agreements, whether such acquisition be by transfer, sale, operation of law or otherwise, shall be deemed to have notice of, irrevocably agreed and consented to the provisions of this Article and Articles 139 and 140 above. Without prejudice to the foregoing, if any part of this Article and Articles 139 and 140 are held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of these Articles shall not be affected nor be impaired and this Article, Article 139 and/or Article 140 shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion as may be necessary so as best to give effect to the intention of the Company.

ANNEX C

FORM OF FIRST PLAN OF MERGER

This plan of merger (the “Plan of Merger”) is made on [    ] between Translational Development Acquisition Corp. (the “Surviving Company”) and PLG Merger Sub 1 (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Companies Act (As Revised) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part 16 of the Statute.

Whereas the directors of the Merging Company and the directors of the Surviving Company deem it desirable and in the commercial interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Agreement and Plan of Merger dated May 27, 2026 and made between, amongst others, the Surviving Company and the Merging Company (the “Merger Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3

The registered office of the Surviving Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4

Immediately prior to the Effective Time (as defined below), the share capital of the Surviving Company will be [US$11,100 divided into 100,000,000 Class A ordinary shares of a par value of US$0.0001 each, 10,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each] each and the Surviving Company will have [17,250,000] Class A ordinary shares, [4,657,500] Class B ordinary shares and [nil] preference shares in issue.

5

Immediately prior to the Effective Time (as defined below), the share capital of the Merging Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have one ordinary share in issue.

6	At the Effective Time, the authorised share capital of the Surviving Company will be [US$11,100 divided into 111,000,000 ordinary shares of a par value of US$0.0001 each].

7

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Time”).

8	The terms and conditions of the Merger are such that, at the Effective Time:

8.1

each TDAC Class A Ordinary Share that is issued and outstanding (other than the TDAC Dissenting Shares) shall be cancelled in exchange for the right to receive one (1) Company Class A Ordinary Share (the aggregate number of Company Class A Ordinary Shares thus issued to all holders of TDAC Class A Ordinary Shares (other than the holders of the TDAC Dissenting Shares) in connection with the Merger is referred to herein as the “Company Exchange Shares”). All TDAC Class A Ordinary

Shares (other than the TDAC Dissenting Shares) shall no longer be issued and outstanding and shall be cancelled and cease to exist, and each holder of TDAC Class A Ordinary Shares (other than the TDAC Dissenting Shares) shall thereafter cease to have any rights with respect thereto, except for the right to receive the consideration set forth in Section 3.06(a)(i) of the Merger Agreement;

8.2

each TDAC Dissenting Share issued and outstanding shall be cancelled and cease to exist in accordance with Section 4.03 of the Merger Agreement and shall carry no right other than the right to receive the applicable payment as set forth in Section 4.03 of the Merger Agreement;

8.3

[each] TDAC Warrant that is outstanding and unexercised shall thereupon be converted into and become the right to receive a Company Warrant, which shall be on the same terms and conditions as the applicable TDAC Warrant; and

8.4

each ordinary share of Merger Sub 1, par value US$1.00 per share, issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable ordinary share, par value US$0.0001 per share, of the First Merger Surviving Company. Such ordinary share(s) of the First Merger Surviving Company shall constitute the only issued and outstanding share capital of the First Merger Surviving Company upon the First Merger Effective Time.

9

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.

10

At the Effective Time, the authorised share capital of the Surviving Company shall be varied by [the re-designation of all the authorised issued and unissued TDAC Class A Ordinary Shares, TDAC Class B Ordinary Shares and TDAC Preference Shares as ordinary shares of US$0.0001 each] (the “Re-designation”), such that immediately following the Re-designation, the authorised share capital of the Surviving Company shall be [US$11,100 divided into 111,000,000 ordinary shares of a par value of US$0.0001 each].

11

The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto at the Effective Time, and the authorised share capital of the Surviving Company shall be as set out therein.

12	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

13	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

15	The names and addresses of each director of the surviving company (as defined in the Statute) are:

15.1	Szu-Nan Yang of No. 6-1, Ziqiang 7th Rd., Zhongli Dist., Taoyuan City, 320023, Taiwan;

16	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Statute.

17	This Plan of Merger has been authorised by the shareholders of the Surviving Company and the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute.

18	At any time prior to the Effective Time, this Plan of Merger may be:

18.1	terminated by the board of directors of either the Surviving Company or the Merging Company;

18.2	amended by the board of directors of both the Surviving Company and the Merging Company to:

(a)	change the Effective Time provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

19	This Plan of Merger may be executed in counterparts.

20	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

Translational Development Acquisition Corp. )

SIGNED by	)

Duly authorised for	)

and on behalf of	)	Director

PLG Merger Sub 1	)

ANNEX D

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 20 DECEMBER 2024 AND EFFECTIVE ON 20 DECEMBER 2024)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 20 DECEMBER 2024 AND EFFECTIVE ON 20 DECEMBER 2024, AND AMENDED BY SPECIAL RESOLUTION DATED 17 JUNE 2026)

1	The name of the Company is Translational Development Acquisition Corp.

2

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5

The share capital of the Company is US$11,100 divided into 100,000,000 Class A ordinary shares of a par value of US$0.0001 each, 10,000,000 Class B ordinary shares of a par value of US$0.0001 each and 1,000,000 preference shares of a par value of US$0.0001 each.

6

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7

Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

TRANSLATIONAL DEVELOPMENT ACQUISITION CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED 20 DECEMBER 2024 AND EFFECTIVE ON 20 DECEMBER 2024)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

“Articles”	means these amended and restated articles of association of the Company.

“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).

“Business Combination”	means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the securities of the Company are listed on The NASDAQ Global Market, must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

“Class A Share”	means a Class A ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Class B Share”	means a Class B ordinary share of a par value of US$0.0001 in the share capital of the Company.

“Company”	means the above named company.

“Company’s Website”	means the website of the Company and/or its web-address or domain name (if any).

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Designated Stock Exchange”	means any United States national securities exchange on which the securities of the Company are listed for trading, including The NASDAQ Global Market.

“Deadline Date”	has the meaning ascribed to it at Article 49.7.

“Directors”	means the directors for the time being of the Company.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.

“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Founders”	means all Members immediately prior to the consummation of the IPO.

“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.

“IPO”	means the Company’s initial public offering of securities.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the amended and restated memorandum of association of the Company.

“Nominating Committee”	means the nominating committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

“Officer”	means a person appointed to hold an office in the Company.

“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15% of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.

“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.

“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.

“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Representative”	means a representative of the Underwriters.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.

“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.

“Special Resolution”	subject to Articles 29.4 and 47.2, has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means TDAC Partners, LLC, a Delaware limited liability company, and its successors or assigns.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Trust Account”	means the trust account established by the Company upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of securities simultaneously with the closing date of the IPO or otherwise, will be deposited.

“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)

the term “and/or” is used to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)	headings are inserted for reference only and shall be ignored in construing the Articles;

(j)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)

any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(l)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(m)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)	the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2

The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3

The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine. The securities comprising any such units which are issued pursuant to the IPO can only be traded separately from one another on the 52nd day following the date of the prospectus relating to the IPO unless the Representative(s) determines that an earlier date is acceptable, subject to the Company having filed a current report on Form 8-K with the Securities and Exchange Commission and a press release announcing when such separate trading will begin. Prior to such date, the units can be traded, but the securities comprising such units cannot be traded separately from one another.

3.4	The Company shall not issue Shares to bearer.

4	Register of Members

4.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5	Closing Register of Members or Fixing Record Date

5.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6	Certificates for Shares

6.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The

Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4

Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5

Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7	Transfer of Shares

7.1

Subject to the terms of the Articles, any Member may transfer all or any of their Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options, warrants or units issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such right, option, warrant or unit.

7.2

The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8	Redemption, Repurchase and Surrender of Shares

8.1

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company, by Ordinary Resolution, may determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)	Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)

Class B Shares held by the Sponsor shall be surrendered by the Sponsor for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the Sponsor will own 20% of the Company’s issued Shares after the IPO (exclusive of any securities purchased in a private placement simultaneously with the IPO); and

(c)	Public Shares shall be repurchased by way of tender offer in the circumstances set out in the Business Combination Article hereof.

8.2

Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.

8.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4	The Directors may accept the surrender for no consideration of any fully paid Share.

9	Treasury Shares

9.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10	Variation of Rights of Shares

10.1

Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two-thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied:

(a)	by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights;

(b)

where the constitutional documents of the Company are amended or new constitutional documents of the Company are adopted, in each case, as a result of the Company registering by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands; or

(c)	by the conversion of any Class B Shares pursuant to the Class B Ordinary Share Conversion Article.

11	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

12	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

13	Lien on Shares

13.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or their estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within 14 clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3

To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or their nominee shall be registered as the holder of the Shares comprised in any such transfer, and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14	Call on Shares

14.1

Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4

If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by that Member, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15	Forfeiture of Shares

15.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than 14 clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4

A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by that person to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but that person’s liability shall cease if and when the Company shall have received payment in full of all monies due and payable by them in respect of those Shares.

15.5

A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6

The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16	Transmission of Shares

16.1

If a Member dies, the survivor or survivors (where they were a joint holder), or their legal personal representatives (where they were a sole holder), shall be the only persons recognised by the Company as having any title to the deceased Member’s Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which the Member was a joint or sole holder.

16.2

Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by that person to the Company, either to become the holder of such Share or to have some person nominated by them registered as the holder of such Share. If they elect to have another person registered as the holder of such Share they shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution, as the case may be.

16.3

A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which they would be entitled if they were the holder of such Share. However, they shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered or to have some person nominated by them registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before their death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within 90 days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17	Class B Ordinary Share Conversion

17.1

The rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article and the Appointment and Removal of Directors Article hereof) with the exception that the holder of a Class B Share shall have the conversion rights referred to in this Article.

17.2	Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”):

(a)	at any time and from time to time at the option of the holders thereof; or

(b)	in connection with the consummation of a Business Combination.

17.3

Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and in connection with the consummation of a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares in connection with the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20% of the sum of all Class A Shares and Class B Shares in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination, excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor or its Affiliates upon conversion of working capital loans made to the Company.

17.4

Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5

The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6

Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7

References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8	Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18	Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3

Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution and Articles 29.4 and 47.2, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3

The Directors, the chief executive officer or the chairperson of the board of Directors may call general meetings, and, for the avoidance of doubt, Members shall not have the ability to call general meetings.

21	Notice of General Meetings

21.1

At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote at the meeting; and

(b)

in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than 95% in par value of the Shares giving that right.

21.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22	Proceedings at General Meetings

22.1

No business shall be transacted at any general meeting unless a quorum is present. The holders of one-third of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2

A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3

A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairperson of a general meeting of the Company or, if the Directors do not make any such appointment, the chairperson, if any, of the board of Directors shall preside as chairperson at such general meeting. If there is no such chairperson, or if the person shall not be present within 15 minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

22.6

If no Director is willing to act as chairperson or if no Director is present within 15 minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairperson of the meeting.

22.7

The chairperson may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8

When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9

If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10

When a general meeting is postponed for 30 days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11	A resolution put to the vote of the meeting shall be decided on a poll.

22.12	A poll shall be taken as the chairperson directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13

A poll demanded on the election of a chairperson or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairperson of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14	In the case of an equality of votes the chairperson shall be entitled to a second or casting vote.

23	Votes of Members

23.1

Subject to any rights or restrictions attached to any Shares, including as set out at Articles 29.4 and 47.2, every Member present in any such manner shall have one vote for every Share of which they are the holder.

23.2

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by their committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4

No person shall be entitled to vote at any general meeting unless they are registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

23.5

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairperson whose decision shall be final and conclusive.

23.6

Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7

A Member holding more than one Share need not cast the votes in respect of their Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing the proxy, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which they are appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which they are appointed.

24	Proxies

24.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of their attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3

The chairperson may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairperson, shall be invalid.

24.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25 Corporate Members

25.1

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as the corporation could exercise if it were an individual Member.

25.2

If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

27	Directors

There shall be a board of Directors consisting of not less than one person provided however that the Directors may increase or reduce the limits in the number of Directors.

28	Powers of Directors

28.1

Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to their surviving spouse, civil partner or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29	Appointment and Removal of Directors

29.1

The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director, provided that prior to the consummation of a Business Combination and for so long as there are Class B Shares in issue, only the holders of the Class B Shares shall be entitled to vote on any such Ordinary Resolution. For the avoidance of doubt, prior to the consummation of a Business Combination, if there are any Class B Shares in issue holders of Class A Shares shall have no right to vote on the appointment or removal of any Director.

29.2

The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

29.3	After the consummation of a Business Combination, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.4

Each Director shall serve for a two-year term, unless such Director is removed or otherwise vacates their office as a Director prior to the expiry of such term in accordance with the Articles, provided that if a replacement Director is not appointed on or before the expiry of the term of a Director, such Director shall continue in office until a replacement Director is appointed.

29.5

Prior to the consummation of a Business Combination, Article 29.1 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

30	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that they resign the office of Director; or

(b)

the Director is absent (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31	Proceedings of Directors

31.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors then in office.

31.2

Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairperson shall have a second or casting vote.

31.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairperson is located at the start of the meeting.

31.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

31.5

A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7

The Directors may elect a chairperson of their board and determine the period for which they are to hold office; but if no such chairperson is elected, or if at any meeting the chairperson is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairperson of the meeting.

31.8

All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9

A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by that Director. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless their dissent shall be entered in the minutes of the meeting or unless they shall file their written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

33	Directors’ Interests

33.1

A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2

A Director may act on their own or by, through or on behalf of their firm in a professional capacity for the Company and they or their firm shall be entitled to remuneration for professional services as if they were not a Director.

33.3

A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by them as a director or officer of, or from their interest in, such other company.

33.4

No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which they are interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by them at or prior to its consideration and any vote thereon.

33.5

A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

35	Delegation of Directors’ Powers

35.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3

The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law). For so long as any class of Shares is listed on the Designated Stock Exchange, the Audit Committee, the Compensation Committee and the Nominating Committee shall be made up of such number of Independent Directors as is required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

35.4

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5

The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in them.

35.6

The Directors may appoint such Officers, including a Chairman, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the Directors, as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of their appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate their office at any time if they give notice in writing to the Company that they resign their office.

36	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

37	Remuneration of Directors

37.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond that Director’s ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to their remuneration as a Director.

38	Seal

38.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3

A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39	Dividends, Distributions and Reserve

39.1

Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

39.2

Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by the Member to the Company on account of calls or otherwise.

39.4

The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5

Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6

The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7

Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8	No Dividend or other distribution shall bear interest against the Company.

39.9

Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

39.10

Prior to the Deadline Date, the Directors may not resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor.

39.11	Other than with respect to payments or distributions from the Trust Account, no Dividends or other distributions shall be payable on the Class A Shares.

40	Capitalisation

The

Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

41	Books of Account

41.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42	Audit

42.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2

Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

42.3

If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4	The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5

If the office of Auditor becomes vacant by resignation or death of the Auditor, or by their becoming incapable of acting by reason of illness or other disability at a time when their services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

42.8

Any payment made to members of the Audit Committee (if one exists) shall require the review and approval of the Directors, with any Director interested in such payment abstaining from such review and approval.

42.9

At least one member of the Audit Committee shall be an “audit committee financial expert” as determined by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. The “audit committee financial expert” shall have such past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication.

43	Notices

43.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, fax or email to such Member or to such Member’s address as shown in the Register of Members (or where the notice is given by email by sending it to the email address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2 Where a notice is sent by:

(a)

courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)

post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)	fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)

email or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient; and

(e)	placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3

A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4

Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves because they are a legal personal representative or a trustee in bankruptcy of a Member where the Member but for their death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

44	Winding Up

44.1

If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)

if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)

if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2

If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45	Indemnity and Insurance

45.1

Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

47	Transfer by Way of Continuation

47.1

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

47.2	Prior to the closing of a Business Combination:

(a)

only the Class B Shares shall carry the right to vote on any resolution of the shareholders to approve any transfer by way of continuation pursuant to this Article (including any Special Resolution required to amend the constitutional documents of the Company or to adopt new constitutional documents of the Company, in each case, as a result of the Company approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands); and

(b)

this Article 47.2 may only be amended by a Special Resolution passed by at least 90 per cent of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

48	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

49	Business Combination

49.1

Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2	Prior to the consummation of a Business Combination, the Company shall either:

(a)	submit such Business Combination to its Members for approval; or

(b)

provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.

49.3

If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds a general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4

At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 immediately prior to, or upon such consummation of, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.

49.5

Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “Business Combination Redemption”), provided that no such Member acting together with any Affiliate of their or any other person with whom they are acting in concert or as a partnership, limited partnership, syndicate, or other group (including, for the avoidance of doubt, a “group” (as defined under Section 13 of the Exchange Act) for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether they are voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation. The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).

49.6

A Member may not withdraw a Redemption Notice once submitted to the Company unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). The Directors (in their sole discretion) shall determine the timing of such Business Combination Redemption of Public Shares in order to facilitate the consummation and/or closing of a Business Combination.

49.7

The Company has until 24 June 2026 (the “Deadline Date”) to consummate a Business Combination, provided however that if the board of directors of the Company anticipates that the Company may not be able to consummate a Business Combination by 24 June 2026, the Company may, by resolution of Directors, at the request of the Sponsor, extend the period of time to consummate a Business Combination up to twelve (12) times, each by an additional one (1) month, for a total of up to twelve (12) months from the Deadline Date to complete a Business Combination), subject to the Sponsor depositing additional funds into the Trust Account upon five (5) days’ advance notice prior to the applicable deadline as set out in the Trust Agreement and referred to in the Company’s Registration Statement on Form 8-A as filed with the Securities and Exchange Commission. In the event that the Company does not consummate a Business Combination by the Deadline Date (or twelve (12) months after the Deadline Date (subject in the latter case to valid extensions having been made in each case) or such later time as the Members of the Company may approve in accordance with these Articles, the Company shall:

(a)	cease all operations except for the purpose of winding up;

(b)

as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish public Members’ rights as Members (including the right to receive further liquidation distributions, if any); and

(c)

as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve, subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law. If the Company shall wind up for any other reason prior to the consummation of a Business Combination, the Company shall, as promptly as reasonably possible but not more than ten business days thereafter, follow the foregoing procedures set out in this Article with respect to the liquidation of the Trust Account, subject to its obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of Applicable Law.

49.8	In the event that any amendment is made to these Articles:

(a)	that would modify the substance or timing of the Company’s obligation to provide holders of Public Shares the right to:

(i)	have their shares redeemed or repurchased in connection with a Business Combination pursuant to Articles 49.2(b) or 49.5; or

(ii)

redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination by the Deadline Date (or twelve (12) months after the Deadline Date pursuant to Article 49.7 (subject in the latter case to valid extensions having been made in each case); or

(b)

with respect to any other provision relating to the rights of holders of Public Shares, each holder of Public Shares who is not a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares upon the approval of any such amendment (an Amendment Redemption) at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account not previously released to the Company to pay income taxes, if any, divided by the number of Public Shares then in issue.

49.9

A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of a Business Combination Redemption, an Amendment Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10

After the issue of Public Shares (including pursuant to the Over-Allotment Option), and prior to the consummation of a Business Combination, the directors shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with the Public Shares:

(i)	on a Business Combination or on any other proposal presented to Members prior to or in connection with the completion of a Business Combination; or

(ii)	to approve an amendment to these Articles to:

(A)

extend the time the Company has to consummate a Business Combination beyond the Deadline Date or twelve (12) months after the Deadline Date pursuant to Article 49.7 (subject in the latter case to valid extensions having been made in each case); or

(B)

amend the foregoing provisions of these Articles, unless (in connection with any such amendment), each holder of Public Shares who is not a Founder, Officer or Director shall be provided with the opportunity to redeem their Public Shares in accordance with these Articles.

49.11	The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)	any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)	any Director or Officer and any Affiliate of such Director or Officer.

49.12

A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13

As long as the securities of the Company are listed on The NASDAQ Global Market, the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the Company’s signing a definitive agreement in connection with a Business Combination. A Business Combination must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

49.14

The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to consummate a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions on the type of target business the Company is seeking to acquire that is a member of the United States Financial Industry Regulatory Authority or an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50	Business Opportunities

50.1

To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2

Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

51	Exclusive Jurisdiction and Forum

51.1

Unless the Company consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in the Company, including but not limited to:

(a)	any derivative action or proceeding brought on behalf of the Company;

(b)	any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of the Company to the Company or the Members;

(c)	any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or

(d)	any action asserting a claim against the Company governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).

51.2	Each Member irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes.

51.3

Without prejudice to any other rights or remedies that the Company may have, each Member acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly the Company shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

51.4

This Article 51 shall not apply to any action or suits brought to enforce any liability or duty created by the United States Securities Act of 1933, as amended, the Exchange Act, or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States, the sole and exclusive forum for determination of such a claim.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.

ProLogium’s Articles that will be in effect upon completion of the Business Combination provide for indemnification of our officers and directors, including for any liability incurred in their capacities as such, except through their willful default or neglect. In connection with the Closing, ProLogium intends to enter into indemnification agreements with each post-Closing director and executive officer of ProLogium.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1#	Agreement and Plan of Merger, dated as of May 27, 2026, by and among Prologium Holding Inc., Translational Development Acquisition Corp., PLG Merger Sub 1, and PLG Merger Sub 2 (included as Annex A to the proxy statement/prospectus).

2.2	Form of Plan of Merger (included as Annex C to the proxy statement/prospectus).

3.1*	Tenth Amended and Restated Memorandum and Articles of Association of Prologium Holding Inc., as currently in effect.

3.2	Form of Eleventh Amended and Restated Memorandum and Articles of Association of Prologium Holding Inc. (included as Annex B to the proxy statement/prospectus).

3.3	Amended and Restated Memorandum and Articles of Association of Translational Development Acquisition Corp. (incorporated by reference to Exhibit 3.1 to TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on December 27, 2024, as amended by TDAC’s Form 8-K filed with the SEC on June 17, 2026) (included as Annex D to the proxy statement/prospectus).

4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to TDAC’s Form S-1/A (File No.: 333-282763), filed with the SEC on November 20, 2024).

4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to TDAC’s Form S-1/A (File No.: 333-282763), filed with the SEC on November 20, 2024).

4.3	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to TDAC’s Form S-1/A (File No.: 333-282763), filed with the SEC on November 20, 2024).

4.4	Warrant Agreement, dated December 23, 2024, by and between Translational Development Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on December 27, 2024).

4.5**	Specimen Class A Ordinary Share Certificate of Prologium Holding Inc.

4.6**	Specimen Warrant Certificate of Prologium Holding Inc.

Exhibit Number	Description

4.7**	Form of Assignment, Assumption and Amendment Agreement by and among Translational Development Acquisition Corp., Prologium Holding Inc. and Continental Stock Transfer & Trust Company.

4.8	Registration Rights Agreement, dated December 23, 2024, by and among Translational Development Acquisition Corp. and certain security holders (incorporated by reference to Exhibit 10.2 to TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on December 27, 2024).

4.9#	Form of Registration Rights Agreement by and between, among others, Prologium Holding Inc. and TDAC Partners LLC (incorporated by reference to Exhibit 10.4 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on May 27, 2026).

5.1**	Opinion of Maples and Calder (Hong Kong) LLP as to the validity of the ordinary shares of Prologium Holding Inc. to be issued.

5.2**	Opinion of Sullivan & Cromwell (Hong Kong) LLP as to the validity of the warrants of Prologium Holding Inc. to be issued.

8.1**	Opinion of Venable LLP regarding certain material U.S. federal income tax matters.

8.2**	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1).

10.1	Promissory Note, executed on May 25, 2022, issued by TDAC to Stone Capital Partners LLC (incorporated by reference to Exhibit 10.1 of TDAC’s Form S-1 (File No.: 333-267122), filed with the SEC on August 26, 2022).

10.2	Sponsor Letter Agreement, dated as of May 27, 2026, by and among Prologium Holding Inc., Translational Development Acquisition Corp. and TDAC Partners LLC (incorporated by reference to Exhibit 10.1 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on May 27, 2026).

10.3#	Form of ProLogium Shareholder Voting Agreement (incorporated by reference to Exhibit 10.2 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on May 27, 2026).

10.4#	Form of ProLogium Lock-Up Agreement (incorporated by reference to Exhibit 10.3 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on May 27, 2026).

10.5*#	Eighth Amended and Restated Shareholders Agreement, dated February 20, 2023, by and among Prologium Holding Inc., ordinary shareholders of Prologium Holding Inc. and certain investors.

10.6*†#	Commercial Lease in Future State of Completion, dated March 26, 2025, by and between Prologium Innovation Europe SAS, as tenant and Hoggar-Terre De Feu, as landlord.

10.7*†#	Lease Agreement, dated February 1, 2024, by and between Prologium Technology, Co., Ltd., as tenant and Zhou Hui Co., Ltd., as landlord.

10.8*†#	Lease Agreement, dated February 1, 2024, by and between Prologium Technology, Co., Ltd., as tenant and Yu Lin Co., Ltd., as landlord.

10.9*†#	Lease Agreement, dated March 15, 2023, by and between Prologium Technology, Co., Ltd., as tenant and Mu Tian Asset Management Consulting Co., Ltd., as landlord (English Translation).

10.10*†#	Lease Agreement, dated July 1, 2023, by and between Prologium Technology, Co., Ltd., as tenant and Mu Tian Asset Management Consulting Co., Ltd., as landlord (English Translation).

10.11*†#	Lease Agreement, dated January 1, 2026, by and between Prologium Technology, Co., Ltd., as tenant and Mu Tian Asset Management Consulting Co., Ltd., as landlord (English Translation).

10.12*†#	Lease Agreement, dated February 11, 2020, by and between Prologium Technology, Co., Ltd., as tenant and Hong Da Development Enterprise Co., Ltd., as landlord.

Exhibit Number	Description

10.13*#	ProLogium ESOP Plan (2026) (English Translation).

10.14*†#	Subsidy Contract, dated June 21, 2024, by and between Prologium Technology Europe SAS and Bpifrance (English Translation).

10.15*†#	First Amendment to Subsidy Contract, dated June 21, 2024, by and between Prologium Technology Europe SAS and Bpifrance (English Translation).

10.16*†#	Protocol of Agreement for Entry into Construction Lease, dated August 30, 2023, by and between Prologium Technology Europe SAS and Grand Port Maritime De Dunkerque (English Translation).

10.17*†#	First Amendment to Protocol of Agreement for Entry into Construction Lease, dated August 8, 2025, by and between Prologium Technology Europe SAS and Grand Port Maritime De Dunkerque (English Translation).

10.18	Amended and Restated Promissory Note, executed on July 10, 2024, issued by the TDAC to Stone Capital Partners LLC (incorporated by reference to Exhibit 10.2 of TDAC’s Form S-1 (File No.: 333-282763), filed with the SEC on October 22, 2024).

10.19	Second Amended and Restated Promissory Note, executed on August 9, 2024, issued by the TDAC to Stone Capital Partners LLC (incorporated by reference to Exhibit 10.3 of TDAC’s Form S-1 (File No.: 333-282763), filed with the SEC on October 22, 2024).

10.20	Letter Agreement, dated December 23, 2024, by and among the Company, its officers and directors and the Sponsor (incorporated by reference to Exhibit 10.5 to TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on December 27, 2024).

10.21	Investment Management Trust Agreement, dated December 23, 2024, by and between the Company and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on December 27, 2024).

10.22	Registration Rights Agreement, dated December 23, 2024, by and among the Company and certain security holders (incorporated by reference to Exhibit 10.2 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on December 27, 2024).

10.23	Securities Subscription Agreement, dated May 25, 2022, between the TDAC and Stone Capital Partners LLC (incorporated by reference to Exhibit 10.5 of TDAC’s Form S-1 (File No.: 333-267122), filed with the SEC on August 26, 2022).

10.24	Private Placement Warrants Purchase Agreement, dated December 23, 2024, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.3 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on December 27, 2024).

10.25	Private Placement Warrants Purchase Agreement, dated December 23, 2024, by and between the Company and the Underwriter (incorporated by reference to Exhibit 10.4 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on December 27, 2024).

10.26	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1/A (File No.: 333-282763), filed with the SEC on November 20, 2024).

10.27	Administrative Services Agreement, dated December 23, 2024, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.6 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on December 27, 2024).

10.28	Amendment No. 1 to Securities Subscription Agreement, dated August 29, 2024, between the TDAC and Stone Capital Partners LLC (incorporated by reference to Exhibit 10.13 of TDAC’s Form S-1 (File No.: 333-282763), filed with the SEC on October 22, 2024).

Exhibit Number	Description

10.29	Assignment and Novation Agreement dated October 15, 2024, among the TDAC, Stone Capital Partners LLC and TDAC Partners LLC (incorporated by reference to Exhibit 10.14 of TDAC’s Form S-1 (File No.: 333-282763), filed with the SEC on October 22, 2024).

10.30	Novated Securities Subscription Agreement, dated October 15, 2024, between the TDAC and TDAC Partners LLC (incorporated by reference to Exhibit 10.15 of TDAC’s Form S-1 (File No.: 333- 282763), filed with the SEC on October 22, 2024).

10.31	Promissory Note, executed on August 8, 2025, issued by Translational Development Acquisition Corp. to TDAC Partners LLC (incorporated by reference to Exhibit 10.1 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on August 14, 2025).

10.32	Amendment to Investment Management Trust Agreement, dated as of June 17, 2026, by and between Translational Development Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.1 of TDAC’s Form 8-K (File No.: 001-42451), filed with the SEC on June 18, 2026).

10.33	Subscription Agreement, dated as of July 27, 2026, by and among TDAC, ProLogium and the subscriber party thereto. (incorporated by reference to Exhibit 10.1 of TDAC’s Form 8-K filed with the SEC on July 27, 2026).

21.1*	List of Subsidiaries of Prologium Holding Inc.

23.1	Consent of Marcum Asia CPAs LLP, an independent registered public accounting firm for Prologium Holding Inc.

23.2	Consent of WithumSmith+Brown, PC, an independent registered public accounting firm for Translational Development Acquisition Corp.

23.3**	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1).

23.4**	Consent of Sullivan & Cromwell (Hong Kong) LLP (included in Exhibit 5.2).

23.5**	Consent of Venable LLP (included in Exhibit 8.1).

24.1*	Power of Attorney (included on signature page to this Registration Statement).

99.1**	Form of Proxy Card for Extraordinary General Meeting.

99.2*	Consent of Michael B. Hoffman to be named as a director nominee.

99.3*	Consent of Dirk Jacobus Coetzee to be named as a director nominee.

99.4*	Consent of Chia-Chen Lin to be named as a director nominee.

107*	Filing Fee Table.

*	Previously filed on Form F-4, dated July 1, 2026.
**	To be filed by amendment.
#

In accordance with Item 601(a)(5) of Regulation S-K certain schedules and exhibits have not been filed. The Registrant hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

†

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

•	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

•

to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus shall contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, shall be filed as a part of an amendment to the registration statement and shall not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taoyuan City, Taiwan on August 11, 2026.

Prologium Holding Inc.

By:	/s/ Szu-Nan Yang
	Name:	Szu-Nan Yang
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Szu-Nan (Vincent) Yang	Director and Chief Executive Officer (Principal Executive Officer)	August 11, 2026
Szu-Nan (Vincent) Yang

*	Principal Financial Officer	August 11, 2026
Pan-Yun (Ben) Lee

*	Principal Accounting Officer	August 11, 2026
Feng-Kwei (Joey) Yan

*	Director	August 11, 2026
Alan Anlan Song

*	Director	August 11, 2026
Antony Michael Sheriff

*	Director	August 11, 2026
Chauncey Shey

*	Director	August 11, 2026
Daniel Navarro-Ríos

*	Director	August 11, 2026
Grzegorz Krzysztof Ombach

*	Director	August 11, 2026
Roger Cameron Kennedy

*	Director	August 11, 2026
Leo Tong Chen

*	Director	August 11, 2026
Yuting Ge

*	Director	August 11, 2026
Zhonghuai Hu

* By:	/s/ Szu-Nan (Vincent) Yang
Name: Szu-Nan (Vincent) Yang Title: Attorney-in-Fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Prologium Holding Inc., has signed this registration statement or amendment thereto in the City of New York, State of New York, on August 11, 2026.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
On behalf of Cogency Global Inc.
	Name:	Colleen A. De Vries
	Title:	Senior Vice President